As filed with the United States Securities and Exchange Commission on February 7, 2024.

Registration No. 333-______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

Form F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

____________________________

Helport AI Limited
(Exact name of registrant as specified in its charter)

____________________________

British Virgin Islands	7372	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

c/o Cong Shi

9 Temasek Boulevard #07-00, Suntec Tower Two,

Singapore 038989

+82336584

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Helport AI, Inc

3366 N Torrey Pines Dr Suite 220,

La Jolla, CA 92037

858-925-3271

(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer Li LLC 950 3rd Ave 19th floor New York NY 10022 (212) 530-2206

____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pubco (as defined below) may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,

DATED FEBRUARY 7, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF

TRISTAR ACQUISITION I CORP.

AND

PROSPECTUS FOR ORDINARY SHARES,

WARRANTS, AND

SHARES UNDERLYING WARRANTS

OF

HELPORT AI LIMITED.

The board of directors of Tristar Acquisition I Corp. (“Tristar”), a Cayman Islands exempted company (“Tristar”), has unanimously approved that certain Business Combination Agreement, dated as of November 12, 2023 (as amended by the First Amendment to the Business Combination Agreement, dated December 18, 2023, and as may be further amended, the “Business Combination Agreement”), with  Helport AI Limited, a British Virgin Islands business company (“Pubco”), Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), Helport Limited, a British Virgin Islands business company (“Helport” or the “Company”), Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time for the shareholders of Tristar (other than the Company Shareholders as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (“Purchaser Representative”) and Extra Technology Limited, a British Virgin Islands business company, in the capacity as the representative from and after the Effective Time for the Company Shareholders as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (“Seller Representative”). Unless otherwise defined herein, the capitalized terms used below are defined in the Business Combination Agreement.

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, one (1) business day prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) (the date and time at which the Closing is actually held being the “Closing Date”), (a) the First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Company being converted into the right to receive securities of Pubco; and (b) one (1) business day following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or the “Business Combination”).  all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the BVI Business Companies Act (the “BVI Act”) and the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”).

Aggregate Merger Consideration

Under the Business Combination Agreement, as amended, the Aggregate Merger Consideration Amount to be paid to the shareholders of the Company is $335,000,000, subject to net debt and working capital adjustments, and will be paid entirely in newly issued ordinary shares of Pubco, with each share valued at the Per Share Price.

On the Closing Day and immediately prior to the effective time of the First Merger (the “First Merger Effective Time”), each of the preferred shares of the Company (the “Company Preferred Shares”), if any, that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of ordinary shares of the Company (“Company Ordinary Shares”) at the then effective conversion rate (the “Conversion”). As a result of the Mergers, (a) each ordinary share of the Company that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall be cancelled and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio; (b) each of the convertible securities of the Company, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled, retired and terminated; (c) each ordinary share of Tristar that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco ordinary share; and (d) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant or one Pubco Private Warrant, respectively.

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It is anticipated that upon completion of the Business Combination, the Tristar public shareholders would own an interest of approximately 22.75% in Pubco, the Sponsor will own an interest of approximately 12.33% of Pubco, and shareholders of Helport Ltd (the “Helport shareholders”) will own an interest of approximately 64.92% of Pubco, assuming none of the Tristar shareholders exercise their redemption rights in connection with the Meeting (as defined below). If the actual facts are different from the assumptions set forth above (which they are likely to be), the percentage ownership set forth above will be different.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of Tristar scheduled to be held on [   ], 2024 (the “Meeting”).

Tristar Units, Public Shares and Public Warrants are currently listed on The New York Stock Exchange under the symbols “TRIS.U,” “TRIS,” and “TRIS.W,” respectively. Tristar’s units commenced separately trading on The New York Stock Exchange on December 2, 2021. Pubco intends to apply for listing, to be effective at the time of the Business Combination, of the Pubco Ordinary Shares as well as the Pubco Warrants issued in exchange for Tristar’s Ordinary and Public Warrants on The Nasdaq Global Market under the symbols “HPAI” and “HPAIW” respectively. Pubco will not have units traded following consummation of the Business Combination.

Each of Tristar and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. Tristar encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page [  ] of this proxy statement/prospectus.

Pubco is, and will be after the consummation of the Business Combination, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about Tristar. See “Risk Factors — As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

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In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the British Virgin Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such British Virgin Islands home country practices may afford less protection to holders of Pubco Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities — Comparison of Corporate Governance and Shareholder Rights.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [   ], 2024, and is first being mailed to Tristar security holders on or about [   ], 2024.

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TRISTAR ACQUISITION I CORP.

2 Burlington Woods Drive

Suite 100

Burlington, MA 01803

(781) 640-4446

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON [  ], 2024

TO THE SHAREHOLDERS OF TRISTAR:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Meeting”) of Tristar Acquisition I Corp, a Cayman Islands exempted company (“Tristar”), will be held at [            a.m.] Eastern Time, on [       ], 2024, at the office of [        ]. You can participate in the Meeting and vote your shares electronically via live webcast by visiting [______________] with the password of [       ] and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and Tristar encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, which will be held for the purposes of considering and voting upon, and if thought fit, passing and approving the following resolutions:

(1)

as an Ordinary Resolution, that the business combination agreement, dated as of November 12, 2023 (as amended by the First Amendment to the Business Combination Agreement, dated December 18, 2023, and as may be further amended, the “Business Combination Agreement”), by and among Tristar, Helport AI Limited, a British Virgin Islands business company (“Pubco”), Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), Helport Limited, a British Virgin Islands business company (“Helport” or the “Company”), Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time for the shareholders of Purchaser (other than the Company Shareholders as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (“Purchaser Representative”) and Extra Technology Limited, a British Virgin Islands business company, in the capacity as the representative from and after the Effective Time for the Company Shareholders as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement (“Seller Representative”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A and a copy of the First Amendment to the Business Combination Agreement is attached as Annex A-1, and the transactions contemplated therein, including the business combination whereby, one (1) business day prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of the Company being converted into the right to receive securities of Pubco; and (b) one (1) business day following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the BVI Act and the Cayman Companies Act, be and is hereby approved and authorized in all respects. We refer to this proposal as the “Business Combination Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal”;

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(2)

as a Special Resolution, that the Second Merger and the Cayman Plan of Merger in relation to the Second Merger in substantially the form attached to the accompanying proxy statement/prospectus as Annex C, and any and all transactions provided for in the Cayman Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Tristar’s memorandum and articles of association by deletion in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association of Tristar (as the Surviving Entity) in the form attached as Annexure 2 to the Cayman Plan of Merger (the “Surviving Entity Articles”) and (b) the authorized share capital of Tristar shall be amended as follows: (i) every 10,000 Tristar Class A Ordinary Shares shall be consolidated into one Tristar Class A Ordinary Shares of US$1.00 each and be redesignated as Ordinary Shares of US$1.00 of the Surviving Entity, (ii) all authorized but unissued Tristar Class B Ordinary Shares, Tristar Preference Shares and 40,000 authorized but unissued Ordinary Shares of US$1.00 be cancelled, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each, with such rights, privileges and conditions as set out in the Surviving Entity Articles, be approved and authorized in all respects. We refer to this proposal as the “Merger Proposal”) which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal”;

(3)

as a Special Resolution, assuming the Business Combination Proposal is approved, the adoption by Pubco of Pubco’s amended and restated memorandum and articles of association (the “Proposed Pubco Memorandum and Articles”), the form of which is attached to the accompanying proxy statement/prospectus as Annex B, be approved to take effect immediately prior to the consummation of the Business Combination. We refer to this proposal as the “Memorandum and Articles Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Memorandum and Articles Proposal”

(4)

separate and apart from the vote on the Memorandum and Articles Proposal, as an Ordinary Resolution, on an advisory and non-binding basis, that the five separate proposals with respect to certain governance provisions in the Proposed Pubco Memorandum and Articles to be adopted by Pubco be approved and authorized in all respects. We refer to these proposals as the “Organizational Documents Advisory Proposals,” which are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Advisory Proposals”;

(5)

as an Ordinary Resolution, that the adoption by Pubco of the Pubco 2024 Equity Incentive Plan (the “Incentive Plan”) be approved and authorized in all respects. We refer to this proposal as the “Equity Incentive Plan Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Equity Incentive Plan Proposal”;

(6)

as an Ordinary Resolution, that, five (5) directors be elected to serve terms on Pubco’s board of directors effective at the Effective Time until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal”;

(7)

as an Ordinary Resolution, that, for the purposes of complying with the applicable listing rules of NYSE, the issuance by Pubco of more than 20% of Pubco’s issued and outstanding ordinary shares to shareholders of Helport in connection with the Business Combination, which issuance may result in any investor acquiring such shares owning more than an aggregate of 20% of Pubco’s outstanding ordinary shares, or more than 20% of the voting power of Pubco, which could constitute a “change of control” under NYSE rules be approved and authorized in all respects. We refer to this proposal as the “NYSE Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The NYSE Proposal”; and

(8)

as an Ordinary Resolution that, the Meeting be adjourned to a later date or dates, if necessary or desirable, at the determination of the Tristar Board. We refer to this proposal as the “Adjournment Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

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These foregoing items of business (the “Proposals”) are described in the accompanying proxy statement/prospectus, which Tristar encourages you to read in its entirety before voting. Only holders of record of Tristar Ordinary Shares at the close of business on [         ], 2024 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, Tristar Board has determined that the Business Combination Proposal, the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal are fair to and in the best interests of Tristar and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the NYSE Proposal and, if presented at the Meeting “FOR” the Adjournment Proposal.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by Tristar’s shareholders, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of the Merger Proposal, the Memorandum and Articles Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal (collectively, the “Condition Precedent Proposals”). Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which Tristar encourages you to read carefully and in its entirety before voting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The votes on the Organizational Documents Advisory Proposals are not required by Cayman Islands laws and are instead being submitted to Tristar’s shareholders pursuant to SEC guidance. These votes will be advisory and non-binding and are intended to provide the Tristar shareholders with an opportunity to present their separate views on important governance provisions that are intended to be adopted by Pubco upon the consummation of the Business Combination. The Organizational Documents Advisory Proposals are conditioned upon the approval of the Memorandum and Articles Proposal.

The Initial Shareholders and Current Insiders have agreed to vote their Founder Shares in favor of the Business Combination Proposal and has also indicated that they intend to vote their Founder Shares in favor of all other proposals being presented at the Meeting. As of [  ], 2024, the Initial Shareholders and the Current Insiders held 5,750,000 Tristar Class B Ordinary Shares issued and outstanding, which constitute approximately 35.1% of the total issued and outstanding Tristar Ordinary Shares.

All Tristar shareholders as of the Record Date are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of Tristar Ordinary Shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

A complete list of Tristar shareholders of record entitled to vote at the Meeting will be available for ten (10) days before the Meeting at the principal executive offices of Tristar for inspection by shareholders during ordinary business hours for any purpose germane to the Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. Tristar looks forward to your continued support.

____________, 2024	By Order of the Board of Directors

Xiaoma (Sherman) Lu Chief Executive Officer

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IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.    TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT TRISTAR REDEEM YOUR SHARES NO LATER THAN 5:00 P.M. EASTERN TIME ON [  ], 2024 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A REDEMPTION NOTICE TO TRISTAR’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO TRISTAR’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF TRISTAR SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Tristar and Helport from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

Tristar Acquisition I Corp.

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

Attention: Xiaoma (Sherman) Lu

Tel: (781) 640-4446

Email: sherman@estonecapital.com

or

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free: (877) 870-8565

Collect: (206) 870-8565

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [   ], 2024, 72 hours before the date of the Meeting.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-            ), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Ordinary Shares, Pubco Warrants and Pubco Ordinary Shares underlying Pubco Warrants, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of shareholders of Tristar at which Tristar shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Director Election Proposal, the NYSE Proposal and if necessary, the Adjournment Proposal.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Helport relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. Such information appears under the section of this proxy statement/prospectus entitled “Business of Helport.” Helport has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. Helport assumes liability for the accuracy and completeness of such information to the extent included in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Pubco, Helport, and Tristar and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, TM and SM symbols, but Pubco, Helport, and Tristar will assert, to the fullest extent under applicable law, their respective rights to these trademarks, trade names and service marks.

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DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “Helport” refers to Helport Limited, a British Virgin Islands business company, and the term “Tristar” refers to Tristar Acquisition I Corp., a Cayman Islands exempted company. “Pubco” refers to Helport AI Limited, a British Virgin Islands business company. For further information on the structure of Helport, please see “Summary of the Proxy Statement/Prospectus — Post-Business Combination Corporate Structure.”

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if necessary, at the determination of the Tristar Board.

“AI” means artificial intelligence.

“Aggregate Merger Consideration Amount” means (a) Three Hundred and Thirty-Five Million U.S. Dollars ($335,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (d) the amount of any unpaid Transaction Expenses”).

“Ancillary Documents” means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit or to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement, including without limitation, the Lock-Up Agreements, the Shareholder Support Agreement, Insider Letter Amendment, the Non-Competition and Non-Solicitation Agreement, Assignment, Assumption and Amendment to Warrant Agreement and First Amendment to Registration Rights Agreement.

“anchor investors” means certain qualified institutional buyers or institutional accredited investors, each of which is not affiliated with any member of our first management team, each of which purchased up to 9.9% of the units (or up to 2,277,000 units), and each of which also purchased or currently still hold certain Founder Shares in connection with Tristar’s Initial Public Offering.

“BPO” means business process outstanding.

“Broker non-vote” means the failure of a Tristar shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of November 12, 2023, as amended by the First Amendment to the Business Combination Agreement and as may be further amended, by and among Tristar, Pubco, First Merger Sub, Second Merger Sub, Helport, Purchaser Representative and Seller Representative, a copy of which is attached hereto as Annex A.

“Business Combination” or “Transactions” means, collectively, the transactions contemplated by the Business Combination Agreement, including the First Merger and the Second Merger.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions.

“BVI” means British Virgin Islands.

“BVI Companies Act” means the BVI Business Companies Act (as amended).

“Cayman Plan of Merger” means the Cayman Islands law governed plan of merger required to be filed with the Registrar of Companies of the Cayman Islands for the purposes of, and in order to give effect to, the Second Merger, in the form attached to this proxy statement/prospectus as Annex C.

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“Closing” means the closing of the Transactions.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.

“Company Merger Shares” means a number of Pubco ordinary shares equal to the quotient determined by dividing (a) the Aggregate Merger Consideration Amount by (b) the Per Share Price.

“Condition Precedent Proposals” means the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal.

“Contact center seats” or “Seats” means the number of workstations or positions available within a contact center where customer service representatives or agents interact with customers through various communication channels like phone calls, emails, live chat, or social media platforms, a metric which indicates the capacity or scale of a contact center in terms of the simultaneous interactions it can handle or the number of customer service representatives it can accommodate at any given time to address customer inquiries, provide support, or handle incoming communication channels.

“Current Insiders” means the Sponsor and the current directors and officers and its affiliates to Tristar, who became parties to that certain Original Insider Letter by signing a joinder in connection with the Sponsor Handover transaction.

“Director Election Proposal” means a proposal to approve the adoption by an Ordinary Resolution, to elect, effective at Closing, five directors to serve terms on Pubco’s board of directors until the 2024 annual meeting of shareholders or until their respective successors are duly elected and qualified.

“Effective Time” means the time at which the Merger becomes effective in accordance with the Companies Act.

“Equity Incentive Plan Proposal” means a proposal to approve the Incentive Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means(i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (A) issued and outstanding, and (B) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities.

“Existing Organizational Documents” means the amended and restated memorandum of Tristar, as amended, as in effect as of the date of this proxy statement/prospectus.

“First Merger” means the merger by the First Merger Sub with and into Helport, with Helport continuing as the surviving company.

“First Merger Sub” means Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco.

“First Amendment to the Business Combination Agreement” means the first amendment to the Business Combination Agreement, dated as of December 18, 2023, by and among Tristar, Pubco, First Merger Sub, Second Merger Sub, Helport, Purchaser Representative and Seller Representative, a copy of which is attached hereto as Annex A-1.

“Founder Shares” means 5,750,000 Class B Ordinary Shares of Tristar (and the Class A shares underlying such Class B ordinary Shares following conversion), which are currently outstanding and were issued to the Initial Shareholders and Current Insiders.

“Frost & Sullivan” means Frost & Sullivan Limited, an experienced consultant in the PRC and global AI Contact Integrated Solutions industry, who has been engaged by Helport as an independent consultant to provide an industry report (the “Frost & Sullivan Report”) for use in whole or in part for the purpose of preparing this proxy statement/prospectus.

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“Gateway” means a piece of networking hardware or software used in telecommunications networks that allows data to flow from one discrete network to another.

“Helport” means Helport Limited, a British Virgin Islands business company.

“Helport Singapore” means Helport Pte. Ltd., an exempt private company limited by shares incorporated in Singapore.

“Incentive Plan” means Pubco 2024 Equity Incentive Plan, as may be amended from time to time.

“Initial Public Offering” or “IPO” means the initial public offering of Units of Tristar, which was consummated on October 18, 2021.

“Initial Shareholders” means all of Tristar’s shareholders immediately prior to its IPO, including the Prior Sponsor, officers and directors and certain anchor investors at the time of the IPO, which still hold Founder Shares and either executed that certain Original Insider Letter Agreement, dated October 13, 2021 or an investment agreement with the Prior Sponsor at the time of the IPO.

“Insider Letter Agreement” means the letter agreement, dated as of October 13, 2021, among Tristar, the Prior Sponsor, the executive officers and directors of Tristar at the time of IPO, and the Current Insiders, as amended.

“IPO Prospectus” means the final prospectus of Tristar, dated as of October 13, 2021, and filed with the SEC on October 14, 2021 (File No. 333-255009).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder, in each case subject to certain customary exceptions. The representations and warranties made by the parties are customary for transactions similar to the Transactions.

“Meeting” or “Extraordinary General Meeting” means the extraordinary general meeting of shareholders of Tristar, to be held on [       ], 2024 at [            ] a.m. Eastern Time.

“Memorandum and Articles Proposal” means a proposal to approve the adoption by the sole member of Pubco prior to Closing, of the Proposed Pubco Memorandum and Articles, conditional on, and effective immediately prior to, the consummation of the Business Combination.

“Merger Proposal” means a proposal to approve the Second Merger and the Cayman Plan of Merger, and the transactions contemplated therein.

“Mergers” means, collectively, (a) the First Merger and (b) the Second Merger.

“Nasdaq” means The Nasdaq Global Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Shareholder.

“NYSE” means The New York Stock Exchange.

“NYSE Proposal” means the proposal being presented to Tristar’s shareholders at the Meeting to approve, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of NYSE, the potential issuance more than 20% of the issued and outstanding of Pubco Ordinary Shares.

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“Ordinary Resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding Tristar Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting.

“Organizational Documents” means the formation documents of any of the entities listed herein, including the Proposed Pubco Memorandum and Articles, as they may be amended.

“Organizational Documents Advisory Proposals” means the five separate proposals to approve, on an advisory and non-binding basis, certain governance provisions in the Proposed Pubco Memorandum and Articles.

“Prior Sponsor” means Tristar Holdings I LLC, a Delaware limited liability company.

“Per Share Price” means the Redemption Price.

“Private Placement Warrants” means the 7,345,000 private placement warrants that Tristar sold privately to the Prior Sponsor and/or its designees in a private placement offering simultaneously with the closing of the IPO, 4,961,250 of which were transferred to the Sponsor’s affiliates in connection with Sponsor Handover.

“Proposed Pubco Memorandum and Articles” means the amended and restated memorandum and articles of association of Pubco to be adopted immediately prior to consummation of the Business Combination.

“Proxy statement/prospectus” means the proxy statement/prospectus included in this Registration Statement on Form F-4 (Registration No. 333-           ) filed by Pubco with the SEC.

“Pubco” means Helport AI Limited, a British Virgin Islands business company.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrant” means a warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per whole share.

“Pubco Public Warrant” means a warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per whole share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means Tristar Class A Ordinary Shares issued as part of the Units sold in Tristar’s Initial Public Offering, including any over-allotment securities acquired by underwriters.

“Public Units” or “Units” means units issued in the IPO, each consisting of one Tristar Class A Ordinary Share, one-half (1/2) of one Public Warrant.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each whole Warrant being exercisable for one Tristar Class A Ordinary Share, in accordance with its terms.

“Record Date” means the date set by Tristar’s board of directors on which holders of Tristar Ordinary Shares are entitled to vote at the Extraordinary General Meeting.

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“Redemption” means the right of the holders of Tristar Ordinary Shares to have their shares redeemed in accordance with the Existing Organizational Documents and the procedures set forth in this proxy statement/prospectus.

“Redemption Price” means an amount equal to the price at which each Tristar Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share sub-divisions, share dividends, consolidations, capitalizations, re-designations and the like after the Closing).

“Reorganization” means the transactions contemplated by those certain agreements entered into by and among Helport Holdings Limited, certain minority shareholders of Helport, Helport, Helport Group Limited, Helport Singapore, and Helport AI, Inc, pursuant to the terms and conditions of the Reorganization Documents, whereby Helport became owned by Helport Holdings Limited and certain minority shareholders, and Helport acquired all the shares of Helport Group Limited, which acquired all the shares of Helport Singapore. The Reorganization was completed on December 22, 2023.

“Reorganization Documents” means all agreements, deeds, instruments or other documents executed, delivered and performed by and among Helport Holdings Limited, certain minority shareholders of Helport, Helport, HelportGroup Limited, Helport Singapore, and Helport AI, Inc, for the consummation of the Reorganization.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Target Net Working Capital Amount” means an amount equal to Twelve Million U.S. Dollars ($12,000,000)

“Special Resolution” means a special resolution under Cayman Islands law and as defined in the Companies Act, being a resolution passed by a majority of at least two-thirds of the votes which are cast by those holders of the issued and outstanding Tristar Ordinary Shares that, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

“Second Merger Sub” means Merger II Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“Sponsor” means Navy Sail International Limited, a British Virgin Islands company.

“Second Merger” means the merger of the Second Merger Sub with and into Tristar, with Tristar continuing as surviving company.

“Tristar” or “Purchaser” means Tristar Acquisition I Corp., a Cayman Islands exempted company.

“Tristar Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of Tristar.

“Tristar Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of Tristar.

“Tristar Ordinary Shares” means Tristar Class A Ordinary Shares and Tristar Class B Ordinary Shares.

“Tristar Preference Shares” means preference shares, par value $0.0001 per share, of Tristar.

“Tristar Securities” means collectively, the Tristar Units, the Tristar Ordinary Shares, the Tristar Preference Shares, and the Tristar Warrants.

“Tristar Units” means the Public Units of Tristar.

“Tristar Warrants” means the Private Warrants and Public Warrants, each exercisable for one Tristar Class A Ordinary Share, each whole Tristar Warrant exercisable for $11.50 per Tristar Ordinary Share.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants.

“Underwriting Agreement” means the Underwriting Agreement dated as of October 13, 2021, by and between Tristar, Wells Fargo and Loop Capital Markets LLC as representatives of the underwriters named therein.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“Warrants” includes Public Warrants and Private Warrants.

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of October 13, 2021, between Tristar and the Warrant Agent.

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SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, a copy of which is attached hereto as Annex A and Annex A-1 and incorporated by reference herein. Tristar’s shareholders, Warrant holders and other interested parties are urged to read the Business Combination Agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below have the meanings given to them in the Business Combination Agreement.

General Description of the Business Combination Agreement

The parties to the Business Combination Agreement, as amended, are Tristar, Pubco, First Merger Sub, Second Merger Sub, Purchaser Representative, the Seller Representative and Helport. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, one (1) business day prior to the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into Helport (the “First Merger”), with Helport surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Helport being converted into the right to receive securities of Pubco; and (b) one (1) business day following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Cayman Companies Act and the BVI Companies Act.

Consideration

Under the Business Combination Agreement, as amended, the Aggregate Merger Consideration Amount to be paid to the shareholders of Helport is $335,000,000, subject to net debt and working capital adjustments, and will be paid entirely in newly issued ordinary shares of Pubco, with each share valued at the Per Share Price.

On the Closing Date immediately prior to the First Merger Effective Time, each Company Preferred Share, if any, that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of Company Ordinary Shares at the then effective conversion rate (the “Conversion”). As a result of the Mergers, (a) each ordinary share of Helport that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall be cancelled and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio; (b) each of the convertible securities of Helport, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled, retired and terminated; (c) each ordinary share of Tristar that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco ordinary share; and (d) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant or one Pubco Private Warrant, respectively.

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Helport Reorganization

Helport Pte. Ltd., an exempt private company limited by shares incorporated in Singapore (“Helport Singapore”), has entered into certain agreements, deeds, instruments or other documents (the “Reorganization Documents”) with Helport Holdings Limited, certain minority shareholders of Helport, Helport, Helport Group Limited, Helport Singapore, and Helport AI, Inc, to implement and effect the reorganization pursuant to the terms and conditions of the Reorganization Documents (the “Reorganization”). The Reorganization Documents were executed throughout the period from October2023 to December2023, and on December 22, 2023, the Reorganization was completed.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

In the Business Combination Agreement, Helport made certain customary representations and warranties to Tristar, including among others, related to the following: (1) corporate matters, including, due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) books and records; (24) top customer and suppliers; (25) certain business practices; (26) Investment Company Act; (27) finders and brokers; (28) disclosure; (29) information supplied; (30) independent investigation; and (31) exclusivity of representations and warranties. Helport also made certain representations and warranties to Tristar with respect to the Reorganization.

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In the Business Combination Agreement, Tristar made certain customary representations and warranties to Helport and Pubco, including among others, representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the Securities and Exchange Commission (the “SEC”) filings, Tristar financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; and (23) termination of prior business combination agreements.

In the Business Combination Agreement, Pubco, the First Merger Sub and the Second Merger Sub made customary representations and warranties to Tristar, including, among others, representations and warranties related to the following: (1) organization and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, the First Merger Sub and the Second Merger Sub; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; (11) exclusivity of representations and warranties and (12) the intended tax treatment of the Transactions.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business (subject to certain exceptions); (3) provision of financial statements of Target Companies; (4) Tristar’s public filings; (5) “no shop” obligations; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause Pubco to maintain its status as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934 Rule 3b-4; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) intended tax treatment of the Mergers and (16) use of trust account proceeds.

Helport agreed to use commercially reasonable efforts to consummate the Reorganization by November 30, 2023. Helport agreed to use its best efforts to deliver the audited financial statements of Helport for the fiscal years ended June 30, 2022 and June 30, 2023 to Tristar by November 30, 2023. Pubco shall be responsible for paying the Purchaser Transaction Expenses in an amount up to $3,500,000 (the “Initial Cap”), subject to certain exclusions, provided, that, if the date and time at which the Closing is actually held (the “Closing Date”) occurs late than February 29, 2024 (the “Initial Cap Date”), Tristar may, in its sole discretion, increase the Cap by increments of $200,000 in each month following the Initial Cap Date. In addition, Helport agreed that in the event that either (i) Helport and Helport Singapore do not consummate the Reorganization by December 31, 2023 or (ii) Helport does not deliver the applicable audited financial statements by December 31, 2023 (or by the “staleness” date, as applicable),  then Helport shall pay to Tristar and Tristar’s sponsor (at Tristar’s discretion) $125,000 for each month or portion thereof until the later of such date that (i) such applicable audited financial statements are delivered and (ii) the Reorganization has been completed. On December 22, 2023, the Reorganization was consummated, and on December 24, 2023, Helport delivered a certificate of the sole director of Helport (the “Reorganization Certificate”) to Tristar and the Sponsor, certifying as to the completion of the Reorganization pursuant to Section 7.21 of the Business Combination Agreement, as amended. The audited combined financial statements of Helport for the fiscal years ended June 30, 2022 and June 30, 2023 were delivered to Tristar and the Sponsor on February 7, 2024. Tristar and the Sponsor accepted the Reorganization Certificate and the combined audited financial statements of Helport on the respective delivery dates.

Helport also agreed to cause certain of the Company shareholders to each enter into a Key Seller Lock-Up Agreement.

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In addition, the parties agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of five directors, including: (i) two persons who are designated by Tristar prior to the Closing as independent directors; and (ii) three persons who are designated by Helport prior to the Closing.

The Business Combination Agreement and the consummation of the Transaction require the approval of both Tristar’s shareholders and the Company Shareholders. Tristar and Pubco also agreed to jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of securities of Pubco to the holders of the ordinary shares and warrants of Tristar and Helport and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Tristar for the matters relating to the Transactions to be acted on at the special meeting of the shareholders of Tristar and providing such shareholders an opportunity to participate in the redemption of their public shares of Tristar upon the Closing (the “Redemption”). Helport agreed to call a meeting of its shareholders or cause a written resolution to be passed, as promptly as practicable after the Registration Statement has become effective, in order to obtain the approval of Company Shareholders for the approval of the Business Combination Agreement and the Transactions, and Helport agreed to use its commercially reasonable efforts to solicit from the Company Shareholders proxies prior to such special meeting or written resolution, and to take all other actions necessary or advisable to secure the approval of the Company Shareholders.

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (1) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Tristar’s and Helport’s shareholders; (2) obtaining material regulatory approvals; (3) no law or order preventing or prohibiting the Transactions; (4) Tristar or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and Tristar relies on another exclusion); (5) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (6) the effectiveness of the Registration Statement; (7) appointment of the post-closing directors of Pubco; and (8) Nasdaq or NYSE listing requirements, as applicable, having been fulfilled.

In addition, unless waived by Helport, the obligations of Helport, Pubco, the First Merger Sub and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Tristar being true and correct on and as of the Closing (subject to Material Adverse Effect); (2) Tristar having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to Tristar since the date of the Business Combination Agreement which is continuing and uncured; (4) receipt by Helport and Pubco of the Amended and Restated Registration Rights Agreement; (5) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by Pubco; and (6) receipt by Helport and Pubco of employment agreements between certain management persons from Helport and Helport or Tristar, in each case effective as of Closing.

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Unless waived by Tristar, the obligations of Tristar to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Helport, Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (2) Helport, Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (4) the Non-Competition Agreements, the Employment Agreements, the Amended and Restated Registration Rights Agreement, and each Key Seller Lock-Up Agreement shall be in full force and effect from the Closing; (5) resignation of the directors and officers of Helport as requested by Tristar prior to the Closing; and (6) Tristar shall have received evidence that Helport shall have terminated, extinguished and cancelled all of its outstanding convertible securities.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either Tristar or Helport if the Closing does not occur by September 30, 2024, or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (1) by mutual written consent of Tristar and Helport; (2) by either Tristar or Helport if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (3) by Helport for Tristar’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (4) by Tristar for the uncured breach of the Business Combination Agreement by Helport, Pubco, the First Merger Sub, or the Second Merger Sub, such that the related Closing condition would not be met; (5) by either Tristar or Helport if Tristar holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; and (6) by either Tristar or Helport if Helport holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained.

The Business Combination Agreement will terminate automatically if, by June 30, 2024, (i) the Reorganization has not been completed or (ii) Helport has not delivered the applicable PCAOB Financial Statements.

Helport shall pay to Tristar a termination fee of Three Million U.S. Dollars ($3,000,000) plus expenses, in the event that (i) the Business Combination Agreement is automatically terminated or (ii) the Business Combination Agreement is terminated by Tristar for uncured breach of the Business Combination Agreement by Helport, Pubco, the First Merger Sub, or the Second Merger Sub. Tristar shall pay to Helport a termination fee of Three Million U.S. Dollars ($3,000,000) plus expenses, in the event that the Business Combination Agreement is terminated by Helport for an uncured breach of the Business Combination Agreement by Tristar.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to the Termination Fee, confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

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Trust Account Waiver

Helport, Pubco, the First Merger Sub and the Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Tristar’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

Related Agreements

Prior to the Closing, Pubco, Helport, Tristar, the Purchaser Representative and certain Key Company Shareholders, as shareholders holding Company Shares (either as the holder of record or the beneficial owner within the meaning of Rule 135-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall enter into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”).

Pursuant to each Key Seller Lock-Up Agreement, each signatory thereto will agree not to, during the period commencing from the Closing Date and ending on the 24-month anniversary of the Closing Date (subject to early release if (A) the closing price of Pubco Ordinary Shares equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 270 days after the Closing or (B) Pubco consummates a sale of all or substantially all of the consolidated assets to a third party; sale resulting in a change in holding of the majority of the voting power; or a merger, consolidation, recapitalization or reorganization that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company):  (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Lock-up Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction is to be settled by delivery of such Lock-up Securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Lock-up Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if Pubco consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Tristar, Helport, and a certain Company Shareholder entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, a Company Shareholder has agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, Tristar, Helport, the Sponsor, Stephen Markscheid, Xin Yue Geffner, Wang Chiu Wong, Chunyi Hao, Michael Hao Liu and Alex Parker entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated October 13, 2021 (the “Insider Letter”), by and among Tristar, the Sponsor and the directors, officers or other initial shareholders of Tristar named therein, pursuant to which Pubco and Helport are added as Parties to the Insider Letter.

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Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain executive officers (each, a “Subject Party”) of Helport each entered into a non-competition and non-solicitation agreement (collectively, the “Non-Competition and Non-Solicitation Agreement”) with Tristar, Pubco, Helport and the Purchaser Representative. Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with Pubco, the Sponsor, Tristar, the Purchaser Representative, Helport and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

Assignment, Assumption and Amendment to Warrant Agreement

Prior to the Closing, Tristar, Pubco and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), will enter the Assignment, Assumption and Amendment to Warrant Agreement (the“Warrant Amendment”) which will amend that certain Warrant Agreement, dated as of October 13, 2021, relating to the Tristar warrants (the “Warrant Agreement”), filed with the SEC on October 13, 2021. Pursuant to the Warrant Amendment: (i) Pubco will assume the obligations of Tristar under the Warrant Agreement, such that, among other things, Pubco will be added as a party thereto and (ii) references to Tristar Class A ordinary shares in the Warrant Agreement shall mean Pubco ordinary shares.

First Amendment to Registration Rights Agreement

On or prior to the Closing, the Business Combination Agreement provides that each of Helport, the Sponsor, Pubco, Tristar and Tristar Holdings I, LLC will enter the First Amendment to Registration Rights Agreement (the “Registration Rights Agreement”), which will amend that certain Registration Rights Agreement, dated as of October 13, 2021. Pursuant to the Registration Rights Agreement, Pubco will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the other parties thereto will be granted customary demand and piggyback registration rights.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Tristar and Helport. These statements are based on the beliefs and assumptions of the management of Tristar and Helport. Although Tristar and Helport believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Tristar nor Helport can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•	the benefits from the Business Combination;

•	Tristar’s ability to consummate the Business Combination or, if Tristar does not complete the Business Combination, any other initial business combination;

•

any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary Closing conditions (including the existence of no material adverse effect at Tristar or Helport and receipt of certain shareholder approvals contemplated by this proxy statement/prospectus);

•	the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•	Pubco’s ability to initially list, and once listed, maintain the listing of the Pubco Ordinary Shares on Nasdaq following the Business Combination;

•	the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

•	Helport’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•	Helport’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•	Helport’s ability to scale in a cost-effective manner;

•	developments and projections relating to Helport’s competitors and industry;

•	the impact of health epidemics, including the COVID-19 pandemic, on Helport’s business and the actions Helport may take in response thereto;

•	Helport’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•	expectations regarding the time during which Helport will be an emerging growth company under the JOBS Act;

•	changes in Helport’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•	agency to assure an understanding of regulations as they evolve;

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·	the implementation, market acceptance and success of Helport’s business model;

·	Tristar’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with Tristar’s business or in approving the Business Combination;

·	the ability of Tristar and Helport to consummate any financing concurrently with the consummation of the Business Combination or otherwise in the future;

·	the use of proceeds not held in the Trust Account or available to Tristar from interest income on the Trust Account balance;

·	Helport’s expectations surrounding capital requirements as it seeks to build its customer base;

·	Helport’s expectations surrounding the insurance it will maintain going forward;

·	Helport’s ability to achieve its future business plans;

·	Helport’s expectations regarding its progress of technological research and development; and

·	Helport’s expectations regarding trends in the industry in which Helport operates.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that Tristar or Helport “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either Tristar or Helport has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause Tristar’s actual results to differ include:

·	the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

·	the outcome of any legal proceedings that may be instituted against Tristar, Helport or others following announcement of the Business Combination and the transactions contemplated therein;

·	the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the shareholders of Tristar or Helport or other conditions to Closing in the Business Combination Agreement;

·	the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

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·

the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of Pubco to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

·	costs related to the proposed Business Combination;

·	the possibility that Tristar or Helport may be adversely impacted by other economic, business, and/or competitive factors;

·	future exchange and interest rates;

·	Helport is highly dependent on the services of its executive officers;

·	Helport may experience difficulties in managing its growth and expanding its operations;

·	the success of Helport’s business will be highly dependent on its ability to market and sell its products and services effectively;

·	Helport may face risks and uncertainties associated with its technology, which may have a material adverse effect on its business;

·	impact of new laws and regulations regarding the use of Artificial Intelligence on Helport’s business;

·	entry of new competitors into the market in which Helport conducts its business; and

·

other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by Tristar or Pubco.

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QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement/prospectus?

A. Tristar and Helport have agreed to conduct a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. Tristar’s shareholders are being asked to vote to approve the Business Combination Agreement and the Transactions contemplated thereby, among other matters. The Business Combination Agreement provides for, among other things, (a) the First Merger Sub will merge with and into Helport (the “First Merger”), with Helport surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Helport being converted into the right to receive securities of Pubco and (b) the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly -owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco. As a result of the Mergers, (a) each ordinary share of Helport that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall be cancelled and converted into the right to receive 100% of such number of ordinary shares of Pubco equal to the Exchange Ratio; (b) each of the convertible securities of Helport, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled, retired and terminated; (c) each ordinary share of Tristar that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco ordinary share; and (d) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant or one Pubco Private Warrant, respectively. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.	When and where is the Meeting?	A. The Meeting will be held at [ ] on [ ], 2024, at [ ] a.m., Eastern Time. Tristar will also be hosting the Meeting via live webcast on the Internet.
Q.	Can I attend the Meeting in person?

A. Yes. The Meeting will be held at [           ]. Tristar will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at [            ] a.m. Eastern Time, on [           ], 2024. Any shareholder can listen to and participate in the Meeting live via the Internet at [___________] with the password of  [            ].

Q.	What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting [___________] with the password of [ ]. You will need the voter control number included on your proxy card in order to be able to vote your shares electronically during the Meeting.

Q.	What is being voted on at the Meeting?

A. The shareholders of Tristar are being asked to consider and vote upon the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and Transactions contemplated thereby. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if the Condition Precedent Proposals are not approved, then the Business Combination may not be consummated.

The shareholders of Tristar are also being asked to consider and vote upon a proposal to approve, in connection with the Business Combination, the Cayman Plan of Merger in connection with the Second Merger, and any and all transactions provided for in the Plan of Merger, including without limitation, the amendment and restatement of Tristar’s memorandum and articles of association and the changes to be made to the authorized share capital of Tristar. See the section entitled “The Merger Proposal.” The Merger Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to Tristar's shareholders at the Meeting.

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The shareholders of Tristar are also being asked to consider and vote upon a proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Proposed Pubco Memorandum and Articles, immediately prior to consummation of the Business Combination. See the section entitled “The Memorandum and Articles Proposal.” The Memorandum and Articles Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Memorandum and Articles Proposal will not be presented to Tristar’s shareholders at the Meeting. The Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals described below.

The shareholders of Tristar are also being asked to consider and vote upon a proposal to approve, on an advisory and non-binding basis, five separate proposals to approve certain governance provisions in the Proposed Pubco Memorandum and Articles. These separate votes are not otherwise required by Cayman Islands laws but are required by SEC guidance that shareholders have the opportunity to present their views on important corporate governance provisions. See the section entitled “The Organizational Documents Advisory Proposals.”

The shareholders of Tristar are also being asked to consider and vote upon a proposal to approve the Incentive Plan to be adopted by Pubco. See the section entitled “The Equity Incentive Plan Proposal.” The Equity Incentive Plan Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Equity Incentive Plan Proposal will not be presented to shareholders at the Meeting.

Tristar’s shareholders are also being asked to consider and vote upon a proposal to consider and vote on a proposal to elect, effective at Closing, five (5) directors to serve on Pubco’s board of directors until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified. See the section entitled “The Director Election Proposal.” The Director Election Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Director Election Proposal will not be presented to shareholders at the Meeting.

In addition to the foregoing proposals, Tristar’s shareholders are also being asked to consider and vote upon a proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of NYSE, to approve Pubco’s issuance of more than 20% of Pubco’s issued and outstanding ordinary shares to shareholders of Helport in connection with the Business Combination, which issuance may result in any investor acquiring such shares owning more than an aggregate of 20% of Pubco’s outstanding ordinary shares, or more than 20% of the voting power of Pubco, which could constitute a “change of control” under NYSE rules. See the section entitled “The NYSE Proposal.” The NYSE Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NYSE Proposal will not be presented to shareholders at the Meeting.

The shareholders are also being asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the Tristar Board. See the section entitled “The Adjournment Proposal.”

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Tristar will hold the Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is Tristar proposing the Transactions?

A. Tristar was incorporated on March 5, 2021, as a Cayman Islands exempted company, to effect a merger, share reconstruction or amalgamation, asset or share acquisition or other similar business combination with one or more businesses or entities.

Tristar completed its Initial Public Offering of Public Units on October 18, 2021, with each Public Unit consisting of one Tristar Class A Ordinary Share and one half (1/2) of one Warrant, each whole warrant exercisable into to one Tristar Class A Ordinary Share at a price of $11.50. On November 3, 2021, the underwriters exercised the over-allotment option (the “over-allotment option”) and purchased an additional 3,000,000 Units, generating gross proceeds of $30 million. Following the closing of the Initial Public Offering and over-allotment option, an amount of $232,300,000 from the net proceeds of the sale of the Public Units and the Private Placement Warrant was placed in the Trust Account contemporaneous to the closing of the IPO.  In connection with the shareholders’ vote at the special meeting of shareholders held by Tristar on July 18, 2023 (“July Extension Meeting”), 12,391,198 Public Shares were tendered for redemption, leaving 10,608,802 Public Shares. As a result, $130,320,650 (approximately $10.52 per share) were removed from the Trust Account to pay such holders, without taking into account additional allocation of payments to cover any tax obligation of Tristar since that date.  As of December 31, 2023, the Trust Account balance was approximately $115.17 million. Since the Initial Public Offering, Tristar’s activity has been limited to the search and evaluation of and negotiation with business combination candidates.

Since Tristar’s incorporation, the Tristar Board has sought to identify suitable candidates in order to effect such transaction. In its review of Helport, the Tristar Board considered a variety of factors weighing positively and negatively in connection with the Transactions. After careful consideration, the Tristar Board has determined that the Transactions present a highly attractive business combination opportunity and is in the best interests of Tristar. The Tristar Board believes that, based on its review and consideration, the Transactions present an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Tristar will be achieved. Shareholder approval of the Business Combination is required by the Companies Act, the Business Combination Agreement and the Existing Organizational Documents as well as to comply with NYSE listing rules.

See the section entitled “The Business Combination Proposal — Tristar’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	What will happen to Tristar’s Securities upon consummation of the Business Combination?

A. The Tristar Units, Tristar Ordinary Shares and the Tristar Warrants are currently listed on NYSE under the symbols “TRIS.U”, “TRIS” and “TRIS.WS”, respectively. Pubco intends to apply to list the Pubco Ordinary Shares and Pubco Warrants on Nasdaq under the symbols “HPAI” and “HPAIW,” respectively, upon the closing of the Business Combination. Pubco will not have units traded following the closing of the Business Combination, at which time each Tristar Unit will have separated into its component securities.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Pubco Ordinary Shares or Pubco Warrants will be listed on Nasdaq or if they are, that a viable and active trading market will develop. See “Risk Factors” for more information.

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Q.	Why is Tristar providing shareholders with the opportunity to vote on the Business Combination?

A. Pursuant to the Business Combination Agreement, the approval of the Tristar shareholders is a condition to Closing. In addition, under its Existing Organizational Documents, Tristar must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Tristar’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business reasons and pursuant to Cayman law requirements, Tristar has elected to structure the Business Combination in such a way as to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Tristar is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination. In addition to the Business Combination Proposal, the Tristar Shareholders are being asked to vote upon the Merger Proposal, the Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal.

The Adjournment Proposal will be presented to the holders of the issued and outstanding Tristar Ordinary Shares only if the chairman of the Meeting deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if necessary or desirable, at the determination of the Tristar Board.

Q.	Are the proposals conditioned on one another?

A. The Business Combination Proposal is conditioned on approval of the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal (collectively, the “Condition Precedent Proposals”). If Tristar’s shareholders do not approve the Business Combination Proposal, the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal, then the Business Combination may not be consummated.

Unless the Business Combination Proposal is approved, the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the NYSE Proposal will not be presented to the shareholders of Tristar at the Meeting. In addition, as required by applicable SEC guidance, to give shareholders the opportunity to present their views on important corporate governance provisions, Tristar is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Advisory Proposals to approve certain governance provisions contained in the Proposed Pubco Memorandum and Articles that materially affect shareholder rights, and will be adopted if the Memorandum and Articles Proposal is approved by the shareholders and the Business Combination is consummated. See the section entitled “The Memorandum and Articles Proposal.” None of the Business Combination Proposal, the adoption of the Incentive Plan contemplated by the Equity Incentive Plan Proposal, the Merger Proposal, the adoption of the Proposed Pubco Memorandum and Articles, the election of the directors contemplated by the Director Election Proposal or the NYSE Proposal is conditioned on the approval of the Organizational Documents Advisory Proposals.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite votes for approval, then Tristar will not consummate the Business Combination. If Tristar does not consummate the Business Combination and fails to complete an initial business combination by October 18, 2024, then Tristar will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders and the Tristar Warrants will expire worthless.

On July 18, 2023, Tristar held the July Extension Meeting, at which its shareholders approved, among other things, a proposal to (i) extend the date Tristar would be required to consummate a Business Combination (the “Termination Date”) from July 18, 2023 to October 18, 2023, and without another shareholder vote, to further extend the Termination Date for an additional one (1) month as needed, on a month-to-month basis, up to twelve (12) times, until October 18, 2024, and (ii) remove the limitation that Tristar may not redeem Public Shares to the extent that such redemption would result in Tristar having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 (the “Redemption Limitation”) in order to allow Tristar to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

Q.	What will happen in the Business Combination?

A. One (1) business day prior to the Closing, (a) the First Merger Sub will merge with and into Helport (the “First Merger”), with Helport surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Helport being converted into the right to receive securities of Pubco and (b) one (1) business day following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco, as a result of the Mergers, (a) each ordinary share of Helport that is issued and outstanding immediately prior to the First Merger Effective Time and after the conversion shall be cancelled and converted into the right to receive 100% of such number of ordinary shares of Pubco equal to the Exchange Ratio; (b) each of the convertible securities of Helport, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled, retired and terminated; (c) each ordinary share of Tristar that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco ordinary share; and (d) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant or one Pubco Private Warrant, as a result of which, (i) Tristar shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Tristar immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and collectively with the Mergers and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions” or the “Business Combination”).

Additionally, at the Closing, the following shall occur with respect to Tristar’s outstanding securities: (i) each of Tristar’s issued and outstanding Units will be automatically detached and the holder thereof shall be deemed to hold one Tristar Class A Ordinary Share, one-half of one Tristar Warrant, which underlying Tristar Securities shall be converted in accordance with the applicable terms of the Business Combination Agreement; (ii) each of Tristar’s issued and outstanding Ordinary Shares will be converted automatically into one Pubco Ordinary Share; (iii) each of Tristar’s issued and outstanding Public Warrants will be automatically converted into one Pubco Public Warrant and each outstanding Tristar Private Warrant shall be automatically converted into one Pubco Private Warrant. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and a copy of the First Amendment to the Business Combination Agreement is attached as Annex A-1. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

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Q.	What are the U.S. federal income tax consequences of the Business Combination to me?

A. Subject to the discussion below of Tristar Warrants, it is intended that the Mergers together qualify as an exchange described in Section 351(a) of the Code. It is the opinion of Tristar’s counsel, Ellenoff Grossman & Schole LLP, that the Mergers, taken together with other portions of the transactions contemplated in the Business Combination Agreement will qualify as an integrated transaction that qualifies as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service will not successfully challenge this position, and if so then the exchange of Tristar Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Pubco Ordinary Shares in exchange for Tristar Ordinary Shares in the Second Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Second Merger by a U.S. holder should be equal to the adjusted tax basis of the Tristar Ordinary Shares exchanged therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the Tristar Ordinary Shares exchanged therefor were held by such U.S. holder.

If the Second Merger qualifies only as an exchange governed by Section 351(a) of the Code (and not by Section 368 of the Code), a U.S. holder that receives Ordinary Shares in exchange for Tristar Ordinary Shares and whose Tristar Warrants automatically convert into Pubco Warrants should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the Tristar Ordinary Shares and Tristar Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange.

If the Second Merger qualifies as a “reorganization” as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for Tristar Ordinary Shares and whose Tristar Warrants automatically convert into Pubco Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received should be equal to the U.S. holder’s basis in the Tristar Ordinary Shares and Tristar Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants should include the holding period during which the Tristar Ordinary Shares and Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368 of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q.	What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions in the Business Combination Agreement. For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements — Conditions to Closing.”

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Q.	Did the Tristar board obtain a fairness opinion in determining whether to proceed with the Business Combination?

A. Yes. The Tristar Board obtained a fairness opinion from Value Scope, Inc. (“ValueScope”), dated November 8, 2023, which provided that, as of June 30, 2023 and based on and subject to the assumptions, qualifications and other matters set forth therein, the total consideration to be paid by Tristar in the Business Combination was fair, from a financial point of view, to the shareholders of Tristar. Tristar obtained such fairness opinion to (i) inform themselves with respect to all material information reasonably available to them and (ii) act with appropriate care in considering the Business Combination. See the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Opinion of ValueScope” and the opinion of ValueScope attached hereto as Annex E for additional information.

Q.

What equity stake will current Public Shareholders, the holders of Tristar Founder Shares and  the Helport shareholders and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination, Public Shareholders, the holder of Tristar Founder Shares (comprised of the Initial Shareholders and Current Insiders) and the Helport shareholders will own approximately 22.75%, 12.33% and 64.92% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Helport shareholders receive approximately 30,265,087 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders exercise their redemption rights, the percentage of Pubco’s outstanding Ordinary Shares held by the Public Shareholders will decrease and the percentages of Pubco’s outstanding Ordinary Shares held by the holders of Tristar Founder Shares and by the Helport shareholders and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed and assuming none of the Tristar shareholders exercise their redemption rights in connection with the Meeting. Under the Maximum Redemptions scenario, Public Shareholders, the holders of Tristar Founder Shares, and the Helport shareholders will own approximately 2.10%, 15.63% and 82.27% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Helport shareholders receive approximately 30,265,087  Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of [  ], 2024 of $[  ], would be approximately $[ ] regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Pubco Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding Pubco Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no additional redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders:

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Potential ownership of outstanding Pubco Ordinary Shares upon Closing (on a diluted and as-converted basis assuming the vesting and exercise of outstanding warrants of Pubco and the issuance of Pubco Ordinary Shares in respect thereof):

	No Additional Redemptions (1)%		25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions (2)%
Tristar Public Shareholders	10,608,802	16.20%	7,956,602	12.67%	5,304,401	8.82%	2,652,201	4.61%	772,594	1.39%
Tristar Founder Shares	5,750,000	8.78%	5,750,000	9.15%	5,750,000	9.56%	5,750,000	10.00%	5,750,000	10.34%
Helport Shareholders	30,265,087	46.23%	30,265,087	48.18%	30,265,087	50.30%	30,265,087	52.62%	30,265,087	54.40%

Potential sources of dilution:

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
Public Warrants	11,500,000	17.57%	11,500,000	18.31%	11,500,000	19.11%	11,500,000	20.00%	11,500,000	20.67%
Private Placement Warrants	7,345,000	11.22%	7,345,000	11.69%	7,345,000	12.21%	7,345,000	12.77%	7,345,000	13.20%
Total fully diluted shares outstanding	65,468,889	100.00%	62,816,689	100.00%	60,164,488	100.0%	57,512,288	100.0%	55,632,681	100.00%

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(1)	10,608,802 Tristar Public shares are derived from 23,000,000 shares outstanding at June 30, 2023 minus 12,391,198 shares redeemed on July 18, 2023 as part of the extension.
(2)

772,594 shares assumes Tristar Public shares are redeemed at 93% level. Any redemptions above 93% would cause a failure in the completion of the business combination due to short of cash balance to pay off accrued expenses relating to the completion of business combination.

Q.	What interests do Tristar’s Sponsor, executive officers and directors and have in the Business Combination?

A. Tristar’s Sponsor, executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of Tristar’s shareholders generally. The Tristar Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of Tristar. Such interests may be different from or in addition to (and which may conflict with) Public Shareholders’ interests and may incentivize Tristar’s Sponsor, executive officers and directors to complete an acquisition of a less favorable target or on terms less favorable to Public Shareholders rather than liquidate. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things.

•

the fact that the Current Insiders own 4,427,500  Founder Shares which they purchased from the Initial Shareholders for an aggregate price of $25,000 and which will be converted into up to 4,427,500 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Tristar Class A Ordinary Shares on [       ], 2024, which was $[     ], would have an aggregate value of approximately $[      ] million as of the same date, representing a[       ]% gain on the Sponsor’s investment. If Tristar does not consummate the Business Combination or another initial business combination by October 18, 2024 (unless such date is extended by and with the approval of Tristar’s shareholders), and Tristar is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.006 per share that the Current Insiders paid for the Founder Shares, as compared to the purchase price of $10.00 per Tristar Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Tristar Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

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•

The Sponsor and its affiliate own an aggregate of 4,961,250 Private Placement Warrants which they purchased from the Prior Sponsor for an effective aggregate price of $175,000. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Placement Warrants had an aggregate market value of approximately $[ ] based upon the closing price of Tristar’s Warrants of $[  ] per Warrant on NYSE as of [  ], 2024. If Tristar is unable to complete a business combination by October 18, 2024 (unless extended by Tristar’s shareholders), the Private Placement Warrants will expire worthless and the Sponsor and its affiliate will be unable to recoup their investment in Tristar;

•

Tristar has issued promissory notes to its Sponsor, its officers and their affiliates for Tristar’s working capital (including potential extension funding) needs. As of [  ], 2024, an aggregate of approximately $2.0 million was outstanding. If the Business Combination or another initial business combination is not consummated, the promissory notes may not be repaid to its Sponsor, officers and their affiliates, in whole or in part;

•

If Tristar is unable to complete a business combination within the time period by October 18, 2024 (unless extended by Tristar’s shareholders), the Sponsor has agreed to indemnify Tristar to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Tristar, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Tristar tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Tristar’s indemnity of the underwriters of Tristar’s Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

•

Tristar’s Sponsor, officers or directors, or their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on Tristar’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If the Business Combination with Helport or another business combination is not completed by October 18, 2024 (unless extended by Tristar’s shareholders), Tristar may not be able to reimburse these expenses (to the extent such expense exceeds the amount of available proceeds not deposited in the Trust Account). As of [  ], 2024, Tristar’s Sponsor, officers or directors, or their affiliates had not incurred any expenses which they expect to be reimbursed at the Closing;

•

Pursuant to the Business Combination Agreement, for a period of 6 years following the consummation of the Business Combination, Pubco is required to maintain provisions in the Proposed Pubco Memorandum and Articles providing for the continued indemnification and coverage of Tristar’s existing directors and officers;

•

the fact that Tristar’s officers and directors have not been required to, and have not, committed their full time to Tristar’s affairs, which may have resulted in a conflict of interest in allocating their time between Tristar’s operations and its search for a business combination and their other businesses;

•

the anticipated election of [  ], [  ] of Tristar, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Mr. [  ] will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. See the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”; and

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•

the fact that the Sponsor, the Prior Sponsor, their affiliates or certain of Tristar’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Tristar. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants, at a price of $1.50 per warrant, of the post Business Combination entity. If Tristar completes a business combination, Tristar will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Tristar may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Tristar has issued promissory notes to its Sponsor, its officers and their affiliates for Tristar’s working capital (including potential extension funding) needs.

These interests may have influenced the Tristar Board in making their recommendation that you vote in favor of the approval of the Business Combination. The Tristar Board was aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Tristar shareholders approve the proposals required to effect the Business Combination. The Tristar Board determined that the overall benefits expected to be received by Tristar and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Tristar Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Tristar with any other target business or businesses, (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in the Pubco after Closing with value that, after the Closing, will be based on the future performance of Pubco’s stock. Please also see the sections “Proposal 1: The Business Combination Proposal — Interests of Tristar’s Directors and Officers in the Business Combination,” “Certain Relationships and Related Person Transactions” and “Beneficial Ownership of Securities” for more information on the interests and relationships of Tristar’s Initial Shareholders, the Sponsor, the directors, officers of Tristar and in the Business Combination.

Q.	Who is entitled to vote at the Meeting?

A. Tristar shareholders are entitled to one vote at the Meeting for each Tristar Ordinary Share held of record as of [   ], 2024, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were 16,358,802 Tristar Ordinary Shares issued and outstanding.

Q.	What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal requires an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the Merger Proposal and the Memorandum and Article Proposal each requires a special resolution, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Meeting.

Abstentions and broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Tristar’s Initial Shareholders and Current Insiders have agreed to vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting. As of [  ], 2024, the Initial Shareholders and Current Insiders held 5,750,000 Tristar Class B Ordinary Share, which constitute approximately 35.1% of the issued and outstanding Tristar Ordinary Shares.

Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, each of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal can be approved at the Meeting assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal.

Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, each of the Memorandum and Articles Proposal and the Merger Proposal can be approved at the Meeting assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 5,155,868 Tristar Class A Ordinary Shares, or approximately 48.6% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Memorandum and Articles Proposal and the Merger Proposal in order for them to be approved.

Q.	What constitutes a quorum at the Meeting?

A. Holders of no less than a majority of the Tristar Ordinary Shares issued and outstanding and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the Meeting shall be adjourned. As of the Record Date, 8,179,402 Tristar Ordinary Shares would be required to achieve a quorum.

Q.	How do the Sponsor, directors and officers of Tristar intend to vote on the proposals?

A. Tristar’s Initial Shareholders and Current Insiders have agreed to vote their Founder Shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their Founder Shares in favor of all other proposals being presented at the Meeting. As of [  ], 2024, the Initial Shareholders and the Current Insiders held 5,750,000 Tristar Class B Ordinary Shares, which constitute approximately 35.1% of the issued and outstanding Tristar Ordinary Shares.

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Q.	Do I have Redemption rights?

A. Pursuant to Tristar’s Existing Organizational Documents, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with Tristar’s Existing Organizational Documents. As of December 31, 2023, based on funds in the Trust Account of approximately $115.17 million, this would have amounted to approximately $10.86 per share (net of taxes payable). If a holder exercises its Redemption rights, then such holder will be exchanging its Tristar Ordinary Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to Tristar’s transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders of Tristar — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q.	Will how I vote affect my ability to exercise Redemption rights?

A. No. You may exercise your Redemption rights whether or not you are a holder of Tristar Ordinary Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your Tristar Ordinary Shares on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my Redemption rights?

A. If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that Tristar redeem your shares for cash no later than 5:00 p.m. Eastern Time on [  ], 2024 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your shares to Tristar’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately $[          ], or approximately $[         ] per share, as of [         ], 2024, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Tristar’s consent, until the consummation of the Business Combination, or such other date as determined by the Tristar Board. If you delivered your shares for redemption to Tristar’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Tristar’s transfer agent return the shares (physically or electronically).

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Any corrected or changed proxy card or written demand of Redemption rights must be received by Tristar’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Tristar’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, Tristar will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your Tristar Ordinary Shares for cash and will not be entitled to Pubco Ordinary Shares with respect to your Tristar Ordinary Shares upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, Tristar will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of Tristar. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any Tristar Warrants that you may hold. Your Warrants will become exercisable to purchase one Pubco Ordinary Share in lieu of one Tristar Ordinary Share for a purchase price of $11.50 per share upon consummation of the Business Combination. Only whole Warrants are exercisable and fractional warrants will be issued upon separation of the units. If holders redeem their Public Shares at Closing but continue to hold any Pubco Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of [  ], 2024, would be approximately $[  ] regardless of the amount of redemptions by the Public Shareholders.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?[2]

Holders of Tristar Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Purchaser Ordinary Shares.”

Q.	What happens if I sell my Public Shares before the Meeting?

The Record Date for the Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your Public Shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting. However, you would not be entitled to receive any shares of Pubco following the consummation of the Business Combination because only Tristar shareholders at the time of the consummation of the Business Combination will be entitled to receive shares of Pubco in connection with the Business Combination.

Q.	If I am a Warrant holder, can I exercise Redemption rights with respect to my Warrants?

A. No. The holders of Tristar Warrants have no Redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold any Pubco Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of [  ], 2024, would be approximately $[  ] regardless of the amount of redemptions by the Public Shareholders.

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Q.	If I hold Warrants, what are the U.S. federal income tax consequences of my Warrants converting into Pubco Warrants?

If the Second Merger qualifies as a “reorganization” under Section 368 of the Code as well as a Section 351 exchange, a U.S. holder whose Warrants automatically convert into Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Warrants exchanged therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the Second Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Warrants automatically convert into Pubco Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. holder’s adjusted basis in its Warrants. A U.S. holder’s basis in its Pubco Warrants received in the Merger should equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants should begin on the day after the Merger.

For additional discussion of the U.S. federal income tax treatment of Warrants in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q.	How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A. The Private Placement Warrants are identical to the Public Warrants in all material respects, except that (i) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions and (ii) the Private Placement Warrants will be non-redeemable and exercised by the holders on a cashless basis so long as they are held by the Sponsor or its permitted transferees (except under certain circumstances described in Warrant Agreement and IPO prospectus). If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, Pubco may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrantholders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Pubco Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco may not exercise its redemption right if the issuance of Pubco Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. Pubco will use its best efforts to register or qualify such Pubco Ordinary Shares under the blue-sky laws of the state of residence in those states in which the Public Warrants were offered by us in the IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

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The closing price for the Tristar Class A Ordinary Shares [as of December 18, 2023 was $10.79] and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants.
Q.	If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A. No. Holders of outstanding Public Units must separate the underlying Tristar Class A Ordinary Shares, Tristar Warrants prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, Tristar’s transfer agent, with written instructions to separate such Units into Public Shares, Tristar Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, Tristar’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares and Public Warrants. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A. Holders of Tristar Units and Tristar Warrants do not have appraisal rights in respect to their Tristar Units or Tristar Warrants in connection with the Business Combination under the Companies Act.

Holders of record of Tristar Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Second Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their Tristar Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights to Tristar prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange.

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In the event that any holder of Tristar Ordinary Shares delivers written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights, Tristar and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to Tristar shareholders, including those Tristar shareholders who have delivered a written objection to the Second Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s Tristar Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Tristar Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the amended and restated memorandum and articles of association of Tristar, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”

Q.	I am a Tristar Warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of Tristar Warrants, each whole Pubco Warrant will entitle you to purchase one Pubco Ordinary Share in lieu of one Tristar Class A Ordinary Share at a purchase price of $11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of Tristar Warrants will become holders of Pubco Warrants and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, Tristar urges you to read the information contained in this proxy statement/prospectus carefully.

Q:	What are the potential impacts on the Second Merger and related transactions resulting from the Tristar Deferred Fee Waivers?

A. On June 23, 2023 and June 26, 2023,each of Wells Fargo Securities, LLC (“Wells Fargo”) and Loop Capital Markets LLC (“Loop Capital”, together with Wells Fargo, the “Tristar IPO Underwriters”) waived its entitlement to its respective portion of its deferred underwriting fee (the “Tristar Deferred Fee Waivers”) payable pursuant to that certain underwriting agreement, dated October 13, 2021 (the “Underwriting Agreement”), by and among Tristar and the Tristar IPO Underwriters. The deferred fees were only payable to the Tristar IPO Underwriters upon completion of an initial business combination by Tristar, including the proposed transaction with Helport.

As a result of the Tristar Deferred Fee Waivers, the aggregate amount of transaction fees payable by Tristar at the consummation of an initial business combination, including the proposed transaction with Helport, will be reduced by $9,000,000. The services to be provided by the Tristar IPO Underwriters pursuant to the Underwriting Agreement related to the Tristar IPO were complete at the time of the Tristar Deferred Fee Waivers.

While the Tristar IPO Underwriters did not provide any detail as to the reasons for the Tristar Deferred Fee Waivers, shareholders should be aware that such Tristar Deferred Fee Waivers indicate that none of the Tristar IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transactions described herein. The Tristar Deferred Fee Waivers, including the waivers of fees for services that had already been rendered, is unusual and some investors may find the proposed transaction with Helport less attractive as a result; however, Tristar believes that such waivers would be beneficial for its shareholders as such waived fees would reduce the amount of transaction expenses payable in connection with the consummation of the Business Combination by $9,000,000.

For more information regarding the waivers by the Tristar IPO Underwriters, see the section titled “Summary of the Proxy Statement/Prospectus-Tristar Deferred Fee Waivers”, and for more information related to the associated risks, see the risk factors titled “Risk Factors-Risks Related to the Business Combination and Tristar-Each of the Tristar IPO Underwriters were to be compensated in connection with the consummation of an initial business combination by Tristar, including the proposed transaction with Helport, but have instead waived such compensation and some have disclaimed any responsibility for this proxy statement/prospectus. Investors should not place any reliance on the fact that the Tristar IPO Underwriters were previously engaged by Tristar to serve as an underwriter in Tristar’s IPO, should not assume that the Tristar IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect” and “Risk Factors-Risks Related to the Business Combination and Tristar-Tristar may not have sufficient funds to satisfy indemnification claims of the Tristar IPO Underwriters or their affiliates involved in the Tristar IPO pursuant to the Underwriting Agreement”.

Q.	What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of Tristar’s Initial Public Offering and simultaneous private placements, a total of $232,300,000 was placed in the Trust Account immediately following the Initial Public Offering. Pursuant to the Business Combination Agreement, in connection with the consummation of the Business Combination, the remaining funds in the Trust Account (following the extensions and redemptions related thereto) will be used by Tristar to pay holders of the Public Shares who exercise Redemption rights; after paying the Redemption amount to Public Shareholders, a portion will be used to pay transaction expense incurred by Tristar, any loans owed by Tristar to the Sponsor or the Prior Sponsor in connection with the Transaction and any transaction expense incurred by Helport directly in connection with Transaction. Any remaining cash will be transferred to a Target Company (as defined in Merger Agreement) or Pubco and used for working capital and general corporate purposes of Pubco and its subsidiaries.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, Tristar’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders.

With fewer Public Shares and Public Shareholders, the trading market for Pubco Ordinary Shares may be less liquid than the market for the Tristar Ordinary Shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with fewer funds available from the Trust Account, the working capital infusion from the Trust Account into Helport’s business will be reduced.

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Q.	What happens if the Business Combination is not consummated?

A. If Tristar does not complete the Business Combination with Helport or another business combination by October 18, 2024, or such later time as may be approved by Tristar’s shareholders, Tristar must: (i) redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (which was approximately $115.17 million as of December 31, 2023), (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, Tristar’s Warrants will expire worthless, and the 5,750,000 Founder Shares and 7,345,000 shares underlying the Private Placement Warrants, including those held by Tristar’s Initial Shareholders and Current Insiders, would also be worthless. For more information about the liquidation process, see “Other Information Related to Tristar — Liquidation if No Business Combination.”

Q.	When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for [ ], 2024; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Consummation of the Business Combination.”

Q.	What do I need to do now?

A. Tristar urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of Tristar. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A. The Meeting will be held via live webcast at [           ] a.m., Eastern Time, on [            ], 2024, at the office of [            ]. You can participate in the Meeting and vote your shares electronically via live webcast by visiting [______________] with the password of [            ] and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and Tristar encourages virtual participation.

If you are a holder of record of Tristar Ordinary Shares on the Record Date, you may vote at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later dated, signed proxy card to Tristar’s secretary at the address set forth below so that it is received by Tristar’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to Tristar’s Chief Executive Officer at 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803, which notice must be received by Tristar’s Chief Executive Officer prior to the vote at the Meeting.

Q.	What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant Holder of Tristar.

Q.	What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Tristar Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Tristar Ordinary Shares.

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Q.	Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Tristar Acquisition I Corp.

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

Attn: Xiaoma (Sherman) Lu

Tel: (781) 640-4446; Email: sherman@estonecapital.com

Or

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free: (877) 870-8565

Collect: (206) 870-8565

You may also obtain additional information about Tristar from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to Tristar’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A and the First Amendment to the Business Combination Agreement attached as Annex A-1 to this proxy statement/prospectus as well as the other annexes attached hereto. The Business Combination Agreement is the legal document that governs the Merger and the transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement,” but is qualified by reference to the complete text of the Business Combination Agreement.

The Parties

Tristar

Tristar is a blank check company that was incorporated as a Cayman Islands exempted company on March 5, 2021, for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

Tristar has until October 18, 2024 (or such earlier date as determined by the Tristar Board) (unless extended by Tristar shareholders) to consummate an initial business combination.

After the consummation of the Business Combination, the remaining funds in the Trust Account will be used by Tristar to pay holders of the Public Shares who exercise Redemption rights; after paying the Redemption amount to Public Shareholders, a portion will be used to pay transaction expense incurred by Tristar, any loans owed by Tristar to the Sponsor or the Prior Sponsor in connection with the Transaction and any transaction expense incurred by Helport directly in connection with Transaction. Any remaining cash will be transferred to a Target Company (as defined in Merger Agreement) or Pubco and used for working capital and general corporate purposes of Pubco and its subsidiaries. Tristar’s Units, Class A Ordinary Shares and warrants are currently traded on NYSE under the symbols “TRIS.U”, “TRIS”, and “TRIS.W”, respectively.

Tristar’s principal executive offices are located at 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803 and its phone number is (781) 640-4446. After the consummation of the Business Combination, Tristar will be renamed and become a wholly-owned subsidiary of Pubco.

On October 18, 2021, Tristar consummated the Initial Public Offering of 20,000,000 units at $10.00 per Unit, generating total gross proceeds of $200,000,000. On November 3, 2021, the underwriters exercised the over-allotment option and purchased an additional 3,000,000 Units, generating gross proceeds of $30 million.

Tristar’s amended and restated memorandum and articles of association which were adopted on October 13, 2021 previously provided that Tristar had 18 months or 21 months from the closing of its IPO (if Tristar executed a letter of intent, agreement in principle or definitive agreement for its initial business combination within 18 months from the closing of its Initial Public Offering) to complete its initial business combination. Tristar executed a letter of intent for its initial business combination within 18 months from the closing of its Initial Public Offering, as a result, Tristar previously had until July 18, 2023 to complete its initial business combination.

On July 18, 2023, Tristar held the July Extension Meeting, at which its shareholders approved, among other things, a proposal to (i) extend the date Tristar would be required to consummate a Business Combination (the “Termination Date”) from July 18, 2023 to October 18, 2023, and without another shareholder vote, to further extend the Termination Date for an additional one (1) month as needed, on a month-to-month basis, up to twelve (12) times, until October 18, 2024, and (ii) remove the limitation that Tristar may not redeem Public Shares to the extent that such redemption would result in Tristar having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 (the “Redemption Limitation”) in order to allow Tristar to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

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In connection with the July 2023 Extension Meeting, shareholders holding 12,391,198 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $130,320,650 (approximately $10.52 per share) was removed from the Trust Account to pay such holders. Following redemptions, Tristar had 10,608,802 Public Shares issued and outstanding.

Pubco

Pubco was incorporated on October 3, 2023 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the British Virgin Islands as a business company with limited liability. Pubco owns no material assets other than 100% of the shares in Merger Subs and does not operate any business. Prior to the consummation of the Business Combination, the sole director and sole shareholder of Pubco is Cong Shi.

The mailing address of Pubco’s registered office in the British Virgin Islands is at the office of the first registered agent, at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, British Virgin Islands and its telephone number is +82336584.

After the consummation of the Business Combination, Pubco’s principal executive office will be that of Helport, located at 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989.

First Merger Sub

First Merger Sub was incorporated on October 19, 2023 solely for the purpose of effectuating the Business Combination described herein. First Merger Sub was incorporated under the laws of the British Virgin Islands as a business company with limited liability. First Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of First Merger Sub is Cong Shi, and the sole shareholder of First Merger Sub is Pubco.

Second Merger Sub

Second Merger Sub was incorporated on October 19, 2023 solely for the purpose of effectuating the Business Combination described herein. Second Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Second Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Second Merger Sub is Cong Shi, and the sole shareholder of Second Merger Sub is Pubco.

Helport

Helport is a British Virgin Islands business company. For additional information regarding Helport, see the section of this proxy statement/prospectus entitled “Business of Helport.”

The mailing address of Helport’s principal executive office is 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989, and its telephone number is +82336584.

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Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

Pre-Business Combination Corporate Structure

The following simplified diagram illustrates the anticipated ownership structure of Helport immediately prior to the consummation of the Business Combination.

Unless otherwise noted, all entities are British Virgin Islands companies.

Post-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination, assuming the Maximum Redemptions scenario.

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Proposals to be Submitted at the Meeting

The following is a summary of the proposals to be submitted at the Meeting.

Proposal 1: The Business Combination Proposal

On November 12, 2023, Tristar entered into a Business Combination Agreement with Pubco, First Merger Sub, Second Merger Sub, Purchaser Representative, Seller Representative and Helport. One (1) business day prior to the Closing, (a) the First Merger Sub will merge with and into Helport (the “First Merger”), with Helport surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Helport being converted into the right to receive securities of Pubco; and (b) one (1) business day following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the BVI Companies Act.

The total consideration to be paid by Pubco to Helport for the shares shall be an aggregate number of Pubco Ordinary Shares with an aggregate value equal to, (a) $335,000,000, minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (c) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (d) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (e) the amount of any unpaid Transaction Expenses.

For a detailed discussion on calculation of the number of Pubco Ordinary Shares to be issued in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Proposal — Conditions to the Consummation of the Business Combination.”

Proposal 2: The Merger Proposal

In connection with the Business Combination, in order to effect the Second Merger, it is necessary for Tristar to enter into a plan of merger in connection with the Second Merger, a copy of which is included as Annex C to the accompanying proxy statement/prospectus (the “Cayman Plan of Merger”), and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Tristar’s memorandum and articles of association by deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association of Tristar (as the Surviving Entity) in the form attached as Annexure 2 to the Cayman Plan of Merger (the “Surviving Entity Articles”) and (b) the authorized share capital of Tristar shall be amended as follows: (i) every 10,000 Tristar Class A Ordinary Shares shall be consolidated into one Tristar Class A Ordinary Shares of US$1.00 each and be redesignated as Ordinary Shares of US$1.00 of the Surviving Entity, (ii) all authorized but unissued Tristar Class B Ordinary Shares, Tristar Preference Shares and 40,000 authorized but unissued Ordinary Shares of US$1.00 be cancelled, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each, with such rights, privileges and conditions as set out in the Surviving Entity Articles, be approved and authorized in all respects.

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Pursuant to the Business Combination Agreement, at the Effective Time, the second amended and restated memorandum and articles of association of Surviving Entity which will be substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Effective Time.

The Merger Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Merger Proposal will not be presented to Tristar's shareholders at the Meeting. The Merger Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information, please see the section of this proxy statement/prospectus entitled “The Merger Proposal.”

Proposal 3: The Memorandum and Articles Proposal

In connection with the Business Combination, Tristar is, pursuant to SEC guidance, asking Tristar shareholders to consider and vote upon and to approve a Proposal for Pubco to adopt the Proposed Pubco Memorandum and Articles, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective immediately prior to the consummation of the Business Combination, separate and apart from their consideration and vote upon the Business Combination Proposal. This vote is not required by Cayman Islands law.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association to provide for a more customary public company charter and set forth the rights of the holders of Pubco’s ordinary shares.

The Proposed Pubco Memorandum and Articles will differ from Tristar’s amended and restated memorandum and articles of association in multiple respects, including, for example: (i) the name of the new public entity will be “Helport AI Limited” as opposed to “Tristar Acquisition I Corp.”; (ii) Pubco’s corporate existence is perpetual as opposed to Tristar’s corporate existence terminating if a business combination is not consummated by Tristar within a specified period of time; (iii) the directors of Tristar may be removed by a resolution of the holders of the Class B shares whereas the directors of Pubco may be removed by resolutions of directors or members with or without cause; and (iv) the Proposed Pubco Memorandum and Articles do not include the various provisions applicable only to special purpose acquisition corporations that Tristar’s amended and restated memorandum and articles of association contains.

After the Second Merger, the directors and executive officers of Tristar will resign and Tristar’s amended and restated memorandum and articles of association will be adopted at the Closing and be in substantially the same form as the Second Merger Sub articles and Tristar will change its name to a name to be determined by Helport. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “Business Combination Proposal — Conditions to the Consummation of the Business Combination.”

The Memorandum and Articles Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Memorandum and Articles Proposal will not be presented to Tristar’s shareholders at the Meeting. The Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information about the Proposed Pubco Memorandum and Articles, please see the section of this proxy statement/prospectus entitled “The Memorandum and Articles Proposal.”

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Proposal 4: The Organizational Documents Advisory Proposals

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, Tristar is requesting that Tristar’s shareholders approve by Ordinary Resolution, on a non-binding advisory basis, proposals to approve certain governance provisions included in the Proposed Pubco Memorandum and Articles, which are separately being presented. These votes are not required by Cayman Islands law. The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on Tristar or Tristar’s board of directors (separate and apart from the approval of the Memorandum and Articles Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Memorandum and Articles Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, Tristar intends that the Proposed Pubco Memorandum and Articles will take effect upon the Closing (assuming approval of the Memorandum and Articles Proposal). Please see the section of this proxy statement/prospectus entitled “The Organizational Documents Advisory Proposals.”

Proposal 5: The Equity Incentive Plan Proposal

Assuming the Business Combination Proposal is approved, Tristar’s shareholders will be asked to consider and vote upon a proposal to approve by Ordinary Resolution the Incentive Plan. Please see the section of this proxy statement/prospectus entitled “The Equity Incentive Plan Proposal.”

Proposal 6: The Director Election Proposal

Assuming the Business Combination Proposal is approved, Tristar’s shareholders will be asked to consider and vote upon a proposal to elect, effective at Closing, five (5) directors to serve on Pubco’s board of directors until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified. Please see the section of this proxy statement/prospectus entitled “The Director Election Proposal.”

Proposal 7: The NYSE Proposal

Assuming the Business Combination Proposal is approved, Tristar’s shareholders will be asked to consider and vote upon a proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of NYSE, the issuance of more than 20% of Pubco’s issued and outstanding ordinary shares to shareholders of Helport in connection with the Business Combination, which issuance may result in any investor acquiring such shares owning more than an aggregate of 20% of Pubco’s outstanding ordinary shares, or more than 20% of the voting power of Pubco, which could constitute a “change of control” under NYSE rules. See the section of this proxy statement/prospectus entitled “The NYSE Proposal.”

Proposal 8: The Adjournment Proposal

If necessary or desirable, at the determination of the Tristar Board, to adjourn the Meeting to a later date or dates. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

Tristar Initial Shareholders and Current Insiders

As of [           ], 2024, the Record Date for the Meeting, the holders of Tristar’s Founder Shares, including Tristar’s Initial Shareholders and Current Insiders, beneficially owned and were entitled to vote an aggregate of 5,750,000 Founder Shares that were issued prior to Tristar’s Initial Public Offering. As of [  ], 2024, the Founder Shares constituted approximately 35.1% of the issued and outstanding Tristar Ordinary Shares.

In connection with the Initial Public Offering, the Initial Shareholders and Current Insiders agreed to vote their Founder Shares held by them, in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their Founder Shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by Tristar by October 18, 2024, or such later time as may be approved by Tristar’s shareholders. No additional consideration was provided in exchange for the Sponsor’s waiver of its redemption rights.

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In connection with the Initial Public Offering and the Sponsor Handover, the Initial Shareholders and Current Insiders  also agreed that they shall not Transfer any Founder Shares held by them (the “Founder Shares Lock-up”) until the earliest of (A) one year after the completion of an initial Business Combination and (B) following the completion of an initial Business Combination, the date on which Tristar completes a liquidation, merger, share exchange or other similar transaction that results in all of Tristar’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property. Notwithstanding the foregoing, if, subsequent to a Business Combination, the closing price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing at least 150 days after Tristar’s initial Business Combination, the Founder Shares shall be released from the Founder Shares Lock-up.

Date, Time and Place of the Extraordinary General Meeting of Shareholders of Tristar

The Meeting will be held at [          ], Eastern Time, on [          ], 2024, at [          ]. Tristar will also be hosting the Meeting via live webcast on the Internet at [___________] with the password of [        ], to consider and vote upon the Business Combination Proposal, the Merger Proposal, the Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned Tristar Ordinary Shares at the close of business on [            ], 2024, which is the Record Date for the Meeting. Shareholders will have one vote for each Tristar Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Tristar Warrants do not have voting rights. On the Record Date, there were 16,358,802 Tristar Ordinary Shares (including 10,608,802 Class A Ordinary Shares and 5,750,000 Class B Ordinary Share) of Tristar issued and outstanding.

Quorum and Vote of Tristar Shareholders

A quorum of Tristar shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if the holders of no less than a majority of the issued and outstanding Tristar Ordinary Shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Tristar’s Initial Shareholders and Current Insiders have agreed to vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting. As of [  ], 2024, the Initial Shareholders and Current Insiders held 5,750,000 Tristar Class B Ordinary Share, which constitute approximately 35.1% of the issued and outstanding Tristar Ordinary Shares. Such shares will be voted in favor of the proposals presented at the Meeting. The proposals presented at the Meeting will require the following votes:

·	Pursuant to Tristar’s Existing Organizational Documents, the approval of the Business Combination Proposal, requires an Ordinary Resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

·

Pursuant to Tristar’s Existing Organizational Documents and the Companies Act, the approval of the Second Merger, which includes authorization of the Cayman Plan of Merger and the transactions contemplated therein, will require a Special Resolution, passed by at least a two-thirds majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

·

The approval of the Memorandum and Articles Proposal will require a Special Resolution passed by at least a two-thirds majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

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·

The approval of the Organizational Documents Advisory Proposals, which are advisory and non-binding, will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

·

The approval of the Equity Incentive Plan Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

·

The approval of the Director Election Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of the Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

·

The approval of the NYSE Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

·

The approval of the Adjournment Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

Abstentions and broker non-votes are not treated as votes cast and will have no effect on the Business Combination Proposal, the Merger Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Director Election Proposal, the NYSE Proposal and (if presented) the Adjournment Proposal.

Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, each of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal can be approved at the Meeting assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal.

Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, each of the Memorandum and Articles Proposal and the Merger Proposal can be approved at the Meeting assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 5,155,868 Tristar Class A Ordinary Shares, or approximately 48.6% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Memorandum and Articles Proposal and the Merger Proposal in order for them to be approved.

Redemption Rights

Pursuant to Tristar’s Existing Organizational Documents, a holder of Public Shares may demand that Tristar redeem such shares for cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that Tristar redeem their shares for cash no later than 5:00 p.m. Eastern Time on [      ], 2024 (two (2) business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to Tristar’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, Tristar will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of Tristar. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors of Tristar. If a holder of Public Shares properly demands Redemption, Tristar will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination.

As of [          ], 2024, the Record Date, this would amount to approximately $[             ] per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its Tristar Ordinary Shares for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of Tristar — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Holders of Tristar Warrants do not have Redemption rights with respect to such securities.

Appraisal Rights

Holders of record of Tristar Units and Tristar Warrants do not have appraisal rights in respect to their Tristar Units or Tristar Warrants in connection with the Business Combination under the Companies Act.

Holders of Tristar Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Second Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their Tristar Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights to Tristar prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange.

In the event that any holder of Tristar Ordinary Shares delivers written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights, Tristar and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to Tristar shareholders, including those Tristar shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s Tristar Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Tristar Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

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These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the amended and restated memorandum and articles of association of Tristar, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Tristar has engaged Advantage Proxy, Inc. (“Advantage Proxy”) as proxy solicitor to assist in the solicitation of proxies in connection with the Meeting.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of Tristar — Revoking Your Proxy.”

Interests of Tristar’s Initial Shareholders, Directors and Officers in the Business Combination

When you consider the recommendation of Tristar’s board of directors in favor of approval of the Proposals, you should keep in mind that Tristar’s Initial Shareholders, the Sponsor and its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as a Tristar shareholder or Warrant holder. These interests include, among other things:

·

the fact that the Current Insiders own 4,427,500 Founder Shares which they purchased from the Initial Shareholders for an aggregate price of $25,000 and which will be converted into up to 4,427,500 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Tristar Class A Ordinary Shares on , 2023, which was $ , would have an aggregate value of approximately $ million as of the same date, representing a % gain on the Sponsor’s investment. If Tristar does not consummate the Business Combination or another initial business combination by October 18, 2024 (unless such date is extended by and with the approval of Tristar’s shareholders), and Tristar is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $.006 per share that the Current Insiders paid for the Founder Shares, as compared to the purchase price of $10.00 per Tristar Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Tristar Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

·

The Sponsor and its affiliate own an aggregate of 4,961,250 Private Placement Warrants which they purchased from the Prior Sponsor for an effective aggregate price of $175,000. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Placement Warrants had an aggregate market value of approximately $[  ] based upon the closing price of Tristar’s Warrants of $[  ] per Warrant on NYSE as of [  ], 2024. If Tristar is unable to complete a business combination by October 18, 2024 (unless extended by Tristar’s shareholders), the Private Placement Warrants will expire worthless and the Sponsor and its affiliate will be unable to recoup their investment in Tristar;

·

Tristar has issued promissory notes to its Sponsor, its officers and their affiliates for Tristar’s working capital (including potential extension funding) needs. As of [  ], 2024, an aggregate of approximately $2.0 million was outstanding. If the Business Combination or another initial business combination is not consummated, the promissory notes may not be repaid to its Sponsor, officers and their affiliates, in whole or in part;

·

If Tristar is unable to complete a business combination within the time period by October 18, 2024 (unless extended by Tristar’s shareholders), the Sponsor has agreed to indemnify Tristar to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Tristar, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Tristar tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Tristar’s indemnity of the underwriters of Tristar’s Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

·

Tristar’s Sponsor, officers or directors, or their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on Tristar’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If the Business Combination with Helport or another business combination is not completed by October 18, 2024 (unless extended by Tristar’s shareholders), Tristar may not be able to reimburse these expenses (to the extent such expense exceed the amount of available proceeds not deposited in the Trust Account). As of [  ], 2024, Tristar’s Sponsor, officers or directors, or their affiliates had not incurred any expenses which they expect to be reimbursed at the Closing;

·

Pursuant to the Business Combination Agreement, for a period of 6 years following the consummation of the Business Combination, Pubco is required to maintain provisions in the Proposed Pubco Memorandum and Articles providing for the continued indemnification and coverage of Tristar’s existing directors and officers;

·

the fact that Tristar’s officers and directors have not been required to, and have not, committed their full time to Tristar’s affairs, which may have resulted in a conflict of interest in allocating their time between Tristar’s operations and its search for a business combination and their other businesses;

·

the anticipated election of [   ], [   ] of Tristar, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Mr. [   ] will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors; see the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”; and

·

the fact that the Sponsor, the Prior Sponsor, their affiliates or certain of Tristar’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Tristar. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants, at a price of $1.50 per warrant, of the post Business Combination entity. If Tristar completes a business combination, Tristar will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Tristar may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Tristar has issued promissory notes to its Sponsor, its officers and their affiliates for Tristar’s working capital (including potential extension funding) needs.

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Recommendation to Shareholders

The Tristar Board has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of Tristar’s shareholders and unanimously recommends that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal,  “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the NYSE Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

Conditions to the Consummation of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (1) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Tristar’s and Helport’s shareholders; (2) obtaining material regulatory approvals; (3) no law or order preventing or prohibiting the Transactions; (4) Tristar or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and Tristar relies on another exclusion); (5) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (6) the effectiveness of the Registration Statement; (7) appointment of the post-closing directors of Pubco; and (8) Nasdaq or NYSE listing requirements, as applicable, having been fulfilled.

In addition, unless waived by Helport, the obligations of Helport, Pubco, the First Merger Sub and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Tristar being true and correct on and as of the Closing (subject to Material Adverse Effect); (2) Tristar having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to Tristar since the date of the Business Combination Agreement which is continuing and uncured; (4) receipt by Helport and Pubco of the Amended and Restated Registration Rights Agreement; (5) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by Pubco; and (6) receipt by Helport and Pubco of employment agreements between certain management persons from Helport and Helport or Tristar, in each case effective as of Closing.

Unless waived by Tristar, the obligations of Tristar to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Helport, Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (2) Helport, Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (4) the Non-Competition Agreements, the Employment Agreements, the Amended and Restated Registration Rights Agreement, and each Key Seller Lock-Up Agreement shall be in full force and effect from the Closing; (5) resignation of the directors and officers of the Company as requested by Tristar prior to the Closing; (6) Tristar shall have received evidence that the Company shall have terminated, extinguished and cancelled all of its outstanding convertible securities; and (7) the Reorganization having been consummated by December 31, 2023.

Tristar Deferred Fee Waivers

Tristar received the Tristar Deferred Fee Waivers with each of the Tristar IPO Underwriters, resulting in the wavier of an aggregate of $9,000,000 in deferred underwriting fees payable to such Tristar IPO Underwriters pursuant to the Underwriting Agreement upon consummation of an initial business combination by Tristar, including the proposed transaction with Helport.

On June 23, 2023 and June 26, 2023, Tristar received a letter from each of the Tristar IPO Underwriters, respectively, whereby Tristar IPO Underwriters waived its entitlement to its portion of its deferred underwriting fee payable pursuant to the Underwriting Agreement in connection with Tristar’s initial business combination, including its proposed Business Combination with Helport. Moreover, the Tristar IPO Underwriters clarified in the waiver agreement that, while it does not have any role or involvement in the proposed Business Combination with Helport, it resigns, or ceases or refuses to act in every office, capacity, and relationship with respect to the proposed Business Combination with Helport or any other potential business combination. The Tristar IPO Underwriters affirmatively disclaimed any responsibility for any portion of any registration statement and any statutory prospectus, prospectuses or proxy statement, as applicable (and including this proxy statement/prospectus) that may be filed by Tristar in connection with Tristar’s proposed Business Combination with Helport.

Although each of the Tristar IPO Underwriters waived its entitlement to any deferred underwriting fee payable pursuant to the Underwriting Agreement, certain provisions of the Underwriting Agreement were not waived by the Tristar IPO Underwriters. In particular, none of the Tristar IPO Underwriters waived its rights to indemnification under the Underwriting Agreement for any losses, claims, damages or liabilities, joint or several, arising out of or based upon an untrue statement or alleged untrue statement of a material fact contained in the filings and communications related to the Tristar IPO or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the Tristar IPO Underwriters in relation to its services provided under the Underwriting Agreement, then Tristar (and Pubco upon consummation of the Business Combination) may be liable to pay for or reimburse the Tristar IPO Underwriter for such losses and costs it incurs, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party; however, no Tristar IPO Underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the securities purchased by such underwriter thereunder. Therefore, there can be no assurance that Tristar (or Pubco following the Business Combination) would have sufficient funds to satisfy such indemnification claims.

Each of the Tristar IPO Underwriters informally notified Tristar that it would be unable to serve as an advisor to Tristar in connection with an initial business combination, and at that time, Tristar requested that each Tristar IPO Underwriter, and each Tristar IPO Underwriter verbally agreed, to waive its entitlement to respective portion of the deferred underwriting fee payable pursuant to the Underwriting Agreement, with Tristar then requesting that each Tristar IPO Underwriter document such waivers in writing. Other than the request initiated by each of the Tristar IPO Underwriters regarding its unwillingness to serve as an advisor to Tristar, none of the Tristar IPO Underwriters discussed the reasons for their forfeiture of fees with Tristar, and Tristar did not seek out the reasons why upon receipt of the Tristar Deferred Fee Waivers, despite the Tristar IPO Underwriters having already completed their services. None of the Tristar IPO Underwriters communicated to Tristar, and Tristar is not aware, that these Tristar Deferred Fee Waivers were the result of any dispute or disagreement with Tristar or other Tristar IPO Underwriters, including any disagreement relating to the disclosure in this proxy statement/prospectus, the scope of their respective engagements under the Underwriting Agreement or their ability to complete such engagements, or any matter relating to Tristar’s or Helport’s operations, prospects, policies, procedures or practices. While the Tristar IPO Underwriters did not provide any detail as to the reasons for the Tristar Deferred Fee Waivers, shareholders should be aware that such Tristar Deferred Fee Waivers indicate that none of the Tristar IPO Underwriters want to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. Tristar will not speculate about the reasons why the Tristar IPO Underwriters forfeited fees after performing the work to earn such fees.

Tristar agreed to these waivers for the benefit of its shareholders. The waivers of each of the Tristar IPO Underwriters, including its waiver of fees for services that had already been rendered, is unusual and some investors may find the proposed Business Combination with Helport less attractive as a result, however, Tristar believes that such waivers would be beneficial for its shareholders as such waived fees would reduce transaction expenses payable in connection with the consummation of an initial business combination, including the proposed Business Combination with Helport, by $9,000,000.

The Tristar Board did not consider the potential impact of the waivers of each of the Tristar IPO Underwriters in its assessment of the proposed Business Combination with Helport, given (a) the timing of the resignations, (b) no separate engagement letters were entered into with the Tristar IPO Underwriters, with their obligations being limited in scope solely to the Underwriting Agreement and their completed services in connection with the Tristar IPO, and (c) none of the Tristar IPO Underwriters participated in or provided (or were required to participate in or provide) advisory services in connection with the identification or evaluation of potential business combination targets, an initial business combination, or the proposed Business Combination with Helport.

None of the Tristar IPO Underwriters were engaged by Tristar, the Sponsor, Helport or their respective affiliates in connection with the proposed Business Combination between Tristar and Helport. As none of the Tristar IPO Underwriters were engaged outside of the Underwriting Agreement, Tristar did not rely on any of the Tristar IPO Underwriters in the preparation, analysis and review of, nor did the Tristar IPO Underwriters assist in the preparation, analysis or review of, the materials provided to Tristar management or the Tristar Board for use in its evaluation of the proposed transaction with Helport. Additionally, none of the Tristar IPO Underwriters reviewed or commented on, and otherwise were not involved in the preparation, analysis or review of, this proxy statement/prospectus. Because the Tristar IPO Underwriters were not involved in the preparation and review of the proxy statement/prospectus, Tristar’s investors will not have the benefit of their independent review and investigation of the disclosures provided in this proxy statement/prospectus. Accordingly, shareholders should not place any reliance on the fact that the Tristar IPO Underwriters were previously engaged by Tristar to serve as an underwriter in Tristar’s IPO, should not assume that the Tristar IPO Underwriters are involved in this Business Combination with Helport, and no inference should be drawn to this effect. We note that unaffiliated investors are subject to certain material risks as a result of Helport going public through a merger rather than through an underwritten initial public offering. See the risk factor titled “Risk Factors-Risks Related to Business Combination and Tristar-There are risks to Tristar’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Helport directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.”

Tristar does not expect that the Tristar Deferred Fee Waivers will have any significant impact on the proposed Business Combination with Helport other than reducing the amount of expenses associated with the proposed Business Combination and potentially adversely affecting investors’ perception of the proposed Business Combination with Helport.

Other than as set forth above, Tristar has not been advised by, nor is it aware of, any of its advisors that such advisor has resigned from, or ceased or refused to act in, any capacity with respect to the proposed Business Combination with Helport or any other potential business combination.

For more information related to the associated risks, see the risk factors titled “Risk Factors-Risks Related to the Business Combination and Tristar-Each of the Tristar IPO Underwriters were to be compensated in connection with the consummation of an initial business combination by Tristar, including the proposed transaction with Helport, but have instead waived such compensation and some have disclaimed any responsibility for this proxy statement/prospectus. Investors should not place any reliance on the fact that the Tristar IPO Underwriters were previously engaged by Tristar to serve as an underwriter in Tristar’s IPO, should not assume that the Tristar IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect” and “Risk Factors-Risks Related to the Business Combination and Tristar-Tristar may not have sufficient funds to satisfy indemnification claims of the Tristar IPO Underwriters or their affiliates involved in the Tristar IPO pursuant to the Underwriting Agreement”.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of ordinary shares of Tristar and the ownership and disposition of Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations”.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Tristar will be treated as the “acquired” company for financial reporting purposes, and Helport will be the accounting “acquirer”. This determination was primarily based on the assumption that:

·	Helport’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

·	Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by Helport and approved by Tristar in its reasonable judgement and two (2) directors designated by Tristar and approved by Helport in its reasonable judgement;

·	Helport’s operations will substantially comprise the ongoing operations of Pubco;

·	Helport is the larger entity in terms of substantive operations and employee base; and

·	Helport’s senior management will comprise the senior management of Pubco.

In accordance with guidance applicable to these circumstances, Tristar does not meet the definition of a “business”, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Tristar will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Helport.

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Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. These risks are summarized below.

Summary of Risk Factors

Risks Related to the Business Combination and Tristar

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

·

Since the Sponsor and Tristar’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of Tristar’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Helport is appropriate as Tristar’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Tristar if the business combination is not completed.

·

The exercise of Tristar’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Tristar’s shareholders’ best interest.

·	Tristar and Helport will incur significant transaction and transition costs in connection with the Business Combination.

·	The announcement of the proposed Business Combination could disrupt Helport’s relationships with its customers, business partners and others, as well as its operating results and business generally.

·	The Business Combination may disrupt Helport’s current business plans and operations and may cause difficulties in retaining its employees.

·

There is no assurance that Tristar’s due diligence will reveal all material risks that may be present in Helport’s business. Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause Tristar shareholders to lose some or all of your investment.

·

Tristar does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Tristar to complete the Business Combination with which a substantial majority of Tristar shareholders do not agree.

·

The Sponsor, Tristar’s directors, officers, advisors, and their affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Tristar Ordinary Shares.

·

NYSE may delist Tristar’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in Tristar’s securities and subject it to additional trading restrictions.

·

There are risks to Tristar’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Helport directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

·

Tristar’s management has substantial doubt about their ability to continue as a going concern for a period of time within one year from the date that the financial statements are issued. Tristar’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses Tristar’s substantial doubt about its ability to continue as a “going concern.”

·

Tristar identified a material weakness in its internal control over financial reporting. If Tristar is unable to develop and maintain an effective system of internal control over financial reporting, Tristar may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Tristar and materially and adversely affect Tristar’s business and operating results.

Risks Related to Redemption

·

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Tristar’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

·	Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

·

If a Public Shareholder fails to receive notice of Tristar’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

·

If a Public Shareholder or a “group” of Public Shareholders are deemed to hold in excess of 15% of Tristar’s Public Shares, that Public Shareholder or Public Shareholders will lose the ability to redeem all such shares in excess of 15% of Tristar’s Public Shares, absent Tristar’s consent.

·

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Shareholder in a better future economic position.

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Risks Related to Helport’s Doing Business in the PRC

●

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against Pubco or its management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China;

●	Recent greater oversight by the CAC over data security could adversely impact Helport’s business (see page [●] of this proxy statement/prospectus);
●

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on Helport’s business and operations (see page [●] of this proxy statement/prospectus);

●

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us (see page [●] of this proxy statement/prospectus);

●	Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment (see page [●] of this proxy statement/prospectus);
●

Each of our customers and suppliers has entered into an Authorization for Payment Agreement with our Singapore operating entity and a third- party agent. Our financial condition and liquidity position may be subject to credit risks of the third-party agent (see page [●] of this proxy statement/prospectus); and

●

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash overseas., our business, financial condition, and results of operations could be materially adversely affected (see page [●] of this proxy statement/prospectus);

Risks Related to Helport’s Business

●

Our failure to anticipate or successfully implement new technologies could render our contact-center solution services less competitive and reduce our revenue and market share (see page [●] of this proxy statement/prospectus);

●

Our reliance on developer partners for AI product and system development is significant. If these third parties, or their critical staff members, are unable or unwilling to continue their cooperation with us, it could have a detrimental effect on our business (see page [●] of this proxy statement/prospectus);

●

We are in the highly competitive AI Contact Integrated Solutions Industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance (see page [●] of this proxy statement/prospectus);

●

Our business may rely on a primary supplier or a few customers that account for more than 10% of our total purchases. Interruptions in operations in such major clients or supplier may have an adverse effect on our business, financial condition, and results of operations (see page [●] of this proxy statement/prospectus);

●

We rely on third-party cloud computing platforms to develop software and store data.  If we fail to maintain our relationships with these platforms, or if the service fees charged by these platforms change to our detriment, our business may be adversely affected (see page [●] of this proxy statement/prospectus);

●

Our business generates and processes a large amount of data, and it is required to comply with laws and regulations in multiple jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects (see page [●] of this proxy statement/prospectus);

●

The proper functioning of our technology systems and platforms is essential to our business. Any disruption to our information technology systems could materially affect our ability to maintain the satisfactory performance of our AI data analytic systems (see page [●] of this proxy statement/prospectus);

●

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could be subject to increased costs, liabilities, reputational harm, or other negative consequences (see page [●] of this proxy statement/prospectus);

●

If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers (see page [●] of this proxy statement/prospectus);

●

Unauthorized use of our intellectual property by third parties and expenses incurred in protecting our intellectual property rights may adversely affect our business, reputation, and competitive edge (see page [●] of this proxy statement/prospectus);

●

Third parties may claim that we have infringe their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services (see page [●] of this proxy statement/prospectus);

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●

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance (see page [●] of this proxy statement/prospectus);

●	Future acquisitions may have an adverse effect on our ability to manage our business (see page [●] of this proxy statement/prospectus);
●

A decline in general economic conditions or a disruption of financial markets may affect our target market or industry which in turn could adversely affect our profitability (see page [●] of this proxy statement/prospectus);

●	We may be adversely affected by the effects of inflation and a potential recession (see page [●] of this proxy statement/prospectus);
●	We face risks related to natural disasters, health epidemics, and other outbreaks, which could significantly disrupt our operations (see page [●] of this proxy statement/prospectus);
●	Any negative publicity about us, our services, and our management may materially and adversely affect our reputation and business (see page [●] of this proxy statement/prospectus);
●

If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected (see page [●] of this proxy statement/prospectus); and

●

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition (see page [●] of this proxy statement/prospectus);

Risk Relating to Doing Business in Singapore

●

We may rely on dividends and other distributions on equity paid by our subsidiary in Singapore to fund any cash and financing requirements we may have (see page [●] of this proxy statement/prospectus).

Risks Related to Our Securities Following the Business Combination and Helport Operating as a Public Company

●	Pubco will incur higher costs post-Business Combination as a result of being a public company (see page [●] of this proxy statement/prospectus);
●

If Helport or Pubco fails to implement and maintain an effective system of internal controls or remediate the material weaknesses in its internal control over financial reporting that have been identified, Pubco may be unable to accurately report its results of operations, meet its reporting obligations, or prevent fraud, and investor confidence and the market price of Pubco Ordinary Shares may be materially and adversely affected (see page [●] of this proxy statement/prospectus);

●	Pubco may or may not pay cash dividends in the foreseeable future (see page [●] of this proxy statement/prospectus);
●

Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management (see page [●] of this proxy statement/prospectus);

●

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco Ordinary Shares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects (see page [●] of this proxy statement/prospectus); and

●

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers (see page [●] of this proxy statement/prospectus).

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SELECTED HISTORICAL FINANCIAL INFORMATION OF TRISTAR

The following selected statements of operations and comprehensive income data and selected  statements of cash flows data for the nine month period ended September 30, 2023, six month period ended June 30, 2023 and 2022, the year ended December 31, 2022 and for the period from March 5, 2021 (inception) to December 31, 2021 and the selected balance sheets data as of September 30, 2023, June 30, 2023 and 2022, December 31, 2022 and 2021 have been derived from our  financial statements included elsewhere in this prospectus. Our combined financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Historical Financial Information section together with our combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary of selected statements of operations for the periods indicated.

	Nine Months Ended September 30, 2023 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)	Year Ended December 31, 2022 (Audited)	For the Period from March 5, 2021 (inception) to December 31, 2021 (Audited)
General and administrative expenses	$(1,597,321)	$(817,699)	$(449,371)	$(996,769)	$(2,012,856)
Interest income	6,553	2,473	--	5,247	2,491
Interest income on investment in trust	7,462,361	5,530,083	159,650	3,631,005	--
Change in fair value of convertible promissory notes – related party	68,214	--	--	--	--
Change in fair value of warrant liability	(753,800)	--	7,423,000	9,119,050	7,988,350
Forgiveness of deferred underwriting fee payable	481,275	481,275	--	--	--
Forgiveness of service administrative fee	204,516	204,516	--	--	--
Net income	$5,871,798	$5,400,648	$7,133,279	$11,758,533	$5,977,985

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	19,603,894	23,000,000	23,000,000	23,000,000	5,446,667
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.23	$0.19	$0.25	$0.41	$0.53

Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income per share, Class B ordinary shares	$0.23	$0.19	$0.25	$0.41	$0.53

The following table presents our summary of cash flows for the periods indicated.

	Nine Months Ended September 30, 2023 (Unaudited)	Six Months Ended June 30, 2023 (Unaudited)	Six Months Ended June 30, 2022 (Unaudited)	Year Ended December 31, 2022 (Audited)	For the Period from March 5, 2021 (inception) to December 31, 2021 (Audited)
Net cash used in operating activities	$(966,313)	$(573,795)	$(470,806)	$(559,446)	$(2,405,373)
Net cash provided by (used in) investing activities	129,945,660	--	--	--	(232,300,000)
Net cash (used in) provided by financing activities	(127,998,786)	--	--	(85,000)	235,937,365
Net change in cash	980,561	(573,795)	(470,806)	(644,446)	1,231,992

Cash at beginning of the period	587,546	587,546	1,231,992	1,231,992	--
Cash at end of the period	$1,568,107	$13,751	$761,186	$587,546	$1,231,992

55

The following table presents our summary balance sheets for the periods indicated.

	September 30,	As of June 30,		December 31,	December 31,
	2023 (Unaudited)	2023 (Unaudited)	2022 (Unaudited)	2022 (Audited)	2021 (Audited)
Cash	$1,568,107	$13,751	$761,186	$587,546	$1,231,992
Prepaid expenses	44,470	148,177	438,355	258,535	566,933
Investments held in trust account	113,450,197	241,463,580	232,461,777	235,933,496	232,302,491
Total assets	$115,062,774	$241,625,508	$233,661,318	$236,779,577	$234,101,416

Accounts payable	$223,066	$34,975	$24,523	$99,514	$131,541
Accrued expenses	280,902	189,676	84,516	198,580	127,875
Promissory notes – related parties	2,000,000	-	-	-	-
Derivative warrant liabilities	1,319,150	565,350	2,261,400	565,350	9,684,400
Deferred underwriting fee payable	-	-	10,350,000	10,350,000	10,350,000
Total liabilities	3,823,118	790,001	12,720,439	11,213,444	20,293,816
Class A ordinary shares subject to possible redemption, 23,000,000 at $10.69, $10.50, $10.11, $10.26 and $10.10 redemption value as of September 30, 2023, June 30, 2023 and 2022, December 31, 2022 and 2021 respectively	113,447,705	241,461,089	232,459,286	235,931,005	232,300,000
Total shareholders' deficit	(2,208,049)	(625,582)	(11,518,407)	(10,364,872)	(18,492,400)
Total liabilities and shareholders' equity	$115,062,774	$241,625,508	$233,661,318	$236,779,577	$234,101,416

SELECTED HISTORICAL FINANCIAL INFORMATION OF HELPORT

The following selected combined statements of operations and comprehensive income data and selected combined statements of cash flows data for the years ended June 30, 2023 and 2022 and the selected combined balance sheets data as of June 30, 2023 and 2022 have been derived from our audited combined financial statements of Helport Limited included elsewhere in this prospectus. Our financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of results expected for future periods. You should read this Selected Historical Financial Information section together with our combined financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

The following table presents our summary of selected combined statements of operations and comprehensive income of Helport Limited for the periods indicated.

	For the years ended June 30,
	2023	2022
Revenues	$12,728,313	$2,667,914
Cost of revenues	(4,882,792)	(1,246,701)
Gross profit	7,845,521	1,421,213

Selling expenses	(50,830)	(99,817)
General and administrative expenses	(1,625,887)	(340,625)
Research and development expenses	(375,410)	-
Total operating expenses	(2,052,127)	(440,442)

Income from operation	5,793,394	980,771

Financial expenses, net	(7,936)	(5,894)
Income before income tax expense	5,785,458	974,877
Income tax expense	(970,755)	(152,917)
Net income	$4,814,703	$821,960
Other comprehensive income, net of tax:
Net change in foreign currency translation adjustment	-	-
Total comprehensive income	$4,814,703	$821,960

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The following table presents our summary of combined statement of cash flowsof Helport Limited for the periods indicated.

	For the years ended June 30,
	2023	2022
Net cash used in operating activities	$(454,121)	$(83,780)
Net cash provided by financing activities	590,502	81,923
Effect of exchange rate changes on cash	(2,380)	-
Net change in cash	134,001	(1,857)
Cash at beginning of the year	8,400	10,257
Cash at end of the year	$142,401	$8,400

The following table presents our summary of combined balance sheets of Helport Limited for the periods indicated.

	As of June 30,
	2023	2022
Cash	$142,401	$8,400
Accounts receivable, net	14,545,921	2,463,761
Total current assets	14,688,322	2,472,161
Intangible assets, net	4,083,333	6,416,667
Total non-current assets	4,083,333	6,416,667
Accounts payable	10,158,729	7,610,813
Total liabilities	13,087,576	8,019,452
Total shareholders' equity	5,684,079	869,376
Total liabilities and shareholders' equity	$18,771,655	$8,888,828

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SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Tristar	(B) Helport	(C) Promissory Notes	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$13,751	$142,401	$2,500,000	$241,463,580	(1)	$107,115,057	$(106,779,736	)(5)	$335,321
				(2,500,000	)(2)
				(5,707,943	)(3)	-	-		-
				(128,796,732	)(4)	-
Accounts receivable, net	-	14,545,921		-		14,545,921	-		14,545,921
Prepaid expenses and other current assets	148,177	-		-		148,177	-		148,177
Total Current Assets	161,928	14,688,322	2,500,000	104,458,905		121,809,155	(106,779,736)		15,029,419

Non-current assets									-
Investment held in Trust Account	241,463,580	-		(241,463,580	) (1)	-	-		-
Intangible asset, net	-	4,083,333		-		4,083,333	-		4,083,333
Total Non-current Assets	241,463,580	4,083,333	-	(241,463,580)		4,083,333	-		4,083,333
Total Assets	$241,625,508	$18,771,655	$2,500,000	$(137,004,675)		$125,892,488	$(106,779,736)		$19,112,752

LIABILITIES
Current liabilities
Promissory notes	$-	$-	$2,500,000	$(2,500,000	)(2)	$-	$-		$-
Accounts payable	34,975	10,158,729		(33,282	)(3)	10,160,422	-		10,160,422
Income tax payable	-	1,123,065		-		1,123,065	-		1,123,065
Amounts due to related parties	-	592,797		-		592,797	-		592,797
Accrued expenses and other current liabilities	189,676	1,212,985		(91,589	)(3)	1,311,072	-		1,311,072
Total Current Liabilities	224,651	13,087,576	2,500,000	(2,624,871)		13,187,356	-		13,187,356

Non-current liabilities
Derivative warrant liabilities	565,350	-		-		565,350	-		565,350
Total Non-current Liabilities	565,350	-	-	-		565,350	-		565,350
Total Liabilities	790,001	13,087,576	2,500,000	(2,624,871)		13,752,706	-		13,752,706

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 23,000,000 at $10.50 and $10.26 redemption value as of June 30, 2023 and December 31, 2022, respectively	241,461,089	-		(130,320,650	)(4)	-	-		-
				(111,140,439	)(5)

SHAREHOLDERS' EQUITY
Ordinary Shares	-	156		4,506	(6)	4,662	(983	)(6)	3,679
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-		-	-		-
Class A ordinary shares, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding	-	-		-		-	-		-
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	-		(575	)(6)	-	-		-
Subscription receivable	-	(156)		-		(156)	-		(156)
Additional paid in capital	9,868,725	7,556		(891,841	)(3)	106,778,753	-		-
				111,140,439	(5)	-	(106,779,736	)(5)	-
				(13,346,126	)(6)	-	983	(6)	-
Accumulated (deficits)/earnings	(10,494,882)	5,676,523		(4,691,231	)(3)	5,356,523	-		5,356,523
				1,523,918	(4)
				13,342,195	(6)
Total Shareholders’ Equity	(625,582)	5,684,079	-	107,081,285		112,139,782	(106,779,736)		5,360,046
Total Liabilities, Class A Ordinary Shares subject to possible redemption and Shareholders' Equity	$241,625,508	$18,771,655	$2,500,000	$(137,004,675)		$125,892,488	$(106,779,736)		$19,112,752

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

____________

(A)	Derived from the unaudited condensed balance sheet of Tristar as of June 30, 2023.
(B)	Derived from the audited combined balance sheet of Helport as of June 30, 2023.
(1)	Reflects the release of cash from cash and investment held in the Trust Account.
(2)	Reflects the settlement of $2.5 million of promissory notes issued subsequently in July and September, which is due upon completion of the Business Combination.
(3)

Reflects the capitalized transaction fees of Helport charged as a reduction of the combined additional paid-in capital upon completion of the Business Combination; reflects the expensed transaction fees of Tristar and Helport carried forward in accumulated (deficits)/earnings. The specific component of the capitalized transaction fees of Helport is as follow:

Transaction fees	Amount
Legal fees and other expenses	$776,000
Financial advisory fees	95,155
Industry consulting fees	20,686
Total capitalized transaction fees	$891,841

(4)

Reflects the EGM held on July 18, 2023, in which the shareholders holding 12,391,198 public shares exercised their right to redeem for a pro rata portion of the funds in the Trust Account. Following the redemptions, Tristar had 10,608,802 redeemable ordinary shares and $115,166,848 remaining in the Trust Account as of December 31, 2023.

(5)

In Scenario 1, which assumes no Tristar shareholders exercise their redemption rights except for 12,391,198 shares redeemed on July 18, 2023, all Tristar shares previously subject to redemption for cash amounting to $111.14 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes that in addition to 12,391,198 shares redeemed on July 18, 2023, the maximum number of Tristar shares at 9,836,208 are redeemed at $10.86 for cash by Tristar shareholders, approximately $106.78 million out of approximately $115.17 million in the trust account would be paid out in cash for a 93% redemption, with the remaining balance to pay off accrued expenses for the Business Combination. Any redemption above 93% would cause a failure in the completion of the business combination.

(6)	Reflects 1) recapitalization of Helport through issuance of Tristar shares and eliminate Tristar historical accumulated deficit; 2) the contribution of all the share capital in Helport to Tristar.

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UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2023

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions into Cash			Redemptions into Cash
	(A)	(B)	Pro Forma		Pro Forma Income	Pro Forma	Pro Forma Income
	Tristar	Helport	Adjustments		Statement	Adjustments	Statement

Revenues	$-	$12,728,313	$-		$12,728,313	$-	$12,728,313
Cost of revenues	-	(4,882,792)	-		(4,882,792)	-	(4,882,792)
Selling expenses	-	(50,830)	-		(50,830)	-	(50,830)
General and administrative expenses	(1,365,097)	(1,625,887)	-		(2,990,984)	-	(2,990,984)
Research and development expenses	-	(375,410)	-		(375,410)	-	(375,410)
Total operating (loss)/income	(1,365,097)	5,793,394	-		4,428,297	-	4,428,297

Other income (expense):
Financial expenses, net	7,720	(7,936)	-		(216)	-	(216)
Interest income - investment held in trust	9,001,438	-	(9,001,438)	(1)	-	-	-
Change in fair value of warrant liability	1,696,050	-	-		1,696,050	-	1,696,050
Forgiveness of deferred underwriting fee payable	481,275	-	-		481,275	-	481,275
Forgiveness of service administrative fee	204,516	-	-		204,516	-	204,516
Total other income/(expense), net	11,390,999	(7,936)	(9,001,438)		2,381,625	-	2,381,625

Income before provision for income taxes	10,025,902	5,785,458	(9,001,438)		6,809,922	-	6,809,922
Income tax expense	-	(970,755)	-		(970,755)	-	(970,755)
Net income	10,025,902	4,814,703	(9,001,438)		5,839,167	-	5,839,167

Net change in foreign currency translation adjustment	-	-	-		-	-	-
Total comprehensive income	10,025,902	4,814,703	(9,001,438)		5,839,167	-	5,839,167

Weighted average shares outstanding of ordinary shares	-	156	46,623,733	(2)	46,623,889	(9,836,208) (2)	36,787,681
Weighted average shares outstanding of redeemable ordinary shares	23,000,000	-	-		-	-	-
Basic and diluted net income per ordinary share	$0.35	30,863.48	-		$0.13	-	$0.16
Weighted average shares outstanding of non-redeemable ordinary shares	5,750,000	-	-		-	-	-
Basic and diluted net income per ordinary share	$0.35	-	-		-	-	-

Notes and adjustment to Unaudited Pro Forma Condensed combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

____________

(A)	Derived from Tristar’s unaudited condensed statement of operations for the six months ended June 30, 2023 and 2022, and audited statement of operations for the year ended December 31, 2022.
(B)	Derived from Helport’s audited combined statement of operations for the year ended June 30, 2023.
(1)	Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.
(2)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

59

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL

INFORMATION AND COMPARATIVE PER SHARE DATA

Tristar is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of June 30, 2023 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2023 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

The unaudited pro forma combined balance sheet as of June 30, 2023 has been prepared using the following:

·	Helport’s historical combined balance sheet as of June 30, 2023, as included elsewhere in this proxy statement/prospectus, and
·	Tristar’s historical balance sheet as of June 30, 2023

The unaudited pro forma combined statements of operations for the year ended June 30, 2023 has been prepared using the following:

·	Helport’s historical combined statements of operations for the year ended June 30, 2023, as included elsewhere in this proxy statement/prospectus, and
·	Tristar’s historical statements of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 and 2022.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Tristar’s ordinary shares:

·

Scenario 1 —Except for 12,391,198 shares redeemed on July 18, 2023, assuming no Tristar shareholder exercises redemption rights with respect to its ordinary shares upon consummation of the Transactions; and

·

Scenario 2 —In addition to 12,391,198 shares redeemed on July 18, 2023, the maximum number of Tristar shares at 9,836,208 are redeemed at $10.86 for cash by Tristar shareholders, $106.78 million out of $115.17 million in the trust account would be paid out in cash for a 93% redemption, with the remaining balance to pay off accrued expenses for the Business Combination. Any redemption above 93% would cause a failure in the completion of the business combination.

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

This information should be read together with Helport’s and Tristar’s audited financial statements and related notes, “Helport’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Tristar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

		Pro Forma
	Pro Forma	Combined
	Combined (Assuming No	(Assuming 9,836,208 Shares
	Redemptions	Redemptions
	&	&
	Divesture)	Divesture)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – years Ended June 30, 2023
Net sales	12,728,313	12,728,313
Net income	5,839,167	5,839,167
Net income attributable to shareholders	5,839,167	5,839,167
Weighted average shares outstanding – basic and diluted	46,623,889	36,787,681
Net income per share – basic and diluted	$0.13	$0.16

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2023
Total assets	$125,892,488	$19,112,752
Total liabilities	$13,752,706	$13,752,706
Total shareholders’ equity	$112,139,782	$5,360,046

60

RISK FACTORS

The following risk factors will apply to business and operations of Tristar, Helport and Pubco following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Helport and Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your Tristar Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco, Helport and Tristar may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of Helport and financial statements of Tristar and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Related to the Business Combination and Tristar

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Tristar prior to the consummation of the Business Combination and Pubco following the consummation of the Business Combination.

Tristar’s Initial Shareholders and Current Insiders control a substantial interest in Tristar and may be able  to approve the Business Combination and other Proposals without the vote of other shareholders.

The Initial Shareholders and Current Insiders, following redemptions by Public Shareholders in connection with the July Extension Meeting, owns approximately 35.1% of the issued and outstanding Tristar Ordinary Shares entitled to vote at the Meeting and, pursuant to the terms of the Insider Letter Agreement or certain investment agreements, the Initial Shareholders and Current Insiders have agreed to vote all of Ordinary Shares owned by them in favor of the Business Combination and the other Proposals. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that only a minimum quorum is achieved at the Meeting and the Initial Shareholders and Current Insiders vote their Ordinary Shares at the Meeting, the Business Combination and other Proposals can be approved at the Meeting even if those Tristar’s Public Shareholders who attend the Meeting do not approve the Business Combination or the other Proposals.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be satisfied or waived in order to complete the Business Combination. Those conditions include, but are not limited to: (1) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Tristar’s and Helport’s shareholders; (2) obtaining material regulatory approvals; (3) no law or order preventing or prohibiting the Transactions; (4) Tristar or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and Tristar relies on another exclusion); (5) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (6) the effectiveness of the Registration Statement; (7) appointment of the post-closing directors of Pubco; and (8) Nasdaq or NYSE listing requirements, as applicable, having been fulfilled. See “Business Combination Proposal (Proposal 1) -The Business Combination Agreement and Related Agreements -Conditions to the Closing” below for a more complete summary. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. If the Business Combination does not occur, Tristar may not be able to find another potential candidate for its initial business combination prior to its deadline (currently October 18, 2024), and Tristar will be required to liquidate.

In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or Tristar or Helport may elect to terminate the Business Combination Agreement in certain other circumstances.

Since the Sponsor and Tristar’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of Tristar’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with Helport is appropriate as Tristar’s initial business combination. Such interests include that the Sponsor will lose its entire investment in Tristar if the business combination is not completed.

When you consider the recommendation of the Tristar Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and Tristar’s directors and officers have interests in such proposal that are different from, or in addition to, those of Tristar’s Public Shareholders generally. These interests include, among other things:

·

the fact that the Current Insiders own 4,427,500 Founder Shares which they purchased from the Initial Shareholders for an aggregate price of $25,000 and which will be converted into up to 4,427,500 Pubco Ordinary Shares, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing trading price of the Tristar Class A Ordinary Shares on [  ], 2024, which was $[  ], would have an aggregate value of approximately $[  ] million as of the same date, representing a [  ]% gain on the Sponsor’s investment. If Tristar does not consummate the Business Combination or another initial business combination by October 18, 2024 (unless such date is extended by and with the approval of Tristar’s shareholders), and Tristar is therefore required to be liquidated, these shares would be worthless, as Founder Shares are not entitled to participate in any redemption or liquidation of the Trust Account. Based on the difference in the effective purchase price of $0.006 per share that the Current Insiders paid for the Founder Shares, as compared to the purchase price of $10.00 per Tristar Class A Ordinary Share sold in the IPO, the Sponsor may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Tristar Class A Ordinary Shares in the IPO and the Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

·

The Sponsor and its affiliate own an aggregate of 4,961,250 Private Placement Warrants which they purchased from the Prior Sponsor for an effective aggregate price of $175,000. Although such securities have certain rights that differ from the rights of holders of the Public Warrants, the Private Placement Warrants had an aggregate market value of approximately $[  ] based upon the closing price of Tristar’s Warrants of $[  ] per Warrant on NYSE as of [  ], 2024. If Tristar is unable to complete a business combination by October 18, 2024 (unless extended by Tristar’s shareholders), the Private Placement Warrants will expire worthless and the Sponsor and its affiliate will be unable to recoup their investment in Tristar;

·

Tristar has issued promissory notes to its Sponsor, its officers and their affiliates for Tristar’s working capital (including potential extension funding) needs. As of February 7, 2024, an aggregate of approximately $2.0 million was outstanding. If the Business Combination or another initial business combination is not consummated, the promissory notes may not be repaid to its Sponsor, officers and their affiliates, in whole or in part;

·

If Tristar is unable to complete a business combination within the time period by October 18, 2024 (unless extended by Tristar’s shareholders), the Sponsor has agreed to indemnify Tristar to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to Tristar, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Tristar tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Tristar’s indemnity of the underwriters of Tristar’s Initial Public Offering against certain liabilities, including liabilities under the Securities Act;

·

Tristar’s Sponsor, officers or directors, or their affiliates are entitled to reimbursement for any out-of-pocket expenses incurred by them in connection with certain activities on Tristar’s behalf, such as identifying, investigating, negotiating and completing an initial business combination. If the Business Combination with Helport or another business combination is not completed by October 18, 2024 (unless extended by Tristar’s shareholders), Tristar may not be able to reimburse these expenses (to the extent such expense exceeds the amount of available proceeds not deposited in the Trust Account). As of February 7, 2024, Tristar’s Sponsor, officers or directors, or their affiliates had not incurred any expenses which they expect to be reimbursed at the Closing;

61

·

Pursuant to the Business Combination Agreement, for a period of 6 years following the consummation of the Business Combination, Pubco is required to maintain provisions in the Proposed Pubco Memorandum and Articles providing for the continued indemnification and coverage of Tristar’s existing directors and officers;

·

the fact that Tristar’s officers and directors have not been required to, and have not, committed their full time to Tristar’s affairs, which may have resulted in a conflict of interest in allocating their time between Tristar’s operations and its search for a business combination and their other businesses;

·

the anticipated election of [  ], [  ] of Tristar, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Mr. [  ] will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors; see the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”

·

the fact that the Sponsor, the Prior Sponsor, their affiliates or certain of Tristar’s officers and directors or their affiliates may, but are not obligated to, provide Working Capital Loans to Tristar. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement warrants, at a price of $1.50 per warrant, of the post Business Combination entity. If Tristar completes a business combination, Tristar will repay the Working Capital Loans out of the proceeds of the Trust Account released to the post-closing company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Tristar may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Tristar has issued promissory notes to its Sponsor, its officers and their affiliates for Tristar’s working capital (including potential extension funding) needs.

The existence of personal and financial interests of one or more of Tristar’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Tristar and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals.Tristar’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the Tristar Board should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, the Tristar Board reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), the Tristar Board approved the Merger Agreement and the transactions contemplated therein.For more, see “Background of the Business Combination,”“Summary of the proxy statement/prospectus Interests of Tristar’s initial shareholders, Sponsor, Officers and Directors in the Business Combination,” “The Business Combination Proposal — Interests of Tristar’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities.”

Tristar’s Existing Organizational Documents include a waiver of business opportunities, which would otherwise require directors and officers to offer business opportunities of which they become aware to Tristar. Consequently, under Tristar’s Existing Organizational Documents, Tristar’s directors and officers are not obligated to introduce to Tristar business opportunities of which they became aware in which Tristar may have had an interest, but could offer such business opportunities to others or pursue them for their own benefit.

Nonetheless, the personal and financial interests of Tristar’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause Tristar’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for its business combination. Consequently, Tristar’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in Tristar’s shareholders’ best interest, which could negatively impact the timing for a business combination. Tristar is not aware of any such conflicts of interest and does not believe that any such conflicts of interest have impacted its search for an acquisition target.

If a corporation waives the corporate opportunity doctrine, a director or officer of the corporation has an inherent conflict of interest in deciding whether to present a particular business opportunity to that or any other corporation on whose board such individual serves or to pursue it for such individual’s own personal interests. Tristar is not aware of any officer or director of Tristar that was required to forego presenting any opportunity to acquire a target business to Tristar as a result of a pre-existing fiduciary contractual obligation and, to Tristar’s knowledge, the waiver of the business opportunities doctrine in the Existing Organizational Documents did not impact Tristar’s search for an acquisition target.

The personal and financial interests of the Sponsor as well as Tristar’s directors and officers may have influenced their motivation in identifying and selecting Helport as a business combination target, completing an initial business combination with Helport, and influencing the operation of Helport’s business following the initial business combination. In considering the recommendations of the Tristar Board to vote for the proposals, its shareholders should consider these interests.

The exercise of Tristar’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Tristar’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require Tristar to agree to amend the Business Combination Agreement, to consent to certain actions taken by Helport or to waive rights that Tristar is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Helport’s business or a request by Helport to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at Tristar’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Tristar and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

62

Tristar and Helport will incur significant transaction and transition costs in connection with the Business Combination.

Tristar and Helport have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. Tristar and Helport may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by Helport following the Closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt Helport’s relationships with its customers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on Helport’s business include the following:

·	its employees may experience uncertainty about their future roles, which might adversely affect Helport’s ability to retain and hire key personnel and other employees;

·	customers, business partners and other parties with which Helport maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with Helport or fail to extend an existing relationship with Helport; and

·	Helport continues to expend and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of these potential developments were to materialize, they could lead to significant costs which may impact Helport and, in the future, Helport’s results of operations and cash available to fund its business.

The Business Combination may disrupt Helport’s current business plans and operations and may cause difficulties in retaining its employees.

Uncertainties about the effect of the Business Combination on employees may have an adverse effect on Helport. These uncertainties may impair Helport’s ability to attract, retain and motivate key personnel until the Business Combination is completed. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, Pubco’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts Helport from making certain expenditures and taking other specified actions without the consent of Tristar until the Closing occurs. These restrictions may prevent Helport from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

There is no assurance that Tristar’s due diligence will reveal all material risks that may be present in Helport’s business. Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause Tristar shareholders to lose some or all of your investment.

Although Tristar has conducted due diligence on Helport, Tristar cannot assure Public Shareholders that this diligence revealed all material issues that may be present in Helport’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Tristar’s or Helport’s control will not later arise. Helport is aware that Tristar must complete an initial business combination by October 18, 2024 (unless such date is extended by the Tristar shareholders). Consequently, Helport may have obtained leverage over Tristar, knowing that if Tristar does not complete the Business Combination, Tristar may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline. In addition, Tristar has had limited time to conduct due diligence. Helport is a privately held company that expects to offer services that have not yet been fully developed or been commercialized and Tristar therefore has made its decision to pursue a business combination with Helport on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Tristar’s preliminary risk analysis. Even though these changes may be non-cash items and not have an immediate impact on Tristar’s or Pubco’s liquidity, the fact that Tristar or Pubco reports changes of this nature could contribute to negative market perceptions about Tristar, Pubco or Tristar’s or Pubco’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Tristar’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Each of the Tristar IPO Underwriters were to be compensated in connection with the consummation of an initial business combination by Tristar, including the proposed Business Combination with Helport, but have instead waived such compensation and some have disclaimed any responsibility for this proxy statement/prospectus. Investors should not place any reliance on the fact that the Tristar IPO Underwriters were previously engaged by Tristar to serve as underwriters in Tristar’s IPO, should not assume that the Tristar IPO Underwriters are involved in this Business Combination, and no inference should be drawn to this effect.

Each of Wells Fargo and Loop Capital entered into waiver agreements with Tristar on June 23, 2023 and June 26, 2023, respectively, waiving any entitlement to the payment of any deferred underwriting fees (in an aggregate amount of $9,000,000) in connection with their roles as underwriters in the Tristar IPO. Such deferred underwriting fee was agreed between Tristar and the Tristar IPO Underwriters in the Underwriting Agreement and the payment of such fee was conditioned upon closing of an initial business combination by Tristar, including the proposed Business Combination with Helport. At the time of the Deferred Fee Waivers, services required by the Tristar IPO Underwriters pursuant to the Underwriting Agreement were already rendered.

Wells Fargo and Loop Capital, in their Tristar Deferred Fee Waiver, affirmatively disclaimed any responsibility for any portion of any registration statement and any statutory prospectus, prospectuses or proxy statement, as applicable (and including this proxy statement/prospectus) that may be filed by Tristar or any of its affiliates in connection with Tristar’s proposed Business Combination with Helport.

None of the Tristar IPO Underwriters were engaged by Tristar, the Sponsor, Helport or their affiliates in connection with the proposed Business Combination between Tristar and Helport. Additionally, none of the Tristar IPO Underwriters reviewed or commented on, and otherwise were not involved in the preparation, analysis or review of, this proxy statement/prospectus. Because the Tristar IPO Underwriters were not involved in the preparation and review of the proxy statement/prospectus, Tristar’s investors will not have the benefit of their independent review and investigation of the disclosures provided in this proxy statement/prospectus. Therefore, there can be no assurances that the Tristar IPO Underwriters agree with such disclosure, and no inference can be drawn to this effect. We further note that unaffiliated investors are subject to certain material risks as a result of Helport going public through a merger rather than through an underwritten initial public offering. See the risk factor titled “There are risks to Tristar’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Helport directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.”

As a result of the Tristar Deferred Fee Waivers, the transaction fees payable by Tristar at the consummation of an initial business combination, including the proposed Business Combination with Helport, will be reduced by $9,000,000. The Tristar IPO underwriting services being provided by the Tristar IPO Underwriters prior to such Tristar Deferred Fee Waivers were complete at the time of the Tristar Deferred Fee Waivers, with any fees payable to the Tristar IPO Underwriters for such services contingent upon the closing of an initial business combination.

We believe that the Tristar Deferred Fee Waivers for services that have already been rendered, or that were contingent upon the occurrence of an event that applicable persons expect will occur, are unusual. While the Tristar IPO Underwriters did not provide any detail in the Tristar Deferred Fee Waivers, shareholders should be aware that such Tristar Deferred Fee Waivers indicate that none of the Tristar IPO Underwriters wants to be associated with the disclosures in this proxy statement/prospectus or any underlying business analysis related to the transaction described herein. Other than the request initiated by each of the Tristar IPO Underwriters regarding its unwillingness to serve as an advisor to Tristar, none of the Tristar IPO Underwriters discussed the reasons for their forfeiture of fees with Tristar, and Tristar did not seek out the reasons why upon receipt of the Tristar Deferred Fee Waivers, despite the Tristar IPO Underwriters having already completed their services. Tristar will not speculate about the reasons why the Tristar IPO Underwriters forfeited fees after performing the work to earn such fees. Accordingly, shareholders should not place any reliance on the fact that the Tristar IPO Underwriters were previously engaged by Tristar to serve as an underwriter in Tristar’s IPO, should not assume that the Tristar IPO Underwriters are involved in this transaction, and no inference should be drawn to this effect.

Tristar may not have sufficient funds to satisfy indemnification claims of the Tristar IPO Underwriters or their affiliates involved in the Tristar IPO pursuant to the Underwriting Agreement.

Tristar has certain continuing, customary obligations under the Underwriting Agreement to indemnify the Tristar IPO Underwriters. These obligations were not waived in the Tristar Deferred Waivers. In particular none of the Tristar IPO Underwriters waived their rights to indemnification under the Underwriting Agreement for any losses, claims, damages or liabilities, joint or several, arising out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the filings and communications related to the Tristar IPO or arising out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. As a result, if any claims, litigation, disputes or other legal proceedings are brought by third parties against any of the Tristar IPO Underwriters in relation to its services provided under the Underwriting Agreement, then Tristar (and Pubco upon consummation of the Business Combination) may be liable to pay for or reimburse the Tristar IPO Underwriters for such losses and costs it incurs, subject to the limitations set forth in the Underwriting Agreement. In addition, the Underwriting Agreement described above contains a contribution provision in the event that the indemnity obligations are unavailable or insufficient to hold harmless an indemnified party, however, no Tristar IPO Underwriter shall be required to contribute any amount in excess of the underwriting discount or commission applicable to the securities purchased by such underwriter thereunder. Therefore, there can be no assurance that Tristar (or Pubco upon consummation of the Business Combination) would have sufficient funds to satisfy such indemnification claims.

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Tristar does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for Tristar to complete the Business Combination with which a substantial majority of Tristar shareholders do not agree.

Tristar’s Existing Organizational Documents do not provide a specified maximum redemption threshold, as a result, Tristar may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers, or their affiliates. No agreements with respect to the private purchase of public shares by Tristar or the persons described above have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Tristar will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Tristar Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Tristar Ordinary Shares for which Tristar has received redemption requests.

The Sponsor, Tristar’s directors, officers, advisors, and their affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of Tristar Ordinary Shares.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Tristar or its securities, Tristar’s directors and officers, the Sponsor, Helport and/or their respective affiliates may purchase Public Shares or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Tristar Ordinary Shares. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements with respect to such a transaction have been entered into with any such person. If such a transaction were to occur, it is contemplated that, in accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, such persons would agree, among other things, that: (i) the purchase price for the Tristar Ordinary Shares will not exceed the redemption price; (ii) the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions; and (iii) any such Tristar Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

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As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Tristar will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons and the consideration received by each party in connection with such arrangements. Any such report will include (i) the amount of Tristar Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Tristar Ordinary Shares for which Tristar has received redemption requests. Entering into any such incentive arrangements may have a depressive effect on outstanding Tristar Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Meeting. In addition, if such purchases are made, the public float of Tristar Ordinary Shares, or Tristar Warrants and the number of beneficial holders of Tristar securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of Tristar securities on Nasdaq.

NYSE may delist Tristar’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in Tristar’s securities and subject it to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on NYSE in the future and prior to the Business Combination. In order to continue listing our securities on NYSE prior to an initial Business Combination, we must maintain certain financial, distribution and share price levels. There is no assurance that after the Business Combination, Pubco’s securities will maintain then financial, distribution and share price levels, minimum amount in shareholders’ equity and minimum number of holders of its securities to comply with the initial listing requirements of Nasdaq.

With respect to Tristar Ordinary Shares before the Business Combination, if these shares cease trading on NYSE, then such an event may be considered a Material Adverse Event under the Business Combination Agreement, and Helport is not obligated to close the Business Combination for as long as such Material Adverse Event is continuing and uncured.

If NYSE delists our securities from trading on its exchange, whether due to our inability to comply with any of the continued listing requirements or otherwise, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

·	Our ability to complete an initial Business Combination with a target company contemplating a NYSE or Nasdaq listing;

·	a limited availability of market quotations for our securities;

·	reduced liquidity for our securities;

·	a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

·	a limited amount of news and analyst coverage; and

·	a decreased ability to issue additional securities or obtain additional financing in the future.

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The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, ordinary shares and warrants are currently listed on NYSE, our units, ordinary shares and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offers our securities.

There are risks to Tristar’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of Helport directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Upon the Closing, Pubco intends to apply the listing of the Pubco Ordinary Shares and the Pubco Warrants on Nasdaq under the symbols HPAI and HPAIW, respectively.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco’s securities in connection therewith, investors will not receive the benefit of any outside independent review of Tristar’s and Helport’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, Tristar’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters for such offering would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as Tristar, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by Tristar and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in Helport’s business or problems with Helport’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the Pubco Ordinary Shares will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such book-building process in connection with the listing of Pubco’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco Securities during the period immediately following the listing than in connection with an underwritten initial public offering.

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Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon consummation of the Business Combination.

If third parties bring claims against Tristar, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.86 per share (based on the Trust Account balance as of December 31, 2023).

Tristar’s placing of funds in the Trust Account may not protect those funds from third-party claims against Tristar. Although Tristar seeks to have vendors, service providers (other than Tristar’s independent registered public accounting firm), prospective target businesses and other entities with which Tristar does business execute agreements with Tristar waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Tristar’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Tristar’s management will consider whether competitive alternatives are reasonably available to Tristar and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Tristar under the circumstances. Neither Tristar’s auditor, Marcum LLP, nor underwriters of the initial public offering, has or will execute an agreement with Tristar waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Tristar may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Tristar and will not seek recourse against the Trust Account for any reason. Upon redemption of Tristar’s Public Shares, if Tristar has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with its initial business combination, Tristar will be required to provide for payment of claims of creditors that were not waived that may be brought against Tristar within the ten years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $10.86 per public share (based on the Trust Account balance as of December 31, 2023), due to claims of such creditors.

The Sponsor has agreed that it will be liable to Tristar if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which Tristar has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.10 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay Tristar’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Tristar’s indemnity of the underwriters of Tristar’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Tristar has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Tristar. The Sponsor may not have sufficient funds available to satisfy those obligations. Tristar has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for Tristar’s business combination and redemptions could be reduced to less than $10.10 per public share. In such event, Tristar may not be able to complete Tristar’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Tristar’s directors or officers will indemnify Tristar for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

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Additionally, if Tristar is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Tristar which is not dismissed, or if Tristar otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Tristar’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Tristar’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Tristar may not be able to return to the public shareholders $10.86 per share (which is the approximate amount per public share based on the Trust Account balance as of December 31, 2023). Tristar has access to minimal funds held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that Tristar liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

Past performance by any member or members of our management team or our Sponsor or any of their respective affiliates may not be indicative of future performance of an investment in Tristar or Pubco.

Past performance by any member or members of our management team, our Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective current or former affiliates or entities related to one or more of them, or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in Tristar or Pubco or the returns Tristar or Pubco will, or is likely to, generate going forward.

The SEC has recently issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such rules may increase our costs and the time needed to complete our Business Combination and may constrain the circumstances under which we could complete a business combination.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and the potential liability of certain participants in proposed business combination transactions. These SPAC Rules may increase the costs of and the time needed to negotiate and complete an initial business combination, and may constrain the circumstances under which we could complete an initial business combination.

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To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on November 9, 2023, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments, which could reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation.

The funds in the Trust Account had, since our Initial Public Offering, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, on November 9, 2023, we instructed Continental, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account, and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial Business Combination or the liquidation of the Company. Following such liquidation, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. Consequently, the anticipated transfer of the funds in the Trust Account to an interest-bearing demand deposit account could reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation.

In the event that we are deemed to be an investment company, despite the change in investments in the Trust Account, we may be required to liquidate the Company, and the longer the period before the investment change, the greater the risk of being considered an investment company.

Tristar may not be able to complete an initial business combination with a U.S. target company should the transaction be subject to review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (CFIUS), or ultimately prohibited.

Although we are not aware of any material regulatory approvals or actions that are required for completion of the Business Combination, there can be no assurance that such additional approval or actions will be obtained within the required time period. This includes any potential review by a U.S. government entity, such as the Committee on Foreign Investment in the United States (“CFIUS”) on account of certain foreign ownership restrictions on U.S. businesses. If CFIUS considers us to be a “foreign person” under such rules and regulations and believes that the business of our business combination target Helport may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with Helport falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

Tristar’s sponsor is Navy Sail International Limited, a British Virgin Islands business company with limited liability. The Sponsor and Chunyi (Charlie) Hao currently owns 2,907,500 of our ordinary shares, equivalent to a 17.8% interest in Tristar. Chunyi (Charlie) Hao is the sole director of the Sponsor and a Hong Kong legal resident with a citizenship of Hong Kong, Special Administrative Region of China. Mr. Hao owns 100% of the Sponsor. Accordingly, the Sponsor is controlled by a non-U.S. person, and CFIUS may consider Tristar to be a “foreign person.”

Although we do not believe Helport is a U.S. business that may affect national security, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor.

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The foreign ownership limitations, and the potential impact of CFIUS, may prevent us from consummating the Business Combination with Helport. If we were to seek an initial business combination other than the Business Combination, the pool of potential targets with which we could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $[  ] per share (based on the approximate amount in the Trust Account on [  ], 2024), and our warrants will expire worthless. This will also cause you to lose any potential investment opportunity in Helport and the chance of realizing future gains on your investment through any price appreciation in the combined company.

Tristar’s shareholders will experience immediate dilution as a consequence of the issuance of Ordinary Shares as consideration in the Business Combination and due to future issuances, including pursuant to the Incentive Plan. Having a minority share position may reduce the influence that Tristar’s current shareholders have on the management of Helport. Additionally, a significant number of redemptions may increase the dilution effect of any future issuances, which may constrain Pubco’s ability to raise capital on favorable terms, if at all.

It is anticipated that, following the Business Combination (assuming, among other things, that no public shareholders exercise their redemption rights with respect to their Public Shares in connection with the Meeting) (1) Tristar’s Public Shareholders are expected to own approximately 22.75% of the outstanding Pubco Ordinary Shares, (2) the Helport shareholders (without taking into account any Public Shares held by the Helport shareholders prior to the consummation of the Business Combination) are expected to collectively own approximately 64.92% of the outstanding Pubco Ordinary Shares, and (3) the holders of Tristar Founder Shares are expected to own approximately 12.33% of the outstanding Pubco Ordinary Shares. Under the Maximum Redemptions scenario, Public Shareholders, the holders of Tristar Founder Shares and the Helport shareholders will own approximately 2.10%, 15.63% and 82.27% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Helport shareholders receive approximately 30,265,087 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

Pubco’s employees and consultants are expected to be granted equity awards under the Incentive Plan. Tristar shareholders will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for Pubco Ordinary Shares. These options, if exercised by the option holders, will result in further dilution to Tristar shareholders after the consummation of the Business Combination.

Additionally, Pubco may also, from time to time in the future, issue additional Pubco Ordinary Shares or securities convertible into Pubco Ordinary Shares pursuant to a variety of transactions, including acquisitions. Issuing additional shares of its capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of its existing shareholders, reduce the market price of Pubco Ordinary Shares, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preference shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit its ability to pay dividends to the holders of Pubco Ordinary Shares. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of its future offerings. As a result, holders of Tristar Ordinary Shares bear the risk that future offerings may reduce the market price of Pubco Ordinary Shares and dilute their percentage ownership.

Further, it is possible that additional redemptions in connection with the Meeting will leave us with insufficient cash to consummate a Business Combination on commercially acceptable terms, or at all. Pubco will require significant amounts of additional capital to continue to fund its operations in the long term and complete its research and development activities. Pubco will need to continue seeking additional financing sources to meet its working capital requirements, make continued investment in research and development and make capital expenditures needed for it to maintain and expand its business. Following a significant amount of redemptions, the amount of Pubco Ordinary Shares issued in connection with an investment or acquisition or capital raising transactions could constitute a material portion of the then-outstanding Pubco Ordinary Shares. Any issuance of additional securities in connection with such investment or acquisition or capital raising transactions may result in additional dilution to the combined entity or could cause the market price of Pubco Ordinary Shares to decline.

Pubco may not be able to obtain additional financing on terms favorable to Pubco, if at all. If Pubco is unable to obtain adequate financing or financing on terms satisfactory to Pubco when Pubco requires it, or if Pubco expends capital on projects that are not successful, its ability to continue to support its business growth and to respond to business challenges could be significantly limited, or it may even have to cease its operations. As discussed above, if Pubco raises additional funds through further issuances of equity or convertible debt securities, its existing shareholders could suffer significant dilution, and any new equity securities Pubco issues could have rights, preferences and privileges superior to those of holders of Pubco Ordinary Shares.

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Tristar’s Private Placement Warrants, accounted for as a warrant liability, will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of Tristar Ordinary Shares and/or may make it more difficult for Tristar to consummate an initial business combination, if the business combination with Helport is not completed.

Tristar accounts for the Private Placement Warrants issued concurrently with the closing of the IPO in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a liability. Accordingly, Tristar will classify each Private Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in its statement of operations and therefore its reported earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of the Tristar Ordinary Shares. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for Tristar to consummate an initial business combination with a target business (if the Business Combination is not completed).

Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Following the Business Combination, Pubco may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrant holders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Pubco Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Private Placement Warrants are identical to the Public Warrants in all material respects, except that (i) Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions and (ii) Private Placement Warrants will not be redeemable by Pubco and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If such warrants are held by other holders, such warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco may not exercise its redemption right if the issuance of Pubco Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. Pubco will use its best efforts to register or qualify such Pubco Ordinary Shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event Pubco determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. In each case, Pubco may only call the Pubco Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Pubco Public Warrants prior to the time of redemption and, at Pubco’s election, any such exercise may be required to be on a cashless basis. The closing price for the Class A Ordinary Shares as of February 2, 2024 was $10.87 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Tristar’s management has substantial doubt about their ability to continue as a going concern for a period of time within one year from the date that the financial statements are issued. Tristar’s independent registered public accounting firm’s report contains an explanatory paragraph that expresses Tristar’s substantial doubt about its ability to continue as a “going concern.”

As of December 31, 2023, Tristar had approximately $115.17 million in cash held in trust. Further, Tristar has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans, including the Business Combination. Tristar cannot assure you that its plans to raise capital or to consummate an initial business combination, including the Business Combination, will be successful. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from its inability to consummate the Business Combination or its inability to continue as a going concern.

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Tristar identified a material weakness in its internal control over financial reporting. If Tristar is unable to develop and maintain an effective system of internal control over financial reporting, Tristar may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Tristar and materially and adversely affect Tristar’s business and operating results.

Tristar’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Tristar’s management also evaluates the effectiveness of its internal controls and Tristar will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Tristar’s annual or interim financial statements will not be prevented or detected on a timely basis.

Tristar previously identified a material weakness in Tristar’s internal control over financial reporting as of December 31, 2021. The material weakness in Tristar’s internal control over financial reporting related to a unrecorded liability totaling $103,359 from the New York Stock Exchange for the annual listing fee.

Tristar has commenced its remediation efforts in connection with the identification of the material weakness discussed above and has continued to implement the remedial steps during the year ended December 31, 2022. Tristar has implemented procedures to identify all its accrued liabilities through communication with management and third party vendors for services performed but not billed before preparing financial statements. The chief financial officer of Tristar reviews all expense classifications for invoices before recorded to the accounting records and Tristar also engaged an internal audit specialist who reviewed the internal controls for the year ended 2022.

Tristar believes, but cannot provide any assurance that, the measures described above will remediate the material weaknesses identified and discussed above. While the time it may take to remediate the weakness is uncertain, the remediation initiatives outlined above are estimated to take place over the next 6 to 12 months. While Tristar continues the process to implement its plan to remediate the material weaknesses, it cannot predict the success of such plan or the aggregate costs associated therewith, and Tristar’s assessment of the outcome of its remediation efforts cannot be made until the remediation initiatives have been completed and Tristar has been operating without the material weaknesses for a sufficient period of time. Tristar continues to monitor the effectiveness of its remediation efforts and the costs associated therewith, which may, individually or in the aggregate, be material, but which cannot yet be determined. Tristar can give no assurance that these measures described above will remediate the deficiencies in internal controls or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. Tristar’s failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause Tristar to fail to meet its reporting obligations.

Effective internal controls are necessary for Tristar to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If Tristar identifies any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of Tristar’s accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, Tristar may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and adversely affect Tristar’s business and operating results. Tristar cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

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If Tristar requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If Tristar requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, Tristar will promptly return such certificates to the applicable Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Tristar has returned their securities to them. The market price for Tristar’s shares may decline during this time and Tristar’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

Tristar’s shareholders may be held liable for claims by third parties against Tristar to the extent of distributions received by them upon redemption of their shares.

If Tristar is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Tristar was unable to pay Tristar’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Tristar’s shareholders. Furthermore, Tristar’s directors may be viewed as having breached their fiduciary duties to Tristar or Tristar’s creditors or may have acted in bad faith, and thereby exposing themselves and Tristar’s company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. Tristar cannot assure you that claims will not be brought against Tristar for these reasons. Tristar and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of Tristar’s Trust Account while Tristar was unable to pay Tristar’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

Risks Related to Redemption

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If Tristar’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any public shares to be redeemed only if such Public Shareholder: (i)(a) holds Public Shares; (ii) submits a written request to Continental, Tristar’s transfer agent, in which it (a) requests that Tristar redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [  ], 2024 (two business days before the Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a Public Shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is Tristar’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Tristar does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

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If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, then Tristar will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of the IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Extraordinary General Meeting of Shareholders of Tristar — Redemption Rights” for additional information on how to exercise your redemption rights.

Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

Pursuant to Tristar’s Existing Organizational Documents, Tristar is required to give a minimum of only five clear days’ notice (meaning 5 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if Tristar requires Public Shareholders who wish to convert their Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Tristar’s securities when they otherwise would not want to.

If a Public Shareholder fails to receive notice of Tristar’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

If, despite Tristar’s compliance with the proxy rules, a Public Shareholder fails to receive Tristar’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its Public Shares. In addition, the proxy materials that Tristar is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of Shareholders of Tristar — Redemption Rights” for additional information on how to exercise your redemption rights.

If a Public Shareholder or a “group” of Public Shareholders are deemed to hold in excess of 15% of Tristar’s Public Shares, that Public Shareholder or Public Shareholders will lose the ability to redeem all such shares in excess of 15% of Tristar’s Public Shares, absent Tristar’s consent.

A holder of Public Shares, together with any affiliate of such shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, which is referred to as the “Excess Shares.” Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such Excess Shares would not be redeemed for cash, without Tristar’s prior consent. However, such Public Shareholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Public Shareholder’s inability to redeem the Excess Shares will reduce such Public Shareholder’s influence over Tristar’s ability to complete the Business Combination and such Public Shareholder could suffer a material loss on such Public Shareholder’s investment in Tristar if the Public Shareholder sells Excess Shares in open market transactions. Additionally, a Public Shareholder will not receive Redemption distributions with respect to the Excess Shares if Tristar completes the Business Combination. As a result, Public Shareholder will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

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There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Shareholder in a better future economic position.

Tristar can give no assurance as to the price at which a Public Shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Tristar’s share price, and may result in a lower value realized now than a Public Shareholder might realize in the future had the public shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its Public Shares, the Public Shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a Public Shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult the Public Shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.

Risks Relating to Helport Doing Business in the PRC

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against Pubco or its management that reside outside the United States based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

As a company incorporated under the laws of the British Virgin Islands, we conduct our operations through our subsidiary in Singapore, but are reliant upon customers who are based in China. In addition, [●] out of Pubco’s [●] directors and officers after the consummation of the Business Combination, namely [●], [●], …, [●], reside in the PRC. All or a substantial portion of the assets of Pubco’s directors and officers after the consummation of the Business Combination are located outside the United States. As a result, it may be difficult for you to effect service of process upon those persons inside mainland China. It may be difficult for you to enforce judgments obtained in U.S. courts based on civil liability provisions of the U.S. federal securities laws against Pubco and its officers and directors who do not currently reside in the U.S. or have substantial assets in the U.S. In addition, there is uncertainty as to whether the courts of the British Virgin Islands or the PRC would recognize or enforce judgments of U.S. courts against Pubco or such persons predicated upon the civil liability provisions of the securities laws of the U.S. or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against Pubco or its directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with counterparts of another country or region to monitor and oversee cross border securities activities, such regulatory cooperation with the securities regulatory authorities in the United States may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law (“Article 177”), which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the State Council and the competent departments of the State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigations or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

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Recent greater oversight by the CAC over data security could adversely impact Helport’s business.

On December 28, 2021, 13 governmental departments of the PRC, including the Cybersecurity Administration of China, or the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the relevant Cyberspace Administration of the PRC.

Although we have no operating entity in the PRC, so far all of our revenue is generated from customers located in the PRC. Our products do not collect personal data from contact center activities, nor do we store any data from such activities. Therefore, as of the date of this proxy statement/prospectus, neither Helport nor any subsidiaries thereof have received any notice from any authorities requiring Helport to go through cybersecurity review or network data security review. However, since the use of our AI Assist software nevertheless involves the collection of data and information contained in contact center operations of our customers in the PRC, we may be subject to certain laws and regulations in China in the future. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on it. We cannot guarantee, however, that Helport will not be subject to cybersecurity review and network data security review in the future. During such reviews, Helport may be required to suspend their operations or experience other disruptions to their operations. Cybersecurity review and network data security review could also result in negative publicity with respect to Helport and after the consummation of the Business Combination, Pubco, and diversion of its managerial and financial resources, which could materially and adversely affect its business, financial conditions, and results of operations.

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on Helport’s business and operations.

Although we have no operating entity in the PRC, so far all of our customers are located in the PRC. Accordingly, Helport’s business, financial condition, results of operations, and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally. The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange, and allocation of resources.

Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, including the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

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While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. Any adverse changes in economic conditions in China, in the policies of the Chinese government, or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect Helport’s business and operating results, reduce demand for their products, and weaken their competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on Helport. For example, Helport’s financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to control the pace of economic growth. These measures may cause decreased economic activities in China, which may adversely affect Helport’s business and operating results. These negative events and circumstances include, but may not be limited to, the following:

·	an economic downturn in China;

·	political instability that could adversely affect our ability to deliver our products to consumers in a timely fashion;

·	changes in laws and regulations, in particular those with little advance notice;

·	tariffs and other trade barriers which could make it more expensive for us to deliver our products to consumers; and

·	new administrative and compliance requirements resulting in an increase in transactional costs with our suppliers and customers.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past five decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, however, the interpretations of many laws, regulations, and rules are not always uniform and enforcement of these laws, regulations, and rules involves uncertainties.

Although we have no operating entity in the PRC, currently all of the Company’s customers are located in China. Therefore, from time to time, Helport and its subsidiaries may have to resort to administrative and court proceedings in China to enforce their legal rights. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection Helport and its subsidiary enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations (some of which are not published in a timely manner or at all) that may have retroactive effect and may change quickly with little advance notice. As a result, Helport and its subsidiary may not be aware of their violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of their contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect Helport’s business and impede its ability to continue their operations.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

During the years ended June 30, 2023 and 2022, our sales to the China market accounted for substantially all of our revenue. Our sales to customers located in the PRC are denominated in U.S. dollar, with the actual settlement amount converted to an amount denominated in Renminbi (“RMB”) at the time of payment. Our Singapore operating entity’s functional currency is Singapore dollar. As a result, fluctuations in the exchange rate among the U.S. dollar, Singapore dollar and RMB will affect the relative purchasing power, in Singapore dollar or RMB terms, of our U.S. dollar assets and the proceeds from our initial public offering. Gains and losses from the re-measurement of assets and liabilities receivable or payable in Singapore dollar or RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations.

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A fluctuation in the value of Singapore dollar or RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This change in value could negatively impact our business, financial condition, or results of operations as reported in U.S. dollars. In the event that we decide to convert our Singapore dollar or RMB into U.S. dollars to make payments for dividends on our Ordinary Shares or for other business purposes, appreciation of the U.S. dollar against the Singapore dollar or RMB will harm the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

It is difficult to predict how market forces or the Singapore, PRC or U.S. government policy may impact the exchange rate among the U.S. dollar, Singapore dollar and RMB in the future. Any significant appreciation or depreciation of the Singapore dollar or RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our Ordinary Shares in U.S. dollars. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. If the exchange rate between the U.S. dollar, Singapore dollar and RMB fluctuates in an unanticipated manner, our business, financial condition, and results of operations could be materially adversely affected.

Each of our customers and suppliers has entered into an Authorization for Payment Agreement with our Singapore operating entity and a third- party agent. Our financial condition and liquidity position may be subject to credit risks of the third-party agent.

Since we have not yet established relevant entities or subsidiaries in the PRC, and so far all our customers and suppliers are located in the PRC, each of our customers and suppliers has entered into an Authorization for Payment Agreement (the “Agreement”) with our Singapore operating entity, Helport Singapore, and a third party agent, Xinsheng Technology (Tianjin) Co., Ltd. (“Xinsheng”), through whom we make payments to our suppliers and receive payments from our customers. The payment amount in each of the Agreement is denoted in U.S. dollars. For details, see “Business of Helport — Major Supplier” and “Business of Helport — Customers, Sales, and Marketing”. To the date of this prospectus, Xinsheng has fulfilled its obligation to transfer payment guaranteed in each of the Agreement. However, there is no assurance that, in the future, we will be able to successfully enforce Xinsheng’s guarantee, or any other such payment agents’ guarantee. These third-party agents are subject to their own unique operational and financial risks, which are beyond our control.  In the event that such agents fail to function properly or breach or terminate their cooperation with us, we may be unable to recover payment from our customers or transfer payment to our suppliers in a timely manner, or at all. This could disrupt our cash flow and lead to a breakdown of our contractual relationship with customers and suppliers. If we are unable to address these issues in a timely and cost-effective manner, our business, financial condition, and results of operations may be adversely affected.

If the PRC government imposes further restrictions and limitations on our PRC customers’ ability to transfer or distribute cash overseas., our business, financial condition, and results of operations could be materially adversely affected.

The PRC government has imposed controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. For instance, the Circular on Promoting the Reform of Foreign Exchange Management and Improving Authenticity and Compliance Review, or “SAFE Circular 3,” issued on January 26, 2017, provides that banks shall, when dealing with dividend remittance transactions from a domestic enterprise to its offshore shareholders of more than $50,000, review the relevant board resolutions, original tax filing form, and audited financial statements of such domestic enterprise based on the principle of genuine transaction. There is no guarantee that the PRC government will not further intervene or impose other restrictions on our PRC customers’ ability to transfer or distribute cash outside the PRC. In the event that the foreign exchange control system prevents our PRC customers from remitting their payments to Singapore, we may not be able to receive a substantial portion of our revenue. As a result, our business, financial condition, and results of operations may be adversely affected.

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Risks Related to Helport’s Business

References in the following passage to “we,” “us,” “our,” “Helport,” and the “Company”, under this heading “Risks Related to Helport’s Business,” refer to Helport AI Limited, a British Virgin Islands business company only.

Our failure to anticipate or successfully implement new technologies could render our contact-center solution services less competitive and reduce our revenue and market share.

We provide data-driven AI technologies to our customers endeavoring to maximize the revenue-generation and customer-retention potential capacities of their contact centers. See “Business of Helport—Competitive Strengths”. As of the date of this proxy statement/prospectus, we have filed five patent applications in Singapore. These applications are currently awaiting approval from the authorities and focus on technologies enhancing the utility of contact centers.  We have also designed and developed effective systems of Gateways to integrate our AI Assist software into contact centers. Nonetheless, the AI Contact Integrated Solutions Industry is characterized by rapid technological advancement, constant improvement of AI products’ learning capabilities and resultant heightening of customers’ expectations, disruption by innovative entrants, and evolving business models and industry standards. This requires us to anticipate well in advance, which technologies we must implement and take advantage of to make our AI products and services competitive in the market. As such, we need to continue to invest significant financial resources in research and development to keep pace with technological advances in order to make our technologies competitive in the market, especially those relating to the intelligence and analytic capability of our core AI product. However, development activities are inherently uncertain, and our expenditures on research and development may not generate commensurate benefits. Given the fast pace with which AI technology has been and will continue to be developed, we may not be able to timely upgrade our data analytics and AI-based technologies, or the algorithm or engines required thereby in an efficient and cost-effective manner, or at all. New technologies in our industry could render the technologies and services that we are developing or expect to develop in the future obsolete or uncompetitive, thereby potentially resulting in a decline in our revenues and market share.

Our reliance on developer partners for AI product and system development is significant. If these third parties, or their critical staff members, are unable or unwilling to continue their cooperation with us, it could have a detrimental effect on our business.

The business model we have implemented depends upon our collaboration with our developer partners. We currently rely on one key developer partner, Tianjin Youfei Shuke Technology Group (“Youfei Shuke”), to develop AI-driven products applied to our contact center solutions and our BPO platform. Our partnership typically involves co-modeling and co-developing efforts based on our designs of the AI product and its expected application, and Youfei Shuke’s provision of basic AI infrastructure. For details, see “Business of Helport — Major Supplier”. While we retain a significant level of control over the core technology involved and the development process, the heavy involvement of our developer partner and the technical staff Youfei Shuke provides means that our engagement with them may expose us to risks beyond our control. For instance, miscommunication between our technical team and that of Youfei Shuke could result in the developed software deviating from our original design, leading to functional discrepancies or unforeseen issues arising only in the later stages of a development process, or only during real-world application scenarios. In such circumstances, the resolution of these potential issues could cost us in extra expenses, resources and time. This could also jeopardize our research and development efforts, or could potentially harm the reputation of our brand, which may negatively impact our revenue and results of operations.

We own the end product resulting from collaborative development efforts with Youfei Shuke, and all service agreements between Helport Singapore and Youfei Shuke include mutual confidentiality obligations. However, we cannot guarantee that Youfei Shuke will not breach these confidentiality obligations during the term of the agreements or after their expiration. If Youfei Shuke, in violation of their confidentiality obligations, appropriates our technology or the end product of co-development efforts for its own use or for the benefit of our competitors, we may lose our competitive edge in the industry and market share, which may lead to a reduction in our revenue and materially impact our business operations.

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We engaged Youfei Shuke in three three-year service agreements in 2022, but there is no assurance that we will continue to maintain our cooperation with Youfei Shuke after the term of the current agreements expire. Similar uncertainties may apply to our potential engagement with other developer partners in the future. However, as of the date of this proxy statement/prospectus, we can provide no assurance that we will successfully enter into such engagements. Any such third-party developer partners will be subject to their own unique operational and financial risks, which will be beyond our control. If any such third-party developer partners fail to function properly or breach or terminate their cooperation with us, we must secure substitute developer partners to maintain our business. If we are unable to address these issues in a timely and cost-effective manner, our business, financial condition, and results of operations may be adversely affected.

We are in the highly competitive AI Contact Integrated Solutions Industry, and we may not be able to compete successfully against existing or new competitors, which could reduce our market share and adversely affect our competitive position and financial performance.

The industry of contact-center AI technology worldwide is competitive and rapidly evolving, with new companies increasingly joining the competition in recent years. AI products and service models in the industry are constantly evolving to adapt new technologies, increase cost efficiency, and meet customers’ rising expectation for more intelligent products. We compete for bringing about profitability increase, managerial efficiency enhancement, and agent mistake reduction to customers’ contact centers, which is often determined by factors such as AI efficiency, system integration abilities and industry experience. As of the date of this proxy statement/prospectus, we believe that we are well-positioned to effectively compete in the AI contact-center solutions industry primarily due to (i) our AI technology; (ii) our professional knowledge base; (iii) our industry experience and client base; and (iv) our business model and product offerings. See “Business of Helport—Competition.” Nonetheless, as advancement in AI technology is often accompanied by revolutionary effects on its application, sudden and intensive competition can take place unexpectedly in the future. The increased competition may lead to increased costs for customer acquisition and retention, which may result in reduced margins and a loss of market share for us. We compete with other competitors on the following bases:

·	the effectiveness and quality of our AI solutions;

·	vertical industry knowledge and domain expertise;

·	operational capabilities;

·	business model;

·	brand recognition;

·	quality of services both in the initial system installment phase and the subsequent operation maintenance phase;

·	effectiveness of sales and marketing efforts; and

·	hiring and retention of talented staff.

Our competitors may operate with different business models, have different service structures, and may be more successful or more adaptable to new regulatory, technological, and other developments. They may in the future achieve greater market acceptance and recognition and gain a greater market share. It is also possible that potential new competitors may emerge and acquire a significant market share. If existing or potential new competitors develop or offer services that provide significant performance, price, creative optimization, or other advantages over those offered by us, our business, results of operations, and financial condition could be negatively affected. Our existing and potential competitors may enjoy competitive advantages over us, such as greater brand recognition, larger customer base, and better value-added services. We may lose customers if we fail to compete successfully, which could adversely affect our financial performance and business prospects. We cannot guarantee that our strategies will remain competitive or successful in the future. Increasing competition may result in pricing pressure and loss of our market share, either of which could have a material adverse effect on our financial condition and results of operations.

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Our business may rely on a primary supplier or a few customers that each account for more than 10% of our total purchases. Interruptions in operations in such major clients or supplier may have an adverse effect on our business, financial condition, and results of operations.

We rely on a few customers that each account for more than 10% of our total sales, who are all contact-center BPO companies for whom we provide our AI Assist product. For the fiscal year ended June 30, 2023, we had two significant customers, Beijing Baojiang Science and Technology Co., Ltd. (“Baojiang”) and Shenyang Pengbosheng Network Technology Co., Ltd. (“Pengbosheng”), which accounted for 28.4% and 46.3% of our total sales, respectively. For the fiscal year ended June 30, 2022, Pengbosheng accounted for 51.4% of our total sales, and Baojiang accounted for 34% of our total sales. No other customers accounted for more than 10% of our total sales during the fiscal years ended June 30, 2023 and 2022.

As an example of a typical transaction, in accordance with a System Information Technology Service Agreement dated February 1, 2022 between Baojiang and Helport Singapore, our Singapore operating entity, Helport Singapore is required to provide to Baojiang system functional modules for contact centers, as well as custom development and efficiency management services that accompany the modules. For details, see “Business of Helport — The Business Model”. The final and billable service fee will be invoiced to Baojiang every month, and the invoice amount shall be confirmed by Baojiang within three business days. The agreement includes a six-month trial period. If Baojiang decides to continue engaging Helport Singapore’s service after the trial period ends, the fees generated during the trial will become payable.

We also rely on Youfei Shuke as our provider of AI infrastructure and developer partner, who has been our primary technology supplier for the fiscal years ended June 30, 2023 and 2022. Our partnership typically involves co-modeling and co-developing efforts based on our designs of the AI product and its expected application, and Youfei Shuke’s provision of AI infrastructure. In the fiscal years ended June 30, 2023 and 2022, there have been three service agreements between Youfei Shuke and Helport Singapore, all of which relate to the development of AI-driven products designed to enhance our existing products and systems.

Since Youfei Shuke is our primary supplier, our engagement with it may expose us to risks beyond our control. There is the risk that Youfei Shuke may breach or terminate its contracts with us or experience significant disruptions to its operations, causing our contractual relationship to end with little or no prior notice. Since we retain significant control over the development process and the core technology involved, disruptions to our business operations and development efforts in such circumstances would be limited to some extent. However, the heavy involvement of Youfei Shuke in our R&D projects as our developer partner, including the technical staff they provide, means that in the event Youfei Shuke disengages from us, we would need to find other technology suppliers as a substitute. If we cannot immediately engage alternative suppliers capable of providing and substituting all of Youfei Shuke’s functions after its potential disengagement, the process of our product development efforts could be delayed, disrupted, or even discontinued. This could render us less competitive and potentially reduce our market share and revenue. As a result, we are actively communicating with other capable suppliers with a view to diversifying our supply source.

In view of the above, there is no guarantee that we will not have a concentration of customers or suppliers in the future. Such customers and third-party suppliers are independent entities with their own operational and financial risks that are beyond our control. If any of these customers or suppliers breach or terminate their contracts with us, or experience significant disruptions to their operations, we will be required to find and enter into contracts with one or more customers or suppliers as replacement. It could be costly and time-consuming to find alternative customers and suppliers, and these customers or suppliers may not be available to us at reasonable terms or at all. As a result, this could harm our business and financial results and result in lost or deferred revenue.

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We rely on third-party cloud computing platforms to develop software and store data.  If we fail to maintain our relationships with these platforms, or if the service fees charged by these platforms change to our detriment, our business may be adversely affected.

We develop software and store data on third-party cloud computing platforms, such as AWS, Google Could Platform and Microsoft Azure. We use the infrastructure-as-a-service (“IaaS”) and platform-as-a-service (“PaaS”) they provide, including cloud server and cloud cybersecurity measures. IaaS offers on-demand access to cloud-hosted physical and virtual servers, storage and networking, which is the backend IT infrastructure for running applications and workloads in the cloud. PaaS offers on-demand access to a complete, ready-to-use, cloud-hosted platform for developing, running, maintaining and managing applications.

We are subject to these third-party platforms’ standard terms and conditions for application developers. Our business would be harmed if:

•	the platform providers discontinue or limit our access to their platforms;

•	governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;

•

the platforms increase the fees they charge us, or may bill us more frequently for fees accrued if they reasonably suspect that our account registered with the platform is fraudulent or at risk of non-payment;

•	the platforms modify their algorithms, communication channels available to developers, respective terms of service, or other policies;

•	the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology for the continuing use of the platforms;

•	the platforms impose restrictions or data storage;

•	the platforms change how the personal information of end-users of the developed content is made available to developers; or

•	we are unable to comply with the platform providers’ terms of service.

If any of the above happen, we could be adversely impacted. Furthermore, any changes in the fee-charging terms stipulated by these platforms may materially impact our revenue and profitability, and cash flow. These platforms may also experience security breaches or other issues with their functionalities. In addition, disputes with the platforms, such as disputes relating to intellectual property rights, distribution fee arrangements, and billing issues, may also arise from time to time and we cannot assure you that we will be able to resolve such disputes in a timely manner or at all. If our collaboration with a third-party platform terminates for any reason, we may not be able to find a replacement in a timely manner or at all, and the progress of our developing projects may be adversely affected. This may disrupt our arrangements with developer partners, and may delay the launching of new products, which will have a material adverse effect on our business, financial condition, and results of operations.

Our business generates and processes a large amount of data, and it is required to comply with laws and regulations in multiple jurisdictions relating to data privacy and security. The improper use or disclosure of data could have a material and adverse effect on our business and prospects.

As a product for assisting contact-center agents, AI Assist only collects data from the contact center operating agents, but does not collect any data from consumers who engage with the agents. Typically, the product collects data on agents’ operational activities, such as the actions they take and the length and frequency of call, and agents’ basic information, such as their name and contacts. These are common data collected for the type of business we are engaged in. Because AI Assist is installed on our customers’ own cloud database, the data collected by our product is stored on our customers’ cloud database. Our access to customers’ systems is limited, and we have no access to any of their operational data and confidential information. As a result, we do not store any customer or agent data. Data of contact center conversations is transmitted directly to providers of Automatic Speech Recognition technology such as AWS. Our technical staff in charge of assisting customers to build our AI technology into their system only operate on the premises of the customers and on their computer systems. For details, see “Business of Helport — Data Privacy and Security”.

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On December 28, 2021, 13 governmental departments of the PRC, including the Cybersecurity Administration of China, or the CAC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provide that net platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. On November 14, 2021, the CAC published the Draft Regulations on the Network Data Security Administration (Draft for Comments), which provides that data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the relevant Cyberspace Administration of the PRC.

Although we have no operating entity in the PRC, currently all of our revenue is generated from customers located in the PRC. Our products do not collect personal data from contact center activities, nor do we store any data from such activities. As of the date of this proxy statement/prospectus, neither Pubco, Helport, nor has any subsidiaries thereof received any notice from any authorities requiring Pubco or Helport or any of their subsidiaries to undergo any cybersecurity review or network data security review. However, since the use of our AI Assist software involves the collection of data and information contained in contact center operations of our customers in the PRC, we may be subject us to certain laws and regulations in China in the future. If any such new laws, regulations, rules, or implementation and interpretations come into effect that may impact Pubco or Helport or any of their subsidiaries, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws. We cannot guarantee, however, that such entities will not be subject to cybersecurity review and network data security review in the future. During such reviews, Helport may be required to suspend its operations or experience other disruptions to its operations. Cybersecurity review and network data security review could also result in negative publicity with respect to Pubco and diversion of its managerial and financial resources, which could materially and adversely affect its business, financial conditions, and results of operations.

As a result of our plans for global expansion of our operations, we may be subject to a variety of laws and regulations in various jurisdictions where we operate, as well as contractual obligations, regarding data privacy, protection, and security. Some of these laws and regulations require obtaining data subjects’ consent to the collection and use of their data, honoring data subjects’ requests to delete their data or limit the processing of their data, providing notifications in the event of a data breach, and setting up the proper legal mechanisms for cross-border data transfers. Some downstream customers may refuse to provide consent to have the data of their contact-center agents collected or may restrict the use of such data. In many cases, these laws and regulations apply not only to the collection and processing of agent data from third-party downstream customers with whom we may not have any contractual relationship, but also to the sharing or transfer of information between or among us, our subsidiaries, and other third parties with which we have commercial relationships, such as our business partners and contact-center BPO customers. The regulatory framework for data privacy, protection, and security worldwide is continuously evolving and developing and, as a result, interpretation and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future.

The legislative and regulatory landscapes for data privacy and security continue to evolve in jurisdictions worldwide, with an increasing focus on privacy and data protection issues with the potential to affect our business. In the United States, such privacy and data security laws and regulations include federal laws and regulations such as the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act (“CANPAM Act”), the Telephone Consumer Protection Act, the Do-Not-Call Implementation Act, and rules and regulations promulgated under the authority of the Federal Trade Commission and state laws like the California Consumer Privacy Act (“CCPA”) and the varying data breach notification laws that have been enacted in all 50 U.S. states and the District of Columbia. Further, there currently are a number of additional proposals related to data privacy or security pending before federal, state, and foreign legislative and regulatory bodies, including in a number of U.S. states considering consumer protection laws similar to the CCPA. For example, in March 2021, Virginia enacted the Virginia Consumer Data Protection Act, and in June 2021, Colorado passed the Colorado Privacy Act, both of which are comprehensive privacy statutes that share similarities with the CCPA and CPRA and became effective on January 1, 2023 and July 1, 2023, respectively. Such legislation may add complexity, variation in requirements, restrictions, and potential legal risk, require additional investment in resources to compliance programs, may also impact strategies and availability of previously useful data, and could result in increased compliance costs and/or changes in business practices and policies.

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Efforts to comply with these and other data privacy and security restrictions that may be enacted could require us to modify our data processing practices and policies and increase the cost of our operations. Failure to comply with such restrictions could subject us to criminal and civil sanctions and other penalties. In part due to the uncertainty of the legal climate, complying with regulations, and any applicable rules or guidance from regulatory authorities or self-regulatory organizations relating to privacy, data protection, information security, and consumer protection, may result in substantial costs and may necessitate changes to our business practices, which may compromise our growth strategy, adversely affect our ability to attract or retain customers, and otherwise adversely affect our business, reputation, legal exposure, financial condition and results of operations.

Any failure or perceived failure by us to comply with our standard privacy policies, our privacy-related obligations to customers or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims (including class actions), or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our products. Additionally, if third parties we work with, such as our service providers or product developer partners, violate applicable laws, regulations, or agreements, such violations may put our users’ and/or employees’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims (including class action claims) or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our customers to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry, or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

In addition, in some cases, we are dependent upon our cloud computing platform providers, such as AWS, Google Could Platform and Microsoft Azure to solicit, collect, and provide us with information regarding our products that is necessary for compliance with these various types of regulations. Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that requires changes to these practices, the design of our products, features or our privacy policy. These platform providers may dictate rules, conduct, or technical features that do not properly comply with federal, state, local, and foreign laws, regulations, and regulatory codes and guidelines governing data privacy, data protection, and security, including with respect to the collection, storage, use, processing, transmission, sharing, and protection of personal information and other consumer data. In addition, these platforms may dictate rules, conduct, or technical features relating to the collection, storage, use, transmission, sharing, and protection of personal information and other customer data, which may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain customers, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. Any failure or perceived failure by us to comply with these platform-dictated rules, conduct, or technical features may result in platform-led investigations or enforcement actions, litigation, or public statements against us, which in turn could result in significant liability or temporary or permanent suspension of our business activities with these platforms, cause our customers to lose trust in us, and otherwise compromise our growth strategy, adversely affect our ability to attract, monetize or retain customers, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

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Customers we engaged are subject to our privacy policy and terms of service. If we fail to comply with privacy policy or terms of service in service agreements, or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in complaints by data subjects or proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, impact our financial condition, and harm our business. If regulators, the media, or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

The proper functioning of our technology systems and platforms is essential to our business. Any disruption to our information technology systems could materially affect our ability to maintain the satisfactory performance of our AI data analytic systems.

The proper functioning of our technology and analytics systems and platforms, such as the AI Assist software, the Helphub Crowdsourcing Platform, and the Gateways that allow our data to seamlessly flow to our customers’ systems, is essential to improve the efficiency of our administrative processes and product publishing services. See “Business of Helport—The Business Model.” The satisfactory performance, reliability, and availability of our information technology systems are critical to our ability to maintain efficient and well-functioning contact centers for our customers and our own BPO platform, as these factors affect the ability of our software and platform to analyze user data in order to better understand both contact center interactions and platform user needs. Our technology or infrastructure, however, may not function properly at all times. Any system interruptions caused by computer viruses, hacking, or other attempts to harm the systems could result in the unavailability or a slowdown of our system or platforms and compromise the quality of the AI assistance services provided thereon. Our servers may also be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions, which could lead to system interruptions, software slowdown or unavailability, or loss of data. Any of such occurrences could cause severe disruption to the operational functioning of our software products. As such, our reputation may be materially and adversely affected, our market share could decline, and we could be subject to liability claims.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could be subject to increased costs, liabilities, reputational harm, or other negative consequences.

Our information technology systems and platforms may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance, or other security breaches. Hackers and data thieves are increasingly sophisticated and operate large-scale and complex automatic hacks. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive proprietary or confidential information, create system disruptions, or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on or transmitted by those systems, including the user data of our products.

Although we have taken measures to protect sensitive data from unauthorized access, use, or disclosure, our protective measures may not be effective and our information technology may still be vulnerable to attacks. In the event of such attacks, the costs to eliminate or address the foregoing security threats and vulnerability before or after a cyber-incident could potentially be significant. our remediation efforts may not be successful and could result in interruptions or delays of services. As threats related to cyber-attacks develop and grow, we may also find it necessary to take further steps to protect our data and infrastructure, which could be costly and therefore impact our results of operations. In the event that we are unable to prevent, detect, and remediate the foregoing security threats and vulnerabilities in a timely manner, our operations could be interrupted or we could incur financial, legal, or reputational losses arising from misappropriation, misuse, leakage, falsification, or intentional or accidental release or loss of information maintained in our systems. The number and complexity of these threats continue to increase over time. Although we have not experienced any cyber-attacks or other privacy or data security incidents as of the date of this prospectus, and we inspect our systems on a regular basis to prevent these events from occurring, the possibility of these events occurring cannot be eliminated entirely.

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 If we fail to manage our growth or execute our strategies and future plans effectively, we may not be able to take advantage of market opportunities or meet the demand of our customers.

Our business has grown substantially since our inception, and we expect it to continue to grow in terms of scale and diversity of operations. We started with only one product, AI Assist, and saw the opportunity to utilize existing technology and customer and supplier resources to launch another product, the Helphub Crowdsourcing Platform (“Helphub”), thereby diversifying our revenue stream. Helphub, our BPO platform, has experienced significant growth in user base, which has grown from 1,800 users from fiscal year 2022 to 2,600 users to fiscal year 2023. While our operations are currently all conducted in the PRC, we have preliminarily engaged prospective customers in the U.S. and Singapore. This expansion increases the complexity of our operations and may cause strain on our managerial, operational, and financial resources. We must continue to hire, train, and effectively manage new employees. In the event that our new hires fail to perform as expected, or if we fail to hire, train, manage, and integrate new employees, our business, financial condition, and results of operations may be materially adversely affected. The expansion of our services will also require us to maintain consistency in the quality of our services so that our market reputation is not damaged by any deviations in quality, whether actual or perceived.

Our future results of operations also depend largely on our ability to execute our future plans successfully. In particular, our continued growth may subject us to the following additional challenges and constraints:

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we face challenges in ensuring the recruiting, training, and retaining highly skilled personnel, including areas of procurement, sales and marketing, and information technology for our growing operations;

●	we face challenges in responding to evolving industry standards and government regulation that impact our business and the AI Contact Integrated Solutions Industry in general;
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the expansion of our customer base is subject to potential customers’ stickiness to their existing contact-center systems and assistance products implemented therein, as well as the cost associated with subscribing to a new service;

●	the execution of our future plans will be subject to the availability of funds to support the relevant capital investment and expenditures; and
●	the successful execution of our strategies is subject to factors beyond our control, such as general market conditions and global economic and political developments.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to effectively manage our growth or to implement our strategies successfully. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

Unauthorized use of our intellectual property by third parties and expenses incurred in protecting our intellectual property rights may adversely affect our business, reputation, and competitive edge.

As of the date of this proxy statement/prospectus, we own one domain name, Helport.ai. We have also applied for five patents in Singapore relating to methods and systems for empowering contact center assistance, the approval of which is expected to take place in six months. We regard our intellectual property as important to our success, and we rely on a combination of intellectual property laws and contractual arrangements, including confidentiality and non-disclosure agreements, to protect our proprietary rights. For details, please see “Business of Helport — Intellectual Property.”

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Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented, or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Since our business operations are currently mainly in the PRC, we are also in the process of applying for patents in the PRC to protect our technological achievements. However, maintaining and enforcing intellectual property rights may be difficult in the PRC. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently. Confidentiality, invention assignment, and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. In addition, we may face challenges when defending our intellectual property rights outside Singapore and the PRC. We plan to expand our businesses to other markets across the globe, including, but not limited to, North America and South East Asia, and the process for applying for and registering intellectual property rights varies within each jurisdiction. We may not be able to timely protect our intellectual property rights in these jurisdictions if the expansion of our operations and ensuing intellectual property right infringements take place before we have managed to register our intellectual property rights. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in all jurisdictions.

Policing unauthorized use of our proprietary technology and other intellectual property is difficult and expensive, and litigation may be necessary in the future to enforce such intellectual property rights. Future litigation could result in substantial costs and diversion of our resources and could disrupt our business, as well as materially adversely affect our financial condition and results of operations. Further, despite the potentially substantial costs, we cannot assure you that we will prevail in such litigation.

Third parties may claim that we have infringed their proprietary intellectual property rights, which could cause us to incur significant legal expenses and prevent us from promoting our services.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how, or other intellectual property rights held by third parties. We may from time to time in the future be subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how, or other intellectual property rights that are infringed by our technology and analytics tools or infrastructure utilized in our data-driven AI products. There could also be existing intellectual property of which we are not aware that our products and services may inadvertently infringe.

If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits. Additionally, the application and interpretation of intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how, or other intellectual property rights are evolving and may be uncertain, and we cannot be sure that courts or regulatory authorities would agree with our analysis. Such claims, even if they do not result in liability, may harm our reputation. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringements or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and financial performance may be materially and adversely affected.

Non-compliance with laws and regulations on the part of any third parties with which we conduct business could expose us to legal expenses, compensation to third parties, penalties, and disruptions of our business, which may adversely affect our results of operations and financial performance.

Third parties with which we conduct business, including third-party cloud computing infrastructure and AI technology providers, may be subject to regulatory penalties or punishments because of their regulatory compliance failures or infringement upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. We cannot be certain whether such third party has violated any regulatory requirements or infringed or will infringe on any other parties’ legal rights, which could expose us to legal expenses or compensation to third parties, or both.

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We, therefore, cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. There is no assurance that we will be able to identify irregularities or non-compliance in the business practices of third parties with which we conduct business, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations and financial performance.

Moreover, regulatory penalties or punishments against our business stakeholders, such as our software developer partners, whether or not resulting in any legal or regulatory implications upon us, may nonetheless cause business interruptions or even suspension of these business stakeholders, and may result in the abrupt forced suspension of our co-developed projects in progress, which could disrupt our usual course of business with them and result in material negative impact on our business operations, results of operation, and financial condition.

Future acquisitions may have an adverse effect on our ability to manage our business.

We may acquire businesses, technologies, services, or products that are complementary to our AI Contact Integrated Solutions business. Acquisitions may expose us to potential risks, including those associated with the integration of new operations, services, and personnel, the diversion of resources from our existing businesses, failure to achieve expected growth by the acquired businesses, and the inability to generate sufficient revenue to offset the costs and expenses of acquisitions, or the potential loss of or harm to relationships with both employees and customers resulting from their integration of new businesses.

In addition, we may be unable to identify appropriate acquisition or strategic investment targets when it is necessary or desirable to make such acquisition or investment to remain competitive or to expand our business. Even if we identify an appropriate acquisition or investment target, we may face challenges in successfully negotiating favorable terms of the acquisition or investment and financing the proposed transaction. We may need to raise additional debt funding or sell additional equity securities to make such acquisitions. The raising of additional debt funding by us, if required, would result in increased debt service obligations and could result in additional operating and financing covenants, or liens on our assets, that would restrict our operations. The sale of additional equity securities could result in additional dilution to Pubco’s shareholders. If any one or more of the aforementioned risks associated with acquisitions or investments materialize, the acquisitions or investments may not be beneficial to us, which in turn may materially and adversely affect our business, financial condition, and results of operations.

A decline in general economic conditions or a disruption of financial markets may affect our target market or industry which in turn could adversely affect our profitability.

Our operations and profitability are directly or indirectly affected by general economic conditions. Both our AI Assist and Helphub products are developed to help contact centers enhance their operational quality and efficiency. At times of poor general economic conditions, businesses may make the decision of cutting back costs on growth-enhancing services and settling for more economic modes of operation. In addition, a decline in general economic conditions could reduce the level of demand for our prospective customers’ products and services, which would in turn lead to a reduction in our prospective customers’ need for outsourcing business processes and establishing extensive contact centers. As a result, the level of demand for our products could decline, which could negatively impact our revenue. Adverse economic conditions, including volatility and disruptions in financial markets, may also affect other stakeholders or investors in this arena, thereby potentially affecting their ability to cooperate with us.

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We may be adversely affected by the effects of inflation and a potential recession.

Global inflation leads to a decline in the spending power of consumers, which results in a reduction in the business volume of downstream clients and a corresponding reduction in the number of contact center seats using our AI Assist product. As a result, global inflation has adversely affected our revenue and may continue to do so. In addition, global inflation may affect our liquidity, business, financial condition, and results of operations by increasing our overall cost structure, particularly if we are unable to increase the prices we charge our customers commensurately. The existence of inflation in the economy has resulted in, and may continue to result in, higher interest rates and capital costs, increased costs of labor, weakening exchange rates and other similar effects. As a result of inflation, we have experienced and may continue to experience cost increases. In addition, poor economic and market conditions, including a potential recession, may negatively impact the research and development investments and consumer spending levels and willingness, which would adversely affect our operating income and results of operations. If we are unable to take effective measures in a timely manner to mitigate the impact of the inflation as well as a potential recession, our business, financial condition, and results of operations could be adversely affected.

We face risks related to natural disasters, health epidemics, and other outbreaks, which could significantly disrupt our operations.

Our business may be negatively impacted by the fear of, exposure to, or actual effects of a disease outbreak, epidemic, pandemic, or similar widespread public health concern, including travel restrictions or recommendations or mandates from governmental authorities as a result of the COVID-19 pandemic, the threat of the virus, or the emergence of any variants. During the fiscal year ended June 30, 2022, our business was moderately impacted by the COVID-19 pandemic. Our main business operations are in the PRC, and in March 2022, a new COVID-19 subvariant (Omicron) outbreak hit China in March 2022, spreading more quickly and easily than previous strains. As a result, a new round of lockdowns, quarantines, or travel restrictions has been imposed to date upon different provinces or cities in China by the relevant local government authorities. Due to these restrictions, the billable number of contact center seats employed by our customers using our AI Assist product was reduced, causing a reduction in our revenue. Since the end of 2022, the Chinese government has lifted the COVID-19 restrictions, and we gradually recovered from the negative impact of the COVID-19 pandemic on our results of operations. During the fiscal year ended June 30, 2023, our business was moderately impacted by the COVID-19 pandemic. However, there is no assurance that a disease outbreak, such as the COVID-19 pandemic and any similar natural disasters will not occur in the future. The extent to which such natural diseases may impact us will depend on future developments, which are highly uncertain and cannot be predicted, including the duration, severity, and recurrence of any such disease outbreak, the effectiveness of mitigation strategies, and third-party actions taken to contain its spread and mitigate its public health effects. Any of these factors may materially and adversely affect our business, financial condition, and results of operations.

Any negative publicity about us, our services, and our management may materially and adversely affect our reputation and business.

We may from time to time receive negative publicity about us, our management, or our business. Certain of such negative publicity may be the result of malicious harassment or unfair competition acts by third parties. We may even be subject to government or regulatory investigation (including those relating to contact center data privacy protection) as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Harm to our reputation and confidence in our products and services can also arise for other reasons, including misconduct of our employees or any third-party business partners with whom we conduct business. Our reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, software and platform users, technology providers, and other business partnerships.

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If we fail to attract, recruit, or retain our key personnel, including our executive officers, senior management, and key employees, our ongoing operations and growth could be affected.

Our success also depends, to a large extent, on the efforts of our key personnel, including Shuangchi He, our Chief Technology Officer, a Doctor of Telecommunications Engineering and Operations Research, our other executive officers, senior management, and other key employees who have valuable experience, knowledge, and connection in the AI Contact Integrated Solutions Industry. There is no assurance that these key personnel will not voluntarily terminate their employment with us. We do not carry, and do not intend to procure, key person insurance on any of our senior management team. The loss of any of our key personnel could be detrimental to our ongoing operations. Our success will also depend on our ability to attract and retain qualified personnel to manage our existing operations as well as our future growth. We may not be able to successfully attract, recruit, or retain key personnel, and this could adversely impact our financial condition, operating results, and business prospects.

We may from time to time be subject to claims, controversies, lawsuits, and legal proceedings, which could adversely affect our business, prospects, results of operations, and financial condition.

We may from time to time become subject to or involved in various claims, controversies, lawsuits, and legal proceedings. However, claims and threats of lawsuits are subject to inherent uncertainties, and we are uncertain whether any of these claims would develop into a lawsuit. Lawsuits, or any type of legal proceeding, may cause us to incur defense costs, utilize a significant portion of our resources, and divert management’s attention from our day-to-day operations, any of which could harm our business. Any settlements or judgments against us could have a material adverse impact on our financial condition, results of operations, and cash flows. In addition, negative publicity regarding claims or judgments made against our Company may damage our reputation and may result in a material adverse impact on us.

Risk Relating to Doing Business in Singapore

We may rely on dividends and other distributions on equity paid by our subsidiary in Singapore to fund any cash and financing requirements we may have.

We may rely principally on dividends and other distributions on equity from our subsidiary in Singapore for our cash requirements, including for services of any debt we may incur.

Helport Singapore’s ability to distribute dividends is based upon its distributable earnings. Under Singapore law, Section 403 of the Companies Act 1967 prohibits the payment of dividends other than out of profits, and dividends shall be paid in accordance with the company’s constitution and generally acceptable accounting principles in Singapore. Singapore does not have any foreign exchange control regulations which restrict the ability of Helport Singapore to distribute dividends to us. If our subsidiary in Singapore incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on the ability of our subsidiary in Singapore to distribute dividends or other payments to its shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business.

Risks Related to Our Securities Following the Business Combination and Helport Operating as a Public Company

Unless the context otherwise requires, all references in this subsection to “Helport” refer to Helport and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

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Pubco will incur higher costs post-Business Combination as a result of being a public company.

Pubco will incur significant additional legal, accounting, insurance, and other expenses, including costs associated with public company reporting requirements following completion of the Business Combination. Pubco will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform, and the Consumer Protection Act, and related rules implemented by the SEC and Nasdaq. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. Pubco expects these laws and regulations to increase its legal and financial compliance costs after the Business Combination and to render some activities more time-consuming and costly, although Pubco is currently unable to estimate these costs with any degree of certainty. Pubco may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase its post-Business Combination costs and expenses. These laws and regulations could make it more difficult or costly for Pubco to obtain certain types of insurance, including directors’ and officers’ liability insurance, and Pubco may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for Pubco to attract and retain qualified persons to serve on the Pubco Board or as executive officers. Furthermore, if Pubco is unable to satisfy its obligations as a public company, it could be subject to delisting of its Ordinary Shares and/or warrants, fines, sanctions, and other regulatory action and potentially civil litigation.

If Helport or Pubco fails to implement and maintain an effective system of internal controls or remediate the material weaknesses in its internal control over financial reporting that have been identified, Pubco may be unable to accurately report its results of operations, meet its reporting obligations, or prevent fraud, and investor confidence and the market price of Pubco Ordinary Shares may be materially and adversely affected.

Prior to the Business Combination, Helport has been a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Helport’s independent registered public accounting firm has not conducted an audit of its internal control over financial reporting. However, in preparing its consolidated financial statements as of and for the years ended June 30, 2023 and 2022, Helport has identified material weaknesses in its internal control over financial reporting, as defined in the standards established by the PCAOB, and other control deficiencies. The material weaknesses identified included (i) a lack of sufficient skilled staff with U.S. GAAP knowledge and the SEC reporting knowledge for the purpose of financial reporting as well as a lack of formal accounting policies and procedures manual to ensure proper financial reporting in accordance with U.S. GAAP and SEC reporting requirements; and (ii) a lack of internal audit function to establish formal risk assessment process and internal control framework. To remedy the identified material weaknesses, Helport has adopted and will adopt further measures to address the underlying causes of these material weaknesses and improve its internal control over financial reporting. Helport has implemented, and plans to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work. Helport is recruiting  financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting and compliance requirements. Helport is also hiring independent directors, establishing an audit committee and strengthening corporate governance. Additionally, Helport has supplemented and enhanced internal training and development programs for financial reporting personnel. When entering into complex transactions, Helport will utilize a third-party consultant for accounting services as additional resources. As a result, Helport expects to fully remediate the material weaknesses in its internal controls over financial reporting before it ceases to be an “emerging growth company”. However, Helport cannot assure you that these measures may fully address the material weaknesses and deficiencies in Helport’s internal control over financial reporting or that Helport may conclude that they have been fully remediated.

Upon completion of the Business Combination, Pubco will become subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act (“Section 404”) will require that Pubco include a report from management on the effectiveness of Pubco’s internal control over financial reporting in Pubco’s annual report on Form 20-F beginning with Pubco’s annual report in Pubco’s second annual report on Form 20-F after becoming a public company. In addition, once Pubco ceases to be an “emerging growth company,” as defined in the JOBS Act, Pubco’s independent registered public accounting firm must attest to and report on the effectiveness of Pubco’s internal control over financial reporting. Moreover, even if Pubco’s management concludes that Pubco’s internal control over financial reporting is effective, Pubco’s independent registered public accounting firm, after conducting its own independent testing, may issue an adverse opinion on the effectiveness of internal control over financial reporting if it is not satisfied with Pubco’s internal controls or the level at which Pubco’s controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from Pubco. In addition, after Pubco becomes a public company, Pubco’s reporting obligations may place a significant strain on Pubco’s management, operational and financial resources and systems for the foreseeable future. Pubco may be unable to timely complete its evaluation testing and any required remediation.

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During the course of documenting and testing Pubco’s internal control procedures, in order to satisfy the requirements of Section 404, Pubco may identify other weaknesses and deficiencies in Pubco’s internal control over financial reporting. If Pubco fails to maintain the adequacy of its internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, Pubco may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404. Generally speaking, if Pubco fails to achieve and maintain an effective internal control environment, it could result in material misstatements in Pubco’s financial statements and could also impair Pubco’s ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, Pubco’s businesses, financial condition, results of operations and prospects, as well as the trading price of its securities may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose Pubco to an increased risk of fraud or misuse of corporate assets and subject Pubco to potential delisting from the stock exchange on which Pubco lists, regulatory investigations, and civil or criminal sanctions. Pubco may also be required to restate its financial statements from prior periods.

Pubco may or may not pay cash dividends in the foreseeable future.

Any decision to declare and pay dividends in the future will be made at the discretion of the board of directors of Pubco and will depend on, among other things, applicable law, regulations, restrictions, Pubco’s results of operations, financial condition, cash requirements, contractual restrictions, the future projects, and plans of Pubco and other factors that the board of directors may deem relevant. In addition, Pubco’s ability to pay dividends depends significantly on the extent to which it receives dividends from Helport and there can be no assurance that Helport will pay dividends. As a result, capital appreciation, if any, of Pubco Ordinary Shares may be an investor’s sole source of gain for the foreseeable future.

Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

The Amended and Restated Memorandum and Articles of Association, if their adoption is approved, will contain provisions that may discourage unsolicited takeover proposals that shareholders of Pubco may consider to be in their best interests. Among other provisions, subject to the right of the shareholders of Pubco as specified in the Amended and Restated Memorandum and Articles of Association, the ability of the Pubco board of directors to issue additional shares, with or without preferred, deferred or other rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as the board of directors may determine, to the extent authorized but unissued, and without shareholder approval, may make it more difficult for Pubco’s shareholders to remove incumbent management and accordingly discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Pubco’s securities.

Pubco will be an “emerging growth company,” and it cannot be certain if the reduced SEC reporting requirements applicable to emerging growth companies will make Pubco OrdinaryShares less attractive to investors, which could have a material and adverse effect on Pubco, including its growth prospects.

Upon consummation of the Business Combination, Pubco will be an “emerging growth company” as defined in the JOBS Act. Pubco will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which Pubco has total annual gross revenue of at least $1.235 billion, or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of Pubco Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of Pubco’s prior second fiscal quarter, and (ii) the date on which Pubco issued more than $1.0 billion in non-convertible debt during the prior three-year period. Pubco intends to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that Pubco’s independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation.

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In addition, Section 102(b)(1) of the JOBS Act exempts “emerging growth companies” from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Pubco has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

Furthermore, even after Pubco no longer qualifies as an “emerging growth company,” as long as Pubco continues to qualify as a foreign private issuer under the Exchange Act, Pubco will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including, but not limited to, the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. In addition, Pubco will not be required to file annual reports and financial statements with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act, and are not required to comply with Regulation FD, which restricts the selective disclosure of material information.

As a result, Pubco shareholders may not have access to certain information they deem important. Pubco cannot predict if investors will find Pubco Ordinary Shares less attractive because it relies on these exemptions. If some investors find Pubco Ordinary Shares less attractive as a result, there may be a less active trading market and share price for Pubco Ordinary Shares may be more volatile.

As a “foreign private issuer” under the rules and regulations of the SEC, Pubco is permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules and is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

Pubco is, and will be after the consummation of the Transactions, considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities.

In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give any assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the British Virgin Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee or a nominating or corporate governance committee consisting entirely of independent directors, or have regularly scheduled executive sessions with only independent directors each year. Such British Virgin Islands home country practices may afford less protection to holders of Pubco Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Management of Pubco Following the Business Combination — Corporate Governance Practices.”

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Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensure these additional regulatory requirements are fulfilled.

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of the Pubco Ordinary Shares.

Following the Closing, the price of the Pubco Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, Pubco’s general business condition and the release of its financial reports. Additionally, if the Pubco Ordinary Shares become delisted from Nasdaq or if the Pubco Ordinary Shares are not listed on Nasdaq, the liquidity and price of our securities may be more limited than if we were listed on the Nasdaq or another national securities exchange. The lack of an active market may impair your ability to sell your Pubco Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling securities and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for the Pubco Ordinary Shares depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or results of operations, industry or end-markets, the share price of Pubco Ordinary Shares could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

The issuance of additional Pubco Ordinary Shares in connection with future financings, acquisitions, investments, the Incentive Plan, or otherwise will dilute all other shareholders.

Pubco expects to issue additional shares in the future that will result in dilution to all other shareholders. Pubco expects to grant equity awards to employees, directors, and consultants under the Incentive Plan. It may also raise capital through equity financings in the future. As part of its business strategy, Pubco may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Pubco Ordinary Shares to decline.

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If Pubco’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with Pubco’s key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in its key metrics. Estimates are based on historical experience, industry data, current contracts and customer relationships and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Helport’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing its consolidated financial statements include estimates for provisions, receivables and inventory. Pubco’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of the Pubco Ordinary Shares.

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U.S. holders that directly or indirectly own 10% or more of Pubco’s equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.

A non-U.S. corporation generally will be classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of shares of such corporation entitled to vote or (ii) the total value of the shares of such corporation. We do not believe that Helport would be classified as a CFC at the time of Closing, although CFC status is determined after taking into account complex constructive ownership rules and, accordingly, there can be no assurance in this regard. The U.S. federal income tax consequences for U.S. holders who at all times are not 10% U.S. equityholders would not be affected by the CFC rules. However, a U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of Pubco’s shares entitled to vote or the total value of our equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, if it were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of Pubco’s applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes) and its earnings and profits, regardless of whether such 10% U.S. equityholder receives any actual distributions. In addition, if we were classified as a CFC, a portion of any gains realized on the sale of its Pubco shares by a 10% U.S. equityholder may be treated as ordinary income. Pubco cannot provide any assurances that Helport will assist U.S. Holders in determining whether Helport or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Helport, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.

Our U.S. shareholders may suffer adverse tax consequences if Pubco is classified as a “passive foreign investment company.”

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of Helport and its subsidiaries and certain factual assumptions, Helport does not expect to be treated as a PFIC for the taxable year ending December 31, 2022. Because the value of its gross assets is likely to be determined in part by reference to its market capitalization, a decline in the value of the Pubco Ordinary Shares may result in Helport becoming a PFIC. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) holds its ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them. See “Material U.S. Federal Income Tax Considerations.”

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EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF TRISTAR

General

Tristar is furnishing this proxy statement/prospectus to Tristar’s shareholders as part of the solicitation of proxies by Tristar’s board of directors for use at the Meeting to be held on [   ], 2024, and at any adjournment thereof. This proxy statement/prospectus provides Tristar’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on [            ], 2024 at [            a.m.], Eastern Time, at [          ]. You can participate in the Meeting and vote your shares electronically via live webcast at [             ] with the password of [            ].

Purpose of the Extraordinary General Meeting of Shareholders of Tristar

At the Meeting, Tristar is asking holders of Tristar Ordinary Shares to:

·	consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Transactions contemplated by the Business Combination Agreement;

·	consider and vote upon the Merger Proposal to, among other things, approve the Second Merger and the Cayman Plan of Merger and the transactions contemplated therein;

·	consider and vote upon the Memorandum and Articles Proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Proposed Pubco Memorandum and Articles;

·	consider and vote upon the Organizational Documents Advisory Proposals to approve on an advisory and non-binding basis, five separate proposals to approve certain governance provisions in the Proposed Pubco Memorandum and Articles;

·	consider and vote upon the Equity Incentive Plan Proposal;

·	consider and vote upon the Director Election Proposal;

·	consider and vote upon the NYSE Proposal; and

·	consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the Tristar Board.

Recommendation of Tristar Board of Directors

Tristar’s board of directors has unanimously determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interests of Tristar and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the NYSE Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal if presented at the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

Tristar has fixed the close of business on [            ], 2024, as the “Record Date” for determining Tristar shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 16,358,802 Tristar Ordinary Shares issued and outstanding and entitled to vote. Each Tristar Ordinary Share is entitled to one vote per share at the Meeting.

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Quorum

The presence, in person or by proxy, of the holders of no less than a majority of all the issued and outstanding Tristar Ordinary Shares entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to Tristar but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the Business Combination Proposal, the Merger Proposal, the Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the NYSE Proposal and the Director Election Proposal.

Abstentions and broker non-votes are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Business Combination Proposal, Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal (if presented) will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the Merger Proposal and the Memorandum and Articles Proposal will require a Special Resolution, being a resolution passed by at least a two-thirds majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Tristar’s Initial Shareholders and Current Insiders have agreed to vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting. As of [  ], 2024, the Initial Shareholders and Current Insiders held 5,750,000 Tristar Class B Ordinary Share, which constitute approximately 35.1% of the issued and outstanding Tristar Ordinary Shares.

Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, each of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal can be approved at the Meeting assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the NYSE Proposal and the Adjournment Proposal.

Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, each of the Memorandum and Articles Proposal and the Merger Proposal can be approved at the Meeting assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 5,155,868 Tristar Class A Ordinary Shares, or approximately 48.6% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Memorandum and Articles Proposal and the Merger Proposal in order for them to be approved.

Voting Your Shares

Each Tristar Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Tristar Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

Each Tristar Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of Tristar Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your Tristar Ordinary Shares at the Meeting.

·

You Can Vote by Signing and Returning the Enclosed Proxy Card.

If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Tristar Board “FOR” the Business Combination Proposal, “FOR” the Merger Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the NYSE Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

·	You Can Attend the Meeting and Vote Online. Tristar will be hosting the Meeting via live webcast. If you attend the Meeting, you may submit your vote at the Meeting online at https://www.cstproxy.com/ [ ], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Meeting. See “— Registering for the Meeting” above for further details on how to attend the Meeting.

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Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from Tristar. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to Mark Zimkind via email at mzimkind@continentalstock.com. Written requests can also be mailed to:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2024.

You will receive a confirmation of your registration by email after Tristar receives your registration materials. You can participate in the Meeting and vote your shares electronically by visiting [___________] with the password of [              ]. You will also need a voter control number included on your proxy card in order to be able to vote your shares during the Meeting. Follow the instructions provided to vote. Tristar encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by Tristar Directors, Officers and Initial Shareholders

In connection with the Business Combination, Tristar’s Initial Shareholders and Current Insiders have agreed to vote their Founder Shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their Founder Shares in favor of all other proposals being presented at the Meeting. As of [  ], 2024, the Initial Shareholders and Current Insiders held 5,750,000 Tristar Class B Ordinary Shares, which constitute approximately 35.1% of the issued and outstanding Tristar Ordinary Shares.

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Attending the Meeting

The Meeting will be held virtually on [             ], 2024 at [           ] Eastern Time via live webcast on the Internet. You can participate in the Meeting and vote your shares electronically by visiting [___________] with the password of [            ].

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

·	you may enter a new vote by Internet or telephone;

·	you may send a later-dated, signed proxy card to Tristar, 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803, Attn: Chief Executive Officer, so that it is received by Tristar’s Chief Executive Officer on or before the Meeting; or

·	you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of Tristar, you may call [ ], Tristar’s proxy solicitor, at [ ] or banks and brokers can call at [ ].

Redemption Rights

Holders of Public Shares may seek to redeem their Public Shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [            ], 2024 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that Tristar redeem such shares for a full pro rata portion of the Trust Account (which was approximately $10.86 per share as of December 31, 2023), net of taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, Tristar will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

Tristar’s Sponsor, officers and directors will not have Redemption rights with respect to any Tristar Ordinary Shares owned by them, directly or indirectly.

Tristar shareholders who seek to redeem their Public Shares are required to (A) submit their request in writing to Continental Stock Transfer & Trust Company, Tristar’s transfer agent and (B) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to Tristar’s transfer agent no later than 5:00 p.m. Eastern Time on [        ], 2024 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Tristar’s consent, until the consummation of the Business Combination, or such other date as determined by the Tristar Board. If you delivered your shares for redemption to Tristar’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Tristar’s transfer agent return the shares (physically or electronically).

If the Business Combination is not approved or completed for any reason, then Tristar’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to redeem their shares for a pro rata portion of the cash in the Trust Account, as applicable. Tristar will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of Tristar. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors.

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The closing price of the Tristar Ordinary Shares on the Record Date was $[           ]. The cash held in the Trust Account on such date was approximately $[       ] (approximately $[      ] per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the Tristar Ordinary Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. Tristar cannot assure its shareholders that they will be able to sell their Tristar Ordinary Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its Public Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to Tristar’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any Tristar Warrants that it may hold and, upon consummation of the Business Combination, each whole Warrant will become a warrant of Pubco exercisable to purchase one Pubco Ordinary Share, subject to certain conditions, in lieu of one Tristar Ordinary Share for a purchase price of $11.50 per Pubco Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of [  ], 2024, would be approximately $[  ] regardless of the amount of redemptions by the Public Shareholders.

Appraisal Rights

Holders of Tristar Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Second Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their Tristar Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights to Tristar prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Cayman Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange.

In the event that any holder of Tristar Ordinary Shares delivers written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights, Tristar and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to Tristar shareholders, including those Tristar shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s Tristar Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Tristar Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

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Proxy Solicitation Costs

Tristar is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Tristar and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Tristar will bear the cost of the solicitation.

Tristar has hired Advantage Proxy, Inc. to assist in the proxy solicitation process for a fee of $12,500.

Tristar will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Tristar will reimburse them for their reasonable expenses.

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THE BUSINESS COMBINATION PROPOSAL

General

Holders of Tristar Ordinary Shares are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. Tristar shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement and the First Amendment to the Business Combination Agreenment, a copy of which is attached as Annex A and Annex A-1 to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Tristar may consummate the Business Combination only if the Business Combination Proposal is approved by a special resolution, being a resolution passed by a majority of at least two-thirds of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. In addition, Tristar may consummate the Business Combination only if the Condition Precedent Proposals, upon which the Business Combination is conditioned, are also passed by ordinary resolutions or special resolutions, as applicable.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, a copy of which is attached as Annex A and Annex A-1 hereto, respectively. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Tristar does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On November 12, 2023, Tristar Acquisition I Corp., an exempted company incorporated with limited liability in the Cayman Islands (“Tristar” or the “Purchaser”), entered into a Business Combination Agreement (as amended by the First Amendment to the Business Combination Agreement and as may be further amended, the “Business Combination Agreement”) with Helport AI Limited, a British Virgin Islands business company (“Pubco”), Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), Helport Limited, a British Virgin Islands business company (“Helport” or the “Company”), Navy Sail International Limited, a British Virgin islands company, in the capacity as the representative from and after the Effective Time for the shareholders of Purchaser (other than Helport Shareholders as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (“Purchaser Representative”) and Extra Technology Limited, a British Virgin Islands business company, in the capacity as the representative from and after the Effective Time for the Company Shareholders as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement  (“Seller Representative”).

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Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, one (1) business day before the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) the First Merger Sub will merge with and into Helport (the “First Merger”), with Helport surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Helport being converted into the right to receive securities of Pubco; and (b) one (1) business day following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or the “Business Combination”).

 Consideration

Under the Business Combination Agreement, as amended, the Aggregate Merger Consideration Amount to be paid to the shareholders of Helport is $335,000,000, subject to net debt and working capital adjustments, and will be paid entirely in newly issued ordinary shares of Pubco, with each share valued at the Per Share Price.

Immediately prior to the First Merger Effective Time, each Company Preferred Share, if any, that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of Company Ordinary Shares at the then effective conversion rate (the “Conversion”). As a result of the Mergers, (a) each ordinary share of Helport that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall be cancelled and converted into the right to receive 100% of such number of ordinary shares of Pubco equal to the Exchange Ratio; (b) each of the convertible securities of Helport, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall be cancelled, retired and terminated; (c) each ordinary share of Tristar that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one Pubco ordinary share; and (d) each outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one Pubco Public Warrant or one Pubco Private Warrant, respectively.

For the purposes of the Business Combination Agreement, the following terms shall have the meanings set forth below:

Earnout

The Business Combination Agreement provides that ten percent (10%) of the Pubco Ordinary Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Earnout Shares” to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”)) that would have otherwise been delivered to the holders of Company Ordinary Shares as of the Closing (each, a “Company Shareholder”) shall be placed in escrow in a segregated escrow account (the “Earnout Escrow Account”) in accordance with an escrow agreement to be entered into at or prior to the Closing by Helport and its representative, the Purchaser Representative and Continental Stock Transfer & Trust Company, as escrow agent (or an alternative escrow agent), in form and substance reasonably acceptable to Helport and Tristar (the “Earnout Escrow Agreement”). Any Earnout Shares that vest will be disbursed (along with related earnings) from the Earnout Escrow Account to the Company Shareholders, and any Earnout Shares that are forfeited by the Company Shareholders will be disbursed (along with related earnings) from the Earnout Escrow Account to Pubco for cancellation. Each Company Shareholder shall have the contingent right to receive their pro rata share of such Earnout Shares, based on the consolidated revenue of Pubco and its subsidiaries during the fiscal years ending each of December 31, 2024 and December 31, 2025. The Company Shareholders will be entitled to receive the Earnout Shares as follows:

(i) In the event that the 2024 Consolidated Revenue of Pubco equals or exceeds Twenty-Six Million U.S. Dollars ($26,000,000), each Company Shareholder shall be entitled to receive its pro rata share of one-hundred percent (100%) of the Earnout Escrow Property; or

(ii) In the event that the 2024 Consolidated Revenue of Pubco plus the 2025 Consolidated Revenue of Pubco equals or exceeds Ninety Million U.S. Dollars ($90,000,000), each Company Shareholder shall be entitled to receive its pro rata share of one-hundred percent (100%) of the Earnout Escrow Property.

However, as disclosed below and elsewhere, the Earnout and related escrow were removed pursuant to the First Amendment to the Business Combination Agreement.

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Helport Reorganization

Helport Pte. Ltd., an exempt private company limited by shares incorporated in Singapore (“Helport Singapore”), has entered into certain agreements, deeds, instruments or other documents (the “Reorganization Documents”) with Helport Holdings Limited, certain minority shareholders of Helport, Helport, Helport Group Limited, Helport Singapore, and Helport AI, Inc, to implement and effect the reorganization pursuant to the terms and conditions of the Reorganization Documents (the “Reorganization”). The Reorganization Documents were executed throughout the period from October 2023 to December 2023, and on December 22, 2023, the Reorganization was completed.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

In the Business Combination Agreement, Helport made certain customary representations and warranties to Tristar, including among others, related to the following: (1) corporate matters, including, due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) books and records; (24) top customer and suppliers; (25) certain business practices; (26) Investment Company Act; (27) finders and brokers; (28) disclosure; (29) information supplied; (30) independent investigation; and (31) exclusivity of representations and warranties. Helport also made certain representations and warranties to Tristar with respect to the Reorganization.

In the Business Combination Agreement, Tristar made certain customary representations and warranties to Helport and Pubco, including among others, representations and warranties related to the following: (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) the Securities and Exchange Commission (the “SEC”) filings, Tristar financials, and internal controls; (7) absence of certain changes; (8) compliance with laws; (9) actions, orders and permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act and the JOBS Act; (16) finders and brokers; (17) certain business practices; (18) insurance; (19) information supplied; (20) independent investigation; (21) the trust account; (22) registration and listing; and (23) termination of prior business combination agreements.

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In the Business Combination Agreement, Pubco, the First Merger Sub and the Second Merger Sub made customary representations and warranties to Tristar, including, among others, representations and warranties related to the following: (1) organization and good standing; (2) authority and binding effect relative to execution and delivery of the Business Combination Agreement and other ancillary documents; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) activities of Pubco, the First Merger Sub and the Second Merger Sub; (7) finders and brokers; (8) Investment Company Act; (9) information supplied; (10) independent investigation; (11) exclusivity of representations and warranties and (12) the intended tax treatment of the Transactions.

None of the representations and warranties of the parties shall survive the Closing.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business (subject to certain exceptions); (3) provision of financial statements of Target Companies; (4) Tristar’s public filings; (5) “no shop” obligations; (6) no insider trading; (7) notifications of certain breaches, consent requirements or other matters; (8) efforts to consummate the Closing and obtain third party and regulatory approvals and efforts to cause Pubco to maintain its status as a “foreign private issuer” under the U.S. Securities Exchange Act of 1934 Rule 3b-4; (9) further assurances; (10) public announcements; (11) confidentiality; (12) indemnification of directors and officers and tail insurance; (13) use of trust proceeds after the Closing; (14) efforts to support a private placement or backstop arrangements, if sought; (15) intended tax treatment of the Mergers and (16) use of trust account proceeds.

Helport agreed to use commercially reasonable efforts to consummate the Reorganization by November 30, 2023. Helport agreed to use its best efforts to deliver the audited financial statements of Helport for the fiscal years ended June 30, 2022 and June 30, 2023 to Tristar by November 30, 2023. Pubco shall be responsible for paying the Purchaser Transaction Expenses in an amount up to $3,500,000 (the “Initial Cap”), subject to certain exclusions, provided, that, if the date and time at which the Closing is actually held (the “Closing Date”) occurs later than February 29, 2024 (the “Initial Cap Date”), Tristar may, in its sole discretion, increase the Cap by increments of $200,000 in each month following the Initial Cap Date. In addition, Helport agreed that in the event that either (i) Helport and Helport Singapore do not consummate the Reorganization by December 31, 2023 or (ii) Helport does not deliver the applicable audited financial statements by December 31, 2023 (or by the “staleness” date, as applicable),  then Helport shall pay to Tristar and Tristar’s Sponsor (at Tristar’s discretion) $125,000 for each month or portion thereof until the later of such date that (i) such applicable audited financial statements are delivered and (ii) the Reorganization has been completed. The Reorganization was consummated on December 22, 2023, and on December 24, 2023, Helport delivered a certificate of the sole director of Helport (the “Reorganization Certificate”) to Tristar and the Sponsor, certifying as to the completion of the Reorganization pursuant to Section 7.21 of the Business Combination Agreement, as amended. The audited combined financial statements of Helport for the fiscal years ended June 30, 2022 and June 30, 2023 were delivered to Tristar on February 7, 2024. Tristar and the Sponsor accepted the Reorganization Certificate and the audited combined financial statements of Helport on the respective delivery dates.

Helport also agreed to cause certain of Helport shareholders to each enter into a Key Seller Lock-Up Agreement.

In addition, the parties agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of five directors, including: (i) two persons who are designated by Tristar prior to the Closing as independent directors; and (ii) three persons who are designated by Helport prior to the Closing.

The Business Combination Agreement and the consummation of the Transaction require the approval of both Tristar’s shareholders and the Company Shareholders. Tristar and Pubco also agreed to jointly prepare, and Pubco shall file with the SEC, a registration statement on Form F-4 (as amended, the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the issuance of securities of Pubco to the holders of the ordinary shares and warrants of Tristar and Helport and containing a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of Tristar for the matters relating to the Transactions to be acted on at the special meeting of the shareholders of Tristar and providing such shareholders an opportunity to participate in the redemption of their public shares of Tristar upon the Closing (the “Redemption”). Helport agreed to call a meeting of its shareholders or cause a written resolution to be passed, as promptly as practicable after the Registration Statement has become effective, in order to obtain the approval of Company Shareholders for the approval of the Business Combination Agreement and the Transactions, and Helport agreed to use its commercially reasonable efforts to solicit from the Company Shareholders proxies prior to such special meeting or written resolution, and to take all other actions necessary or advisable to secure the approval of the Company Shareholders.

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Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties, unless waived: (1) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of Tristar’s and Helport’s shareholders; (2) obtaining material regulatory approvals; (3) no law or order preventing or prohibiting the Transactions; (4) Tristar or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and Tristar relies on another exclusion); (5) amendment by the shareholders of Pubco of Pubco’s memorandum and articles of association; (6) the effectiveness of the Registration Statement; (7) appointment of the post-closing directors of Pubco; and (8) Nasdaq or NYSE listing requirements, as applicable, having been fulfilled.

In addition, unless waived by Helport, the obligations of Helport, Pubco, the First Merger Sub and the Second Merger Sub to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Tristar being true and correct on and as of the Closing (subject to Material Adverse Effect); (2) Tristar having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to Tristar since the date of the Business Combination Agreement which is continuing and uncured; (4) receipt by Helport and Pubco of the Amended and Restated Registration Rights Agreement; (5) each of the Sellers shall have received from Pubco a registration rights agreement covering the merger consideration shares received by the Sellers duly executed by Pubco; and (6) receipt by Helport and Pubco of employment agreements between certain management persons from Helport and Helport or Tristar, in each case effective as of Closing.

Unless waived by Tristar, the obligations of Tristar to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (1) the representations and warranties of Helport, Pubco, the First Merger Sub, and the Second Merger Sub being true and correct on and as of the Closing (subject to Material Adverse Effect on the Target Companies, taken as a whole); (2) Helport, Pubco, the First Merger Sub, and the Second Merger Sub having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (3) absence of any Material Adverse Effect with respect to the Target Companies (taken as a whole) since the date of the Business Combination Agreement which is continuing and uncured; (4) the Non-Competition Agreements, the Employment Agreements, the Amended and Restated Registration Rights Agreement, and each Key Seller Lock-Up Agreement shall be in full force and effect from the Closing; (5) resignation of the directors and officers of Helport as requested by Tristar prior to the Closing; (6) Tristar shall have received evidence that Helport shall have terminated, extinguished and cancelled all of its outstanding convertible securities; and (7) the Reorganization having been consummated by December 31, 2023.

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Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either Tristar or Helport if the Closing does not occur by September 30, 2024, or such other date as may be extended pursuant to the Business Combination Agreement.

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons: (1) by mutual written consent of Tristar and Helport; (2) by either Tristar or Helport if a governmental authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (3) by Helport for Tristar’s uncured breach of the Business Combination Agreement, such that the related Closing condition would not be met; (4) by Tristar for the uncured breach of the Business Combination Agreement by Helport, Pubco, the First Merger Sub, or the Second Merger Sub, such that the related Closing condition would not be met; (5) by either Tristar or Helport if Tristar holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained; and (6) by either Tristar or Helport if Helport holds its shareholder meeting to approve the Business Combination Agreement and the Transactions, and such approval is not obtained.

The Business Combination Agreement will terminate automatically if, by June 30, 2024, (i) the Reorganization has not been completed or (ii) Helport has not delivered the applicable PCAOB Financial Statements.

Helport shall pay to Tristar a termination fee of Three Million U.S. Dollars ($3,000,000) plus expenses, in the event that (i) the Business Combination Agreement is automatically terminated or (ii) the Business Combination Agreement is terminated by Tristar for uncured breach of the Business Combination Agreement by Helport, Pubco, the First Merger Sub, or the Second Merger Sub. Tristar shall pay to Helport a termination fee of Three Million U.S. Dollars ($3,000,000) plus expenses, in the event that the Business Combination Agreement is terminated by Helport for an uncured breach of the Business Combination Agreement by Tristar.

If the Business Combination Agreement is terminated, all further obligations of the parties under the Business Combination Agreement (except for certain obligations related to the Termination Fee, confidentiality, effect of termination, fees and expenses, trust fund waiver, miscellaneous and definitions to the foregoing) will terminate, no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Business Combination Agreement prior to termination.

Trust Account Waiver

Helport, Pubco, the First Merger Sub and the Second Merger Sub have agreed that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in Tristar’s trust account held for its public shareholders, and have agreed not to, and waived any right to, make any claim against the trust account (including any distributions therefrom).

First Amendment to Business Combination Agreement

On December 18, 2023, the parties executed the First Amendment to the Business Combination Agreement, pursuant to which (i) the Earnout and the related escrow were removed and (ii) the Aggregate Merger Consideration was reduced from three hundred and fifty million U.S. dollars ($350,000,000) to three hundred and thirty-five million U.S. dollars ($335,000,000).

Related Agreements

Lock-Up Agreements

Prior to the Closing, Pubco, Helport, Tristar, the Purchaser Representative and certain Key Company Shareholders, as shareholders holding Company Shares (either as the holder of record or the beneficial owner within the meaning of Rule 135-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall enter into Lock-Up Agreements (each, a “Key Seller Lock-Up Agreement”).

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Pursuant to each Key Seller Lock-Up Agreement, each signatory thereto will agree not to, during the period commencing from the Closing Date and ending on the 24-month anniversary of the Closing Date (subject to early release if (A) the closing price of Pubco Ordinary Shares equals or exceeds $12.00 per share for any 20 out of 30 trading days commencing 270 days after the Closing or (B) Pubco consummates a sale of all or substantially all of the consolidated assets to a third party; sale resulting in a change in holding of the majority of the voting power; or a merger, consolidation, recapitalization or reorganization that results in the inability of the pre-transaction equity holders to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company):  (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, offer to sell, contract or agree to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, or otherwise transfer or dispose of, directly or indirectly, any Lock-up Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-up Securities, whether any such transaction is to be settled by delivery of such Lock-up Securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Lock-up Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”) (subject to early release if Pubco consummates a Change of Control).

Shareholder Support Agreement

Simultaneously with the execution of the Business Combination Agreement, Tristar, Helport, and a certain Company Shareholder entered into a Shareholder Support Agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, a Company Shareholder has agreed (a) to support the adoption of the Business Combination Agreement and the approval of the Transactions, subject to certain customary conditions, and (b) not to transfer any of their subject shares (or enter into any arrangement with respect thereto), subject to certain customary conditions.

Insider Letter Amendment

Simultaneously with the execution of the Business Combination Agreement, Tristar, Helport, the Sponsor, Stephen Markscheid, Xin Yue Geffner, Wang Chiu Wong, Chunyi Hao, Michael Hao Liu and Alex Parker entered into an amendment (the “Insider Letter Amendment”) to that certain letter agreement, dated October 13, 2021 (the “Insider Letter”), by and among Tristar, the Sponsor and the directors, officers or other initial shareholders of Tristar named therein, pursuant to which Pubco and Helport are added as Parties to the Insider Letter.

Non-Competition and Non-Solicitation Agreement

Simultaneously with the execution of the Business Combination Agreement, certain executive officers (each, a “Subject Party”) of Helport each entered into a non-competition and non-solicitation agreement (collectively, the “Non-Competition and Non-Solicitation Agreement”) with Tristar, Pubco, Helport and the Purchaser Representative. Under the Non-Competition and Non-Solicitation Agreement, the Subject Party agrees not to compete with Pubco, the Sponsor, Tristar, the Purchaser Representative, Helport and their respective affiliates during the three-year period following the Closing and, during such three-year restricted period, not to solicit employees or customers of such entities. The Non-Competition and Non-Solicitation Agreement also contains customary confidentiality and non-disparagement provisions.

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Assignment, Assumption and Amendment to Warrant Agreement

Prior to the Closing, Tristar, Pubco and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”), will enter the Assignment, Assumption and Amendment to Warrant Agreement (the “Warrant Amendment”) which will amend that certain Warrant Agreement, dated as of October 13, 2021, relating to the Tristar warrants (the “Warrant Agreement”), filed with the SEC on October 13, 2021. Pursuant to the Warrant Amendment: (i) Pubco will assume the obligations of Tristar under the Warrant Agreement, such that, among other things, Pubco will be added as a party thereto and (ii) references to Tristar Class A ordinary shares in the Warrant Agreement shall mean Pubco ordinary shares.

First Amendment to Registration Rights Agreement

On or prior to the Closing, the Business Combination Agreement provides that each of Helport, the Sponsor, Pubco, Tristar and Tristar Holdings I, LLC will enter the First Amendment to Registration Rights Agreement (the “Registration Rights Agreement”), which will amend that certain Registration Rights Agreement, dated as of October 13, 2021. Pursuant to the Registration Rights Agreement, Pubco will agree to undertake certain resale shelf registration obligations in accordance with the Securities Act and the other parties thereto will be granted customary demand and piggyback registration rights.

Organizational Documents of Pubco Following the Business Combination

Pubco was incorporated under the laws of the British Virgin Islands on October 3, 2023 solely for the purpose of effectuating the Business Combination described herein. Pursuant to the Business Combination Agreement, at or prior to the Closing of the Business Combination (and subject to approval by the shareholders of Tristar of the Memorandum and Articles Proposal and adoption by Pubco’s shareholders of the Proposed Pubco Memorandum and Articles), Pubco’s memorandum and articles of association will be amended and restated to reflect necessary changes and to be consistent with the Proposed Pubco Memorandum and Articles (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”). The form of the Proposed Pubco Memorandum and Articles is attached to this proxy statement as Annex B.

Headquarters; Share Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

·	the corporate headquarters and principal executive offices of Pubco will be located at 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989; and

·	if Pubco’s applications for listing are approved, Pubco Ordinary Shares and Pubco Warrants will be traded on Nasdaq under the symbols “HPAI” and “HPAIW”, respectively.

Background of the Business Combination

Tristar, a Cayman Islands exempted company structured as a blank check company, was incorporated on March 5, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On July 18, 2023, Tristar held the July 2023 Extension Meeting, at which its shareholders approved, among other things, a proposal to (i) extend the date Tristar would be required to consummate a Business Combination (the “Termination Date”) from July 18, 2023  to October 18, 2023, and without another shareholder vote, to further extend the Termination Date for an additional one (1) month as needed, on a month-to-month basis, up to twelve (12) times, until October 18, 2024, and (ii) remove the limitation that Tristar may not redeem Public Shares to the extent that such redemption would result in Tristar having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 (the “Redemption Limitation”) in order to allow Tristar to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

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In connection with the July 2023 Extension Meeting, shareholders holding 12,391,198 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $130,320,650 (approximately $10.52 per share) was removed from the Trust Account to pay such holders. Following redemptions, Tristar had 10,608,802 Public Shares issued and outstanding.

East Stone Capital (“ESC”) is a private equity management company founded in October 2017 by Xiaoma (Sherman) Lu and Chunyi (Charlie) Hao. ESC was formed for the purpose of engaging in emerging market and emerging industries. ESC spearheaded the initial public offering of East Stone Acquisition Corporation, which completed a business combination with NWTN, Inc. on November 11, 2022. ESC spearheaded the take-over of Tristar’s Prior Sponsor on July 18, 2023.

Tristar’s prior sponsor was Tristar Holdings I LLC, a Delaware limited liability company (the “Prior Sponsor”). On July 18, 2023, upon the consummation of the Sponsor Handover (as detailed below), Navy Sail International Limited, a British Virgin Islands company (the “Sponsor”), became the new sponsor of Tristar. The Sponsor is 100% owned by Mr. Hao.

On July 18, 2023, Tristar entered into a securities purchase agreement (the “Securities Purchase Agreement”) with its Prior Sponsor and the Sponsor and its designees, whereby the Prior Sponsor agreed to transfer to the Sponsor 3,046,634 of Tristar’s Class B ordinary shares and 4,961,250 Private Placement Warrants purchased at the time of Tristar’s IPO. In addition to the 3,046,634 Tristar Class B ordinary shares being transferred to the Sponsor, all other holders of Class B ordinary shares transferred an aggregate of 1,380,866 of their Class B ordinary shares to Mr. Hao pursuant to share transfer agreements executed by each respective holder on July 18, 2023 (the “Share Transfer Agreements”). The transfer of all Class B ordinary shares is referred to as the “Transfer.” The Transfer, all agreements executed in connection with the Transfer (including the transactions contemplated therein) and the Management Change (as defined below) are referred to as the “Sponsor Handover.” The Sponsor Handover closed on July 18, 2023.

In connection with the Sponsor Handover, Tristar, its officers and directors, the Prior Sponsor and the Sponsor entered into additional agreements whereby: (a) the Sponsor and its designees signed a joinder agreement (the “Joinder Agreement”) to become a party to the Letter Agreement (the “Letter Agreement”) and the Registration Rights Agreement (“Registration Rights Agreement”), both dated October 13, 2021 and entered into in connection with the IPO, among Tristar, the Sponsor and certain equity holders of Tristar; and (b) the Letter Agreement was amended by the parties thereto to allow for the Transfer (the “Letter Agreement Amendment”).

In addition, concurrently with the Sponsor Handover, Tristar’s IPO underwriters waived their respective entitlement to the payment of any deferred underwriting fees to be paid under the terms of Section 2(c) and Section 5(bb) of the Underwriting Agreement dated October 13, 2021 (the “Underwriting Agreement”).  As part of the Sponsor Handover, the Company introduced a change in management (the “Management Change”) and the Board, as detailed in the section titled “Other Information related to Tristar-Directors and Executive Officers”

Prior to entering into the Business Combination Agreement, Tristar conducted a thorough search for a potential business combination transaction, utilizing the network and investing and operating experience of our management team and Board.  The terms of the proposed business combination with Helport were the result of thorough negotiations between the representatives of Tristar and Helport, based on diligence efforts of the Tristar management team with the support of its advisors, as further described below.

Prior to the consummation of the IPO, neither Tristar, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with Helport. The following is a brief description of the background of the negotiations between the parties, the Business Combination and related transactions.

From the date of Tristar’s IPO through the date of the execution of the Business Combination Agreement, Tristar’s management and Tristar Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of Tristar contacted and were contacted by a number of individuals and entities who offered to present potential acquisition opportunities to Tristar across the technology and telecommunication, biotechnology, health care, transportation, logistics, technology and software sectors across US, China, Hong Kong and Singapore.

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Following the completion of the IPO, Tristar management was comprised of William M. Mounger II, Chief Executive Officer, Timothy Dawson, Chief Financial Officer, and Cathy Matine-Dolecki, Chief Operating Officer (“First Term Management”). Under the First Term Management, representatives of Tristar engaged in extensive discussions with a number of financial advisors, consulting firms and companies, mostly based in the technology and telecommunications sectors, with respect to potential acquisition opportunities. First Term Management initially focused Tristar’s search on targets operating in the technology and telecommunication sectors located both in the United States and internationally.

On July 18, 2023, in connection with the Sponsor Handover, Tristar Board appointed a new management, Mr. Chunyi (Charlie) Hao as Chief Executive Officer, Mr. Michael Hao Liu as Chief Financial Officer, (“Second Term Management”). Under Second Term Management, Tristar initiated a new round of target searches in the sectors of biotechnology, health care, transportation, logistics, software and technology across the United States, Canada, China, Hong Kong, and Singapore. After the Tristar Board’s expansion of the Tristar management team on September 13, 2023, Second Term Management is comprised of Mr. Hao as President, Xiaoma (Sherman) Lu as Chief Executive Officer, Mr. Liu as Chief Financial Officer, and Ri (Richard) Yuan as Chief Investment Officer.

Under First Term Management and Second Term Management, Tristar and representatives of Tristar:

·	Identified and evaluated over 11 potential acquisition target companies;

·	Participated in meetings or telephonic discussions with representatives of 7 potential acquisition targets; and

·	Signed 11 non-disclosure agreements and provided initial non-binding indications of interest to representatives of approximately 2 potential acquisition targets (other than Helport).

Tristar First Term Management identified the following general criteria and guidelines that it believed were important in evaluating prospective target businesses. First Term Management used these criteria and guidelines in evaluating potential business combination opportunities.

·	has a strong, experienced management team, or provides a platform to assemble an effective management team with a track record of driving growth and profitability;

·	is a significant player in the telecommunications and technology industries;

·	provides a platform for add-on acquisitions, which we believe will be an opportunity for our management team to deliver incremental shareholder value post-acquisition;

·	has a defensible market position, with demonstrated advantages when compared to its competitors and which create barriers to entry against new competitors;

·	is at an inflection point, such as requiring additional management expertise, is able to innovate through new operational techniques, or where we believe we can drive improved financial performance;

·	is a fundamentally sound company that is underperforming its potential;

·	exhibits unrecognized value or other characteristics, desirable returns on capital, and a need for capital to achieve the company’s growth strategy, that we believe have been misevaluated by the marketplace based on our analysis and due diligence review;

·	will offer an attractive risk-adjusted return for our shareholders, potential upside from growth in the target business and an improved capital structure that will be weighed against any identified downside risks; and

·	can benefit from being publicly traded, is prepared to be a publicly traded company, and can utilize access to broader capital markets.

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Following the Sponsor Handover, Second Term Management added criteria and guidelines that it believed would benefit Tristar shareholders in evaluating prospective target businesses. Tristar Second Term Management focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States, and that possessed one or more of the following attributes:

·	a revenue generating business, rather than pre-revenue business;

·	EBITDA positive;

·	in an emerging and high growth industry;

·	competitive valuation compared to its peer competitors; and

·	ability to secure a PIPE raise at closing.

The following chronicle of events leading up to the execution of the Business Combination Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by Tristar, but sets forth the significant discussions and steps that Tristar took prior to execution of the Business Combination Agreement.

Description of negotiation process with candidates other than Helport

Following the completion of the IPO and under First Term Management, representatives of Tristar engaged in extensive discussions with a number of financial advisors, consulting firms and potential target companies, mostly based in the Unites States in the telecommunication and technology and software sectors.  with respect to potential acquisition opportunities. Under Second Term Management, Tristar management broadened Tristar’s search into sectors beyond telecommunications, technology and software and geographies outside of the United States.

On December 1, 2021, William M. Mounger II, CEO, of Tristar, held a conference call with a financial advisor representing a telecommunications company located in the United States (Company A) to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on the New York Stock Exchange. On December 1, 2021, Company A shared a management presentation with Tristar. On December 23, 2021, Mr. Mounger had a conference call with the CEO of Company A and its financial advisor to discuss the prospects of a listing on the New York Stock Exchange and to learn more about the strategy and growth prospects of Company A’s business. On January 10, 2022, Mr. Mounger held another conference call with Company A’s CEO and it’s the company’s financial advisor to discuss a financial model which outlined the mechanics of engaging in a business combination transaction with a Tristar. On January 17, 2022, Company A’s CEO, the financial advisor, and Tristar’s management team held a conference call to discuss the valuation of Company A. Thereafter, Tristar decided to discontinue discussions with Company A, citing concerns over its size, valuation and its focus on completing other strategic operational objectives prior to becoming a public company.

On April 18, 2022, Mr. Mounger held a conference call with the CEO of an artificial intelligence and software company located in the United States (Company B) to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on the New York Stock Exchange. On April 18, 2022, Company B shared a management presentation with Tristar. On April 19, 2022, Mr. Mounger had a conference call with Company B’s financial advisor about the potential transaction. On May 9, 2022, Mr. Mounger held a conference call with Company B’s CEO to discuss a financial model for the deal, as well as potential valuation. Tristar decided to discontinue discussions with Company B due to concerns over its valuation and size.

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On March 21, 2022, Mr. Mounger held a conference call with a financial advisor representing a private equity firm to discuss one of its portfolio companies, a U.S. technology and telecommunication company (Company C) to discuss the possibility of engaging in a possible business combination transaction, which would result in the combined company being listed on the New York Stock Exchange. On August 24, 2022, Mr. Mounger met at Company C’s CEO and CFO at Company C’s headquarters to discuss the prospects of a listing on the New York Stock Exchange and to learn more about the strategy and growth prospects of Company C’s business. On August 24, 2022, Company C shared a management presentation with Tristar. On August 29, 2022, Mr. Mounger held a conference call with Company C’s CEO and CFO, its private equity firm members, and investment bankers to discuss a financial model for the potential transaction. On September 19, 2022, members of the private equity fund, Company C’s CEO and CFO, and Tristar’s management team held a conference call to discuss the valuation of Company C and a potential deal structure. Later that day, Mr. Mounger forwarded such parties a financial model with revised valuation assumptions and a draft of an initial non-binding letter of intent. On February 21, 2023, Tristar entered into a non-binding letter of intent for a business combination transaction with Company C. The letter of intent valued Company C at approximately $1.4 billion on a pre-money basis and required a minimum $400.0 million capital injection into the combined company at closing. During the period of February 21, 2023 to June 12, 2023, Tristar sought funding sources for a PIPE raise at the closing of the business combination with Company C.  On June 12, 2023, Tristar and Company C terminated the non-binding letter of intent, as Tristar was not able to obtain commitments for a sufficient capital investment into the proposed transaction.

On July 20, 2023, Tristar received a brief investor deck for a New York-based company in the battery powered heavy duty carrier/transportation industry (“Company D”). Company D was introduced by a member of the Tristar Board. On August 16, 2023, Company D’s founder was introduced to Mr. Chunyi (Charlie) Hao, previously CEO and now President of Tristar. The two parties built up an initial contact, including telephoning and texting. On August 19, 2023, Tristar signed a non-disclosure agreement with Company D. Thereafter, Tristar was given access to certain confidential information, including (1) a third party valuation report of Company D, (2) drafted audited financial statements for the fiscal years ended December 31, 2021 and 2022, (3) executive management team biographies, (4) sales contracts, (5) sales orders, (6) third party valuation report, and (7) memorandum of understanding of certain PIPE investors’ interests in Company D. On August 21, 2023, Tristar and Company D held an executive meeting between Company D’s CEO and CFO and Tristar’s Second Term Management. Company D’s CEO gave a thorough presentation what Company D is, what it does, its short-term plans and long-term vision. After reviewing the information provided, Tristar’s Second Term Management was concerned about Company D’s financial performance, specifically that it was cashflow negative. Communications with Company D was slowed when a letter of intent was signed with Helport on August 27, 2023 and was terminated when a letter of intent was signed with Company F on August 30, 2023.

On August 8, 2023, Tristar signed a non-disclosure agreement with a biotechnology company headquartered in San Francisco (“Company E”). Company E was introduced to Tristar by Tristar Second Term Management’s business network. On August 9, 2023, Tristar’s Second Term Management held a conference call with Company E, on which Second Term Management learned that Company E derives revenue mostly from North American sales in a high growth industry with a positive cashflow. In this telephonic meeting, Company E presented its financial statements, customer portfolio, product certification, production/sourcing means and its fundraising expectations. On August 11, 2023, a second meeting was held between Tristar and Company E. Following the meeting, it was concluded that Company E would pursue a different venue for public listing and fundraise.

On August 10, 2023, Tristar received an investor deck from a logistics and freight forward company headquartered in Hong Kong (“Company F”). Company F was introduced to Tristar by a Shanghai-based boutique bank specializing in cross board merger and acquisitions (“Advisor A”). On August 12, 2023, Tristar signed a confidentiality agreement with Advisor A. On the same day, August 12, 2023, Tristar signed a non-disclosure agreement with Company F. On August 13, 2023, Mr. Hao met Advisor A at its Shanghai office. During this in-person meeting, Mr. Hao conferenced Company F’s financial advisor based in Hong Kong (“Advisor B”) along with Advisor A. This telephonic meeting was very positive, and the parties agreed to schedule a video conference between Tristar management and Company F’s principal and executives. On August 15, 2023, Tristar’s Second Term Management, Advisor A and Company F’s CEO, CFO and Advisor B participated in the online meeting.

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Company F has been operational more than 20 years. Company F has reputable customers from three continents and across Asia-Pacific. It has invested and initiated technology to digitalize a traditional logistic and freight forward industry. Company F demonstrated a very innovative technology to reshape an old-fashioned industry. Tristar believed Company F was a good business combination target to Tristar, and Mr. Hao informed Advisor A Tristar was interested in proceeding with a letter of intent with Company F.

From August 17, 2023 to August 29, 2023, Tristar and Company F worked diligently on the terms for a letter of intent. During this time, Tristar and Company F negotiated and agreed to major terms such as: (1) no minimum cash commitment from the SPAC trust at the closing business combination. The parties agreed that, without affecting business combination closing, two parties would cooperate together to use commercially reasonable efforts to procure minimum cash of $30,000,000 inclusive of all funds remaining in SPAC trust and all proceeds received under a PIPE; (2) allocation of transaction expenses. The parties agreed to a cap of accrued Tristar expenses of $400,000, including SPAC extension costs, but excluding expenses relating to the business combination agreement, the F-4 filing and related proxy statement; and (3) termination fees, pursuant to which the terminating party would compensate the other party, which precise amount and the triggering conditions would be negotiated in the definitive agreement.  On August 25, 2023, Mr. Hao met Advisor B in person. The two individuals expressed the willingness of each party to sign a letter of intent as soon as possible.  On August 17, 2023, Tristar prepared the first draft letter of intent and sent to Company F on the same day. On August 27, 2023, Tristar incorporated the agreed terms into the letter of intent and sent to Company F for confirmation.  On August 29, 2023, Tristar signed the letter of intent, and Company F counter-signed the letter of intent on August 30, 2023. The executed letter of intent included a 14-day exclusivity period and an automatic termination after 14 days from the date of letter of intent date unless both parties agree in writing to extend the letter of intent.

Upon signing the letter of intent with Company F, Tristar management worked to solidify terms for a potential PIPE, both independently and together with Company F. However, after these efforts, Tristar management did not feel confident about the feasibility of a PIPE on satisfactory terms. Upon the expiration of the exclusivity period on September 14, 2023, Tristar decided not to extend this letter of intent with Company F.

On September 16, 2023, Tristar held a board meeting, at which the Tristar Board debated the choice of either pursuing a business combination with Company F or with Helport. The board reasoned that Helport was preferable to due its high growth potential and a strong profit margin. On September 18, 2023, Tristar informed Company F it had chosen to pursue a different business combination target and ceased further discussions with Company F.

Description of negotiation process with Helport

In July 2022, Helport contacted a financial advisor, Beijing Rich Alliance Fortunate Investment Management Co., a fund management firm incorporated in China (“Helport FA”), to assist in business development and strategic assistance. With the assistance of Helport FA, Helport management and board of directors reviewed and evaluated potential strategic opportunities and alternatives with a view to enhancing shareholders value and accelerating its growth. Such opportunities and alternatives included, among other things, private financing transactions, capital markets transactions and possible business combination transactions.

On June 6, 2023, Helport engaged JS Capital, a US GAAP accounting consultant, to prepare its financial statements in accordance with US GAAP.

At a Helport management meeting on June 27, 2023, Helport FA presented to Helport management certain strategic alternatives for the purposes of fundraising and public market listing, including the possibility of pursuing a business combination transaction with a SPAC. At the meeting, Helport management approved to expand Helport FA’s scope of service to include the search of SPAC targets. On July 3, 2023, Helport signed an engagement agreement with Helport FA, pursuant to which Helport FA agreed to seek a suitable SPAC in exchange for a cash advisory fee, payable upon closing of a successful transaction, equal to 1% of the pre-money enterprise value of Helport in the transaction.

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Helport was introduced to Second Term Management via two business contacts. On July 19, 2023, Mr. Chunyi (Charlie) Hao, Tristar CEO, reached out to a senior manager at JS Capital inquiring whether JS Capital was aware of any firms in search of a US capital market listing. Mr. Hao has known JS Capital from prior cooperation on the business combination transaction for East Stone Acquisition Corporation (“ESSC”), for which Mr. Hao previously served as Chairman and Chief Financial Officer. After two business days, JS Capital came back to Mr. Hao that two of its clients were interested to discussing the possibility of business combination, and one of the two was Helport. Mr. Hao was not provided with any information concerning Helport’s business, operations and financial information and did not initiate or request a direct conversation with Helport at this point.

On July 24, 2023, Helport engaged Enrome LLP, a PCAOB registered auditor based in Singapore, to start auditing Helport’s financial statements in accordance with US GAAP, as part of Helport’s fundraising efforts.

On July 24, 2023, Mr. Luofei Wang, Managing Director of Helport FA, on behalf of Helport, contacted Mr. Xiaoma Sherman Lu to consult Mr. Lu about its client’s intention to go public in the United States via a SPAC business combination. Mr. Lu was not an officer of Tristar at the time, but continues to be a founding partner of East Stone Capital Limited with Mr. Hao. Helport FA has known Mr. Lu since 2018, when the two worked together on an unrelated business transaction.

Mr. Lu communicated such information to Mr. Hao about a potential target operating in the artificial intelligent platform and software industry, which was interested in potentially engaging in a business combination.

On July 28, 2023, Mr. Lu, on behalf of Mr. Hao, called Mr. Yuning Yao, Helport’s CFO, in an effort to gauge the seriousness of Helport’s interest in pursuing a business combination for US capital market listing. Mr. Lu then relayed his thoughts to Mr. Hao. On August 2, 2023, Mr. Hao called Mr. Yao to continue the discussion. The two parties agreed to consider a non-disclosure agreement and a letter of intent.

Mr. Yuning Yao was a minority investor in the sponsor of ESSC prior to its business combination with NWTN, Inc. Prior to the business combination, Mr. Yao held an indirect interest in approximately 1.4% of ESSC founder shares, or less than 0.01% of total shares outstanding. Messrs. Lu and Hao served as Chief Executive Officer and Chairman/Chief Financial Officer of ESSC, respectively, from February 20, 2020 to November 11, 2022.

At a Helport management meeting on August 4, 2023, Mr. Yuning Yao, Helport CFO, and Helport FA representative, Mr. Luofei Wang, briefed the management team about the communications with Tristar. In the next week, Helport management debated the costs and benefits of (1) quickly getting into a letter of intent to understand what Tristar can offer, or (2) to investigate further SPAC market and to negotiate with more SPAC targets.

On August 8, 2023, Mr. Yao, CFO of Helport, called Mr. Lu, to advance discussions with Tristar, which Mr. Lu communicated to Mr. Hao. Immediately thereafter, Mr. Hao arranged the preparation of a non-disclosure agreement.

On August 18, 2023, Tristar submitted an executed non-disclosure agreement (“Helport NDA”) to Helport, which Helport counter-signed on August 21, 2023. Shortly thereafter, Tristar received a full investor deck and Helport’s financial information, including unaudited financial statements for the fiscal years ended June 30, 2022 and 2023 and a quarterly budget and estimate through June 30, 2024. Helport included a long-term financial projections in its financial package. Tristar did not verify the accuracy of such projections or their assumptions, and quickly concluded it would not evaluate Helport as a business combination target based upon Helport’s financial projections.

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On August 19, 2023, a working group for Helport and Tristar was created. On August 22, 2023, Mr. Guanghai Li, CEO of Helport, gave a presentation to Tristar management. In the presentation, Mr. Li described Helport’s operations, relevant industry, and Helport’s addressable market, customers, competitors, technology, market barriers, and significant plans, in addition to giving an overview of the business plan. The presentation was followed by a question and answer session. On August 25, 2023, Tristar received from Helport full access to a virtual dataroom containing various detailed financial and legal materials of Helport.

Between August 21, 2023 and August 27, 2023, the parties negotiated the terms of the LOI. The negotiations between Tristar and Helport primarily focused on the following items: (1) a mutual termination clause and reciprocal $3 million termination fee was negotiated extensively. Helport believed it was in the interest of Helport to impose a termination fee, while Tristar management believed such a provision would not only project confidence in Tristar’s ability to close a transaction, but would incentivize Helport to complete a transaction (and would compensate Tristar for its efforts if Helport terminated the deal); (2) Helport enterprise valuation. Tristar management compared Helport market peers and recommended a preliminary valuation. However, both parties understood that Tristar would seek a formal third party valuation and fairness opinion report, and therefore the merger consideration stated in the LOI would be subject to third party validation; (3) Tristar delivered a clear message to Helport management very early on that Tristar would not guarantee a minimum cash balance from SPAC trust account at closing of business combination. Tristar presented cases where private enterprise closed business combinations with no cash remaining in trust but successfully raised PIPE capital at closing. Helport accepted such terms and two parties agreed to work jointly to secure a PIPE investment; (4) Tristar’s working capital loans and other expense reimbursements due to Tristar’s shareholders and affiliates. Tristar agreed to a cap of $3,500,000 unless the business combination delays unexpectedly; (5) consistent with market practice, Tristar demanded a timeline of US GAAP audit financial statements by Helport.

On August 27, 2023, Tristar and Helport signed a non-binding LOI.

Between August 27, 2023 and September 16, 2023, Tristar negotiated a letter of intent with Company F. During this period, Tristar management worked diligently on due diligence relating to a business combination with Company F.

From August 27, 2023 to September 16, 2023, Tristar also engaged in Helport due diligence. As part of its due diligence, Tristar used data from a market report issued by Frost & Sullivan, including to provide a forecasting methodology and monetization strategy used to build Helport’s financial model, and to help to estimate the level of capital requirements needed to support the company’s projected growth, technology scalability, technology adoptability. Tristar did not otherwise test any assumptions in Helport’s financial model. Helport paid for Frost & Sullivan’s market report.

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On September 15, 2023, Tristar management circulated to Tristar’s Board of Directors various preliminary materials relating to Helport and Company F, including (1) Helport’s investment memorandum and Helport’s investment summary covering Helport’s business scope and financial information prepared by Tristar management, and (2) Company F’s investment memorandum and management summary on Company F prepared by Tristar management. The circulated information relating to Helport included the following:

·	A summary of the industry in which Helport operates
·	Unaudited financial information of Helport for the fiscal years ended June 30, 2022 and 2023
·	Quarterly budget vs. actual analysis for the fiscal years ended June 30, 2022 and 2023
·	Profit margin, cashflow and cash burn rate for the fiscal years ended June 30, 2022 and 2023
·	Frost and Sullivan’s “Industry Overview of Artificial Intelligent Contact Integrated Solution” Report
·	An investment memorandum prepared by Helport management.

On September 16, 2023, Tristar Board held a board meeting. Tristar Board was presented two letters of intent, one with Helport and one with Company F. Tristar Board debated (1) the two different industries of the two business combination targets, (2) the enterprise value of the two targets, (3) potential for PIPE investments for the two targets, (4) the readiness of each target to do a business combination, including completion of US GAAP-audited financial statements, (5) exit and termination clauses in the proposed letters of intent. Tristar Board voted for Helport and decided to concentrate resources on Helport as the SPAC’s business combination target. The Tristar Board voted to proceed on Helport due diligence and the negotiation of a definitive business combination agreement.

On September 14, 2023, newly appointed CEO of Tristar, Mr. Xiaoma Sherman Lu, instructed Tristar’s counsel, Ellenoff Grossman & Schole LLP (“EGS”), to start drafting a business combination agreement for the proposed acquisition of Helport. On September 17, 2023, Messrs. Lu and Hao authorized EGS to speak to HTFL, counsel to Helport.

On September 19, 2023, Mr. Lu, sent an email to ValueScope proposing to engage ValueScope to provide valuation service and fairness opinion services relating to the proposed business combination with Helport. On September 19, 2023, Tristar and ValueScope signed an engagement to have ValueScope to provide a fairness opinion relating to the proposed acquisition of Helport.

On September 19, 2023, Tristar management received from EGS an initial due diligence request list.

On September 21, 2023, Tristar engaged Ogier, Cayman counsel to Tristar. On September 24, 2023, Tristar engaged Rajah & Tann Singapore LLP, Singapore counsel to Tristar.

On September 20, 2023, Mr. Xiaoma Sherman Lu, CEO to Tristar, toured Helport’s contact center in Beijing where Helport’s artificial intelligent platform was deployed by Helport customers. Mr. Lu accompanied by Helport CEO, Mr. Guanghai Li. Mr. Lu had a first-hand opportunity to witness the increased productivity derived from using Helport artificial intelligent platform.

By September 23, 2023, the business combination merger structure was confirmed and agreed upon by US counsels, Cayman Islands counsel, British Virgin Islands counsel and Singapore counsels to both Tristar and Helport, respectively, on a conference call.

On September 28, 2023, Mr. Hao contacted the manager in charge of Helport account at JS Capital, US GAAP consultant to Helport, regarding Helport’s financial benchmarks to be incorporated into the draft of the Business Combination Agreement.

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On October 2, 2023, EGS sent an initial draft of the Business Combination Agreement to HTFL (the “Initial BCA Draft”). HTFL returned to EGS a revised draft on October 21, 2023 and between October 2, 2023 and November 12, 2023, Tristar, EGS, Helport and HTFL exchanged multiple drafts of the Business Combination Agreement. Numerous calls and virtual meetings between EGS and HTFL were held during this period to discuss the terms of the Business Combination Agreement, including meetings on October 30, 2023, November 6, 2023 and November 9, 2023. The topics discussed during these calls and virtual meetings included, without limitation, (i) the Escrow Amount, (ii) the revenue targets for Pubco upon which the Earnout Shares would be released, (iii) the amount of Indebtedness that Tristar is permitted to incur if the Closing has not occurred by February 29, 2024, (iv) the amount of Indebtedness that Helport is permitted to incur during the Interim Period, (v) the size of PIPE investment that the parties seek to obtain in connection with the Closing, (vi) the deadline for the completion of the Reorganization and whether there would be payments payable by Helport to Tristar in connection with late completion thereof, (vii) the deadline for delivery of the Audited Company Financials and whether there would be payments payable by Helport to Tristar in connection with late completion thereof, (viii) whether the representations of warranties of Helport would survive the Closing and whether Helport would indemnify for breaches of those representations and warranties, and (ix) the termination rights of the parties and under what conditions a termination fee would be owed.

The execution versions of the Business Combination Agreement and the Ancillary Agreements contain a number of material terms reflecting negotiations between the parties subsequent to October 2, 2023, including, among other things, (A) there would be two separate escrows; one to support the net debt adjustment of the purchase price comprising 10% of the Company Merger shares and one to include the Earnout Shares comprising 10% of the Company Merger Shares, as opposed to 15% as reflected in the Initial BCA Draft, (B) there would be no indemnification for breaches of representations and warranties by Helport, (C) the distribution of the Earnout Escrow Property would be contingent on Helport either equaling or exceeding its 2024 Revenue Target of $26 million or equaling or exceeding the Combined 2024/2025 Revenue Target of $90 million as opposed to $30 million and $110 million, respectively, as reflected in the Initial BCA Draft, (D) a covenant that Helport, between signing and Closing, could not incur more than $1,500,000 in Indebtedness during the Interim Period, as opposed to not more than $10,000 of Indebtedness, individually, and $100,000 in the aggregate as reflected in the Initial BCA Draft, and (E) the Parties would seek to raise a PIPE of $25 million, as opposed to the requirement to raise a PIPE of $20 million as reflected in the Initial BCA Draft, (E) Helport would be required to deliver Audited Company Financials by November 30, 2023, as opposed to by October 30, 2023 as reflected in the Initial BCA Draft.

On September 30, 2023, Tristar received the first version of ValueScope’s fairness opinion dated September 29, 2023. On October 9, 2023, Tristar management, Mr. Chunyi (Charlie) Hao, Tristar’s President, sent a draft of ValueScope’s opinion to Tristar Board for review. As disclosed below, Tristar Board did not utilize the financial forecasts and believed that these financial projections previously provided by Helport management were unreliable due to Tristar management’s inability to verify the underlying assumptions of such forecasts. Instead Tristar Board determined to utilize the fairness opinion and financial analysis provided by ValueScope to evaluate the financial merits of the proposed Helport transaction.

On October 12, 2023, Tristar Board requested a telephonic meeting with ValueScope. On October 14, 2023, a telephonic meeting was scheduled with ValueScope for October 18, 2023, an on-line meeting. On October 18, 2023, a telephonic meeting took place between Tristar Board and ValueScope. The two parties had an interactive discussion. On October 20, 2023, ValueScope provided to Tristar Board a supplementary analysis relating to fairness of the proposed acquisition of Helport in responding to Tristar Board’s questions and comments. ValueScope attested that the valuation generated in its analysis was independent.

On October 27, 2023, Tristar management received a third version of the business combination agreement (“Third BCA Draft”), which version incorporated comments from Cayman Islands and Singapore counsels of Tristar and comments from Helport’s US legal counsel and British Virgin Islands, Cayman Islands, and Singapore legal counsel. In the Third BCA Draft, Tristar negotiated a compensation clause relating to (1) delayed completion of Helport audit financial statement and (2) delayed completion of Helport’s corporate restructure. On October 26 and October 29, 2023, respectively, Mr. Hao contacted JS Capital to re-confirm all Helport-related financial information used in Third BCA Draft.

On November 6, 2023, Tristar completed a due diligence report on Helport. In performing its due diligence, Tristar engaged in calls with Helport’s management and operations teams, Helport FA and JS Capital and reviewed documentation provided in Helport’s virtual dataroom. This 43-page due diligence report included the following topics (“DD Report”):

■	Summary of due diligence findings

■	Corporate structure

■	Shareholding

■	Shareholders background and their respective professional and education experience

■	Operation team

■	Business model

■	Technology and software

■	Technology and products

■	Revenue resource

■	Competitiveness

■	Industrial landscape

■	Industry of customer contact centers

■	Industry of business process outsourcing (BPO)

■	How to automate the industry; who are doing what in the industry; major players in the industry

■	Industry growth projection

■	Actual financial performance of 2022 and 2023

■	Balance sheet

■	Income statement

■	Statement of cashflow

■	Financial forecasts for various line items on projected income statements for the period from FY 2022 to FY 2028, as provided by Helport management

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In the course of its due diligence, Second Term Management became aware that Fan Yu is a major investor of Helport, holding approximately 60% of its outstanding shares, though she served no managerial role. Fan Yu was previously an investor in the sponsor of ESSC, holding an indirect interest equal to approximately 29.0% of ESSC founder shares, or approximately 5.8% of ESSC’s total issued and outstanding shares.  Ms. Yu did not serve in any directorship nor managerial role at ESSC, nor at Tristar. Ms. Yu has not participated in any prior investment into Tristar nor any other current or potential investment with Mr. Hao nor M. Lu. There have been no communications between Ms. Yu and Tristar, either directly or indirectly, during Tristar’s negotiation of its letter of intent and business combination agreement with Helport.

On November 6, 2023, Mr. Hao, and Mr. Luofei Wang from Helport FA held a scheduled conference call to discuss a short list of potential PIPE investors.

On November 6, 2023, Tristar management distributed to its Board, in anticipation of an upcoming meeting to discuss and approve a business combination agreement with Helport: (1) a summary of the business combination agreement and related agreements with Helport, (2) the DD Report, (3) Frost & Sullivan’s market report providing an Industry Overview of AI Contact Integrated Solutions, (4) Helport’s draft audit financial statements for fiscal years ended June 30, 2022 and 2023, and (5) ValueScope’s Fairness Opinion and supplementary analysis. Tristar Board reviewed each of these materials in its evaluation of the proposed Helport transaction, except that it did not utilize the financial forecasts included in the DD Report. Tristar Board believed that these projections were unreliable due to Second Term Management’s inability to verify the underlying assumptions. Instead it determined to utilize the opinion and financial analysis provided by ValueScope in order to evaluate the financial merits of the transaction.

Tristar Board held a board meeting on November 10, 2023 and the board approved the business combination agreement with Helport and related agreements. In this board meeting, EGS briefed Tristar Board on the material terms of the Business Combination Agreement and related agreements.

On November 12, 2023, the parties executed the Business Combination Agreement and various related ancillary agreements, and Tristar and Helport issued a joint press release announcing the transaction prior to the commencement of trading on NYSE on November 13, 2023.

Immediately after the execution of the Business Combination Agreement, Tristar management worked diligently to prepare for an F-4 filing and a PIPE financing. In the weeks following, Tristar management discussed numerous PIPE opportunities with potential investors. Investors interested in PIPE financing indicated the Aggregate Merger Consideration should have certain discount. Based on this feedback, Tristar sought to negotiate with Helport for a reduction in the Aggregate Merger Consideration. In exchange for a reduction in the Aggregate Merger Consideration, Helport requested the removal of the Earnout, which equaled $35,000,000 of the Aggregate Merger Consideration to be placed in escrow. Eventually Tristar and Helport agreed that the Aggregate Merger Consideration would be reduced to $335,000,000 and the Earnout would be removed.

On December 11, 2023, Tristar recommended to its board that the Business Combination Agreement be amended. The First Amendment to the Business Combination Agreement provides that (1) the Aggregated Merger Consideration would be reduced from $350,000,000 to $335,000,000 (2) the Earnout would be removed, along with the related escrow.

On the same day, Tristar management instructed ValueScope to evaluate the impact of the proposed amendment to Business Combination Agreement.

On December 15, 2023, Tristar held a board meeting, participated by its counsel EGS and ValueScope. At the meeting, EGS presented the material terms of the proposed amendment and ValueScope presented its evaluation of the fairness of the revised enterprise value of Helport. Tristar Board approved the amendment.

On December 18, 2023, the parties executed the First Amendment to Business Combination Agreement, pursuant to which (i) the Earnout and the related escrow were removed and (ii) the Aggregate Merger Consideration was reduced from three hundred and fifty million U.S. dollars ($350,000,000) to three hundred and thirty-five million U.S. dollars ($335,000,000).

The parties have continued and expect to continue regular discussions and weekly calls regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

Recommendation of the Board and Reasons for the Business Combination

Tristar Board, in evaluating the Business Combination, consulted with Tristar’s management and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of shares of common stock in connection therewith, are advisable and in the best interests of Tristar and (ii) to recommend that the Tristar shareholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, Tristar Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, Tristar Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Tristar Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of Tristar’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

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Tristar Board considered the following material factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement with Helport and the transactions contemplated thereby:

·	Large and Expanding Growth Industry: According to Frost & Sullivan, the artificial intelligence (AI) market grew from $67.0 billion in 2018 to $142.3 billion in 2022 globally at a CAGR of 11.4%. The market is anticipated to grow from approximately $207.9 billion in 2023 to approximately $420.5 billion in 2025 at CAGR of 37.0%. The industry is experiencing a transformation due to the increase in data-driven decision-making across industries of healthcare, finance, and manufacturing.

·	Growing AI Contact Integrated Solution Industry: According to Frost & Sullivan, the AI contact integrated solution industry was $3.4 billion in 2018 and grew to $6.8 billion in 2022, with a CAGR of 18.5%. The industry expects to see a growth from 2023 to 2027 with a CAGR of 35%, driven by technological advancement and increased downstream demand. It is projected the market size for AI contact integrated solutions will reach approximately $30.4 billion by 2027 from $6.8 billion in 2022.

·	Asia-Pacific Market Size: According to Frost & Sullivan, the AI contact integrated solutions market in Asia-Pacific (including China) grew from $0.7 billion in 2018 to $1.5 billion in 2022, expecting to grow to $6.5 billion, or 21.4% of global market size, in 2027.

·

Helport’s Solid Footing and Growth Potential in the Finance, Banking and Insurance Industries.

With its solid management team, which incorporates over 20 years of industrial and academic expertise in information technology, business process outsourcing, cloud management, Helport is grounded in the finance, banking and insurance industry making Helport a leading player in the AI contact integrated solution industry. Helport has secured well known end user customers of finance, commercial banks, insurance and internet/e-commerce insurance. Helport ranks on top of China’s AI contact integrated solution industry with approximately 5.2% market share by revenue in 2022 with a great growth potential, according to the

Frost & Sullivan

Report.

Helport’s AI contact platform allows Helport’s users, primarily business process outsourcing (BPO) organizations, to better service BPO clients in finance, banking and insurance with reduced cost and increased efficiency, as well as increased flexibility and scalability options.

·	Helport’s AI Platform Supports Further Growth Initiatives. Helport has already accumulated deep industrial know-how of finance, commercial banks and insurance, but its platform is positioned to scale across any industry where a contact service center is required or is needed, such as sales contact centers, aftersales service contact centers, and other customer contact centers for various enterprises, including but not limited to banks, insurance, telecommunication, travel and ticketing agencies, automobiles, government agencies, and utilities.

·	Broad and Diverse Customer Base and Asia Pacific Distribution. Helport has a broad, diversified and growing customer base with demonstrated customer demand across a variety of industries. Helport currently has customer concentration in China. However, Helport is actively searching partners in countries outside of China, including but not limited to Asia and United States;

·	Financial Condition. Tristar Board also considered factors such as Helport’s historical financial results, debt structure, and financial outlook. In considering these factors, Tristar Board reviewed Helport’s historical growth, various historical and current balance sheet items, and its current prospects for growth if Helport achieves its business plan, based on the financial analysis and fairness opinion prepared by ValueScope. In reviewing these factors, Tristar Board believes that Helport is well positioned to gain market share and expand its AI platform capabilities;

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·	Experienced Management Team. Helport has a strong management team with significant academic in artificial intelligence and operating experience in technology and software. Mr. Guanghai Li, Chief Executive Officer of Helport, has been involved both in consulting enterprise in digitalizing operation process and in actively involved hand-on in digitalizing enterprise operation. Mr. Shuangchi He, PhD., Chief Technology Officer of Helport, is an artificial intelligent intellectual focusing on natural language processing and machine learning. Mr. Jianxin Yao, PhD., Chief Operation Officer of Helport, has accumulated years of experiences in business process outsourcing and technology. Their contributions to Helport have expanded the enterprise capabilities of the business, go-to-market strategy, and improved gross profit margins;

·

Lock-Up.

Certain shareholders of Helport (including CEO, CTO and COO) have agreed to be subject to a 24-month lockup in respect of their Pubco securities, subject to early release of

270 days post-closing if Pubco shares trade

above

$12.00 under certain circumstances and other customary exceptions, which lockup will provide important stability to the leadership and governance of Helport;

·	Other Alternatives. Tristar Board believes, after a thorough review of other business combination opportunities reasonably available to Tristar, that the proposed Business Combination represents the best potential business combination for Tristar and the most attractive opportunity based upon the process utilized to evaluate and assess other potential acquisition targets; and

·	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Tristar and Helport.

Tristar Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

·	Macroeconomic Risks. Macroeconomic uncertainty, including the potential impact of the business concentration in China, and the effects it could have on Helport’s revenues post-Closing;

·	Business Plan and Growth Initiatives May Not Be Achieved. The risk that Helport may not be able to execute on the business plan and growth initiatives presented to Tristar’s management team and board of directors;

·	Redemption Risk. The potential that a significant number of Tristar shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to Tristar’s Existing Charter, which would potentially make the Business Combination more difficult or impossible to complete;

·	Shareholder Vote. The risk that Tristar’s shareholders may fail to provide the respective votes necessary to effect the Business Combination;

·	Closing Conditions. The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Tristar’s control;

·	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

·	Listing Risks. The challenges associated with preparing Helport, a private entity, for the applicable disclosure and listing requirements to which Helport will be subject as a publicly traded company on a US exchange such as the NYSE or Nasdaq;

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·	Benefits May Not Be Achieved. The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

·	Liquidation of Tristar. The risks and costs to Tristar if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Tristar being unable to effect a business combination by October 18, 2024;

·	Board and Independent Committees. The risk that Helport’s board of directors post-Closing and independent committees do not possess adequate skills set within the context of Helport operating as a public company;

·	Fees and Expenses. The fees and expenses associated with completing the Business Combination;

·

Conflicts of Interest. The possibility that Tristar Board may have been influenced by conflicts between what may be in Tristar’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Tristar is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Tristar’s Existing Organizational Documents, the Tristar Founder Shares and Private Placement Warrants owned by Tristar’s Current Insiders would be worthless. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and Tristar’s Officers and Directors in the Business Combination”.

·	Other Risk Factors. Various other risk factors associated with the business of Helport, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by Tristar Board is not intended to be exhaustive, but does set forth the principal factors considered by Tristar Board.

In addition to considering the factors described above, Tristar Board also considered that the Sponsor and certain officers of Tristar may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Tristar Shareholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and Tristar’s Officers and Directors in the Business Combination”). In evaluating these interests, Tristar Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for Tristar’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Tristar with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s ordinary shares.

After considering the foregoing, Tristar Board concluded, in its business judgment, that the potential benefits to Tristar and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.  The Tristar Board conducted an overall analysis of the factors described above, including thorough discussions with Tristar’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Business Combination and to recommend that Tristar’s shareholders approve the Business Combination.

Summary of Opinion of ValueScope, Inc. as Financial Advisor to Tristar

Overview

ValueScope was retained by Tristar to provide its opinion as to the fairness, from a financial point of view, to the shareholders of Tristar regarding the Business Combination. On November 8, 2023, ValueScope rendered its opinion to Tristar’s management to the effect that, as of such date, the Transaction Consideration to be issued by Tristar in the Business Combination was fair, from a financial point of view, to Tristar as of June 30, 2023 (the “Valuation Date”). For purposes of its financial analyses, with Tristar’s consent, ValueScope assumed that the Transaction Consideration per the Business Combination Agreement would have a value equal to $335,000,000 minus the net debt amount at Closing. ValueScope did not rely upon any projections or forward-looking financial information from Helport Limited in rendering its fairness opinion.  ValueScope developed its own financial projections based upon the historical financial performance of Helport Limited, profitability information for AI companies from CapitalIQ, and industry growth rate projections from Bloomberg Intelligence.

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This summary of ValueScope’s opinion is qualified and should be read in conjunction with the full text of ValueScope’s opinion, which is included as Annex E of this proxy statement/prospectus and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ValueScope. However, neither ValueScope’s opinion nor this summary of its opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to the Tristar’s board of directors, Tristar, any security holder or any other person as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise.

ValueScope’s opinion was only one of many factors considered by the Tristar Board in evaluating the Business Combination. Neither ValueScope’s opinion nor its analyses were determinative of the Transaction Consideration or of the views of Tristar’s board of directors or management with respect to the Business Combination or the Transaction Consideration. The type and amount of consideration payable in the Business Combination were determined through negotiations between Tristar and Helport, and the decision to enter into the Business Combination Agreement was solely that of the Tristar’s board of directors.

Procedures

ValueScope’s analyses relied upon, but were not necessarily limited to, the following procedures:

·

A review of the executed Business Combination Agreement by and among Tristar Acquisition I Corp., as Purchaser, Helport AI Limited, as Pubco, Merger I Limited, as First Merger Sub, Merger II Limited, as Second Merger Sub, and Helport Limited, as the Company dated as of November 12, 2023.

·

A review of the draft First Amendment to Business Combination Agreement by and among Tristar Acquisition I Corp., as Purchaser, Helport AI Limited, as Pubco, Merger I Limited, as First Merger Sub, Merger II Limited, as Second Merger Sub, and Helport Limited, as the Company dated December 12, 2023.

·	A review of Helport’s unaudited financial statements as of, and for the fiscal years ended June 30, 2022, and June 30, 2023.

·	A review of several presentations prepared by Helport’s management.

·	A review of information relating to Helport’s industry and similar companies.

·	A review of pricing data of comparable guideline companies existing as of December 12, 2023.

Assumptions

ValueScope relied upon and assumed, without independent verification, the accuracy and completeness of all data, materials and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, for purposes of its financial analyses and opinion, with Tristar’s consent, ValueScope assumed that the Transaction Consideration per the Business Combination Agreement would have a value equal to $335,000,000 minus the net debt amount at Closing, subject to adjustment as provided by the Business Combination Agreement, which adjustment ValueScope assumed would not be material to its analyses or opinion. ValueScope relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Helport or Tristar since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to ValueScope that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by ValueScope materially incomplete or materially misleading.

ValueScope relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Business Combination Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Business Combination Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction would be satisfied without waiver thereof, and (d) the Transaction would be consummated in a timely manner in accordance with the terms described in the Business Combination Agreement and such other related documents and instruments, without any amendments or modifications thereto. ValueScope also assumed, with Tristar’s consent, that the Merger would constitute a reorganization under Section 368(a) of the United States Internal Revenue Code of 1986, as amended. ValueScope relied upon and assumed, without independent verification, that (i) the Transaction would be consummated in a manner that complies in all respects with all applicable foreign, federal, state and local statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would result in the disposition of any assets of Helport or Tristar, or otherwise have an effect on the Business Combination, Helport or Tristar or any expected benefits of the Business Combination that would be material to its analyses or opinion. In addition, ValueScope relied upon and assumed, without independent verification, that the final form of the Business Combination Agreement would not differ in any respect from the draft of the Business Combination Agreement identified above.

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ValueScope further relied upon, without independent verification, the assessments of Helport’s management as to Helport’s existing and future technology, products, product candidates, services and intellectual property and the validity of, and risks associated with, such technology, products, product candidates, services and intellectual property, and ValueScope assumed, at Tristar’s direction, that there would be no material developments with respect to any such matters that in any respect would affect its analyses or opinion. Furthermore, in connection with its opinion, ValueScope was not requested to, and did not, make any physical inspection, independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of Tristar, Helport or any other party, nor was ValueScope provided with any such appraisal or evaluation. ValueScope did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. ValueScope did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Tristar or Helport was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Tristar or Helport was or may have been a party or was or may have been subject.

Conditions and Work Scope

ValueScope’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to ValueScope as of, the date of its opinion. As Tristar was aware, the credit, financial and stock markets may experience periods of unusual volatility resulting from “Black Swan” type events (e.g., the 2007-2008 credit market collapse or the Covid pandemic).  ValueScope expressed no opinion or view as to any potential effects of such volatility on the Business Combination, and its opinion did not purport to address potential developments in any such markets. ValueScope did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

ValueScope was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Business Combination, the securities, assets, businesses or operations of Tristar, Helport or any other party, or any alternatives to the Business Combination, (b) negotiate the terms of the Business Combination, (c) advise the Tristar board of directors, Tristar or any other party with respect to alternatives to the Business Combination, or (d) identify, introduce to the Tristar board of directors, Tristar or any other party, or screen for creditworthiness, any prospective investors, lenders or other participants in the Business Combination. ValueScope did not express any opinion as to what the value of the Pubco ordinary shares actually would be when issued in the Business Combination pursuant to the Business Combination Agreement or the price or range of prices at which Tristar ordinary shares or Pubco could be purchased or sold, or otherwise be transferable, at any time.

ValueScope’s opinion was furnished for the use of the Tristar Board in its continued evaluation of the Business Combination. ValueScope’s opinion was not intended to be, and did not constitute, a recommendation to the Tristar board of directors, Tristar, any security holder or any other party as to how to act or vote or make any election with respect to any matter relating to the Business Combination or otherwise.

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ValueScope was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Tristar board of directors, Tristar, its security holders or any other party to proceed with or effect the Business Combination, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Business Combination or otherwise (other than the Transaction Consideration to the extent expressly specified in the opinion), including, without limitation, any related transaction, (iii) the fairness of any portion or aspect of the Business Combination (other than the Transaction Consideration) to the holders of any class of securities, creditors or other constituencies of Tristar, or to any other party, (iv) the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might have been available for Tristar or any other party, (v) the fairness of any portion or aspect of the Business Combination to any one class or group of Tristar’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Tristar’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the appropriate capital structure of Tristar, whether Tristar should be issuing debt or equity securities or a combination of both in the Business Combination, or the form, structure or any aspect or terms of any debt or equity financing for the Business Combination or the likelihood of obtaining such financing, (vii) the solvency, creditworthiness or fair value of Tristar, Helport or any other participant in the Business Combination, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Business Combination, any class of such persons or any other party, relative to the Transaction Consideration or otherwise. Furthermore, ValueScope did not express any opinion, counsel or interpretation regarding matters requiring legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. ValueScope assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, ValueScope assumed, with Tristar’s consent, that there were no undisclosed or contingent liabilities relating to legal, regulatory, environmental, accounting, insurance, tax or other similar matters with respect to Tristar, Helport and the Business Combination or otherwise.

In performing its analyses, ValueScope considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company or business used in ValueScope’s analyses for comparative purposes is identical to Helport, and an evaluation of the results of those analyses is not entirely mathematical. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of Tristar or Helport. Much of the information used in, and accordingly the results of, ValueScope’s analyses are inherently subject to substantial uncertainty.

Financial Analysis

In preparing its fairness opinion, ValueScope performed a variety of analyses, including those described below. The summary of ValueScope’s analyses is not a complete description of the analyses underlying ValueScope’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither ValueScope’s opinion nor its underlying analyses is readily susceptible to summary description. ValueScope arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching ValueScope’s overall conclusion with respect to fairness, ValueScope did not make separate or quantifiable judgments regarding individual analyses. Accordingly, ValueScope believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying ValueScope’s analyses and opinion.

Income Approach

ValueScope developed financial projectiosn for Helport based on a review of the Company’s historical financial performance, the historical and projected financial performance of comparable companies, and the historical and projected performance of the Artificial Intelligence market.

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ValueScope’s financial projections were used to determine the estimated net cash flow to be generated by Helport over a four-year period, which was then discounted to the present value, using an appropriate discount rate to arrive at the enterprise value.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets. Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset. Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions. The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made. The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

The first step in performing the guideline public company analysis is the identification and selection of comparable companies. To be included in ValueScope’s guideline sample set, companies had to be engaged in the same or similar line of business as Helport as of the Valuation Date. The second criterion was that the comparable companies face similar industry and economic risks. ValueScope determined that two sets of comparable companies were necessary, U.S.-based companies and Asia-based companies. Based on ValueScope’s examination of the industry, its discussions with Helport management, and its search of the S&P Capital IQ database, ValueScope identified the following companies:

Asia Based Companies

1.	CloudWalk Technology Co., Ltd.
2.	International Business Digital Technology Limited
3.	TRS Information Technology Co., Ltd.
4.	Hangzhou Raycloud Technology Co., Ltd
5.	SALTLUX. Inc
6.	VAIV company Inc.
7.	Yunnan Nantian Electronics Information Co., Ltd.
8.	Sinohealth Holdings Limited
9.	Shanghai Newtouch Software Co., Ltd.
10.	Tansun Technology Co., Ltd.
11.	iSoftStone Information Technology (Group) Co., Ltd.

U.S. Based Companies

1.	Adobe Inc.
2.	AudioEye, Inc.
3.	BlackLine, Inc.
4.	Paylocity Holding Corporation
5.	PTC Inc.
6.	Q2 Holdings, Inc.
7.	Smartsheet Inc.
8.	SPS Commerce, Inc.
9.	Upland Software, Inc.
10.	Workiva Inc.
11.	Yext, Inc.

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Using the most recently filed financial statements and consensus forward-looking estimates of the selected guideline companies as of the Valuation Date, ValueScope calculated the following multiples:

·	Enterprise value to trailing twelve-month sales

·	Enterprise value to forward 2023 sales

·	Enterprise value to forward 2024 sales

·	Enterprise value to forward 2025 sales

ValueScope established a relative basis for comparison between the guideline public companies and Helport. ValueScope determined the low- and high-end of the range and calculated the mean and median of the pricing multiples of the comparable companies. Utilizing the enterprise value to forward 2025 sales multiples we arrived at Helport’s enterprise value.

Conclusion

Based on these two methodologies, ValueScope’s estimate of the fair market value of Helport indicated that the total consideration paid for Helport is FAIR to the shareholders of Tristar from a financial point of view.

Disclosure of Prior Relationships

During the two years preceding the date of the Opinion, ValueScope has not had any material relationship with any party to the Business Combination for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Satisfaction of 80% Test

NYSE rules require that Tristar’s initial business combination must occur with one or more operating businesses or assets with a fair market value of at least 80% of the net assets of the trust account (net of amounts disbursed to management for working capital purposes, if any). As of November 12, 2023, the date of the execution of the Business Combination Agreement, the value of the net assets held in the Trust Account was approximately $114.3 million and 80% thereof represents approximately $91.4 million. After consideration of the factors identified and discussed in the section of this proxy statement/prospectus titled “Recommendation of the Board and Reasons for the Business Combination,” including its review of the financial analysis and fairness opinion provided by ValueScope, the Tristar Board determined that Helport had a fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if any) as of the date that the Business Combination Agreement was executed.

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and Tristar’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for (a) filing with the Registrar of Corporate Affairs of British Virgin Islands necessary to effectuate the First Merger, which will be filed on behalf of First Merger Sub and Helport with the Registrar of Corporate Affairs of British Virgin Islands and (b) filing with the Registrar of Companies of the Cayman Islands necessary to effectuate the Second Merger, which will be filed on behalf of Second Merger Sub and Tristar with the Registrar of Companies of the Cayman Islands,  upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

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Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse acquisition in accordance with U.S. GAAP. Under this method of accounting, Tristar will be treated as the “acquired” company for financial reporting purposes, and Helport will be the accounting “acquirer”. This determination was primarily based on the assumption that:

·	Helport’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

·	Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by Helport and approved by Tristar in its reasonable judgement and two (2) directors designated by Tristar and approved by Helport in its reasonable judgement;

·	Helport’s operations will substantially comprise the ongoing operations of Pubco;

·	Helport is the larger entity in terms of substantive operations and employee base; and

·	Helport’s senior management will comprise the senior management of Pubco.

In accordance with guidance applicable to these circumstances, Tristar does not meet the definition of a “business”, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Tristar will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Helport.

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Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of ordinary shares of Tristar (“Purchaser Ordinary Shares”) and warrants of Tristar (“Purchaser Warrants”) (collectively, the “Purchaser securities”) (i) electing to have their Purchaser Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) participating in the Business Combination and (iii) owning and disposing of Pubco Ordinary Shares and Pubco Warrants acquired pursuant to the Business Combination. This discussion applies only to Purchaser securities, Pubco Ordinary Shares and Pubco Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

·	brokers, dealers and other investors that do not own their Purchaser securities or Pubco Ordinary Shares or warrants as capital assets;

·	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

·	tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

·	banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

·	U.S. expatriates or former long-term residents of the United States;

·	persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Purchaser Ordinary Shares or Pubco Ordinary Shares;

·	partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

·	persons holding Purchaser securities or Pubco Ordinary Shares or warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

·	persons required to accelerate the recognition of any item of gross income with respect to Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as a result of such income being recognized on an applicable financial statement;

·	persons whose functional currency is not the U.S. dollar;

·	persons that received Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as compensation for services; or

·	controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

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U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants that is, for U.S. federal income tax purposes:

·	an individual who is a citizen or resident of the United States;

·	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

·	an estate whose income is subject to U.S. federal income tax regardless of its source; or

·	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of Tristar’s counsel, Ellenoff Grossman & Schole LLP, that the Mergers, taken together with other relevant portions of the transactions contemplated in the Business Combination Agreement will qualify as an integrated transaction that qualifies as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Purchaser Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from Tristar and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares in the Second Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Second Merger by a U.S. holder will be equal to the adjusted tax basis of the Purchaser Ordinary Shares exchanged therefor. The holding period of the Pubco Ordinary Shares will include the holding period during which the Purchaser Ordinary Shares exchanged therefor were held by such U.S. holder.

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The appropriate U.S. federal income tax treatment of Pubco Warrants received in the Second Merger is uncertain because, as described below, it is unclear whether the Second Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. If the Second Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into  Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants treated as having been received by such holder over (y) such holder’s aggregate adjusted tax basis in the Purchaser Ordinary Shares and Purchaser Warrants treated as having been exchanged therefor) and (ii) the fair market value of the Pubco Warrants treated as having been received by such holder in such exchange, and such gain, if any, may qualify for capital gain tax rate. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of the Pubco Ordinary Shares and the Pubco Warrants received by such U.S. holder among the Purchaser Ordinary Shares and Purchaser Warrants owned by such U.S. holder immediately prior to the Second Merger in proportion to their respective fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Second Merger will include the holding period during which the Purchaser Ordinary Shares exchanged therefor were held by such U.S. holder, and the holding period of Pubco Warrants received in the Second Merger will begin on the day after the Second Merger.

Alternatively, if the Second Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into  Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received will be equal to the U.S. holder’s basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants will include the holding period during which the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Purchaser, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Purchaser. For example, the requirements for reorganization treatment could be affected by the magnitude of Purchaser Ordinary Share redemptions that occur in connection with the Business Combination.

U.S. holders of Purchaser Warrants are urged to consult with their tax advisors regarding the treatment of their Purchaser Warrants in connection with the Business Combination.

Application of the Passive Foreign Investment Company (PFIC) Rules to the Transactions

Based upon the composition of its income and assets, Purchaser believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Purchaser Warrants for newly issued Pubco Warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been proposed with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Purchaser Ordinary Shares in connection with the Business Combination if:

(1)	Purchaser were classified as a PFIC at any time during such U.S. holder’s holding period for such Purchaser Ordinary Shares; and

(2)

the U.S. holder had not timely made, effective from the first taxable year of its holding period of Purchaser Ordinary Shares during which Purchaser qualified as a PFIC: (a) a valid election to treat Purchaser as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Purchaser Ordinary Shares.

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The application of the PFIC rules to Purchaser Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Purchaser Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Purchaser Warrants for Pubco Warrants pursuant to the Business Combination Agreement.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of Purchaser Ordinary Shares who exchange their Purchaser Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules”). Therefore, U.S. holders of Purchaser Ordinary Shares that have not made a timely QEF election or a mark-to-market election and U.S. holders of Purchaser Warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Purchaser Ordinary Shares and/or Purchaser Warrants have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Purchaser Ordinary Shares

In the event that a U.S. holder of Purchaser Ordinary Shares exercises such holder’s right to have such holder’s Purchaser Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Purchaser Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Purchaser Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Purchaser or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Purchaser Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the Purchaser Warrants. In order to meet the substantially disproportionate test, the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Purchaser Ordinary Shares must, among other requirements, be less than 80% of the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Purchaser Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Purchaser Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Purchaser Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Purchaser. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Purchaser will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

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If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Purchaser Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of Purchaser Ordinary Shares generally will equal the cost of such shares. A U.S. holder that purchased Purchaser Units would have been required to allocate the cost between the shares of Purchaser Ordinary Shares and the Purchaser Warrants comprising the Purchaser Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Purchaser Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Purchaser Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Purchaser Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Purchaser Ordinary Shares, or, to the basis of Purchaser Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Consequences” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

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Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Ordinary Shares.

Subject to certain exceptions, dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares or Pubco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares or such Pubco Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares or Pubco Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares or Pubco Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Pubco Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. holder’s initial tax basis in its Pubco Ordinary Shares received upon exercise of the Pubco Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Purchaser Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant and will not include the period during which the U.S. holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants exercised therefor.

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It is also possible that a cashless exercise of a Pubco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth under “— Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants.” In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received in a regular exercise of the Pubco Warrants deemed surrendered, net of the aggregate exercise price of such Pubco Warrants and (ii) the U.S. holder’s tax basis in such Pubco Warrants. In this case, a U.S. holder’s aggregate tax basis in the Pubco Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Pubco Warrants deemed exercised and (ii) the aggregate exercise price of such Pubco Warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants and will not include the period during which the U.S. holder held the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Pubco Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Warrants.

Possible Effect of the Change in the Pubco Warrant Conversion Ratio

In some circumstances, the conversion ratio of the Pubco Warrants is subject to adjustment. For U.S. federal income tax purposes, U.S. holders of the Pubco Warrants will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the Pubco’s current or accumulated earnings and profits if certain adjustments in the conversion ratio occur (particularly an adjustment to reflect a taxable dividend to holders of the Pubco Ordinary Shares) to increase the proportionate interest of a U.S. holder of a Pubco Warrant in the fully diluted Pubco Ordinary Shares, whether or not the U.S. holder ever exercises the Pubco Warrant. Generally, a U.S. holder’s tax basis in a Pubco Warrant will be increased by the amount of any such constructive distribution. The rules with respect to such adjustments are complex and U.S. holders should consult their own tax advisers regarding the applicability of such rules.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the Pubco Ordinary Shares once Pubco ceases to satisfy either of the qualification tests).

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We believe that it is likely that Pubco will meet the PFIC income test for our current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us will not be known until after the close of our current taxable year. Based on the projected composition of Pubco’s assets, including unbooked goodwill as valued based on the projected market value of Pubco’s equity, Pubco is not expected to be meet the PFIC asset test for its taxable year that includes the date of the Business Combination or in the foreseeable future. However, Pubco’s possible status as a PFIC must be determined annually after the close of each taxable year, and therefore may be subject to change. This determination will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Because Pubco has valued its goodwill based on the projected market value of its equity, a decrease in the price of its shares may also result in Pubco becoming a PFIC. The composition of Pubco’s assets will also be affected by Pubco’s holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

(a)	the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

(b)	the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and

(c)	the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

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The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime.    If Pubco is a PFIC, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Pubco currently does not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the Pubco Ordinary Shares.

Mark-to-Market Regime.    Alternatively, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Ordinary Shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Ordinary Shares at the end of the taxable year of the U.S. holders adjusted basis in the Pubco Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Ordinary Shares over the fair market value of such Pubco Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements.    A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Ordinary Shares or Pubco Warrants that is not a U.S. holder, including:

1.	a nonresident alien individual, other than certain former citizens and residents of the United States;

2.	a foreign corporation; or

3.	a foreign estate or trust;

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but generally, does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Purchaser Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Purchaser Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Purchaser Ordinary Shares, as described above under “U.S. Holders — Redemption of Purchaser Ordinary Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Purchaser Ordinary Shares, dividends received by U.S. holders of Pubco Ordinary Shares, and the proceeds received on the disposition of Pubco Ordinary Shares or Pubco Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Purchaser securities and proceeds from the sale, exchange, redemption or other disposition of Pubco Ordinary Shares or Pubco Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

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Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Purchaser securities or their Pubco Ordinary Shares or their Pubco Warrants, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Ordinary Shares and proceeds from the sale of other disposition of Pubco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Appraisal Rights

Holders of record of Tristar Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Business Combination and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their Tristar Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights to Tristar prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act, noting that any such dissenter rights may subsequently be lost and extinguished pursuant to section 239 of the Companies Act which states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange.

In the event that any holder of Tristar Ordinary Shares delivers written notice indicating their objection to the Second Merger and their intention to exercise their statutory dissenter rights, Tristar and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to Tristar shareholders, including those Tristar shareholders who have delivered a written objection to the Second Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s Tristar Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Tristar Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

Required Vote and Recommendation of the Board

The passing of the Business Combination Proposal will require an Ordinary Resolution, being a resolution passed by a simple majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Business Combination Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [ ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of ☑, 2024 to be voted in favor of the Business Combination Proposal.

If the Business Combination Proposal is not approved, then the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The full text of the resolution to be passed is as follows:

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“RESOLVED, an ordinary resolution, that Tristar’s entry into the Business Combination Agreement, dated as of November 12, 2023 (as may be amended, the “Business Combination Agreement”), by and between Tristar Acquisition I Corp. (“Tristar”), Helport AI Limited, a British Virgin Islands business company (“Pubco”), Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (the “First Merger Sub”), Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (the “Second Merger Sub”), Helport Limited, a British Virgin Islands business company (“Helport” ), Navy Sail International Limited, a British Virgin islands company, in the capacity as the representative from and after the Effective Time for the shareholders of Tristar (other than Helport Shareholders as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of the Business Combination Agreement (“Purchaser Representative”) and Extra Technology Limited, a BVI business company, in the capacity as the representative from and after the Effective Time for the Company Shareholders as of immediately prior to the Effective Time in accordance with the terms and conditions of the Business Combination Agreement  (“Seller Representative”), copies of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex A-1, and the transactions contemplated therein, including the business combination whereby, (a) the First Merger Sub will merge with and into Helport (the “First Merger”), with Helport surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Helport being converted into the right to receive securities of Pubco and (b) following the First Merger, the Second Merger Sub will merge with and into Tristar (the “Second Merger”, and together with the First Merger, the “Mergers”), with Tristar surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding securities of Tristar being converted into the right to receive securities of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the BVI Companies Act, be and is hereby approved and authorized in all respect.”

THE TRISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TRISTAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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THE MERGER PROPOSAL

General

In connection with the Business Combination, Tristar’s shareholders are being asked to consider and vote upon, to approve and authorized by special resolution, for Second Merger and the Cayman Plan of Merger and the transactions contemplated therein.  A copy of the Cayman Plan of Merger is attached to this proxy statement/prospectus as Annex C. The authorization of the Cayman Plan of Merger (including, without limitation, (a) the amendment and restatement of the Tristar’s memorandum and articles of association by deletion in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association of Tristar (as the Surviving Entity) in the form attached as Annexure 2 to the Cayman Plan of Merger (the “Surviving Entity Articles”) and (b) the amendment of the authorized share capital of Tristar such that (i) every 10,000 Tristar Class A Ordinary Shares shall be consolidated into one Tristar Class A Ordinary Shares of US$1.00 each and be redesignated as Ordinary Shares of US$1.00 of the Surviving Entity, (ii) all authorized but unissued Tristar Class B Ordinary Shares, Tristar Preference Shares and 40,000 authorized but unissued Ordinary Shares of US$1.00 be cancelled, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each, with such rights, privileges and conditions as set out in the Surviving Entity Articles) requires the approval of Tristar’s shareholders as a matter of Cayman Islands laws.

Required Vote and Recommendation of the Board

The passing of the Merger Proposal will require a Special Resolution, being a resolution passed by a majority of at least two-thirds of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Business Combination Proposal. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Merger Proposal can be approved assuming that only the minimum  quorum of 8,179,402 Tristar Ordinary Shares is achieved.

If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 5,155,868 Tristar Class A Ordinary Shares, or approximately 48.6% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Merger Proposal in order for them to be approved.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that the Second Merger and the Cayman Plan of Merger in relation to the Second Merger in substantially the form attached to the accompanying proxy statement/prospectus as Annex C, and any and all transactions provided for in the Cayman Plan of Merger, including, without limitation, at the effective time of the Second Merger (the “Effective Time”) (a) the amendment and restatement of the Tristar’s memorandum and articles of association by deletion in their entirety and the substitution in their place of the second amended and restated memorandum and articles of association of Tristar (as the Surviving Entity) in the form attached as Annexure 2 to the Cayman Plan of Merger (the “Surviving Entity Articles”) and (b) the authorized share capital of Tristar shall be amended as follows: (i) every 10,000 Tristar Class A Ordinary Shares shall be consolidated into one Tristar Class A Ordinary Shares of US$1.00 each and be redesignated as Ordinary Shares of US$1.00 of the Surviving Entity, (ii) all authorized but unissued Tristar Class B Ordinary Shares, Tristar Preference Shares and 40,000 authorized but unissued Ordinary Shares of US$1.00 be cancelled, such that the authorized share capital of the Surviving Entity will become US$50,000 divided into 50,000 ordinary shares of a nominal or par value of US$1.00 each, with such rights, privileges and conditions as set out in the Surviving Entity Articles, be approved and authorized in all respects.”

THE TRISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TRISTAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

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THE MEMORANDUM AND ARTICLES PROPOSAL

General

In connection with the Business Combination, Tristar is asking Tristar shareholders to consider and vote, separate and apart from their consideration and vote upon the Business Combination Proposal, upon and to approve a Proposal for Pubco to adopt the Proposed Pubco Memorandum and Articles, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective immediately prior to the consummation of the Business Combination. The Memorandum and Articles Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Memorandum and Articles Proposal will not be presented to Tristar’s shareholders at the Meeting. The Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals, and the Memorandum and Articles Proposal will not effect or affect the adoption of Pubco’s Amended and Restated Memorandum and Articles of Association by Pubco, and such adoption will be made by resolution of member of Pubco prior to, but conditional upon, Closing.

Proposed Amended and Restated Memorandum and Articles of Association of Pubco

The section titled “Comparison of Corporate Governance and Shareholder Rights” below sets forth a summary outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Tristar and Pubco according to applicable law and/or the Organizational Documents of Tristar and Pubco. That summary table is qualified by reference to the complete text of the Proposed Pubco Memorandum and Articles, a copy of which is attached to this proxy statement/prospectus as Annex B. All shareholders are encouraged to read the proposed the Proposed Pubco Memorandum and Articles in their entirety for a more complete description of their terms. For a comparison of certain corporate governance and shareholder rights between the Existing Organizational Documents and the Proposed Pubco Memorandum and Articles, please see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights”.

Certain provisions in the Proposed Pubco Memorandum and Articles of Pubco may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors —  Provisions in the Amended and Restated Memorandum and Articles of Association may inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

Required Vote and Recommendation of the Board

The approval of the Memorandum and Articles Proposal will require a Special Resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Memorandum and Articles Proposal. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Memorandum and Articles Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 5,155,868 Tristar Class A Ordinary Shares, or approximately 48.6% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Memorandum and Articles Proposal in order for them to be approved.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the passing of the Business Combination Proposal, that the Proposed Pubco Memorandum and Articles, copies of which are attached to the proxy statement/prospectus relating to the Meeting as Annex B, be and are hereby approved for adoption in all respects as the memorandum and articles of association of Pubco in substitution for and to the exclusion of Pubco’s existing memorandum and articles of association, upon and with effect from immediately prior to the consummation of the Business Combination.”

THE TRISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TRISTAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MEMORANDUM AND ARTICLES PROPOSAL.

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THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, Tristar is requesting that Tristar’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in the Proposed Pubco Memorandum and Articles to be adopted by Pubco, which are separately being presented. These separate votes are not required by Cayman Islands law and are separate and apart from the Memorandum and Articles Proposal. Accordingly, the shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on Tristar or Tristar’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Organizational Documents Advisory Proposal 1

Tristar’s shareholders are being asked to approve and adopt provisions to be included in Proposed Pubco Memorandum and Articles, which provides that a director may be removed with or without cause by resolution of the directors, by resolution of the shareholders passed at a meeting of shareholders for the purposes of removing the director or for purposes including the removal of the director, or by a written resolution passed by a least 75% of the shareholders. This Proposal is referred to as “Organizational Documents Advisory Proposal 1.”

Organizational Documents Advisory Proposal 2

Tristar’s shareholders are being asked to approve provisions to be included in Proposed Pubco Memorandum and Articles providing that meetings of the shareholders may be convened by any director of the Company at such times and in such manner and places as the director considers necessary or desirable, or upon the written request of shareholders entitled to exercise 30% or more of the voting rights in respect of the matter for which the meeting is requested. This Proposal is referred to as “Organizational Documents Advisory Proposal 2.”

Organizational Documents Advisory Proposal 3

Tristar’s shareholders are being asked to approve the exclusion of provisions from Proposed Pubco Memorandum and Articles relating to being a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to a trust account and time limits within which it must consummate an initial business combination. This Proposal is referred to as “Organizational Documents Advisory Proposal 3.”

Organizational Documents Advisory Proposal 4

Tristar’s shareholders are being asked to approve provisions to be included in Proposed Pubco Memorandum and Articles that the directors may at any time appoint any person to be a director to fill a vacancy for a term not exceeding the term that remained when the person who has ceased to be a director ceased to hold office. This Proposal is referred to as “Organizational Documents Advisory Proposal 4.”

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Organizational Documents Advisory Proposal 5

Tristar’s shareholders are being asked to approve provisions to be included in Proposed Pubco Memorandum and Articles that Pubco is authorized to issue a maximum of 500,000,000 shares of a single class each with a par value of US$0.0001. This Proposal is referred to as “Organizational Documents Advisory Proposal 5.”

Reasons for the Approvals of the Organizational Documents Advisory Proposals

Organizational Documents Advisory Proposal 1 (Director Removal)

Under the Proposed Pubco Memorandum and Articles, directors may be removed by resolution of the directors, by resolution of the shareholders passed at a meeting of shareholders for the purposes of removing the director or for purposes including the removal of the director, or by a written resolution passed by a least 75% of the shareholders. Tristar’s board of directors believes that such a standard will make it more difficult for a potential acquiror or other person, group, or entity to gain control of the Pubco Board.

Organizational Documents Advisory Proposal 2 (Calling of Shareholder Meetings)

Tristar’s board of directors believes that meetings of shareholders should be called by the Pubco board of directors and that the board shall only be required to call a meeting on the requisition of shareholders if it receives a requisition from shareholders holding shares carrying not less than 30% of the voting rights in respect of the matter for which the meeting is requested to make it more difficult for a potential acquirer or other person, group, or entity to gain control of the Pubco Board. The Tristar board of directors further believes that each decision of the shareholders should be made by all shareholders and only after thoughtful consideration of complete information. Information will be provided to shareholders through a proxy statement, and the period between delivery of the proxy statement and the shareholder meeting provides time for consideration of shareholder Proposals.

Organizational Documents Advisory Proposal 3 (SPAC Provisions)

Tristar’s board of directors note that Pubco is not and will not be a blank check company. Accordingly, the Tristar board of directors believes that the blank check provisions that were included in Tristar’s memorandum and articles of association should not be included in Proposed Pubco Memorandum and Articles.

Organizational Documents Advisory Proposal 4 (Vacancies on the Pubco Board)

Tristar’s board of directors believes that, other than at an annual general meeting upon the expiration of the directors’ terms, provisions that the directors may at any time appoint any person to be a director to fill a vacancy on the Pubco board for a term not exceeding the term that remained when the person who has ceased to be a director ceased to hold office could make it more difficult for a potential acquirer or other person, group, or entity to gain control of the Pubco Board.

Organizational Documents Advisory Proposal 5 (New Capitalization)

The Tristar board of directors believes that the new capitalization provided in Proposed Pubco Memorandum and Articles is necessary to accommodate the shares to be issued to Tristar’s shareholders in connection with the Business Combination, Pubco’s Incentive Plan, other transactions contemplated by the Business Combination Agreement as well as any future issuance of shares necessary to raise additional capital for Pubco.

Required Vote and Recommendation of the Board

The approval of the Organizational Documents Advisory Proposals will require an affirmative vote of the holders of a majority of the issued and outstanding ordinary shares of Tristar as of the Record Date that are present and voted at the Meeting. Abstentions and broker non-votes will not have an effect on the Organizational Documents Advisory Proposals. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Organizational Documents Advisory Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Organizational Documents Advisory Proposals.

As discussed above, the Organizational Documents Advisory Proposals are advisory votes and therefore are not binding on Tristar or Tristar’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Memorandum and Articles Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Advisory Proposals, Tristar intends that Pubco’s Amended and Restated Memorandum and Articles of Association will take effect upon consummation of the Business Combination (assuming approval of the Memorandum and Articles Proposal).

THE TRISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TRIS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS.

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THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking shareholder approval for the Pubco 2024 Equity Incentive Plan, which we refer to herein as the “Incentive Plan,” a copy of which is included as Annex D. The Incentive Plan is being adopted in connection with the Business Combination and will become effective on the earlier of immediately prior to the Effective Time and the business day immediately prior to the “Registration Date”, which is the effective date of the first registration statement filed by Pubco and declared effective under Section 12(b) of the Exchange Act, with respect to any class of Pubco securities. If the Incentive Plan is not approved by the Tristar shareholders, it will not become effective and no awards will be granted thereunder.

Background of the Incentive Plan

If the new Incentive Plan is approved by Tristar’s shareholders, Pubco will be authorized to grant equity incentive awards to eligible service providers. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Pubco is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below or as set forth on Annex D. Tristar’s Shareholders are being asked to approve the Incentive Plan as presented.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to provide a means through which Pubco and its affiliates may attract and retain key personnel, to provide additional incentives to directors, employees, and consultants of Pubco and its affiliates, and to promote the success of Pubco’s business.

Certain Key Incentive Plan Provisions

The Incentive Plan will continue until terminated by the Pubco Board or any committee authorized by the Pubco Board.

The Incentive Plan provides for the grant of share options, share appreciation rights, restricted shares, restricted share units, and other rights and benefits under the Incentive Plan.

A number of Pubco Ordinary Shares equal to 15% of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing will be authorized for issuance pursuant to awards under the Incentive Plan.

The Incentive Plan provides for an automatic evergreen increase feature, whereby the number of Shares available for issuance under this Plan will be increased automatically on the first day of each Fiscal Year beginning with the 2025 Fiscal Year, in an amount to be determined by the administrator of the Incentive Plan and up to one point five (1.5%) of the aggregate number of Ordinary Shares issued and outstanding on the last day of the immediately preceding Fiscal Year.

The Incentive Plan will be administered by the Pubco Board or any committee authorized by the Pubco Board.

Consequences if the Equity Incentive Plan Proposal is Not Approved

If the Equity Incentive Plan Proposal is not approved by Tristar’s Shareholders, the Incentive Plan will not become effective. Additionally, Pubco believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Equity Incentive Plan Proposal is not approved.

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Summary of the Incentive Plan

The Incentive Plan will be adopted by Tristar Board prior to the Closing, subject to Tristar Shareholder approval, and will become effective upon the Closing. The Incentive Plan allows Pubco to make equity and equity-based incentive awards to employees, directors and consultants of Pubco or any of its subsidiaries. Pubco anticipates that providing such persons with a direct stake in Pubco will assure a closer alignment of the interests of such individuals with those of Pubco and its shareholders, thereby stimulating their efforts on Pubco’s behalf and strengthening their desire to remain with Pubco.

This section summarizes certain principal features of the Incentive Plan, which may be subject to change. The summary is qualified in its entirety by reference to the complete text of the Form of Incentive Plan included as Annex D to this proxy statement/prospectus.

Types of Awards. The Incentive Plan permits the awards of share options, share appreciation rights, dividend equivalent rights, restricted shares, restricted share units, and other rights or benefits under the Incentive Plan.

Authorized Shares. The Incentive Plan provides for the issuance of up to fifteen percent (15%) of the aggregate number of Ordinary Shares issued and outstanding immediately after the Closing, subject to adjustment upon changes in capitalization of Pubco and the automatic evergreen annual increase described above. Any Ordinary Shares covered by an award (or portion of an award) which are forfeited, canceled, or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares which may be issued under the Incentive Plan. Ordinary Shares that actually have been issued under the Incentive Plan pursuant to an award shall not be returned to the Incentive Plan and shall not become available for future issuance under the Incentive Plan, except that if unvested Ordinary Shares are forfeited or repurchased by Pubco, such Ordinary Shares shall become available for future grant under the Incentive Plan. To the extent not prohibited by the applicable law and the listing requirements of the applicable stock exchange or national market system on which the Ordinary Shares are traded, any Ordinary Shares covered by an award which are surrendered (i) in payment of the award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an award shall be deemed not to have been issued for purposes of determining the maximum number of Ordinary Shares which may be issued pursuant to all awards under the Incentive Plan, unless otherwise determined by the administrator. During the term of the Incentive Plan, Pubco will at all times reserve and keep available a sufficient number of Ordinary Shares available for issue to satisfy the requirements of the Incentive Plan.

Plan Administration. The Incentive Plan shall be administrated by the Pubco Board or any committee authorized by the Pubco Board and formed in accordance with applicable stock exchange rules, unless otherwise determined by the Pubco Board.

Eligibility. Pubco may grant awards to its employees, directors, and consultants. An employee, director, or consultant who has been granted an award may, if he or she is otherwise eligible, be granted additional awards.

Designation of Award. Each award under the Incentive Plan is designated in an award agreement, which is a written agreement evidencing the grant of an award executed by Pubco and the grantee, including any amendments thereto.

Conditions of Award. The administrator of the Incentive Plan shall determine the provisions, terms, and conditions of each award including, but not limited to, the award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, and form of payment upon settlement of the award.

Terms of Award. The term of each award is stated in the award agreement between Pubco and the grantee of such award. Notwithstanding the foregoing, the specified term of any award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

147

Transferability of Award. Subject to the applicable laws, awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the grantee, only to the extent and in the manner approved by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Pubco board of directors or any entity appointed by its board of directors to administer the Incentive Plan.

Exercise of Award. Any award granted under the Incentive Plan is exercisable at such times and under such conditions as determined by the administrator under the terms of the Incentive Plan and specified in the award agreement. An award is deemed to be exercised when exercise notice has been given to Pubco in accordance with the terms of the award by the person entitled to exercise the award and full payment for the shares with respect to which the award is exercised.

Amendment, Suspension or Termination of the Incentive Plan. The administrator of the Incentive Plan may amend, suspend, or terminate the Incentive Plan; provided, however, that no such amendment, suspension, or termination shall be made without the approval of the Pubco’s shareholders to the extent such approval is required by applicable laws or if such amendment would change any of the provisions of the section of the Incentive Plan on the amendment, suspension or termination of the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by Tristar’s Shareholders and becomes effective, Pubco intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan within 30 days after Pubco becomes eligible to use such form.

Interests of Tristar’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of the Tristar Board in favor of approval of the Incentive Plan, you should keep in mind that certain members of the Tristar Board and Tristar’s officers have interests in the Incentive Plan that are different from, or in addition to, your interests as a shareholder or warrant holder, including, among other things, the existence of financial and personal interests. See the sections entitled “Summary of the proxy statement/prospectus Interests of Tristar’s initial shareholders, Sponsor, Officers and Directors in the Business Combination,” “The Business Combination Proposal — Interests of Tristar’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” for a further discussion.

Required Vote and Recommendation of the Board

The approval of the Equity Incentive Plan Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Equity Incentive Plan Proposal. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Equity Incentive Plan Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Equity Incentive Plan Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that the adoption of the Pubco 2024 Equity Incentive Plan (the “Incentive Plan”) be approved and authorized in all respects.”

Recommendation of Tristar’s Board of Directors

TRISTAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRISTAR’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

148

THE DIRECTOR ELECTION PROPOSAL

Effective upon the Closing, the Pubco Board will consist of five (5) directors, comprised of: two (2) persons that are designated by Tristar prior to the Closing, who shall qualify as an independent director under Nasdaq rules and (ii) three (3) persons that are designated by Helport prior to the Closing, at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules.

For more information on the experience of each of these director nominees, see the section entitled “Pubco’s Management After the Business Combination” in this proxy statement/prospectus.

Required Vote and Recommendation of the Board

The approval of the Director Election Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the Director Election Proposal. The Director Election Proposal will not be submitted if the Business Combination Proposal is not approved. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Director Election Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Director Election Proposal.

“RESOLVED, as an Ordinary Resolution that, the five (5) persons listed below be appointed as directors of Pubco, effective upon the Closing of the Business Combination, to serve on the Pubco Board until the 2025 annual meeting of shareholders or until their respective successors are duly elected and qualified:

·	[ ];

·	[ ];

·	[ ];

·	[ ]; and

·	[ ].”

THE TRISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRISTAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

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THE NYSE PROPOSAL

Overview

In connection with the Business Combination, Tristar is asking its shareholders to consider and vote upon a proposal by an ordinary resolution to approve, for the purposes of complying with the applicable listing rules of the NYSE, Section 312.03 (c) of the NYSE Listed Company Manual, the issuance of more than 20% of Pubco’s issued and outstanding ordinary shares to shareholders of Helport in connection with the Business Combination, which insurance may result in any investor acquiring such shares owning more than an aggregate of 20% of Pubco’s outstanding ordinary shares, or more than 20% of the voting power of Pubco, which could constitute a “change of control” under NYSE rules.

For further information, please see the section entitled “The Business Combination Proposal (Proposal 1),” as well as the annexes to this proxy statement/prospectus. The NYSE Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NYSE Proposal will not be presented to shareholders at the Meeting.

Required Vote and Recommendation of the Board

The approval of the NYSE Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will not have an effect on the NYSE Proposal. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the NYSE Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the NYSE Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that, for the purpose of complying with the applicable listing rules of NYSE, the issuance of more than 20% of Pubco’s issued and outstanding ordinary shares to shareholders of Helport in connection with the Business Combination, which issuance may result in any investor acquiring such shares owning more than an aggregate of 20% of Pubco’s outstanding ordinary shares, or more than 20% of the voting power of Pubco, which could constitute a “change of control” under New York Stock Exchange rules, be approved and authorized in all respects.”

Recommendation of Tristar’s Board of Directors

TRISTAR’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRISTAR’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NYSE PROPOSAL.

150

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Tristar Board to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the Tristar Board. In no event will Tristar Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under Tristar’s Existing Organizational Documents and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by Tristar shareholders, the Tristar Board may not be able to adjourn the Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of Tristar Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. Based on the terms and provisions contained in the Existing Organizational Documents and the Companies Act, assuming that Tristar’s Initial Shareholders and Current Insiders vote their Founder Shares in favor of the Business Combination Proposal and all other proposals being presented at the Meeting, the Adjournment Proposal can be approved assuming that only the minimum quorum of 8,179,402 Tristar Ordinary Shares is achieved. If all holders of the 16,358,802 Tristar Ordinary Shares issued and outstanding as of [  ], 2024 are voted at the Meeting, then, in addition to the Tristar Class B Ordinary Shares held by the Initial Shareholders and Current Insiders, Tristar would need 2,429,402 Tristar Class A Ordinary Shares, or approximately 22.9% of the 10,608,802 Public Shares outstanding as of [  ], 2024 to be voted in favor of the Adjournment Proposal.

“RESOLVED, as an Ordinary Resolution, that the adjournment of the meeting to a later date or dates, if necessary or desirable, be determined by the Tristar Board.”

THE TRISTAR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRISTAR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

151

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

Tristar is providing the following selected unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the transactions.

The unaudited pro forma combined balance sheet as of June 30, 2023 gives pro forma effect to the Transactions as if they had been consummated as of that date. The unaudited pro forma combined statements of operations for the year ended June 30, 2023 gives pro forma effect to the Transactions as if they had occurred as of the beginning of the earliest period presented.

This information should be read together with Helport’s and Tristar’s audited financial statements and related notes, “Helport’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Tristar’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2023 has been prepared using the following:

·	Helport’s historical combined balance sheet as of June 30, 2023, as included elsewhere in this proxy statement/prospectus,
·	Tristar’s historical balance sheet as of June 30, 2023, and,

The unaudited pro forma combined statements of operations for the year ended June 30, 2023 has been prepared using the following:

·	Helport’s historical combined statements of operations for the year ended June 30, 2023, as included elsewhere in this proxy statement/prospectus, and
·	Tristar’s historical statements of operations for the year ended December 31, 2022 and for the six months ended June 30, 2023 and 2022.

Description of the Transactions

On November 12, 2023, Tristar Acquisition Corp, a Cayman Islands business company (“Tristar” or the “Purchaser”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Helport Limited, an exempted company incorporated in the British Virgin Islands (the “Helport”, or the “Company”), Helport AI Limited, an exempted company incorporated with limited liability in the British Virgin Islands, (“Pubco”), Merger I Limited, an exempted company incorporated with limited liability in the British Virgin Islands and a wholly-owned subsidiary of Pubco (“First Merger Sub”), and Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding Company Securities being converted into the right to receive Pubco Securities; (b) on the Closing Date and immediately following the First Merger, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into the Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with the Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding Purchaser Securities being converted into the right to receive Pubco Securities.

Under the Business Combination Agreement, as amended, the Aggregate Merger Consideration Amount to be paid to the shareholders of Helport is (a) Three Hundred and Thirty-Five Million U.S. Dollars ($335,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (c) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (d) the amount of any unpaid Transaction Expenses. The Aggregate Merger Consideration will be paid entirely in shares, comprised of newly issued ordinary shares of the PubCo.

As a result of the Mergers, (a) Each Company Ordinary Share that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be canceled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio; (b) On the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to the First Merger Effective Time shall be canceled in exchange for the right to receive a number of validly issued, fully paid and non-assessable Company Ordinary Shares at the then effective conversion rate as calculated pursuant to the then effective amended and restated articles of associations of the Company; (c) Any Company Convertible Security, to the extent then outstanding and unexercised immediately prior to the First Merger Effective Time, shall automatically, without any action on the part of the holder thereof, be assumed by the Pubco and converted into a convertible security of Pubco, subject to the same terms and conditions as were applicable to the corresponding former Company Convertible Securities immediately prior to the First Merger Effective Time, taking into account any changes thereto by reason of the Agreement or the Transactions (the “Pubco Convertible Security”); (d) each ordinary share of the Purchaser that is issued and outstanding immediately prior to the Effective Time shall be cancelled and converted automatically into the right to receive one PubCo Ordinary Share. Each of outstanding Purchaser Public Warrant and Purchaser Private Warrant shall be converted into one PubCo Public Warrant and one PubCo Private Warrant, respectively.

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Accounting for the Transactions

The Transactions will be accounted for as a reverse merger in accordance with U.S. GAAP. Under this method of accounting, Tristar will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Helport shareholders expecting to have a majority of the voting power of the combined company, Helport comprising the ongoing operations of the combined entity, Helport comprising a majority of the governing body of the combined company, and Helport’s senior management comprising the senior management of the combined company. Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of Helport issuing share for the net assets of Tristar, accompanied by a recapitalization. The net assets of Tristar will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Helport.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Transactions, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Merger.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience. Tristar and Helport have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

There is no historical activity with respect to Pubco, First Merger Sub and Second Merger Sub accordingly, no adjustments were required with respect to these entities in the pro forma combined financial statements.

The unaudited pro forma combined financial information has been prepared assuming two alternative levels of redemption into cash of Tristar’s ordinary shares:

·

Scenario 1 —Except for 12,391,198 shares redeemed on July 18, 2023, assuming no Tristar shareholder exercises redemption rights with respect to its ordinary shares upon consummation of the Transactions; and

·

Scenario 2 —In addition to 12,391,198 shares redeemed on July 18, 2023, the maximum number of Tristar shares at 9,836,208 are redeemed at $10.86 for cash by Tristar shareholders, $106.78 million out of $115.17 million in the trust account would be paid out in cash for a 93% redemption, with the remaining balance to pay off accrued expenses for the Business Combination. Any redemption above 93% would cause a failure in the completion of the business combination.

Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are approximately 30,265,087 Ordinary Shares of Pubco to be issued to the Sellers, such amount calculated using the Helport Merger Shares, times Helport Exchange Ratio. Helport Merger Shares means a number of Pubco Ordinary Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) Per Share Price. Per Share Price means the Redemption Price, which shall be no less than the par value of Purchaser Ordinary Shares. Helport Exchange Ratio represents the quotient obtained by dividing (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (i) issued and outstanding, and (ii) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities.

Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholder exercises redemption rights (prior to giving effect to any warrant exercises and assuming automatic conversion of rights into ordinary shares), Public Shareholders, the Sponsor and other Initial Shareholders and the Sellers will own approximately 22.75%, 12.33% and 64.92% of the outstanding shares of PubCo, respectively, such percentages calculated assuming that the Sellers and their affiliates receive approximately 30,265,087 Ordinary Shares of PubCo, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If 9,836,208 ordinary shares of Tristar are ultimately redeemed, Public Shareholders, the Sponsor and other Initial Shareholders, and the Sellers are expected to own approximately 2.10%, 15.63% and 82.27% respectively, of the Ordinary Shares of Pubco and approximately 2.10%, 15.63% and 82.27%, respectively, of voting power of Pubco following the closing. As such, Tristar shareholders who do not redeem their ordinary shares of Tristar will experience immediate and material dilution upon closing of the Business Combination.

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UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

				Scenario 1 Assuming No Redemptions into Cash			Scenario 2 Assuming Maximum Redemptions into Cash
	(A) Tristar	(B) Helport	(C) Promissory Notes	Pro Forma Adjustments		Pro Forma Balance Sheet	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets
Cash and cash equivalents	$13,751	$142,401	$2,500,000	$241,463,580	(1)	$107,115,057	$(106,779,736	)(5)	$-
				(2,500,000	)(2)
				(5,707,943	)(3)	-	-		-
				(128,796,732	)(4)	-
Accounts receivables, net	-	14,545,921		-		14,545,921	-		14,545,921
Prepaid expenses and other current assets	148,177	-		-		148,177	-		148,177
Total Current Assets	161,928	14,688,322	2,500,000	104,458,905		121,809,155	(106,779,736)		15,029,419

Non-current assets									-
Investment held in Trust Account	241,463,580	-		(241,463,580	)(1)	-	-		-
Intangible asset, net	-	4,083,333		-		4,083,333	-		4,083,333
Total Non-current Assets	241,463,580	4,083,333	-	(241,463,580)		4,083,333	-		4,083,333
Total Assets	$241,625,508	$18,771,655	$2,500,000	$(137,004,675)		$125,892,488	$(106,779,736)		$19,112,752

LIABILITIES
Current liabilities
Promissory notes	$-	$-	$2,500,000	$(2,500,000	)(2)	$-	$-		$-
Accounts payable	34,975	10,158,729		(33,282	)(3)	10,160,422	-		10,160,422
Income tax payable	-	1,123,065		-		1,123,065	-		1,123,065
Amounts due to related parties	-	592,797		-		592,797	-		592,797
Accrued expenses and other current liabilities	189,676	1,212,985		(91,589	)(3)	1,311,072	-		1,311,072
Total Current Liabilities	224,651	13,087,576	2,500,000	(2,624,871)		13,187,356	-		13,187,356

Non-current liabilities
Derivative warrant liabilities	565,350	-		-		565,350	-		565,350
Total Non-current Liabilities	565,350	-	-	-		565,350	-		565,350
Total Liabilities	790,001	13,087,576	2,500,000	(2,624,871)		13,752,706	-		13,752,706

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 23,000,000 at $10.50 and $10.26 redemption value as of June 30, 2023 and December 31, 2022, respectively	241,461,089	-		(130,320,650	)(4)	-	-		-
				(111,140,439	)(5)

SHAREHOLDERS' EQUITY
Ordinary Shares	-	156		4,506	(6)	4,662	(983	)(6)	3,679
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-		-		-	-		-
Class A ordinary shares, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding	-	-		-		-	-		-
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	-		(575	)(6)	-	-		-
Subscription receivable	-	(156)		-		(156)	-		(156)
Additional paid in capital	9,868,725	7,556		(891,841	)(3)	106,778,753	-		-
				111,140,439	(5)	-	(106,779,736	)(5)	-
				(13,346,126	)(6)	-	983	(6)	-
Accumulated (deficits)/earnings	(10,494,882)	5,676,523		(4,691,231	)(3)	5,356,523	-		5,356,523
				1,523,918	(4)
				13,342,195	(6)
Total Shareholders’ Equity	(625,582)	5,684,079	-	107,081,285		112,139,782	(106,779,736)		5,360,046
Total Liabilities, Class A Ordinary Shares subject to possible redemption and Shareholders' Equity	$241,625,508	$18,771,655	$2,500,000	$(137,004,675)		$125,892,488	$(106,779,736)		$19,112,752

Unaudited Pro Forma Combined Balance Sheet Adjustments

The pro forma adjustment to the unaudited combined pro forma balance sheet consists of the following:

____________

(A)	Derived from the unaudited condensed balance sheet of Tristar as of June 30, 2023.
(B)	Derived from the audited combined balance sheet of Helport as of June 30, 2023.
(1)	Reflects the release of cash from cash and investment held in the Trust Account.
(2)	Reflects the settlement of $2.5 million of promissory notes issued subsequently in July and September 2023, which is due upon completion of the Business Combination.
(3)

Reflects the capitalized transaction fees of Helport charged as a reduction of the combined additional paid-in capital upon completion of the Business Combination; reflects the expensed transaction fees of Tristar and Helport carried forward in accumulated (deficits)/earnings. The specific component of the capitalized transaction fees of Helport is as follow:

Transaction fees	Amount
Legal fees and other expenses	$776,000
Financial advisory fees	95,155
Industry consulting fees	20,686
Total capitalized transaction fees	$891,841

(4)

Reflects the EGM held on July 18, 2023, in which the shareholders holding 12,391,198 public shares exercised their right to redeem for a pro rata portion of the funds in the Trust Account. Following the redemptions, Tristar had 10,608,802 redeemable ordinary shares and $115,166,848 remaining in the Trust Account as of December 31, 2023.

(5)

In Scenario 1, which assumes no Tristar shareholders exercise their redemption rights except for 12,391,198 shares redeemed on July 18, 2023, all Tristar shares previously subject to redemption for cash amounting to $111.14 million would be transferred to shareholders’ equity.

In Scenario 2, which assumes that in addition to 12,391,198 shares redeemed on July 18, 2023, the maximum number of Tristar shares at 9,836,208 are redeemed at $10.86 for cash by Tristar shareholders, $106.78 million out of $115.17 million in the trust account would be paid out in cash for a 93% redemption, with the remaining balance to pay off accrued expenses for the Business Combination. Any redemption above 93% would cause a failure in the completion of the business combination.

(6)	Reflects 1) recapitalization of Helport through issuance of Tristar shares and eliminate Tristar historical accumulated deficit; 2) the contribution of all the share capital in Helport to Tristar.

154

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2023

			Scenario 1			Scenario 2
			Assuming No			Assuming Maximum
			Redemptions into Cash			Redemptions into Cash
	(A)	(B)	Pro Forma		Pro Forma Income	Pro Forma	Pro Forma Income
	Tristar	Helport	Adjustments		Statement	Adjustments	Statement

Revenues	$-	$12,728,313	$-		$12,728,313	$-	$12,728,313
Cost of revenues	-	(4,882,792)	-		(4,882,792)	-	(4,882,792)
Selling expenses	-	(50,830)	-		(50,830)	-	(50,830)
General and administrative expenses	(1,365,097)	(1,625,887)	-		(2,990,984)	-	(2,990,984)
Research and development expenses	-	(375,410)	-		(375,410)	-	(375,410)
Total operating (loss)/income	(1,365,097)	5,793,394	-		4,428,297	-	4,428,297

Other income (expense):
Financial expenses, net	7,720	(7,936)	-		(216)	-	(216)
Interest income - investment held in trust	9,001,438	-	(9,001,438)	(1)	-	-	-
Change in fair value of warrant liability	1,696,050	-	-		1,696,050	-	1,696,050
Forgiveness of deferred underwriting fee payable	481,275	-	-		481,275	-	481,275
Forgiveness of service administrative fee	204,516	-	-		204,516	-	204,516
Total other income/(expense), net	11,390,999	(7,936)	(9,001,438)		2,381,625	-	2,381,625

Income before provision for income taxes	10,025,902	5,785,458	(9,001,438)		6,809,922	-	6,809,922
Income tax expense	-	(970,755)	-		(970,755)	-	(970,755)
Net income	10,025,902	4,814,703	(9,001,438)		5,839,167	-	5,839,167

Net change in foreign currency translation adjustment	-	-	-		-	-	-
Total comprehensive income	10,025,902	4,814,703	(9,001,438)		5,839,167	-	5,839,167

Weighted average shares outstanding of ordinary shares	-	156	46,623,733	(2)	46,623,889	(9,836,208) (2)	36,787,681
Weighted average shares outstanding of redeemable ordinary shares	23,000,000	-	-		-	-	-
Basic and diluted net income per ordinary share	$0.35	30,863.48	-		$0.13	-	$0.16
Weighted average shares outstanding of non-redeemable ordinary shares	5,750,000	-	-		-	-	-
Basic and diluted net income per ordinary share	$0.35	-	-		-	-	-

Notes and adjustment to Unaudited Pro Forma Condensed combined Statement of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

____________

(A)	Derived from Tristar’s unaudited condensed statement of operations for the six months ended June 30, 2023 and 2022, and audited statement of operations for the year ended December 31, 2022.
(B)	Derived from Helport’s audited combined statement of operations for the year ended June 30, 2023.
(1)	Represents an adjustment to eliminate interest income related to cash and investment held in Trust Account.
(2)

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the initial public offering occurred as of the earliest period presented. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Business Combinations for the entire period.

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Shares calculation

The following presents the calculation of basic and diluted weighted average shares outstanding assuming two alternative levels of conversion for the year ended June 30, 2023:

	Scenario 1	Scenario 2
	Combined	Combined
	(Assuming	(Assuming
	No	Maximum
	Redemptions	Redemptions
	Into Cash)	Into Cash)

Tristar public shares	10,608,802 *	772,594 **
Tristar shares held by Founders	5,750,000	5,750,000
Shares issued to Helport shareholders in Business Combination	30,265,087	30,265,087
Post-Combination Pubco shares outstanding	46,623,889	36,787,681

Percent of shares owned by existing public holders of Tristar share	22.75%	2.10%
Percent of shares owned by the Sponsor and other Initial Shareholders	12.33%	15.63%
Percent of shares owned by existing shareholders of Helport	64.92%	82.27%
	100.00%	100.00%

*	10,608,802 shares under Scenario 1 derive from the 23,000,000 shares outstanding as of June 30, 2023 minus 12,391,198 shares were redeemed on July 18, 2023.
**

772,594 shares under Scenario 2 remain after maximum redemption which assumes Tristar shares are redeemed at 93% level. Any redemption above 93% would cause a failure in the completion of the business combination due to short of cash balance to pay off accrued transaction fees for the Business Combination.

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Net loss per share

The weighted average shares outstanding and net loss per share information give pro forma effect to Business Combination and the other transactions contemplated by the Business Combination Agreement as if they had occurred on July 1, 2022.

The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the sum of the Tristar post-combination weighted average number of redeemable shares outstanding of 23,000,000 and non-redeemable shares outstanding of 5,750,000 under both scenarios for the year ended June 30, 2023 adjusted by (a) approximately 30,265,087 consideration shares estimated, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment), to be issued in connection with the Business Combination; (b) redemption of 12,391,198 shares redeemed on July 18, 2023; (c) redemption of nil shares under no redemption scenario and 9,836,208 shares under maximum redemption scenario.

For the purposes of calculating the weighted average number of shares of Pubco ordinary shares outstanding, the effects of outstanding warrants and exchangeable units to purchase ordinary shares and employee share option plans were not considered in the calculation of diluted loss per share, since the inclusion of such warrants and options would be anti-dilutive.

	Adjustment	Adjustment
	for Merger	for Merger
	Assuming	Assuming
	No	Maximum
	Redemptions	Redemptions
Post-Combination weighted average shares of redeemable ordinary share	23,000,000	23,000,000
Post-Combination weighted average outstanding shares of non-redeemable shares	5,750,000	5,750,000
Add: Closing merger consideration payable in shares to Helport shareholders	30,265,087	30,265,087
Add: Closing merger consideration payable in shares to PIPE Investor	-	-
Less: shares redeemed on July 18, 2023	(12,391,198)	(12,391,198)
Less: shares assumed to be redeemed	-	(9,836,208)
Post-Combination weighted average shares outstanding	46,623,889	36,787,681

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COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for Tristar and Helport on a stand-alone basis and the unaudited pro forma combined share information for the year ended June 30, 2023 after giving effect to the Transactions,

(1)	Except for 12,391,198 shares redeemed on July 18, 2023, assuming no Tristar shareholders exercise redemption rights with respect to their ordinary shares upon the consummation of the Transactions; and
(2)

In addition to 12,391,198 shares redeemed on July 18, 2023, the maximum number of Tristar shares at 9,836,208 are redeemed at $10.86 for cash by Tristar shareholders, $106.78 million out of $115.17 million in the trust account would be paid out in cash for a 93% redemption, with the remaining balance to pay off accrued expenses for the IPO. Any redemption above 93% would cause a failure in the completion of the business combination.

You should read the information in the following table in conjunction with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of Tristar and Helport and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Tristar and Helport would have been had the companies been combined during the periods presented.

	Tristar	Helport	Pro Forma	Pro Forma
	(Historical)	(Historical)	Combined	Combined
			(Assuming	(Assuming
			No	Maximum
				Shares
			Redemptions	Redemptions)
As of and for the year ended June 30, 2023
Weighted average shares outstanding of redeemable ordinary shares	23,000,000	-	-	-
Weighted average shares outstanding of non-redeemable ordinary shares	5,750,000	156	-	-
Post-Combination weighted average shares outstanding			46,623,889	36,787,681
Preferred shares	-	-	-	-
Book value per share	$(0.02)	$36,436.40	$2.41	$0.15
Net income per ordinary share
Basic and diluted	$0.35	$30,863.48	$0.13	$0.16
Cash dividends declared per share	$-	$-	$-	$-

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INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the British Virgin Islands on October 3, 2023, solely for the purpose of effectuating the Business Combination described herein. Pubco owns no material assets other than 100% of the shares in Merger Subs and does not operate any business.

On October 3, 2023, Pubco issued one Pubco Ordinary Share to one shareholder for a total consideration of 1.00. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Proposed Pubco Memorandum and Articles and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director and sole shareholder of Pubco is Cong Shi. After the consummation of the Business Combination, its principal executive office will be that of Helport, located at 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989.

Legal Proceedings

To the knowledge of Pubco’s management as of the date of this proxy statement/prospectus, there is no litigation currently pending or contemplated against Pubco, Helport, or any of their respective subsidiaries or their respective officers or directors in their capacity as such or against any of Pubco’s, Helport’s or any of their respective subsidiaries’ property.

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OTHER INFORMATION RELATED TO TRISTAR

References in this section to “Tristar”, “Company”, “we”, “our” or “us” refer to Tristar Acquisition I Corp., a Cayman Islands exempted company.

Introduction

Tristar is a blank check company incorporated on March 5, 2021 as a Cayman Islands exempted company for the purpose of effecting an initial business combination.

Significant Activities Since Inception

On October 18, 2021, Tristar consummated the Initial Public Offering of 20,000,000 units at $10.00 per Unit, generating total gross proceeds of $200.0 million, of which $10.35 million was for deferred underwriting commissions.  On November 3, 2021, the underwriters exercised the over-allotment option and purchased an additional 3,000,000 Units, generating gross proceeds of $30.0 million.

Simultaneously with the closing of the Initial Public Offering and the over-allotment option, Tristar consummated the sale of 7,345,000 Private Placement Warrants at a price of $1.00 per warrant in a private placement to the Prior Sponsor, generating gross proceeds of $7,345,000.

Upon the closings of the Initial Public Offering, over-allotment option and the Private Placements, an amount of $232,300,000 from the net proceeds of the sale of the Public Units and the Private Placement Warrant was placed in the Trust Account, located in the United States with Continental acting as trustee, such funds were originally invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations and were moved to cash demand accounts on November 15, 2023, to be held there until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account.

Extensions of Time to Complete a Business Combination

Tristar’s amended and restated memorandum and articles of association which were adopted on October 13, 2021 previously provided that Tristar had 18 months or 21 months from the closing of its IPO (if Tristar executed a letter of intent, agreement in principle or definitive agreement for its initial business combination within 18 months from the closing of its Initial Public Offering) to complete its initial business combination. Tristar executed a letter of intent for its initial business combination within 18 months from the closing of its Initial Public Offering, as a result, Tristar previously had until July 18, 2023 to complete its initial business combination.

On July 18, 2023, Tristar held the July Extension Meeting, at which its shareholders approved, among other things, a proposal to (i) extend the date Tristar would be required to consummate a Business Combination (the “Termination Date”) from July 18, 2023 to October 18, 2023, and without another shareholder vote, to further extend the Termination Date for an additional one (1) month as needed, on a month-to-month basis, up to twelve (12) times, until October 18, 2024, and (ii) remove the limitation that Tristar may not redeem Public Shares to the extent that such redemption would result in Tristar having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 (the “Redemption Limitation”) in order to allow Tristar to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

In connection with the July 2023 Extension Meeting, shareholders holding 12,391,198 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $130,320,650 (approximately $10.52 per share) was removed from the Trust Account to pay such holders.  Following redemptions, Tristar had 10,608,802 Public Shares issued and outstanding.

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On July 18, 2023, Tristar issued an unsecured promissory note (the “July 2023 Extension Note”) in an amount of $375,000, to Chunyi (Charlie) Hao, for having depositing into the Trust Account $375,000 in order to support the first three months of the Extension from July 18, 2023 to October 18, 2023. The July 2023 Extension Note does not bear interest and will be due and payable by Tristar on the earlier (a) the date that Tristar consummates an initial business combination and (b) the date of Tristar’s liquidation.

On September 13, 2023, Tristar issued unsecured promissory notes (the “September 2023 Notes”) in an aggregate amount of $2,125,000 to its officers and their affiliates, for its working capital (including potential extension funding beyond October 18, 2023) needs. The September 2023 Notes do not bear interest and mature upon the earlier of the closing of an initial business combination by Tristar and its liquidation. As of September 30, 2023, $1,625,000 remained outstanding under the September 2023 Notes.

Sponsor Handover

Tristar’s prior sponsor was Tristar Holdings I LLC, a Delaware limited liability company (the “Prior Sponsor”). On July 18, 2023, upon the consummation of the Sponsor Handover (as detailed below), Navy Sail International Limited, a British Virgin Islands company (the “Sponsor”), became the new sponsor of Tristar.

On July 18, 2023, Tristar entered into a securities purchase agreement (the “Securities Purchase Agreement”) with its Prior Sponsor and the Sponsor and its designees, whereby the Prior Sponsor agreed to transfer to the Sponsor 3,046,634 of Tristar’s Class B ordinary shares and 4,961,250 Private Placement Warrants purchased at the time of Tristar’s IPO. In addition, all other holders of Class B ordinary shares transferred an aggregate of 1,380,866 of their Class B ordinary shares to Chunyi (Charlie) Hao pursuant to share transfer agreements executed by each respective holder on July 18, 2023 (the “Share Transfer Agreements”). The transfer of all Class B ordinary shares is referred to as the “Transfer.” The Transfer, all agreements executed in connection with the Transfer (including the transactions contemplated therein) and the Management Change (as defined below) are referred to as the “Sponsor Handover.” The Sponsor Handover closed on July 18, 2023.

In connection with the Sponsor Handover, Tristar, its officers and directors, the Prior Sponsor and the Sponsor entered into additional agreements whereby: (a) the Sponsor and its designees signed a joinder agreement (the “Joinder Agreement”) to become a party to the Letter Agreement (the “Letter Agreement”) and the Registration Rights Agreement (“Registration Rights Agreement”), both dated October 13, 2021 and entered into in connection with the IPO, among Tristar, the Sponsor and certain equity holders of Tristar; and (b) the Letter Agreement was amended by the parties thereto to allow for the Transfer (the “Letter Agreement Amendment”).

In addition, concurrently with the Sponsor Handover, Tristar’s IPO underwriters waived their respective entitlement to the payment of any deferred underwriting fees to be paid under the terms of Section 2(c) and Section 5(bb) of the Underwriting Agreement dated October 13, 2021 (the “Underwriting Agreement”).

On November 12, 2023, Tristar entered into the Business Combination Agreement with Helport, among other parties.

As of December 31, 2023, there was approximately $115.17 million held in the Trust Account and as of December 31, 2023, approximately $436,000 of cash held outside the Trust Account available for working capital purposes.

Fair Market Value of Target Business

Pursuant to NYSE listing rules, the target business or businesses that Tristar acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (net of amounts disbursed to management for working capital purposes, if any), although Tristar may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The fair market value of the target is to be determined by the Tristar Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). The Tristar Board obtained a fairness opinion from ValueScope, which provided that, as of that date and based on and subject to the assumptions, qualifications and other matters set forth therein, the consideration to be paid by Tristar in the Business Combination was fair, from a financial point of view, to the shareholders of Tristar. See the section entitled “Proposal No. 1: The Business Combination Proposal — Opinion of ValueScope” of this proxy statement/prospectus for additional information.  The Public Shareholders will be relying on the business judgment of the Tristar Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section titled “The Business Combination Proposal — Satisfaction of 80% Test,” the Tristar Board determined that the 80% asset test was met in connection with the Business Combination.

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If NYSE delists Tristar’s securities from trading on its exchange, Tristar would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of the Business Combination

Tristar is seeking shareholder approval of the Business Combination at the Meeting and, in connection with such meeting, Public Shareholders may redeem their Public Shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the Existing Organizational Documents and the laws of the Cayman Islands. Tristar’s Initial Shareholders and Current Insiders have agreed (i) to vote the Founder Shares and any other Ordinary Shares owned by them in favor of the Business Combination; and (ii) to not redeem any Tristar Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination. As a result of redemptions in connection with the July Extension Meeting, the Initial Shareholders and the Current Insiders collectively own approximately 35.1% of Tristar’s total outstanding Ordinary Shares. The Business Combination will only be completed if Tristar obtains approval from a majority of the issued and outstanding Ordinary Shares.

Redemption Rights

In connection with the Meeting, Public Shareholders may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they affirmatively vote for or against the Business Combination, or do not vote at all, for a pro rata share of the funds in the Trust Account. Notwithstanding the foregoing, Tristar’s Sponsor and its directors and officers have agreed, pursuant to the Insider Letter Agreement not to exercise their redemption rights with respect to the Founder Shares in connection with any shareholder approvals for an initial Business Combination. Redemption rights of Public Shareholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Existing Organizational Documents and Cayman Islands law. At the Meeting, Public Shareholders have the ability to vote against the Business Combination and not seek redemption of their Public Shares.

Pursuant to the Existing Organizational Documents, a Public Shareholder may request that Tristar redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:

·	holds Public Shares; and

·	prior to , Eastern Time on , 2024 (two business days prior to the vote at the Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, Tristar’s Transfer Agent, that Tristar redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

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Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they affirmatively vote for or against the Business Combination Proposal, or do not vote at all, provided that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to Tristar in connection with any redemption election in order to validly redeem such Public Shares.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Tristar’s consent, until the consummation of the Business Combination, or such other date as determined by the Tristar Board. If you delivered your shares for redemption to Tristar’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Tristar’s transfer agent return the shares (physically or electronically). Any corrected or changed written demand of redemption rights must be received by Tristar’s President or Chief Executive Officer at least two business days prior to the vote taken on the Business Combination at the Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Tristar’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Tristar does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, Tristar will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any Tristar Warrants. Your Tristar Warrants will continue to be outstanding following a Redemption of your Public Shares and will be exchanged for Pubco Warrants and become exercisable in connection with the completion of the Business Combination.

If the Business Combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Public Shares for the applicable pro rata share of the Trust Account. In such case, Tristar will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.

Limitation on Redemption Rights

In connection with the Business Combination, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking conversion of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. Tristar believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to convert their shares as a means to force us or Tristar’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its conversion rights against an initial business combination if such holder’s shares are not purchased by us or Tristar’s management at a premium to the then-current market price or on other undesirable terms. By limiting Tristar’s shareholders’ ability to convert no more than 15% of the shares sold in the IPO, Tristar believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block Tristar’s ability to complete Tristar’s initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that Tristar has a minimum net worth or a certain amount of cash. However, we would not be restricting Tristar’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against Tristar’s initial business combination.

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Redemption of Public Shares if No Business Combination

If Tristar does not complete a business combination by October 18, 2024 (or such earlier date as determined by the Tristar Board) (unless extended by Tristar shareholders), Tristar will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay Tristar’s tax obligations and less up to $100,000 to pay any necessary dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Tristar’s remaining shareholders and Tristar’s board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to Tristar’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, Tristar would be required to assess all claims that may be potentially brought against us by Tristar’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that Tristar will properly assess all claims that may be potentially brought against us. As such, Tristar’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with Tristar’s search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of Tristar’s Initial Shareholders and the Current Insiders have agreed, for no consideration, to waive its rights to participate in any liquidation of Tristar’s Trust Account with respect to the Founder Shares. There will be no distribution from the Trust Account with respect to Tristar’s Warrants which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of Tristar’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $10.86 (based on the Trust Account balance as of December 31, 2023).

The proceeds deposited in the Trust Account could, however, become subject to the claims of Tristar’s creditors which would be prior to the claims of the Public Shareholders. Although Tristar will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against Tristar’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, Tristar’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

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Employees

Tristar has four executive officers. These individuals are not obligated to devote any specific number of hours to Tristar matters and devote only as much time as they deem necessary to Tristar’s affairs. Tristar does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of Tristar’s management, there is no litigation currently pending or contemplated against Tristar, any of Tristar’s officers or directors in their capacity as such or against any of Tristar’s property.

Directors and Executive Officers

As part of the Sponsor Handover, Tristar introduced a change in management and the Board as follows: (i) effective as of July 18, 2023, Chunyi (Charlie) Hao replaced William M. Mounger as Chief Executive Officer and director, and Michael H. Liu replaced Timothy Allen Dawson as Chief Financial Officer, and Mr. Liu was also appointed as a director of the Board; (ii) effective as of July 18, 2023, Cathy Martine-Dolecki tendered her resignation as Chief Operating Officer and director and Robert Willis tendered his resignation as director; and (iii) Greg Boyd, David Jones, David Barksdale, Alex Parker and Steven Rogers tendered their resignations as directors, to be effective upon the later of (x) the expiration of all applicable waiting periods under Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, (y) the Company’s filing of this quarterly report on Form 10-Q for the period ended June 30, 2023, and (z) the appointment of their successors to be designated by the Sponsor (such period of time being referred to herein as the “Waiting Period”). The Company has designated each of Xinyue (Jasmine) Geffner, Stephen Markscheid and Wang Chiu (Tommy) Wong to fill the vacancies left by departing Messrs. Boyd, Jones, Barksdale, Parker and Rogers, which changes took effective as of August 14, 2023

On September 13, 2023, effective immediately, Chunyi (Charlie) Hao submitted his resignation as Chief Executive Officer. There were no disagreements between the Company and Chunyi (Charlie) Hao on any matter related to the Company’s operations, policies or practices. On September 13, 2023, the directors of the Company appointed (a) Chunyi (Charlie) Hao, as the President of the Company and as Chairman of the board of directors of the Company, (b) Xiaoma (Sherman) Lu as Chief Executive Officer of the Company, and (c) Ri (Richard) Yuan as Chief Investment Officer of the Company.

As a result of above changes in management and the Board, Tristar’s current directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Chunyi (Charlie) Hao	63	Chairman of the Board of Directors and President
Xiaoma (Sherman) Lu	57	Chief Executive Officer
Michael H. Liu	52	Chief Financial Officer and Director
Ri (Richard) Yuan	48	Chief Investment Officer
Xinyue (Jasmine) Geffner	51	Director
Stephen Markscheid	69	Director
Wang Chiu (Tommy) Wong	49	Director

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The experience of Tristar’s directors and executive officers is as follows:

Chunyi (Charlie) Hao is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. He has also served as a director of Finnovate Acquisition Corp. (Nasdaq: FNVT), a special purpose acquisition company, since May 2023. Most recently, Mr. Hao served as Chairman of the Board and Chief Financial Officer of East Stone Acquisition Corporation from August 2018 through November 2022, when it completed its business combination with NWTN, Inc. (Nasdaq: NWTN). Mr. Hao has served as chief executive officer and president of Shandong Haizhishe Energy Engineering Co., Ltd., a solar and wind engineering company in China, and was in charge of the daily operations and business development of the company from December 2015 to March 2019. Prior to that, Mr. Hao was an investment officer of Shanghai Guxin Investment Limited, a firm engaging in the investment of solar farms across China, from 2014 to June 2015. He served as chief financial officer at Delphi Automotive Corp (Saginaw Steering System) (“Delphi”) of General Motors Inc., overseeing joint venture operation across China and Asia Pacific from 1995 to 1998. Mr. Hao is an independent director of Cogobuy Group PLC (HKSE: 0400.HK), an e-commerce platform and distributor for electronic goods in China. He served as chief executive officer and director at China Fundamental Acquisition Corporation and a board director and president of China operations at Asia Automotive Acquisition Corporation, two SPACs in 2008 and 2006, respectively. Mr. Hao received his Bachelor’s degree in French from Beijing Language and Culture University, a Master of Arts degree from the University of Notre Dame and an MBA degree from Pace University. Mr. Hao is well qualified to serve as the Company’s director due to his extensive experience with SPACs, as well as his expertise in management, finance and capital investments.

Xiaoma (Sherman) Lu has served as our Chief Executive Officer as of September 11, 2023. Mr. Lu is a founding partner and has been a managing director of East Stone Capital Limited, a private equity firm focusing on emerging industries, since October 2017. From January 2017 to November 2017, Mr. Lu served as the Executive Vice president of Kangde Investment Group, a Chinese company engaging in new energy and financial services and capital investment. Prior to that, Mr. Lu served as the Chief Executive Officer of Wanda Investment Company and Vice President of Wanda Financial Group, the investment and financial arms of Wanda Group, a Chinese multinational conglomerate in the real estate, hospitality, retailing, entertainment and heath care, responsible for business expansion, capital investment, and cross board merger and acquisition in commercial real estate and entertainment business from May 2015 to December 2016. Mr. Lu served as the Executive Vice President of Shenzhen Stock Exchange, one of the two primary stock exchanges in China, overseeing public company governance, product development and international businesses from November 2012 to May 2015. Prior to Shenzhen Stock Exchange, Mr. Lu was a full-time non-executive board director, representing Central Huijin Investment Co, at China Construction Bank from August 2010 to November 2012. Mr. Lu has also served in various positions and in different functions at State Street Corporation (NYSE: STT) from May 2000 to August 2010, a financial services and bank holding company headquartered in Boston with operations worldwide. Currently, Mr. Lu serves as independent non-executive director on the board of NWTN Inc. (Nasdaq: NWTN), which completed a business combination with East Stone Acquisition Corporation in November 2022 and for which Mr. Lu served as Chief Executive Officer and a director prior to the business combination. He also serves as an independent director on the boards of Forgame Holdings Limited (HK.0484), a China-based gaming, trading and development company, Sailing Henan Investment, a private investment company, and Bank of China International (China) Co, Limited (601696.SH), an affiliate of Bank of China, which offers investment banking and securities brokerage services in China. From June 2017 to August 2022, Mr. Lu served as an independent director on the board of Yango Group Co., Ltd. (000671.SZ), a China-based company principally engaged in real estate development. Mr. Lu received his Bachelor’s and Master’s degree in thermal engineering from Tsinghua University in Beijing, China and an MBA degree from Boston College.

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Michael H. Liu is an accomplished executive with a proven track record in the technology industry. He has been serving as the CEO of HopeRun Technology Corporation, a financial technology company, since 2013 and has been instrumental in driving the company’s accomplishments since April 2013. Mr. Liu has extensive leadership experience, including his role as the Managing Partner of InRun Capital Holdings LLP, an investment management company, from 2015 to present and as President & CEO of Cloud4Device Technology Corp, a technology company, from 2014 to 2018. He holds a Bachelor’s degree in telecommunications from Beijing Union University, an MBA from Rensselaer Polytechnic Institute, and has completed the Advanced Management Program at Harvard Business School. Mr. Liu is well qualified to serve as the Company’s director due to his extensive investment and leadership experience.

Ri (Richard) Yuan is an accomplished executive with a proven track record in the technology industry. From January 2013 to January 2023, he served as General Manager of Zhejiang Zelihe Investment Management Co., Ltd., an investment management company, responsible for the company’s daily management and project review for external investments. Mr. Yuan has extensive leadership experience, including his roles as Director at Jinhua Julong Pipe Industry Co., Ltd, a construction material manufacturing company, from 2009 to 2013 and as Deputy General Manager at Zhejiang Weike Venture Investment Co., Ltd., an investment company, from 2009 to 2012. He holds a Bachelor’s degree in international trade from Zhejiang University and a Master’s degree in Finance from Zhejiang University.

Xinyue (Jasmine) Geffner has served as an Independent Non-Executive Director of the board of directors of NWTN, Inc. (Nasdaq: NWTN), an electric vehicle company, since November 2022. Ms. Geffner has been the Chief Financial Officer of Dorsett Hospitality International Services Limited (part of HKSE: 0035.HK) since February 2019. She was a director and the audit committee chair of China Finance Online Co. Limited (Nasdaq: JRJC) from May 2021 to November 2021. She led the successful IPO of GreenTree Hospitality Group Limited on New York Stock Exchange (NYSE: GHG) in March 2018 and served as Chief Financial Officer from October 2017 to December 2018 at GreenTree. She served as a vice president in charge of corporate finance and development with Asia Pacific in LeEco from October 2016 to August 2017. She was an independent director of AG Semiconductor (Hong Kong) Ltd. from April 2013 to April 2017. From August 2014 to March 2016, she served as Chief Financial Officer of Carnival Group International Holdings Limited (HKSE: 0996.HK). From November 2008 to January 2011, she served as a director of corporate and institutional banking in ANZ Hong Kong. From March 2005 to February 2008, she worked for HSBC as a head of China business development and as a vice president of the consumer and retail group in New York. Ms. Geffner received a bachelor’s degree in international marketing and finance from the City University of New York in February 1994 and an MBA degree from the Stern School of Business at New York University in September 1997. She is a Certified Public Accountant (CPA) in both Washington State, USA and Hong Kong. She is also a CFA Charterholder. Ms. Geffner is well qualified to serve as a director due to her extensive experience in finance, accounting, banking and capital markets.

Stephen Markscheid has been the Managing Principal of Aerion Capital, a family office, since July 2022. He currently serves as independent non-executive director of six publicly listed companies: Fanhua, Inc. (Nasdaq: FANH), a financial services provider (since 2007); Jinko Solar Inc. (NYSE: JKS), a solar panel manufacturer (since 2010); Kingwisoft Technology Services Ltd. (HKSE: 8295.HK), an information technology company (since 2016); Monterey Capital Acquisition Corporation (Nasdaq: MCAC), a special purpose acquisition company (since 2022); and Four Leaf Acquisition Corporation (Nasdaq: FORL), a special purpose acquisition company (since 2023). Mr. Markscheid previously served as a director of UGE International (XTSX:UGE), a solar installation company from August 2019 to July 2023. He is also a trustee emeritus of Princeton-in-Asia. From 1998 to 2006, he worked for GE Capital. During his time with GE Capital, Mr. Markscheid led GE Capital’s business development activities in China and Asia Pacific, primarily acquisitions and direct investments. Prior to GE Capital, Mr. Markscheid worked with the Boston Consulting Group throughout Asia. He was a banker for ten years in London, Chicago, New York, Hong Kong and Beijing with Chase Manhattan Bank and First National Bank of Chicago. Mr. Markscheid began his career with the US-China Business Council, in Washington D.C. and Beijing. He earned a BA in East Asian Studies from Princeton University in 1976, an MA in international affairs from Johns Hopkins University in 1980, and an MBA from Columbia University in 1991, where he was class valedictorian. Mr. Markscheid is well qualified to serve as a director due to his extensive investment experience and his experience working with special purpose acquisition companies.

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Mr. Markscheid was a consolidated defendant in his capacity as a director of ChinaCast Education Corporation (“ChinaCast”) in a securities lawsuit filed on May 2, 2012 in the U.S. District Court for the Central District of California, alleging misrepresentation of ChinaCast’s financial conditions and its failure to disclose cash transfers of $120 million to certain officers and directors of ChinaCast. On November 8, 2016, the district court ruled in favor of the class action plaintiffs, finding ChinaCast was liable for $65.8 million. On August 25, 2014, a securities complaint alleging similar violations was also filed in the Delaware Court of Chancery (the “Chancery Court”) by ChinaCast, where Mr. Markscheid was named a third-party defendant. On March 23, 2015, the Chancery Court entered a judgment in favor of the plaintiff, ordering a former director of ChinaCast with damages of $183.3 million caused by breach of fiduciary duty. The former director filed a third party complaint against the other directors, including Mr. Markscheid, which was settled in December 2022.

Mr. Markscheid was a defendant in his capacity as a director of JinkoSolar Holding Co. Ltd. (“JinkoSolar”) in a class action securities lawsuit filed in October 2011. The plaintiff alleged the JinkoSolar directors of making materially false and misleading statements regarding its compliance with environmental regulations. The case was settled in March 2016.

Mr. Markscheid was a defendant in his capacity as a director of China Integrated Energy, Inc. (“CBEH”) in a class action securities lawsuit filed on June 30, 2011, where the president, officers, directors of CBEH were alleged to have disseminated materially misleading statements and failed to disclose material information concerning the CBEH’s true financial condition and business prospects (“CBEH June 2011 Case”). Mr. Markscheid was also a defendant in his capacity as a director of CBEH in a class action securities lawsuit filed on July 8, 2011, where the officers of CBEH were alleged to have made improper statements regarding its financial results and business operations, caused it to enter into non-accretive acquisitions for entities that they knew were overvalued, failed to implement an effective system of internal and financial controls, and obstructed the CBEH’s audit committee’s independent investigation (“CBEH July 2011 Case”). CBEH June 2011 Case and CBEH July 2011 Case were later consolidated, which was settled in December 2015.

Wang Chiu (Tommy) Wong is a seasoned finance and investment professional with more than 20 years of experience. Mr. Wong has served as the Chief Financial Officer and director of Finnovate Acquisition Corp. (Nasdaq: FNVT), a special purpose acquisition company, since May 2023. Since November 2012, Mr. Wong has worked at Yitian Group in various roles, and most recently as a vice president with responsibility for urban renewal projects. During his tenure, Mr. Wong led negotiations with numerous stakeholders and overseen various managerial finance and property management functions. From August 2004 to October 2012, he worked at Safe Chemical, a Hong Kong-based chemicals company, as general manager. Mr. Wong was also a business development manager at iiLcorp Limited, a communications firm from January 2003 to August 2004. Mr. Wong received his Bachelor of Science degree from the Chinese University of Hong Kong and was a visiting student at the University California, Los Angeles. He received a Master of Public Affairs from Indiana University with a concentration in Information Systems and Public Finance. We believe he is well qualified to serve as a director due to his extensive managerial finance-related experience.

No officers or directors have been involved in any legal proceedings that reportable pursuant to Item 401(f) of Regulation S-K, except that Stephen Markscheid was involved in certain legal proceedings as disclosed above.

Number and Terms of Office of Officers and Directors

We have five directors. Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term. In accordance with NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NYSE. The term of office of the first class of directors, consisting of  Xinyue (Jasmine) Geffner and Chunyi (Charlie) Hao, will expire at the first annual general meeting. The term of office of the second class of directors, consisting of  Stephen Markscheid and Wang Chiu (Tommy) Wong, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Michael H. Liu, will expire at the third annual general meeting.

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NYSE listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that, upon their appointments, Xinyue (Jasmine) Geffner, Stephen Markscheid and Wang Chiu (Tommy) Wong are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of N and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with NYSE rules, has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website at https://tristaracq.com/.

Audit Committee

We have established an audit committee of the board of directors. Upon their appointments, Xinyue (Jasmine) Geffner, Stephen Markscheid and Wang Chiu (Tommy) Wong serve as members of our audit committee. Ms. Geffner serves as chairman of the audit committee. Under the NYSE listing standards and applicable SEC rules, we are required to have three members of the audit committee, all of whom must be independent. Each of Xinyue (Jasmine) Geffner, Stephen Markscheid and Wang Chiu (Tommy) Wong are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Ms. Geffner qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter, which details the principal functions of the audit committee, including:

·	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

·	pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

·	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

·	setting clear hiring policies for employees or former employees of the independent auditors;

·	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

·	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

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·	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

·	reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Upon their appointments, Xinyue (Jasmine) Geffner and Wang Chiu (Tommy) Wong serve as members of our compensation committee. Ms. Geffner serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

·	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

·	reviewing and approving the compensation of all of our other officers;

·	reviewing our executive compensation policies and plans;

·	implementing and administering our incentive compensation equity-based remuneration plans;

·	assisting management in complying with our proxy statement and annual report disclosure requirements;

·	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

·	if required, producing a report on executive compensation to be included in our annual proxy statement; and

·	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our current shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate, the consummation of a business combination. Accordingly, it is likely that prior to the consummation of our initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

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Nominating and Corporate Governance Committee

We established a nominating and corporate governance committee. Upon his appointment, Stephen Markscheid will serve as the sole member and chair of our nominating and corporate governance committee.

The primary purposes of our nominating and corporate governance committee is to assist the Tristar Board in:

·	developing, recommending to the Board of Directors and overseeing implementation of our corporate governance guidelines;

·	coordinating and overseeing the annual self-evaluation of the Board of Directors its committees, individual directors and management in the governance of the company; and

·	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE.

Director Nominations

Our nominating and corporate governance committee will recommend to the Tristar Board candidates for nomination for appointment at the annual general meeting. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Tristar Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed our code of ethics and our audit committee and compensation committee charters with the SEC and copies are available on our website at https://tristaracq.com/. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, filed electronically with the SEC during the year ended December 31, 2022, the Company believes that all Section 16(a) filings applicable to its directors, officers, and 10% shareholders were filed on a timely basis during the year ended December 31, 2022.

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TRISTAR’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, references to “Tristar,” the “Company,” “our,” “us” or “we” refer to Tristar. References to Tristar’s “management” or Tristar’s “management team” refer to Tristar’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on March 5, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase or similar business combination with one or more businesses or entities. We intend to effectuate our initial Business Combination using cash from the proceeds of the IPO and the private placement of the Private Placement Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into), shares issued to the owners of the target, debt issued to bank or other lenders or the owners of the target, or a combination of the foregoing or other sources.

As of September 30, 2023, we had $1,568,107 of cash, and no deferred offering costs. Further, we expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

Recent Developments

On November 9, 2023, Tristar instructed Continental, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank, with Continental continuing to act as trustee. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and private placement are no longer invested in U.S. government securities or money market funds.

On November 13, 2023, Tristar and Continental entered into an amendment to the Trust Agreement, enabling Continental to hold the funds in the Trust Account in an interest-bearing demand deposit account.

On November 12, 2023, Tristar entered into a Business Combination Agreement with Helport. Pursuant to the Business Combination Agreement, each of Tristar and Helport will merge with and into newly formed merger subsidiaries of Pubco and become wholly-owned subsidiaries of Pubco. The outstanding securities of Helport and Tristar will be converted into the right to receive securities of Pubco.

Results of Operations

Our only activities since inception have been organizational activities, those necessary to prepare for our Initial Public Offering, which was consummated on October 18, 2021, and since the Initial Public Offering, searching for a prospective initial Business Combination. We will not generate any operating revenues until after completion of our initial Business Combination. We will generate non-operating income in the form of interest income on cash and cash equivalents.

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For the three months ended September 30, 2023, we had a net income of $471,150, which consisted of operating costs of $779,622, offset by interest income on cash held in the Trust Account and cash held outside of trust of $1,936,358, change in warrant liability fair value of ($753,800), and change in fair value of convertible promissory note - related party $68,214.

For the nine months ended September 30, 2023, we had a net income of $5,871,798, which consisted of operating costs of $1,597,321, offset by interest income on investments held in the Trust Account and cash held outside of trust of $7,468,914, change in fair value of warrant liability of ($753,800), change in fair value of convertible promissory note - related party of $68,214, forgiveness of deferred underwriting fee payable of $481,275 and forgiveness of service administrative fee of $204,516.

For the three months ended September 30, 2022, we had a net income of $1,909,553, which consisted of operating costs of $214,892, offset by interest income on investments held in the Trust Account and cash held outside of trust of $1,370,645 and change in warrant liability fair value of $753,800.

For the nine months ended September 30, 2022, we had a net income of $9,042,832, which consisted of operating costs of $664,263 offset by interest income on investments held in the Trust Account and cash held outside of the trust of $1,530,295 and change in warrant liability fair value of $8,176,800.

For the nine months ended September 30, 2023, cash used in operating activities was $966,313. Net income of $5,871,798 was affected by change in derivative warrant liabilities of $753,800, change in fair value of convertible promissory note - related party ($68,214), interest earned on investment held in the Trust Account of ($7,462,361), forgiveness of deferred underwriting payable totaling ($481,275) and changes in operating assets and liabilities, which provided $419,939 of cash from operating activities.

For the nine months ended September 30, 2022, cash used in operating activities was $553,338. Net income of $9,042,832 was affected by change in derivative warrant liabilities totaling ($8,176,800), interest earned on investment held in the Trust Account of ($1,527,929), and changes in operating assets and liabilities, which provide $108,559 of cash from operating activities.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

Liquidity, Capital Resources and Going Concern

Our liquidity needs have been satisfied through (i) $25,000 paid by the Prior Sponsor to cover certain of our IPO costs in exchange for the issuance of the Founder Shares to the Prior Sponsor, (ii) the receipt of loans to us of $250,000 by our Prior Sponsor under an unsecured promissory note, (iii) the net proceeds from the consummation of our IPO and the sale of the Private Placement Warrants and (iv) an aggregate of $2,125,000 in loans from our officers and their affiliates. The net proceeds from (i) the sale of the Units in the IPO, after deducting estimated non-reimbursed offering expenses of $1,003,989, underwriting commissions of $4,600,000, and (ii) the sale of the Private Placement Warrants for a purchase price of $7,345,000 was $234,041,011. Following the Extension, $130,320,660 was removed from the Trust Account to pay the shareholders. As of September 30, 2023, $113,450,197 is held in the Trust Account. The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of September 30, 2023, the remaining cash not held in the Trust Account is $1,568,107.

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We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less taxes payable, if any) to complete our initial Business Combination. We may withdraw interest income (if any) to pay income taxes, if any. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the interest income earned on the amount in the Trust Account (if any) will be sufficient to pay our income taxes. To the extent that our equity or debt is used, in whole or in part, as consideration to complete our initial Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

Prior to the completion of our initial Business Combination, we have available to us the $1,568,107 of proceeds held outside the Trust Account, including certain funds from loans from the Prior Sponsor, our Sponsor, its affiliates or members of our management team. We will use these funds to primarily identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may loan us funds as may be required. If we complete our initial Business Combination, we would repay such loaned amounts. In the event that our initial Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment.

On June 12, 2023, we issued an unsecured promissory note to the Prior Sponsor, whereby the Prior Sponsor agreed to loan up to $250,000 to us for working capital needs. The Prior Sponsor Working Capital Loan accrues no interest on the unpaid principal balance. The Prior Sponsor Working Capital Loan is due demand by the Prior Sponsor . Drawdowns may be requested until December 31, 2023. In July, 2023, Tristar had made drawdowns totaling $158,968. On September 6, 2023, the Prior Sponsor agreed to forgive the Prior Sponsor Working Capital Loan balance due of $158,968.

On July 18, 2023, Tristar issued the unsecured July 2023 Extension Note in an amount of $375,000, to Chunyi (Charlie) Hao, for having depositing into the Trust Account $375,000 in order to support the first three months of the Extension from July 18, 2023 to October 18, 2023. The July 2023 Extension Note does not bear interest and will be due and payable by the Maker on the earlier (a) the date that Tristar consummates an initial Business Combination and (b) the date of its liquidation.

On September 13, 2023, Tristar issued the unsecured September 2023 Notes in an aggregate amount of $2,125,000 to Tristar’s officers and their affiliates, for Tristar’s working capital needs. The September 2023 Notes do not bear interest and mature upon the earlier of (a) the closing of an initial Business Combination by Tristar and (a) the date of  its liquidation. As of September 30, 2023, Tristar has received $1,625,000 of the proceeds from the September 2023 Notes.

Tristar may need to raise additional capital in order to operate our business prior to our initial Business Combination through loans or additional investments. Tristar’s officers, directors, Sponsor or affiliate of our Sponsor may, but are not obligated to loan Tristar funds to meet working capital needs. Accordingly, Tristar may not be able to obtain additional financing. If Tristar is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. Tristar cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about Tristar’s ability to continue as a going concern. No adjustments have been made relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should Tristar be unable to continue as a going concern.

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We have until October 18, 2024 to consummate our initial Business Combination. It is uncertain that we will be able to consummate our initial Business Combination by this time. If we do not consummate our initial Business Combination by such date, there will be a mandatory liquidation and subsequent dissolution of Tristar. These conditions raise substantial doubt about our ability to continue as a going concern through one year from the date of the financial statements if our initial Business Combination is not consummated. The financial statements do not include any adjustments relating to the recovery of the recorded assets or classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Moreover, we may need to obtain additional financing to complete our initial Business Combination because the transaction requires more cash than is available from the proceeds held in the Trust Account, in which case we may issue additional securities or incur debt in connection with such Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

Contractual Obligations

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Tristar register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. Tristar bears the expenses incurred in connection with the filing of any such registration statements.

Forward Purchase Agreement

On June 21, 2021 and July 26, 2021, respectively, Tristar entered into forward purchase agreements pursuant to which one anchor investor and one institutional accredited investor that are not affiliated with the Prior Sponsor or any member of Tristar’s management, have subscribed to purchase from Tristar an aggregate of 4,500,000 Class A ordinary shares at a price of $10.00 per share as described in the forward purchase agreements, each in a private placement that will close immediately prior to the closing.

On September 13, 2023 and September 14, 2023, Tristar and one anchor investor and one institutional accredited investor mutually terminated and cancelled the forward purchase agreements described above.

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Promissory Notes

On July 18, 2023, Tristar issued the unsecured July 2023 Extension Note in an amount of $375,000, to Chunyi (Charlie) Hao, for having depositing into the Trust Account $375,000 in order to support the first three months of the Extension from July 18, 2023 to October 18, 2023. The July 2023 Extension Note does not bear interest and will be due and payable by the Maker on the earlier (a) the date that Tristar consummates an initial Business Combination and (b) the date of its liquidation.

On September 13, 2023, Tristar issued the September 2023 Notes in an aggregate amount of $2,125,000 to Tristar’s officers and their affiliates, for Tristar’s working capital needs. The September 2023 Notes do not bear interest and mature upon the earlier of (a) the closing of an initial Business Combination by Tristar and (a) the date of its liquidation. As of September 30, 2023, Tristar has received $1,625,000 of the proceeds from the September 2023 Notes.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Derivative instruments

Tristar evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants, in accordance with ASC 815-40, “Derivatives and Hedging-Contracts in Entity’s Own Equity,” and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statement of operations in the period of change.

Convertible Promissory Note - Prior Sponsor Working Capital Loan

Tristar accounts for the convertible promissory notes under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. Tristar has made such election for the convertible promissory note. Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash gains or losses in the statements of operations.

Offering Costs Associated with the Initial Public Offering

Tristar complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A-Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. Tristar incurred offering costs amounting to $25,995,754, consisting of $4,600,000 of underwriting fees, $10,350,000 of deferred underwriting fees, $12,546,764 for the fair value of the Founder Shares attributable to the anchor investors, and $1,003,989 of offering costs, partially offset by the reimbursement of $2,505,000 of offering expenses by the underwriters. Of the $25,995,754 in offering costs, $24,414,399 were charged to shareholders’ deficit, and $1,581,355 were expensed immediately.

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Class A Ordinary Shares Subject to Possible Redemption

Tristar accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within Tristar’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Tristar’s ordinary shares feature certain redemption rights that are considered to be outside of Tristar’s control and subject to the occurrence of uncertain future events. Tristar recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

Net Income per Ordinary Shares

Tristar applies the two-class method in calculating net loss per ordinary share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of ordinary share. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. Net loss per ordinary share is computed by dividing the pro rata net loss between the Class A ordinary share and the Class B ordinary share by the weighted average number of ordinary shares outstanding. The calculation of diluted loss per ordinary share does not consider the effect of the warrants and rights issued in connection with the Public Offering since the exercise of the warrants and rights are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants and rights are exercisable for 18,845,000 Class A ordinary shares in the aggregate.

Off-Balance Sheet Arrangements

As of September 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the principal executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

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BUSINESS OF HELPORT

Unless the context otherwise requires, all references in this subsection to the “Company,” “Helport,” “we,” “our” and “us” refer to Helport and its subsidiaries prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

Overview

We are an AI technology company based in Singapore dedicated to serving enterprises’ customer contact centers with intelligent products, solutions, and a digital platform, aiming to enhance communication efficiency with customers, streamline processes, and ensure consistent operations and customer satisfaction. Our software, Helport AI Assist (“AI Assist”), provides tailored AI-powered guidance and oversight for contact center interactions and customer experience, with functions including Agent Assistant, Quality Assurance (“QA”) Assistant, Supervisor Assistant, and Knowledge Base Assistant. In addition to AI Assist, we also operate our Helphub Crowdsourcing Platform (“Helphub”), which is an AI integrated contact center business process outsourcing (BPO) platform that serves both companies providing and seeking BPO services.

“AI Assist” is a software that targets contact centers as its users, which include both enterprises’ in-house contact centers and BPO contact centers. AI Assist has various functions, including “Agent Assistant”, “QA Assistant”, “Supervisor Assistant”, and “Knowledge Base Assistant”. “Agent Assistant” is a feature that provides real-time guidance and real-time alerts to contact center agents. It also has features such as AI speech repetition and speech navigation, which can help agents better understand customer needs. The “QA Assistant” feature provides real-time alerts and feedback to managers on agents’ compliance with enterprise-specific internal policies and rules. It also monitors agent behavior and provides quality assurance reports to managers. “Supervisor Assistant” is another feature that can comprehensively supervise contact center agents and predict, analyze, and improve agents’ behaviors, to emulate top behaviors in practice. “Knowledge Base Assistant” is a feature that contains industry-specific knowledge repositories as well as a contact center operational toolbox. Its modeling and self-learning capabilities allow it to develop and optimize its knowledge base to categorize customers’ intentions, which then allows AI Assist to provide more accurate real-time guidance and real-time alerts to agents. With these functions, we believe that AI Assist is an all-in-one tool that facilitates companies with compliance features, enhances agent experience, and makes real-time quality inspection easy, thereby assisting companies in delivering better contact center services.

“Helphub” is a crowdsourcing digital platform for contact center operations, serving companies seeking and providing BPOs services. Helphub provides enterprise clients with the flexibility to post tasks on Helphub and monitor the execution process anytime and anywhere. BPO providers, on the other hand, can view, select, take on projects that fit their skill sets and specialties, and deliver AI-assisted and standardized customer service. Helphub aims to address the challenges faced by companies as they scale, such as longer training cycles, lack of agent proficiency, and talent shortages.

We believe we have been able to distinguish ourselves in the AI integrated contact center business via our self-developed AI technologies, such as real-time communication assistance, real-time sales guidance, real-time quality assurance, knowledge base construction, knowledge base script generalization, real-time voice interaction, language simulation, and more. We utilize cloud computing infrastructure providers, AI technology service providers, and telecom operators to develop and operate our products. These infrastructure service providers offer Infrastructure as a Service (“IaaS”) and Platform as a Service (“PaaS”), upon which we build Software as a Service (“SaaS”) products such as AI Assist. For example, we use the automatic speech recognition (“ASR”) feature from cloud service providers to provide speech repetition and speech navigation functions to our customers. Customers use our products to achieve specific goals, such as reducing errors, boosting performance, easing the workload for agents, and making tasks easier. While IaaS and PaaS are the technical backbone offering cloud servers and ASR, they alone cannot meet these business goals. We partner with Tianjin Youfei Digital Technology Group Co., Ltd. (“Youfei Shuke”), a fintech company dedicated to providing big data, AI solutions and SaaS platform services for enterprises, in developing AI Assist and Helphub and implementing them in China with operational support and maintenance. Within this collaborative framework, we provide business requirements, including programming algorithms and software functions, and Youfei Shuke provides relevant models, products, and R&D personnel. We also monitor the development process and access the quality of software developed. Concurrently, Youfei Shuke is responsible for the broader applicability of the software and the configuration of specific rules and parameters. Under our partnership arrangements with Youfei Shuke, we own the intellectual property rights of AI Assist and Helphub.

The models and products provided by Youfei Shuke use NeMo and Transformer frameworks for tasks such as understanding conversational intent and speech synthesis. These models and products also utilize open-source models and frameworks, such as Vue.js, an open-source JavaScript framework, and Java Spring Cloud, which are suitable for commercial use, and may call on third-party Automatic Speech Recognition (ASR) or Natural Language Processing (NLP) products. NLP is a machine learning technology that gives computers the ability to interpret, manipulate, and comprehend human language. We do not rely upon a single vendor's products, which we believe permits us greater flexibility in choosing AI service providers based on specific needs and provides cost-effectiveness for different application scenarios.

In the fiscal years ended June 30, 2022 and 2023, we also provided medical consulting services. The target clients of medical consulting services were patients from China with critical illnesses, such as cancer or rare diseases, or who had special needs to seek medical treatment outside mainland China. The service process was closely related to the treatment process. Our services included providing medical information to patients from China, connecting them with medical specialists and institutions overseas to receive treatment, and providing them with assistance in addressing their relocation, housing and related needs in foreign countries. The medical information we provided included information regarding certain diseases. To this end, we emailed or scheduled phone consultation sessions with patients and medical professionals, to help patients understand the available treatment options. We also collaborated with local partners in providing housing, transportation, housekeeping, nursing, and physiotherapy information to patients and their family members who relocate overseas. Overseas specialists and institutions we connected patients with were mainly located in Singapore, Spain, the United Kingdom, and Taiwan. We discontinued the medical consulting services in January 2023.

For the fiscal years ended June 30, 2023 and 2022, we had revenue of $12.73 million and $2.67 million, respectively, and net income of $4.81 million and $0.82 million, respectively. Among our revenue sources, the revenue generated from AI services provided under AI Assist contributed 99.70% and 96.20% for the fiscal years ended June 30, 2023 and 2022, respectively; revenue generated from the medical consulting service contributed 0.30% and 3.80%, respectively. For the fiscal years ended June 30, 2023 and 2022, we did not generate any revenue from Helphub. We started providing AI service when we launched our key SaaS product, AI Assist, in April 2022, which has become our business focus ever since. We plan to focus on promoting AI Assist at this stage to enhance our brand recognition and accumulate a customer base and user base, which we believe will help us gain registered users of Helphub at a faster pace in the future.

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Competitive Strengths

We believe that the following competitive strengths are essential for our success and differentiate us from our competitors:

Artificial Intelligence Technology

We apply operations research theory and AI technology to create intelligent algorithms and tools underlying the intelligent functions of AI Assist, including Agent Assistant, Supervisor Assistant, QA Assistant, and Knowledge Base Assistant, serving contact center agents and managers. These functions allow for real-time communication assistance, real-time sales guidance, intelligent monitoring of agent conversations, and optimal agent behavior profiling. For example, AI Assist can guide agents during their conversations with customers, provide industry-specific knowledge, prompt phrases and monitor their compliance status with standard process and rules. We believe that our products can improve the efficiency of communication between enterprises and customers and the overall customer experience by improving agents’ performance.

Since January 2022, Helport has developed a large number of models which underly the intelligent functions of AI Assist based on a range of scenarios; for example, the sales of insurance products or client retainment for educational institutions. After learning from a substantial amount of conversations between agents and clients, our products with AI ability are capable of providing appropriate response prompts for the current agent based on customer queries. The system automatically verifies and annotates the generated responses according to the agent's adoption rate. Additionally, it evaluates the effectiveness of the generated results by considering factors such as call duration, customer emotions, order outcomes, and other indicators. The system progressively improves the quality of generated responses. Quality control involves monitoring accuracy through a combination of software analysis and human review, focusing on metrics such as quality assurance accuracy and knowledge base response accuracy. These metrics are usually kept at a level of more than 90% accuracy for the models. If these metrics fall below expected values, algorithm engineers and knowledge base operations personnel adjust rules, annotations, and other aspects to optimize the model. Our algorithm engineers have data structure and basic algorithm skills and are proficient in high-level, general-purpose programming languages such as C++ and python, with coding ability. They are familiar with NLP and other related algorithms and technologies, as well as with large model training. Our knowledge base operations personnel, with an understanding of AI technology and various experiences in the industries in which AI Assist operates, can customize prompt word strategies for the models according to customer needs to ensure the quality of AI output. Typically, it will take one week to one month for a model's initial deployment, with one optimization session per week.

Powerful Professional Knowledge Base

Leveraging our founding team’s industry experience and industry-specific expertise, we have developed more than 100 sets of dialog libraries, a quality control knowledge base, algorithm models and training tools. Typical scenarios include credit card bill installment services, credit card delinquency collection, life insurance sales, auto insurance sales, telecommunication package upgrades, education company class appointment-making, new customer acquisition, municipal provident fund service, social security services, and more. Clients across many different industries can use AI Assist for their contact centers.

We believe that combining these rich professional experiences with AI technology can help improve the business performance and user experience of enterprise contact centers by training AI models with improved domain-specific industry practices and expertise, which we accumulate through our team members’ prior experience working with clients across various industries. Therefore, we expect our AI models may be useful and adaptable for various industry applications. In contrast, emerging AI companies may not have an adequate client base and data to train and test their AI models, due to a lack of industry experience, scenario-specific knowhow and the domain knowledge base required for training AI products. This can create barriers for market entrants and emerging AI companies to enter the industry and can cost in resource investment, exploration time, and trial and error.

Rich Industry Connection and Strong User Base

We believe that our diverse and growing user network can facilitate our future growth. The Helport founding team has over 20 years of experience and a strong network in banking, insurance, telecom, BPO and other industries. The founding team has established long-term and stable business relationships with the decision makers, contact center-related business teams, and information technology teams of the users of AI Assist in these industries.

We target both BPO contact centers and in-house contact centers of enterprises as our potential customers. Currently, all of our customer agreements are signed with BPOs. We expect to enter into agreements with in-house contact centers of enterprises directly in the future as we expand our business. We expand business through our own connections in the banking, insurance, and other industries, often by negotiating with the representatives from the users directly on the prospects of using our AI Assist product in their contact centers. Once both parties reach consensus on the service engagement, we will enter into a services agreement with the BPO company that the user has engaged. Currently, we are exploring business cooperation opportunities with many other banks, insurance companies and BPO companies.

Strong Business Model and Products

Although we commenced operations less than three years ago, we have achieved profitability. For the fiscal years ended June 30, 2023 and 2022, we had revenue of $12.73 million and $2.67 million, respectively, and generated net income of $4.81 million and $0.82 million, respectively. We believe that our ability to achieve profitability and continuous growth demonstrates our strong business model.

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In 2022, Helport held a market share of 5.2% in the AI contact center solutions market in China and ranked first in terms of market share, according to the Frost & Sullivan Report. Within the AI contact center solutions market, we developed SaaS and platform products on the customer-facing end and also developed CTI gateway, AI gateway, and CRM gateway through iterative refinement based on Helport team members’ customer service experience across various industries. A gateway facilitates the exchange of data between different devices, networks, or systems that might use different languages. Our self-developed gateways can be seamlessly integrated with various software, hardware, and enterprise databases, ensuring swift deployment of AI Assist in clients’ systems, facilitating data exchange between the two, reducing data transmission delays, minimizing device memory usage, and lowering computational power consumption. This helps to create a positive customer experience while minimizing product deployment costs.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

Leverage the strengths of our existing user network and market capabilities to consolidate our position as a leader in the AI contact center industry, especially for customers in the financial and Internet industries.

Banking, insurance, and Internet are the main industries in which the users of AI Assist operate. Over the past two decades, founding members of the Helport team have developed personal connections with major financial institutions, insurance enterprises, and Internet corporations. Presently, our products are deployed with businesses across those diverse sectors. With these connections, we plan to grow our business  by expanding sales to existing users when they increase their existing contact centers or decide to establish more contact centers, making direct sales to new customers by way of word-of-mouth referrals from existing users, participating in enterprise bidding, industry forums and seminars, and developing strategic cooperation to leverage partner relationships and brand influence. Looking forward, our goals are articulated across three key sectors:

Banking: We aim to extend our products and services to large commercial banks in China within the next three years.

Insurance: We aim to provide our solutions to leading insurance groups and insurance sales companies.

Internet: We aim to provide service to the contact centers of prominent Internet companies in China within the next three years.

In summary, our market expansion strategy is underpinned by a holistic approach, combining internal expansion efforts, direct sales initiatives, participation in bidding processes, and strategic collaborations. We expect this strategy will position us to deepen our engagement with existing users but while enabling us enter new markets and foster enduring partnerships with industry leaders.

Expand in the BPO market and grow customer base.

In the dynamic landscape of China's BPO sector, we believe we are poised for growth by leveraging the market potential. We were ranked first in terms of market share in China’s AI contact center service industry in 2022, according to the Frost & Sullivan Report. Recognizing that there are over 10,000 BPO enterprise contact centers registered with the PRC government, capable of housing up to five million agent-customer conversations simultaneously, we hope to solidify our market position by fostering strategic alliances with the top BPO enterprises in the country within the next three years.

We believe that building partnerships with leading BPO enterprises also helps promote our crowdsourcing service platform, Helphub, and enhance our market position. When leading BPO enterprises start using Helphub, this may increase the awareness and reputation of our platform among their clients and influence smaller BPOs’ choices. By doing so, we aspire to achieve the seamless integration of Helphub across the BPO landscape in China, driving adoption and engagement. Our overarching goal is to surpass 150,000 users on the Helphub platform within the next three years, creating a network effect that enhances the overall value proposition for both BPO enterprises and end-users. This strategy reflects our commitment to innovation, collaboration, and market leadership in the rapidly evolving BPO ecosystem.

To achieve the above goals, we are negotiating partnership opportunities with a few top BPO companies in China, and we also intend to utilize relationships with our existing customers and hope to benefit from the demonstration effect of existing products and customers to expand our market share. We will also utilize various platforms, such as industry conferences for conference marketing, including the BPO Summit in the U.S., the Cloud Expo in Singapore, and BPO industry conferences in China.

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Expand across industrial chain of contact centers globally with Helphub: uniting cloud collaboration, industry diversification, and online promotion.

We believe we are strategically positioned to expand our industrial chain layout by leveraging Helphub, targeting both North America enterprises with contact center needs as service recipients and Southeast Asia BPO contact centers and agents as service providers. The growth strategy encompasses three key initiatives:

Global Collaboration with Cloud Vendors: Building on Helphub, we aim to collaborate with cloud vendors to provide AI services to enterprises worldwide. We utilize IaaS and PaaS platforms provided by cloud providers such as AWS, Google Cloud, and Microsoft Cloud to support our SaaS products. Leveraging the global reach of particular cloud partners, we plan to venture into markets outside of China and provide AI contact center solutions for enterprises globally within the next three years, with an initial focus on commercial banks, insurance groups, and Internet providers.

Diversification into New Industry Sectors: We are actively engaged in negotiations with vertical channel partners, which are companies specialized in niche areas of certain industries (e.g. medical and healthcare, consumer goods, and others), to seek entry into these diverse industry sectors. This strategic move aims to broaden the application of our technology, addressing the unique needs and challenges of different industries. By collaborating with vertical channel partners, we seek to extend our reach and impact in emerging sectors globally, diversifying our portfolio and contributing to our overall growth.

Direct Online Promotion of Helphub: In tandem with global collaborations and industry diversification, we will launch online promotion campaigns for Helphub, targeting audiences in North America and Southeast Asia. Leveraging Internet marketing methods, including keyword search optimization and banner purchases, we aim to increase the visibility of Helphub. We believe this approach can help enhance Helphub’s user base and contribute to the overall success of our industrial chain expansion, establishing a presence in North America and Southeast Asia.

As of the date of this proxy statement/prospectus, we have leased offices in Southeast Asia and North America, and have employees based in Singapore, the Philippines, and the U.S. to pursue the foregoing growth strategies, however, there is no assurance that these goals will be accomplished as anticipated on the anticipated timeframes.

The Business Model

We are an AI technology company specializing in providing intelligent products, solutions, and a digital platform to improve communication efficiency between businesses and their customers, enhance user experience, and improve sales performance. We offer two core products: AI Assist and Helphub. In the fiscal years 2022 and 2023, we also provided medical consulting services, which contributed to 0.30% and 3.80% of our revenue in respective fiscal year.

AI Assist

AI Assist is an intelligent product crafted for contact center management and customer service assistance. It serves as a multifaceted marketing tool, incorporating essential features for online personnel management, AI-driven quality inspection, process navigation, intelligent knowledge base, data monitoring, and outbound marketing calls. AI Assist harnesses the power of Real-Time Communication (RTC) to efficiently manage various dimensions of contact center operations. This includes online agent monitoring, marketing process control, AI-driven quality inspection, and real-time data visualization. This comprehensive approach is designed to enhance managerial efficiency and standardize operations. AI Assist also empowers agents with quick access to common process nodes and scripted dialogues. This streamlined approach allows agents to focus on their tasks, enabling efficient workflow. AI Assist’s real-time monitoring and listening capabilities provide insights into each agent's work situation. By accessing the agent's desktop and marketing processes, AI Assist permits comprehensive management and instant guidance. AI Assist is designed to enhance user experience by using an industry client portal adaptable to all operating environments. This ensures a seamless transition for clients while providing an unchanged, intuitive experience. Additionally, AI Assist offers a suite of intelligent services aimed at expediting business processes, lowering operational thresholds, boosting revenue, quality, and reducing overall workload.

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The following are descriptions of the four primary functions of AI Assist, accompanied by snapshots of the respective functions.

●	Agent Assistant

Agent Assistant provides real-time guidance and real-time alerts to contact center agents. It also has features, such as AI speech repetition and speech navigation, which can help agents better understand customer needs. Agent Assistant directs and supervises the complete agent workflow, delivering real-time prompts derived from best practices, standardized processes, and compliance standards. Agents follow these prompts and scripts, ensuring customer communications are conducted in an efficient and effective manner.

Agent Assistant Snapshot 1: prompts and scripts for a customer representative

Agent Assistant Snapshot 2: performance statistics for a customer representative

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·	QA Assistant

QA Assistant provides real-time alerts and feedback on compliance. It also provides intelligent monitoring of agent behaviors and QA reporting. When an agent deviates from the prescribed process or fails to meet compliance requirements, QA Assistant promptly issues reminders to the agent and notifies the supervisor accordingly, which may involve issuing warnings. Additionally, it offers recovery solutions for both agents and supervisors to mitigate potential losses.

QA Assistant Snapshot: prompts and scripts for a customer representative (left-hand box), and real time alerts (right-hand box)

·	Supervisor Assistant

The main functions of Supervisor Assistant include online monitoring of agent workstations, real-time control of communication or sales processes, AI-powered quality inspections, and real-time viewing of field data. Field data refers to various types of data generated in the daily operation of a call center, including, but not limited to, customer information, call records, and service types. The Supervisor Assistant function assists contact center supervisors in gaining real-time insights of each agent, enabling comprehensive management and instant guidance.

Supervisor Assistant Snapshot 1: a collective view of multiple customer representatives’ workstations

Supervisor Assistant Snapshot 2: a supervisor viewing a customer representative’s workstation

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Supervisor Assistant Snapshot 3: Operational Management Dashboard - real-time monitoring of various operational metrics

·	Knowledge Base Assistant

Knowledge Base Assistant contains domain-specific knowledge repositories as well as a contact center operational toolbox. This tool permits contact center operators to create, customize, and enhance their own knowledge bases and AI tools with ease and efficiency. Consequently, AI Assist deployed in clients’ contact centers can continually evolve and become more intelligent.

Knowledge Base Assistant Snapshot:

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Services and Operational Flow

We provide tailored AI contact center service to our enterprise users through our core product AI Assist, which includes specific functions such as agent assistance, QA assistance, supervisor assistance, and knowledge base assistance. Below is our operational flow chart that describes our flow of AI Assist services and operations for clients, with the entire process typically spanning from one to eight weeks. The customary implementation time-frame for a cloud-based platform takes one week, while private deployment requires four to eight weeks.

●

Pre-sales technical communication

The pre-sales technical communication includes discussion on product functionality, business impact, operational demonstrations, implementation feasibility assessment, and quotation proposals.

●

Deployment kick-off – private deployment or cloud deployment

During this stage, we discuss implementation plans with customers. We design technical solutions for product implementation based on various customer requirements; this could involve public cloud, hybrid cloud, or private deployment. Private deployment means AI Assist will be deployed locally in a customer’s contact center environment without using cloud servers. Cloud deployment means AI Assist will be deployed using cloud servers.

●

Product Implementation

This stage follows project kick-off and before go-live commissioning/go-live use. If a customer requires private deployment of AI Assist, we will design a deployment solution and conduct evaluation procedures, followed by on-site deployment. This usually takes five to twenty-five workdays. If a customer does not require private deployment, we will conduct a user scale evaluation, followed by system configuration and user account opening. This usually takes one to five workdays. During the product implementation stage, we set up our products through “cold start”, a process consisting of initial import, configuration, and optimization of the knowledge base and the quality control library.

●

Go-live commissioning/go-live use

This stage involves online testing and validation of AI Assist’s deployment by users. It also involves online training and tuning of the knowledge base after the cold start.

Helphub

Helphub is designed to be a comprehensive solution for the customer contact center industry, leveraging SaaS cloud services to integrate the tasks of upstream enterprises and the productivity resources of downstream BPO entities. Helphub offers intelligent matching services, connecting upstream enterprises and downstream BPOs. This mitigates resource mismatches and idleness, optimizing operational efficiency and reducing costs for enterprises. Helphub offers enhanced the productivity of agents while standardizing industry practices across the operational platform, enterprise side, and BPO seat agent side.

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Helphub comprises three major modules - service for enterprisers, service for BPOs, and platform operation. It supports both predictions and preview of outbound and inbound calls. With a modular and componentized design, Helphub is easily integrated with AI Assist, increasing user work efficiency and service quality. Additionally, Helphub provides an array of system functions, including organization management, business management, data management, outbound call management, statistical analysis, and a knowledge base. These functions are intended to collectively contribute to a streamlined and effective customer contact center operation.

Helphub Snapshot 1: the overall operational view of the platform

Helphub Snapshot 2: upstream client panel –  publishing task requirements

Helphub Snapshot 3: downstream client panel– an overview of task delivery status and revenue statistics

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Services and Operational Flow

The following flow chart and descriptions outline the service workflow of Helphub.

●

Upstream Clients (Enterprises)

Upstream clients have the flexibility to post tasks on Helphub and monitor the execution process anytime, anywhere. The clients come from various industries, including finance, insurance, telecom, medical and healthcare, catering, manufacturing, among others. The clients will set specific requirements for the BPO contractors for each task. Helphub addresses challenges faced by upstream enterprise clients as they scale – such as talent shortage and the overhead costs of recruitment.

●	Helport Supervisor

Helport Supervisor has three main features. First, it provides real-time agent status monitoring. This involves real-time agent status monitoring, enabling continuous oversight of online agents and their varied states. It provides real-time oversight of the overall situation of call center agents and agents groups. Second, it has a quality inspection management function, ensuring the execution of tasks meets predefined standards. This involves reviewing violation records, monitoring agent desktop operations, and recording monitoring.

Third, it encompasses task management, allowing the tracking of the progress and outcomes of task execution, thereby facilitating efficient workflow and task allocation.

●

Intelligent Task Allocation

The Intelligent Task Allocation Algorithm is designed to enhance task distribution within the platform. Harnessing the power of business data and contact center insights, Helphub employs big data processing and analysis technology alongside advanced modeling methods, including deep learning. The result is a precision-driven matching decision engine that connects multiple parties within the platform - from enterprise clients and BPO partners to individual agents. Dynamic customer profiles are constructed through innovative dynamic labeling technology for each participant, ensuring a nuanced understanding of their unique attributes and capabilities. These profiles are then dynamically rated using a blend of labels and detailed profiles, facilitating intelligent matching based on the nuanced demands and supplies within the ecosystem. Helphub’s Intelligent Task Allocation function aims to increase efficiency, aligning the right resources with the right tasks through a sophisticated and adaptive algorithmic approach.

●

Downstream Clients (BPO Contact Center Operators)

Downstream BPO partners can access the platform, undertake assigned tasks anytime anywhere, and deliver AI-assisted, standardized customer service. Helphub addresses challenges such as longer training cycles and lack of agent proficiency for downstream partners.

Medical Consulting Services

In the fiscal years ended June 30, 2022 and 2023, we also provided medical consulting services. The target clients of medical consulting services were patients from China with critical illnesses such as cancer or rare diseases, or who had special needs to seek medical treatment outside mainland China. The service process was closely related to the treatment process. Our services included providing medical information to patients from China, connecting them with medical specialists and institutions overseas to receive treatment, and providing them with assistance in addressing their relocation, housing and related needs in foreign countries. The medical information we provided included information regarding certain diseases. To this end, we emailed or scheduled phone consultation sessions with patients and medical professionals, to help patients understand the available treatment options. We also collaborated with local partners in providing housing, transportation, housekeeping, nursing, and physiotherapy information to patients and their family members who relocate overseas. Overseas specialists and institutions we connected with patients were mainly located in Singapore, Spain, the United Kingdom, and Taiwan. We discontinued our medical consulting services in January 2023.

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Revenue and Pricing Model

As of the date of this proxy statement/prospectus, our primary source of revenue is generated by AI services derived from AI Assist and certain other services. Helphub did not generate revenue in the fiscal years ended June 30, 2022 and 2023, as it remains under test operation as of the date of this proxy statement/prospectus.

AI Assist

AI Assist includes an array of software functions such as Agent Assistant, Supervisor Assistant, QA Assistant, and Knowledge Base Assistant. We primarily bill our clients using a subscription fee plus commission fee model. We bill our customers on a monthly basis for software packages chosen by customers, plus any commission fees based on task outcomes, typically at 15% rate of Gross Service Fee (“GSF”), representing service income earned by agents who use AI Assist in delivering services. The base fee for calculating the average monthly GSF per seat is agreed upon in contracts. If the monthly GSF exceeds the agreed upon base fee, the actual service income will be used in the calculation. Customers can choose to settle their bills on a quarterly or annual basis. If customers demand customized development or have other special requests, we will enter into separate fee arrangements with customers, based on the type and volume of services required by such customers.

Helphub

For Helphub, we will bill each customer on a monthly basis, and charge customers a platform usage fee, which is based on the percentage of revenue earned by customers using the platform. Currently, we only plan to charge BPO contact center operators on the described basis and do not charge enterprise clients. We expect to start charging a platform usage fee in the second quarter of 2024.

Medical Consulting Services

We received commission fees from medical institutions for patient referrals. The commission fees varied based on types of medical treatments and contracts with different medical institutions.

For the fiscal years ended June 30, 2023 and 2022, we had revenue of $12.73 million and $2.67 million, respectively, and net income of $4.81 million and $0.82 million, respectively. Among our revenue sources, the revenue generated from AI services contributed 99.70% and 96.20% of our revenue for the fiscal year ended June 30, 2023 and 2022, respectively; revenue generated from medical consulting service contributed 0.30% and 3.80%, respectively, for the same periods.

Data Privacy and Security

Helport’s AI products are deployed within the client’s exclusive IT environment and cloud infrastructure. User data, along with operational data from the contact center, is stored exclusively on the client’s servers and storage devices, and is accessible only by client’s staff. We do not access or store such sensitive data beyond the client’s private environments. Certain data, such as voice stream data, requires transmission to the public cloud for voice recognition and text conversion. This data is strictly confined to the exchange between the client’s IT system and its public cloud, and we are not involved in the process. When our customer support staff operates on the client's premises, they may engage with sensitive client data under the close supervision of client staff and, under such circumstances, support staff are required to strictly adhere to our security and privacy agreements with such clients.

Meanwhile, in order to ensure the data security and compliance when clients use Helport AI products, we require all of our technology development and implementation service providers to possess high-level, client-recognized data security qualifications.

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Major Supplier

To expedite the product development cycle and manage R&D costs, we rely heavily on third-party R&D providers. Among them, we recognize Youfei Shuke as our supplier, for accounting purposes. While we recognize other third-party providers as R&D expenses, since their services have not yet reached the requirements to be classified as assets or costs supportive to generate revenue, they are not shown as suppliers in this section. We engage in collaborative development for AI Assist and Helphub with Youfei Shuke, which also provides AI operation services to us.

For the AI operation services, Youfei Shuke enters an AI Operation Service Agreement with us. The AI operation services include AI environment setup, knowledge base setup, and product enhancement. Youfei Shuke will provide AI operation service, ensure normal and stable operation of the system, and provide technical support, but it will not intervene in any transactions with users or assume any transaction responsibilities. The operation service fee is $2,000,000 per year, and server procurement expenses will be settled at $75,000 per year for every 300 seats. The payable amounts are reconciled on a quarterly basis. Youfei Shuke and we have confidentiality obligations to each other. If either party breaches the agreement, the breaching party shall be liable for compensation and any related expenses, and the non-breaching party can immediately terminate the contract. The contract is valid for one year and will be automatically renewed for an additional year if either party fails to send a written notice of termination within 60 days before the expiration of the term, and the extension can be repeated indefinitely. The contract term was from the original term of March 6, 2022 to March 5, 2023, and was extended for one year to March 5, 2024, by automatic renewal.  As of the date of this proxy statement/prospectus, we have no reason to expect that the AI Operation Service Agreement will not be extended following the expiration of the current term.

For AI Assist, Youfei Shuke enters a Seat Assistant Purchase Agreement with us. We provide business scenario requirements, while Youfei Shuke provides models, related development personnel, and underlying AI capabilities. We own intellectual property rights of AI Assist. We pay Youfei Shuke a development fee of $2,500,000. Both parties have confidentiality obligations. If either party breaches the agreement, the breaching party is liable for compensation and any related expenses, and the non-breaching party can immediately terminate the contract. The contract term is from January 4, 2022 to January 3, 2025, subject to automatic renewal if neither party raises objections upon expiration.

For Helphub, Youfei Shuke enters a Hive System Purchase Agreement with us. We outsource some development tasks of Helphub to Youfei Shuke while we provide the core functions. We provide business requirements, and Youfei Shuke provides relevant foundational products and R&D personnel.  We own intellectual property rights of Helphub. We pay Youfei Shuke a development fee of $4,500,000. Both parties have confidentiality obligations. If either party breaches the agreement, the breaching party is liable for compensation and any related expenses, and the non-breaching party can immediately terminate the contract. The contract term is from January 4, 2022 to January 3, 2025, subject to automatic renewal if neither party raises objections upon expiration.

Because we do not have an operating entity or office in the PRC and for the ease and timely performance of rights and obligations, we have an Agreement of Authorization for Payment with Xinsheng Technology (Tianjin) Co., Ltd. (“Xinsheng”), who will make payments on behalf of us to Youfei Shuke. See “Risk Factors—Risks Related to Helport Doing Business in the PRC—Each of our customers and suppliers has entered into an Authorization for Payment Agreement with our Singapore operating entity and a third- party agent. Our financial condition and liquidity position may be subject to credit risks of the third-party agent.”

Below are the lists of our supplier for the fiscal years ended June 30, 2023 and 2022.

●	Fiscal year ended June 30, 2023

Supplier	Purchase Amount (USD); Percentage	Major Contract Terms
Youfei Shuke	$2,547,916; 100%

AI Operation Service Agreement:

Youfei Shuke provides AI operation service to us. The contract term was from March 6, 2022 to March 5, 2023, and is extended for one year to March 5, 2024, by automatic renewal.

Seat Assistant Purchase Agreement:

Youfei Shuke and we collaborate on the development of AI Assist. The contract term is from January 4, 2022 to January 3, 2025, subject to automatic renewal if neither party raises objections upon expiration.

Hive System Purchase Agreement:

We outsource some development tasks of Helphub to Youfei Shuke. The contract term is from January 4, 2022 to January 3, 2025, subject to automatic renewal if neither party raises objections upon expiration.

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●	Fiscal year ended June 30, 2022

Supplier	Purchase Amount (USD); Percentage	Major Contract Terms
Youfei Shuke	$7,610,813; 100%

AI Operation Service Agreement:

Youfei Shuke provides AI operation service to us. The contract term was from March 6, 2022 to March 5, 2023, and is extended for one year to March 5, 2024, by automatic renewal.

Seat Assistant Purchase Agreement:

Youfei Shuke and we collaborate on the development of AI Assist. The contract term is from January 4, 2022 to January 3, 2025, subject to automatic renewal if neither party raises objections upon expiration.

Hive System Purchase Agreement:

We outsource some development tasks of Helphub to Youfei Shuke. The contract term is from January 4, 2022 to January 3, 2025, subject to automatic renewal if neither party raises objections upon expiration.

The major factors that we evaluate when selecting suppliers are their industry experience, fee quotes, easiness of communication, and payment terms. We selected Youfei Shuke as our supplier by a comprehensive evaluation of products, services, and settlement. We maintain a long-term partnership with our supplier and rarely change it. See “Risk Factors — Risks Related to Helport’s Business — Our business may rely on a primary supplier or a few customers that account for more than 10% of our total purchases. Any interruption in operations in such major clients or suppliers may have an adverse effect on our business, financial condition, and results of operations.”

Customers, Sales, and Marketing

As we develop our professional reputation, we believe our growth has been attributed to enterprise clients and their authorized BPO partners recommending that other enterprises and BPO companies collaborate with us because of our comprehensive tailored AI contact center services. We also maintain a sales and marketing team that actively seeks expansion of our AI contact center service client base.

Typically, we engage partnerships with enterprise clients and BPO clients via system information technology service agreements. These agreements are meant for enterprises and BPO companies aiming to enhance the automation capability and productivity of contact centers. The term of these agreements is 1 year, and if either party fails to give written notice of termination of these agreements to the other party within 60 days prior to the expiration of the term, the term of the agreements shall be automatically extended for 1 year, with no limit on the number of extensions. Because we do not have operating entity or office in PRC and for the ease and timely performance of rights and obligations, we have a Delegated Payment Agreement with Xinsheng, which will collect payments on behalf of us from our customers. Upon the completion of the delegated collection of payment by Xinsheng, we will pay Xinsheng a service fee of 2% of the total payment amount.

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During the fiscal years ended June 30, 2023 and 2022, we had five and four AI services customers, respectively. As identified below, our top five customers for the fiscal years ended June 30, 2023 and 2022 were all BPO companies. Below are the lists of our AI services customers during the two fiscal years, respectively:

●	Fiscal year ended June 30, 2023

AI Services Customer	Sales Amount (USD); Percentage	Major Contract Terms	Customer Identity
Shenyang Pengbosheng Network Technology Co., Ltd. (“Pengbosheng”)	$5,872,508; 46.3%

We provide system information technology services to Pengbosheng. The contract term was from February 2, 2022 to February 1, 2023, and is extended for one year to February 1, 2024, by automatic renewal term in the original contract.

BPO
Beijing Baojiang Science and Technology Co., Ltd. (“Baojiang”)	$3,604,758; 28.4%

We provide system information technology services to Baojiang. The contract term was from February 1, 2022 to January 31, 2023, and is extended for one year to January 31, 2024, by automatic renewal term in the original contract.

BPO
Beijing Juliang Science and Technology Co., Ltd. (“Juliang”)	$1,173,440; 9.2%

We provide system information technology services to Juliang. The contract term was from March 16, 2022 to March 15, 2023, and is extended for one year to March 15, 2024, by automatic renewal term in the original contract.

BPO
Beijing Youbeilong Network Technology Co., Ltd. (“Youbeilong”)	$1,030,138; 8.1%

We provide system information technology services to Youbeilong. The contract term was from February 18, 2022 to February 17, 2023, and is extended for one year to February 17, 2024, by automatic renewal term in the original contract.

BPO
Shenyang Lansechuanshuo Information Technology Co., Ltd. (“Lanse”)	$1,008,908; 8.0%

We provide system information technology services to Lanse. The contract term was from January 7, 2022 to January 6, 2023, and is extended for one year to January 6, 2024, by automatic renewal term in the original contract.

BPO

●	Fiscal year ended June 30, 2022

BPO Customer	Sales Amount (USD); Percentage	Major Contract Terms	Customer Identity
Pengbosheng	$1,319,155; 51.4%

We provide system information technology services to Pengbosheng. The contract term was from February 2, 2022 to February 1, 2023, and is extended for one year to February 1, 2024, by automatic renewal term in the original contract.

BPO
Baojiang	$872,360; 34.0%

We provide system information technology services to Baojiang. The contract term was from February 1, 2022 to January 31, 2023, and is extended for one year to January 31, 2024, by automatic renewal term in the original contract.

BPO
Youbeilong	$231,600; 9.0%

We provide system information technology services to Youbeilong. The contract term was from February 18, 2022 to February 17, 2023, and was extended for one year to February 17, 2024, by automatic renewal term in the original contract.

BPO
Juliang	$143,303; 5.6%

We provide system information technology services to Juliang. The contract term was from March 16, 2022 to March 15, 2023, and is extended for one year to March 15, 2024, by automatic renewal term in the original contract.

BPO

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Competition

The AI contact center service industry in China and globally is both highly fragmented and intensely competitive. Companies with a robust combination of AI technologies and industry domain experience are likely to succeed in the long run. Competing in this space demands several core competencies: strong AI capabilities, contact center expertise, industry domain experience, mature business model and products.

As we serve enterprise clients and BPO clients from different sectors, we contend not only with generalist competitors but also with niche specialists who cater exclusively to specific sectors or industries. This multifaceted competition underscores the complexities inherent in the AI contact center industry in China and globally.

Our competitive position is strengthened by our tailored service approach. We believe that can effectively compete with our competitors with our services, coupled with seasoned teams that bring expertise across various sectors, giving us a distinctive edge. Furthermore, our expansive and deep-rooted business network with our enterprise users and BPO clients amplify our competitive advantage. We believe that the abovementioned factors combined give us a competitive edge in this highly fragmented industry.

Employees

We had 23, 15, and 11 employees as of June 30, 2023, 2022 and 2021, respectively. Specifically, we had five founders, one full-time employee, three consultants, and 14 outsourced technology staff as of June 30, 2023; four founders,  one consultant, 10 outsourced technology staff and no full-time employees as of June 30, 2022, and four founders, seven outsourced technology staff, and no consultants nor full-time employees as of June 30, 2021. Helport manages and oversees the outsourced technology team, and is responsible for product planning, requirements, and the research and development of core algorithms. The following tables set forth the detailed number of our employees in the past three fiscal years, respectively:

Function	Number of Employees as of June 30, 2023	Number of Employees as of June 30, 2022	Number of Employees as of June 30, 2021
Operation	2	1	1
Management	1	1	1
Research and Development	18	12	8
Sales and Marketing	2	1	1
Total	23	15	11

*This number includes our outsourced technology staff.

Our full-time employees typically enter into standard employment contracts with us. As of the date of this prospectus, we have one employee employed by Helport Singapore who is based in the Philippines, one employee employed by Helport Singapore who is based in Singapore, one employee employed by Helport Limited who is primarily based in the U.S., and one employee employed by Helport Limited who is primarily based in China.

As provided under Singapore’s laws and regulations, employees working in Singapore and who are either Singapore citizens or Singapore permanent residents are, along with their employer, required to contribute to the Central Provident Fund (CPF). The CPF is a mandatory social security savings scheme funded by contributions from employers and employees in Singapore. As of the date of this prospectus, Helport Singapore has paid all due CPF contributions in respect of its employee who is based in Singapore, as required under Singaporean laws and regulations. Helport Singapore is not required to pay CPF contributions in respect of its employee who is based in the Philippines.

We believe that we maintain a good working relationship with our employees, and we have not experienced material labor disputes in the past. None of our employees are represented by labor unions.

Insurance

We do not maintain director liability insurance, property insurance, business interruption insurance, or general third-party liability insurance. We do not maintain any commercial insurance as of the date of this proxy statement/prospectus.

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Property

As of the date of this proxy statement/prospectus, we lease 3 offices which are located in Singapore, the Philippines, and the U.S. with an aggregate gross floor area of approximately 3,319 square feet. The areas of the leased premises are based on the figures specified in the corresponding lease agreements or estimated based on actual usage of shared office spaces. The following table shows notable information for the properties we lease as of the date of this proxy statement/prospectus:

Location	Area (Square Feet)	Current Use	Term of Use	Annual Rent
9 Temasek Boulevard #07-00 Suntec Tower Two Singapore (038989)	753	Office	July 28, 2023 to March 27, 2024. The contract may be renewed one month prior to the expiration date.	SGD 62,417
6/F Cyber One Building, 11 Eastwood Avenue, Eastwood City Cyberpark, Bagumbayan, Quezon, Philippines	376	Office	March 1, 2023 to February 29, 2024. The contract may be automatically renewed to Feb 28th, 2025.	PHP 455,703.36
3366 N. Torrey Pines Court Suite 220 La Jolla, CA 92037	2,190	Office	October 6, 2023 to October 5, 2024	$110,376

We believe that the facilities that we currently lease are generally adequate to meet our needs for the foreseeable future.

Research & Development (“R&D”)

Our R&D plan is to add and improve functionalities of our existing products, AI Assist and Helphub.

In the fiscal years ended June 30, 2022 and 2023, we co-developed AI Assist and Helphub with Youfei Shuke. We developed the following technologies that bring us competitive advantages in the industry: Real-time QA technology, which solves the technical problem of large-scale concurrent real-time QA for more than 1000 seats, and realized the commercialization of real-time QA for large contact centers for the first time; list matching enhancement technology, which optimizes the list distribution mechanism and improves the conversion rate by 5%-10%; and the technology knowhow that is not patented and kept secret from the public - the knowledge base and algorithmic model that improves agent performance.

As of the date of this proxy statement/prospectus, our R&D team consists of 18 members, with one founder, three consultants, and fourteen outsourced contractors from Youfei Shuke. Those outsourced contractors currently work for us under purchase agreements with Youfei Shuke to develop new products and improve existing ones. Our R&D team is primarily responsible for developing new products and enhancing the functionalities of existing ones. Youfei Shuke provides technical research support on a project basis. We retain full intellectual property rights to any creations or inventions developed resulting from such agreements. Our R&D engineers possess extensive experience in operations research, AI, machine learning, and natural language processing, and their efforts have resulted in 5 patents currently under the application review process in Singapore related to various AI contact center technologies.

Our new technology development process usually begins with internal business planning, client requirements analysis, and initial research and design. Subsequently, we choose and collaborate with third-party R&D service providers on the development of specific technologies. Typically, Helport puts forward business and technical requirements, whereas the vendors are responsible for product development. Throughout the entire process, Helport actively participates in and leads the entire research and development efforts.

Our R&D department actively collaborates with our sales and marketing department, and the operation department to gather market intelligence for different segments, enhancing our understanding and response to market trends and changing consumer preferences.

Our recent research direction is the application of voice AI technology in contact center scenarios. This research project includes the following focuses:

1. Speech recognition and conversion: This technology can convert customers’ voice information into text for subsequent processing and analysis.

2. Semantic understanding and analysis: Through the understanding and analysis of voice information, this technology can identify customers' needs and intentions, and the types of services to be provided.

3. Speech synthesis and generation: This technology can convert text information into speech for automatic broadcasting, voice reminders, and other functions.

4. Emotional analysis and recognition: This technology utilizes natural language processing and machine learning methods to analyze features such as vocabulary, grammar, and intonation in text and speech. This enables the identification of customer emotional states, including happiness, anger, and sadness, and provides a more accurate understanding of customer emotions for contact centers.

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These are the Company's core competitive field, and the Company has accumulation and resources in relevant contact center technology and scenarios.

For the time being we have three R&D programs:

1.

Polymorphic model technology. Polymorphic model technology analyzes and models various data types, enabling the processing of diverse forms of data, including text, images, audio, video, and more. This flexibility and efficiency in analyzing and handling different data types assist businesses in better understanding and managing various ways in which customers interact.

2.	Vertical domain technology based on large model (LLM, large language model). The primary research areas encompass:

Automatic question generation: This function leverages LLM to automatically generate analogous questions and testing questions, and provides optimized question-and-answer data for training AI systems.

Document segmentation and compilation. This function utilizes large models to assist in segmenting diverse documents into questions and their corresponding answers. These are then manually reviewed and validated before being amalgamated into a knowledge base, thereby enhancing the efficiency of compilation processes.

Conversational analysis and insights: utilizing large models to conduct quality assessments and labeling of communication records. This involves analyzing the working patterns of agents, automatically generating standard operating procedures (SOPs) based on best practices, and exploring the potential value embedded within large amounts of conversational data from call centers.

3.

Multi-channel communication. This function relies upon AI and machine learning as its core technologies and facilitates contact centers in engaging with customers through diverse communication channels such as telephone, SMS, video, social media, email, among others by offering applications in intelligent voice recognition, emotion analysis, automated responses, and other functionalities that enhance the intelligence of customer service experiences.

Our current research direction Voice AI is the basic technology that supports these R&D programs.

We plan to invest a cumulative total of $30 million over 3 years in the above programs. These programs are currently ongoing at different stages of the R&D process. The typical research cycle for a specific project is from 3 months to 1 year.

In the fiscal years 2022 and 2023, our research and development costs were nil and US$375,410, respectively, accounting for nil, and 18.3% of our total operating costs.

Intellectual Property

Patent Information

As of the date of this proxy statement/prospectus, we have applied for 5 patents as follows:

Title	Patent Owner	Application Number	Application Date	Jurisdiction
Method and System for Processing Scripted Text with Audio File	Helport	10202302982U	10/23/2023	Singapore
Method and System for Implementing Quality Inspection for Customer Service Voice Data	Helport	10202302981W	10/23/2023	Singapore
Method and System for Evaluating the Gain from Agent and Customer Matching	Helport	10202302919U	10/16/2023	Singapore
Method And System For Real Time Recommendation	Helport	10202302918P	10/16/2023	Singapore
Method and System for Distributing Outbound Call Data	Helport	0202302877T	10/10/2023	Singapore

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These applications are being processed and we expect them to be approved in twelve months.

Domain Name

As of the date of this proxy statement/prospectus, we have one registered domain name as follows:

Domain Name	Date of Registration	Date of Expiration	Domain Holder	Jurisdiction
Helport.ai	8/31/2023	August 31, 2025	Helport	USA

As of the date of this proxy statement/prospectus, we have 18 staff employees that are responsible for research and development and developing our intellectual property.

We implement a set of comprehensive measures to protect our intellectual properties, in addition to making trademark and patent registration applications. Key measures include: (i) timely registration, filing, and application for ownership of our intellectual properties, (ii) actively tracking the registration and authorization status of intellectual properties and taking action in a timely manner if any potential conflicts with our intellectual properties are identified, and (iii) clearly stating all rights and obligations regarding the ownership and protection of intellectual properties in all employment contracts and commercial contracts we enter into.

As of the date of this proxy statement/prospectus, we have not been subject to any material disputes or claims for infringement upon third parties’ trademarks, licenses, and other intellectual property rights in Singapore.

Seasonality

Our business is not subject to obvious seasonal fluctuations.

Legal Proceedings

From time to time, we may become a party to various legal or administrative proceedings arising in the ordinary course of our business, including actions with respect to intellectual property infringement, violation of third-party licenses or other rights, breach of contract, and labor and employment claims. We are currently not a party to, and we are not aware of any threat of, any legal or administrative proceeding that, in the opinion of our management, is likely to have any material and adverse effect on our business, financial condition, cash flow, or results of operations.

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INDUSTRY OVERVIEW OF HELPORT

1. MARKET OVERVIEW OF ARTIFICIAL INTELLIGENCE (AI) CONTACT CENTER SOLUTION

1.1 Definition and Classification of AI Contact Center Solutions

2. MARKET OVERVIEW OF ARTIFICIAL INTELLIGENCE (AI) CONTACT CENTER SOLUTIONS

2.1 Definition and Classification of AI Contact Center Solutions

AI contact center solutions are a branch of the entire field of AI communication services. AI contact center solutions refer to integrated solutions that provide support and services to customers through various communication channels such as phone, emails, and online chats. They typically include hardware and software, as well as personnel who provide technical support and training. AI technology is widely used in the solution to decrease manual operation and increase efficiency.

According to the different functionalities and applications of contact center solutions, they can be further classified as follows:

·	Call center software: Equipped with features such as call routing, interactive voice response (“IVR”), conferencing, instant messaging, etc.

·	Multi-channel contact services: The multi-channel contact center can integrate customer requests from different channels, including email, SMS, social media, etc. It can handle customer queries from various channels and consolidate them into a unified platform.

·	Cloud contact services: Provide contact center solutions based on cloud computing technology, offering flexible scalability and lowering overall ownership costs.

·	AI-driven contact center solutions: Utilize AI technologies to provide more intelligent and personalized customer support and services, including speech recognition, machine learning, natural language processing, etc.

·	Contact services integrated with Customer Relationship Management (“CRM”): Integrated with customer relationship management systems, supporting automated pop-up of customer information and historical records query, and other functionalities.

·	Contact center analytics services: Real-time monitoring and improvement of contact center operations and customer satisfaction through data analysis and mining.

Each classification represents a specific functionality or service that helps meet the needs of different organizations and businesses.

2.2 History and Development of Contact Center and AI Contact Center Solutions

AI contact center solutions are used to manage and optimize interactions between organizations and customers. The main development process of AI contact center solutions is as follows:

In the 1980s, telephone answering machines were widely used but required manual operation. Additionally, the first electronic mail also appeared.

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In the early 1990s, call centers began using Computer Telephony Integration (“CTI”) technology to improve efficiency. This technology allowed representatives to make phone calls directly from their computer desktops and handle other multimedia communications in the same interface.

With the popularization of the Internet, new multimedia communication methods such as web chats and emails became widely used. This prompted developers to integrate such communication methods into contact center solutions.

In the early 21st century, AI speech recognition technology was improved, and AI began to be applied in contact center solutions. One basic application was the IVR system (Interactive Voice Response), which used AI technologies such as speech recognition and natural language processing to understand customer requests and provide responses.

Around 2015, chatbots emerged as AI-based virtual assistants that can converse with customers in a natural way and answer common questions.

Around 2018, AI started being used for analyzing contact center data. By using machine learning algorithms, AI could analyze large volumes of calls, emails, and chat records and extract valuable information such as sentiment analysis, customer behavior, and trends.

In recent years, the application of AI in contact center solutions has continued to expand. For example, AI can help contact center representatives better understand customer needs and provide more personalized and customized services. Additionally, AI technology can also improve the efficiency of contact center solutions and reduce costs, such as by matching customers with the representative best suited to their needs through automatic routing.

2.3 Market Size of AI Industry

From 2018 to 2022, the global AI market size significantly grew from $67.0 billion to $142.3 billion, at a compound annual growth rate (“CAGR”) of 11.4%. The growth marks the continuous adoption and advancement of AI technology on a global scale, especially in finance, manufacturing, Internet, and healthcare industries. The global AI market size is projected to reach $665.1 billion by 2027. The growing market size indicates that the application of AI technology will become even more widely adopted, reflecting the increasing trust and dependence by humans.

Several factors can explain the rapid growth of the industry from 2018 to 2022:

Technological advancements and innovation: Significant progress was made to AI technology in the past 5 years. Advancements in deep learning algorithms, natural language processing techniques, and improved computing power all made AI applications more mature and efficient across various fields.

Expansion of industry applications: Industries such as healthcare, finance, and manufacturing widely adopted AI technology. These industries leveraged AI technology to improve efficiency and quality in areas such as medical diagnoses, risk assessments, and customer services.

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Data-driven decision-making: The demand for data-driven decision-making increased among businesses, further propelling the growth of the AI market. The rapid development and increased availability of big data enabled enterprises to better collect, store, and analyze massive amount of data.

Fig 1. The Global Market Size of AI Industry Market

Source: Frost & Sullivan, The White Paper on the Development of AI Globally

2.4 Market Size of Global SaaS (“Software as a Service”) Industry

The SaaS industry has been developing for over 20 years since the late 1990s and has become a multi-billion-dollar market. Currently, SaaS is one of the most respected industries in the global technology sector, with rapid technological advancements and competition bringing forth new opportunities.

Over the past five years, the global S

aaS market has shown a rapid growth trend, with its market size increasing from around $124.0 billion in 2018 to $244.5 billion in 2022 at a CAGR of 18.7%. By 2023, the market size is projected to expand further to $305.6 billion, driven by the continuing demand for SaaS solutions and software services due to the increasing popularity of remote working caused by the COVID-19 pandemic. It is expected that the size of the global SaaS market will reach $746.1 billion by 2027, representing an average projected CAGR of 25.0% from 2023 to 2027. This projected growth rate showcases the positive prospects of the global SaaS market.

Fig 2. The Global Market Size of SaaS Industry Market

Source: Frost & Sullivan, The White Paper on the Development of AI Globally

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Market Size of China SaaS Industry

In the past five years, the SaaS market in China has grown rapidly, increasing from approximately $2.4 billion in 2018 to $6.6 billion in 2022, with a CAGR of 28.2%. It is expected that the market size will further expand to $8.6 billion by 2023.

China is becoming a high-quality economy with an increasing focus on the development of digital economy, which has driven the continuous demand for SaaS solutions and software services. By 2027, the size of the SaaS market in China is projected to reach $23.1 billion. This growth rate demonstrates the positive prospects of the SaaS market in China.

Fig 3. The China Market Size of SaaS Industry Market

Source: Frost & Sullivan, The White Paper on the Development of AI Globally

2.5 The Industry Chain of AI Contact Center Solutions

The industry chain of the AI contact center solutions mainly includes the following links:

·	Upstream: Infrastructure and Technology Providers

Upstream players mainly include cloud computing infrastructure providers, AI technology service providers, telecommunications operators, and others. These companies provide necessary basic support for AI contact center solutions, such as servers, networks, storage, algorithms, and more.

·	Midstream: AI Contact Center Solution Providers

AI contact center solution providers usually include developers, technical integrators, system integrators, and others responsible for integrating AI technology into contact center solutions and providing corresponding technical support and services to customers. AI contact center solutions providers play an important role in this industry because they can transfer the AI technology and SaaS ability into services that satisfy the demand from downstream users.

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·	Downstream: Downstream Industry Users

Downstream industry users include the customer services departments of various types of enterprises and institutions, such as banks, e-commerce companies, insurance companies, and governments. These customer service departments can use AI contact center solutions to improve customer service efficiency and user experience, and achieve business digital transformations.

Fig 4. The Industry Chain of AI Contact Center Solutions

Source: Frost & Sullivan

2.6 The Market Size for AI Contact Center Solutions Industry

In 2018, the market size of the AI contact center solutions industry was $3.4 billion. With the rapid growth of the industry, by 2022, the market size reached $6.8 billion, with a CAGR of 18.5% from 2018 to 2022.

From 2018 to 2022, the industry has experienced rapid growth with a CAGR of 18.5%, driven by technological advancements and increased downstream demand. It is projected that the market size of AI contact center solutions will reach approximately $30.4 billion by 2027.

North America, Europe, and the Asia-Pacific region led the markets in terms of size, which can be attributed to their emphasis on AI contact center solutions. As the Internet and digital technology advanced, these economically developed regions introduced policies to accelerate the implementation and expansion of their domestic AI contact center solutions technologies. In the future, it is predicted that North America, Europe, and the Asia-Pacific region will continue to dominate the global market, while all the other regional markets will further expand. The AI market size in North America is expected to reach $12.3 billion by 2027, in Europe is expected to reach $8.2 billion by 2027, in Middle East and Africa is expected to reach $1.3 billion by 2027, in Asia Pacific is expected to reach $6.5 billion by 2027, and in Latin America is expected to reach $2.1 billion by 2027.

However, the current intelligent customer service is limited by the capability of AI technology and primarily serves as a secondary role.

             Fig 5. AI Contact Center Solution Provider Industry Market Size (By Region)

Source: Frost & Sullivan

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2.7 Global Downstream Market of AI Contact Center Solutions by Vertical Industry

In 2022, government sectors accounted for 8.0% of the total market share of the downstream market of AI contact center solutions, including government and public institutions. The share of the tourism industry has rapidly increased, accounting for 7.0%. E-commerce industry retail industry and finance industry accounted for 8.0%, 6.0%, and 27.0% of the total market share, respectively. Oil, petrochemical, marine, and industrial sectors accounted for 15.0% of the total downstream market share. Other sectors accounted for 29.0% of the total market share, including but not limited to education, healthcare, manufacturing, entertainment, culture, and automotive industries.

         Fig 6. Downstream Market of AI Contact Center Solutions, by Vertical Industry

Source: Frost & Sullivan

2.8 Market Driving Factors for AI Contact Center Solutions Industry

·	Higher Customer Expectations for Services

As customers have higher expectations for products and services, enterprises are paying more attention to contact center related services. AI contact center solutions can help the customer service department of a company better communicate with its clients by using AI to analyze the clients’ real-time emotions, automatically identify, categorize, and handle customer service inquiries, and giving optimal advice to the staff of the customer service department. In addition, AI contact center solutions can be seamlessly integrated with other key business information systems to achieve automated data exchange and processing, thereby improving efficiency and accuracy.

·	Improve Efficiency of Traditional Customer Service Work

Traditional customer service work is characterized by high intensity, repetitive tasks, time-consuming processes, andphysically demanding responsibilities. Customer service representatives need to deal with a large number of customer inquiries and issues, often having to repeat the same answers and actions. This work pattern easily leads to reduced efficiency and work fatigue among employees, resulting in a high employee turnover rate. As a result, companies incur extra costs in recruiting and training customer service representatives. To address these challenges, AI-powered contact center solutions offer cost reduction through streamlined and automated functions.

·	Personalized Service and Higher Speed of Response

Consumers hope to receive personalized and customized customer service experiences. On the other hand, the speed of response to customer inquiries directly affects customer satisfaction, retention rates, and conversion rates. As the Internet has become readily available to people, customers expect representatives to provide services and answers 24/7 and on a timely basis. Meeting consumer demands for personalized service and speed of response is crucial for a company’s competitiveness and brand image.

·	The COVID-19 Pandemic

During the COVID-19 pandemic, travel restrictions impeded people from traveling, shopping in physical stores, or working on-site. Consequently, online shopping, remote working, and flexible employment models surged in popularity. Remote customer service emerged as a vital avenue to fulfill customer needs and deliver services, thereby fueling heightened demand for advance contact center solution.

The convenience of remote working, online shopping, and remote services has become firmly established in the post-pandemic era, with many people choosing to continue these life patterns even after the pandemic is over. Many companies have recognized the advantages of remote working and online services, including cost reduction, efficiency improvement, employee satisfaction enhancement, and business flexibility improvement. Therefore, even after the pandemic is over, companies may continue these trends, leading to increasing demand for AI customer contact center solutions.

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2.9 The Development Trend of AI Contact Center Solutions Industry Market

·	AI Technology Evolvement

The development and breakthroughs of AI technology are the basis for improving the performance of contact center solutions products. Upgrades to AI technology will enhance the capabilities of intent recognition, emotional perception, and multi-round dialogue interaction for contact center solutions. AI contact center solutions vendors strengthen their technical capabilities in intent recognition, emotional perception, and knowledge graph (a technical approach to describing knowledge and modeling the associative relationships between information of a company using graphical models) through self-developed AI technology. These functions enable AI to understand customers accurately and carry multiple rounds of dialogues and interactions in diverse scenarios, which may enhance the competitive advantage of AI contact center solutions.

·	Data Asset Accumulation and Application

AI contact center solutions help collect massive amount of data through interactions with customers, which is transformed into core assets for enterprises. The data are then analyzed and used to identify customer needs. By integrating data from all channels and gaining insights into the market, businesses can improve their front-end operations, which provides monetization opportunities for businesses while they promote business development and drive revenue growth.

·	Continuously Increasing Penetration Rate

As AI technology continues to evolve, AI contact center solutions will continue to penetrate downstream business processes such as marketing, promotion, sales, and services. By combining AI contact center solutions with customer data analysis, businesses can predict customer demands and conduct targeted marketing. This provides customers with personalized service experiences and results in integrated marketing and service offerings. For example, in the e-commerce and retail industries, AI contact center solutions allow interactions with customers during pre-sales consultations, collect customer data and automatically recommend products that match their interests, thereby increasing the conversion rate of customers.

Furthermore, as AI technology continues to advance and accumulate, it may penetrate more business scenarios and empower businesses in various areas. For example, by combining voice interaction technology, knowledge graphs, and RPA (“Robotic Process Automation”) technology, businesses can create digital and virtual customer service representatives based on industry scenarios. This enables self-service consultation services, reduces customer wait times, and improves business efficiency.

Challenges and Obstacles in the AI Contact Center Solutions Industry

The AI contact center solutions industry faces some key challenges and obstacles, including the following:

Gaining domain knowledge or expertise in specific industries. Providers of AI solutions should not only have comprehensive professional experience in contact center operations but also knowledge in diverse business scenarios, such as credit card sales, housing mortgage sales, and medical care customer services. The full potential of AI is actualized when industry-specific experiences and insights are seamlessly integrated with AI technology. Consequently, industry players must consistently invest in acquiring and accumulating domain experience and expertise.

Data privacy and security. Contact centers, as they handle sensitive customer data on a daily basis, face heightened concerns with the introduction of AI technology. Safeguarding customer privacy and data security has become a paramount issue. Enterprises are required to allocate substantial resources to guarantee data security and privacy protection, potentially imposing limitations on the widespread application of AI solutions.

Customization. Every enterprise has its unique business requirements and face different customer service scenarios, which require AI solutions to be capable of delivering highly customized services. However, achieving high level of customization requires significant investment of resources and time, potentially increasing development costs and delaying development timeline, presenting substantial challenges for AI solution contact center solutions providers.

Technological Evolution. With the continuous advancement of technology, such as the emergence of large language model, AI solutions for enterprise contact centers also require constant updates to maintain their competitiveness and effectiveness. This necessitates enterprises to consistently invest resources in technological research and development.

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3. MARKET OVERVIEW OF AI CONTACT CENTER BUSINESS PROCESS OUTSOURCING (BPO) SOLUTIONS

3.1 Market Size of Global BPO Industry

The global BPO market witnessed steady growth from 2018 to 2022 and is expected to continue its upward trend in the future. Over the past five years, the size of the global BPO market increased from approximately $142.0 billion in 2018 to $190.8 billion in 2022, with a CAGR of 8.2%.

Starting from 2020, the demand for service resources increased due to the impact of the COVID-19 pandemic, leading to an increased burden on enterprise management and further driving the demand for business outsourcing services and industry development. It is projected that by 2023, the market size will further expand to $202.4 billion. By 2027, the market size is expected to reach $256.3 billion. This growth rate demonstrates the positive prospects of the BPO market.

Fig 7. The Global Market Size of BPO Industry Market

Source: Frost & Sullivan

3.2 Analysis of Singapore's Policies on AI Contact Center BPO Solutions

The rapid development of AI will profoundly change human society and the world, and more and more countries and organizations are vying to develop national-level plans to seize the strategic opportunities presented by AI. Singapore is committed to promoting the development of AI and contact center solutions industries, and has implemented a number of policies and plans to support businesses in these areas. In terms of AI, the Singaporean government actively promotes the development and application of AI technology. In its "Technology Blueprint" released in September 2017, Singapore listed AI as one of five key technology areas, aiming at supporting research and development in this field over the subsequent few years. Additionally, the Singaporean government has also established a series of funding programs such as the "AI and Data Analytics Industry Development Program" and "AI-driven Solution and Services Program" to encourage enterprises to develop and promote AI technology.

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The Singaporean government has also implemented a series of policies and plans to support and promote the development of the contact center solutions industry. For example, the Singaporean government has established a digital economy department and set up the "Digital Economy Innovation Fund" to encourage enterprises to adopt emerging technologies including contact integrated solutions. Furthermore, the Singaporean government has launched the "Digital Workplace Transformation Plan" to help small and medium-sized enterprises adopt contact center solution and other digital tools to improve productivity and competitiveness. Regarding business process outsourcing (BPO), the Singaporean government has also implemented a series of policies and plans to promote the transformation and upgrading of this field. For instance, the Singaporean government has established the Office of Service Industries Outsourcing and Services Center (“OSDMC”) to provide support for the commercial service outsourcing industry. Additionally, the Singaporean Ministry of Trade and Industry (“MTI”) and the Ministry of Communications and Information (“MCI”) have jointly launched the "Enterprise Transformation and Upgrading Program" to provide financing and consulting services to help enterprises adopt emerging technologies and improve productivity, which also drives the enterprises to adopt AI Contact Center BPO Solutions.

3.3 The Global AI Contact Center BPO Solutions Industry

In recent years, more and more companies have recognized the importance of professional customer service and the advantages of business process outsourcing that align with the trends of digital technology development and the rapid growth of the Internet. The market size of AI contact center BPO solutions industry has grown from $800 million in 2018 to $1.9 billion in 2022, with a CAGR of 23.2%. It is projected to reach $10.0 billion by 2027.

The North American market is the largest in size, steadily growing from $300 million in 2018 to $800 million in 2022. This is related to the level of economic development in the region as well as its relatively strong accumulation of digital technology. Since the American Artificial Intelligence Initiative1 was introduced in 2020, companies in various industries in North America have increased their investment in AI-related funding, maintaining their leading positions in the global market. The traditional BPO industry will gradually transform into AI-driven business process outsourcing, and contact centers will enter an era of combining AI-powered robots with humans.

With the development of AI contact center solutions, future intelligent customer service personnel will also become professionals with specialized skills in fields such as business, psychology, and communication.

Fig 8. The AI Contact Center BPO Solution Market Size (By Region)

Source: Frost & Sullivan

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1. The National Artificial Intelligence Initiative is a coordinated program across the entire Federal government to accelerate AI research and application in the US. It was established by the National AI Initiative Act of 2020, which became law on January 1, 2021. The program is led by the National Artificial Intelligence Initiative Office (NAIIO), which oversees the Federal government’s activities related to AI, including research, development, demonstration, and education and workforce development.

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3.4 The China AI Contact Center BPO Solutions Industry

The AI contact center solution BPO industry has been developing rapidly in China, driven by the country’s  economic growth, demand for lower labor costs, and enterprises’ focus on operational efficiency. In China, an increasing number of companies have utilized AI contact center BPO solutions.

From 2018 to 2022, the market size of the AI contact center BPO solutions industry in China steadily grew from USD75.9 million to USD231.5 million, with a CAGR of 22.3%. This marked an increasing popularity of AI contact center BPO solutions in China during this period. In the upcoming years, the market size of the AI contact center BPO solutions industry is expected to accelerate. The CAGR from 2023 to 2027 is expected to be 30.0%, and the market size of China’s AI contact center BPO solutions industry is projected to reach USD1,643.4 million by 2027, highlighting its growth potential in the coming years. This projected growth indicates that AI contact center BPO solutions have gained increasing recognition and popularity in China, driven by technological advancement and constantly changing service environments.

Fig 9. The China AI Contact Center BPO Solution Industry Market Size

Source: Frost & Sullivan

2.5 Global AI Contact Center BPO Solutions Market Driving Factors

The driving factors of the global AI contact center BPO solutions market mainly include the following:

·	Downstream customers requiring specialized knowledge and resources: AI contact center BPO solution providers enable companies to access more specialized knowledge and resources. These BPO companies typically possess extensive experience and skills in specific domains, and businesses can leverage their expertise and resources to achieve more efficient operations.

·	Downstream customers requiring cost reduction and increased efficiency: AI contact center BPO solutions can help companies lower operational costs. AI contact center BPO solution providers can often provide economies of scale as they serve multiple clients simultaneously. This allows companies to obtain high efficiency at a lower cost.

·	Downstream customers needing flexibility and scalability: AI contact center BPO solutions empower companies to quickly adjust and scale their operations as needed. When business requirements change, companies can rely on external AI contact center BPO solution providers to adapt and provide the required flexibility and scalability. This allows them to better adapt to rapid market changes and fluctuations in demand.

·	Downstream customers focusing on core business: AI contact center BPO solutions enable companies to concentrate on their core business. By outsourcing non-core business functions to BPO companies, businesses can allocate more resources and energy to enhance their core competencies, thus increasing their competitive advantage.

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2.6 Constraints on the Development of the Global AI Contact Center BPO Solution Market

When AI technology is applied in the field of remote communication, many AI contact center solutions providers still rely on third-party companies to provide data analyses and real-time response services due to technological constraints. For example, some AI contact center solutions providers have made progress in visualization services, but due to a lack of capabilities in collecting and analyzing data after phone conversations as well as instant response mechanisms, they need to rely on other AI contact center solutions providers to address these issues. These technical limitations also affect the development and applications of AI technology because the ability to process and analyze data is crucial for improving the performance and accuracy of AI. Therefore, it is necessary to continue to strengthen technical research and improve services to overcome technical limitations and improve the efficiency and practicality of AI.

2.7 The Global AI Contact Center BPO Solution Market Development Trend

·	AI contact center BPO solutions market is experiencing a growth trend: the demand for integrating AI technologies with customer contacts and business process outsourcing continues to increase among downstream enterprises.

·	Customer data integration capability is becoming increasingly important: data analysis and intelligent decision support help companies optimize operations and improve customer communication strategies, providing valuable insights and decision support for businesses.

·	Cross-channel integration capability becoming more important: AI integrates customer interactions from different channels, providing a consistent and personalized customer experience.

·	Voice and sentiment analysis capability is becoming more important: AI can accurately understand and interpret customers’ voice and emotional expressions.

·	Self-service and virtual assistants replace traditional human interactions: Through self-service and virtual assistant functions, customers can independently access information and solve problems.

4. THE GLOBAL COMPETITIVE LANDSCAPE OF AI CONTACT CENTER SOLUTIONS INDUSTRY

4.1 Ranking of Global AI Contact Center Solutions Providers

AI contact center solutions industry is relatively concentrated, with significant influence from large technology companies and famous start-ups in this field. In terms of revenue, the top five global AI contact center solutions providers accounted for 57.6% of the global market in 2022.

Fig 10. Ranking of Global Top 5 AI Contact Center Solutions Providers

Source: Frost & Sullivan

4.2 Ranking of AI Contact Center Solution Providers in China

In China, as AI contact center solutions industry is still developing on its early stage, companies involved in AI contact center solutions and services present a combination of large corporations and start-ups. In this way, the market is fragmented. In 2022, the top 3 AI contact center solutions providers only accounted for 14.5% of the market in China, while Helport held a market share of 5.2% and ranked first in China.

Fig 11. Ranking of China Top 3 AI Contact Center Solutions Providers

Source: Frost & Sullivan

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4.3 Analysis of Helport's Competitive Advantages

Helport is an artificial intelligence technology company based in Singapore. Helport’s products mainly serve various types of enterprise contact centers, including companies’ in-house contact centers and BPO contact centers engaged in business outsourcing. Helport provides contact centers with AI-based software systems, solutions, and integrated services to help call centers improve the efficiency and quality of customer communication, enhance customer satisfaction, and increase sales revenue.

Helport’s core advantages include:

·	AI technology & R&D capabilities.

·	Specialized knowledge base.

·	Proven business models and products.

·	Industry experience and customer network.

Helport’s technical advantages include:

Building an AI knowledge base on top of traditional knowledge repositories using AI capabilities, enabling real-time interactions, updates, and iterations with automatic learning capabilities. Through automatic speech recognition and natural language processing technologies, customer service conversations with representatives are transcribed into text in real-time, providing appropriate answers based on queries or objections. This enables customer service representatives to handle customer inquiries and objections calmly and effectively, thereby improving conversion rates.

Developing the “re-listening” tool that records the authentic voices of employees and plays predefined answers makes it sound more natural to customers and can reduce the mechanical feeling. .During playback, customers can pause at any time to receive human assistance and then continue, thereby reducing the workload for customer service representatives and improving conversion rates.

To tackle challenges such as incomplete sales processes, unclear communication with customers, and quality control issues caused by inexperienced or stressed customer service representatives, Helport’s sales script navigation technology helps standardize the sales process through best practices. By providing predefined sales scripts, it enhances the logic and clarity of communication with customers, leading to increased customer satisfaction and improved sales conversion rates.

Helport’s AI contact center solutions facilitate seamless operations for non-local offices, including work-from-home, remote, and mobile office setups. Irrespective of their geographical location, employees can utilize mobile devices such as smartphones, computers, and laptops to accomplish their work objectives. Managers can monitor the performance of each employee in real-time through the Helport AI Assist monitoring dashboard. If any violations occur or assistance is needed, the system will automatically provide alerts, greatly reducing the workload for managers, expanding the scope of management, and lowering management costs.

3.4 Entry Barriers for AI Contact center solution Industry

The combination of technology, funding, customer resources, domain experience, know-how, and scale collectively form a barrier to entry for the AI contact center solutions service industry, hindering new entrants from joining the industry.

·	Technology Barrier: Technology is the core of the AI contact center solutions industry, and technologies such as virtualization, distributed storage, large-scale data management, platform management, and information security directly determine the performance, efficiency, and user satisfaction of the final products and services. This sets up multiple barriers for industry entrants, including challenges such as retaining key technical personnel, high research and development costs, restrictions related to intellectual property and patents, demands for data privacy protection, complexities in supply chains and partnerships, the need for market standard recognition, and difficulties in technology integration.

·	Customer Resource Barrier: Due to the differentiation of products and services in the industry, once users form a cooperative relationship with a company, they often develop a certain degree of stickiness, and the established customer base can provide stable business income and opportunities for the company to continuously update its products and services. In addition, customer resources can help companies explore market demand, further promoting the healthy development of enterprises.

·	Industry knowledge/domain expertise barrier: AI solution providers for contact centers not only need profound professional experience in contact centers, but also specific business scenario experience (such as credit card sales, housing mortgage sales, and customer service for medical services). On this basis, they can form knowledge bases, algorithm models, and AI training tools. Only when these experiences and knowledge bases are combined with AI technology can the true power of AI be released. New entrants often lack industry experience, lack scenario know-how and domain knowledge bases, and still need years of learning accumulation, resource investment, and exploration and trial-and-error.

·	Capital Barrier: On the one hand, to launch products and services, industry brands require large capital expenditures for purchasing servers, establishing necessary infrastructure, etc., during the R&D phase. On the other hand, in order to expand market share, brands often lower the prices of products and services, which can lead to losses and affect the normal operation and capital operation of enterprises. Companies need strong financial support, which is a challenge for new entrants in the industry.

·	Scale Barrier: The AI contact center solutions industry has economies of scale. In addition, companies that achieve scale can use their own brand advantages and capital to further enhance product technical competitiveness, service customization, resource integration, and increase competition. Such scale barriers pose a challenge to new entrants.

3.5 Comparable Company Analysis

Helport competes in two different competitive landscapes: (1) competing against AI technology companies, and (2) competing against traditional software and system service providers.

The first competitive landscape is to compete against emerging AI technology companies, such as Cresta and Observe.AI. Such AI technology companies have strong AI research and technical teams, often including well-known AI experts, and thus are easily favored and invested by venture capital funds. AI technology companies penetrating contact center solutions typically lack business experience and professional know-how accumulated from the contact center industry, as well as experience and knowledge in the scenarios of the industries they intend to service, such as industries of commercial banking, insurance, telecommunications, utility, retail customer service, air travel and ticketing. Competitors coming from this competitive landscape would need time to learn industry experience and domain knowledge, to cultivate business teams and professional capabilities, and to establish gradually related knowledge base. Most competitors in this competitive landscape have to invest significant time and resources on refining, iterating, and testing their products and business models and nurturing customer relationship, accumulating, and developing client base.

In contrast, Helport’s founding team possesses extensive experience in managing large-scale contact centers, catering to a diverse range of clients across various industries, including banking, insurance, telecommunications, and e-commerce. Their accumulated expertise in contact center operations, alongside domain knowledge related to institutions like banks, insurance companies, and telecom operators, has been consolidated into a robust knowledge base. This integration of knowledge with AI enables the swift deployment and effective performance of Helport’s products.

The second competitive landscape is to compete against software and system service providers providing services to contact centers. The companies in this competitive landscape provide various hardware and software products, services, and system solutions related to contact center management and operations, including cloud-based contact center solutions. Competitors in the landscape often have longer experience in servicing contact centers, possess deeper contact center operational know-how, more comprehensive product lines, and stronger customer relationship networks. Competitors in this category may have specific know-how servicing customers in specific industries, such as commercial banking, insurance companies, telecom operators, utility companies, retail customer service, air travel and ticketing. However, companies in this category are in general weaker in AI technology.

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HELPORT’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of Helport Limited’s financial condition and results of operations in conjunction with the section entitled “Selected Historical Financial Data” and Helport Limited’s combined financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Helport Limited’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

We are a pioneering and leading AI technology company based in Singapore dedicated to serving enterprises’ customer contact centers with intelligent products, solutions, and a digital platform, aiming to enhance communication efficiency with customers, streamline processes, and ensure consistent operations and customer satisfaction. Our software, Helport AI Assist (“AI Assist”), provides tailored AI-powered guidance and oversight for contact center interactions and customer experience, with functions including Agent Assistant, Quality Assurance (“QA”) Assistant, Supervisor Assistant, and Knowledge Base Assistant. In addition to AI Assist, we also operate our Helphub Crowdsourcing Platform (“Helphub”), which is an AI integrated contact center business process outsourcing (BPO) platform that serves both companies providing and seeking BPO services. We also provided medical consulting services since commencement in 2020, and we started to provide AI service when we launched our key SaaS product, AI Assist, in April 2022, which has become our business focus ever since. For the fiscal years ended June 30, 2023 and 2022, we had revenue of $12.73 million and $2.67 million, respectively, and net income of $4.81 million and $0.82 million, respectively. Among our revenue sources, the revenue generated from AI services provided under AI Assist contributed 99.70% and 96.20% for the fiscal years ended June 30, 2023 and 2022, respectively; revenue generated from the medical consulting service contributed 0.30% and 3.80%, respectively.

We believe we have been able to distinguish ourselves in the AI integrated contact center business via our self-developed AI technologies, such as real-time communication assistance, real-time sales guidance, real-time quality assurance, knowledge base construction, knowledge base script generalization, real-time voice interaction, language simulation, and more. We utilize cloud computing infrastructure providers, AI technology service providers, and telecom operators to develop and operate our products. These infrastructure service providers offer Infrastructure as a Service (“IaaS”) and Platform as a Service (“PaaS”), upon which we build Software as a Service (“SaaS”) products such as AI Assist.

Quality is of utmost importance in the products and services we provided. We implement strict quality control in our R&D investment activities, and in our strategic collaboration with Tianjin Youfei Digital Technology Group Co., Ltd. (“Youfei Shuke”). Under the collaborative framework, Youfei Shuke provides operational support and maintenance in accordance with our business requirements to ensure the reliability and stability of software developed.

General Factors Affecting Our Results of Operations

The demand for our AI technology services serving enterprises’ customer contact centers is affected by various general factors, including (1) the macroeconomic conditions in China, our largest customer market, and the growth of the global AI technology markets; (2) customer acceptance and penetration rate of AI technologies application in various business scenarios; and (3) government policies and regulations on the development  and application of AI technologies, as well as user data privacy and security. Changes in any of these general industry conditions could affect our business and results of operations.

Specific Factors Affecting Our Results of Operations

In addition to the general factors aforementioned, our business and results of operations are also affected by specific factors, including the following major factors:

Our ability to retain existing customers and consolidate our leader position in the AI contact center industry

The direct customers of Helport are BPO firms such as Pengbosheng and Baojiang, not banks or insurance companies.Banking, insurance, and Internet are the main industries in which AI Assist operate. Presently, through our BPO customers, our products are deployed with enterprises across those diverse industries, such as banking and insurance. We plan to grow our business by initiating sales to existing end users directly when they increase the size of their existing contact centers or decide to establish new contact centers, making sales by way of word-of-mouth referrals from existing users, participating in bidding, industry forums and seminars, and developing strategic cooperation to leverage partner relationships and brand influence. This strategy will allow us to sustain our engagement with existing BPO customers and enterprise users, and at the same time will enable us to enter new markets and foster partnerships with enterprisefrom banking, insurance and Internet sectors.

Our ability to expand in the BPO market and grow our customer base

We intend to build strategic partnerships with leading BPO enterprises, which will help promote our crowdsourcing service platform, Helphub, and enhance our market position. When leading BPO enterprises start using Helphub, this could increase the awareness and reputation of our platform among their clients and influence smaller BPOs’ choices, which could increase our market share of the Chinese BPO market. Our overarching goal is to surpass 150,000 users on the Helphub platform within the next three years. To achieve these goals, we are negotiating partnership opportunities with BPO companies in China, and we intend to utilize the demonstrative effect of existing products and brand reputation among customers to expand our market share. We will also participate in industry conferences for marketing, including the BPO Summit in the U.S., the Cloud Expo in Singapore, and BPO industry conferences in China.

Our ability to differentiate in products and services offerings with competitive technology

Competition in the AI technology service industry is intense and rapidly evolving. We believe technological advances are shaping higher customer expectations for intelligent integrated solutions and solution response speed. Our ability to continuously improve and optimize user experience will be an important contributor to our future revenue growth. We plan to continue focusing our research and development efforts on enhancing the product functions of our AI contact center solutions, including real-time communication assistance, real-time sales guidance, intelligent monitoring of agent conversations, and optimal agent behavior profiling. Meanwhile, we will also collect and leverage industry expertise and scenario-specific knowhow to constantly empower our professional knowledge base. We expect increasing R&D investment activities in the future with an aim to enhance our technological competitive strengths, so as to differentiate in products and services offerings.

Our ability to control costs and expenses and enhance operational efficiency

Our results of operations have been, and will continue to be, affected by our ability to control costs and expenses and enhance our operational efficiency. Cost-effectiveness is the key to our operational management and profitability. General and administrative expenses have historically represented a large portion of our total costs and expenses, consisting primarily of professional services fees paid to third parties for listing preparations. Research and development expenses, along with selling expenses, are becoming important components of our costs. As our business grows, we aim to further improve our operational efficiency by developing technologies and infrastructure across different business functions. We expect to achieve greater operating leverage and increase the productivity of our personnel, which would allow us to acquire customers and suppliers more cost-effectively and achieve higher operational efficiency.

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Key Components of Results of Operations

Revenues

We generate revenues from (i) AI service and (ii) medical consulting service. For the years ended June 30, 2023 and 2022, our revenues were US$12,728,313 and US$2,667,914, respectively. Since the commencement of AI service in April, 2022, we are dedicated to offering enterprise customers services including system functional modules, efficiency management service, custom development service and operation outsourcing services in the form of our integrated AI service tools —— AI Assist. We also provide medical consulting service to customers occasionally, which contributes a trivial percentage in our total revenue.

Cost of revenues

Our cost of revenues primarily consists of (i) amortization of software; (ii) outsourced operation costs and (iii) server costs. For the years ended June 30, 2023 and 2022, our cost of revenues were US$4,882,792 and US$1,246,701, respectively.

Selling expenses

Our selling expenses primarily consist of staff cost, entertainment fees, travelling fees and etc. For the years ended June 30, 2023 and 2022, our selling expenses were US$50,830 and US$99,817, respectively. We expect our selling and marketing expenses will also continue to increase in absolute amount as we diversify, optimize and leverage our marketing channels to expand user community and explore more potential customers.

General and administrative expenses

Our general and administrative expenses primarily consist of withholding tax, professional service fees and other office fees. For the years ended June 30, 2023 and 2022, our selling expenses were US$1,625,887 and US$340,625, respectively. We expect that our general and administrative expenses will continue to increase in absolute amount in the foreseeable future as we further grow our existing business lines, and we will incur increased costs related to complying with our reporting obligations after we become a public company under U.S. securities laws. We also seek to optimize the cost structure of our company to control the relative level of general and administrative expenses as percentage of our revenues.

Research and development expenses

Our research and development (“R&D”) expenses primarily consist of technology service fees paid to external consultant. For the years ended June 30, 2023 and 2022, our selling expenses were US$375,410 and nil, respectively. We believe that our continued investment in research and development is critical to our growth and expect that our research and development expenses will continue to increase in absolute amount as we seek to upgrade our technologies to support our business growth.

Results of Operations

The following tables set forth a summary of our combined results of operations for the years ended June 30, 2023 and 2022, in absolute amount and as a percentage of our revenues. This information should be read together with our combined financial statements, related notes included elsewhere in this prospectus. The results of operations in any period are not necessarily indicative of the results that may be expected for any future period.

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	For the years ended June 30,				Variances
	2023		2022		Amount	Percentage
	US$	%	US$	%	US$	%

Revenues	12,728,313	100.00	2,667,914	100.00	10,060,399	377.09
Cost of revenues	(4,882,792)	(38.36)	(1,246,701)	(46.73)	(3,636,091)	291.66
Gross profit	7,845,521	61.64	1,421,213	53.27	6,424,308	452.03

Operating expenses:
Selling expenses	(50,830)	(0.40)	(99,817)	(3.74)	48,987	(49.08)
General and administrative expenses	(1,625,887)	(12.77)	(340,625)	(12.77)	(1,285,262)	377.32
Research and development expenses	(375,410)	(2.95)	-	-	(375,410)	N/A*
Total operating expenses	(2,052,127)	(16.12)	(440,442)	(16.51)	(1,611,685)	365.92
Operating income	5,793,394	45.52	980,771	36.76	4,812,623	490.70

Financial expenses, net	(7,936)	(0.06)	(5,894)	(0.22)	(2,042)	34.65
Loss before income tax expense	5,785,458	45.46	974,877	36.54	4,810,581	493.46
Income tax expense	(970,755)	(7.63)	(152,917)	(5.73)	(817,838)	534.82
Net income	4,814,703	37.83	821,960	30.81	3,992,743	485.76

*N/A represents non-applicable

Comparison of Years Ended June 30, 2023 and 2022

Revenues

Our revenues increased by approximately US$10.06 million, or 377.09%, from US$2.67 million for the year ended June 30, 2022 to US$12.73 million for the year ended June 30, 2023. The following table sets forth a breakdown of our revenues, each expressed in the absolute amount and as a percentage of our total revenues, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2022		Amount	Percentage
	US$	%	US$	%	US$	%
Revenues:
AI service	12,689,750	99.70	2,566,418	96.20	10,123,332	394.45
Medical consulting service	38,563	0.30	101,496	3.80	(62,933)	(62.01)
Total revenues	12,728,313	100.00	2,667,914	100.00	10,060,399	377.09

Revenues from AI service increased by approximately US$10.12 million, or 394.45%, from US$2.57 million for the year ended June 30, 2022 to US$12.69 million for the year ended June 30, 2023. The significant increase was primarily attributable to: (i) the commencement of AI service started in April, 2022, which only has three-month revenue contribution for the year ended June 30, 2022; (ii) the average monthly subscribed seats increased from 1,773 for the year ended June 30, 2022 to 2,192 for the year ended June 2023, which was driven by our efforts in continuous optimization and development in our service and platform, our capabilities to increase overall cost performance for customers in their business management process, and the growing demands in professional technology services market.

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Cost of revenues

Our cost of revenues increased by approximately US$3.64 million, or 291.66%, from US$1.25 million for the year ended June 30, 2022 to US$4.88 million for the year ended June 30, 2023. The following table sets forth a breakdown of our cost of revenues by revenue streams, expressed as an absolute amount and as a percentage of the total cost of revenues, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2022		Amount	Percentage
	US$	%	US$	%	US$	%
Cost of revenues:
AI service	4,881,250	99.97	1,194,146	95.78	3,687,104	308.76
Medical consulting service	1,542	0.03	52,555	4.22	(51,013)	(97.07)
Total cost of revenues	4,882,792	100.00	1,246,701	100.00	3,636,091	291.66

Cost of revenues related to AI service increased by approximately US$3.69 million, or 308.76%, from US$1.19 million for the year ended June 30, 2022 to US$4.88 million for the year ended June 30, 2023. The growth rate of cost of revenue is proportionally lower than that of revenue, primarily because we had relatively high percentage of fixed costs in our cost structure for the year ended June 30, 2022, which would present increased marginal revenue as revenue growth is mainly driven by the number of subscription accounts.

Cost of revenues related to medical consulting service decreased by US$51,013, or 97.07%, from US$52,555 for the year ended June 30, 2022 to US$1,542 for the year ended June 30, 2023. The decrease was generally in line with our revenue decrease in medical consulting service due to strategy focus.

Gross profit and margin

The following table sets forth a breakdown of our gross loss, margin by revenue streams, expressed as an absolute amount and as a percentage of the total gross loss for the periods indicated.

	For the years ended June 30,
	2023			2022
	US$	Margin	%	US$	Margin	%
Gross profit and margin:
AI service	7,808,500	61.53	99.53	1,372,272	53.47	96.56
Medical consulting service	37,021	96.00	0.47	48,941	48.22	3.44
Total	7,845,521	61.64	100.00	1,421,213	53.27	100.00

As a result of the foregoing, we recorded a gross profit of US$7.85 million and US$1.42 million for the year ended June 30, 2023 and 2022, respectively, representing gross profit margin 61.64% and 53.27% for each corresponding periods, which indicates that as our sales increased, we were also able to optimize cost structure and achieve economic scale effect in the improvement of our gross profit margin performance.

Operating expenses

Our operating expenses increased from US$0.44 million for the year ended June 30, 2022 to US$2.05 million for the year ended June 30, 2023, representing a period-on-period increase of 365.65%, primarily due to the following:

Selling expenses

The following table sets forth a breakdown of our selling expenses by categories, expressed as an absolute amount and as a percentage of the total selling and marketing expenses, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2022		Amount	Percentage
	US$	%	US$	%	US$	%
Selling expenses:
Payroll expense	50,830	100.00	-	-	50,830	N/A*
Marketing expense	-	-	99,817	100.00	(99,817)	(100.00)
Total selling expenses	50,830	100.00	99,817	100.00	(48,987)	(49.08)

*N/A represents non-applicable

Our selling and marketing expenses decreased by 49.08% from US$99,817 for the year ended June 30, 2022 to US$50,830 for the year ended June 30, 2023. Marketing expense incurred during the year ended June 30, 2022 was payment to third-party providers for promotion activities on internet platforms for medical consulting service. Since the commencement of AI service, we incurred US$50,830 payroll expenses in employing marketing personnel for maintaining customer relationship and expanding potential customer base, during the year ended June 30, 2023. The decrease in selling expense reflected the change in our marketing strategy responding to different business lines.

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General and administrative expenses

The following table sets forth a breakdown of our general and administrative expenses by categories, expressed as an absolute amount and as a percentage of the total general and administrative expenses, for the periods indicated.

	For the years ended June 30,				Variances
	2023		2022		Amount	Percentage
	US$	%	US$	%	US$	%
General and administrative expenses:
Withholding tax	1,268,975	78.05	256,642	75.34	1,012,333	394.45
Professional service fees	241,887	14.88	51,841	15.22	190,046	366.59
Other office fees	115,025	7.07	32,142	9.44	82,883	257.87
Total general and administrative expenses	1,625,887	100.00	340,625	100.00	1,285,262	377.32

Our general and administrative expenses increased by 377.32% from US$0.34 million for the year ended June 30, 2022 to US$1.63 million for the year ended June 30, 2023, which was primarily attributable to: (i) an increase of US$1.01 million in withholding tax incurred from our AI service provided to customers in the PRC subject to a 10% withholding tax rate, our oversea revenue from AI service, which started in April, 2022, significantly increased from $2.57 million for the year ended June 30, 2022 to $12.69 million for the year ended June 30, 2023, primarily driven by the increase in average monthly subscribed seats per customer, and the average monthly revenue earned each oversea customer increased from $0.21 million to $0.23 million; and (ii) an increase of US$0.19 million in professional service fees such as advisory fees and legal fees for listing.

Research and development expenses

Our research and development expenses were US$0.38 million and nil for the years ended June 30, 2023 and 2022, respectively. Research and development expenses incurred during the year ended June 30, 2023 were all service fees paid to external experts for technology consulting in order to further improve our system development and platform optimization.

Financial expenses, net

We recorded US$7,936 and US$5,894 in financial expenses, net for the years ended June 30, 2023 and 2022, respectively.

Income tax expense

As a result of our operating income position for the years ended June 30, 2023 and 2022, we incurred income tax expense of US$0.97 million and US$0.15 million for the years ended June 30, 2023 and 2022, respectively.

Net income

As a result of the foregoing, our net income increased by US$3.99 million, or 485.76%, from US$0.82 million for the year ended June 30, 2022 to US$4.81 million for the year ended June 30, 2023.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating and capital expenditure commitments. To date, we have financed our working capital requirements mainly from cash flow from operations and third-party borrowings.

We had cash balance of US$142,401 as of June 30, 2023. Our positive working capital was approximately US$1.60 million as of June 30, 2023. We usually grant our customers a credit term between 180 days and 365 days in the payment arrangement. Our days sales outstanding (“DSO”) was 244 days and 169 days for the years ended June 30, 2023 and 2022, respectively. The increase in DSO during fiscal year 2023 was primarily due to the accumulation of aging due balance, because we choose to grant a relatively longer credit term in order to retain and attract customer base in the start-up stage of our AI service. $8,116,654 accounts receivable were collected in September 2023, which aged between 181 days and 426 days. In other words, as of September 2023, we have collected all the outstanding accounts receivable over 365 days.

We believe that our current available cash and forecasted net cash flows will be sufficient to meet our working capital requirements and capital expenditures in the ordinary course of business for a period of at least twelve months from the date of this prospectus. We intend to finance our future working capital requirements and from cash generated from operating activities, funds raised from financing activities if necessary.

Our future capital requirements depend on many factors including our growth rate, the continuing market acceptance of our offerings, the timing and extent of spending in research and development our efforts to strengthen our services abilities, the expansion of sales and marketing activities, and the expansion and penetration of our business into different geographies and markets. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. Our obligation to bear credit risk for certain financing transactions we facilitate may also strain our operating cash flow.

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The following table sets forth a summary of our cash flows for the periods presented:

	For the years ended June 30,		Variances
	2023	2022	Amount	Percentage
	US$	US$	US$	%
Net cash used in operating activities	(454,121)	(83,780)	(370,341)	442.04
Net cash provided by financing activities	590,502	81,923	508,579	620.80
Effects of exchange rate changes on cash	(2,380)	-	(2,380)	N/A*
Net increase/(decrease) in cash	134,001	(1,857)	135,858	(7,315.99)
Cash at the beginning of the year	8,400	10,257	(1,857)	(18.10)
Cash at the end of the year	142,401	8,400	134,001	1,595.25

*N/A represents non-applicable

Operating activities

For the year ended June 30, 2023, our net cash used in operating activities was US$0.45 million, which was primarily attributable to net income of US$4.82 million, as adjusted for (1) non-cash item including amortization of intangible assets of US$2.33 million, (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of US$12.08 million in accounts receivable mainly due to the increased aging balance which was later collected in September, 2023; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$2.55 million in accounts payable for software development and outsourced operation service fees due to the fast revenue growth in AI service; an increase of US$0.95 million in accrued expenses and other payables mainly due to the increase of other tax payable and professional service fees as a result of business development; an increase of US$0.97 million in income tax payable; and US$0.01 million in amounts due to related parties.

For the year ended June 30, 2022, our net cash used in operating activities was US$0.08 million, which was primarily attributable to net income of US$0.82 million, as adjusted for (1) non-cash item including amortization of intangible assets of US$0.58 million, (2) changes in working capital that negatively affected the cash flow from operating activities, primarily including an increase of US$2.46 million in accounts receivable due to the collaboration with a few major customers since the commencement of AI service; partially offset by (3) changes in working capital that positively affected the cash flow from operating activities, primarily including an increase of US$0.61 million in accounts payable for software development and outsourced operation service fees; an increase of US$0.19 million in accrued expenses and other payables mainly due to the increase of other tax payable and professional service fees as a result of business development; an increase of US$0.15 million in income tax payable; and US$0.02 million in amounts due to related parties.

Financing activities

For the year ended June 30, 2023, our net cash provided by activities was US$0.59 million, which was primarily attributable to loan from related parties of US$0.57 million and loan from a third party of US$0.07 million, offset by repayment of loan from related parties of US$0.05 million.

For the year ended June 30, 2022, our net cash provided by activities was US$0.08 million, which was primarily attributable to loan from related parties of US$0.20 million, offset by repayment of loan from related parties of US$0.11 million.

Contingencies

From time to time, we may become involved in litigation relating to claims arising in the ordinary course of the business. There are no claims or actions pending or threatened against us that, if adversely determined, would in our judgment have a material adverse effect on us.

Capital Expenditures

We did not incur any capital expenditures for the years ended June 30, 2023 and 2022, since we’ve been given credit period for the purchase of intangible assets. We settled the payment to Youfei Shuke for the acquisition of intangible assets in September, 2023. We expect our capital expenditures will increase in the foreseeable future as we expand our business, and that our level of capital expenditures will be significantly affected by user demand for our products and services. The fact that we have a limited operating history means we have limited historical data on the demand for our products and services. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. To the extent the proceeds of securities we have issued and cash flows from our business activities are insufficient to fund future capital requirements, we may need to seek equity or debt financing. We will continue to make capital expenditures to support the expected growth of our business.

Contractual obligation

The following table sets forth our contractual obligations as of June 30, 2023:

	Payment due to schedule
	Less than 1 year		Total
Short-term office rental fees	US$	33,676	US$	33,676

Other than those shown above, we did not have any significant capital and other commitments, long-term obligations or guarantees as of June 30, 2023.

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Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us, or engages in leasing, hedging or product development services with us.

Holding Company Structure

Pubco will become our holding company upon the completion of the Business Combination. Pubco has no material operations of its own. We conduct a substantial majority of our operations through our operating subsidiary in Singapore. As a result, after the completion of the Business Combination, Pubco’s ability to pay dividends depends largely upon dividends paid by our Singapore subsidiary. If our existing Singapore subsidiary or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us.

Emerging Growth Company Status

As defined in Section 102(b)(1) of the JOBS Act, PubCo is as an emerging growth company (“EGC”). As such, Pubco will be eligible for and intends to rely on certain exemptions and reduced reporting requirements provided by the JOBS Act, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements.

Pubco will remain an EGC until the earliest of (1) the last day of its fiscal year during which it has total annual gross revenues of at least US$1.235 billion; (2) the last day of its fiscal year following the fifth anniversary of the closing of the Business Combination; (3) the date on which Pubco has, during the previous three-year period, issued more than US$1.0 billion in non-convertible debt; or (4) the date on which Pubco is deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if Pubco has been a public company for at least 12 months and the market value of its ordinary shares that are held by non-affiliates exceeds US$700 million as of the last business day of its most recently completed second fiscal quarter.

Foreign Private Issuer Status

Pubco will qualify as a “foreign private issuer” as defined under SEC rules. Even after Pubco no longer qualifies as an emerging growth company, as long as Pubco continues to qualify as a foreign private issuer under SEC rules, Pubco is exempt from certain SEC rules that are applicable to U.S. domestic public companies, including:

·	the rules requiring domestic filers to issue financial statements prepared under U.S. GAAP;
·	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
·	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;
·	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events; and
·	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Notwithstanding these exemptions, Pubco will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

Pubco may take advantage of these exemptions until such time as Pubco is no longer a foreign private issuer. Pubco would cease to be a foreign private issuer at such time as more than 50% of its outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (1) the majority of its executive officers or directors are U.S. citizens or residents, (2) more than 50% of its assets are located in the United States or (3) its business is administered principally in the United States.

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Both foreign private issuers and emerging growth companies also are exempt from certain more stringent executive compensation disclosure rules. Thus, even if Pubco no longer qualifies as an emerging growth company, but remains a foreign private issuer, Pubco will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

In addition, because Pubco qualifies as a foreign private issuer under SEC rules, Pubco is permitted to follow the corporate governance practices of Cayman Islands (the jurisdiction in which Pubco is organized) in lieu of certain Nasdaq corporate governance requirements that would otherwise be applicable to Pubco. For example, under Cayman securities laws, Pubco is not required to have a board of directors comprised of a majority of directors meeting the independence standards described in Nasdaq Listing Rules. In addition, under Cayman securities laws, Pubco is not required to have a compensation committee or a nominations committee that is comprised solely of independent directors.

If at any time Pubco ceases to be a foreign private issuer, Pubco will take all action necessary to comply with the SEC and Nasdaq Listing Rules.

Internal Control of Financial Reporting

Prior to the consummation of the Business Combination, we are not required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and we are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In connection with the audit of our combined financial statements as of June 30, 2023 and for the year then ended, our management and our independent registered public accounting firm identified deficiencies that represented material weaknesses in our internal control over financial reporting. The material weaknesses identified relate to:

(1)

Insufficient accounting and financial reporting personnel with appropriate knowledge, skills, and experience in the application of U.S. GAAP and SEC regulations, as well as insufficient formal accounting policies and procedures manual, to ensure complete and accurate financial reporting in accordance with U.S. GAAP and SEC reporting requirements.

(2)	Insufficient internal audit function to establish formal risk assessment process and internal control framework.

To remedy our identified material weaknesses subsequent to June 30, 2023, we have started adopting measures to improve our internal control over financial reporting, including, among others:

(1)

We are in the process of recruiting staff with knowledge of U.S. GAAP and SEC regulations in our finance and accounting department. We have also supplemented and enhanced internal training and development programs for accounting and financial reporting personnel. Additionally, when entering into complex transactions, we will utilize third-party professional consultant for accounting services as additional resources.

(2)

We have implemented, and plans to continue to develop, a full set of U.S. GAAP accounting policies and financial reporting procedures as well as related internal control policies, including implementing a comprehensive accounting manual to guide the day-to-day accounting operation and reporting work.

However, we cannot assure you that we will remediate our material weaknesses in a timely manner. See “Risk Factors— If Helport or Pubco fails to implement and maintain an effective system of internal controls or remediate the material weaknesses in its internal control over financial reporting that have been identified, Pubco may be unable to accurately report its results of operations, meet its reporting obligations, or prevent fraud, and investor confidence and the market price of Pubco Ordinary Shares may be materially and adversely affected.”

As a company with less than US$1.235 billion in revenue for its last fiscal year, Pubco will qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

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Recently Adopted or Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note2 (t) to our combined financial statements as of and for the fiscal years ended June 30, 2023 and 2022 included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies, Judgments and Estimates

We prepare our combined financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates and assumptions on our own historical data and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates and assumptions on an ongoing basis.

Our expectations regarding the future are based on available information and assumptions that we believe to be reasonable and accurate, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The critical accounting policies, judgments and estimates that we believe to have the most significant impact on our combined financial statements are described below, which should be read in conjunction with our combined financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider:

●	our selection of critical accounting policies;

●	the judgments and other uncertainties affecting the application of such policies;

●	the sensitivity of reported results to changes in conditions and assumptions.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. We consider our critical accounting estimates mainly include estimated useful lives of intangible assets and impairment of long-lived assets.

Revenue recognition

We adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach.

We recognize revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

These criteria as they relate to each of the following major revenue generating activities are described below.

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AI services

We sign System Information Technology Service Agreement with the customers, to provide a series of services including system functional modules, efficiency management services, custom development services and operation outsourcing services in the form of integrated AI service tools —— AI Assist. We identify one performance obligation in the licensed usage of AI Assist because a series of services are delivered through the ultimate integrated functions within AI Assist, and cannot be distinct from each other. The service consideration is reconciled and settled on a monthly basis, which is calculated based on the monthly average subscribed seats. Since the customers simultaneously receive and consume the benefits through the usage of AI Assist as we maintain technical support and ensure the normal function of AI Assist, revenues are recognized ratably over the contract term.

Certain contracts with promises of additional customization or request may include multiple performance obligations when the promises are separately identifiable with one another and are indicated with standalone selling price. For such arrangements, we allocate the transaction price to each performance obligation based on its relative standalone selling price. We generally determine the standalone selling prices based on the prices charged to customers. Revenues from such additional customization or request are recognized at a point in time when the service deliverables are completed and achieve the requirements of the customers.

Medical consulting service

We also provide medical consulting services to customers. We identify one performance obligation in each request order and recognizes revenues as the service fee stated in the revenue statement over the service period.

Principal versus agent considerations

We sign contract with a third-party service provider for outsourced operation, in which the third-party service provider is obliged to conduct certain technical supporting activities including IT environment maintenance, software module optimization, industrial database update, servers setting and etc. We have evaluated the terms with the third-party service provider and considers itself a principal and recognizes revenue on a gross basis in AI services as it controls the services through the following key considerations:

·	We own our brand and intellectual property, directs the third-party service provider to conduct a series of outsourced operation activities on its behalf, and reserves the right to accept or reject any customer contracts without involvement of the third-party service provider. We assume primary responsibility for controlling the quality of AI service deliverables.

·	We have discretion in setting up the price. The third-party service provider is only entitled to the fixed outsourced operation fees settled monthly for their performance obligation and do not participate in profit share for the revenues from AI services.

Estimated useful lives of intangible assets and impairment of long-lived assets

Intangible assets with finite useful lives are carried at cost less accumulated amortization and any recorded impairment. Estimated useful lives by intangible asset classes are as follows:

Category	Estimated useful lives
Software	3 years

We estimated the useful lives of software to be 3 years in consideration of comparative industry data and technology iteration factor.

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives may have changed.

We for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We measure the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires us to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts.

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Taxation

British Virgin Islands (“BVI”)

Helport Limited is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Helport Limited is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

Singapore

The Company’s subsidiary incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first $7,395 (SGD10,000) taxable income and 50% of the next $140,501 (SGD190,000) taxable income are exempted from income tax.

Quantitative and Qualitative Disclosures about Market Risks

Interest rate risk

We are exposed to interest rate risk on our interest-bearing assets and liabilities. As part of our asset and liability risk management, we review and take appropriate steps to manage our interest rate exposures on our interest-bearing assets and liabilities. We have not been exposed to material risks due to changes in market interest rates, and not used any derivative financial instruments to manage the interest risk exposure during the years ended June 30, 2022 and 2023.

Inflation risk

Inflationary factors, such as increases in personnel and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the revenues do not increase with such increased costs.

Credit risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Singapore economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity risk

We are also exposed to liquidity risk, which is risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign exchange risk

Our functional currency and reporting currency is both USD. We are exposed to foreign exchange risk in respect of our operating activities when purchase of services in Singapore or other areas is using transaction currency other than USD. Our exposure to foreign exchange risk will increase as provision of our services expanded to other markets, such as Southeast Asia, which are denominated in foreign currencies, contribute a greater share of our revenue.

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MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

At the effective time of the business combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of Pubco will be as follows. Upon completion of the Business Combination, our executive officers will be full-time employees.

Information about Officers, Directors and Nominees

Name	Age	Position
Executive Officers
Guanghai Li	56	Chief Executive Officer
Tao Ke	52	Chief Financial Officer
Non-Executive Directors

Executive Officers

Mr. Guanghai Li. Upon consummation of the Business Combination, Mr. Li will serve as the Chief Executive Officer of Pubco. Mr. Li has served as the Chief Executive Officer of Helport since September 2023. Mr. Li has also served as the Chief Strategy Officer of ENN Natural Gas Ltd. from September 2021 to August 2023, where he was responsible for the developing and overseeing of the company’s strategic direction and ensuring its alignment with the company’s long-term goals. From September 2020 to August 2021, Mr. Li served as the Chief Strategy Officer of ENN Group, the principal business of which was the development of hardware, software and applications. From July 2012 to August 2020, Mr. Li served as the Managing Director of Accenture plc, where he was responsible for driving client engagements and building sustainable client relationships, as well as leading project teams to deliver high-quality consulting services. Mr. Li received his dual-major bachelor’s degree in Economics and Thermal Engineering in 1991 and his master’s degree in Thermal Engineering in 1994, both from Tsinghua University. In 2000, Mr. Li received his master’s degree in Technology and Policy from the Massachusetts Institute of Technology.

Mr. Tao Ke. Upon consummation of the Business Combination, Mr. Ke will serve as the Chief Financial Officer of Pubco. Mr. Ke has served as the Chief Financial Officer of Helport since January 2024. Mr. Li has also served as the Managing Director of Strategy of Accenture plc from May 2017 to March 2023, where he architected business strategy for various technology, software and internet platforms, including designing and co-leading a $1 billion cross-selling program at a cloud platform and architecting a 10-year, multi-billion-dollar-per-year research and development strategy and technology roadmap for a high-tech company. From June 2013 to May 2016, Mr. Ke  was the founder and Chief Executive Officer of iKidsTV.com, where he oversaw the launching of an educational application for children. From November 2012 to May 2013, Mr. Ke served as the Global Vice President and Head of Strategy of Greater China at the Walt Disney Company, where he led the company’s strategical development with regard to consumer licensing, TV, movie, and Disney English, and coordinated the opening of the Shanghai Disneyland Park. From June 2007 to October 2012, Mr. Ke served as Principal at Booz & Company, where he led the development of strategy for various businesses and financial institutes. From June 2002 to May 2007, Mr. Ke served in several roles at Bain & Company, including as Senior Manager, where he developed the China business strategy for global businesses. From January 1999 to December 2001, Mr. Ke served as Associate and Engagement Manager at McKinsey & Company, where he led strategy development for businesses in various sectors, including finance and energy. Mr. Ke received his bachelor’s degree in Chemistry in 1993 from the University of Science and Technology and his Ph.D. degree in Computational and Biological Chemistry in 1998 from the Massachusetts Institute of Technology.

Non-Executive Directors

Family Relationships

There are no family relationships between any of Pubco’s executive officers and directors or director nominees.

Helport’s Executive Compensation

None of Helport’s directors or executive officers has received any compensation for services rendered to date. Further, no cash compensation has accrued to Helport’s director and executive officers who were employed by Helport to date.

Director and Officer Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. The initial determinations with respect to director and executive compensation after the Business Combination have been determined by the compensation committee of the Pubco Board, please see section “Executive Compensation”.

Foreign Private Issuer

After the consummation of the Business Combination, Pubco will be considered a “foreign private issuer” under the securities laws of the U.S. and the rules of Nasdaq. Under the applicable securities laws of the U.S., “foreign private issuers” are subject to different disclosure requirements than U.S. domiciled issuers. Under Nasdaq’s rules, a “foreign private issuer” is subject to less stringent corporate governance and compliance requirements and subject to certain exceptions, Nasdaq permits a “foreign private issuer” to follow its home country’s practice in lieu of the listing requirements of Nasdaq. For example, Pubco is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. Pubco may elect to follow its home country’s corporate governance practices as long as its remains a foreign private issuer. As a result, Pubco’ shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

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Pubco intends to take all actions necessary for it to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the Nasdaq corporate governance rules and listing standards.

Because Pubco is a foreign private issuer, its directors and senior management are not subject to short-swing profit and insider trading reporting obligations under Section 16 of the Exchange Act. They will, however, be subject to the obligations to report changes in share ownership under Section 13 of the Exchange Act and related SEC rules.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of such exchange, as applicable to foreign private issuers, in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of Pubco’s board of directors will be five directors, [three of whom] will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that [  ] will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Risk Oversight

The Pubco Board is responsible for overseeing Pubco’s risk management process. The Pubco Board will focus on Pubco’s general risk management strategy, the most significant risks facing Pubco, and oversight of the implementation of risk mitigation strategies by the management of Pubco. Pubco’s audit committee will also be responsible for discussing Pubco’s policies with respect to risk assessment and risk management.

The Pubco Board appreciates the evolving nature of its business and industry and will be actively involved with monitoring new threats and risks as they emerge.

Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, nominating committee and compensation committee. The Pubco Board will adopt a charter for each of these committees. Pubco intends to comply with future Nasdaq requirements to the extent they will be applicable to Pubco.

Audit Committee

Upon the Closing, Pubco’s audit committee will be composed of [  ], with [  ] serving as chairperson. Pubco’s Board has determined that all such directors meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. In arriving at this determination, the Pubco Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

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Nomination Committee

Upon the Closing, Pubco’s nomination committee will be composed of [  ], with [  ] with serving as chairperson. The nomination committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, Pubco’s compensation committee will be composed of [  ], with [  ] serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Pubco Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer Pubco’s equity-based and incentive compensation plans and make recommendations to the Pubco Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Code of Ethics

Pubco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at Helport AI Limited, 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989 , attention Mr. Cong Shi, Director, for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of Pubco. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

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DIRECTOR AND OFFICER COMPENSATION

Helport Executive Officer and Director Compensation

None of our directors or officers has received any compensation for services rendered to date. No compensation of any kind, including finder’s and consulting fees, will be paid to Helport’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Since its formation, Helport has not granted share options and other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

After the Business Combination, members of Helport’s management team who remain with Pubco may be paid consulting, management or other fees with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will be up to the directors of Pubco to determine director and executive officer compensation.

The compensation of our directors requires the approval of our compensation committee and the subsequent approval of the board of directors.

Tristar Executive Officer and Director Compensation

No compensation will be paid to Tristar’s Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of Tristar’s initial business combination. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on Tristar’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Tristar’s independent directors review on a quarterly basis all payments that are made to Tristar’s Sponsor, officers, directors, or its affiliates.

After the completion of Tristar’s initial business combination, such as the Transactions, members of Tristar’s management team who remain with Pubco, may be paid consulting, management or other fees from Pubco. Any compensation to be paid to Tristar’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on Tristar Board.

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Tristar does not intend to take any action to ensure that members of our management team maintain their positions with Pubco after the consummation of our initial business combination, although it is possible that some or all of Tristar’s officers and directors may negotiate employment or consulting arrangements to remain with Pubco after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions may influence the motivation of Tristar’s management in identifying or selecting a target business but we do not believe that the ability of Tristar’s management to remain with Pubco after the consummation of Tristar’s initial business combination will be a determining factor in its decision to proceed with the Business Combination. Tristar is not a party to any agreements with its officers and directors that provide for benefits upon termination of employment.

Director and Officer Compensation Following the Business Combination

Following the Closing, Pubco intends to develop a compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. Specific determinations with respect to compensation of directors and officers after the Business Combination have not yet been made.

____________

Employment Agreements with Executive Officers

Pubco intends to enter into written employment agreements with certain of its executive officers, which will include [  ].

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) Tristar, as of February 7, 2024, prior to the Business Combination, and (ii) Pubco, immediately following the completion of the Business Combination, assuming that no Tristar Ordinary Shares are redeemed (“no additional redemptions”) and, alternatively, that 9,836,208 Tristar Ordinary Shares are redeemed in connection with the Business Combination (“maximum redemptions”):

·	each person known by Tristar to be the beneficial owner of more than 5% of outstanding Tristar Ordinary Shares or Tristar Ordinary Shares on such dates;

·	each current executive officer of Tristar and each member of Tristar’s board of directors, and all executive officers and directors of Tristar as a group;

·	each person who will become an executive officer or director of Pubco upon consummation of the Transactions and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Beneficial ownership of Tristar Ordinary Shares pre-Business Combination is based on 16,358,802 Tristar Ordinary Shares issued and outstanding as of February 7, 2024.

The expected beneficial ownership of Pubco Ordinary Shares immediately following completion of the Business Combination assumes two scenarios:

·	Assuming No Additional Redemptions: This presentation assumes that no Public Shareholders of Tristar exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

·

Assuming Maximum Redemptions:

This presentation assumes that Tristar public shareholders holding

9,836,208

shares of Tristar Class A Ordinary Shares will exercise their redemption rights for

$107.12

million at a maximum redemption level of

93%

upon consummation of the Business Combination at a redemption price of approximately

$10.86

per share). The maximum redemptions amount reflects the maximum number of the Tristar’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

Both scenarios assume that there will be an aggregate of 16,358,802 Tristar Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for Pubco Ordinary Shares upon completion of the Business Combination.

Both scenarios assume that, at the Closing, 30,265,087 Pubco Ordinary Shares will be issued to the Helport shareholders as Merger Consideration.

The beneficial ownership information below: (i) excludes the shares underlying the Public Warrants and the Private Warrants; (ii) excludes the Pubco Ordinary Shares expected to be reserved for issuance or grant pursuant to the Incentive Plan; and (iii) assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of ☑, 2024 of each of Tristar, Helport and Pubco are the same as the number of such securities outstanding and convertible or exercisable upon consummation of the Business Combination. Based on the foregoing assumptions, we estimate that there would be 46,623,889 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the business combination in the “no additional redemptions” scenario, and 36,787,681 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the business combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Additional Redemption” and “Assuming Maximum Redemptions” in the table that follows will be different.

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Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Tristar Ordinary Shares or Pubco Ordinary Shares owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of Tristar

	Class A Ordinary Shares		Class B Ordinary Shares(2)
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class	Approximate Percentage of Outstanding Ordinary Shares
Navy Sail International Limited(3)	-	-	715,125	12.4%	4.4%
Chunyi (Charlie) Hao(3)(4)	-	-	2,907,500	50.6%	17.8%
Michael H. Liu (5)	-	-	-	-	-
Xiaoma (Sherman) Lu (5)	-	-	-	-	-
Ri (Richard) Yuan(5) Xinyue (Jasmine) Geffner (5)	-	-	-	-	-
Stephen Markscheid (5)	-	-	-	-	-
Wang Chiu (Tommy) Wong (5)	-	-	-	-	-

All directors and executive officers as a group (5 individuals)	-	-	2,907,500	50.6%	17.8%

Other 5% Shareholders
Tristar Holdings I LLC(6)	-	-	872,658	15.2%	5.3%
Cable One, Inc. (7)(8)	1,980,000	-	-	-	-
Cantor Fitzgerald, L.P. (7)(9)	1,322,962	-	-	-	-
Entities affiliated with Millennium Group Management LLC(7)(10)	1,353,668	-	-	-	-
Entities affiliated with LMR Partners LLP(7)(11)	1,950,000	-	-	-	-
Magnetar Financial LLC(7)(12)	1,832,800	-	-	-	-
Polar Asset Management Partners Inc. (7)(13)	1,851,391	-	-	-	-
Radcliffe SPAC Master Fund, L.P. (7)(14)	1,241,523	-	-	-	-
Spring Creek Capital, LLC(7)(15)	1,850,000	-	-	-	-

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Tristar Acquisition I Corp., 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803.
(2)

Class B ordinary shares are convertible into Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained therein. Class B ordinary shares otherwise have the same rights as Class A ordinary shares, except that prior to our initial business combination, only Class B ordinary shares have the right to vote in the election of directors.

(3)

The shares reported in this row are held of record by the Sponsor, Navy Sail International Limited, a British Virgin Islands company. Chunyi (Charlie) Hao, our Chief Executive Officer and director, is the sole shareholder and director of the Sponsor, and as such, has voting and investment discretion with respect to the shares held of record by the Sponsor and may be deemed to have beneficial ownership of such shares. Mr. Hao disclaims beneficial ownership of the securities held by the Sponsor other than to the extent of his direct or indirect pecuniary interest in such securities.

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(4)	The shares beneficially owned include: (i) 715,125 Class B ordinary shares held by the Sponsor; and (ii) 2,192,375 Class B ordinary shares held directly by Mr. Hao.
(5)

Each of these individuals holds a direct or indirect interest in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)

The shares reported in this row are held of record by our Prior Sponsor, Tristar Holdings I LLC, a Delaware limited liability company. William M. Mounger is the managing member of Prior Sponsor, and as such, has voting and investment discretion with respect to the shares held of record by Prior Sponsor and may be deemed to have beneficial ownership of such shares. Mr. Mounger disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(7)

Does not include any Class B ordinary shares held by any anchor investors. The number of Class A ordinary shares held by the reporting person was reported prior to July 18, 2023 and as such, does not reflect any redemption of shares by the reporting person in connection with the July Extension Meeting (as defined herein) or any other transactions on or after July 18, 2023. Accordingly, the ownership percentages have been omitted from the table as they would not accurately reflect the reporting person’s current percentage ownership.

(8)	Based on a Schedule 13G filed with the SEC on October 27, 2021 by Cable One, Inc. The address of the foregoing reporting person is 210 E. Earll Drive, Phoenix, Arizona 85012.
(9)

Based a Schedule 13G filed with the SEC on February 3, 2023, the shares reported above consist of (i) 822,962 shares held of record by Cantor Fitzgerald Securities and (ii) 500,000 shares held of record by Cantor Fitzgerald & Co. CF Group Management, Inc. (of which Howard W. Lutnick is Chairman and Chief Executive and serves as trustee of its sole shareholder) is the managing general partner of Cantor Fitzgerald, L.P. and directly or indirectly controls the managing general partners of Cantor Fitzgerald Securities and Cantor Fitzgerald & Co. Cantor Fitzgerald, L.P. indirectly holds a majority of the ownership interests of each of Cantor Fitzgerald Securities and Cantor Fitzgerald & Co. As such, each of Cantor Fitzgerald, L.P., CF Group Management, Inc. and Mr. Lutnick may be deemed to have beneficial ownership of the shares directly held by Cantor Fitzgerald Securities and Cantor Fitzgerald & Co. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address of the foregoing reporting persons is 110 East 59th Street, New York, New York 10022.

(10)

Based on a Schedule 13G filed with the SEC on April 13, 2022, as amended on January 30, 2023. The shares reported above are held by entities subject to voting control and investment discretion by Millennium Management LLC and/or other investment managers that may be controlled by Millennium Group Management LLC (the managing member of Millennium Management LLC) and Israel A. Englander (the sole voting trustee of the managing member of Millennium Group Management LLC). The foregoing should not be construed in and of itself as an admission by Millennium Management LLC, Millennium Group Management LLC or Mr. Englander as to beneficial ownership of the shares held by such entities. The address of the foregoing reporting persons is 399 Park Avenue, New York, New York 10022.

(11)

Based on a Schedule 13G filed with the SEC on October 21, 2021, as amended on December 2, 2021 and February 14, 2023. The shares reported above consist of (i) 975,000 Class A ordinary shares held of record by LMR CCSA Master Fund Ltd and (ii) 975,000 Class A ordinary shares held of record by LMR Multi-Strategy Master Fund Limited. LMR Partners LLP, LMR Partners Limited, LMR Partners LLC, LMR Partners AG and LMR Partners (DIFC) Limited (collectively, the “LMR Investment Managers”) serve as the investment managers to LMR CCSA Master Fund Ltd and LMR Multi-Strategy Master Fund Limited with respect to the shares reported above, and Ben Levine and Stefan Renold are ultimately in control of the investment and voting decisions of the LMR Investment Managers with respect to such shares. Accordingly, each of the LMR Investment Managers and Messrs. Levine and Renold share voting and investment power over the shares reported above and may be deemed the beneficial owner of such shares. The address of the foregoing reporting persons is c/o LMR Partners LLP, 9th Floor, Devonshire House, 1 Mayfair Place, London, W1J 8AJ, United Kingdom.

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(12)

Based on a Schedule 13G filed with the SEC on February 4, 2022, as amended on February 9, 2023. The shares reported above consist of: (a) 194,206 shares held for the account of Magnetar Constellation Fund II, Ltd; (b) 604,196 shares held for the account of Magnetar Constellation Master Fund, Ltd; (c) 34,600 shares held for the account of Magnetar Systematic Multi-Strategy Master Fund Ltd; (d) 237,362 shares held for the account of Magnetar Xing He Master Fund Ltd; (e) 113,288 shares held for the account of Purpose Alternative Credit Fund Ltd; (f) 156,444 shares held for the account of Magnetar SC Fund Ltd; (g) 224,774 shares held for the account of Magnetar Structured Credit Fund, LP; (h) 228,370 shares held for the account of Magnetar Lake Credit Fund LLC; and (i) 39,560 shares held for the account of Purpose Alternative Credit Fund-T LLC (collectively, the “Magnetar Funds”). Magnetar Financial LLC (“Magnetar Financial”) serves as the investment adviser to the Magnetar Funds, and as such, Magnetar Financial exercises voting and investment power over the shares held for the Magnetar Funds’ accounts. Magnetar Financial shares voting and investment power over such shares with Magnetar Capital Partners LP, its sole member and parent holding company (“Magnetar Capital Partners”), Supernova Management LLC, the general partner of Magnetar Capital Partners (“Supernova Management”), and David J. Snyderman, the manager of Supernova Management. The address of the foregoing reporting persons is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.

(13)

Based on a Schedule 13G filed with the SEC on February 11, 2022, as amended on February 13, 2023, by Polar Asset Management Partners Inc., which serves as the investment advisor to Polar Multi-Strategy Master Fund (“PMSMF”) with respect to the Class A ordinary shares which are directly held by PMSMF. Polar Asset Management Partners Inc. is an investment fund manager, portfolio manager, exempt market dealer and commodity trading manager registered with the Ontario Securities Commission. The address of the foregoing reporting person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

(14)

Based on a Schedule 13G filed with the SEC on October 14, 2021, as amended on February 14, 2022, the shares reported above are held of record by Radcliffe SPAC Master Fund, L.P., which shares voting and investment power over such shares with Radcliffe SPAC GP, LLC, Steven B. Katznelson, Christopher Hinkel, RGC Management Company, LLC and Radcliffe Capital Management, L.P., each of whom may be deemed to beneficially own such shares. The address of the foregoing reporting persons is 50 Monument Road, Suite 300, Bala Cynwyd, PA 19004.

(15)

Based on a Schedule 13G filed with the SEC on October 22, 2021, as amended on February 9, 2022. Koch Industries, Inc. holds sole voting and investment power over the shares held by Spring Creek Capital, LLC by virtue of Koch Industries, Inc.’s indirect beneficial ownership of Spring Creek Capital, LLC, which is beneficially owned by SCC Holdings, LLC, which in turn is beneficially owned by KIM, LLC, which in turn is beneficially owned by Koch Investments Group, LLC, which in turn is beneficially owned by Koch Investments Group Holdings, LLC, which in turn is beneficially owned by Koch Industries, Inc., in each case by means of ownership of all voting equity instruments. Accordingly, Koch Industries, Inc., SCC Holdings, LLC, KIM, LLC, Koch Investments Group, LLC and Koch Investments Group Holdings, LLC may be deemed to beneficially own the shares held by Spring Creek Capital, LLC reported above. The foregoing should not be construed in and of itself as an admission by SCC Holdings, LLC, KIM, LLC, Koch Investments Group, LLC, Koch Investments Group Holdings, LLC or Koch Industries, Inc. as to beneficial ownership of such shares. The address of the foregoing reporting persons is 4111 E. 37th Street North, Wichita, KS 67220.

The table above does not include the ordinary shares underlying the private warrants beneficially owned by Prior Sponsor or the Sponsor and its designees, because these securities are not exercisable within 60 days of the Record Date.

227

Post-Business Combination Beneficial Ownership Table of Pubco

The following table sets forth information regarding the beneficial ownership of the Pubco Ordinary Shares as of the Closing of the Business Combination date of this prospectus by:

·	each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

·	each of our executive officers, directors and director nominees that beneficially owns ordinary shares; and

·	all our executive officers, directors and director nominees as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them. The percentage ownership in the table is based on two scenarios: (i) 46,623,889 Pubco Ordinary Shares outstanding at Closing of the Business Combination, assuming no additional redemptions, and (ii) 36,787,681  Pubco Ordinary Shares outstanding at Closing of the Business Combination, assuming maximum additional redemptions.

	Pubco Post-Business Combination
	(assuming no redemptions by Tristar shareholders in connection with the Business Combination)		(assuming maximum redemptions by Tristar shareholders in connection with the Business Combination)
Name and Address of Beneficial Owner*	Number of Ordinary Shares	% of Ordinary Shares	Number of Ordinary Shares	% of Ordinary Shares
Directors and Executive Officers Post-Business Combination:
Guanghai Li	-	-	-	-
Tao Ke	-	-	-	-

All directors and executive officers as a group

Five Percent Holders:
Helport Holdings Limited(1)	19,504,342	41.83%	19,504,342	53.02%
Hades Capital Limited(2)	3,316,651	7.11%	3,316,651	9.02%
Asymptotica Limited(3)	2,534,652	5.44%	2,534,652	6.89%
Extra Technology Limited(4)	2,145,173	4.60%	2,145,173	5.83%
Chunyi (Charlie) Hao(5)	2,907,500	6.24%	2,907,500	7.90%

*Unless otherwise noted, the business address of each of the following entities or individuals is 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989.

(1)

Represents 19,504,342 Pubco Ordinary Shares held by Helport Holdings Limited, a British Virgin Islands company wholly owned by Helport Z Limited, a British Virgin Islands company and controlled by the Blue Ocean Trust, of which Fan Yu is the settlor with the power to direct the trustee with respect to the exercise of any voting and other rights attached to the shares held by Helport Holdings Limited in Pubco.

(2)

Represents 3,316,651 Pubco Ordinary Shares held by Hades Capital Limited, a British Virgin Islands company wholly owned by Ying Chen, who has voting and dispositive control over the securities owned by Hades Capital Limited.

(3)

Represents 2,534,652 Pubco Ordinary Shares held by Asymptotica Limited, a British Virgin Islands company wholly owned by Shuangchi He, who has voting and dispositive control over the securities owned by Asymptotica Limited.

(4)

Represents 2,145,173 Pubco Ordinary Shares held by Extra Technology Limited, a British Virgin Islands company wholly owned by Cong Shi, who has voting and dispositive control over the securities owned by Extra Technology Limited.

(5)

Represents 2,907,500 Pubco Ordinary Shares beneficially owned by Chunyi (Charlie) Hao. The shares beneficially owned include: (i) 715,125 Pubco Ordinary shares held by Navy Sail International Limited, a British Virgin Islands company wholly owned by Mr. Hao, who has voting and dispositive control over the securities owned by Navy Sail International Limited; and (ii) 2,192,375 Pubco Ordinary shares held directly by Mr. Hao.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding Tristar or its securities, Tristar’s directors and officers, the Sponsor, Helport and/or their respective affiliates may purchase Public Shares or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Tristar Ordinary Shares. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements with respect to such a transaction have been entered into with any such person. If such a transaction were to occur, it is contemplated that, in accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, such persons would agree, among other things, that: (i) the purchase price for the Tristar Ordinary Shares will not exceed the redemption price; (ii) the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions; and (iii) any such Tristar Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, Tristar will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons and the consideration received by each party in connection with such arrangements. Any such report will include (i) the amount of Tristar Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Tristar Ordinary Shares for which Tristar has received redemption requests. Entering into any such incentive arrangements may have a depressive effect on outstanding Tristar Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Meeting.

228

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Tristar

Founder Shares

On March 15, 2021, the Prior Sponsor subscribed to purchase 7,187,500 Founder Shares, and fully paid for those shares on March 19, 2021. In August 2021, the Prior Sponsor forfeited 1,437,500 Founder Shares, resulting in a decrease in the total number of Founder Shares from 7,187,500 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share forfeiture.

In March 2021, the Prior Sponsor transferred 50,000 Founder Shares (25,000 shares each) to the then-chief financial officer and then-chief operating officer at their original purchase price. In November 2021, the Prior Sponsor transferred a total of 150,000 Founder Shares, or 25,000 shares to each of David Barksdale, Greg Boyd, David Jones, Alex Parker, Steven Rogers, and Robert Willis, each a former director of the Company, in each case for their par value. The Company estimated the fair value of the Founder Shares attributable to the director nominees to be $1,116,000 or $7.44 per share.

The Initial Shareholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, or sold until the earlier of (i) one year after the completion of a Business Combination or (ii) subsequent to an initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

A total of eleven anchor investors each purchased an allocation of Units as determined by the underwriters, in the Initial Public Offering at the offering price of $10.00 per unit. Pursuant to such Units, the anchor investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other public shareholders. Further, the anchor investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Public Shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares underlying the Units purchased in the Initial Public Offering as the rights afforded to the Company’s other public shareholders.

Each anchor investor has entered into separate investment agreements with the Company and the Prior Sponsor pursuant to which each anchor investor agreed to purchase a specified number of Founder Shares. One anchor investor purchased 333,333 Founder Shares at a purchase price of $3 per share. In addition, the Prior Sponsor sold to the other ten anchor investors an aggregate of 1,585,000 of Founder Shares at a purchase price of $0.01 per share. Pursuant to the investment agreements, the anchor investors have agreed to (a) vote any Founder Shares held by them in favor of the Business Combination and (b) subject any Founder Shares held by them to the same lock-up restrictions as the Founder Shares held by the Prior Sponsor. The Company estimated the fair value of the Founder Shares attributable to the anchor investors to be $13,562,614 or $7.07 per share.

On July 18, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Company’s Prior Sponsor and the Sponsor and its designees (the “Purchaser”), whereby the Prior Sponsor agreed to transfer to the Purchaser 3,046,634 of the Company’s Class B ordinary shares. In addition, all other holders of Class B ordinary shares transferred an aggregate of 1,380,866 of their Class B ordinary shares to Chunyi (Charlie) Hao pursuant to share transfer agreements executed by each respective holder on July 18, 2023 (the “Share Transfer Agreements”).

229

Administrative Support Agreement

In connection with the IPO, the Company entered into an agreement with the Prior Sponsor, to pay a total of $10,000 per month for office space, secretarial and administrative services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. As of June 30, 2023 and December 31, 2022 the Company owed the Prior Sponsor $204,516 and $144,516 respectively, and is included in accrued expenses on the balance sheets; However, on June 30, 2023, in connection with the Sponsor Handover, the agreement with the Prior Sponsor was terminated and the outstanding amount was cancelled.

Related Party Loans

On June 12, 2023, we issued an unsecured promissory note to the Prior Sponsor, whereby the Prior Sponsor agreed to loan up to $250,000 to us for working capital needs (the “Prior Sponsor Working Capital Loan”).

The Prior Sponsor has the option to convert all or any portion of the Prior Sponsor Working Capital Loan into Private Placement Warrants at a price of $1.00 per Private Placement Warrant. The Prior Sponsor Working Capital Loan accrues no interest on the unpaid principal balance. The Prior Sponsor Working Capital Loan is due demand by the Prior Sponsor. Drawdowns may be requested until December 31, 2023. During July, 2023 the Company had drawdowns totaling $158,968 under the Prior Sponsor Working Capital Loan. On September 6, 2023, the Prior Sponsor agreed to forgive the Prior Sponsor Working Capital Loan balance due of $158,968.

On July 18, 2023, the Company issued the unsecured July 2023 Extension Note in an amount of $375,000, to Chunyi (Charlie) Hao in order to support the Company’s three months of the extension from July 18, 2023 to October 18, 2023. The July 2023 Extension Note does not bear interest and will be due and payable by the Company on the earlier (a) the date that the Company consummates an initial Business Combination and (b) the date of the liquidation of the Company.

On September 13, 2023, the Company issued the unsecured September 2023 Notes in an aggregate amount of $2,125,000 to the Company’s officers and their affiliates, for the Company’s working capital (including potential extension funding) needs. The September 2023 Notes do not bear interest and mature upon the earlier of (a) the closing of an initial Business Combination by the Company and (a) the date of the liquidation of the Company.

230

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination by Tristar, Helport and their related persons. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement/prospectus. These agreements include:

·	Lock-Up Agreements (see the section entitled “The Business Combination Proposal — Related Agreements” ).

·	Shareholder Support Agreement (see the section entitled “The Business Combination Proposal — Related Agreements”).

·	Insider Letter Amendment (see the section entitled “The Business Combination Proposal — Related Agreements”).

·	Non-Competition and Non-Solicitation Agreements (see the section entitled “The Business Combination Proposal — Related Agreements ”).

·	Assignment, Assumption and Amendment to Warrant Agreement (see the section entitled “The Business Combination Proposal — Related Agreements”).

Helport Related Party Transactions

The table below sets forth the major related parties and their relationships with Helport as of June 30, 2022 and 2023:

No.	Related Parties	Relationship
1	Ufintek Group Pte. Ltd.	Wang Yizhou, Financial Director of Helport Singapore, serves as the Executive Director of Ufintek Group Pte. Ltd.
2	Ms. Fan Yu	Chairman of the Board of Directors of the Company
3	Ms. Yizhou Wang	Financial Director of Helport Singapore

(a)	Helport entered into the following transactions with related parties:

	For the years ended June 30,
	2022	2023
Nature
Loan from related parties
Ufintek Group Pte. Ltd.	$18,229	$561,703
Yu Fan	178,159	7,356

Advance payment from related parties
Wang Yizhou	$-	$1,524

Service fees paid to related parties
Wang Yizhou	$-	$751

Loans repayment to related parties
Yu Fan	$114,465	$45,102

(b)	Helport had the following balances with related parties:

	As of June 30,
	2022	2023
Amount due to related parties:
Ufintek Group Pte. Ltd.	$17,811	$584,558
Yu Fan	43,403	6,715
Wang Yizhou	-	1,524
Total	$61,214	$592,797

The balance represents the advance funds received from related parties for daily operational purposes.

231

Pubco

Policy and Procedures Governing Related Party Transactions

Upon consummation of the Combination, Pubco will adopt policies and procedures governing related party transactions (the “Related Party Policy”), which will include provisions regarding contracts and transactions between Pubco and interested directors or officers of Pubco, or between Pubco and any other corporation, partnership, association or other organization in which one or more of Pubco’s directors or officers are directors or officers or have a financial interest (each, an “Interested Party”).

Pursuant to the Related Party Policy, no contract or transaction between Pubco and an Interested Party will be void or voidable solely because it is with an Interested Party, or solely because the Interested Party is present or participates in the meeting of the Pubco Board or a committee thereof that authorizes the contract or transaction thereof or solely because the Interested Party’s vote is counted in approving the contract or transaction, if:

·	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Pubco Board or the committee, and the Pubco Board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum;

·	the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Pubco shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Pubco shareholders;

·	the contract or transaction is fair as to Pubco as of the time it is authorized, approved or ratified by the Pubco Board, the committee or the Pubco shareholders.

Furthermore, it is anticipated that Pubco will adopt a written policy requiring the approval of the Pubco Board or a committee thereof of certain transactions involving Pubco and related persons.

Indemnification Agreements

Effective upon the completion of the Business Combination, the Proposed Pubco Memorandum and Articles will provide for certain indemnification rights for Pubco’s directors and executive officers, and Pubco will enter into an indemnification agreement with each of Pubco’s executive officers and directors providing for procedures for indemnification and advancements by Pubco of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Pubco or, at Pubco’s request, service to other entities, as officers or directors to the maximum extent permitted by British Virgin Islands law

The BVI Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the British Virgin Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime.

Presently, Tristar’s Existing Organizational Documents provides for indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

232

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Proposed Pubco Memorandum and Articles that will be in effect upon completion of the transactions. This description is qualified by reference to the Proposed Pubco Memorandum and Articles as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we”, “our” or “us” refer to Pubco.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of Pubco. This summary is not complete and should be read together with the Proposed Pubco Memorandum and Articles as described in “The Memorandum and Articles Proposal” and the full text of the Proposed Pubco Memorandum and Articles attached as Annex B to this proxy statement/prospectus.

Authorized Shares

Pubco is authorised to issue a maximum of 500,000,000 shares of a single class each with a par value of US$0.0001. All of Pubco’s Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable. The Proposed Memorandum and Articles will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the Proposed Memorandum and Articles and the Companies Act insofar as they relate to the material terms of Pubco’s authorized shares.

Ordinary Shares

General

Holders of Pubco Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Pubco will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of Pubco resolves that share certificates be issued.

Immediately following the consummation of the Business Combination, Cong Shi will control the voting power of a substantial majority of the outstanding Pubco Ordinary Shares. Although Mr. Shi will control a substantial majority of the voting power of the outstanding the Pubco Ordinary Shares immediately following the consummation of the Business Combination, Mr. Shi’s control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors.

233

Comparison of Corporate Governance and Shareholder Rights

This section describes the material differences between the rights of Tristar shareholders before the consummation of the Business Combination, and the rights of Pubco shareholders after the registration of the Pubco’s Proposed Pubco Memorandum and Articles as soon as possible following the Company Merger Effective Time. These differences in shareholder rights result from the differences between Cayman Islands and British Virgin Islands law and the respective governing documents of Tristar and Pubco.

Pubco is a British Virgin Islands business company. British Virgin Islands law and Pubco’s Proposed Pubco Memorandum and Articles will govern the rights of its shareholders. While Tristar is a Cayman Islands exempted company, the Proposed Pubco Memorandum and Articles will differ in certain material respects from the Existing Organizational Documents of Tristar. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of Tristar.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. Tristar Shareholders are urged to carefully read the relevant provisions of the Cayman Companies Act, the BVI Companies Act, the Existing Organizational Documents of Tristar and the Proposed Pubco Memorandum and Articles that will be in effect as soon as possible following the Company Merger Effective Time. References in this section to the Proposed Pubco Memorandum and Articles are references thereto as they will be in effect following the Company Merger Effective Time. The Proposed Pubco Memorandum and Articles may be amended after the Company Merger Effective Time by amendment in accordance with their terms. If the Proposed Pubco Memorandum and Articles are amended, the below summary may cease to accurately reflect the Proposed Pubco Memorandum and Articles as so amended.

Provision	Tristar	Pubco
Structure of the board

There shall be at least one director and there shall be no upper limit, subject to any lower or upper limit to be set or varied by an ordinary resolution.

Tristar’s director shall be divided into three classes with staggered three-year terms.

The minimum number of directors shall be one and there shall be no maximum number of directors, subject to applicable law, rules or regulations of the Nasdaq Stock Exchange.

Each director holds office for the term fixed by the resolution of shareholders or resolution of directors appointing them, or until their earlier death, resignation or removal. If no term is fixed on the appointment of a director, the director serves indefinitely until their earlier death, resignation or removal.

Removal of directors

Prior to the closing of Tristar’s initial business combination, Tristar may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of Tristar’s initial business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

A director may be removed with or without cause by resolution of the directors, by resolution of the shareholders passed at a meeting of shareholders called for the purposes of removing the director or for purposes including the removal of the director, or by a written resolution passed by a least seventy-five per cent of the shareholders.

Vacancies on the board

Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of Tristar, may be filled by the majority vote of the remaining directors, and the term shall be the remainder of the full term of the directors whose death, resignation or removal shall be created such vacancy and until his successor shall have been elected and qualified.

The directors may at any time appoint any person to be a director to fill a vacancy, and the term shall not exceed the term that remained when the person who has ceased to be a director ceased to hold office.

Action by written consent	Ordinary and special resolutions may be passed by way of circular resolution signed by all shareholders entitled to receive notice of, attend and vote at the general meeting.	Resolutions may be passed by unanimous written consent of the directors, or by written consent of a majority of shareholders.

234

Provision	Tristar	Pubco
Calling of extraordinary general meetings

A general meeting of the shareholders may be called by the directors, the chief executive officer or the chairman of the Tristar Board, whenever they think fit, and, for the avoidance of doubt, shareholders shall not have the rights to call general meetings.

A meeting of the shareholders may be convened by any director at such times and in such manner and places as the director considers necessary or desirable, or upon the written request of shareholders entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested.

Nominations of person for election of directors	Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of Tristar, may be filled by the majority vote of the remaining directors.	The directors shall be elected by resolution of the shareholders or by resolution of the directors for such term as the shareholders or directors determine.
Amendments to the organizational documents

Except where the higher voting provisions apply, the memorandum and articles of association may be amended by special resolution, being a resolution passed at a general meeting of the Company by a majority of two thirds of the votes cast, as provided in the Cayman Companies Act, or a circular resolution.

Pubco’s memorandum and articles of association may be amended by resolution of shareholders or by  resolution of directors, except that no amendment may be made by a resolution of directors: (i) to restrict the rights or powers of the shareholders to amend the memorandum or articles of association; (ii) to change the percentage of shareholders required to pass a resolution of shareholders to amend the memorandum or articles of association; (iii) in circumstances where the memorandum or articles of association cannot be amended by the shareholders; or (iv) to change the clauses in Pubco’s memorandum of association on variation of shareholder rights.

Amendment to organization documents relating to appointment and removal of directors

Prior to the closing of Tristar’s initial combination, Article 24.6 of the amended and restated memorandum and articles of association (relating to appointment and removal of directors) may only be amended by a special resolution which shall include the affirmative vote of the holders of a simple majority of the Tristar Class B Ordinary Shares.

A director may be removed by a written resolution passed by at least seventy-five per cent of the shareholders entitled to vote.

235

Provision	Tristar	Pubco
Merger

Tristar will have the power to merge or consolidate with one or more other constituent companies (as defined in the Cayman Companies Act) upon such terms as the directors may determine and (to the extent required by the Cayman Companies Act) with the approval of a special resolution.

SPAC Provisions

Tristar’s amended and restated memorandum and articles of association contain provisions relating to the operation of Tristar as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of Tristar and time limits within which it must consummate an initial business combination.

The Proposed Pubco Memorandum and Articles will not contain SPAC provisions and will have an infinite life.

236

ENFORCEABILITY OF CIVIL LIABILITIES

Pubco is incorporated under the laws of the British Virgin Islands as a business company with limited liability. Pubco is incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands business company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws than the United States and provides less protection for investors. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of Pubco’s assets are located outside the United States. In addition, Pubco’s directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon Pubco or these persons, or to enforce judgments in the jurisdictions in which Helport operates that are obtained in U.S. courts against Pubco or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments in the jurisdictions in which Helport operates that are obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Pubco and Pubco’s officers and directors.

Ogier, Helport’s counsel as to British Virgin Islands law, has advised that the British Virgin Islands Courts are also unlikely:

●

to recognize or enforce against Pubco judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment:

●

the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment would not be contrary to public policy in the British Virgin Islands; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, a British Virgin Islands Court may give effect in the British Virgin Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

237

APPRAISAL RIGHTS

Holders of Tristar Units and Tristar Warrants do not have appraisal rights in respect to their Tristar Units and Tristar Warrants in connection with the Business Combination under the Companies Act.

However, under Cayman Islands law, holders of record of Tristar Ordinary Shares who give written objection to the Second Merger to Tristar prior to the shareholder vote at the Meeting to approve the Second Merger and follow the procedures set out in Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Second Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their Tristar Ordinary Shares.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the amended and restated memorandum and articles of association of Tristar, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”. Shareholders who elect to have their Public Shares redeemed in accordance with the amended and restated memorandum and articles of association of Tristar will not be entitled to exercise statutory dissenter rights under the Companies Act.

Any Tristar shareholder who elects to exercise statutory dissenter rights under the Companies Act must do so in respect of all of the Tristar Ordinary Shares that person holds. Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

It is possible that, if shareholders exercise their statutory dissenter rights, the fair value of the Tristar Ordinary Shares determined under Section 238 of the Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights in accordance with the amended and restated memorandum and articles of association of Tristar as described herein. Shareholders need not vote against any of the proposals at the Meeting in order to exercise their statutory dissenter rights under the Companies Act.

Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice to Tristar prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the amended and restated memorandum and articles of association of Tristar, which is discussed above in the section titled “Questions and Answers about the Proposals — How do I exercise my Redemption Rights?”.

At the Effective Time, those shares belonging to dissenting shareholders (“Dissenting Shares”) shall no longer be outstanding and shall automatically be cancelled and extinguished, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Companies Act and such other rights as are granted by the Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Companies Act shall cease and such Tristar Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s Tristar Ordinary Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time the right to receive the merger consideration comprising one Pubco Ordinary Share for each Tristar Ordinary Share, without any interest thereon. As a result, such shareholder will not receive any cash for their Tristar Ordinary Shares and will become a shareholder of Pubco.

238

In the event that any holder of Tristar Ordinary Shares delivers notice of their intention to exercise Dissent Rights, Tristar and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no Dissent Rights shall be available to Tristar shareholders, including those Tristar shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s Tristar Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each Tristar Ordinary Share.

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

Tristar Units, Tristar Ordinary Shares and Tristar Public Warrants are currently listed on The New York Stock Exchange under the symbols “TRIS.U”, “TRIS”, and “TRIS.W” respectively. The closing price of the Tristar Units, Tristar Ordinary Shares and the Tristar Public Warrants on November 10, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.84, $10.81 and $0.0216, respectively. As of [__], 2024, the record date for the Meeting, the closing price for Tristar Units, Tristar Ordinary Shares and Tristar Public Warrants was $[  ], $[  ] and $[  ], respectively.

There is currently no public market for the equity securities of Helport or Pubco. Pubco intends to apply to list Pubco Ordinary Shares and Pubco Public Warrants on The Nasdaq Global Market upon the Closing under the ticker symbols “HPAI” and “HPAIW” respectively.

Dividends

Tristar, Pubco, and Helport have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with Tristar’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Tristar, 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803. Following the Business Combination, such communications should be sent in care of Pubco at 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore 038989, and its telephone number is + 82336584. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

239

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco, as to matters of British Virgin Islands law, by Ogier. Ellenoff Grossman & Schole LLP, as tax counsel for Tristar and Pubco, has passed upon certain U.S. federal income tax consequences of the Business Combination for Tristar and Pubco.

Hunter Taubman Fischer & Li LLC, represented Helport in connection with the Transactions and the assistance with the preparation of this proxy statement/prospectus. Ogier represented Helport in connection with British Virgin Islands law matters.

EXPERTS

The combined financial statements of Helport Limited as of and for the years ended June 30, 2023 and 2022 included in this registration statement have been audited by Enrome LLP, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Tristar and its subsidiaries as of December 31, 2022 and 2021, for the year ended December 31, 2022, and for the period from March 5, 2021 (inception) through December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Tristar to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon the December 31, 2022 report of such firm given upon their authority as experts in accounting and auditing.

240

HOUSEHOLDING INFORMATION

Unless Tristar has received contrary instructions, Tristar may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Tristar believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce Tristar’s expenses. However, if shareholders prefer to receive multiple sets of Tristar’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of Tristar’s disclosure documents, the shareholders should follow these instructions:

If the Tristar Ordinary Shares are registered in the name of the shareholder, the shareholder should contact Tristar’s offices at Tristar Acquisition I Corp., 2 Burlington Woods Drive, Suite 100, Burlington, MA 01803. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

Tristar will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, Tristar has retained Advantage Proxy for a fee of $12,500 plus reimbursement of out-of-pocket expenses for their services. Tristar and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of Tristar beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Tristar. No additional compensation will be paid to Tristar’s directors, officers or employees for solicitation.

241

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2024 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its security holders. For more information, see “Description of Pubco Securities — Comparison of Corporate Governance and Shareholder Rights.”

WHERE YOU CAN FIND MORE INFORMATION

Tristar files, and Pubco will file upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read Tristar’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Tristar files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about Tristar at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. Tristar currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Tristar has been supplied by Tristar, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Tristar Acquisition I Corp.

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

Attention: Xiaoma (Sherman) Lu

Tel: (781) 640-446

Email: sherman@estonecapital.com

242

You may also obtain these documents by requesting them in writing or by telephone from Tristar’s proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free: (877) 870-8565

Collect: (206) 870-8565

If you are a shareholder of Tristar and would like to request documents, please do so by [  ], 2024 to receive them before the Meeting. If you request any documents from Tristar, Tristar will mail them to you by first class mail, or another equally prompt means.

None of Tristar, Helport or Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

243

INDEX TO FINANCIAL STATEMENTS

HELPORT LIMITED.

Page(s)
Report of Independent Registered Public Accounting Firm (PCAOB ID: 6907)	F-2

Combined Balance Sheets as of June 30, 2023 and 2022	F-3

Combined Statements of Operations and Comprehensive Income for the years ended June 30, 2023 and 2022	F-4

Combined Statements of Changes in Shareholder's Equity for the years ended June 30, 2023 and 2022	F-5

Combined Statements of Cash Flows for the years ended June 30, 2023 and 2022	F-6

Notes to Combined Financial Statements	F-7

Tristar Acquisition I Corp.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Helport Limited

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Helport Limited (the “Company”) and its subsidiaries (the “Group”) as of June 30, 2023 and 2022, and the related combined statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2023, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Group as of June 30, 2023 and 2022, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Basis for Opinion

These combined financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Enrome LLP

We have served as the Company’s auditor since 2023

Singapore,

February 7, 2024

F-2

HELPORT LIMITED

COMBINED BALANCE SHEETS

(Amounts in and U.S. dollars (“US$”), except share data)

	As of June 30,
	2023	2022
Cash	$142,401	$8,400
Accounts receivable, net	14,545,921	2,463,761
Total current assets	14,688,322	2,472,161

Intangible assets, net	4,083,333	6,416,667
Total non-current assets	4,083,333	6,416,667
Total assets	18,771,655	8,888,828

Accounts payable	10,158,729	7,610,813
Income tax payable	1,123,065	152,917
Amount due to related parties	592,797	61,214
Accrued expenses and other liabilities	1,212,985	194,508
Total current liabilities	13,087,576	8,019,452
Total liabilities	13,087,576	8,019,452

Commitments and contingencies

Ordinary shares (US$1 par value per share; 50,000 authorized as of June 30, 2023, and 2022; 156 issued and outstanding as of June 30, 2023 and 2022, respectively)	156	156
Additional paid-in capital	7,556	7,556
Subscription receivables	(156)	(156)
Accumulated earnings	5,676,523	861,820
Shareholders' equity	5,684,079	869,376
Total liabilities and shareholders' equity	$18,771,655	$8,888,828

The accompanying notes are an integral part of these combined financial statements.

F-3

HELPORT LIMITED

COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Amounts in and U.S. dollars (“US$”), except share data)

	For the years ended June 30,
	2023	2022
Revenues	$12,728,313	$2,667,914
Cost of revenues	(4,882,792)	(1,246,701)
Gross profit	7,845,521	1,421,213

Selling expenses	(50,830)	(99,817)
General and administrative expenses	(1,625,887)	(340,625)
Research and development expenses	(375,410)	-
Total operating expenses	(2,052,127)	(440,442)

Income from operation	5,793,394	980,771

Financial expenses, net	(7,936)	(5,894)
Income before income tax expense	5,785,458	974,877
Income tax expense	(970,755)	(152,917)
Net income	$4,814,703	$821,960
Other comprehensive income, net of tax:
Net change in foreign currency translation adjustment	-	-
Total comprehensive income	$4,814,703	$821,960

Earnings per ordinary share
Basic	$30,863	$5,269
Diluted	$30,863	$5,269
Weighted average number of ordinary shares outstanding
Basic	156	156
Diluted	156	156

The accompanying notes are an integral part of these combined financial statements.

F-4

HELPORT LIMITED

COMBINED STATEMENTS OF CHANGES IN EQUITY

(Amounts in and U.S. dollars (“US$”), except share data)

	Ordinary Shares		Additional paid-in	Subscription	Accumulated	Total shareholders’
	Share*	Amount	capital	receivables	earnings	equity
		USD	USD	USD	USD	USD
Balance as of June 30, 2021	156	156	7,556	(156)	39,860	47,416
Net income	-	-	-	-	821,960	821,960
Balance as of June 30, 2022	156	156	7,556	(156)	861,820	869,376
Net income	-	-	-	-	4,814,703	4,814,703
Balance as of June 30, 2023	156	156	7,556	(156)	5,676,523	5,684,079

The accompanying notes are an integral part of these combined financial statements.

F-5

HELPORT LIMITED

COMBINED STATEMENTS OF CASH FLOWS

(Amounts in and U.S. dollars (“US$”), except share data)

	For the years ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,814,703	$821,960
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	2,333,334	583,333
Changes in operating assets and liabilities:
Accounts receivable	(12,079,780)	(2,463,761)
Accounts payable	2,547,916	610,813
Amount due to related parties	7,626	16,450
Accrued expenses and other liabilities	951,932	194,508
Income tax payable	970,148	152,917
Net cash used in operating activities	(454,121)	(83,780)

CASH FLOWS FORM FINANCING ACTIVITIES
Loan from a third party	66,545	-
Loan from related parties	569,059	196,388
Repayment of loan from related parties	(45,102)	(114,465)
Net cash provided by financing activities	590,502	81,923

Effect of exchange rate changes	(2,380)	-

Net change in cash	134,001	(1,857)

Cash at the beginning of the year	8,400	10,257
Cash at the end of the year	$142,401	$8,400

The accompanying notes are an integral part of these combined financial statements.

F-6

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

1. Organization and principal activities

Description of Business and Corporate History

Helport Limited (the “Company” or “Helport”) was incorporated under the law of the British Virgin Island (“BVI”) as an exempted company with limited liability on June 5, 2023. The Company, through its Singapore-based wholly-owned subsidiary, Helport Pte. Ltd. (collectively, the “Group”), is principally engaged in the development of software and applications and mainly providing software-as-a-service (“SaaS”) platform and artificial intelligent (“AI”) tools to customers in the contact center industry currently.

History of the Group

The Group’s history began in September 2020 with the establishment of Helport Pte. Ltd. (“Helport Singapore”), a limited liability company established in the Singapore by Ms. Fan Yu (known as the “Founding Shareholder”).

2023 Reorganization

In 2023, the Founding Shareholder undertook an equity restructuring in order to re-domicile its business from Singapore to the British Virgin Islands (the “2023 Reorganization”), which was executed in the following steps:

1)

In June 2023, the Company was incorporated in the British Virgin Islands to be the holding company of the Group. On November 14, 2023, the Company established Helport Group Limited (“Helport BVI”) also in the British Virgin Islands, a wholly owned subsidiary to be the intermediate holding company.

2)

Effective on December 22, 2023, the Company through Helport BVI acquired 100% of the equity interest of Helport Singapore from the Founding Shareholder, thus Helport Singapore became a wholly owned subsidiary of the Company.

The main purpose of the 2023 Reorganization was to establish a BVI holding company for the existing business in preparation for an overseas initial public offering. Immediately before and after the 2023 Reorganization as described above, Helport together with its subsidiaries were effectively under common control; therefore, the 2023 Reorganization was accounted for as a recapitalization, and thus the current capital structure has been retroactively presented in prior periods as if such structure existed at that time, the entities under common control are presented on a combined and consolidated basis for all periods to which such entities were under common control. The consolidation of the Company and its subsidiaries, has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying audited combined financial statements.

Details of the Company’s subsidiary is as follows:

	Date of incorporation	Place of incorporation	Percentage of direct or indirect ownership	Principal activities
Name:
Helport Group Limited (“Helport BVI”)	November 14, 2023	British Virgin Islands	100%	Holding company
Helport Pte. Ltd. (“Helport Singapore”)	September 27, 2020	Singapore	100%	Development of software and applications
Helport AI Inc. (“Helport IA”)	September 15, 2023	United States	100%	Development of software and applications

2. Summary of significant accounting policies

(a) Basis of presentation

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant accounting policies followed by the Group in the preparation of the accompanying combined financial statements are summarized below.

(b) Principle of consolidation

The combined financial statements presented herein represent prior to the 2023 Reorganization, the financial statements of Helport Limited and its subsidiaries. All intercompany transactions and balances among the Company and its subsidiary have been eliminated upon consolidation.

(c) Use of estimates

The preparation of the combined financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related disclosures of contingent assets and liabilities at the balance sheet date, and the reported revenues and expenses during the reported periods in the combined financial statements and accompanying notes. Significant accounting estimates include, but not limited to allowance for doubtful accounts and useful lives and impairment of long-lived assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the combined financial statements.

F-7

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

2. Summary of significant accounting policies (continued)

(d) Foreign currency translation

The reporting currency of the Group is the U.S. dollar (“USD” or “$”). The functional currency of the Company and its subsidiary located in Singapore is the U.S. dollar.

Transactions denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing on the transaction dates. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date with any transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

(e) Cash

Cash consists of cash in bank only. As of June 30, 2023 and 2022, cash balances were US$142,401 and US$8,400, respectively.

(f) Accounts receivable, net

Accounts receivable, net are stated at the original amount less an allowance for doubtful receivable. The Group reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. The Group considers factors in assessing the collectability of its receivables, such as historical bad debts, changes in customers’ payment patterns, credit-worthiness and financial conditions of the customers, current economic trends and other specific circumstances related to the accounts. An allowance for doubtful accounts is recorded in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted. No allowance for doubtful account was recorded for the years ended June 30, 2023 and 2022.

(g) Intangible assets, net

Intangible assets with finite useful lives are carried at cost less accumulated amortization and any recorded impairment. Estimated useful lives by intangible asset classes are as follows:

Category	Estimated useful lives
Software	3 years

The estimated useful lives of intangible assets with finite lives are reassessed if circumstances occur that indicate the original estimated useful lives may have changed.

(h) Impairment of long-lived assets

The Group reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Group measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized for the amount by which the carrying value of the asset exceeds its fair value. The evaluation of asset impairment requires the Group to make assumptions about future cash flows over the life of the asset being evaluated. These assumptions require significant judgment and actual results may differ from assumed and estimated amounts. The Group did not record any impairment charge for the years ended June 30, 2023 and 2022.

(i) Fair value measurement

The Group applies a three-level valuation hierarchy for fair value measurements. This hierarchy prioritizes the inputs into three broad levels. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability. Level 3 inputs are unobservable inputs based on management’s assumptions used to measure assets and liabilities at fair value. Financial assets and liabilities of the Group primarily consist of cash, accounts receivable, accounts payable, amounts due to related parties, and accrued expenses and other current liabilities. For the aforementioned financial instruments included in current assets and liabilities, their carrying amount approximate to their respective fair values because of the general short maturities.

F-8

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

2. Summary of significant accounting policies (continued)

(j) Accounts and other payables

Accounts and other payables represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of the business if longer). Otherwise, they are presented as non-current liabilities. Accounts and other payables are initially recognized as fair value, and subsequently carried at amortized cost using the effective interest method.

(k) Related party

A related party may be any of the following: a) an affiliate, which is a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) a principle owner, owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, which are persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; and f) other parties that have ability to significant influence the management or operating policies of the entity. The Company discloses all related party balance and transactions.

(l) Revenue recognition

On July 1, 2020, the Group adopted Accounting Standards Codification (“ASC”) 606 using the modified retrospective approach.

The Group recognizes revenue under Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation

These criteria as they relate to each of the following major revenue generating activities are described below.

Revenues are presented net of value added taxes (“VAT”).

	For the years ended June 30,
	2023	2022
AI services	$12,689,750	$2,566,418
Others	38,563	101,496
Total revenues	$12,728,313	$2,667,914

F-9

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

2. Summary of significant accounting policies (continued)

(l) Revenue recognition (continued)

AI services

The Group signs System Information Technology Service Agreement with the customers, to provide a series of services including system functional modules, efficiency management services, custom development services and operation outsourcing services in the form of integrated AI service tools —— AI Assist. The Group identifies one performance obligation in the licensed usage of AI Assist because a series of services are delivered through the ultimate integrated functions within AI Assist, and cannot be distinct from each other. The service consideration is reconciled on a monthly basis, which is calculated based on the monthly average subscribed seats. The Group usually grant the customers a credit term between 180 days and 365 days in the payment arrangement. Since the customers simultaneously receive and consume the benefits through the usage of AI Assist as the Group maintains technical support and ensure the normal function of AI Assist, revenues are recognized ratably over the contract term.

Certain contracts with promises of additional customization or request may include multiple performance obligations when the promises are separately identifiable with one another and are indicated with standalone selling price. For such arrangements, the Group allocates transaction price to each performance obligation based on its relative standalone selling price. The Group generally determines the standalone selling prices based on the prices charged to customers. Revenues from such additional customization or request are recognized at a point in time when the service deliverables are completed and achieve the requirements of the customers.

Others

The Group also provide medical consulting services to customers. The Group identifies one performance obligation in each request order and recognizes revenues as the service fee stated in the revenue statement over the service period.

Principal versus agent considerations

The Group signs contract with a third-party service provider for outsourced operation, in which the third-party service provider is obliged to conduct certain technical supporting activities including IT environment maintenance, software module optimization, industrial database update, servers setting and etc. The Group has evaluated the terms with the third-party service provider and considers itself a principal and recognizes revenue on a gross basis in AI services as it controls the services through the following key considerations:

·

The Group owns its brand and intellectual property, directs the third-party service provider to conduct a series of outsourced operation activities on its behalf, and reserves the right to accept or reject any customer contracts without involvement of the third-party service provider. The Group assumes primary responsibility for controlling the quality of AI service deliverables.

·

The Group has discretion in setting up the price. The third-party service provider is only entitled to the fixed outsourced operation fees settled monthly for their performance obligation and do not participate in profit share for the revenues from AI services.

Contract balance

When the obligation in service contract has been performed, the Group presents the contract in the combined balance sheet as a contract asset or a contract liability, depending on the relationship between the Group’s performance and the customer’s payment. A contract asset is the Group’s right to consideration in exchange for goods and services that the Group has transferred to a customer. The Group did not have any contract assets as of June 30, 2023 and 2022.

The contract liability represents the billings or cash received for services in advance of revenue recognition and is recognized as revenue when all of the Group’s revenue recognition criteria are met. The Group did not have any contract liabilities as of June 30, 2023 and 2022.

F-10

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

2. Summary of significant accounting policies (continued)

(m) Cost of revenues

Cost of revenues primarily consists of amortization of software, payment to a third-party service provider for outsourced operation and server costs.

(n) Selling expenses

Selling expenses mainly consist of staff cost, entertainment fees, travelling fees and etc.

(o) General and administrative expenses

General and administrative expenses mainly consist of withholding tax, professional service fees and other office miscellaneous fees.

(p) Research and development expenses

Research and development expenses consist primarily of technology service fees paid to external consultant.

(q) Income taxes

The Group accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

The provisions of ASC 740-10-25, “Accounting for Uncertainty in Income Taxes,” prescribe a more-likely-than-not threshold for financial statements recognition and measurement of a tax position taken (or expected to be taken) in a tax return. This interpretation also provides guidance on the recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and related disclosures.

Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The Group did not accrue any liability, interest or penalties related to uncertain tax positions in its provision for income taxes line of its statements of income for the years ended June 30, 2023 and 2022.

The Group does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months.

F-11

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

2. Summary of significant accounting policies (continued)

(r) Commitments and contingencies

In the normal course of business, the Group is subject to commitments and contingencies, including operating lease commitments, legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Group recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Group may consider many factors in making these assessments on liability for contingencies, including historical and the specific facts and circumstances of each matter.

(s) Earnings per share

In accordance with ASC 260, earnings per share is computed by dividing net income attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. For the calculation of diluted net income per share, the weighted average number of ordinary shares is adjusted by the effect of dilutive potential ordinary shares, including unvested restricted shares, ordinary shares issuable upon the exercise of outstanding share options using the treasury stock method. The effect mentioned above is not included in the calculation of the diluted income per share when inclusion of such effect would be anti-dilutive.

(t) Segment reporting

The Group computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Group by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. For the years ended June 30, 2023 and 2022, there were no dilution impact.

(u) Recent accounting pronouncements

The Group is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses”, which will require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Subsequently, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, to clarify that receivables arising from operating leases are within the scope of lease accounting standards. Further, the FASB issued ASU No. 2019-04, ASU 2019-05, ASU 2019-10, ASU 2019-11 and ASU 2020-02 to provide additional guidance on the credit losses standard. For the Group as an EGC, the amendments for ASU 2016-13 are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. Adoption of the ASUs is on a modified retrospective basis. The Group will adopt ASU 2016-13 from January 1, 2023. The Group is in the process of evaluating the effect of the adoption of this ASU.

The Group did not identify other recent accounting pronouncements that could potentially have a material impact to the Group’s combined results of operations or financial position.

F-12

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

3. Accounts receivable

Accounts receivable consists of the following:

	For the years ended June 30,
	2023	2022
Accounts receivable	$14,545,921	$2,463,761
Accounts receivable	$14,545,921	$2,463,761

As of the date of issuance of the combined financial statements, the Group has collected $8,116,654 of accounts receivable from customers. The uncollected balance of accounts receivable is of 44.2% the total balance of accounts receivable as of June 30, 2023, which are all aged within one year.

4. Intangible assets, net

Intangible assets, net, consists of the following:

	As of June 30,
	2023	2022
Software	$7,000,000	$7,000,000
Accumulated amortization	(2,916,667)	(583,333)
Intangible assets, net	$4,083,333	$6,416,667

Amortization expense was $2,333,334 and $583,333 for the years ended June 30, 2023 and 2022.

5. Accrued expenses and other liabilities

Accrued expenses and other liabilities consist of the following:

	As of June 30,
	2023	2022
VAT payable (1)	$909,710	$153,985
Payables to third parties	297,700	36,841
Payroll payable	5,575	3,682
Accrued expenses and other liabilities	$1,212,985	$194,508

(1)	The balance of VAT payable is due to the service revenues generated in the PRC, which is subject to 6% of VAT rate.

F-13

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

6. Related parties transactions

The table below sets forth the major related parties and their relationships with the Group as of June 30, 2023 and 2022:

No.	Related Parties	Relationship
1	Ufintek Group Pte. Ltd.	Wang Yizhou, Financial Director of Helport Singapore, serves as the Executive Director of Ufintek Group Pte. Ltd.
2	Ms. Fan Yu	Chairman of the Board of Directors of the Company
3	Ms. Yizhou Wang	Financial Director of Helport Singapore

(a) The Group entered into the following transactions with related parties:

	For the years ended June 30,
	2023	2022
Nature
Loan from related parties
Ufintek Group Pte. Ltd.	$561,703	$18,229
Yu Fan	7,356	178,159

Advance payment from related parties
Wang Yizhou	$1,524	$-

Service fees paid to related parties
Wang Yizhou	$751	$-

Loans repayment to related parties
Yu Fan	$45,102	$114,465

(b) The Group had the following balances with related parties:

	As of June 30,
	2023	2022
Amount due to related parties:
Ufintek Group Pte. Ltd.	$584,558	$17,811
Yu Fan	6,715	43,403
Wang Yizhou	1,524	-
Total	$592,797	$61,214

The balance represents the advance funds received from related parties for daily operational purposes.

F-14

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

7. Taxation

British Virgin Islands (“BVI”)

Helport Limited is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Helport Limited is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

Singapore

The Company’s subsidiary incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first $7,395 (SGD10,000) taxable income and 50% of the next $140,501 (SGD190,000) taxable income are exempted from income tax.

The following table sets forth current and deferred portion of income tax expense of the Company’s subsidiary:

	For the years ended June 30,
	2023	2022
Current income tax expense	$970,755	$152,917
Total income tax expense	$970,755	$152,917

A reconciliation between the Group's actual provision for income taxes and the provision at the Singapore statutory rate is as follows:

	For the years ended June 30,
	2023	2022
Income before income tax expenses	$5,785,458	$974,877
Income tax expenses at the Singapore statutory rate	983,528	165,729
Effect of preferential tax rate	(12,773)	(12,812)
Total income tax expenses	$970,755	$152,917

The Group did not recognize any deferred tax assets as of June 30, 2023 and 2022.

Uncertain tax positions

The Group evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2023, the Group did not have any significant unrecognized uncertain tax positions. The Group does not believe that its uncertain tax benefits position will materially change over the next twelve months. As of June 30, 2023, income for tax returns for the tax years from 2020 to 2022 remain open for statutory examination.

F-15

HELPORT LIMITED

NOTES TO COMBINED FINANCIAL STATEMENTS

(Amounts in and U.S. dollars (“US$”), except share data)

8. Earnings per share

Basic and diluted earnings per share is calculated as follows:

	For the years ended June 30,
	2023	2022
Numerator:
Net income	$4,814,703	$821,960
Denominator:
Weighted average number of ordinary shares outstanding
Basic	156	156
Diluted	156	156

Earnings per ordinary share
Basic	$30,863	$5,269
Diluted	$30,863	$5,269

9. Concentration

Financial instruments that potentially expose the Group to concentrations of credit risk consist primarily of accounts receivable. The Group conducts credit evaluations of its customers, and generally does not require collateral or other security from them. The Group evaluates its collection experience and long outstanding balances to determine the need for an allowance for doubtful accounts. The Group conducts periodic reviews of the financial condition and payment practices of its customers to minimize collection risk on accounts receivable.

The following table sets forth a summary of single customer who represent 10% or more of the Group’s total accounts receivable:

	As of June 30,
	2023	2022
Customer A	47.1%	51.4%
Customer B	29.2%	34.0%
Total	76.3%	85.4%

The following table sets forth a summary of single customer who represent 10% or more of the Group's total revenue:

	For the years ended June 30,
	2023	2022
Customer A	46.3%	51.4%
Customer B	28.4%	34.0%
Total	74.7%	85.4%

The following table sets forth a summary of single supplier who represent 10% or more of the Group’s total accounts payable:

	As of June 30,
	2023	2022
Supplier A	100.0%	100.0%
Total	100.0%	100.0%

10. Subsequent event

As of the date of issuance of the combined financial statements, the Group has collected $8,116,654 of accounts receivable from customers. The uncollected balance of accounts receivable is of 44.2% the total balance of accounts receivable as of June 30, 2023, which are all aged within one year. The collection of accounts receivable has immediately used to pay off the balance of accounts payable to supplier.

The Group has evaluated subsequent events to the balance sheet date of June 30, 2023 through February 7, 2024, the date of issuance of the combined financial statements, other than as disclosed above, there were no other subsequent events occurred that would require recognition or disclosure in the Group’s combined financial statements.

F-16

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

TRISTAR ACQUISITION I CORP.
CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$1,568,107	$587,546
Prepaid expenses	44,470	258,535
Total current assets	1,612,577	846,081

Investments held in Trust Account	113,450,197	235,933,496

TOTAL ASSETS	$115,062,774	$236,779,577

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT LIABILITIES:
Accounts payable	$223,066	$99,514
Accrued expenses	280,902	198,580
Total current liabilities	503,968	298,094

LONG TERM LIABILITIES:
Promissory notes - related parties	2,000,000	-
Derivative warrant liabilities	1,319,150	565,350
Deferred underwriting fee payable	-	10,350,000
Total long term liabilities	3,319,150	10,915,350

Total liabilities	3,823,118	11,213,444

Commitments and contingencies
Class A ordinary shares subject to possible redemption, 10,608,802 at $10.69 and 23,000,000 at $10.26 redemption value as of September 30, 2023 and December 31, 2022, respectively	113,447,705	235,931,005

Shareholders' deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Class A ordinary shares, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding	-	-
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	10,122,385	-
Accumulated deficit	(12,331,009)	(10,365,447)
Total shareholders' deficit	(2,208,049)	(10,364,872)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$115,062,774	$236,779,577

See accompanying notes to unaudited condensed financial statements.

F-17

TRISTAR ACQUISITION I CORP.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
For the three and nine months ended September 30, 2023 and 2022

	Three Months September 30, 2023	Three Months September 30, 2022	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022

General and administrative expenses	$(779,622)	$(214,892)	$(1,597,321)	$(664,263)
Loss from operations	(779,622)	(214,892)	(1,597,321)	$(664,263)

Other income (loss):
Interest income	4,080	2,002	6,553	2,366
Interest income - investments held in trust	1,932,278	1,368,643	7,462,361	1,527,929
Change in fair value of derivative warrant liabilities	(753,800)	753,800	(753,800)	8,176,800
Change in fair value of convertible promissory notes - related party	68,214	-	68,214	-
Forgiveness of deferred underwriting fee payable	-	-	481,275	-
Forgiveness of service administrative fee	-	-	204,516	-
Total other income	1,250,772	2,124,445	7,469,119	9,707,095

Net income	$471,150	$1,909,553	$5,871,798	$9,042,832

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to redemption	12,811,682	23,000,000	19,603,894	23,000,000
Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.03	$0.07	$0.23	$0.31
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,750,000	5,750,000	5,750,000
Basic and diluted net income per share, Class B ordinary shares	$0.03	$0.07	$0.23	$0.31

See accompanying notes to unaudited condensed financial statements.

F-18

TRISTAR ACQUISITION I CORP.
CONDENSED STATEMENTS OF CHANGES SHAREHOLDERS' DEFICIT (UNAUDITED)
For the three and nine months ended September 30, 2023 and 2022

	FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2023	-	$-	5,750,000	$575	$-	$(10,365,447)	$(10,364,872)
Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(2,590,329)	(2,590,329)
Net income	-	-	-	-	-	785,121	785,121
Balance - March 31, 2023	-	-	5,750,000	575	-	(12,170,655)	(12,170,080)

Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(2,939,754)	(2,939,754)
Forgiveness of deferred underwriting fee payable	-	-	-	-	9,868,725	-	9,868,725
Net income	-	-	-	-	-	4,615,527	4,615,527
Balance - June 30, 2023	-	-	5,750,000	575	9,868,725	(10,494,882)	(625,582)

Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-		(2,307,277)	(2,307,277)
Prior Sponsor capital contribution	-	-	-	-	162,906	-	162,906
Forgiveness of convertible promissory note - related party	-	-	-	-	90,754	-	90,754
Net income	-	-	-	-	-	471,150	471,150
Balance September 30, 2023	-	$-	5,750,000	$575	$10,122,385	$(12,331,009)	$(2,208,049)

	FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2022	-	$-	5,750,000	$575	$-	$(18,492,975)	$(18,492,400)
Net income	-	-	-	-	-	1,894,517	1,894,517
Balance - March 31, 2022	-	-	5,750,000	575	-	(16,598,458)	(16,597,883)

Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(159,286)	(159,286)
Net income	-	-	-	-	-	5,238,762	5,238,762
Balance - June 30, 2022	-	-	5,750,000	575	-	(11,518,982)	(11,518,407)

Remeasurement of Class A ordinary shares subject to possible redemption	-	-	-	-	-	(1,368,643)	(1,368,643)
Net income	-	-	-	-	-	1,909,553	1,909,553
Balance September 30, 2022	-	$-	5,750,000	$575	$-	$(10,978,072)	$(10,977,497)

See accompanying notes to unaudited condensed financial statements.

F-19

TRISTAR ACQUISITION I CORP.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the nine months ended September 30, 2023 and 2022

	September 30, 2023	September 30, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,871,798	$9,042,832
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in derivative warrant liabilities	753,800	(8,176,800)
Change in fair value of convertible promissory notes - related party	(68,214)	-
Interest income earned on investment held in Trust Account	(7,462,361)	(1,527,929)
Forgiveness of deferred underwriting fee payable	(481,275)	-
Changes in operating assets and liabilities:
Prepaid expenses	214,065	222,682
Accounts payable	123,552	(100,764)
Accrued expenses	82,322	(13,359)

Net cash used in operating activities	(966,313)	(553,338)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash withdrawal from Trust Account	130,320,660	-
Cash deposited into Trust Account	(375,000)	-

Net cash provided by investing activities	129,945,660	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Redemptions of Class A ordinary shares	(130,320,660)	-
Proceeds from promissory note - related party	2,000,000	-
Proceeds from Prior Sponsor	321,874	-

Net cash used in financing activities	(127,998,786)	-

NET INCREASE (DECREASE) IN CASH	980,561	(553,338)

CASH BEGINNING OF PERIOD	587,546	1,231,992

CASH END OF PERIOD	$1,568,107	$678,654

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:

Forgiveness of deferred underwriting fee payable allocated to additional paid in capital	$9,868,725	$-

Remeasurement of Class A ordinary shares to redemption amount	$7,837,360	$1,527,929

See accompanying notes to unaudited condensed financial statements.

F-20

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations and Liquidity

Tristar Acquisition I Corp.  (the “Company”) is a blank check company incorporated in the Cayman Islands on March 5, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2023 and December 31, 2022, the Company had not yet commenced any operations. All activity through September 30, 2023 relates to the Company’s formation and the initial public offering (“IPO” or “Initial Public Offering”) described below and since completion of the IPO, searching for a target with which to consummate a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31st as its fiscal year end.

The Company’s prior sponsor was Tristar Holdings I LLC, a Delaware limited liability company (the “Prior Sponsor”). On July 18, 2023, upon the consummation of the Sponsor Handover (as defined below), Navy Sail International Limited, a British Virgin Islands company (the “Sponsor”), became the new sponsor of the Company.

Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on October 13, 2021. On October 18, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating total gross proceeds of $200,000,000, which is described in Note 3. On November 3, 2021, the underwriters exercised the over-allotment option (“over-allotment option”) and purchased an additional 3,000,000 Units, generating gross proceeds of $30 million, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering and the over-allotment option, the Company consummated the sale of 7,345,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to the Prior Sponsor, generating gross proceeds of $7,345,000, which is described in Note 4.

Transaction costs amounted to $25,995,754, consisting of $4,600,000 of underwriting fees, $10,350,000 of deferred underwriting fees, $12,546,764 for the fair value of the Founder Shares (as defined in Note 5) attributable to the anchor investors (see Note 5), and $1,003,989 of offering costs, partially offset by the reimbursement of $2,505,000 of offering expenses by the underwriters. The Company’s remaining cash after payment of the offering costs is held outside of the Company’s trust account (“Trust Account”) for working capital purposes.

Following the closing of the Initial Public Offering and over-allotment option, an amount of $232,300,000 from the net proceeds of the sale of the Units in the Initial Public Offering and over-allotment option and the sale of the Private Placement Warrants was placed in the Trust Account and is invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations. On November 9, 2023, the Company instructed Continental Stock Transfer & Trust Company (“Continental”), the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank, with Continental continuing to act as trustee. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and private placement are no longer invested in U.S. government securities or money market funds.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from the Trust Account and the sale of the Private Placement Warrants will not be released from the Trust Account until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (as amended, the “Amended and Restated Memorandum and Articles of Association”) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination by October 18, 2024 or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; and (iii) failure by the Company to complete an initial Business Combination by October 18, 2024 and the return of the funds held in the Trust Account to the public shareholders as part of the redemption of the Public Shares. If the Company is unable to complete the initial Business Combination, the Company’s public shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to public shareholders, and the warrants will expire worthless.

F-21

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account ($10.69 per share as of September 30, 2023), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association as then in effect, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders, Sponsor, anchor investors, and management team have agreed to vote any Founder Shares held by them, and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The initial shareholders, the Prior Sponsor, the Sponsor, our management team and their respective designees and affiliates (as described in Note 5) have agreed to (i) waive their redemption rights with respect to any Founder Shares they hold in connection with the completion of an initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company's obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination by October 18, 2024 or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete an initial Business Combination by October 18, 2024. However, if such persons acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

F-22

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The Company will have up until October 18, 2024 if it utilizes the full Extension (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company's remaining shareholders and board of directors (the “Board”), liquidate and dissolve, subject, in each case, to the Company's obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. Notwithstanding such waiver, in the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Prior Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company's indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company's independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

On March 1, 2023, the Company entered into a non-binding letter of intent that sets forth preliminary terms and conditions of a potential Business Combination with a privately held company that the Company believed substantially met its criteria and guidelines with which it had discussions over an extended period of time. On June 12, 2023, the Company sent a written notice to the potential target company terminating the letter of intent.

Extension

On July 18, 2023, the Company held an extraordinary general meeting of shareholders (the “EGM”). At the EGM, the Company’s shareholders approved, among other things, an amendment to the Amended and Restated Memorandum and Articles of Association (the “Charter Amendment”) to (i) extend the date by which it has to complete a Business Combination  (the “Termination Date”) from July 18, 2023 to October 18, 2023, and without another shareholder vote, to further extend the Termination Date for an additional one (1) month as needed, on a month-to-month basis, up to twelve (12) times, until October 18, 2024 (the “Extension”), and (ii) remove the limitation that the Company may not redeem Public Shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem Public Shares irrespective of whether such redemption would exceed the Redemption Limitation.

In connection with the Charter Amendment, shareholders holding 12,391,198 Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account. As a result, $130,320,660 (approximately $10.52 per share) was removed from the Trust Account to pay such holders. Following redemptions, the Company had 10,608,802 Public Shares outstanding.

F-23

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Sponsor Handover

On July 18, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Company’s Prior Sponsor and the Sponsor and its designees (the “Purchaser”), whereby the Prior Sponsor agreed to transfer to the Purchaser 3,046,634 of the Company’s Class B ordinary shares and 4,961,250 Private Placement Warrants purchased at the time of the Company’s IPO. In addition, all other holders of Class B ordinary shares (together with the Prior Sponsor, the “Sellers”) transferred an aggregate of 1,380,866 of their Class B ordinary shares to Chunyi (Charlie) Hao pursuant to share transfer agreements executed by each respective holder on July 18, 2023 (the “Share Transfer Agreements”). The transfer of all Class B ordinary shares is referred to as the “Transfer.” The Transfer, all agreements executed in connection with the Transfer (including the transactions contemplated therein) and the Management Change (as defined below) are referred to as the “Sponsor Handover.” The Sponsor Handover closed on July 18, 2023 (the “Closing”). After the Sponsor Handover, the Sellers held an aggregate of 1,322,500 Class B ordinary shares, and the Prior Sponsor held 2,383,750 Private Placement Warrants.

In connection with the Sponsor Handover, the Company, its officers and directors, the Sponsor and the Purchaser entered into additional agreements whereby: (a) the Purchaser and its designees signed a joinder agreement (the “Joinder Agreement”) to become a party to the Letter Agreement (the “Letter Agreement”) and the Registration Rights Agreement (“Registration Rights Agreement”), both dated October 13, 2021 and entered into in connection with the IPO, among the Company, the Sponsor and certain equityholders of the Company; and (b) the Letter Agreement was amended by the parties thereto to allow for the Transfer (the “Letter Agreement Amendment”). In addition, at the Closing, the Company’s IPO underwriters waived their respective entitlement to the payment of any deferred underwriting fees to be paid under the terms of Section 2(c) and Section 5(bb) of the Underwriting Agreement dated October 13, 2021 (the “Underwriting Agreement”).

As part of the Sponsor Handover, the Company introduced a change in management (the “Management Change”) and the Board as follows:  (i) effective as of July 18, 2023,  Chunyi (Charlie) Hao replaced William M. Mounger as Chief Executive Officer and director, and Michael H. Liu replaced Timothy Allen Dawson as Chief Financial Officer, and Mr. Liu was also appointed as a director of the Board; (ii) effective as of July 18, 2023, Cathy Martine-Dolecki tendered her resignation as Chief Operating Officer and director and Robert Willis tendered his resignation as director; and (iii) effective August 14, 2023, Greg Boyd, David Jones, David Barksdale, Alex Parker and Steven Rogers tendered their resignations as directors. The Company has appointed each of Xinyue (Jasmine) Geffner, Stephen Markscheid and Wang Chiu (Tommy) Wong to fill the vacancies left by departing Messrs. Boyd, Jones, Barksdale, Parker and Rogers.

In connection with the Closing, on July 18, 2023, the Purchaser caused $375,000 to be deposited into the Trust Account to support the first three months of the Extension from July 18, 2023 to October 18, 2023. The Purchaser has agreed to deposit into the Trust Account an additional $125,000 for each successive month, or portion thereof, that is needed by the Company to complete an initial Business Combination until the end of the Combination Period. On October 17, 2023, the Company made the monthly deposit totaling $125,000 to extend the date the Company has to complete a Business Combination until November 18, 2023.

On July 18, 2023, the Company issued an unsecured promissory note (the “July 2023 Extension Note”) in an amount of $375,000, to Chunyi (Charlie) Hao, President and Chairman of the board of directors of the Company, for having depositing into the Trust Account $375,000 in order to support the first three months of the Extension from July 18, 2023 to October 18, 2023. The July 2023 Extension Note does not bear interest and will be due and payable by the Maker on the earlier (a) the date that the Company consummates an initial Business Combination and (b) the date of the liquidation of the Company.

On September 13, 2023, the Company issued unsecured promissory notes (the “September 2023 Notes”) in an aggregate amount of $2,125,000 to the Company’s officers and their affiliates, for the Company’s working capital needs. The September 2023 Notes do not bear interest and mature upon the earlier of (a) the closing of an Business Combination by the Company and (a) the date of the liquidation of the Company.

Change in Officers

Effective September 13, 2023, Chunyi (Charlie) Hao submitted his resignation as Chief Executive Officer. Also effective on September 13, 2023 the board of directors of the Company appointed (a) Chunyi (Charlie) Hao as the President of the Company and as Chairman of the board of directors of the Company, (b) Xiaoma (Sherman) Lu as Chief Executive Officer of the Company and (c) Ri (Richard) Yuan as Chief Investment Officer of the Company.

F-24

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Liquidity, Capital Resources and Going Concern

As of September 30, 2023 and December 31, 2022, the Company had cash outside the Trust Account of $1,568,107 and $587,546 available for working capital needs respectively. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of September 30, 2023 and December 31, 2022, none of the amount in the Trust Account was available to be withdrawn as described above.

Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 5) for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until October 18, 2024 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and a further extension is not approved by the Company’s shareholders, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur within the Combination Period and a further extension is not approved by the Company’s shareholders, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 18, 2024.

Additionally, the Company may need to raise additional capital in order to operate our business prior to our initial Business Combination through loans or additional investments. The Company’s officers, directors, Sponsor or affiliate of our Sponsor may, but are not obligated to loan the Company funds to meet working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The impact of current conflicts around the globe, including Russia’s invasion of Ukraine and the Israel-Hamas war, and related sanctions, on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

F-25

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying financial statement is presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC, and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for the fair presentation of the financial position as of September 30, 2023 and the results of operations and cash flows for the period presented and should be read in conjunction with the Company’s Annual Report on  Form 10-K for the year ended December 31, 2022. The financial information as of December 31, 2022 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The interim results for the three and nine months ended September 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

F-26

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2023 and December 31, 2022.

Investments Held in Trust Account

As of September 30, 2023 and December 31, 2022, the assets held in Trust Account were held in money market funds, which invest in U.S. Treasury securities.

Until November 9, 2023, the Company’s portfolio of investments held in the Trust Account was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company classifies its U.S. Treasury securities as trading securities in accordance with FASB ASC 320 “Investments—Debt and Equity Securities.”

On November 9, 2023, the Company instructed Continental, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank, with Continental continuing to act as trustee. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and private placement are no longer invested in U.S. government securities or money market funds.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

The Class A ordinary shares subject to possible redemption reflected on the condensed balance sheets as of September 30, 2023 and December 31, 2022 is reconciled on the following table:

Gross proceeds from Initial Public Offering, including sale of the over-allotment option	$230,000,000
Less:
Fair value of Public Warrants at issuance	(10,695,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption, net of reimbursement from underwriters	(24,329,399)
Plus:
Initial accretion on Class A ordinary shares subject to possible redemption amount	37,324,399
Remeasurement on Class A ordinary shares subject to possible redemption amount	3,631,005
Class A ordinary shares subject to possible redemption, December 31, 2022	235,931,005
Less:
Redemption of Class A ordinary shares	(130,320,660)
Plus:
Accretion on Class A ordinary shares subject to possible redemption amount	7,837,360
Class A ordinary shares subject to possible redemption, September 30, 2023	$113,447,705

As of September 30, 2023 and December 31, 2022, 10,608,802 and 23,000,000, respectively, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $25,995,754, consisting of $4,600,000 of underwriting fees, $10,350,000 of deferred underwriting fees, $12,546,764 for the fair value of the Founder Shares attributable to the anchor investors (see Note 5), and $1,003,989 of offering costs, partially offset by the reimbursement of $2,505,000 of offering expenses by the underwriters. Of the $25,995,754 in offering costs, $24,414,399 were charged to shareholders’ deficit, and $1,581,355 were expensed immediately.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

F-27

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on March 5, 2021, the evaluation was performed for the 2022 and 2021 tax years which will be the only periods subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There are no taxes in the Cayman Islands and accordingly income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Share-based Compensation

The Company adopted ASC Topic 718, Compensation—Stock Compensation, guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to nonemployees for services rendered have been recorded at the fair value of the share based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”), in accordance with ASC 815-40, “Derivatives and Hedging -- Contracts in Entity’s Own Equity,” and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement,” with changes in fair value recognized in the statement of operations in the period of change.

F-28

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The carrying amounts reflected in the balance sheet for cash, prepaid expenses, investments held in Trust Account, accounts payable, and accrued expenses approximate fair value due to their short-term nature.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level 2—Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

See Note 9 for additional information on assets and liabilities measured at fair value.

Convertible Promissory Note – Prior Sponsor Working Capital Loan

The Company accounts for convertible promissory notes under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be made at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for the Prior Sponsor Working Capital Loan (as defined in Note 5). Using the fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash gains or losses in the statements of operations.

Net Income Per Ordinary Share

The Company applies the two-class method in calculating net income per ordinary share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of ordinary share. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. Net income per ordinary share is computed by dividing the pro rata net income between the Class A ordinary share and the Class B ordinary share by the weighted average number of ordinary shares outstanding. The calculation of diluted income per ordinary share does not consider the effect of the warrants and rights issued in connection with the Public Offering since the exercise of the warrants and rights are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants and rights are exercisable for 18,845,000 shares of Class A ordinary share in the aggregate.

F-29

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies – Continued

	For the three months ended September 30, 2023	For the three months ended September 30, 2022
Ordinary shares subject to possible redemption
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Net income allocable to Class A ordinary shares subject to possible redemption	$325,198	$1,527,642
Denominator: Redeemable Class A ordinary shares,
Basic and diluted weighted average shares outstanding	12,811,682	23,000,000
Basic and diluted net income per share, Redeemable Class A ordinary share	$0.03	$0.07
Non-redeemable ordinary shares
Numerator: Net income allocable to Class B ordinary shares not subject to redemption
Net income allocable to Class B ordinary shares not subject to redemption	$145,952	$381,911
Denominator: Weighted Average non-redeemable Class B ordinary shares
Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net income per share	$0.03	$0.07

	For the nine months ended September 30, 2023	For the nine months ended September 30, 2022
Ordinary shares subject to possible redemption
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Net income allocable to Class A ordinary shares subject to possible redemption	$4,540,135	$7,234,266
Denominator: Redeemable Class A ordinary shares,
Basic and diluted weighted average shares outstanding	19,603,894	23,000,000
Basic and diluted net income per share, Redeemable Class A ordinary share	$0.23	$0.31
Non-redeemable ordinary shares
Numerator: Net income allocable to Class B ordinary shares not subject to redemption
Net income allocable to Class B ordinary shares not subject to redemption	$1,331,663	$1,808,566
Denominator: Weighted Average non-redeemable Class B ordinary shares
Basic and diluted weighted average shares outstanding	5,750,000	5,750,000
Basic and diluted net income per share	$0.23	$0.31

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-30

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7). The Company granted the underwriters an option, exercisable for 45 days from the date of the prospectus, October 13, 2021, to purchase up to 3,000,000 additional Units. The underwriters exercised the over-allotment option on November 3, 2021 by purchasing 3,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Prior Sponsor purchased an aggregate of 6,775,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($6,775,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. On November 3, 2021, pursuant to the underwriters exercising the additional Units (see Note 4), the Prior Sponsor purchased an additional 570,000 Private Placement Warrants at a price of $1.00.

On July 18, 2023, in connection with the Sponsor Handover, the Prior Sponsor transferred 4,961,250 Private Placement Warrants to a designee of the New Sponsor, pursuant to the Share Purchase Agreement. After the Sponsor Handover, the Sellers held an aggregate of 1,322,500 Class B ordinary shares, and the Prior Sponsor held 2,383,750 Private Placement Warrants.

Note 5—Related Party Transactions

Founder Shares

On March 15, 2021, the Prior Sponsor subscribed to purchase 7,187,500 Class B ordinary shares of the Company, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on March 19, 2021. In August 2021, the Prior Sponsor forfeited 1,437,500 Founder Shares, resulting in a decrease in the total number of Founder Shares from 7,187,500 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share forfeiture.

In March 2021, the Prior Sponsor transferred 50,000 Founder Shares (25,000 shares each) to the then-chief financial officer and then-chief operating officer at their original purchase price. In November 2021, the Prior Sponsor transferred a total of 150,000 Founder Shares, or 25,000 shares to each of David Barksdale, Greg Boyd, David Jones, Alex Parker, Steven Rogers, and Robert Willis, each a former director of the Company, in each case for their par value. The Company estimated the fair value of the Founder Shares attributable to the director nominees to be $1,116,000 or $7.44 per share. The transfer of Founder Shares is in the scope of FASB ASC Topic 718 “Compensation Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and expensed when earned. There has been no stock-based compensation expense recognized in the accompanying financial statements.

F-31

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The initial shareholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, or sold until the earlier of (i) one year after the completion of a Business Combination or (ii) subsequent to an initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

A total of eleven anchor investors each purchased an allocation of Units as determined by the underwriters, in the Initial Public Offering at the offering price of $10.00 per unit. Pursuant to such Units, the anchor investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other public shareholders. Further, the anchor investors are not required to (i) hold any Units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their Public Shares at the time of the Business Combination. The anchor investors will have the same rights to the funds held in the Trust Account with respect to the Class A ordinary shares underlying the Units purchased in the Initial Public Offering as the rights afforded to the Company’s other public shareholders.

Each anchor investor has entered into separate investment agreements with the Company and the Prior Sponsor pursuant to which each anchor investor agreed to purchase a specified number of Founder Shares. One anchor investor purchased 333,333 Founder Shares at a purchase price of $3 per share. In addition, the Prior Sponsor sold to the other ten anchor investors an aggregate of 1,585,000 of Founder Shares at a purchase price of $0.01 per share. Pursuant to the investment agreements, the anchor investors have agreed to (a) vote any Founder Shares held by them in favor of the Business Combination and (b) subject any Founder Shares held by them to the same lock-up restrictions as the Founder Shares held by the Prior Sponsor.

The Company estimated the fair value of the Founder Shares attributable to the anchor investors to be $13,562,614 or $7.07 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $1,015,850 was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities will be expensed immediately in the statement of operations. Offering costs allocated to the Public Shares will be charged to shareholders’ deficit upon the completion of the Initial Public Offering.

On July 18, 2023, the Company entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Company’s Prior Sponsor and the Sponsor and its designees (the “Purchaser”), whereby the Prior Sponsor agreed to transfer to the Purchaser 3,046,634 of the Company’s Class B ordinary shares. In addition, all other holders of Class B ordinary shares transferred an aggregate of 1,380,866 of their Class B ordinary shares to Chunyi (Charlie) Hao pursuant to share transfer agreements executed by each respective holder on July 18, 2023 (the “Share Transfer Agreements”).

Administrative Support Agreement

In connection with the IPO, the Company entered into an agreement with the Prior Sponsor, to pay a total of $10,000 per month for office space, secretarial and administrative services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. As of June 30, 2023 and December 31, 2022 the Company owed the Prior Sponsor $204,516 and $144,516 respectively, and is included in accrued expenses on the balance sheets; However, on June 30, 2023, in connection with the Sponsor Handover, the agreement with the Prior Sponsor was terminated and the outstanding amount was cancelled. The Company classified the forgiveness of service administrative fee in other income in the statements of operations.

F-32

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Related Party Loans

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

On June 12, 2023, we issued an unsecured promissory note to the Prior Sponsor, whereby the Prior Sponsor agreed to loan up to $250,000 to us for working capital needs (the “Prior Sponsor Working Capital Loan”).

The Prior Sponsor has the option to convert all or any portion of the Prior Sponsor Working Capital Loan into Private Placement Warrants at a price of $1.00 per Private Placement Warrant. The Prior Sponsor Working Capital Loan accrues no interest on the unpaid principal balance. The Prior Sponsor Working Capital Loan is due demand by the Prior Sponsor. Drawdowns may be requested until December 31, 2023. During July, 2023 the Company had drawdowns totaling $158,968 under the Prior Sponsor Working Capital Loan. This Prior Sponsor Working Capital Loan was valued using the fair value method as discussed in Note 2. On September 6, 2023, the Prior Sponsor agreed to forgive the Prior Sponsor Working Capital Loan balance due of $158,968. The fair value of the Prior Sponsor Working Capital Loan as of September 6, 2023 was $90,754. The change in fair value of the Prior Sponsor Working Capital Loan totaling $68,214 is included in the condensed statement of operations for the nine months ended September 30, 2023. The Company has accounted for the extinguishment of the fair value of Prior Sponsor Working Capital Loan as additional paid in capital due to the related party relationship in accordance with ASC 470-50-40-2.

On July 18, 2023, the Company issued the unsecured July 2023 Extension Note in an amount of $375,000, to Chunyi (Charlie) Hao, President and Chairman of the board of directors of the Company, for having depositing into the Trust Account $375,000 in order to support the first three months of the Extension from July 18, 2023 to October 18, 2023. The July 2023 Extension Note does not bear interest and will be due and payable by the Maker on the earlier (a) the date that the Company consummates an initial Business Combination and (b) the date of the liquidation of the Company.

On September 13, 2023, the Company issued the unsecured September 2023 Notes in an aggregate amount of $2,125,000 to the Company’s officers and their affiliates, for the Company’s working capital needs. The September 2023 Notes do not bear interest and mature upon the earlier of (a) the closing of an initial Business Combination by the Company and (a) the date of the liquidation of the Company. As of September 30, 2023, the Company has received $1,625,000 of the proceeds from the September 2023 Notes.

Note 6—Commitments and Contingencies

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. The Company bears the expenses incurred in connection with the filing of any such registration statements.

F-33

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Underwriting Agreement

The Company paid an underwriting discount of $0.20 per Public Unit Offering price to the underwriters at the closing of the IPO and over-allotment option. The underwriting discount was paid in cash. In addition, the Company agreed to pay deferred underwriting commissions of $0.45 per Public Unit, or $10,350,000 in the aggregate. The deferred underwriting commission would become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, including the performance of services specified therein.

On June 23, 2023, the underwriters agreed to waive there entitlement to the deferred underwriting commission of $10,350,000 to which it became entitled upon completion of the Company’s IPO. As a result, the Company derecognized the entire deferred underwriting fee payable of $10,350,000 and recorded $9,868,725 of the forgiveness of the deferred underwriting fee allocated to Public Shares to additional paid-in capital and the remaining balance of $481,275 was a gain from extinguishment of liability allocated to warrant liabilities.

Forward Purchase Agreements

On June 21, 2021 and July 26, 2021, respectively, the Company entered into forward purchase agreements pursuant to which one anchor investor and one institutional accredited investor that are not affiliated with the Prior Sponsor or any member of the Company’s management, have subscribed to purchase from the Company an aggregate of 4,500,000 Class A ordinary shares at a price of $10.00 per share as described in the forward purchase agreements, each in a private placement that will close immediately prior to the closing of our initial Business Combination. The terms of the forward purchase shares will generally be identical to the Class A ordinary shares included in the Units being sold in this offering, except that they will have registration rights and rights of first refusal with respect to any Business Combination financing, as described in the forward purchase agreements. One of the forward purchase investors may elect, in its sole discretion, to purchase convertible debt securities or non-convertible debt instruments in lieu of the forward purchase shares, or a combination thereof, for an aggregate purchase price of up to $25,000,000.

On September 13, 2023 and September 14, 2023, the Company and one anchor investor and one institutional accredited investor mutually terminated and cancelled the forward purchase agreements described above.

Investment Banking Services

In February 2023, the Company entered into an agreement with a third party investment banking company to provide certain investment banking services in connection with a potential Business Combination of a privately held company as described in Note 1 and a possible private placement by the Company to one or more potential investors of securities of the Company in connection with the potential Business Combination. The investment banking company as part of the agreement, may be entitled to success fees in the event that the Company finalizes a Business Combination. If a Business Combination is consummated, the investment banking company would be entitled to the following:

-	The Company will pay or cause to be paid to the investment banking company a success fee equal to $10,000,000

-

In the event that a possible private placement offering is consummated, the Company will pay or cause to be paid a success fee equal to 3.5% of the total amount of cash and the fair market value of the other property paid to the Company, any of their security holders or any of their directors or executive officers in connection with the private placement offering. A credit of 50% of the fee payable to the third party investment banking company for a private placement offering shall reduce the success fee payable above.

F-34

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The investment banking company shall be entitled to a portion of such success fees as noted above, as determined by the Company, provided, however that in no event shall the investment banking company’s portion of such success fees be less than 50% of the total success fees.

The Company also agrees to reimburse the investment banking company for all reasonable out-of-pocket expenses, not to exceed $525,000, regardless of the consummation of a Business Combination. As of September 30, 2023 the Company has paid all outstanding reimbursable costs.

In July 2023, the Company terminated the agreement with the third party investment banking company for the provision of certain investment banking services in connection with a potential Business Combination (which included waiver of all potential fees and rights thereunder by the third party investment banking company, excluding the above unbilled reimbursable costs noted above).

Note 7—Warrant Liability

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business days following the initial Business Combination to have declared effective, a registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided, that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants will have an exercise price of $11.50 per share. If (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Board, and in the case of any such issuance to the Sponsor, initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to  such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

F-35

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

The Private Placement Warrants will be identical to the Public Warrants, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the ordinary shares issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for split-up of ordinary shares, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Company accounts for the 18,845,000 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 7,345,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants have been allocated a portion of the proceeds from the issuance of the Units equal to its fair value. These warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8—Shareholders’ Deficit

Class A Ordinary Shares—The Company is authorized to issue 90,000,000 Class A ordinary shares with a par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, there were no Class A ordinary shares issued and outstanding, excluding 10,608,802 and 23,000,000 Class A ordinary shares subject to possible redemption, respectively.

Class B Ordinary Shares—The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, there were 5,750,000 Class B ordinary shares issued and outstanding.

F-36

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B ordinary shares will have the right to elect all of the Company’s directors and remove members of the Board for any reason. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding Class B ordinary shares may remove a member of the Board for any reason. These provisions of the Amended and Restated Memorandum and Articles of Association governing the appointment or removal of directors prior to the initial Business Combination may only be amended by a special resolution passed by no less than two-thirds of the Company’s ordinary shares who attend and vote at the Company’s general meeting which shall include the affirmative vote of a simple majority of the Company’s Class B ordinary shares. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Preferred Shares —The Company is authorized to issue 1,000,000 shares of preferred shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board. At September 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Dividends

The Company has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the initial Business Combination.

Note 9—Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	As of September 30, 2023
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$113,450,197	$—	$—	$113,450,197
Total	$113,450,197	$—	$—	$113,450,197

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$235,933,496	$—	$—	$235,933,496
Total	$235,933,496	$—	$—	$235,933,496

F-37

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

	As of September 30, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability – Public Warrants	$805,000	$—	$—	$805,000
Warrant liability - Private Placement Warrants	—	—	514,150	514,150

Total	$805,000	$—	$514,150	$1,319,150

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability – Public Warrants	$345,000	$—	$—	$345,000
Warrant liability - Private Placement Warrants	—	—	220,350	220,350

Total	$345,000	$—	$220,350	$565,350

As of September 30, 2023 and December 31, 2022, the estimated fair value of the Public Warrants was determined by their public trading price and the estimated fair value of the Private Placement Warrants was determined using a probability-adjusted Black-Scholes method to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statement of operations. The estimated fair value of the Private Placement Warrants are determined using Level 3 inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides the significant inputs to the probability-adjusted Black-Scholes method for the fair value of the Private Warrants:

	September 30, 2023	December 31, 2022
Stock price	$10.69	$10.11
Exercise price	$11.50	$11.50
Dividend yield	- %	- %
Expected term (in years)	5	5
Volatility	3.3%	2.3%
Risk-free rate	4.60%	3.99%
Fair value	$0.07	$0.03

As described in Notes 2 and 5, the Company accounted for the Prior Sponsor Working Capital Loan using the fair value option in accordance with ASC 815. The Company utilized a compound option valuation model to estimate the fair value of the Prior Sponsor Working Capital Loan. Significant inputs to the valuation are as follows at each drawdown:

	July 6, 2023	July 7, 2023	July 13, 2023	July 13, 2023
Conversion price	$1.00	$1.00	$1.00	$1.00
Private warrant price	$0.03	$0.03	$0.03	$0.03
Volatility	3.20%	3.20%	3.20%	3.20%
Term	0.73	0.73	0.72	0.72
Risk-free rate	5.49%	5.47%	5.40%	5.40%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Number of steps	50	50	50	50
Drawdown amount – cash value	$39,585	$19,602	$98,089	$1,692

F-38

TRISTAR ACQUISITION I CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

As noted in Note 5, the Prior Sponsor forgave the Prior Sponsor Working Capital Loan on September 6, 2023. Significant inputs to the valuation are as follows at September 6, 2023:

September 6, 2023
Conversion price	$1.00
Private warrant price	$0.07
Volatility	3.30%
Term	0.73
Risk-free rate	5.48%
Dividend yield	0.00%
Number of steps	50
Total drawdowns date of forgiveness – cash value	$158,968

The following tables provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis for the nine months ended September 30, 2023 and 2022:

	Convertible promissory note – Prior Sponsor Working Capital Loan	Private Placement Warrants	Total
Fair value at January 1, 2023	$-	$220,350	$220,350
Change in fair value of Private Warrants	-	293,800	293,800
Proceeds from drawdown – cash value	158,968	-	158,968
Change in fair value of convertible note	(68,214)	-	(68,214)
Forgiveness of convertible note moved to additional paid in capital	(90,754)	-	(90,754)
Fair value at September 30, 2023	$-	$514,150	$514,150

Private Placement Warrants
Fair value at January 1, 2022	$3,819,400
Change in fair value of Private Warrants	(3,231,800)
Fair value at September 30, 2022	$587,600

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On November 9, 2023, the Company instructed Continental, the trustee with respect to the Trust Account, to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank, with Continental continuing to act as trustee. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and private placement are no longer invested in U.S. government securities or money market funds.

On November 13, 2023, the Company and Continental entered into an amendment to the Investment Management Trust Agreement, dated October 13, 2021, by and between the Company and Continental (“Trust Agreement”), enabling Continental to hold the funds in the Trust Account in an interest-bearing demand deposit account.

On November 13, 2023, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) providing for the business combination (the “Helport Business Combination”) between the Company and Helport Limited (“Helport”), an AI technology company registered in the British Virgin Islands with operations based in Singapore. Pursuant to the Business Combination Agreement, each of the Company and Helport will merge with and into newly formed merger subsidiaries of Helport AI Limited, a British Virgin Islands company (“Pubco”) and become wholly-owned subsidiaries of Pubco. The outstanding securities of Helport and the Company will be converted into the right to receive securities of Pubco.

The Company made three separate $125,000 monthly deposits on November 16, 2023, December 13, 2023 and January 17,2024 to extend the date the Company has to complete a Business Combination. With the $125,000 monthly deposit made on January 17, 2024, the Company has extended the date the Company has to complete a Business Combination until February 18, 2024.

On December 18, 2023, the parties of the Business Combination Agreement executed the First Amendment to the Business Combination Agreement, pursuant to which (i) the Earnout and the related escrow were removed and (ii) the Aggregate Merger Consideration was reduced from three hundred and fifty million U.S. dollars ($350,000,000) to three hundred and thirty-five million U.S. dollars ($335,000,000).

On January 5, 2024, the Company received the remaining $500,000 of proceeds from the September 2023 Notes (see Note 5).

F-39

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Tristar Acquisition I Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Tristar Acquisition I Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, and the related notes

(collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from March 5, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon the consummation of a business combination and it lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. Further, if the Company does not complete a business combination by July 18, 2023, or obtain approval for an extension of this deadline, it will be required to cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY

March 9, 2023

F-40

TRISTAR ACQUISITION I CORP.

BALANCE SHEETS

December 31, 2022 and 2021

	2022	2021
ASSETS
CURRENT ASSETS:
Cash	$587,546	$1,231,992
Prepaid expenses	258,535	307,045
Total current assets	846,081	1,539,037
Prepaid expenses, net of current portion	—	259,888
Investments held in trust account	235,933,496	232,302,491
TOTAL ASSETS	$236,779,577	$234,101,416

LIABILITIES AND SHAREHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$99,514	$131,541
Accrued expenses	198,580	127,875
Total current liabilities	298,094	259,416
LONG-TERM LIABILITIES:
Derivative warrant liabilities	565,350	9,684,400
Deferred underwriting fee payable	10,350,000	10,350,000
Total long-term liabilities	10,915,350	20,034,400
Total liabilities	11,213,444	20,293,816
Commitments and contingencies (see Note 6)
Class A ordinary shares subject to possible redemption, 23,000,000 at $10.26 and $10.10 redemption value as of December 31, 2022 and 2021, respectively	235,931,005	232,300,000
Shareholders’ deficit:
Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 90,000,000 shares authorized; no shares issued and outstanding	—	—
Class B ordinary shares, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding	575	575
Additional paid-in capital	—	—
Accumulated deficit	(10,365,447)	(18,492,975)
Total shareholders’ deficit	(10,364,872)	(18,492,400)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$236,779,577	$234,101,416

See accompanying notes to financial statements.

F-41

TRISTAR ACQUISITION I CORP.

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from March 5, 2021 (Inception) to December 31, 2021
General and administrative expenses	$(996,769)	$(2,012,856)
Loss from operations	(996,769)	(2,012,856)
Other income
Interest income	5,247	2,491
Interest income - investments held in trust	3,631,005	—
Change in fair value of warrant liability	9,119,050	7,988,350
Total other income	12,755,302	7,990,841
Net income	$11,758,533	$5,977,985
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	23,000,000	5,446,667
Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.41	$0.53
Basic and diluted weighted average shares outstanding, Class B ordinary shares	5,750,000	5,750,000
Basic and diluted net income per share, Class B ordinary shares	$0.41	$0.53

See accompanying notes to financial statements.

F-42

TRISTAR ACQUISITION I CORP.

STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	FOR THE PERIOD MARCH 5, 2021 (INCEPTION) THROUGH DECEMBER 31, 2022
	Ordinary Shares				Additional		Total
	Class A		Class B		Paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance -March 5, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Excess cash received over fair value of private placement warrants	—	—	—	—	367,250	—	367,250
Founder share anchor investor contribution	—	—	—	—	12,546,764	—	12,546,764
Remeasurement of Class A ordinary share subject to redemption	—	—	—	—	(12,938,439)	(24,470,960)	(37,409,399)
Net income	—	—	—	—	—	5,977,985	5,977,985
Balance - December 31, 2021	—	—	5,750,000	575	—	(18,492,975)	(18,492,400)
Remeasurement of Class A ordinary shares subject to redemption as of December 31, 2022	—	—	—	—	—	(3,631,005)	(3,631,005)
Net income	—	—	—	—	—	11,758,533	11,758,533
Balance December 31, 2022	—	$—	5,750,000	$575	$—	$(10,365,447)	$(10,364,872)

See accompanying notes to financial statements.

F-43

TRISTAR ACQUISITION I CORP.

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from March 5, 2021 (Inception) to December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,758,533	$5,977,985
Adjustments to reconcile net income to net cash used in operating activities:
Change in derivative warrant liabilities	(9,119,050)	(7,988,350)
Interest income earned on investments held in trust account	(3,631,005)	(2,491)
Changes in operating assets and liabilities:
Prepaid expenses	308,398	(566,933)
Accounts payable	(32,027)	131,541
Accrued expenses	155,705	42,875
Net cash used in operating activities	(559,446)	(2,405,373)
CASH FLOWS FROM INVESTING ACTIVITIES:
Cash deposited into trust account	—	(232,300,000)
Net cash used in investing activities	—	(232,300,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from promissory note - related party	—	252,717
Payment of promissory note - related party	—	(252,717)
Proceeds from issuance of Class B ordinary shares to Sponsor	—	25,000
Payment of offering costs	(85,000)	(3,732,635)
Proceeds from sale of Units in Public Offering	—	232,300,000
Proceeds from sale of Private Placement Warrants	—	7,345,000
Net cash (used in)/provided by financing activities	(85,000)	235,937,365
NET (DECREASE) INCREASE IN CASH	(644,446)	1,231,992
CASH BEGINNING OF PERIOD	1,231,992	—
CASH END OF PERIOD	$587,546	$1,231,992
SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES:
Deferred underwriting commission charged to Class A ordinary shares subject to redemption.	$—	$10,350,000
Remeasurement of Class A ordinary shares to redemption amount as of December 31, 2022	$3,631,005	$—
Initial classification of Class A ordinary shares subject to redemption	$—	$232,300,000
Offering costs included in accrued expenses	$—	$85,000

See accompanying notes to financial statements.

F-44

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations and Liquidity

Tristar Acquisition I Corp. (the “Company”) is a blank check company incorporated in the Cayman Islands on March 5, 2021. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022 and 2021, the Company had not yet commenced any operations. All activity through December 31, 2022 relates to the Company’s formation and the initial public offering (“IPO”) described below and since completion of the IPO, searching for a target with which to consummate a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. The Company has selected December 31st as its fiscal year end.

The Company’s sponsor is Tristar Holdings I LLC, a Delaware limited liability company (the “Sponsor”).

Initial Public Offering

The registration statement for the Company’s Initial Public Offering was declared effective on October 13, 2021. On October 18, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating total gross proceeds of $200,000,000, which is described in Note 3. On November 3, 2021, the underwriters exercised the over-allotment option (“over-allotment option”) and purchased an additional 3,000,000 Units, generating gross proceeds of $30 million, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering and the over-allotment option, the Company consummated the sale of 7,345,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Tristar Holdings I LLC (the “Sponsor”), generating gross proceeds of $7,345,000, which is described in Note 4.

Transaction costs amounted to $25,995,754, consisting of $4,600,000 of underwriting fees, $10,350,000 of deferred underwriting fees, $12,546,764 for the fair value of the Founder Shares attributable to the anchor investors (see Note 5), and $1,003,989 of offering costs, partially offset by the reimbursement of $2,505,000 of offering expenses by the underwriters. The Company’s remaining cash after payment of the offering costs is held outside of the Trust Account for working capital purposes.

Following the closing of the Initial Public Offering and over-allotment option, an amount of $232,300,000 from the net proceeds of the sale of the Units in the Initial Public Offering and over-allotment option and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and is invested only in U.S. government treasury obligations with maturities of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of the initial Business Combination; (ii) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the amended and restated memorandum and articles of association to modify the substance or timing of the Company’s obligation to redeem 100% of the public shares if the Company does not complete the initial Business Combination within 18 months (or 21 months from the effective date of the registration statement if the Company has executed a letter of intent, agreement in principle or definitive agreement for its initial business combination within 18 months from the closing of the Initial Public Offering but has not completed its initial business combination within such 18 month period) from the closing of the Initial Public Offering; and (iii) absent an initial Business Combination within 18 months (or 21 months, as applicable) from the effective date of the registration statement or with respect to any other material provisions relating to shareholders’ rights or

F-45

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations and Liquidity - Continued

pre-initial Business Combination activity, the return of the funds held in the trust account to the public shareholders as part of the redemption of the public shares. If the Company does not invest the proceeds as discussed above, the Company may be deemed to be subject to the Investment Company Act. If the Company is deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which the Company has not allotted fund and may hinder the Company’s ability to complete a business combination. If the Company is unable to complete the initial Business Combination, the Company’s public shareholders may only receive their pro rata portion of the funds in the trust account that are available for distribution to public shareholders, and the warrants will expire worthless.

The Company will provide its public shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, in its sole discretion. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account ($10.26 per share at December 31, 2022), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Class A ordinary shares are recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity (“ASC 480”).

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon consummation of such Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association as then in effect (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders, anchor investors, and management team have agreed to vote any Founder Shares held by them, and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a public shareholder on the record date for the general meeting held to approve the proposed transaction.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The initial shareholders (as described in Note 5) have agreed to (i) waive their redemption rights with respect to any Founder Shares they hold in connection with the completion of an initial Business Combination, (ii) waive their redemption rights with respect to any Founder Shares and Public Shares they hold in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within 18 months (or 21 months, as applicable) from the closing of the Initial Public Offering or with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if the Company fails to complete an initial Business Combination within 18 months (or 21 months, as applicable) from the Initial Public Offering. However, if the initial shareholders or anchor investors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period (as defined below).

F-46

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations and Liquidity - Continued

The Company will have until 18 months (or 21 months, as applicable) from the closing of the Initial Public Offering (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.10 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.10 per Public Share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity, Capital Resources and Going Concern

As of December 31, 2022 and, 2021, the Company had cash outside the Trust Account of $587,546 and $1,231,992, respectively, available for working capital needs. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of December 31, 2022 and 2021, none of the amount in the Trust Account was available to be withdrawn as described above.

Until consummation of its Business Combination, the Company will be using the funds not held in the Trust Account, and any additional Working Capital Loans (as defined in Note 5) for identifying and evaluating prospective acquisition candidates, performing business due diligence on prospective target businesses, traveling to and from the offices, plants or similar locations of prospective target businesses, reviewing corporate documents and material agreements of prospective target businesses, selecting the target business to acquire and structuring, negotiating and consummating the Business Combination. Other than the Working Capital Loans (as described in Note 5), the Company cannot provide assurance that new financing will be available to it on commercially acceptable terms, if at all.

F-47

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations and Liquidity - Continued

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until July 18, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the potential mandatory liquidation, should a Business Combination not occur and an extension is not requested by the Sponsor, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after July 18, 2023.

Additionally, the Company may need to raise additional capital in order to operate our business prior to our initial business combination through loans or additional investments. The Company’s officers, directors, Sponsor or affiliate of our Sponsor may, but are not obligated to loan the Company funds to meet working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Note 2—Significant Accounting Policies

Basis of Presentation

The accompanying financial statement are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies - Continued

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and December 31, 2021.

Investments Held in Trust Account

As of December 31, 2022 and 2021, the investments held in trust account were held in money market funds, which invest in U.S. Treasury securities.

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company classifies its U.S. Treasury securities as trading securities in accordance with FASB ASC 320 “Investments—Debt and Equity Securities.”

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC 480. Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and 2021, 23,000,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.

Offering Costs associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - Expenses of Offering. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies - Continued

that are classified as assets and liabilities are expensed immediately. The Company incurred offering costs amounting to $25,995,754, consisting of $4,600,000 of underwriting fees, $10,350,000 of deferred underwriting fees, $12,546,764 for the fair value of the Founder Shares attributable to the anchor investors (see Note 5), and $1,003,989 of offering costs, partially offset by the reimbursement of $2,505,000 of offering expenses by the underwriters. Of the $25,995,754 in offering costs, $24,414,399 were charged to shareholders’ deficit, and $1,581,355 were expensed in the quarter ended December 31, 2021.

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be  more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on March 5, 2021, the evaluation was performed for the 2021 and 2022 tax years which will be the only periods subject to examination.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. There are no taxes in the Cayman Islands and accordingly income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements.

Share-based Compensation

The Company adopted ASC Topic 718, Compensation—Stock Compensation, guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to nonemployees for services rendered have been recorded at the fair value of the sharebased payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the statements of operations.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies - Continued

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”), in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the balance sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statement of operations in the period of change.

Fair Value of Financial Instruments

ASC 820 establishes a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to measure investments at fair value. The observability of inputs is impacted by a number of factors, including the type of investment, characteristics specific to the investment, market conditions and other factors. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Investments with readily available quoted prices or for which fair value can be measured from quoted prices in active markets will typically have a higher degree of input observability and a lesser degree of judgment applied in determining fair value.

The carrying amounts reflected in the balance sheet for cash, prepaid expenses, due from related party, investments held in trust account, accounts payable, and accrued offering costs and expenses approximate fair value due to their short-term nature.

The three levels of the fair value hierarchy under ASC 820 are as follows:

Level 1—Quoted prices (unadjusted) in active markets for identical investments at the measurement date are used.

Level 2—Pricing inputs are other than quoted prices included within Level 1 that are observable for the investment, either directly or indirectly. Level 2 pricing inputs include quoted prices for similar investments in active markets, quoted prices for identical or similar investments in markets that are not active, inputs other than quoted prices that are observable for the investment, and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3—Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. The inputs used in determination of fair value require significant judgment and estimation.

In some cases, the inputs used to measure fair value might fall within different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the investment is categorized in its entirety is determined based on the lowest level input that is significant to the investment. Assessing the significance of a particular input to the valuation of an investment in its entirety requires judgment and considers factors specific to the investment. The categorization of an investment within the hierarchy is based upon the pricing transparency of the investment and does not necessarily correspond to the perceived risk of that investment.

See Note 9 for additional information on assets and liabilities measured at fair value.

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 2—Significant Accounting Policies - Continued

Net Income Per Ordinary Share

The Company applies the two-class method in calculating net income per ordinary share. The contractual formula utilized to calculate the redemption amount approximates fair value. The Class feature to redeem at fair value means that there is effectively only one class of ordinary share. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. Net income per ordinary share is computed by dividing the pro rata net income between the Class A ordinary share and the Class B ordinary share by the weighted average number of ordinary shares outstanding. The calculation of diluted income per ordinary share does not consider the effect of the warrants and rights issued in connection with the Public Offering since the exercise of the warrants and rights are contingent upon the occurrence of future events. The warrants and rights are exercisable for 18,845,000 shares of Class A ordinary share in the aggregate.

	For the year ended December 31, 2022	For the period from March 5, 2021 (inception) to December 31, 2021
Ordinary shares subject to possible redemption
Numerator: Earnings allocable to Redeemable Class A ordinary shares
Net income allocable to Class A ordinary shares subject to possible redemption	$9,406,826	$2,908,017
Denominator: Redeemable Class A ordinary shares,
Basic and diluted weighted average shares outstanding	23,000,000	5,446,667

Basic and diluted net income per share, Redeemable Class A ordinary share	$0.41	$0.53
Non-redeemable ordinary shares
Numerator: Net income allocable to Class B ordinary shares not subject to redemption
Net income allocable to Class B ordinary shares not subject to redemption	$2,351,707	$3,069,968
Denominator: Weighted Average non-redeemable Class B ordinary shares
Basic and diluted weighted average shares outstanding	5,750,000	5,750,000

Basic and diluted net income per share	$0.41	$0.53

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 effective January 1, 2022. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

The Company’s management does not believe that any other recently issued, but not effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 3—Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7). The Company granted the underwriters an option, exercisable for 45 days from the date of the prospectus, October 13, 2021, to purchase up to 3,000,000 additional Units. The underwriters exercised the over-allotment option on November 3, 2021 by purchasing 3,000,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

Note 4—Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,775,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant ($6,775,000 in the aggregate). Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. On November 3, 2021, pursuant to the underwriters exercising the additional Units (see Note 4), the Sponsor purchased an additional 570,000 Private Placement Warrants at a price of $1.00.

Note 5—Related Party Transactions

Founder Shares

On March 15, 2021, the Sponsor subscribed to purchase 7,187,500 Class B ordinary shares of the Company, par value $0.0001 per share (the “Founder Shares”), and fully paid for those shares on March 19, 2021. In August 2021, the Sponsor forfeited 1,437,500 Founder Shares, resulting in a decrease in the total number of Founder Shares from 7,187,500 to 5,750,000. All shares and associated amounts have been retroactively restated to reflect the share forfeiture.

The initial shareholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned, or sold until the earlier of (i) one year after the completion of a Business Combination or (ii) subsequent to an initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any

30-trading day period commencing at least 150 days after an initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the public shareholders having the right to exchange their ordinary shares for cash, securities or other property.

In March 2021, the Sponsor transferred 50,000 Founder Shares (25,000 shares each) to the chief financial officer and chief operating officer at their original purchase price. In November 2021, the Sponsor transferred a total of 150,000 Founder Shares to six director nominees (25,000 shares to each director nominee) for no consideration. The Company estimated the fair value of the Founder Shares attributable to the director nominees to be $1,116,000 or $7.44 per share. The transfer of Founder Shares is in the scope of FASB ASC Topic 718 “Compensation Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date and expensed when earned. Shares granted to the directors, chief financial officer and chief operating officer are forfeited if their status as director or officer is terminated for any reason prior to the date of the initial Business Combination, and as such, there has been no stock-based compensation expense recognized in the accompanying financial statements.

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 5—Related Party Transactions - Continued

A total of eleven anchor investors each purchased an allocation of units as determined by the underwriters, in the Initial Public Offering at the offering price of $10.00 per unit. Pursuant to such units, the anchor investors have not been granted any shareholder or other rights in addition to those afforded to the Company’s other public shareholders. Further, the anchor investors are not required to (i) hold any units, Class A ordinary shares or warrants they may purchase in the Initial Public Offering or thereafter for any amount of time, (ii) vote any Class A ordinary shares they may own at the applicable time in favor of the Business Combination or (iii) refrain from exercising their right to redeem their public shares at the time of the Business Combination. The anchor investors will have the same rights to the funds held in the trust account with respect to the Class A ordinary shares underlying the units purchased in the Initial Public Offering as the rights afforded to the Company’s other public shareholders.

Each anchor investor has entered into separate investment agreements with the Company and the Sponsor pursuant to which each anchor investor agreed to purchase a specified number of Founder Shares. One anchor investor purchased 333,333 Founder Shares at a purchase price of $3 per share. In addition, the Sponsor sold to the other ten anchor investors an aggregate of 1,585,000 of Founder Shares at a purchase price of $0.01 per share. Pursuant to the investment agreements, the anchor investors have agreed to (a) vote any Founder Shares held by them in favor of the Business Combination and (b) subject any Founder Shares held by them to the same lock-up restrictions as the Founder Shares held by the Sponsor.

The Company estimated the fair value at the time of the transfer of the Founder Shares attributable to the anchor investors to be $13,562,614 or $7.07 per share. The excess of the fair value of the Founder Shares sold over the purchase price of $1,015,850 was determined to be an offering cost in accordance with Staff Accounting Bulletin Topic 5A. Accordingly, the offering cost will be allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs allocated to derivative warrant liabilities will be expensed immediately in the statements of operations. Offering costs allocated to the Public Shares will be charged to shareholders’ deficit upon the completion of the Initial Public Offering.

Promissory Note—Related Party

On March 9, 2021, the Sponsor agreed to loan the Company an aggregate of up to $100,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The Promissory Note was amended in April, 2021 and then again in May, 2021, to increase the aggregate principal balance ultimately up to $300,000. This loan was non-interest bearing and payable on the earlier of (i) September 30, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note was repaid on October 18, 2021 upon the closing of the Initial Public Offering.

Administrative Support Agreement

The Company has entered into an agreement with the Sponsor, to pay a total of $10,000 per month for office space, secretarial and administrative services. Upon the completion of an initial Business Combination or liquidation, the Company will cease paying these monthly fees. As of December 31, 2022 and 2021 the Company owes the Sponsor $144,516 and $24,516 respectively, and is included in accrued expenses on the balance sheets.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans could be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust

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TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 5—Related Party Transactions - Continued

Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.

Note 6—Commitments and Contingencies

Registration and Shareholder Rights Agreement

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to consummation of a Business Combination. The Company bears the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company paid an underwriting discount of $0.20 per Public Unit Offering price to the underwriters at the closing of the Initial Public Offering and over-allotment option. The underwriting discount was paid in cash. In addition, the Company has agreed to pay deferred underwriting commissions of $0.45 per Public Unit, or $10,350,000 in the aggregate. The deferred underwriting commission will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement, including the performance of services specified therein.

Forward Purchase Agreements

On June 21, 2021 and July 26, 2021, respectively, the Company entered into forward purchase agreements pursuant to which one anchor investor and one institutional accredited investor that are not affiliated with the Sponsor or any member of the Company’s management, have subscribed to purchase from the Company an aggregate of 4,500,000 Class A ordinary shares at a price of $10.00 per share as described in the forward purchase agreements, each in a private placement that will close immediately prior to the closing of our initial Business Combination. The terms of the forward purchase shares will generally be identical to the Class A ordinary shares included in the Units being sold in this offering, except that they will have registration rights and rights of first refusal with respect to any business combination financing, as described in the forward purchase agreements. One of the forward purchase investors may elect, in its sole discretion, to purchase convertible debt securities or non-convertible debt  instruments in lieu of the forward purchase shares, or a combination thereof, for an aggregate purchase price of up to $25,000,000.

Note 7—Warrant Liability

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file, and within 60 business

F-55

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7—Warrant Liability - Continued

days following the initial Business Combination to have declared effective, a registration statement covering the issuance of Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed; provided, that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but it will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants will have an exercise price of $11.50 per share. If (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (as adjusted for stock splits, stock dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Sponsor, initial shareholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants, except that (1) the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (2) the Private Placement Warrants will be non-redeemable (except as described below) so long as they are held by the Sponsor or its permitted transferees, (3) the Private Placement Warrants may be exercised by the holders on a cashless basis and (4) the holders of the Private Placement Warrants (including with respect to the ordinary shares issuable upon exercise of the Private Placement Warrants) are entitled to registration rights. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by such holders on the same basis as the Public Warrants.

The Company may call the Public Warrants for redemption:

·	in whole and not in part;

·	at a price of $0.01 per warrant;

·	upon a minimum of 30 days’ prior written notice of redemption; and

·

if, and only if, the last reported sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for split-up of ordinary shares, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

F-56

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 7—Warrant Liability - Continued

The Company accounts for the 18,845,000 warrants issued in connection with the Initial Public Offering (including 11,500,000 Public Warrants and 7,345,000 Private Placement Warrants) in accordance with the guidance contained in ASC  815-40.Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability.

The accounting treatment of derivative financial instruments requires that the Company record the warrants as derivative liabilities at fair value upon the closing of the Initial Public Offering. The Public Warrants have been allocated a portion of the proceeds from the issuance of the Units equal to its fair value. These warrant liabilities are subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. If the classification changes as a result of events during the period, the warrants will be reclassified as of the date of the event that causes the reclassification.

Note 8—Shareholders’ Deficit

Class A Ordinary Shares—The Company is authorized to issue 90,000,000 Class A ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were no Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares—The Company is authorized to issue 10,000,000 Class B ordinary shares with a par value of $0.0001 per share. At December 31, 2022 and 2021, there were 5,750,000 Class B ordinary shares issued and outstanding.

Shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders; provided that, prior to the completion of the initial Business Combination, holders of the Class B ordinary shares will have the right to elect all of the Company’s directors and remove members of the Company’s board of directors for any reason. Holders of the Public Shares will not be entitled to vote on the Company’s election of directors during such time. In addition, prior to the completion of the initial Business Combination, holders of a majority of the outstanding Class B ordinary shares may remove a member of the Company’s board of directors for any reason. These provisions of the Company’s memorandum and articles of association governing the appointment or removal of directors prior to the initial Business Combination may only be amended by a special resolution passed by no less than two-thirds of the Company’s ordinary shares who attend and vote at the Company’s general meeting which shall include the affirmative vote of a simple majority of the Company’s Class B ordinary shares. With respect to any other matter submitted to a vote of the Company’s shareholders, including any vote in connection with the initial Business Combination, holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination, or earlier at the option of the holders, on a one-for-one basis. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the then-outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance, including a specified future issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon the completion of the Proposed Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Preferred Shares —The Company is authorized to issue 1,000,000 shares of preferred shares, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

F-57

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 8—Shareholders’ Deficit - Continued

Dividends

The Company has not paid any cash dividends on the ordinary shares to date and does not intend to pay cash dividends prior to the completion of the initial Business Combination.

Note 9—Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$235,933,496	$—	$—	$235,933,496
Total	$235,933,496	$—	$—	$235,933,496

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$232,302,491	$—	$—	$232,302,491
Total	$232,302,491	$—	$—	$232,302,491

	As of December 31, 2022
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability – Public Warrants	$345,000	$—	$—	$345,000
Warrant liability - Private Placement Warrants	—	—	220,350	220,350
Total	$345,000	$—	$220,350	$565,350

	As of December 31, 2021
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability – Public Warrants	$5,865,000	$—	$—	$5,865,000
Warrant liability - Private Placement Warrants	—	—	3,819,400	3,819,400
Total	$5,865,000	$—	$3,819,400	$9,684,400

F-58

TRISTAR ACQUISITION I CORP.

NOTES TO FINANCIAL STATEMENTS

Note 9—Fair Value Measurements - Continued

As of December 31, 2022 and 2021, the estimated fair value of the Public Warrants was determined by their public trading price and the estimated fair value of the Private Placement Warrants was determined using a probability-adjusted Black-Scholes method to value the Private Placement Warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the Private Placement Warrants are determined using Level 3 inputs. Inherent in pricing models are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The following table provides the significant inputs to the probability-adjusted Black-Scholes method for the fair value of the Private Warrants:

	December 31, 2022	December 31, 2021
Stock price	$10.11	$9.76
Exercise price	$11.50	$11.50
Dividend yield	—%	—%
Expected term (in years)	5	5
Volatility	2.3%	12%
Risk-free rate	3.99%	1.26%
Fair value	$0.03	$0.52

The following tables provides a summary of the changes in the fair value of the Company’s Level 3 financial instruments that are measured at fair value on a recurring basis:

	Private Placement Warrants	Public Warrants
Fair value at March 5, 2021 (inception)	$—	$—
Initial measurement at November 3, 2021	6,977,750	10,695,000
Change in fair value of Private Warrants	(3,158,350)	—
Transfer to Level 1		(10,695,000)
Fair value at December 31, 2021	3,819,400	—
Change in fair value of Private Warrants	(3,599,050)	—
Fair value at December 31, 2022	$220,350	$—

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs.

Note 10—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, except as noted below.

On March 1, 2023, the Company announced it entered into a non-binding letter of intent that sets forth the preliminary terms and conditions of a potential business combination with a privately held company that we believe substantially meets many of our criteria and guidelines and with which we have had discussions over an extended period of time. As a result, the Company now have until July 18, 2023 to complete a business combination.

F-59

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Pubco’s Proposed Memorandum and Articles will provide for indemnification of the officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. Pubco may purchase a policy of directors’ and officers’ liability insurance that insures the officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures Pubco against its obligations to indemnify the officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1(1)

Business Combination Agreement, dated as of November 12, 2023, by and among Tristar Acquisition I Corp., Helport AI Limited, Merger I Limited, Merger II Limited, Navy Sail International Limited, Extra Technology Limited and Helport Limited (incorporated by reference to Exhibit 2.1 of Tristar’s Form 8-K filed with the SEC on November 16, 2023 and also attached as Annex A to the proxy statement/prospectus contained in this registration statement).

2.2

First Amendment to Business Combination Agreement, dated as of December 18, 2023, by and among Tristar Acquisition I Corp., Helport AI Limited, Merger I Limited, Merger II Limited, Navy Sail International Limited, Extra Technology Limited and Helport Limited (attached as Annex A-1 to the proxy statement/prospectus contained in this registration statement).

3.1**	Memorandum and Articles of Association of Pubco.
3.2	Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Amended and Restated Memorandum and Articles of Association of Tristar, as amended (incorporated by reference to Exhibit 3.1 of Tristar’s Form 8-K filed with the SEC on October 13, 2021).
4.1	Specimen Unit Certificate of Tristar (incorporated by reference to Exhibit 4.1 of Tristar’s Registration Statement on Form S-1 filed with the SEC on September 29, 2021).
4.2	Specimen Class A Ordinary Share Certificate of Tristar (incorporated by reference to Exhibit 4.2 of Tristar’s Registration Statement on Form S-1 filed with the SEC on September 29, 2021).
4.3	Specimen Warrant Certificate of Tristar (incorporated by reference to Exhibit 4.3 of Tristar’s Registration Statement on Form S-1 filed with the SEC on September 29, 2021).
4.4

Warrant Agreement, dated as of October 13, 2021 by and between Tristar and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Tristar’s Form 8-K filed with the SEC on October 19, 2021).

5.1*	Form of Opinion of Ogier (Cayman Islands).
5.2*	Form of Opinion of Hunter Taubman Fischer & Li LLC

II-1

Exhibit No.	Description
8.1**	Form of Tax opinion of Ellenoff Grossman & Schole LLP.
10.1

Letter Agreement, dated October 13, 2021, by and among Tristar, each of its resigning directors and officer and the Prior Sponsor (incorporated by reference to Exhibit 10.1 of Tristar’s Form 8-K filed with the SEC on October 13, 2021).

10.2

Letter Agreement Amendment, dated June 12, 2023, between the Company and its resigning officers and directors (incorporated by reference to Exhibit 10.4 of Tristar’s Form 8-K filed with the SEC on July 24, 2023).

10.3

Investment Management Trust Agreement, dated October 13, 2021, by and between Tristar and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.4 of Tristar’s Form 8-K filed with the SEC on October 19, 2021).

10.4	Amendment to Trust Agreement, dated November 13, 2023 (incorporated by reference to Exhibit 10.7 of Tristar’s Quarterly Report Form 10-Q filed with the SEC on November 14, 2023).
10.5

Registration Rights Agreement, dated as of October 13, 2021, by and between Tristar, the Prior Sponsor and certain securityholders named therein (incorporated by reference to Exhibit 10.3 of Tristar’s Form 8-K filed with the SEC on October 19, 2021).

10.6

Private Placement Warrants Purchase Agreement, dated as of October 13, 2021, by and between Tristar and the Prior Sponsor (incorporated by reference to Exhibit 10.2 of Tristar’s Form 8-K filed with the SEC on October 19, 2021).

10.7

Form of Seller Lock-Up Agreement, dated as of November 12, 2023, by and among Helport Limited, Helport AI Limited, Tristar Acquisition I Corp., Navy Sail International Limited and the Helport Shareholders party thereto (incorporated by reference to Exhibit 10.1 of Tristar’s Form 8-K filed with the SEC on November 16, 2023).

10.8

Shareholder Support Agreement, dated as of November 12, 2023, by and among Tristar Acquisition I Corp., Helport Limited and the Company Shareholders of Helport Limited party thereto (incorporated by reference to Exhibit 10.2 of Tristar’s Form 8-K filed with the SEC on November 16, 2023).

10.9

Second Amendment to Insider Letter, dated as of November 12, 2023, by and among Tristar Acquisition I Corp., Tristar Holdings I, LLC, Helport AI Limited, Helport Limited, Navy Sail International Limited, and the individuals party thereto(incorporated by reference to Exhibit 10.3 of Tristar’s Form 8-K filed with the SEC on November 16, 2023).

10.10

Form of Non-Competition and Non-Solicitation Agreement, dated as of November 12, 2023, by and among Helport AI Limited, Tristar Acquisition I Corp., Helport Limited, Navy Sail International Limited and the Subject Parties party thereto (incorporated by reference to Exhibit 10.4 of Tristar’s Form 8-K filed with the SEC on November 16, 2023).

10.11

Form of Assignment, Assumption and Amendment to Warrant Agreement, to be entered into by and among Tristar Acquisition I Corp., Helport Limited and Continental Stock Transfer & Trust Company(incorporated by reference to Exhibit 10.5 of Tristar’s Form 8-K filed with the SEC on November 16, 2023).

10.12

Form of First Amendment to Registration Rights Agreement by and among Helport Limited, Tristar Acquisition I Corp., Tristar Holdings I, LLC, Navy Sail International Limited and Helport AI Limited (incorporated by reference to Exhibit 10.6 of Tristar’s Form 8-K filed with the SEC on November 16, 2023).

10.13

Securities Purchase Agreement, dated July 18, 2023, by and among Tristar, the Prior Sponsor and the Sponsor (incorporated by reference to Exhibit 10.1 of Tristar’s Form 8-K filed with the SEC on July 24, 2023).

10.14

Form of Share Transfer Agreement, dated July 18, 2023, by and among certain Class B holders and Chunyi (Charlie) Hao (incorporated by reference to Exhibit 10.2 of Tristar’s Form 8-K filed with the SEC on July 24, 2023).

10.15	Promissory Note of Tristar, dated July 18, 2023 (incorporated by reference to Exhibit 10.5 of Tristar’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023).
10.16	Form of Promissory Note of Tristar, dated September 13, 2023 (incorporated by reference to Exhibit 10.6 of Tristar’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023).
10.17**	Form of Equity Incentive Plan (attached as Annex D to the proxy statement/prospectus contained in this registration statement).
10.18**	Purchase Agreement dated January 4, 2022, by and between Healthport Medical Consulting Pte. Ltd. and Tianjin Youfei Digital Technology Group Co., Ltd.
10.19**	Purchase Agreement dated January 4, 2022, by and between Healthport Medical Consulting Pte. Ltd. and Tianjin Youfei Digital Technology Group Co., Ltd.
10.20**	Service Agreement dated March 6, 2022, by and between Healthport Medical Consulting Pte. Ltd. and Tianjin Youfei Digital Technology Group Co., Ltd.

II-2

Exhibit No.	Description
21.1*	List of Subsidiaries of Pubco Post-Business Combination.
23.1**	Consent of Marcum LLP.
23.2**	Consent of Enrome LLP.
23.3*	Consent of Ogier (Cayman Islands) (included in Exhibit 5.1).
23.4*	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 8.1).
23.5**	Consent of ValueScope, Inc.
99.1*	Form of Proxy Card for Extraordinary General Meeting of Shareholders of Tristar (included as Annex F to the proxy statement/prospectus).
99.2*	Consent of [ ] to be Named as a Director.
99.3*	Consent of [ ] to be Named as a Director.
99.4*	Consent of [ ] to be Named as a Director.
99.5*	Consent of [ ] to be Named as a Director.
99.6**	ValueScope Fairness Opinion (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).
107**	Filing fee table

*        To be filed.

**      Filed herewith.

(1)      The exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-3

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on the seventh day of February, 2024.

Helport AI Limited

By:	/s/Cong Shi
Name:	Cong Shi
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Guanghai Li	Chief Executive Officer	February 7, 2024
(Principal Executive Officer)

/s/ Tao Ke	Chief Financial Officer	February 7, 2024
(Principal Accounting and Financial
Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the duly undersigned representative in the United States of American in the New York, has signed this registration statement on February 7, 2024.

Helport AI, Inc Authorized U.S. Representative

By:	/s/ Tailin Song
Name:	Tailin Song
Title:	Chief Executive Officer

II-5

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TRISTAR ACQUISITION I CORP.,

as Purchaser,

Helport AI Limited,

as Pubco,

Merger I Limited,

as First Merger Sub,

Merger II Limited,

as Second Merger Sub,

NAVY SAIL INTERNATIONAL LIMITED,

in the capacity as Purchaser Representative,

EXTRA TECHNOLOGY LIMITED,

in the capacity as Seller Representative,

and

HELPORT LIMITED,

as the Company

Dated as of November 12, 2023

ARTICLE I MERGERS		2
1.1	The Mergers.	2
1.2	Effective Time.	3
1.3	Effect of the Mergers.	3
1.4	Organizational Documents of Surviving Company and Surviving Entity.	4
1.5	Directors, Officers and Registered Agents.	4
ARTICLE II CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES		5
2.1	Conversion of Company Securities.	5
2.2	Conversion of Issued Securities of Purchaser.	5
2.3	No Liability	6
2.4	Taking of Necessary Action; Further Action.	7
2.5	Surrender of Company Securities and Disbursement of Merger Consideration.	7
2.6	Fractional Shares.	8
2.7	Estimated Company Closing Statement.	8
2.8	Merger Consideration Adjustment.	9
2.9	Dissenters’ Rights.	10
2.10	Escrow.	11
2.11	Earnout and Earnout Escrow.	12
ARTICLE III CLOSING		12
3.1	Closing.	12
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		13
4.1	Organization and Standing.	13
4.2	Authorization; Binding Agreement.	13
4.3	Governmental Approvals.	14
4.4	Non-Contravention.	14
4.5	Capitalization.	14
4.6	SEC Filings; Purchaser Financials; Internal Controls.	15
4.7	Absence of Certain Changes.	16
4.8	Compliance with Laws.	16
4.9	Actions; Orders; Permits.	17
4.10	Taxes and Returns.	17
4.11	Employees and Employee Benefit Plans.	18
4.12	Properties.	18
4.13	Material Contracts.	18
4.14	Transactions with Affiliates.	18
4.15	Investment Company Act; JOBS Act.	18
4.16	Finders and Brokers.	18

i

4.17	Certain Business Practices.	19
4.18	Insurance.	19
4.19	Information Supplied.	19
4.20	Independent Investigation.	20
4.21	Trust Account.	20
4.22	Registration and Listing.	21
4.23	Termination of Prior Merger Agreement.	21
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB		21
5.1	Organization and Standing.	21
5.2	Authorization; Binding Agreement.	21
5.3	Governmental Approvals.	22
5.4	Non-Contravention.	22
5.5	Capitalization.	22
5.6	Activities of Pubco, First Merger Sub and Second Merger Sub Activities.	22
5.7	Finders and Brokers.	23
5.8	Investment Company Act.	23
5.9	Information Supplied.	23
5.10	Independent Investigation.	23
5.11	Exclusivity of Representations and Warranties.	23
5.12	Intended Tax Treatment.	24
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE COMPANY		24
6.1	Organization and Standing.	24
6.2	Authorization; Binding Agreement.	24
6.3	Capitalization.	25
6.4	Subsidiaries.	26
6.5	Governmental Approvals.	26
6.6	Non-Contravention.	27
6.7	Financial Statements.	27
6.8	Absence of Certain Changes.	28
6.9	Compliance with Laws.	28
6.10	Company Permits.	28
6.11	Litigation.	29
6.12	Material Contracts.	29
6.13	Intellectual Property.	31
6.14	Taxes and Returns.	32
6.15	Real Property.	34
6.16	Personal Property.	34
6.17	Title to and Sufficiency of Assets.	34

ii

6.18	Employee Matters.	35
6.19	Benefit Plans.	36
6.20	Environmental Matters. Except as set forth in Schedule 6.20:	36
6.21	Transactions with Related Persons.	37
6.22	Insurance.	38
6.23	Books and Records.	38
6.24	Top Customers and Suppliers.	38
6.25	Certain Business Practices.	38
6.26	Investment Company Act.	39
6.27	Finders and Brokers.	39
6.28	Disclosure.	39
6.29	Information Supplied.	39
6.30	Independent Investigation.	40
6.31	Exclusivity of Representations and Warranties.	40
ARTICLE VII COVENANTS		40
7.1	Access and Information.	40
7.2	Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.	41
7.3	Conduct of Business of Purchaser.	43
7.4	Annual and Interim Financial Statements.	45
7.5	Purchaser Public Filings.	45
7.6	No Solicitation.	45
7.7	No Trading.	46
7.8	Notification of Certain Matters.	46
7.9	Efforts.	47
7.10	Further Assurances.	48
7.11	The Registration Statement.	48
7.12	Company Shareholder Meeting. .	50
7.13	Public Announcements.	50
7.14	Confidential Information.	51
7.15	Post-Closing Board of Directors and Executive Officers.	52
7.16	Indemnification of Directors and Officers; Tail Insurance.	52
7.17	Trust Account Proceeds.	53
7.18	PIPE Investment.	53
7.19	Tax Matters.	53
7.20	Delivery of Audited Company Financial Statements.	54
7.21	Reorganization.	55
7.22	Completion of Reorganization and Delivery of Financial Statements.	55

iii

ARTICLE VIII CLOSING CONDITIONS		55
8.1	Conditions to Each Party’s Obligations.	55
8.2	Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger	56
8.3	Conditions to Obligations of Purchaser.	57
8.4	Frustration of Conditions.	59
ARTICLE IX NO SURVIVAL		59
9.1	No Survival..	59
ARTICLE X TERMINATION AND EXPENSES		59

10.1	Termination.	59
10.2	Effect of Termination.	61
10.3	Fees and Expenses.	61
10.4	Termination Fee.	61
ARTICLE XI WAIVERS AND RELEASES		62
11.1	Waiver of Claims Against Trust.	62
ARTICLE XII MISCELLANEOUS		63
12.1	Notices.	63
12.2	Binding Effect; Assignment.	65
12.3	Third Parties.	65
12.4	Nonsurvival of Representations, Warranties and Covenants.	65
12.5	Governing Law; Jurisdiction.	65
12.6	WAIVER OF JURY TRIAL.	66
12.7	Specific Performance.	66
12.8	Severability.	66
12.9	Amendment.	66
12.10	Waiver.	67
12.11	Entire Agreement.	67
12.12	Interpretation.	67
12.13	Counterparts.	68
12.14	Purchaser Representative.	68
12.15	Seller Representative.	69
12.16	No Recourse.	70
12.17	Legal Representation.	70
ARTICLE XIII DEFINITIONS		71
13.1	Certain Definitions.	71
13.2	Section References.	82

iv

INDEX OF ANNEXES AND EXHIBITS

Exhibit	Description
Exhibit A	Form of Assignment, Assumption and Amendment to Warrant Agreement
Exhibit B	Form of Shareholder Support Agreement
Exhibit C	Form of Insider Letter Amendment
Exhibit D	Form of Founder Registration Rights Agreement Amendment
Exhibit E	Form of Non-Competition and Non-Solicitation Agreement
Exhibit F	Form of Key Seller Lock-Up Agreement

v

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of November 12, 2023 by and among: (i) Tristar Acquisition I Corp, an exempted company incorporated with limited liability in the Cayman Islands ( “Purchaser”), (ii) Helport AI Limited, a British Virgin Islands business company, (“Pubco”), (iii) Merger I Limited, a British Virgin Islands business company and a wholly-owned subsidiary of Pubco (“First Merger Sub”); (iv) Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), (v) Helport Limited, a British Virgin Islands business company (the “Company”), (vi) Navy Sail International Limited, a British Virgin Islands company, in the capacity as the representative from and after the Effective Time (as defined below) for the shareholders of Purchaser (other than the Company Shareholders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (“Purchaser Representative”), and (vii) Extra Technology Limited, a BVI business company, in the capacity as the representative from and after the Effective Time for the Company Shareholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (“Seller Representative”). Purchaser, Pubco, First Merger Sub, Second Merger Sub, Purchaser Representative, Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company and Helport Pte. Ltd., a Singapore exempt private company limited by shares (“Helport Pte.”), will enter into those certain agreements (together with all agreements, deeds, instruments or other documents as may be necessary or appropriate, the “Reorganization Documents”) to implement and effect the Reorganization in accordance with the reorganization plan provided to the Purchaser;

WHEREAS, prior to the First Merger Effective Time, the Sellers will have received the entire issued share capital of the Company pursuant to the Reorganization, such that the Sellers shall constitute and become the sole Company Shareholders as provided in the Reorganization Documents at the time of such distribution;

WHEREAS, Pubco is a newly incorporated British Virgin Islands business company that is owned entirely by the Company;

WHEREAS, First Merger Sub (a newly incorporated British Virgin Islands business company) and Second Merger Sub (a newly incorporated Cayman Islands exempted company) are both currently wholly owned by Pubco and were formed for the sole purpose of consummating the Transactions (as defined below);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) at the First Merger Effective Time, First Merger Sub will merge with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly-owned subsidiary of Pubco and the outstanding Company Shares (as defined herein) being converted into the right to receive Pubco Securities (as defined herein) (the Company, in its capacity as the surviving company of the First Merger, is sometimes referred to herein as the “Surviving Company”); (b) at the Effective Time, and as part of the same overall transaction as the First Merger, Second Merger Sub will merge with and into Purchaser (the “Second Merger”, and together with the First Merger, the “Mergers”), with Purchaser surviving the Second Merger as a wholly-owned subsidiary of Pubco and the outstanding Purchaser Securities being converted into the right to receive Pubco Securities (Purchaser, in its capacity as the surviving entity of the Second Merger, is sometimes referred to herein as the “Surviving Entity”) (the Mergers together with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined below), the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law;

WHEREAS, Pubco will assume all of the outstanding Purchaser Warrants (as defined herein) and each Purchaser Warrant will become a warrant to purchase the same number of Pubco Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as Purchaser Warrant being assumed pursuant to the terms of an assignment, assumption and amendment agreement substantially in the form attached hereto as Exhibit A (the “Assignment, Assumption and Amendment to Warrant Agreement”);

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WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Company Shareholders (either as the holder of record or the beneficial owner within the meaning of Rule 13d-3 under the Exchange Act) have each entered into a Support Agreement with the Company and Purchaser, the form of which is attached as Exhibit B hereto (the “Shareholder Support Agreement”);

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Company, Purchaser, Pubco and the Insiders (as defined thereunder) entered into an amendment to that certain letter agreement, dated October 13, 2021, by and among, Purchaser, Tristar Holdings I, LLC (the “Sponsor”) and the other directors and officers of Purchaser named therein, the form of which is attached as Exhibit C hereto (the “Insider Letter Amendment”);

WHEREAS, in connection with the consummation of the Mergers, the Company, the Sponsor and Pubco will on or prior to the Closing enter into an amendment to the Founder Registration Rights Agreement, the form of which is attached hereto as Exhibit D (the “Founder Registration Rights Agreement Amendment”), which will become effective as of the Effective Time;

WHEREAS, simultaneously with the execution and delivery of this Agreement, each of the Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, and Chief Operating Officer of the Company has entered into a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit E hereto (the “Non-Competition and Non-Solicitation Agreement”), which will become effective as of the Closing;

WHEREAS, in connection with the consummation of the Mergers, certain Company Shareholders will each on or prior to the Closing enter into a Lock-Up Agreement, the form of which is attached as Exhibit F hereto (each, a “Key Seller Lock-Up Agreement”), which will become effective as of the Effective Time;

WHEREAS, the boards of directors or similar governing bodies of each of Purchaser, Pubco, First Merger Sub, Second Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein and in accordance with, as applicable, the BVI Act and the Cayman Companies Act (each as defined herein);

WHEREAS, for United States federal income tax purposes, the Parties hereby agree and acknowledge that the Mergers together are intended to qualify as an exchange described in Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used herein are defined in ARTICLE XII hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

MERGERS

1.1 The Mergers.

(a) Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the BVI Act, one (1) Business Day prior to the Closing Date, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue its corporate existence as the surviving company (within the meaning of the BVI Act) of the First Merger pursuant to the provisions of the BVI Act.

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(b) Upon the terms and subject to the conditions set forth in ARTICLE VIII, and in accordance with the Cayman Companies Act, on the Closing Date and one (1) Business Day following the First Merger, Second Merger Sub shall be merged with and into Purchaser. As a result of the Second Merger, the separate corporate existence of Second Merger Sub shall cease and Purchaser shall continue as the surviving company (within the meaning of the Cayman Companies Act) of the Second Merger.

1.2 Effective Time. As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in ARTICLE VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing):

(a) Pubco, First Merger Sub and the Company shall cause the First Merger to be consummated by executing a plan of merger and an articles of merger (respectively, the “First Merger Plan of Merger” and the “First Merger Articles of Merger” and together with all such other documents required to effect the First Merger as required by the BVI Act, the “First Merger Documents”), in such form as is required by, and executed in accordance with, the relevant provisions of the BVI Act and mutually agreed by the parties, and filing the First Merger Articles of Merger with the Registrar of Corporate Affairs of the British Virgin Islands (the “BVI Registrar”) and take such other actions as may be required in accordance with the applicable provisions of the BVI Act to make the First Merger effective hereinafter. The First Merger shall become effective when the applicable First Merger Documents are registered by the BVI Registrar (such time being the “First Merger Effective Time”); and,

(b) One (1) Business Day after the First Merger Effective Time, Pubco, Second Merger Sub and Purchaser shall cause the Second Merger to be consummated by executing a plan of merger (the “Second Merger Plan of Merger”), in such form as is required by, and executed in accordance with, the relevant provisions of the Cayman Companies Act and mutually agreed by the parties, and filing the Second Merger Plan of Merger and all such other documents (including, without limitation, a director’s declaration by a director of each of Purchaser and Second Merger Sub made in accordance with Section 233(9) of the Cayman Companies Act) required to effect the Second Merger pursuant to the Cayman Companies Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided in Section 233 of the Cayman Companies Act (the “Second Merger Documents”, and, with the First Merger Documents, the “Merger Documents”), and make such other filings or records and take such other actions as may be required in accordance with the applicable provisions of the Cayman Companies Act to make the Second Merger effective hereinafter (such effective time being the “Effective Time”).

1.3 Effect of the Mergers.

(a) At the First Merger Effective Time, the effect of the First Merger shall be as provided in the applicable provisions of the BVI Act. Without limiting the generality of the foregoing, and subject thereto, at the First Merger Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of the Company and First Merger Sub shall immediately vest in the Surviving Company, (ii) all Company Securities immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive Pubco Securities, as provided in Section 2.1, (iii) all First Merger Sub Share(s) immediately prior to the First Merger Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Company, as provided in Section 2.1, (iv) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Company and First Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Company, and (v) the separate corporate existence of First Merger Sub shall cease.

(b) At the Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, (i) all the rights, the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges of Purchaser and Second Merger Sub shall immediately vest in the Surviving Entity, (ii) all outstanding Purchaser Ordinary Shares shall be converted into the right to receive Pubco Ordinary Shares, as provided in Section 2.1, (iii) all outstanding Purchaser Warrants shall be converted into Pubco Warrants, as provided in Section 2.2; (iv) all Second Merger Sub Share(s) immediately prior to the Effective Time shall be cancelled and converted into the right to receive the same class and number of shares of the Surviving Entity; (v) all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of Purchaser and Second Merger Sub shall become the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of the Surviving Entity and (vi) the separate corporate existence of Second Merger Sub shall cease.

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1.4 Organizational Documents of Surviving Company and Surviving Entity.

(a) At the First Merger Effective Time, the Surviving Company shall adopt the new memorandum and articles of association (the “Surviving Company Charter”), which are substantially in the form of the memorandum and articles of association of First Merger Sub, as in effect immediately prior to the First Merger Effective Time, as the amended and restated memorandum and articles of association of the Surviving Company and shall be filed with the BVI Registrar and once filed, as so amended, will be the amended and restated memorandum and articles of association of the Surviving Company; provided, that at the First Merger Effective Time, references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company.

(b) At the Effective Time, (i) an amended and restated memorandum and articles of association of the Surviving Entity (the “Surviving Entity Charter”), which will be substantially in the form of the memorandum and articles of association of Second Merger Sub, as in effect immediately prior to the Effective Time, shall be filed with the Cayman Registrar and once filed, as so amended, will be the amended and restated memorandum and articles of association of the Surviving Entity; provided, that at the Effective Time, references therein to the name of the Surviving Entity shall be amended to be such name as reasonably determined by Purchaser, in addition, Purchaser confirms that, at or prior to Closing, the shareholders of Purchaser (the “Purchaser Shareholders”) will have approved the amendment and restatement of the memorandum and articles of association and if required, the change of name referenced in the immediately preceding sentences and agree that Purchaser's registered office provider is instructed to file a copy of the relevant resolutions, together with the Second Merger Plan of Merger and the Second Merger Documents with the Cayman Registrar pursuant to the Cayman Companies Act; and (ii) the Pubco Charter, as in effect immediately prior to the First Merger Effective Time, shall be amended and restated in its entirety to be in the form of the Amended Pubco Charter.

1.5 Directors, Officers and Registered Agents.

(a) At the First Merger Effective Time, the board of directors and executive officers of the Surviving Company shall be such directors and officers as appointed by the Company as provided in the First Merger Plan of Merger, each to hold office in accordance with the provisions of the BVI Act and the Surviving Company Charter until their respective successors are duly elected or appointed and qualified.

(b) At the Effective Time, the board of directors and executive officers of the Surviving Entity shall be such directors and officers as appointed by the Company or Pubco as provided in the Second Merger Plan of Merger, each to hold office in accordance with the provisions of the Cayman Companies Act and the Surviving Entity Charter until their respective successors are duly elected or appointed and qualified.

(c) At the Effective Time, the client of record of the registered office provider of the Surviving Entity shall be such named individual or individuals as nominated by the Company or Pubco and Purchaser shall have provided the registered office provider of the Surviving Entity with written instructions to recognize the authority of the new client(s) of record of the Surviving Entity on and from the Effective Time.

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ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF COMPANY SECURITIES

2.1 Conversion of Company Securities. At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Company Preferred Shares. On the Closing Date and immediately prior to the First Merger Effective Time, each Company Preferred Share, if any, that is issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled in exchange for the right to receive a number of validly issued, fully paid and non assessable Company Ordinary Shares at the ten effective conversion rate as calculated pursuant to the then effective amended and restated articles of associations of the Company (the “Conversion”). After the Conversion, all of the Company Preferred Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares, as evidenced by the register of members of the Company shall thereafter cease to have any rights with respect to such securities.

(b) Company Ordinary Shares. Each Company Ordinary Share (which for the avoidance of doubt shall include Ordinary Shares pursuant to the Conversion in accordance with Section 2.1(a) above) that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be cancelled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio (the “Company Merger Consideration”) in accordance with Section 1.3; provided, that the Company Merger Consideration otherwise payable to Company Shareholders is subject to (i) the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 2.9, (ii) the withholding of the Earnout Escrow Shares deposited in the Earnout Escrow Account in accordance with Section 2.11, and (iii) adjustment after Closing pursuant to Section 2.8. All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Ordinary Shares into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the BVI Act.

(c) First Merger Sub Ordinary Shares. Each share of First Merger Sub Ordinary Shares issued and outstanding immediately prior to the First Merger Effective Time shall, as of the First Merger Effective Time, be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $1.00 each, of the Surviving Company.

(d) Cancellation of Pubco Ordinary Shares Held by the Company. At the First Merger Effective Time and after the Company Merger Consideration has been issued, every issued and outstanding share(s) of Pubco held by the Company, being the only issued and outstanding share(s) in Pubco immediately prior to the First Merger Effective Time, shall be cancelled without any conversion thereof or payment therefor.

2.1.1 Cancellation of Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the First Merger Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into Company Ordinary Shares.

2.2 Conversion of Issued Securities of Purchaser. At the Effective Time, by virtue of the Second Merger and without any action on the part of any Party or the holders of any of the following securities:

(a) Purchaser Units. At the Effective Time, each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-half of one Purchaser Public Warrant, in each case in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 2.2 below.

(b) Purchaser Ordinary Share. At the Effective Time, every issued and outstanding Purchaser Ordinary Share (other than those described in Section 2.2(d), Section 2.2(e) and Section 2.9(b) below) immediately prior to the Effective Time shall be cancelled by virtue of the Second Merger and converted automatically into the right to receive one Pubco Ordinary Share (such consideration, the “Purchaser Merger Consideration”). All Purchaser Ordinary Shares shall cease to be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of Purchaser shall be updated promptly at the Effective Time to reflect such cancellation, and each holder of a share certificate of Purchaser previously representing any such shares of Purchaser Ordinary Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive the Pubco Ordinary Shares into which such Purchaser Ordinary Shares shall have been converted in the Second Merger and as otherwise provided under the Cayman Companies Act.

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(c) Purchaser Warrants. Pursuant to the Assignment, Assumption and Amendment to Warrant Agreement, at the Effective Time, by virtue of the Second Merger and without any action on the part of any holder, each outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant, and each outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant, in accordance with the terms of the Assignment, Assumption and Amendment to Warrant Agreement. At the Effective Time, Purchaser Warrants shall cease to be outstanding and shall automatically be cancelled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate actions necessary to reserve for future issuance and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d) Cancellation of Shares Owned by Purchaser. At the Effective Time, if there are any shares of Purchaser that are held by Purchaser as treasury shares, such shares shall be cancelled and extinguished without any conversion thereof or payment therefor.

(e) Redeemed Shares. Each Purchaser Ordinary Share for which a holder has validly exercised its right of Redemption shall be surrendered and cancelled and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

(f) Second Merger Sub Ordinary Shares. Each share in Second Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share, par value $0.0001 per share, of the Surviving Entity.

(g) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(h) Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

(i) Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue, in exchange for such lost, stolen or destroyed certificates, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 2.2; provided, however, that the Surviving Entity may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Entity with respect to the certificates alleged to have been lost, stolen or destroyed.

2.3 No Liability. Notwithstanding anything to the contrary in this ARTICLE II, none of the Surviving Company, Surviving Entity, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

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2.4 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company or the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser, the Company, First Merger Sub and Second Merger Sub, the officers and directors of Purchaser, the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.5 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) At or prior to the Effective Time, the Company shall send to each Company Shareholder a letter of transmittal in a form to be mutually agreed between Purchaser and the Company acting reasonably and in good faith (each, a “Letter of Transmittal”) (which shall specify that the delivery of certificates, if any, representing Company Merger Shares (“Company Certificates”) in respect of the Aggregate Merger Consideration Amount shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to Pubco (or a Lost Certificate Affidavit)) for the purpose of exchanging Company Certificates.

(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Company Merger Shares (and not the Escrow Shares or Earnout Escrow Shares) as set forth in Section 2.2(b) in respect of the Company Shares represented by the Company Certificate(s), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco and Purchaser of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Shares (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal and (iii) such other documents as may be reasonably requested by Pubco or Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Shares (subject to withholding of the Escrow Shares, Earnout Escrow Shares and adjustment after Closing pursuant to Section 2.8) attributable to such Company Certificate.

(c) If any portion of the Company Merger Shares is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Share shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any shareholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such portion of the Company Merger Shares, or the Person in whose name such portion of the Company Merger Shares is delivered or issued, shall have already executed and delivered, if the transferring Person is a party thereto, counterparts to a Lock-Up Agreement, and the Seller Registration Rights Agreement and such other Transmittal Documents as are reasonably deemed necessary by Purchaser or Pubco and (iv) the Person requesting such delivery shall pay to Pubco any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of Pubco that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the applicable Company Shareholder may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco or Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or its Affiliates with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.5(d) shall be treated as a Company Certificate for all purposes of this Agreement.

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(e) After the Effective Time, there shall be no further registration of transfers of Company Shares. If, after the Effective Time, Company Certificates are presented to Pubco, they shall be cancelled and exchanged for the applicable portion of the Company Merger Shares provided for, and in accordance with the procedures set forth in this Section 2.5. No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to Pubco Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), and, if applicable, deliver the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and, if applicable, delivery of the other Transmittal Documents, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the Pubco Ordinary Shares issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Pubco Ordinary Shares.

(f) Any Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Company Merger Shares in accordance with this Section 2.5 shall look only to Pubco for payment of the portion of the Company Merger Shares in respect of such Company Shares without any interest thereon (but with any dividends paid with respect thereto). Any portion of any Earnout Escrow Property or Escrow Property in accordance with the Earnout Escrow Agreement or Escrow Agreement, as applicable, that remains unclaimed by Company Shareholders two (2) years after the Effective Time shall be returned to Pubco and any Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Aggregate Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Pubco for payment of the portion of the Aggregate Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.6 Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.7 Estimated Company Closing Statement. No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Company’s Chief Financial Officer (the “Estimated Company Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Closing Net Debt, as of the Reference Time and along with reasonably detailed calculations, (c) a good faith calculation of Net Working Capital, as of the Reference Time, (d) a good faith calculation of unpaid Transaction Expenses, as of the Reference Time and (e) the resulting estimated Aggregate Merger Consideration Amount, Per Share Price and Company Merger Shares using the formula in Section 13.1 based on such estimate of Closing Net Debt, unpaid Transaction Expenses and Net Working Capital, which Estimated Company Closing Statement shall be subject to the review and the reasonable approval by Purchaser. Promptly after delivering the Estimated Company Closing Statement to Purchaser, the Company will meet with Purchaser to review and discuss the Estimated Company Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Company Closing Statement and make any appropriate adjustments to the Estimated Company Closing Statement prior to the Closing, as mutually approved by the Company and Purchaser both acting reasonably and in good faith, which adjusted Estimated Company Closing Statement shall thereafter become the Estimated Company Closing Statement for all purposes of this Agreement. The Estimated Company Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

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2.8 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to Purchaser Representative and Seller Representative a certified statement (the “Company Closing Statement”) setting forth (a) a consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith Principles, (b) a good faith calculation of the Company’s Closing Net Debt, as of the Reference Time and along with reasonably detailed calculations, (c) a good faith calculation of Net Working Capital, as of the Reference Time, (d) a good faith calculation of unpaid Transaction Expenses, as of the Reference Time and (e) the resulting Aggregate Merger Consideration Amount, Per Share Price and Company Merger Shares using the formula in Section 13.1. The Company Closing Statement shall be prepared, and the Closing Net Indebtedness, Net Working Capital, and unpaid Transaction Expenses and the resulting Aggregate Merger Consideration Amount, Per Share Price and Company Merger Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Company Closing Statement, each of Seller Representative and Purchaser Representative (each, a “Representative Party”), and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Company Closing Statement. The Representative Parties, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and Company personnel and advisors regarding questions concerning or disagreements with the Company Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to the Company Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Company Closing Statement, then such Representative Party will have waived its right to contest the Company Closing Statement, all determinations and calculations set forth therein, and the resulting Aggregate Merger Consideration Amount set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then Seller Representative and Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If Seller Representative and Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 2.8(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by Purchaser Representative and Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if Purchaser Representative and Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 2.8. The Parties acknowledge that any information provided pursuant to this Section 1.14 will be subject to the confidentiality obligations of Section 7.13.

(c) If a dispute with respect to the Company Closing Statement is submitted in accordance with this Section 2.8 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.8(c). Each of Seller Representative and Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Shareholders, and all other costs and expenses incurred by Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Purchaser Representative and Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of Seller Representative and Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this this Section 2.8. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Seller Representative and Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Purchaser Representative and Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

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(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Aggregate Merger Consideration Amount as finally determined in accordance with this Section 2.8, less (y) the Aggregate Merger Consideration Amount that was issued at the Closing (including to the Escrow Account) pursuant to the Estimated Company Closing Statement.

(i) If the Adjustment Amount is a positive number, then Pubco shall, within ten (10) Business Days after such final determination of the Aggregate Merger Consideration Amount, issue to the Company Shareholders an additional number of Pubco Ordinary Shares equal to (x) the Adjustment Amount, divided by (y) the Redemption Price, with each Company Shareholder receiving its Pro Rata Share of such additional shares of Pubco Ordinary Shares, up to a maximum number of Pubco Ordinary Shares equal to the value of the Escrow Property in the Escrow Account at such time (with each Pubco Ordinary Share and Escrow Share valued at the Redemption Price for such purposes). Such additional shares of Pubco Ordinary Shares shall be considered additional Aggregate Merger Consideration Amount under this Agreement and, with respect to Lock-Up Securities” under the Lock-Up Agreements.

(ii) If the Adjustment Amount is a negative number, then Seller Representative and Purchaser Representative shall, within ten (10) Business Days after such final determination, provide joint written instructions to the Escrow Agent to distribute to Pubco a number of Escrow Shares (and, after distribution of all Escrow Shares, other Escrow Property) with a value equal to the absolute value of the Adjustment Amount (with each Escrow Share valued at the Redemption Price). Pubco will promptly cancel any Escrow Shares distributed to it by the Escrow Agent promptly after its receipt thereof. The Escrow Account shall be the sole source of recovery for any payments by the Company Shareholders under this Section 2.8(d), and the Company Shareholders shall not be required under this Section 2.8(d) to pay any amounts in excess of the Escrow Property in the Escrow Account at such time.

2.9 Dissenters’ Rights.

(a) No Person who has validly exercised their dissenters’ rights pursuant to Section 179 of the BVI Act (each, a “Company Dissenting Shareholder”) shall be entitled to receive the Pubco Securities in accordance with Section 2.1, as applicable, with respect to the Company Shares owned by such Person (“Company Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under BVI Act. Each Company Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 179 of BVI Act with respect to the Company Dissenting Shares owned by such Company Dissenting Shareholder. The Company shall give Purchaser (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to any Company Dissenting Shareholder’s rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under BVI Act. The Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

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(b) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, Purchaser Ordinary Shares that are outstanding immediately prior to the Effective Time and that are held by Persons who shall have demanded properly in writing dissenters’ rights for such Purchaser Ordinary Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (the “Purchaser Dissenting Shares” and the holders of such Purchaser Dissenting Shares being the “Purchaser Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time and shall thereafter represent only the right to be paid the fair value of such Purchaser Dissenting Shares and such other rights pursuant to Section 238 of the Cayman Companies Act and shall not be converted into, and such Purchaser Dissenting Shareholders shall have no right to receive, the applicable Pubco Ordinary Shares unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. Purchaser Ordinary Shares owned by any shareholder of Purchaser who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Pubco Ordinary Shares, without any interest thereon. Prior to the Closing, Purchaser shall give the Company prompt notice of any demands for dissenters’ rights received by Purchaser and any withdrawals of such demands and Purchaser shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Mergers or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands). If any shareholder of Purchaser gives to Purchaser, before the Required Shareholder Approval is obtained at the Special Shareholder Meeting, written objection to the Second Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Companies Act (i) Purchaser shall, in accordance with Section 238(4) of the Cayman Companies Act, promptly give written notice of the authorization of the Second Merger (the “Authorization Notice”) to each such shareholder of Purchaser who has made a Written Objection, and (ii) Purchaser and the Company may, but is not obliged to, delay the commencement of the Closing and the filing of the Second Merger Documents with the Registrar of Companies of the Cayman Islands, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Companies Act, as referred to in Section 239(1) of the Cayman Companies Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3.

2.10 Escrow.

(a) At or prior to the Closing, Purchaser Representative, Seller Representative and Continental Stock Transfer and Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Purchaser and the Company (the “Escrow Agreement”), pursuant to which Pubco shall issue to the Escrow Agent a number of shares of Pubco Ordinary Shares (with each share valued at the Redemption Price) equal to ten percent (10%) of the Company Merger Shares (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of Section 2.8 hereof and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Company Shareholders pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Company Shareholders under Section 2.8. Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Aggregate Merger Consideration Amount received by the Company Shareholders pursuant to Article I hereof.

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2.11 Earnout and Earnout Escrow.

(a) At or prior to the Closing, Purchaser Representative, Seller Representative the Escrow Agent, shall enter into an escrow agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Purchaser and the Company (the “Earnout Escrow Agreement”), pursuant to which Pubco shall issue to the Escrow Agent a number of shares of Pubco Ordinary Shares (with each share valued at the Redemption Price) equal to ten percent (10%) of the Company Merger Shares (the “Earnout Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Earnout Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Earnout Escrow Shares (together with the Earnout Escrow Shares, the “Earnout Escrow Property”), in a segregated escrow account (the “Earnout Escrow Account”) and disbursed therefrom in accordance with the terms of this Section 2.11 and the Earnout Escrow Agreement. The Earnout Escrow Property shall be allocated among and transferred to the Company Shareholders pro rata based on their respective Pro Rata Share as additional consideration from Pubco based on the revenue of Pubco during the two (2) year period after Closing (the “Earnout Period”) in accordance with this Section 2.11, which Pro Rata Share shall be payable to such Company Shareholders in the form of Shareholder Earnout Shares and any related dividends, distributions or other income therein.

(b) Distributions of Earnout Escrow Property shall be made, subject to receipt of the necessary Transmittal Documents in accordance with Section 2.5, from the Earnout Escrow Account upon the occurrence and continuation of one the following events:

(i) In the event that the 2024 Consolidated Revenue reported in the audited financial statements set forth in the annual report of Pubco equals or exceeds Twenty-Six Million U.S. Dollars ($26,000,000) (the “2024 Revenue Target”), each Company Shareholder in whose name Earnout Escrow Shares are issued shall be entitled to receive from the Earnout Escrow Account its Pro Rata Share of one-hundred percent (100%) of the Earnout Escrow Property; or

(ii) In the event that the 2024 Consolidated Revenue as reported in the audited financial statements set forth in the annual report of Pubco plus the 2025 Consolidated Revenue as reported in the audited financial statements set forth in the annual report of Pubco equals or exceeds Ninety Million U.S. Dollars ($90,000,000) (the “Combined 2024/2025 Revenue Target” and together with the 2024 Revenue Target, the “Revenue Targets”), each Company Shareholder in whose name Earnout Escrow Shares are issued shall be entitled to receive from the Earnout Escrow Account its Pro Rata Share of one-hundred percent (100%) of the Earnout Escrow Property.

(c) If either of the Revenue Targets is satisfied, within five (5) Business Days of the filing of the annual report setting forth the satisfaction of the applicable Revenue Targets, Seller Representative and the CFO shall provide the Earnout Escrow Agent with joint written instructions to release the applicable Earnout Escrow Property to the Company Shareholders. In the event that neither Revenue Targets are achieved, there shall be no disbursements of Earnout Escrow Property from the Earnout Escrow Account and all of the Earnout Shares shall be delivered from the Earnout Escrow Account to Pubco, to be cancelled by Pubco. For the avoidance of doubt, distributions of the Earnout Escrow Property will only be made one time and only in the event that the condition in clause (b)(i) or (ii) is satisfied and not both.

ARTICLE III

CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VIII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, or by electronic exchange of documents and signatures, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the third (3rd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) at 10:00 a.m. local time, or at such other date, time or place (including remotely) as Purchaser, Pubco and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company and accepted by Pubco on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR no later than 5:30 p.m. on the day immediately before the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements), Purchaser represents and warrants to the Company and Pubco, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, each as currently in full force and effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Second Merger Documents and the Surviving Entity Charter, as required the Cayman Companies Act, for completing the Second Merger) (a) have been duly and validly authorized by the board of directors of Purchaser (and in respect of the authorization of appropriate merger documents, including the Second Merger Documents and the Surviving Entity Charter, as required the Cayman Companies Act, for completing the Second Merger, such have been duly and validly authorized by the board of directors of Purchaser prior to the execution and/or adoption (as appropriate)) and (b) other than the Required Shareholder Approval and the authorization, filing and recordation of the Second Merger Documents and the Surviving Entity Charter, as required the Cayman Companies Act, for completing the Second Merger, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. Purchaser’s board of directors, either (A) at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Second Merger, are advisable, fair to and in the best commercial interests of Purchaser and Purchaser’s shareholders, (ii) approved and adopted this Agreement, (iii) resolved to recommend that Purchaser’s shareholders vote in favor of the approval of this Agreement, the Second Merger, and the other Purchaser Shareholder Approval Matters in accordance with the Cayman Companies Act (the “Purchaser Recommendation”) and (iv) directed that this Agreement and Purchaser Shareholder Approval Matters be submitted to Purchaser shareholders for their approval. This Agreement has been, and each Ancillary Document to which Purchaser is a party shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally and subject to general principles of equity (collectively, the “Enforceability Exceptions”).

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4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement (including, without limitation, the filing of the Second Merger Documents with the Cayman Registrar), (c) any filings required with NYSE, Nasdaq or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would individually or in aggregate, be material to Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) The authorized share capital of Purchaser is US$10,100 divided into (i) 90,000,000 Purchaser Class A Ordinary Shares, (ii) 10,000,000 Purchaser Class B Ordinary Shares, and (iii) 1,000,000 Purchaser Preference Shares. As of the date of this Agreement, the issued and outstanding Purchaser Securities are set forth hereto in Schedule 4.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preference Shares. All outstanding Purchaser Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party and (ii) except as set forth on Schedule 4.5(b), are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Purchaser Securities). None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the transactions contemplated by this Agreement, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any capital shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting or transfer of any shares of Purchaser.

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(c) As of the date hereof, Purchaser does not have any Indebtedness except as set forth in Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser, (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

(d) Since the date of incorporation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings; Purchaser Financials; Internal Controls.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, to the extent publicly available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of Purchaser Financials (defined below) or the SEC Reports) to (A) Purchaser’s historical accounting of Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (B) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) As of the date of this Agreement, (A) Purchaser Units, Purchaser Ordinary Shares and Purchaser Public Warrants are listed on NYSE, (B) Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE, (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE and (E) except as set forth in Schedule 4.6(b), as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports.

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(c) Except for the SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable), and (iii) audited in accordance with PCAOB standards.

(d) Except as and to the extent reflected or reserved against in Purchaser Financials, Purchaser has not incurred and does not have any Liabilities or obligations (whether determined, contingent or otherwise) that is not adequately reflected or reserved on or provided for in Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s incorporation in the ordinary course of business. Purchaser does not maintain any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. As of the date of this Agreement, no financial statements other than those of Purchaser are required by GAAP to be included in the financial statements of Purchaser.

(e) Since the IPO, Purchaser has not received from its independent auditors any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Purchaser, (ii) “material weakness” in the internal controls over financial reporting of Purchaser or (iii) fraud, whether or not material, that involves management or other employees of Purchaser who have a significant role in the internal controls over financial reporting of Purchaser.

(f) Except as not required in reliance on exemptions from various reporting requirements by virtue of Purchaser’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, since the IPO, (i) Purchaser has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP and (ii) Purchaser has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and principal financial officer by others within Purchaser, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared

(g) There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser and Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its incorporation, conducted no business other than its incorporation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since June 30, 2019, not been subject to a Material Adverse Effect on Purchaser, and (c) not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.3.

4.8 Compliance with Laws. Purchaser has since its incorporation been, in compliance with all Laws applicable to it and the conduct of its business in all material respects. Since its incorporation date, (a) Purchaser has not been subjected to, or received written notice alleging any material violation of applicable Law respect by Purchaser or any investigation by a Governmental Authority for actual or alleged violation of any applicable Law, and (b) Purchaser is not and has not been in conflict with, or in default, breach or violation of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound, except, in each case, for any such conflicts, defaults, breaches or violations which would not reasonably be expected to have a Material Adverse Effect on Purchaser.

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4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened Action to which Purchaser or any property or asset of Purchaser is subject which would or would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There is no Action currently pending or, to the Knowledge of Purchaser, threatened against Purchaser by a Governmental Authority in a jurisdiction where Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. To the Knowledge of Purchaser, there are no claims, assessments. audits, examinations, investigations or other Actions pending against Purchaser in respect of any material Tax, and Purchaser has not been notified in writing of any material proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). To the Knowledge of Purchaser, there are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Purchaser (i) does not have any material deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of Taxes or Tax matters pending or asserted, proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open, and (ii) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of Purchaser, for any material Taxes of Purchaser as of the date of such financial statements that have not been paid.

(b) Since the date of its incorporation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund, or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) Neither the IRS nor any other U.S. or non-U.S. taxing authority or agency has asserted in writing against Purchaser any deficiency or claim for any material Taxes or interest thereon or penalties in connection therewith.

(d) There are no Tax liens upon any assets of Purchaser except for Permitted Liens.

(e) Purchaser has not received written notice of any claim from a Tax authority in a jurisdiction in which Purchaser does not file Tax Returns stating that Purchaser is or may be subject to Tax in such jurisdiction.

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(f) For U.S. federal income tax purposes, Purchaser is, and has been since its incorporation, classified as a corporation.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans. Other than reimbursement of any out-of-pocket expenses incurred by Purchaser’s officers and directors in connection with activities on Purchaser’s behalf in an aggregate amount not in excess of the amount of cash held by Purchaser outside of the Trust Account, Purchaser has no unsatisfied material liability with respect to any officer or director. Neither the execution and delivery of this Agreement or the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Purchaser.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any material real property or Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13, other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted, any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser, on the one hand, and any (a) present or former director, officer, manager, direct equityholder or employee, or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share as of the date hereof, on the other hand.

4.15 Investment Company Act; JOBS Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser or its Affiliates, or, to the Knowledge of Purchaser, Pubco, the Target Companies, or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

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4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the incorporation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) incorporated, organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise Controlled, by a person identified in (i) or (ii); and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.19 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Pubco, the Target Companies or any of their respective Affiliates.

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4.20 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco, First Merger Sub and Second Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, Pubco, First Merger Sub and Second Merger Sub for the Registration Statement; and (b) none of the Company and its respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.21 Trust Account. As of the date of this Agreement, Purchaser had an amount of assets in the Trust Account of no less than one hundred fourteen million two hundred forty seven thousand three hundred thirty-nine U.S Dollars and fourteen cents ($114,247,339.14). The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or, to the Knowledge of Purchaser, that would entitle any Person (other than (i) in respect of deferred underwriting commissions set forth in Schedule 4.21 or Taxes, (ii) the holders of Purchaser Securities prior to the Effective Time who shall have elected to redeem their Purchaser Ordinary Shares pursuant to Purchaser’s Organizational Documents or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination or (iii) if Purchaser fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, Purchaser in limited amounts to permit Purchaser to pay the expenses of the Trust Account’s liquidation and dissolution, and then Purchaser’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem Purchaser Ordinary Shares pursuant to Purchaser’s Organizational Documents, or in connection with an amendment thereof to extend Purchaser’s deadline to consummate a Business Combination. As of the date of this Agreement, there are no Actions pending or, to the Knowledge of Purchaser, threatened with respect to the Trust Account. Upon consummation of the Mergers and notice thereof to the Trustee pursuant to the Trust Agreement, Purchaser shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Purchaser as promptly as practicable, the funds held in the Trust Account in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Purchaser due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to holders of Purchaser Public Units who exercises such holder’s redemption rights in accordance with Purchaser’s Organizational Documents with respect to its Purchaser Ordinary Shares in connection with the Transactions contemplated hereby, (b) to the Trustee for fees and costs incurred in accordance with the Trust Agreement and (c) with respect to filings, applications and/or other actions taken pursuant to this Agreement or required under Law.

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4.22 Registration and Listing. The issued and outstanding Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRIS.WS.” The issued and outstanding shares of Purchaser Ordinary Shares that were included as part of Purchaser Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRIS.” The issued and outstanding Purchaser Public Warrants that were included as part of Purchaser Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRIS.U.” As of the date of this Agreement, Purchaser has not received notice from NYSE that it is not currently in compliance with applicable continued listing requirements related to Purchaser Securities. None of Purchaser or any of its Affiliates has taken any action in an attempt to terminate the registration of Purchaser Units, Purchaser Ordinary Shares or Purchaser Public Warrants under the Exchange Act.

4.23 Termination of Prior Merger Agreement. As of the date of this Agreement, other than this Agreement, Purchaser is not, to its Knowledge, a party to or subject or otherwise bound by any Contract related to merger, consolidation, acquisition of equity interests or assets, or any other form of business combination (each such Contract, a “Prior Merger Agreement”), or any amendment of any such Prior Merger Agreement from time to time, or any ancillary documents entered into by the Purchaser in connection with the transactions contemplated under the foregoing (collectively, the “Prior Merger Documents”). To the Knowledge of Purchaser, each Prior Merger Document has been terminated and, except as set forth on Schedule 4.23, there are no further obligations or Liabilities of the Purchaser thereunder and each is of no further force or effect, none of the Purchaser and its Affiliates have breached any provision thereunder, and that there is no dispute arising out of or relating to the execution and performance of each Prior Merger Document.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO, FIRST MERGER SUB AND SECOND MERGER SUB

Pubco hereby, and each of First Merger Sub and Second Merger Sub represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

5.1 Organization and Standing. Each of Pubco, First Merger Sub and Second Merger Sub is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco, First Merger Sub and Second Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco, First Merger Sub and Second Merger Sub have heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco, First Merger Sub and Second Merger Sub, each as currently in effect. None of Pubco, First Merger Sub or Second Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Each of Pubco, First Merger Sub and Second Merger Sub has all requisite corporate power under its Organizational Documents to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and the Amended Pubco Charter, as required by the BVI Act and/or the Cayman Companies Act, for completing the Mergers) have been duly and validly authorized by all necessary corporate actions under its Organizational Documents (and in respect of the authorization of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and the Amended Pubco Charter, as required by the BVI Act and/or the Cayman Companies Act, for completing the Mergers, such have been duly and validly authorized by all necessary corporate actions under its Organizational Documents prior to its execution and/or adoption (as appropriate)) and no other corporate actions under its Organizational Documents, other than as expressly set forth elsewhere in the Agreement, on the part of Pubco, First Merger Sub or Second Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which each of Pubco, First Merger Sub and Second Merger Sub is a party or to consummate the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the Merger Documents, the Surviving Company Charter, the Surviving Entity Charter and the Amended Pubco Charter, as required by the BVI Act and/or the Cayman Companies Act, for completing the Mergers). This Agreement has been, and each Ancillary Document to which Pubco, First Merger Sub or Second Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

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5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco, First Merger Sub or Second Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as are expressly contemplated by this Agreement, including the Amended Pubco Charter, (c) any filings required with NYSE, Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by Pubco, First Merger Sub and Second Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) subject to the filing of the Amended Pubco Charter, conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.4 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. As of the date hereof, (i) the Pubco is authorized to issue a maximum of 500,000,000 Pubco Ordinary Shares with a par value of US$0.0001, of which one (1) Pubco Ordinary Share is issued and outstanding, and held by SHI CONG, (ii) the First Merger Sub is authorized to issue a maximum of 50,000 First Merger Sub Ordinary Shares with a par value of US$1.00, of which one (1) share is issued and outstanding and held by Pubco, and (iii) the share capital of Second Merger Sub is US$50,000 divided into 50,000 shares of a nominal or par value of US$1.00 each, of which one (1) ordinary share is issued and outstanding and held by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than First Merger Sub and Second Merger Sub, Pubco does not have any Subsidiaries or own any equity interests in any other Person.

5.6 Activities of Pubco, First Merger Sub and Second Merger Sub Activities. Since their formation or incorporation (as applicable), Pubco, First Merger Sub and Second Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of First Merger Sub and Second Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than their respective Organizational Documents, this Agreement and the Ancillary Documents to which they are a party, Pubco, First Merger Sub and Second Merger Sub are not party to or bound by any Contract.

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5.7 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco, First Merger Sub or Second Merger Sub.

5.8 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

5.9 Information Supplied. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco, First Merger Sub or Second Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of Pubco, First Merger Sub or Second Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies or any of their respective Affiliates.

5.10 Independent Investigation. Each of Pubco, First Merger Sub and Second Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco, First Merger Sub and Second Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto, and the information provided by or on behalf of the Company or Purchaser for the Registration Statement; and (b) none of the Company, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco, First Merger Sub or Second Merger Sub pursuant hereto.

5.11 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, Pubco, First Merger Sub and Second Merger Sub hereby expressly disclaim and negate any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Pubco, First Merger Sub and Second Merger Sub, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Purchaser, its Affiliates or any of their respective Representatives by, or on behalf of, Pubco, First Merger Sub or Second Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of PubCo, First Merger Sub or Second Merger Sub nor any other person on behalf of PubCo, First Merger Sub or Second Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of PubCo, First Merger Sub or Second Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

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5.12 Intended Tax Treatment. Neither Pubco, First Merger Sub nor Second Merger Sub has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment under Section 351 of the Code. Pubco has no plan or intention to liquidate Purchaser or the Surviving Company (or to cause Purchaser or the Surviving Company to liquidate for federal income tax purposes) following the Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to, and accepted by, Purchaser on the date hereof (the “Company Disclosure Schedules”), each of which qualifies (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced, the Company hereby represents and warrants to Purchaser as of the date hereof and as of the Closing, as follows:

6.1 Organization and Standing. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands and has all requisite corporate power under its Organizational Document to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 6.1 lists all jurisdictions in which each Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

6.2 Authorization; Binding Agreement. The Company has all requisite power under its Organizational Document to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the First Merger Documents, the Surviving Company Charter and the Amended Pubco Charter, as required by the BVI Act for completing the First Merger), (a) have been duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) in accordance with the Company’s Organizational Documents, the BVI Act, any other applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound, and in respect of the authorization of the First Merger Documents, the Surviving Company Charter and the Amended Pubco Charter, as required by the BVI Act, for completing the First Merger, such have been duly and validly authorized by the board of directors and/or shareholders of the Company (if applicable) under the Company's Organizational Documents prior to its execution and/or adoption (as appropriate)), subject to obtaining the Required Company Shareholder Approval, and (b) other than the Required Company Shareholder Approval, no other corporate actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby (other than the authorization, filing and recordation of the First Merger Documents, the Surviving Company Charter and the Amended Pubco Charter, as required by the BVI Act for completing the First Merger). This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, either (A) by resolutions adopted at a duly called and held meeting or (B) by way of written resolution, has unanimously (i) determined that this Agreement and the Mergers and the other transactions contemplated hereby are advisable, fair to, and in the best commercial interests of, the Company and its shareholders, (ii) approved this Agreement and the Mergers and the other transactions contemplated by this Agreement (other than the authorization, filing and recordation of the First Merger Documents, the Surviving Company Charter and the Amended Pubco Charter, as required by the BVI Act for completing the First Merger), upon the terms and subject to the conditions set forth herein and in accordance with the BVI Act, (iii) directed that this Agreement be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement.

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6.3 Capitalization.

(a) As of the date hereof, the Company is authorized to issue a maximum of 50,000 Company Ordinary Shares with a par value of US$1.00 each. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Ordinary Shares and other equity interests of the Company are set forth on Schedule 6.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. Immediately following the Reorganization, the Company will be authorized to issue a maximum of 50,000 Company Ordinary Shares with a par value of US$1.00 each. All of the issued and outstanding Company Ordinary Shares and other equity interests of the Company immediately following the Reorganization are set forth on Schedule 6.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. As of the date of this Agreement, there are no issued or outstanding preferred shares of the Company, and as of immediately prior to the Effective Time, there will be no issued or outstanding preferred shares of the Company. Immediately prior to the First Merger Effective Time, there will be no outstanding Company Convertible Securities and that the Company will have terminated, extinguished and cancelled in full any other outstanding Company Convertible Securities or commitments therefor. Except as set forth on Schedule 6.3(a), all outstanding Company Securities (i) are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Companies Act, Company’s Organizational Documents or any Contract to which Company is a party and (ii) are free and clear of all Liens and other restrictions (including any restriction on the right to vote, sell or otherwise dispose of such Company Securities). None of the outstanding Company Securities have been issued in violation of any applicable securities Laws. After giving effect to the First Merger, Pubco shall own all of the issued and outstanding equity interests of the Company free and clear of any Liens other than those imposed under the Company Organizational Documents and applicable securities Laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) As of the date hereof, except as set forth on Section 6.3(b) of the Company Disclosure Schedules, no Target Companies have, and no Target Company has had since its formation, any stock option or other equity incentive plans. Except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), to the knowledge of the Company, there are no voting trusts, proxies, shareholder agreements or any other written agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(c) Except as disclosed in the Company Financials or the transactions contemplated by the Reorganization Documents or as set forth on Schedule 6.3(c), since its inception, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the corporate structure chart specifying all Subsidiaries of the Company, and with respect to each Subsidiary (a) its jurisdiction of organization, and (b) its authorized shares or other equity interests (if applicable), and (c) the number of issued and outstanding shares or other equity interests and the record holders. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of the Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents). There are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. No Target Company is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), to any other Person.

6.5 Governmental Approvals. Except as otherwise described on Schedule 6.5, as the date hereof, no Consent of or filing with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement or otherwise in accordance with the Cayman Companies Act the BVI Act, (b) any filings required with NYSE, Nasdaq or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

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6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

6.7 Financial Statements.

(a) As used herein, the term “Company Financial Statements” means the unaudited consolidated financial statements of the Target Companies (which do not contain notes) consisting of the consolidated balance sheets of the Target Companies as of June 30, 2023 (the “Balance Sheet Date”) and June 30, 2022 and the related consolidated income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended. True and correct copies of the Company Financials have been provided to Purchaser. The Company Financial Statements, when delivered in accordance with Section 7.20, (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein in all material respects, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The PCAOB Company Financial Statements, when delivered in accordance with Section 7.20, will (X) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (Y) have been prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount ), and (Z) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, (vi) accounts, notes and other receivables and inventory are recorded accurately and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past three (3) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

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(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 6.7(c), no Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth in the Company Financial Statements, no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Balance Sheet Date contained in the Company Financial Statements or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith, using assumptions specified therein that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financial Statements.

6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement or as contemplated by the Reorganization, since June 30, 2023, each Target Company: (a) has conducted its business in the ordinary course of business consistent with past practice in all material respects, (b) has not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 7.2(b) (without giving effect to Schedule 7.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or non-compliance with, or in default or violation of, nor has any Target Company received, since their respective inception, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or default or violation of, any applicable Laws by which it is or any of its properties, assets, employee, businesses or operations are or were bound or affected.

6.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company) holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 6.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

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6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonably basis for any such Action to be made, and no such Action has been brought or, to the Company’s Knowledge, threatened since the Company’s inception; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority, in either case of (a) or (b) by or against any Target Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 6.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. For the past five (5) years, to the knowledge of the Company, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser (including written summaries of oral Contracts), true, correct and complete copies of each Contract (subject to redactions, only to the extent necessary to avoid disclosure of any confidential and proprietary information of the Target Companies) currently in effect to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $1,500,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $500,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $1,500,000 in the aggregate;

(viii) involves payment by the Target Companies in excess of $100,000 per year or $250,000 in the aggregate and is with any of the Top Customers or Top Suppliers;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the Effective Time in excess of $100,000;

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(x) is between any (A) Target Company and (B) any directors, officers or employees of a Target Company (other than at will employment, or consulting services, arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance, and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $1,500,000 (including pursuant to any joint venture);

(xii) relates to a material settlement of any Action for an amount greater than $500,000 entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from any Target Company, other than Off the Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form F-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xvi) is otherwise material to any Target Company and not described in clauses (i) through (xv) above.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any rights under any such Company Material Contract.

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6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth as the date hereof: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than (i) “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 6.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such outstanding Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Target Companies, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or is otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. No Target Company is currently infringing, or has, in the past infringed, to the Knowledge of the Company, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any material Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”).

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(e) All officers, directors, employees and independent contractors of a Target Company (and each of their respective Affiliates) have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons, and all such assignments of Company Registered IP have been recorded. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted or contemplated to be conducted. Each Target Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third-party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Knowledge of the Company, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code for software included in Company IP because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same or similar extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns.

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established. Each Target Company has complied with all applicable Laws relating to Taxes, in all material respects.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

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(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return outside the ordinary course of business.

(g) No Target Company has made any change in Tax accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability or, to the Company’s Knowledge, potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financial Statements (i) under any applicable Tax Law, (ii) as a transferee or successor, or (ii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from together qualifying as an exchange described in Section 351 of the Code.

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6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair in all material respects (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions). To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received notice of any such condition.

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financial Statements and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted.

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6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or employee of a Target Company has provided any Target Company written notice or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has been in compliance in all material respects with all material applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no material Actions pending or, to the Knowledge of the Company, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended June 30, 2023 and (iii) any wages, salary, bonus, commission or other compensation due and owing to all employees during or for the fiscal year ended June 30, 2023.. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 6.18(c), a copy of the employment agreement with each Target Company employee has been made available to the Purchaser by the Company.

(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Target Company, a copy of which has been provided to Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee. For the purpose of this section, “independent contractors” mean the individuals who are currently engaged by any Target Company to provide services and who are not full-time employees of any Target Company.

(e) None of the senior management or key employees of the Target Companies are subject to any contracts or any other obligations which prohibit, restrict or otherwise adversely affect the involvement of such senior management or key employees in the business operation of the Target Companies, and there is no dispute among the senior management, key employees, and their former employers.

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6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financial Statements. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan. No Target Company, nor any entity that together with any Target Company is a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code, has ever established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan that is not a Non-U.S. Benefit Plan.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; and (iii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing in all material respects with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty that would result in material Liability to any Target Company has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

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(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company or any property to which a Target Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company.

6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, or director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

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6.22 Insurance.

(a) Schedule 6.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. Since their respective inception, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company for the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

6.23 Books and Records. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

6.24 Top Customers and Suppliers. Schedule 6.24 lists, by dollar volume received or paid, as applicable, for (a) the twelve (12) months ended on June 30, 2023 and (b) the twelve (12) months ended on June 30, 2022, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, has given the Company written notice, to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing, to stop, decrease or limit materially, or modify materially its material relationships with a Target Company or intends to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

6.25 Certain Business Practices.

(a) No Target Company, nor to the Knowledge of the Company, any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

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(b) The operations of each Target Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country (currently, the Balkans, Belarus, Burma, Cote D'Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, the Crimea region of Ukraine and Zimbabwe); or (iii) in the aggregate, fifty (50) percent or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and no Target Company has, directly or, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

6.26 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

6.27 Finders and Brokers. Except as set forth in Schedule 6.26, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

6.28 Disclosure. No representations or warranties by the Company in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains any untrue statement of a material fact, or (b) omits to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein no materially misleading.

6.29 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

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6.30 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco, First Merger Sub and Second Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco, First Merger Sub and Second Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco, First Merger Sub or Second Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, First Merger Sub or Second Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, First Merger Sub or Second Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of Purchaser Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

6.31 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this ARTICLE VI, the Company has not made or does not make any representation or warranty, whether express or implied. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, the Company has not made and does not make any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Purchaser, its Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or any other Target Companies (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Purchaser, its Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VII

COVENANTS

7.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 10.1 or the Closing (the “Interim Period”), subject to Section 7.13, each of the Company, Pubco, First Merger Sub and Second Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, Pubco, First Merger Sub and Second Merger Sub as Purchaser or its Representatives may reasonably request regarding the Target Companies, Pubco or Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco, First Merger Sub and Second Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies, Pubco, First Merger Sub or Second Merger Sub.

(b) During the Interim Period, subject to Section 7.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, First Merger Sub or Second Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser, as the Company, Pubco, First Merger Sub and Second Merger Sub or their respective Representatives may reasonably request regarding Purchaser and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) and cause each of Purchaser’s Representatives to reasonably cooperate with the Company, Pubco, First Merger Sub, and Second Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser.

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7.2 Conduct of Business of the Company, Pubco, First Merger Sub and Second Merger Sub.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated, permitted or required by this Agreement, the Reorganization Documents or any Ancillary Document or as set forth on Schedule 7.2 of the Company Disclosure Schedules, the Company, Pubco, First Merger Sub and Second Merger Sub shall, and shall cause their respective Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Target Companies, Pubco, First Merger Sub and Second Merger Sub and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective current managers, directors officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 7.2(a) and except as contemplated by the terms of this Agreement, the Reorganization Documents or the Ancillary Document (including in connection with any PIPE Investment), as set forth on Schedule 7.2, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco, First Merger Sub or Second Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) Terminate, amend, restate, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its shares, equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares, equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that the increase to the share capital of any Target Company in the ordinary course of business shall not require the consent of the Purchaser;

(iii) sub-divide, consolidate, capitalize or re-designate any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,500,000 in the aggregate, make a loan or advance to any third party (other than advancement of expenses to employees or payments to suppliers in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,500,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees, or make or commit to make any bonus payment (whether in cash, property or securities) to any employees other than in the ordinary course of business , consistent with past practice, and in any event not in the aggregate by more than five percent (5%), or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager, director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

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(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its Tax accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Target Company, Pubco, First Merger Sub, Second Merger Sub) not in excess of $1,000,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financial Statements, as applicable;

(xiv) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets, outside the ordinary course of business consistent with past practice;

(xvi) make any capital expenditures in excess of $1,500,000 in the aggregate;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liabilities or obligation (whether absolute, accrued, contingent or otherwise) in excess of $1,500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

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(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents or any Governmental Authority (if required) to be obtained in connection with this Agreement;

(xxii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice; and

(xxiv) authorize or agree to do any of the foregoing actions.

7.3 Conduct of Business of Purchaser.

(a) Unless the Company and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or, as set forth on Schedule 7.3, Purchaser shall, (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) take all commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 7.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending one or more times, in accordance with Purchaser Charter Documents and IPO Prospectus, or by amendment to Purchaser Charter Documents, the deadline by which it must complete its initial Business Combination (each, an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 7.3(a) and except as contemplated by the terms of this Agreement (including as contemplated by any PIPE Investment) or any Ancillary Document or as set forth on Schedule 7.3, or as required by applicable Law or in connection with an Extension, during the Interim Period, without the prior written consent of the Company and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, the Warrant Agreement, the Trust Agreement, the Insider Letter or the Founder Registration Rights Agreement;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) sub-divide, consolidate, capitalize or re-designate any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 individually or $250,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 7.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any PIPE Investment and the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $3,500,000 (the “Cap”) provided, that if any of the conditions to the Closing set forth in Article VIII have not been satisfied or waived by February 29, 2024 (the “Initial Cap Date”), in each month following the Initial Cap Date Purchaser, in its sole discretion, can increase the Cap by increments of up to $200,000;

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its Tax accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim or Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Purchaser Transaction Expenses);

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(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 individually or $250,000 in the aggregate (excluding the incurrence of any Purchaser Transaction Expenses), other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 7.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

7.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement for such calendar month, three month quarterly period and fiscal year, and an unaudited consolidated balance sheet as of such calendar month end, three month quarterly period and fiscal year of the Target Companies for the period from the Interim Balance Sheet Date and applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

7.5 Purchaser Public Filings. During the Interim Period, Purchaser will (i) keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of Purchaser Public Units, Purchaser Ordinary Shares and Purchaser Public Warrants on NYSE or Nasdaq, at Purchaser’s sole discretion; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq or NYSE, at Purchaser’s sole discretion, only the Pubco Ordinary Shares and the Pubco Warrants, and (ii) cooperate with the Company to cause the Pubco Ordinary Shares and the Pubco Warrants to be issued in connection with the Mergers to be approved for listing as of the Closing Date on Nasdaq or NYSE, at Purchaser’s sole discretion, and to do such things as are necessary, proper or advisable which may be requested by Nasdaq or NYSE, as applicable, in connection with a listing pursued pursuant to this Section 7.5.

7.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, First Merger Sub and Second Merger Sub and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies taken as a whole (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests of the Target Companies, in any case, except for a PIPE Investment, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for Purchaser.

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(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or its or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party. Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

7.7 No Trading. The Company, Pubco, First Merger Sub and Second Merger Sub each acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC, Nasdaq and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, First Merger Sub and Second Merger Sub each hereby agree that, while it is in possession of any material nonpublic information of Purchaser, it shall not purchase or sell any securities of Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws or cause or encourage any third party to do any of the foregoing.

7.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in ARTICLE VIII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party, or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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7.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 7.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives or with respect to the Company, any Seller receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. No party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communications unless it consults with the other Parties in advance, and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting, conference or other communications. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) With respect to Pubco, during the Interim Period, the Company, Pubco, First Merger Sub and Second Merger Sub shall use commercially reasonable efforts to cause Pubco to maintain its status as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and through the Closing.

7.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the Reorganization, the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

7.11 The Registration Statement.

(a) As promptly as practicable after the Company Audited Financial Statements and, if applicable, the Additional Financial Statements required to be included in the initial filing of the Registration Statement are delivered to the Purchaser (but no later than 15 days after such delivery), Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 or F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the shareholders and warrantholders of the Company and Purchaser, which Registration Statement will also contain a proxy statement of Purchaser (as amended, and supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Special Shareholder Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Special Shareholder Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Transactions (including, to the extent required, the issuance of the Company Merger Consideration and the issuance of any shares in connection with the PIPE Investment), by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC and NYSE, (B) the authorization and approval of a new equity incentive plan of Pubco (the “Equity Incentive Plan”), which will be in form and substance reasonably acceptable to the Company and Purchaser and which will provide that the total pool of awards under such Equity Incentive Plan will be a number of Pubco Ordinary Shares equal to fifteen percent (15%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing and shall include a customary evergreen provision, (C) the authorization and approval of the Second Merger, the Second Merger Documents and associated documents by way of special resolution pursuant to the Cayman Companies Act, (D) adoption of an amendment to Purchaser Charter, effective immediately prior to the Closing to remove the “Redemption Limitation” requirements set forth in Sections 49.2(b), 49.4 and 49.5 thereof in connection with the transactions contemplated by this Agreement, (E) the appointment of the members of the Post-Closing Pubco Board, in each case in accordance with Section 7.15 hereof, (F) to the extent required by the Federal Securities Laws, the BVI Act, the adoption of the Amended Pubco Charter, and (G) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (A) through (G), collectively, the “Purchaser Shareholder Approval Matters”), and (H) the adjournment of the Special Shareholder Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of Purchaser Special Meeting. In connection with the Registration Statement, Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Cayman Companies Act and the rules and regulations of the SEC, NYSE and Nasdaq.

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(b) Pubco, Purchaser and the Company each shall use their commercially reasonable efforts to (i) cause the Proxy Statement and Registration Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement or the Registration Statement, (iii) cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable, (iv) to keep the Registration Statement effective as long as is necessary to consummate the Mergers, and (v) to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Special Shareholder Meeting and the Redemption. No filing of, or amendment or supplement to the Proxy Statement or the Registration Statement will be made by Purchaser or Pubco without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed). Each of Purchaser and the Company shall promptly furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement, provided, however, that neither Purchaser nor the Company shall use any such information for any purposes other than those contemplated by this Agreement. All documents that Purchaser, Pubco and the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) Each of Purchaser and the Company represents to the other party that the information supplied by it for inclusion in the Registration Statement and the Proxy Statement does not and shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the shareholders of Purchaser, (iii) the time of the Special Shareholder Meeting of Purchaser, and (iv) the Effective Time. If, at any time prior to the Effective Time, any event or circumstance relating to Purchaser (with respect to Purchaser), or relating to the Company, Pubco, First Merger Sub or Second Merger Sub (with respect to the Company, Pubco, First Merger Sub, or Second Merger Sub, as applicable), or their respective officers or directors, should be discovered by Purchaser or the Company (as applicable) which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Purchaser or the Company (as applicable) shall promptly inform the other. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and, subject to Section 7.11(b), Purchaser and Pubco shall file with the SEC and disseminate to Purchaser’s shareholders the Registration Statement, as so amended or supplemented, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents.

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(d) Purchaser, Pubco and the Company each will advise the other, promptly after they receive notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC with respect to the Proxy Statement. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Special Shareholder Meeting and the Redemption promptly after the receipt of such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, Purchaser shall call the Special Shareholder Meeting in accordance with Purchaser’s Organizational Documents and the Cayman Companies Act as promptly as practicable thereafter and for a date no later than thirty (30) days following the effectiveness of the Registration Statement. Purchaser, acting through its board of directors (or a committee thereof), shall (i) make Purchaser Recommendation and include such Purchaser Recommendation in the Proxy Statement and (ii) use its commercially reasonable efforts to solicit from its shareholders proxies or votes in favor of the approval of Purchaser Shareholder Approval Matters, and (iii) take all other action necessary or advisable to secure the approval of Purchaser Shareholder Approval Matters. If on the date for which the Special Shareholder Meeting is scheduled, Purchaser has not received proxies and votes representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Special Shareholder Meeting for up to 30 days in the aggregate upon the good faith determination by the board of directors of Purchaser that such postponement or adjournment is necessary to solicit additional proxies and votes to obtain approval of Purchaser Shareholder Approval Matters or otherwise take actions consistent with Purchaser’s obligations pursuant to Section 7.9, or for such additional periods of time that may be mutually agreed upon between Purchaser and the Company. Purchaser shall use its commercially reasonable efforts to obtain the approval of Purchaser Shareholder Approval Matters, including by soliciting from its shareholders proxies as promptly as possible in favor of Purchaser Shareholder Approval Matters, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders.

7.12 Company Shareholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its shareholders (the “Company Special Meeting”) or cause a written resolution to be passed (the “Company Written Resolution”) in order to obtain the Required Company Shareholder Approval, and the Company shall use its commercially reasonable efforts to solicit from the Company Shareholders proxies in favor of the Required Company Shareholder Approval prior to such Company Special Meeting or Company Written Resolution, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval.

7.13 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of Purchaser, Pubco and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

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(b) As promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), the Parties shall mutually agree upon and issue a press release announcing the execution of this Agreement (the “Signing Press Release”) and Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall have approved prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Seller Representative and Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby. Furthermore, nothing contained in this Section7.13 shall prevent Purchaser or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.13.

7.14 Confidential Information.

(a) The Company and Seller Representative agree that during the Interim Period and, in the event this Agreement is terminated in accordance with ARTICLE XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information that is provided to such Person or its Representatives, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.14(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 7.14(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Pubco and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

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(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE X, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 7.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 7.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, Purchaser, and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

(c) If there is any inconsistency between this Agreement and the terms and conditions of a confidentiality agreement between the Company and Purchaser, then the terms and conditions of this Section 7.14 shall govern in all respects.

7.15 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective immediately after the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals, which shall include (i) two (2) persons that are designated by Purchaser prior to the Closing and approved by the Company in its reasonable judgment (the “Purchaser Directors”) as independent directors, both of whom shall qualify as independent directors under Nadsaq rules, and (ii) three (3) persons that are designated by the Company prior to the Closing and approved by Purchaser in its reasonable judgment (the “Company Directors”) and shall include such number of independent directors to the effect that the board composition of Pubco will be compliant with Nasdaq or NYSE rules, as applicable. At or prior to the Closing, Pubco will provide each Purchaser Director and Company Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director or Company Director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

7.16 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of each Target Company and Purchaser and each Person who served as a director, officer, member trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser (the “D&O Indemnified Persons”) as provided in their Organizational Documents, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the applicable Party, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of the Surviving Entity and Pubco to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the applicable Party to the extent permitted by applicable Law. The provisions of this Section 7.16 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

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(b) For the benefit of Purchaser’s directors and officers, Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage, except that in no event shall Pubco be required to pay an annual premium for such insurance in excess of two hundred and fifty percent (250%) of the aggregate annualized premium payable by the SPAC for its existing policy. If obtained, Pubco shall, for a period of six years after the Effective Time, maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance.

7.17 Trust Account Proceeds. Upon satisfaction or waiver of the conditions set forth in ARTICLE VIII and provisions of notice thereof to the Trustee (which notice Purchaser shall provide to the Trustee in accordance with the terms of the Trust Agreement, (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Purchaser (i) shall cause any documents, and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (ii) shall cause the Trustee to, and the Trustee shall thereupon be obligated to pay as and when due all amounts payable to former shareholders of Purchaser pursuant to the Redemptions. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment, shall first be used to pay (i) Purchaser’s accrued Expenses, (ii) Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and (iii) any loans owed by Purchaser to Navy Sail or the Sponsor for Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of Purchaser or Extension Expenses, (iv) the Company’s unpaid Expenses that are directly related to the Transaction and (v) any other Liabilities of Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of Purchaser securities, will be paid at the Closing. Any remaining cash will be transferred to a Target Company or Pubco and used for working capital and general corporate purposes.

7.18 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser or the Company may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser, Pubco or the Company to purchase shares of Purchaser, Pubco or the Company in connection with a private placement, and/or enter into backstop or other alternative financing arrangements with potential investors (a “PIPE Investment”) of no less than an aggregate of twenty-five million U.S. Dollars ($25,000,000). If Purchaser or the Company elects to seek a PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

7.19 Tax Matters.

(a) The Parties hereby agree and acknowledge that, pursuant to the Intended Tax Treatment and for U.S. federal income Tax purposes, the Mergers together are intended to qualify as an exchange described in Section 351 of the Code. Each of the Parties acknowledge and agree that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Transactions do not qualify under Section 351 of the Code.

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(b) In the event that Pubco determines after Closing that Pubco is a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”) for any taxable year, Pubco shall provide sufficient information to Pubco’s shareholders to make a timely “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to Pubco.

(c) Each of the Parties hereto agrees to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary herein, if, after the date hereof the Company, in its sole discretion, determines that the Mergers are not reasonably expected to qualify for the Intended Tax Treatment or they may result in extreme inconvenience or undue burden on the part of the Target Companies, the Parties shall use their commercially reasonable best efforts to restructure the Transactions contemplated hereby in a manner that is reasonably expected to cause the Transaction, as revised, to so qualify for mutually preferred tax treatment.

7.20 Delivery of Audited Company Financial Statements.

(a) The Company shall use its best efforts to deliver to Purchaser, as promptly as reasonably practicable following the date of this Agreement, but no later than November 30, 2023, the Audited Company Financial Statements. Prior to the filing of the Registration Statement, the Company shall deliver to Purchaser the Audited Company Financial Statements and upon delivery of such Audited Company Financial Statements as and when such Audited Company Financial Statements have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 6.7(a) shall be deemed to apply to the Audited Company Financial Statements with the same force and effect as if made as of the date of this Agreement. “Audited Company Financial Statements” means the audited financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of June 30, 2022 and June 30, 2023, and the related consolidated income statements and statements of cash flow for the fiscal years then ended, each audited by PCAOB-qualified auditors in accordance with GAAP and PCAOB standards.

(b) Following any “staleness” date (as determined in accordance with the applicable rules and regulations of the SEC) applicable to the financial statements that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) that occurs prior to the Closing Date, the Company shall use its best efforts to deliver as promptly as reasonably practicable, any financial statements of the Company, any Subsidiaries of the Company that are required by the applicable accounting requirements and other rules and regulations of the SEC to be included in the Registration Statement (including pro forma financial information) (such audited or unaudited financial statements, including, without limitation, an audited consolidated balance sheet and the related audited consolidated statement of income and cash flows of the Company as of and for the six months ended December 31, 2023, the “Additional Financial Statements” and together with the Audited Company Financial Statements, the “PCAOB Company Financial Statements”).

(c) The Company shall use its commercially reasonable efforts (i) to assist Purchaser in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by Purchaser or Pubco with the SEC in connection with the Transactions and (ii) to obtain the consents of the auditors of the Company, any Subsidiaries of the Company, as applicable, with respect thereto as may be required by applicable Law or requested by the SEC.

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7.21 Reorganization.

(a) Each of the Company and Helport Pte. shall use reasonable best efforts to, and shall cause its Affiliates to, take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable in order to consummate the Reorganization in accordance with applicable Laws as contemplated by the Reorganization Documents as soon as reasonably practicable, and in any event no later than November 30, 2023 (the “Completion Date of Reorganization”), and deliver all documents that evidence the completion of the Reorganization to Purchaser, including a certificate signed by an executive officer of the Company in such capacity, dated the Completion Date of Reorganization, certifying as to the completion of the Reorganization in accordance with applicable Laws and the Reorganization Documents in all material respects and do not violate any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Company in existence as of the date hereof.

7.22 Completion of Reorganization and Delivery of Financial Statements. In the event that either (i) the Company and Helport Pte. do not consummate the Reorganization in accordance with Section 7.21(a) by December 31, 2023 or (ii) the Company does not deliver the Audited Financial Statements by December 31, 2023, and if necessary, the Additional Financial Statements by the applicable “staleness” date, then the Company shall pay to Purchaser and the Sponsor (at Purchaser’s discretion) $125,000 for each month or portion thereof until the later of such date that (i) such Audited Financial Statements, or Additional Financial Statements as applicable, are delivered and (ii) the Reorganization has been completed.

ARTICLE VIII

CLOSING CONDITIONS

8.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Special Shareholder Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Special Shareholder Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Required Company Shareholder Approval. The Company Special Meeting or Company Written Resolution shall have been held or passed in accordance with the BVI Act and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Shareholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any shareholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement, the First Merger Documents, the Surviving Company Charter and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Mergers (the “Required Company Shareholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(e) shall have each been obtained or made.

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(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Amended Pubco Charter. At or prior to the Closing, the shareholder(s) of Pubco shall have adopted the Amended Pubco Charter which shall be in a form prepared by the Company.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(i) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing with effect from the Closing consistent with the requirements of Section 7.15.

(j) Exchange Listing Requirements. The Pubco Ordinary Shares and Pubco Warrants contemplated to be listed pursuant to this Agreement shall have been approved for listing on Nasdaq or NYSE and shall be eligible for listing on Nasdaq or NYSE immediately following the Closing, subject only to official notice of issuance thereof and any applicable requirement to have a sufficient number of round lot holders.

(k) Net Tangible Asset. Purchaser or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers (including the Redemption), or Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and Purchaser relies on another exclusion).

8.2 Conditions to Obligations of the Company, Pubco, First Merger Sub and Second Merger Sub. In addition to the conditions specified in Section 8.1, the obligations of the Company, Pubco, First Merger Sub and Second Merger Sub to consummate the Transactions are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of Purchaser pursuant hereto, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Director Certificate. Purchaser shall have delivered to the Company and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.2(a), 8.2(b) and 8.2(c) with respect to Purchaser.

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(ii) Secretary Certificate. Purchaser shall have delivered to the Company and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in the form to be mutually agreed by Purchaser and the Company (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser and the holders of a majority of the “Registrable Securities” thereunder.

(v) Seller Registration Rights Agreement. The Sellers shall have received from Pubco a registration rights agreement covering the Company Merger Consideration received by the Sellers, in the form to be mutually agreed by Purchaser and the Company (the “Seller Registration Rights Agreement”), duly executed by Pubco.

(vi) Employment Agreements. The Company and Pubco shall have received employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each of the persons set forth Schedule 8.3(e)(iv) hereto and the applicable Target Company or Purchaser, as noted in Schedule 8.3(e)(iv), each such employment agreement duly executed by the parties thereto.

(vii) Escrow Agreements. The Company shall have received copies of the (i) Earnout Escrow Agreement, duly executed by Purchaser, Purchaser Representative and the Escrow Agent and (ii) the Escrow Agreement, duly executed by Purchaser, Purchaser Representative and the Escrow Agent.

8.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 8.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, First Merger Sub and Second Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company, Pubco, First Merger Sub or Second Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Target Companies, taken as a whole.

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(b) Agreements and Covenants. The Company, Pubco, First Merger Sub and Second Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies, taken as a whole, since the date of this Agreement which is continuing and uncured.

(d) Earn-Out. Pubco shall have delivered the Earnout Shares into the Earnout Escrow Account for contingent future distribution upon the occurrence of certain events as set forth in this Agreement and the Earnout Escrow Agreement.

(e) Escrow. Pubco shall have delivered the Escrow Shares into the Escrow Account for contingent future distribution upon the occurrence of certain events as set forth in this Agreement and the Escrow Agreement.

(f) Certain Ancillary Documents. The Non-Competition and Non-Solicitation Agreements, the Employment Agreements, the Founder Registration Rights Agreement Amendment and each Key Seller Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof from the Closing.

(g) Resignation of Directors and Officers. Subject to the requirements of Section 7.15, Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of Pubco as requested by Purchaser prior to the Closing.

(h) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts involving the Target Companies and/or Company Security Holders or other Related Persons set forth on Schedule 8.3(h) shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

(i) Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Company shall have terminated, extinguished and cancelled in full any other outstanding Company Convertible Securities or commitments therefor.

(j) Reorganization. The Reorganization shall have been consummated by the Completion Date of Reorganization pursuant to the Reorganization Documents.

(k) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 8.3(a), 8.3(b) and 8.3(c) with respect to Pubco, First Merger Sub and Second Merger Sub, as applicable.

(ii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of its board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and the adoption of the Amended Pubco Charter and recommending the approval and adoption of the same by the Company Shareholders at a duly called meeting of shareholders, (C) evidence that the Required Company Shareholder Approval has been obtained, and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

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(iii) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco, First Merger Sub and Second Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Pubco’s, First Merger Sub’s and Second Merger Sub’s jurisdiction of organization and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Purchaser, between each of the persons set forth Schedule 8.3(e)(iv) hereto and the applicable Target Company, Pubco or Purchaser, as noted in Schedule 8.3(e)(iv), each such employment agreement duly executed by the parties thereto.

(v) Escrow Agreements. Purchaser shall have received copies of the (i) Earnout Escrow Agreement, duly executed by the Company, Company Representative and the Earnout Escrow Agent and (ii) the Escrow Agreement, duly executed by the Company, Company Representative and the Escrow Agent.

8.4 Frustration of Conditions.

 Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this ARTICLE VIII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, Pubco, First Merger Sub or Second Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE IX

NO SURVIVAL

9.1 No Survival. None of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its express terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenant and agreement shall survive the Closing in accordance with its respective terms.

ARTICLE X

TERMINATION AND EXPENSES

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser and the Company;

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(b) by written notice by either Purchaser or the Company if any of the conditions to the Closing set forth in ARTICLE VIII have not been satisfied or waived by September 30, 2024 (the “Outside Date”); provided, that if Purchaser seeks and receives an Extension, Purchaser shall have the right by providing written notice thereof to extend the Outside Date by an additional period equal to the shortest of (A) three additional months, (B) the period ending on the last day by which Purchaser must consummate its initial Business Combination pursuant to such Extension and (C) such period as determined by Purchaser; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, Pubco, First Merger Sub or Second Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was a material and proximate cause of, or materially and proximately resulted in, the failure of the Closing to occur on or before the Outside Date.

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, any Seller, Pubco, First Merger Sub, or Second Merger Sub) to comply with any provision of this Agreement has been a material cause of, or materially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.1(d) if at such time the Company, Pubco, First Merger Sub or Second Merger Sub is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole following the date of this Agreement which is uncured and continuing;

(f) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, First Merger Sub or Second Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 10.1(f) if at such time Purchaser is in material uncured breach of this Agreement;

(g) by written notice by either Purchaser or the Company to the other if the Special Shareholders Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholders Approval was not obtained; provided that the right to terminate this Agreement under this Section 10.1(g) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Shareholders Approval;

(h) by written notice by either Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not been obtained; provided that the right to terminate this Agreement under this Section 10.1(h) shall not be available to a Party if the material breach or violation by such Party of any representation, warranty, covenant or obligation under this Agreement was a direct cause of the failure to obtain the Required Company Shareholder Approval; and

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(i) on June 30, 2024, automatically (and without notice by the Company or Purchaser), if by such date, either (i) the Company has not delivered the applicable PCAOB Financial Statements pursuant to Section 7.20 or (ii) the Reorganization has not been completed.

10.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 10.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 10.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 7.14 (Confidential Information), this Section 10.2 (Effect of Termination), Section 10.3 (Fees and Expenses), Section 11.1 (Waiver of Claims Against Trust), ARTICLE XII (Miscellaneous), and any definitions to the foregoing under ARTICLE XII shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 11.1). Without limiting the foregoing, and except as provided in Sections 10.3 and this Section 10.2 (but subject to Section 10.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 11.7, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 10.1.

10.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions contemplated hereby shall be paid by (i) Pubco, provided that the Closing has occurred in accordance with this Agreement, or (ii) by the Party incurring such Expenses, if this Agreement has been terminated in accordance with Section 10.1; provided that Purchaser and the Company shall each pay one half of the filings fees in connection with any antitrust or regulatory filings made prior to the Closing and all registration fees or filing fees payable to the SEC, Nasdaq, NYSE or any other Governmental Entity, in each case of the foregoing in connection with the Transactions.

(b) Subject to Section 7.2(b) and Section 7.3(b), the Company and Purchaser agree that during the Interim Period each Party’s discretionary Expenses, such as fees and expenses related to travel and communication, shall not without the prior written consent of the other Party, exceed One Hundred Thousand U.S. Dollars ($100,000) in the aggregate.

10.4 Termination Fee.

(a) Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 10.1(f) or Section 10.1(i) then the Company shall pay to Purchaser a termination fee equal to Three Million U.S. Dollars ($3,000,000) plus the Expenses actually incurred by or on behalf of Purchaser or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Mergers or the other transactions contemplated hereby or thereby, including any related SEC filings, the Registration Statement, the Redemption and any PIPE Investment (such aggregate amount, the “Company Termination Fee”). The Company Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser within five (5) Business Days after Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Company Termination Fee is payable, the payment of the Company Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Purchaser, provided, that the foregoing shall not limit (x) the Company from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

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(b) Notwithstanding Section 10.3 above, in the event that there is a valid and effective termination of this Agreement by Company pursuant to Section 10.1(d) then Purchaser shall pay to the Company a termination fee equal to Three Million U.S. Dollars ($3,000,000) plus the Expenses actually incurred by or on behalf of the Company or any of its Affiliates in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the Ancillary Documents or the Mergers or the other transactions contemplated hereby or thereby, including any related SEC filings, the Registration Statement and any PIPE Investment (such aggregate amount, the “Purchaser Termination Fee”). Purchaser Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by the Company within five (5) Business Days after Purchaser delivers to Purchaser the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where Purchaser Termination Fee is payable, the payment of Purchaser Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Purchaser or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company, provided, that the foregoing shall not limit (x) Purchaser from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

ARTICLE XI

WAIVERS AND RELEASES

11.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, and Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Mergers) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination by October 18, 2024, subject to further extension by amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and Seller Representative hereby agree on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any Public Shareholder Distributions) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and Seller Representative each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent the Company or Seller Representative or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or Seller Representative any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 11.1 shall survive termination of this Agreement for any reason.

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ARTICLE XII

MISCELLANEOUS

12.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser at or prior to the Closing, to:

Tristar Acquisition I Corp.

2 Burlington Woods Drive, Suite 100

Burlington MA 01803

Attn: Xiaoma Lu, Chief Executive Officer

Telephone No.: +1 893 889 8027

Email: sherman@estonecapital.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Barry I. Grossman, Esq.

Jonathan P. Cramer, Esq.

Jessica Yuan, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

 jcramer@egsllp.com

 jyuan@egsllp.com

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If to Purchaser Representative, to: Navy Sail International Limited 19/F 145 Hennessy Road, Wanchai, Hong Kong Attn: Chunyi Charlie Hao Telephone No.: +852 2511 8812 Email: hao@estonecapital.com with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, USA

Attn: Barry I. Grossman, Esq.

Jonathan P. Cramer, Esq.

Jessica Yaun, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

jcramer@egsllp.com

jyuan@egsllp.com

If to the Company at or prior to the Closing, to: Helport Limited 9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore Attn: Shi Cong Telephone No.: + 6582336584 Email: shicong@helport.net with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li

Telephone No.: 212-530-2210

Email: yli@htflawyers.com

and a copy to:

ResourceLaw

10 Collyer Quay #18-01

Ocean Financial Centre

Singapore 049315

Facsimile No.: +6568057339

Telephone No.: +6568057300

If to Seller Representative to: 9 Temasek Boulevard #07-00, Suntec Tower Two, SingaporeTelephone No.: + 6582336584 Email: shicong@helport.net	with a copy (which will not constitute notice) to: Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Attn: Ying Li Telephone No.: 212-530-2210 Email: yli@htflawyers.com

If to Pubco, First Merger Sub or Second Merger Sub at or prior to the Closing, to:

Helport AI Limited

9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore Attn: Shi Cong

Telephone No.: + 6582336584

Email: shicong@helport.net

with a copy (which will not constitute notice) to:

Hunter Taubman Fischer & Li LLC

950 Third Avenue, 19th Floor

New York, NY 10022

Attn: Ying Li

Telephone No.: 212-530-2210

Email: yli@htflawyers.com

and a copy to:

ResourceLaw

10 Collyer Quay #18-01

Ocean Financial Centre

Singapore 049315

Facsimile No.: +6568057339

Telephone No.: +6568057300

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If to Pubco, Purchaser, or the Company after the Closing, to:

Helport AI Limited

9 Temasek Boulevard #07-00, Suntec Tower Two, Singapore

Attn: Shi Cong

Telephone No.: + 6582336584

Email: shicong@helport.net

with a copy (which will not constitute notice) to: Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 Attn: Ying Li Telephone No.: 212-530-2210 Email: yli@htflawyers.com

12.2 Binding Effect; Assignment. Subject to Section 12.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco and the Company (and after the Closing, Purchaser Representative and Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 7.16, which the Parties acknowledge and agree are express third-party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

12.4 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties or covenants or agreements that contemplate the performance prior to the Closing in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 12.4 nor anything else in this Agreement to the contrary shall limit the survival of any covenant or agreement of the Parties which by its express terms is required to be performed or complied with in whole or in part at, as of or after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.

12.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of Delaware. Notwithstanding the foregoing, (i) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the British Virgin Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the British Virgin Islands: (a) the First Merger and (b) following the First Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of First Merger Sub and the Company in the Surviving Company and (y) the cancellation of the shares, the rights provided in the BVI Act, the fiduciary or other duties of the board of directors of the Company and the board of directors of First Merger Sub and the internal corporate affairs of the Company, First Merger Sub and the Surviving Company; (ii) the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the Parties hereby irrevocable submit it to the non-exclusive jurisdiction of the courts of the Cayman Islands: (a) the Second Merger and (b) following the Second Merger, (x) the vesting of the rights and the property of every description including choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Second Merger Sub and Purchaser in the Surviving Entity and (y) the cancellation of the shares, the rights provided in Section 238 of the Cayman Companies Act , the fiduciary or other duties of the board of directors of Purchaser and the board of directors of Second Merger Sub and the internal corporate affairs of Purchaser and Second Merger Sub. Subject to Section 2.8, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the federal courts of the State of New York sitting in New York, New York or any appellate courts thereof (collectively, the “Specified Courts”). Subject to Section 2.8, each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 12.1. Nothing in this Section 12.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

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12.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

12.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by each of the Parties hereto.

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12.10 Waiver. Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and Seller Representative on behalf of itself and the Company Shareholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by Purchaser Representative or Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of Purchaser Representative.

12.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

12.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not party of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP, based on the accounting principles used by the applicable Person, provided that any accounting term with respect to any Target Company shall be interpreted in accordance with the Accounting Principles; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified;(i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information, or such information or documentation was made available or otherwise provided to Purchaser, its Affiliates or any of their Representatives in-person or by email.

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12.13 Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.14 Purchaser Representative.

(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Navy Sail International Limited, in the capacity as Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Aggregate Merger Consideration adjustments under Section 2.8; (ii) controlling and making any determinations with respect to the vesting or forfeiture of the Earnout Shares under Section 2.10; (iii) acting on behalf of such Person under the Earnout Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by Purchaser Representative, including any agreement between Purchaser Representative and the Company, Seller Representative, any Company Shareholders, shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. Purchaser Representative hereby accepts its appointment and authorization as Purchaser Representative under this Agreement.

(b) Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by Purchaser Representative. In no event shall Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Purchaser Representative under this Section 12.14 shall survive the Closing and continue indefinitely.

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(c) The Person serving as Purchaser Representative may resign upon ten (10) days’ prior written notice to Purchaser and Seller Representative, provided, that Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

12.15 Seller Representative.

(a) Each Company Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Extra Technology Limited, a BVI business company, in its capacity as Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 2.8; (ii) controlling and making any determinations with respect to the vesting or forfeiture of the Earnout Shares under Section 2.10; (iii) acting on behalf of such Person under the Earnout Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Seller Representative and to rely on their advice and counsel; (vi) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vii) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share; and (viii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by Seller Representative, including any agreement between Seller Representative and Purchaser Representative, Purchaser, shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. Seller Representative hereby accepts its appointment and authorization as Seller Representative under this Agreement.

(b) Seller Representative will act for the Company Shareholders on all of the matters set forth in this Agreement in the manner Seller Representative believes to be in the best interest of the Company Shareholders. From and after the Closing, the Company Shareholders shall jointly and severally indemnify, defend and hold Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by Seller Representative. In no event shall Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to Seller Representative under this Section 12.15 shall survive the Closing and continue indefinitely.

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(c) If Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify Purchaser Representative and Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

12.16 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, this Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no related party of a Party shall have any liability for any liabilities or obligations of the Parties for any Legal Proceeding (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith. No Party shall have any right of recovery in respect hereof against any related party of a Party and no personal liability shall attach to any related party of a Party through such Party, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Applicable Law or otherwise. The provisions of this Section 12.16 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each related party of a Party, each of whom is an intended third-party beneficiary of this Section 12.16.

12.17 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser, Purchaser Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, Purchaser Representative or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, Purchaser Representative or its Affiliates in which the interests of such Person are adverse to the interests of Purchaser, the Company and/or Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser, Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and Purchaser Representative shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and Purchaser Representative and shall not pass to or be claimed by Pubco, Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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ARTICLE XIII

DEFINITIONS

13.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“2024 Consolidated Revenue” means with respect to the fiscal year ended June 30, 2024, the amount of consolidated revenues of Pubco and its subsidiaries, including the Target Companies, on a consolidated basis, for such fiscal period, as determined in accordance with GAAP, consistently applied (for the avoidance of doubt, including period prior to the Closing but excluding revenues of Purchaser, if any, for periods prior to the Closing). Notwithstanding the foregoing, 2024 Consolidated Revenue shall exclude (i) any acquisition(s) made by the Company and its Subsidiary(ies), (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing),(iii) any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets), and (iv) any other revenues that are non-recurring and earned outside of the ordinary course.

“2025 Consolidated Revenue” means with respect to the fiscal year ended June 30, 2025, the amount of consolidated revenues of Pubco and its subsidiaries, including the Target Companies, on a consolidated basis, for such fiscal period, as determined in accordance with GAAP, consistently applied (for the avoidance of doubt, including period prior to the Closing but excluding revenues of Purchaser, if any, for periods prior to the Closing). Notwithstanding the foregoing, 2025 Consolidated Revenue shall exclude (i) any acquisition(s) made by the Company and its Subsidiary(ies), (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing),(iii) any extraordinary gains (such as from the sale of real property, investments, securities or fixed assets), and (iv) any other revenues that are non-recurring and earned outside of the ordinary course.

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company and/or the Target Companies in the preparation of the latest audited Company Financial Statements (if any).

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor and Navy Sail shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Aggregate Merger Consideration Amount” means (a) Three Hundred and Fifty Million U.S. Dollars ($350,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (d) the amount of any unpaid Transaction Expenses”).

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 “Amended Pubco Charter” means an amended and restated memorandum and articles of association of Pubco in a customary form to be determined by the Company and agreed by Purchaser (which agreement shall not be unreasonably withheld), which will become effective at the Effective Time.

“Ancillary Documents” means each agreement, instrument or document including the Key Seller Lock-Up Agreements, the Assumed Warrant Agreement, the Non-Competition and Non-Solicitation Agreements, the Shareholder Support Agreement, the Insider Letter Amendment, the Founder Registration Rights Agreement Amendment, Earnout Escrow Agreement, Escrow Agreement, the Seller Registration Rights Agreement, the Amended Pubco Charter, the Employment Agreements, and other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life, or welfare benefit or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, Singapore, British Virgin Islands or the Cayman Islands are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in the foregoing locations are generally open for use by customers on such day.

“BVI Act” means BVI Business Companies Act (as amended) of the British Virgin Islands

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands, as amended.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Target Companies, Pubco, First Merger Sub or Second Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, First Merger Sub, Second Merger Sub or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

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“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any share capital of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any share capital of the Company.

“Company Merger Shares” means a number of Pubco Ordinary Shares equal to the quotient determined by dividing (i) the Aggregate Merger Consideration Amount by (ii) Per Share Price.

“Company Option” means an option to purchase Company Shares that was granted pursuant to the Company Equity Plan.

“Company Ordinary Shares” means, upon and after completion of the Reorganization, the ordinary shares, par value $1.00 each, of the Company.

“Company Preferred Shares” means, upon and after completion of the Reorganization, the preferred shares, par value $1.00 each, of the Company (if any).

“Company Securities” means, collectively, the Company Shares and any other Company Convertible Securities.

“Company Shares” means, the Company Ordinary Shares and the Company Preferred Shares, if any.

“Company Shareholders” means, collectively, the holders of Company Shares.

 “Company Transaction Expenses” means all reasonable and documented out-of-pocket fees and expenses payable by any Target Company (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation or consummation of this Agreement or any Ancillary Document or the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms, as appointed by the Company, and (b) subject to Section 10.3, any and all filing fees payable by any Target Company or any of their respective Affiliates to the Governmental Authorities in connection with the Transactions. All Company Transaction Expenses shall be supported with formal bills or invoices setting out in reasonable detail the scope of services that have been provided if such Company Transactions shall be borne by Pubco pursuant to Section 10.3.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast fifty percent (50%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive fifty percent (50%) or more of the profits, losses, or distributions of the Controlled Person; or (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person;.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

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“Environmental Law” means any Law any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Actions, Orders, losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, any other ownership interest or similar interest in any Person (including any share appreciation, phantom stock, profit participation or similar rights), and any direct or indirect option, warrant, right, security (including debt securities) convertible, exchangeable or exercisable, directly or indirectly, therefor.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means (i) the Company Merger Shares as of the First Merger Effective Time divided by (ii) the aggregate number of, without duplication, Company Ordinary Shares that are (A) issued and outstanding, and (B) issuable directly or indirectly upon, or subject to, the conversion, exercise or settlement of any Company Preferred Shares and Company Convertible Securities.

“Expenses” means Purchaser Transaction Expenses and the Company Transaction Expenses.

“First Merger Sub Ordinary Shares” means the ordinary shares, of First Merger Sub.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 13, 2021, by and among Purchaser, Sponsor and the other “Holders” named therein.

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“Founder Shares” means an aggregate of 5,750,000 Purchaser Ordinary Shares which were issued to the initial shareholders of Purchaser in a private placement transaction.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Insider Letter” means the letter agreement, dated as of October 13, 2021, by and among Purchaser, Sponsor, and certain other directors, officers or advisors of Purchaser party thereto.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of October 13, 2021, and filed with the SEC on October 14, 2021 (File No. 333-255009).

“IPO Underwriter” means Wells Fargo Securities, LLC.

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“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers or directors of the Company and any Target Companies, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospectus or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for the purposes of clause (a) above, any fact, event, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in any country or region in which such Person or any of its Subsidiaries does business; (ii) changes, conditions or effects that generally affect any industry or geographic area in which such Person or any of its Subsidiaries principally operate; (iii) changes or proposed change in the interpretation of any Law (including the Exchange Act or the Securities Act or any rules promulgated thereunder) or in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate, or any regulatory guidance, policies or interpretations of the foregoing; (iv) conditions caused by acts of God, epidemic, pandemics or other outbreak of public health events (including COVID-19), cyberterrorism or terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), military action, civil unrest, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfire, or other natural disaster and any other force majeure events (including any escalation or general worsening of any of the foregoing); (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi) with respect to Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); and (vii) the announcement or the execution of this Agreement or the Ancillary Documents, the pendency or consummation of the Transactions or the performance of this Agreement or the Ancillary Documents (or the obligations hereunder), including the impact thereof on relationships with Governmental Authority, partners, customers, suppliers or employees; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Shareholder Approval shall not deemed to be a Material Adverse Effect on or with respect to Purchaser.

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“Nasdaq” means the Nasdaq Capital Market.

“Navy Sail” means Navy Sail International Limited.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies (excluding, without duplication, Closing Company Cash), on a consolidated basis, minus (ii) all current liabilities of the Target Companies (excluding, without duplication, Indebtedness and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Shareholder.

“Non-Competition and Non-Solicitation Agreement” means a non-competition and non-solicitation Agreement in favor of Pubco, Purchaser and the Company to be entered into by senior executives of the Company and in such customary form as reasonably determined by the Company.

“Non-U.S. Benefit Plan” means any Benefit Plan maintained outside the United States primarily for the benefit of employees residing outside the United States, which Benefit Plan provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“NYSE” means the New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its articles of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means the Redemption Price.

 “Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

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“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially and adversely affect the value of, or materially and adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Shareholder, a fraction expressed a percentage equal to (i) the portion of the Aggregate Merger Consideration payable by Purchaser to such Company Shareholder in accordance with the terms of this Agreement, divided by (ii) the total Aggregate Merger Consideration Amount payable by Purchaser to all Company Shareholder in accordance with the terms of this Agreement.

“Pubco Charter” means the memorandum and articles of association of Pubco, as amended and in effect under the BVI Act.

“Pubco Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any share capital of Pubco or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any share capital of Pubco, including but not limited to the Pubco Warrants.

“Pubco Ordinary Shares” means, the ordinary shares, par value $0.0001 each, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one Pubco Ordinary Share at a purchase price of $11.50 per full share.

“Pubco Securities” means the Pubco Ordinary Shares and the Pubco Convertible Securities, collectively.

“Pubco Share Price” means an amount equal to the VWAP of the Pubco Ordinary Shares over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Pubco Warrants” means the Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Charter” means the amended and restated memorandum and articles of association of Purchaser, as may be amended and restated from time to time and in effect under the Cayman Companies Act.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

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“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, Pubco, First Merger Sub, Second Merger Sub any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

 “Purchaser Ordinary Shares” means Purchaser Class A Ordinary Shares and Purchaser Class B Ordinary Shares.

“Purchaser Preference Shares” means the preference shares, par value $0.0001, of Purchaser.

“Purchaser Private Warrant” means one whole warrant that was issued by Purchaser in a private placement to the Sponsor and the IPO Underwriter at the time of the consummation of the IPO entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Public Unit” means a unit issued in the IPO consisting of one (1) Purchaser Ordinary Share and one-half (1/2) of one (1) Purchaser Public Warrant.

“Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Public Unit entitling the holder thereof to purchase one (1) Purchaser Ordinary Share at a price of $11.50 per full Purchaser Ordinary Share.

“Purchaser Securities” means Purchaser Units, Purchaser Ordinary Shares, Purchaser Preference Shares and Purchaser Warrants, collectively.

“Purchaser Transaction Expenses” means all reasonable and documented fees and expenses that have been incurred by, or are otherwise payable by, Purchaser or any of its controlled Affiliates prior to or as of the Closing (whether or not billed), in each case, as a result of or in connection with the negotiation, documentation or consummation of this Agreement or any Ancillary Document or the Transactions, including (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, as appointed by Purchaser and Sponsor, and (b) any Indebtedness of Purchaser owed to any of Purchaser’s officers, directors, Navy Sail or Sponsor, or the IPO Underwriter, or their respective shareholders or Affiliates, or any other party. All Purchaser Transaction Expenses shall be supported with formal bills or invoices setting out in reasonable detail the scope of services that have been provided if such Purchaser Transaction Expenses shall be borne by Pubco pursuant to Section 10.3.

“Purchaser Units” means Purchaser Public Units.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Redemption Price” means an amount equal to the price at which each Purchaser Ordinary Share is redeemed or converted pursuant to the Redemption (as equitably adjusted for share sub-divisions, share dividends, consolidations, capitalizations, re-designations and the like after the Closing).

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“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser and Pubco hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Reorganization” means the reorganization as contemplated under the Reorganization Documents.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sellers” means each of the holders of the Company’s capital shares, and a “Seller” means any one of the Sellers.

“Second Merger Sub Ordinary Shares” means the ordinary shares, of Second Merger Sub.

“Software” means any computer software programs, including all source code and object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Tristar Holdings I LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” and “Target Companies” means each of the Company and its direct and indirect Subsidiaries (excluding Pubco and First Merger Sub and Second Merger Sub) and Helport Pte.

“Target Net Working Capital Amount” means an amount equal to Twelve Million U.S. Dollars ($12,000,000)

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 “Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 13, 2021, as it may be amended, by and between Purchaser and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“Warrant Agreement” shall mean the Warrant Agreement, dated as of October 13, 2021, between Stock Transfer & Trust Company, a New York corporation and Purchaser.

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13.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
2024 Revenue Target	2.10(b)
Acquisition Proposal	7.6(a)
Adjustment Amount	2.8(d)
Agreement	Preamble
Alternative Transaction	7.6(a)
Audited Company Financial Statements	7.20
Balance Sheet Date	6.7(a)
Basket	9.3
Business Combination	11.1
BVI Registrar	1.2(a)
CFO	2.10
Closing	3.1
Closing Date	3.1
Closing Filing	7.12(b)
Closing Press Release	7.12(b)
Closing Statement	2.8(a)
Combined 2024/2025 Revenue Target	2.10(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificate	2.5(b)
Company Ordinary Shares	12.1
Company Directors	7.15(a)
Company Disclosure Schedules	ARTICLE VI
Company Financial Statements	6.7(a)
Company IP	6.13(d)
Company IP Licenses	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Real Property Leases	6.15
Company Registered IP	6.13(a)
Completion Date of Reorganization	7.21
Company Merger Consideration	2.1
D&O Indemnified Person	7.16(a)
D&O Tail Insurance	7.15(b)
Earnout Escrow Account	2.10
Earnout Escrow Agreement	2.10
Earnout Escrow Amount	2.10
Earnout Escrow Property	2.10
Earnout Escrow Shares	2.10
Earnout Period	2.10

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Term	Section
Effective Time	1.2(b)
EGS	3.1
Employment Agreements	8.2(d)(vi)
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Escrow Account	2.9(a)
Escrow Agent	2.9(a)
Escrow Property	2.9(a)
Escrow Shares	2.9(a)
Expiration Date	2.9(b)
Extension	7.3(a)
Federal Securities Laws	7.7
First Merger	Recitals
First Merger Articles of Merger	1.2(a)
First Merger Documents	1.2(a)
First Merger Effective Time	1.2(a)
First Merger Plan of Merger	1.2(a)
First Merger Sub	Preamble
Founder Registration Rights Agreement Amendment	8.2(d)(iv)
Helport Pte.	Recitals
Independent Expert	2.8
Independent Expert Notice Date	2.8(b)
Insider Letter Amendment	Recitals
Intended Tax Treatment	Preamble
Interim Balance Sheet Date	6.7(a)
Interim Period	7.1(a)
Loss	9.2
Lost Certificate Affidavit	2.5(b)
Merger Documents	1.2(b)
Mergers	Recitals
Merger Sub	Preamble
Non-Competition and Non-Solicitation Agreement	Preamble
Non-Recourse Parties	12.14
Objection Statement	2.8(b)
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Outside Date	10.1(b)
Party(ies)	Preamble
PIPE Investment	7.18
Post-Closing Pubco Board	7.15(a)
Proxy Statement	7.11(a)
Pubco	Preamble
Public Certifications	4.6(a)

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Term	Section
Public Shareholders	11.1
Purchaser	Preamble
Purchaser Directors	7.15(a)
Purchaser Disclosure Schedules	ARTICLE IV
Purchaser Financials	4.6(c)
Purchaser Material Contract	4.13(a)
Purchaser Merger Consideration	2.2(b)
Purchaser Recommendation	4.2
Purchaser Representative	Preamble
Purchaser Representative Documents
Purchaser Shareholder Approval Matters	7.11(a)
Redemption	7.11(a)
Registration Statement	7.11(a)
Related Person	6.21
Released Claims	11.1
Reorganization Documents	Recitals
Representative Party	2.8(b)
Required Shareholder Approval	8.1(a)
Revenue Targets	2.10(b)
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Second Merger	Recitals

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Term	Section
Second Merger Documents	1.2(b)
Second Merger Plan of Merger	1.2(b)
Second Merger Sub	Preamble
Seller Lock-Up Agreement	Recitals
Seller Representative	Preamble
Seller Representative Documents	12.15
Shareholder Support Agreement	Recitals
Signing Filing	7.12(b)
Signing Press Release	7.12(b)
Special Shareholder Meeting	7.11(a)
Specified Courts	12.5
Sponsor Support Agreement	Recitals
Surviving Company	Recitals
Surviving Company Charter	1.4(a)
Surviving Entity	Recitals
Surviving Entity Charter	1.4(b)
Termination Fee	10.4
Top Customer	6.24
Top Supplier	6.24
Transactions	Recitals
Transmittal Documents	1.6

A-85

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:

TRISTAR ACQUISITION I CORP.

By:	/s/ Xiaoma (Sherman) Lu
Name: Xiaoma (Sherman) Lu Title: Chief Executive Officer

Purchaser Representative:

NAVY SAIL INTERNATIONAL LIMITED, solely in the capacity as Purchaser Representative hereunder.

By:	/s/ Chunyi (Charlie) Hao
Name: Chunyi (Charlie) Hao Title: Director

[Signature Page to Business Combination Agreement]

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Pubco:

HELPORT AI LIMITED

By:	/s/ Cong Shi
Name: Cong Shi
Title: Director

First Merger Sub:

MERGER I LIMITED

By:	/s/ Cong Shi
Name: Cong Shi
Title: Director

Second Merger Sub:

MERGER II LIMITED

By:	/s/ Cong Shi
Name: Cong Shi
Title: Director

HELPORT LIMITED

By:	/s/ Fan Yu
Name: Fan Yu
Title: Director

[Signature Page to Business Combination Agreement]

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Seller Representative:

EXTRA TECHNOLOGY LIMITED, solely in the capacity as Seller Representative hereunder

By:	/s/ Cong Shi
Name: Cong Shi
Title: Director

[Signature Page to Business Combination Agreement]

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ANNEX A-1

Execution Version

FIRST AMENDMENT

TO

BUSINESS COMBINATION AGREEMENT

This First Amendment (“First Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of December 18, 2023, by and among (i) Tristar Acquisition I Corp., an exempted company incorporated with limited liability in the Cayman Islands (together with its successors, the “Purchaser”), (ii) Helport AI Limited, a British Virgin Islands business company (“Pubco”), (iii) Merger I Limited, a British Virgin Islands business combination company and a wholly-owned subsidiary of Pubco (“First Merger Sub”), (iv) Merger II Limited, an exempted company incorporated with limited liability in the Cayman Islands and a wholly-owned subsidiary of Pubco (“Second Merger Sub”), (v) Navy Sail International Limited, a British Virgin Islands company in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (vi) Extra Technology Limited, a BVI business company, in the capacity as the Seller Representative thereunder (the “Seller Representative”), and (vii) Helport Limited, a British Virgin Islands business company (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement (defined below).

RECITALS:

WHEREAS, Purchaser, Pubco, First Merger Sub, Second Merger Sub, the Purchaser Representative, the Seller Representative and the Company have entered into that certain Business Combination Agreement, dated as of November 12, 2023 (the “Original Agreement,” and as amended, including by this First Amendment, the “Business Combination Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to remove the Earnout, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement.

(a) Section 2.1(b) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Company Ordinary Shares. Each Company Ordinary Share (which for the avoidance of doubt shall include Ordinary Shares pursuant to the Conversion in accordance with Section 2.1(a) above) that is issued and outstanding immediately prior to the First Merger Effective Time and after the Conversion shall, as of the First Merger Effective Time, be cancelled by virtue of the First Merger and converted into the right to receive 100% of such number of Pubco Ordinary Shares equal to the Exchange Ratio (the “Company Merger Consideration”) in accordance with Section 1.3; provided, that the Company Merger Consideration otherwise payable to Company Shareholders is subject to (i) the withholding of the Escrow Shares deposited in the Escrow Account in accordance with Section 2.9, and (ii) adjustment after Closing pursuant to Section 2.8. All of the Company Ordinary Shares converted into the right to receive Pubco Ordinary Shares shall no longer be issued and outstanding and shall automatically be cancelled and shall cease to exist, the register of members of the Company shall be updated promptly at the First Merger Effective Time to reflect such cancellation, and each holder of a share certificate of the Company previously representing any such shares of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the Pubco Ordinary Shares into which such Company Ordinary Shares shall have been converted in the First Merger and as otherwise provided under the BVI Act.”

Annex A-1-1

(b) Section 2.5(b) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(b) Each Company Shareholder shall be entitled to receive its Pro Rata Share of the Company Merger Shares (and not the Escrow Shares) as set forth in Section 2.2(b) in respect of the Company Shares represented by the Company Certificate(s), as soon as reasonably practicable after the Effective Time, but subject to the delivery to Pubco and Purchaser of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s), if any, for its Company Shares (or a Lost Certificate Affidavit), (ii) a properly completed and duly executed Letter of Transmittal and (iii) such other documents as may be reasonably requested by Pubco or Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Company Merger Shares (subject to withholding of the Escrow Shares and adjustment after Closing pursuant to Section 2.8) attributable to such Company Certificate.”

(c) Section 2.5(f) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f) Any Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Company Merger Shares in accordance with this Section 2.5 shall look only to Pubco for payment of the portion of the Company Merger Shares in respect of such Company Shares without any interest thereon (but with any dividends paid with respect thereto). Any portion of any Escrow Property in accordance with the Escrow Agreement that remains unclaimed by Company Shareholders two (2) years after the Effective Time shall be returned to Pubco and any Company Shareholder who has not exchanged its Company Shares for the applicable portion of the Aggregate Merger Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Pubco for payment of the portion of the Aggregate Merger Consideration in respect of such Company Securities without any interest thereon (but with any dividends paid with respect thereto). Notwithstanding the foregoing, none of Pubco, a Surviving Subsidiary or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.”

(d) Section 2.11 of the Original Agreement is hereby deleted it in its entirety.

(e) Section 8.2(d)(vii) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(vii) Escrow Agreement. The Company shall have received a copy of the Escrow Agreement, duly executed by Purchaser, Purchaser Representative and the Escrow Agent.”

(f) Section 8.3(d) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(d) Reserved.”

Annex A-1-2

(g) Section 8.3(k)(v) of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(v) Escrow Agreement. Purchaser shall have received a copy of the Escrow Agreement, duly executed by the Company, Company Representative and the Escrow Agent.”

(h) Section 12.14 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Navy Sail International Limited, in the capacity as Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Aggregate Merger Consideration adjustments under Section 2.8; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction or any indemnification claim; and (v) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Security Holders immediately prior to the Effective Time and their respective successors and assigns). All decisions and actions by Purchaser Representative, including any agreement between Purchaser Representative and the Company, Seller Representative, any Company Shareholders, shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.14 are irrevocable and coupled with an interest. Purchaser Representative hereby accepts its appointment and authorization as Purchaser Representative under this Agreement.”

Annex A-1-3

(i) Section 12.15 of the Original Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(a) Each Company Shareholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Extra Technology Limited, a BVI business company, in its capacity as Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 2.8; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of Seller Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by Seller Representative, including any agreement between Seller Representative and Purchaser Representative, Purchaser, shall be binding upon each Company Shareholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 12.15 are irrevocable and coupled with an interest. Seller Representative hereby accepts its appointment and authorization as Seller Representative under this Agreement.”

(j) Section 13.1 of the Original Agreement is hereby amended by deleting the definitions of “2024 Consolidated Revenue” and “2025 Consolidated Revenue”.

(k) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Aggregate Merger Consideration Amount” and replaced with the following:

“Aggregate Merger Consideration Amount” means (a) Three Hundred and Thirty-Five Million U.S. Dollars ($335,000,000) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (d) the amount of any unpaid Transaction Expenses”).

(l) Section 13.1 of the Original Agreement is hereby amended by deleting the definition of “Ancillary Documents” and replaced with the following:

“Ancillary Documents” means each agreement, instrument or document including the Key Seller Lock-Up Agreements, the Assumed Warrant Agreement, the Non-Competition and Non-Solicitation Agreements, the Shareholder Support Agreement, the Insider Letter Amendment, the Founder Registration Rights Agreement Amendment, Escrow Agreement, the Seller Registration Rights Agreement, the Amended Pubco Charter, the Employment Agreements, and other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.”

Annex A-1-4

(m) Section 13.2 of the Original Agreement is hereby amended by deleting the following capitalized terms: “2024 Revenue Target”, “Combined 2024/2025 Revenue Target”, “Earnout Escrow Account”, “Earnout Escrow Agreement”, “Earnout Escrow Amount”, “Earnout Escrow Property”, Earnout Escrow Shares”, “Earnout Period” and “Revenue Targets”.

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 12.1 through 12.10, and 12.12 through 12.17 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-1-5

IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

TRISTAR ACQUISITION I CORP.

By:	/s/ Xiaoma (Sherman) Lu
Name:	Xiaoma (Sherman) Lu
Title:	Chief Executive Officer

Purchaser Representative:

NAVY SAIL INTERNATIONAL LIMITED, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Chunyi (Charlie) Hao
Name:	Chunyi (Charlie) Hao
Title:	Director

Pubco:

HELPORT AI LIMITED

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

First Merger Sub:

MERGER I LIMITED

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

Second Merger Sub:

MERGER II LIMITED

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

The Company:

HELPORT LIMITED

By:	/s/ Fan Yu
Name:	Fan Yu
Title:	Director

The Seller Representative:

EXTRA TECHNOLOGY LIMITED, solely in the capacity as Seller Representative hereunder

By:	/s/ Cong Shi
Name:	Cong Shi
Title:	Director

Annex A-1-6

ANNEX B

Territory of the Virgin Islands The BVI Business Companies Act, 2004

AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION OF Helport AI Limited Incorporated as a BVI business company on 3 October 2023 (Adopted by a resolution of members dated [●])

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Territory of the British Virgin Islands

The BVI Business Companies Act 2004

Amended and Restated Memorandum of Association

of

Helport AI Limited

a company limited by shares

(Adopted by a resolution of members dated [●])

1	Name

The name of the Company is Helport AI Limited.

2	Status

The Company is a company limited by shares.

3	Registered office and registered agent

3.1	The first registered office of the Company is at Vistra Corporate Services Centre, Wickham Cay II, Road Town, VG1110, British Virgin Islands, the office of the first registered agent.

3.2	The first registered agent of the Company is Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

3.3	The Company may change its registered office or registered agent by a Resolution of Directors or a Resolution of Members. The change shall take effect upon the Registrar registering a notice of change filed under section 92 of the Act.

4	Capacity and powers

4.1	The Company has, subject to the Act and any other British Virgin Islands legislation for the time being in force, irrespective of corporate benefit:

(a)	full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)	for the purposes of 4.1(a), full rights, powers and privileges.

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4.2	There are no limitations on the business that the Company may carry on.

5	Number and classes of Shares

5.1	The Company is authorised to issue a maximum of 500,000,000 shares of a single class each with a par value of US$0.0001.

5.2	The Company may at the discretion of the Board of Directors, but shall not otherwise be obliged to, issue fractional Shares or round up or down fractional holdings of Shares to its nearest whole number and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

6	Designations powers preferences of Shares

6.1	Each Share in the Company confers upon the Member:

(a)	the right to one vote at a meeting of the Members of the Company or on any Resolution of Members;

(b)	the right to an equal share in any dividend paid by the Company on the Shares; and

(c)	the right to an equal share in the distribution to the holders of Shares of the surplus assets of the Company on its liquidation.

6.2	The directors may at their discretion by Resolution of Directors redeem, purchase or otherwise acquire all or any of the Shares in the Company subject to Regulations 3 and 6 of the Articles.

6.3	The Directors have the authority and the power by Resolution of Directors:

(a)	to authorise and create additional classes of shares; and

(b)

to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all classes of shares that may be authorised to be issued under this Memorandum.

7	Variation of rights

The rights attached to any class of Shares as specified in Clause 6 may only, whether or not the Company is being wound up, be varied by a Resolution of Members, provided that only the holders of the relevant class of Shares shall be entitled to vote thereon, unless otherwise provided by the terms of issue of such class.

8	Rights not varied by the issue of Shares pari passu and no deemed variation

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith and, for the avoidance of doubt, the issue of Shares in any class of Shares where such class is authorised under Clause 5.1 hereof shall not be considered to vary the terms of the Shares or any other then existing class of Shares unless the express terms of that class provide otherwise.

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9	Registered Shares

9.1	The Company shall issue registered Shares only.

9.2	The Company is not authorised to issue or have in issue bearer Shares, convert registered Shares to bearer Shares or exchange registered Shares for bearer Shares.

10	Transfer of Shares

A Share may be transferred in accordance with Regulation 4 of the Articles.

11	Amendment of Memorandum and Articles

11.1	The Company may amend its Memorandum or Articles by a Resolution of Members or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:

(a)	to restrict the rights or powers of the Members to amend the Memorandum or Articles;

(b)	to change the percentage of Members required to pass a Resolution of Members to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Members; or

(d)	to Clauses 7 or 8 or this Clause 11.

12	Definitions and interpretation

12.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

Act means the BVI Business Companies Act, 2004 (as amended) and includes the regulations made under the Act;

Articles means the attached Articles of Association of the Company;

Board of Directors means the board of directors of the Company for the time being;

Chairman of the Board has the meaning specified in Regulation 13;

Designated Stock Exchange means the Nasdaq Capital Market or the New York Stock Exchange in the United States of America for so long as the Shares are there listed and any other stock exchange on which the Shares are listed for trading;

Director means any director of the Company, from time to time;

Distribution in relation to a distribution by the Company means the direct or indirect transfer of an asset, other than Shares, to or for the benefit of a Member in relation to Shares held by a Member, and whether by means of a purchase of an asset, the redemption or other acquisition of Shares, a distribution of indebtedness or otherwise, and includes a dividend;

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Electronic Communication means a communication sent by electronic means including electronic posting to the Company’s website, transmission to any number, address or internet website (including the website of the SEC) or other electronic delivery methods as otherwise decided and approved by the Board of Directors;

Eligible Person means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

Member means an Eligible Person whose name is entered, whether singularly or jointly with others, in the Register of Members of the Company as the holder of one or more Shares or fractional Shares;

Memorandum means this Memorandum of Association of the Company;

Register of Members has the meaning specified in Regulation 2.5;

Registrar means the Registrar of Corporate Affairs appointed under the Act and any deputy or assistant thereof;

Resolution of Directors means either:

(a)

a resolution approved at a duly convened and constituted meeting of Directors of the Company or of a committee of Directors of the Company by the affirmative vote of a majority of the Directors present at the meeting who voted except that where a Director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b) a resolution consented to in writing by all Directors or by all members of a committee of Directors of the Company, as the case may be;

Resolution of Members means either:

(a)

a resolution approved at a duly convened and constituted meeting of the Members of the Company by the affirmative vote of a majority of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b) a resolution consented to in writing by a majority of the votes of Shares entitled to vote thereon;

Seal means any seal which has been duly adopted as the common seal of the Company;

SEC means the United States Securities and Exchange Commission;

Securities means Shares, other securities and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire Shares or debt obligations;

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Share means a share issued or to be issued by the Company and shall include fractional shares in the Company;

Treasury Share means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled;

U.S. Securities Act means the Securities Act of 1933 of the United States of America, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time; and

written or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and in writing shall be construed accordingly.

12.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:

(a)	a Regulation is a reference to a regulation of the Articles;

(b)	a Clause is a reference to a clause of the Memorandum;

(c)	voting by Member is a reference to the casting of the votes attached to the Shares held by the Member voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended;

(e)	the singular includes the plural and vice versa;

(f)

where a meeting of (i) Members; (ii) a class of Members; (iii) the Board of Directors; or (iv) any committee of the Board of Directors, is required to be convened for a place, such place may be a physical place, or a virtual place, or both, and where a meeting is convened for or including a virtual place any person, including the person duly appointed as the chairperson of such meeting, may attend such meeting by virtual attendance and such virtual attendance shall constitute presence in person at that meeting;

(g)	the term “virtual place” includes a discussion facility or forum with a telephonic, electronic or digital identifier; and

(h)

the term “virtual attendance” means attendance at a virtual place by means of conference telephone or other digital or Electronic Communications equipment or software or other facilities by means of which all the persons participating in the meeting can communicate with each other.

12.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and Articles unless otherwise defined herein.

12.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and Articles.

We, Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign this Memorandum of Association the 3rd day of October, 2023.

Incorporator

(Sd.) Rexella D. Hodge Authorised Signatory Vistra (BVI) Limited

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Territory of the British Virgin Islands

The BVI Business Companies Act 2004

Amended and Restated Articles of Association

of

Helport AI Limited

a company limited by shares

(Adopted by a resolution of members dated [●])

1	Registered Shares

1.1	The Company may issue certificates signed by a Director of the Company or under the Seal specifying the number of Shares held by a Member (and the signature of the Director and the Seal may be facsimiles) if the Board of Directors so resolves by a Resolution of Directors. Every certificate shall bear legends required under the applicable laws, including the U.S. Securities Act (to the extent applicable).

1.2	Any Member receiving a certificate shall indemnify and hold the Company and its Directors and officers harmless from any loss or liability which it or they may incur by reason of any wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a certificate for Shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

1.3	If several Eligible Persons are registered as joint holders of any Shares, any one of such Eligible Persons may give an effectual receipt for any Distribution.

1.4	Nothing in these Articles shall require title to any Shares or other Securities to be evidenced by a certificate if the Act and the rules of the Designated Stock Exchange on which the Shares or other Securities are listed (if so listed) permit otherwise.

1.5	Subject to the Act and the rules of the Designated Stock Exchange on which any Shares or other Securities may be listed (if so listed), the Board of Directors without further consultation with the holders of any Shares or Securities may resolve that any class or series of Shares or other Securities in issue or to be issued from time to time may be issued, registered or converted to uncertificated form and be subject to the practices instituted by the operator of the relevant system. No provision of these Articles will apply to any uncertificated shares or Securities to the extent that they are inconsistent with the holding of such shares or securities in uncertificated form or the transfer of title to any such shares or securities by means of a relevant system.

1.6	Conversion of Shares held in certificated form into Shares held in uncertificated form, and vice versa, may be made in such manner as the Board of Directors, in its absolute discretion, may think fit (subject always to the requirements of the relevant system concerned). The Company or any duly authorised transfer agent shall enter on the Register of Members how many Shares are held by each member in uncertificated form and certificated form and shall maintain the register of members in each case as is required by the relevant system concerned. Notwithstanding any provision of these Articles, a class or series of Shares shall not be treated as two classes by virtue only of that class or series comprising both certificated shares and uncertificated shares or as a result of any provision of these Articles which applies only in respect of certificated shares or uncertificated shares.

1.7	Nothing contained in Regulations 1.5 and 1.6 is meant to prohibit the Shares from being able to trade electronically.

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2	Shares

2.1	Subject to the provisions of these Articles and, where applicable, the rules of the Designated Stock Exchange on which any Shares or other Securities are listed (if so listed), the unissued Shares of the Company shall be at the disposal of the Directors and Shares and other Securities may be issued and option to acquire Shares or other Securities may be granted at such times, to such Eligible Persons, for such consideration and on such terms as the Directors may by Resolution of Directors determine.

2.2	Section 46 of the Act does not apply to the Company.

2.3	A Share may be issued for consideration in any form or a combination of forms, including money, a promissory note, real property, personal property (including goodwill and know-how), services rendered or a contract for future services.

2.4	No Shares may be issued for a consideration other than money, unless a Resolution of Directors has been passed stating:

	(a)	the amount to be credited for the issue of the Shares; and

	(b)	that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

2.5	Subject to Regulation 2.8, the Company shall keep a register of members (the Register of Members) containing:

	(a)	the names and addresses of the persons who hold Shares;

	(b)	the number of each class and series of Shares held by each Member;

	(c)	the date on which the name of each Member was entered in the Register of Members; and

	(d)	the date on which any Eligible Person ceased to be a Member.

2.6

The Register of Members may be in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until the Directors otherwise determine, if any magnetic, electronic or other data storage form is used in this respect, that shall be the original Register of Members.

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2.7	A Share is deemed to be issued when the name of the Member is entered in the Register of Members.

2.8	For so long as the Company or any of its Shares is listed on a Designated Stock Exchange, the Company may keep a share register containing the information referred to in Regulation 2.5 or such other information as these Articles permit or as may be approved by a Resolution of Member.

2.9	Subject to the provisions of the Act, Shares may be issued on the terms that they are redeemable, or at the option of the Company be liable to be redeemed on such terms and in such manner as the Directors before or at the time of the issue of such Shares may determine. The Directors may also issue options, warrants, rights or convertible securities or securities of a similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or Securities on such terms as the Directors may from time to time determine.

3	Forfeiture

3.1	Shares that are not fully paid on issue are subject to the forfeiture provisions set forth in this Regulation and for this purpose Shares issued for a promissory note or a contract for future services are deemed to be not fully paid.

3.2	A written notice of call specifying the date for payment to be made shall be served on the Member who defaults in making payment in respect of the Shares.

3.3	The written notice of call referred to in Regulation 3.2 shall name a further date not earlier than the expiration of 14 days from the date of service of the notice on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

3.4	Where a written notice of call has been issued pursuant to Regulation 3.2 and the requirements of the notice have not been complied with, the Directors may, at any time before tender of payment, forfeit and cancel the Shares to which the notice relates.

3.5	The Company is under no obligation to refund any moneys to the Member whose Shares have been cancelled pursuant to Regulation 3.3 and that Member shall be discharged from any further obligation to the Company.

4	Transfer of Shares

4.1	Subject to Regulation 4.2, certificated Shares may be transferred by a written instrument of transfer signed by the transferor and containing the name and address of the transferee, which shall be sent to the Company for registration.

4.2	For so long as the Shares are listed on a Designated Stock Exchange, Shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares registered on the Designated Stock Exchange.

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4.3	The transfer of a Share is effective when the name of the transferee is entered on the Register of Members.

4.4	If the Directors of the Company are satisfied that an instrument of transfer relating to Shares has been signed but that the instrument has been lost or destroyed, they may resolve by Resolution of Directors:

(a)	to accept such evidence of the transfer of Shares as they consider appropriate; and

(b)	that the transferee’s name should be entered in the Register of Members notwithstanding the absence of the instrument of transfer.

4.5	Subject to the Memorandum, the personal representative of a deceased Member may transfer a Share even though the personal representative is not a Member at the time of the transfer.

5	Distributions

5.1	The Directors of the Company may, by Resolution of Directors, authorise a distribution at a time and of an amount they think fit if they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

5.2	Dividends may be paid in money, Shares or other property.

5.3	The Company may, by Resolution of Directors, from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company, provided always that they are satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due.

5.4	Notice in writing of any dividend that may have been declared shall be given to each Member in accordance with Regulation 21 and all dividends unclaimed for three (3) years after notice shall have been given to a Member may be forfeited by Resolution of Directors for the benefit of the Company.

5.5	No dividend shall bear interest as against the Company and no dividend shall be paid on Treasury Shares.

6	Redemption of Shares and Treasury Shares

6.1	The Company may purchase, redeem or otherwise acquire and hold its own Shares save that the Company may not purchase, redeem or otherwise acquire its own Shares without the consent of the Member whose Shares are to be purchased, redeemed or otherwise acquired unless the Company is permitted or required by the Act or any other provision in the Memorandum or Articles to purchase, redeem or otherwise acquire the Shares without such consent.

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6.2	The purchase redemption or other acquisition by the Company of its own Shares is deemed not to be a distribution where:

(a)

the Company purchases, redeems or otherwise acquires the Shares pursuant to a right of a Member to have his Shares redeemed or to have his Shares exchanged for money or other property of the Company, or

(b)	the Company purchases, redeems or otherwise acquires the Shares by virtue of the provisions of section 176 or section 179 of the Act; or

(c)	the Company acquires its own fully paid Shares pursuant to section 59(1A) of the Act.

6.3	Sections 60, 61 and 62 of the Act shall not apply to the Company.

6.4	Shares that the Company purchases, redeems or otherwise acquires pursuant to this Regulation may be cancelled or held as Treasury Shares except to the extent that such Shares are in excess of 50 percent of the issued Shares in which case they shall be cancelled but they shall be available for reissue.

6.5	All rights and obligations attaching to a Treasury Share are suspended and shall not be exercised by the Company while it holds the Share as a Treasury Share.

6.6	Treasury Shares may be disposed of by the Company on such terms and conditions (not otherwise inconsistent with the Memorandum and Articles) as the Company may by Resolution of Directors determine.

6.7	Where Shares are held by another body corporate of which the Company holds, directly or indirectly, shares having more than 50 per cent of the votes in the election of Directors of the other body corporate, all rights and obligations attaching to the Shares held by the other body corporate are suspended and shall not be exercised by the other body corporate.

7	Mortgages and charges of Shares

7.1	A Member may by an instrument in writing mortgage or charge his Shares.

7.2	There shall be entered in the Register of Members at the written request of the Member:

	(a)	a statement that the Shares held by him are mortgaged or charged;

	(b)	the name of the mortgagee or chargee; and

	(c)	the date on which the particulars specified in Regulations 7.2(a) and 7.2(b) above are entered in the Register of Members.

7.3	Where particulars of a mortgage or charge are entered in the Register of Members, such particulars may be cancelled:

(a)	with the written consent of the named mortgagee or chargee or anyone authorised to act on his behalf; or

(b)

upon evidence satisfactory to the Directors of the discharge of the liability secured by the mortgage or charge and the issue of such indemnities as the Directors shall consider necessary or desirable.

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7.4	Whilst particulars of a mortgage or charge over Shares are entered in the Register of Members pursuant to this Regulation:

(a)	no transfer of any Share the subject of those particulars shall be effected;

(b)	the Company may not purchase, redeem or otherwise acquire any such Share; and

(c)	no replacement certificate shall be issued in respect of such Shares,

without the written consent of the named mortgagee or chargee.

8	Meetings and consents of Members

8.1	Any Director of the Company may convene meetings of the Members at such times and in such manner and places within or outside the British Virgin Islands as the Director considers necessary or desirable. A meeting may also be convened to be held by electronic means, provided that notice thereof includes all necessary joining instructions and that the means for holding the meeting allow all members to speak and be heard simultaneously. A meeting held by electronic means shall be considered to be held at the place where the chairman is at the time the meeting is opened.

8.2	Upon the written request of Members entitled to exercise 30 per cent or more of the voting rights in respect of the matter for which the meeting is requested the Directors shall convene a meeting of Members.

8.3	The Director convening a meeting of Members shall give not less than fifteen (15) clear calendar days’ written notice of a meeting of Members to:

(a)	those Members whose names on the date the notice is given appear as Members in the Register of Members of the Company and are entitled to vote at the meeting; and

(b)	the other Directors.

8.4	The convener or conveners of a meeting of Members may fix the date notice is given of a meeting, or such other date as may be specified in the notice, as the record date for determining those Members that are entitled to vote at the meeting.

8.5	A meeting of Members held in contravention of the requirement to give notice is valid if Members holding at least 90 per cent of the total voting rights on all the matters to be considered at the meeting have waived notice of the meeting and, for this purpose, the presence of a Member at the meeting shall constitute waiver in relation to all the Shares which that Member holds.

8.6	The inadvertent failure of a Director who convenes a meeting to give notice of a meeting to a Member or another Director, or the fact that a Member or another Director has not received notice, does not invalidate the meeting.

8.7	A Member may be represented at a meeting of Members by a proxy who may speak and vote on behalf of the Member.

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8.8	The instrument appointing a proxy shall be produced at the place designated for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote. The notice of the meeting may specify an alternative or additional place or time at which the proxy shall be presented.

8.9	The instrument appointing a proxy shall be in substantially the following form or such other form as the chairman of the meeting shall accept as properly evidencing the wishes of the Member appointing the proxy.

Helport AI Limited

I/We being a Member of the above Company HEREBY APPOINT [ ] or failing him [ ] of [ ] to be my/our proxy to vote for me/us at the meeting of Members to be held on the [ ] day of [ ], 20[ ] and at any adjournment thereof.

(Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 20[ ]

……………………………

Member

8.10	The following applies where Shares are jointly owned:

	(a)	each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

	(b)	if only one of the joint owners is present in person or by proxy they may vote on behalf of all joint owners; and

(c)

if two or more of the joint owners are present in person or by proxy they must vote as one and in the event of disagreement between any of the joint owners of Shares then the vote of the joint owner whose name appears first (or earliest) in the Register of Members in respect of the relevant Shares shall be recorded as the vote attributable to the Shares.

8.11

A Member shall be deemed to be present at a meeting of Members if he participates by telephone or other electronic means and the meeting itself may be held generally by electronic means, provided that in all such cases all Members participating in the meeting are able to hear each other. All persons seeking to attend and participate in a meeting at a virtual place shall be responsible for maintaining adequate facilities to enable them to do so, and any inability of a person or persons to attend or participate in meeting by way of digital or Electronic Communications equipment or software or other facilities shall not invalidate the proceedings of that meeting.

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8.12	A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 per cent of the votes of the Shares entitled to vote on Resolutions of Members to be considered at the meeting. If the Company has two or more classes of Shares, a meeting may be quorate for some purposes and not for others. A quorum may comprise a single Member or proxy and then such person may pass a Resolution of Members and a certificate signed by such person accompanied where such person holds a proxy by a copy of the proxy instrument shall constitute a valid Resolution of Members.

8.13	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day in the jurisdiction in which the meeting was to have been held at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the Shares or each class or series of Shares entitled to vote on the matters to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall either be dissolved or stand further adjourned at the discretion of the Chairman of the Board or, if different, the chairman of the meeting.

8.14	At every meeting of Members, the Chairman of the Board or their nominee shall preside as chairman of the meeting. The chairman of the meeting shall be deemed to be present in person at the meeting if he or she participates by telephone or other electronic means and all Members participating in the meeting are able to communicate with the chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board or their nominee is not present at the meeting, either physically in person, by telephone or other electronic means, if appropriate, the Members present shall choose one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting Shares present in person or by proxy at the meeting shall preside as chairman failing which the oldest individual Member or representative of a Member present shall take the chair.

8.15	The chairman may adjourn any meeting from time to time, and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. For the avoidance of doubt, a meeting can be adjourned for as many times as may be determined to be necessary by the chairman and a meeting may remain open indefinitely for as long a period as may be determined by the chairman.

8.16	At any meeting of the Members the chairman of the meeting is responsible for deciding in such manner as he considers appropriate whether any resolution proposed has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes of the meeting. If the chairman has any doubt as to the outcome of the vote on a proposed resolution, he shall cause a poll to be taken of all votes cast upon such resolution. If the chairman fails to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall cause a poll to be taken. If a poll is taken at any meeting, the result shall be announced to the meeting and recorded in the minutes of the meeting.

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8.17	Subject to the specific provisions contained in this Regulation for the appointment of representatives of Members other than individuals the right of any individual to speak for or represent a Member shall be determined by the law of the jurisdiction where, and by the documents by which, the Member is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member or the Company.

8.18	Any Member who is not a natural person may by resolution of its Directors or other governing body authorise such individual as it thinks fit to act as its representative at any meeting of Members or of any class of Members, and the individual so authorised shall be entitled to exercise the same rights on behalf of the Member which he represents as that Member could exercise if it were an individual.

8.19	The chairman of any meeting at which a vote is cast by proxy or on behalf of any Member other than an individual may at the meeting but not thereafter call for a notarially certified copy of such proxy or authority which shall be produced within seven (7) calendar days of being so requested or the votes cast by such proxy or on behalf of such Member shall be disregarded.

8.20	Directors of the Company may attend and speak at any meeting of Members and at any separate meeting of the holders of any class or series of Shares.

8.21	An action that may be taken by the Members at a meeting may also be taken by a Resolution of Members consented to in writing, without the need for any prior notice. If any Resolution of Members is adopted otherwise than by the unanimous written consent of all Members, a copy of such resolution shall forthwith be sent to all Members not consenting to such resolution. The consent may be in the form of counterparts, each counterpart being signed by one or more Members. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the earliest date upon which Eligible Persons holding a sufficient number of votes of Shares to constitute a Resolution of Members have consented to the resolution by signed counterparts.

9	Directors

9.1	The first Directors of the Company shall be appointed by the first registered agent within 30 calendar days of the incorporation of the Company; and thereafter, the Directors shall be elected by Resolution of Members or by Resolution of Directors for such term as the Members or Directors determine.

9.2	No person shall be appointed as a Director of the Company unless he has consented in writing to act as a Director.

9.3	The minimum number of Directors shall be one and there shall be no maximum number of Directors. For as long as the Shares are listed or quoted on any Designated Stock Exchange, the Board of Directors shall include at least such number of Independent Directors as applicable law, rules or regulations of the Designated Stock Exchange require as determined by the Directors.

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9.4

Each Director holds office for the term, if any, fixed by the Resolution of Members or Resolution of Directors appointing him, or until his earlier death, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his earlier death, resignation or removal.

9.5	A Director may be removed from office with or without cause by,

(a)

a Resolution of Members passed at a meeting of Members called for the purposes of removing the Director or for purposes including the removal of the Director or by a written resolution passed by a least seventy five per cent of the Members of the Company entitled to vote; or

(b)	a Resolution of Directors.

9.6	A Director may resign his office by giving written notice of his resignation to the Company and the resignation has effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

9.7	A Director shall resign forthwith as a Director if he is, or becomes, disqualified from acting as a Director under the Act.

9.8	The Directors may at any time appoint any person to be a Director either to fill a vacancy or as an addition to the existing Directors. Where the Directors appoint a person as Director to fill a vacancy, the term shall not exceed the term that remained when the person who has ceased to be a Director ceased to hold office.

9.9	A vacancy in relation to Directors occurs if a Director dies or otherwise ceases to hold office prior to the expiration of his term of office.

9.10	The Company shall keep a register of directors containing:

(a)	the names and addresses of the persons who are Directors of the Company;

(b)	the date on which each person whose name is entered in the register was appointed as a Director of the Company;

(c)	the date on which each person named as a Director ceased to be a Director of the Company; and

(d)	such other information as may be prescribed by the Act.

9.11	The register of directors may be kept in any such form as the Directors may approve, but if it is in magnetic, electronic or other data storage form, the Company must be able to produce legible evidence of its contents. Until a Resolution of Directors determining otherwise is passed, the magnetic, electronic or other data storage shall be the original register of directors.

9.12	The Directors or, if the Shares (or depository receipts therefor) are listed or quoted on any Designated Stock Exchange and if required by the rules of such Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

9.13	A Director is not required to hold a Share as a qualification to office.

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10	Powers of directors

10.1	The business and affairs of the Company shall be managed by, or under the direction or supervision of, the Directors of the Company. The Directors of the Company have all the powers necessary for managing, and for directing and supervising, the business and affairs of the Company. The Directors may pay all expenses incurred preliminary to and in connection with the incorporation of the Company and may exercise all such powers of the Company as are not by the Act or by the Memorandum or the Articles required to be exercised by the Members.

10.2	If the Company is the wholly owned subsidiary of a holding company, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.3	If the Company is a subsidiary, but not a wholly owned subsidiary, of a holding company, and the shareholders other than the holding company agree in advance, a Director of the Company may, when exercising powers or performing duties as a Director in connection with the carrying out of the joint venture, act in a manner which he believes is in the best interests of a Member or some Members even though it may not be in the best interests of the Company.

10.4	If the Company is carrying out a joint venture between shareholders, a Director of the Company may, when exercising powers or performing duties as a Director, act in a manner which he believes is in the best interests of the holding company even though it may not be in the best interests of the Company.

10.5	Each Director shall exercise his powers for a proper purpose and shall not act or agree to the Company acting in a manner that contravenes the Memorandum, the Articles or the Act. Each Director, in exercising his powers or performing his duties, shall act honestly and in good faith in what the Director believes to be the best interests of the Company.

10.6	Any Director which is a body corporate may appoint any individual as its duly authorised representative for the purpose of representing it at meetings of the Directors, with respect to the signing of consents or otherwise.

10.7	The continuing Directors may act notwithstanding any vacancy in their body.

10.8	The Directors may by Resolution of Directors exercise all the powers of the Company to incur indebtedness, liabilities or obligations and to secure indebtedness, liabilities or obligations whether of the Company or of any third party.

10.9	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

10.10	Section 175 of the Act shall not apply to the Company.

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11	Proceedings of directors

11.1	Any one Director of the Company may call a meeting of the Directors by sending a written notice to each other Director.

11.2	The Directors of the Company or any committee thereof may meet at such times and in such manner and places within or outside the British Virgin Islands as the notice calling the meeting provides.

11.3	A Director is deemed to be present at a meeting of Directors if he participates by telephone or other electronic means and all Directors participating in the meeting are able to hear each other.

11.4	A Director shall be given not less than three (3) calendar days’ notice of meetings of Directors, but a meeting of Directors held without three (3) calendar days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend waive notice of the meeting, and for this purpose the presence of a Director at a meeting shall constitute waiver by that Director. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

11.5	A meeting of Directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than one-half of the total number of Directors, unless there are only two (2) Directors in which case the quorum is 2.

11.6	A Director may by a written instrument appoint an alternate who need not be a Director and the alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director until the appointment lapses or is terminated.

11.7	If the Company has only one Director the provisions herein contained for meetings of Directors do not apply and such sole Director has full power to represent and act for the Company in all matters as are not by the Act, the Memorandum or the Articles required to be exercised by the Members. In lieu of minutes of a meeting the sole Director shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors. Such a note or memorandum constitutes sufficient evidence of such resolution for all purposes.

11.8	At meetings of Directors at which the Chairman of the Board is present, he shall preside as chairman of the meeting. If there is no Chairman of the Board or if the Chairman of the Board is not present, the Directors present shall choose one of their number to be chairman of the meeting. If the Directors are unable to choose a chairman for any reason, then the oldest individual Director present (and for this purpose an alternate director shall be deemed to be the same age as the Director that he represents) shall take the chair.

11.9	An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a Resolution of Directors or a resolution of a committee of Directors consented to in writing by all Directors or by all members of the committee, as the case may be, without the need for any notice. The consent may be in the form of counterparts each counterpart being signed by one or more Directors. If the consent is in one or more counterparts, and the counterparts bear different dates, then the resolution shall take effect on the date upon which the last Director has consented to the resolution by signed counterparts.

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12	Committees

12.1	The Directors may, by Resolution of Directors, designate one or more committees, each consisting of one or more Directors, and delegate one or more of their powers, including the power to affix the Seal, to the committee.

12.2	The Directors have no power to delegate to a committee of Directors any of the following powers:

(a)	to amend the Memorandum or the Articles;

(b)	to designate committees of Directors;

(c)	to delegate powers to a committee of Directors;

(d)	to appoint Directors;

(e)	to appoint an agent;

(f)	to approve a plan of merger, consolidation or arrangement; or

(g)	to make a declaration of solvency or to approve a liquidation plan.

12.3	Regulations 12.2(b) and 12.2(c) do not prevent a committee of Directors, where authorised by the Resolution of Directors appointing such committee or by a subsequent Resolution of Directors, from appointing a sub-committee and delegating powers exercisable by the committee to the sub-committee.

12.4	The meetings and proceedings of each committee of Directors consisting of two (2) or more Directors shall be governed mutatis mutandis by the provisions of the Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the Resolution of Directors establishing the committee.

13	Officers and agents

13.1	The Company may by Resolution of Directors appoint officers of the Company at such times as may be considered necessary or expedient. Such officers may consist of a Chairman of the Board of Directors (the Chairman of the Board), a Chief Executive Officer, a President, a Chief Financial Officer, one or more vice-presidents, secretaries and treasurers and such other officers as may from time to time be considered necessary or expedient. Any number of offices may be held by the same person.

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13.2	The officers shall perform such duties as are prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors. In the absence of any specific prescription of duties it shall be the responsibility of the Chairman of the Board to preside at meetings of Directors and Members, the Chief Executive Officer to manage the day to day affairs of the Company, the vice-presidents to act in order of seniority in the absence of the Chief Executive Officer but otherwise to perform such duties as may be delegated to them by the Chief Executive Officer, the secretaries to maintain the Register of Members, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law, and the treasurer to be responsible for the financial affairs of the Company.

13.3	The emoluments of all officers shall be fixed by Resolution of Directors.

13.4	The officers of the Company shall hold office until their death, resignation or removal. Any officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors. Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

13.5	The Directors may, by a Resolution of Directors, appoint any person, including a person who is a Director, to be an agent of the Company. An agent of the Company shall have such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in the Articles or in the Resolution of Directors appointing the agent, except that no agent has any power or authority with respect to the matters specified in Regulation 12.2. The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company. The Directors may remove an agent appointed by the Company and may revoke or vary a power conferred on him.

14	Conflict of interests

14.1	A Director of the Company shall, forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to all other directors of the Company.

14.2	For the purposes of Regulation 14.1, a disclosure to all other directors to the effect that a Director is a Member, Director or officer of another named entity or has a fiduciary relationship with respect to the entity or a named individual and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that entity or individual, is a sufficient disclosure of interest in relation to that transaction.

14.3	A Director of the Company who is interested in a transaction entered into or to be entered into by the Company may:

(a)	vote on a matter relating to the transaction;

(b)	attend a meeting of Directors at which a matter relating to the transaction arises and be included among the Directors present at the meeting for the purposes of a quorum; and

(c)	sign a document on behalf of the Company, or do any other thing in his capacity as a Director, that relates to the transaction,

and, subject to compliance with the Act shall not, by reason of his office be accountable to the Company for any benefit which he derives from such transaction and no such transaction shall be liable to be avoided on the grounds of any such interest or benefit.

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15	Indemnification

15.1

Subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any person who:

(a)

is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a Director of the Company; or

(b)	is or was, at the request of the Company, serving as a Director of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

15.2	The Company may only indemnify a person pursuant to Regulation 15.1 if the person acted honestly and in good faith with a view to the best interests of the Company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful.

15.3	The decision of the Directors as to whether the person acted honestly and in good faith and with a view to the best interests of the Company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the Articles, unless a question of law is involved.

15.4	The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the Company or that the person had reasonable cause to believe that his conduct was unlawful.

15.5	The Company may purchase and maintain insurance in relation to any person who is or was a Director, officer or liquidator of the Company, or who at the request of the Company is or was serving as a Director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability as provided in the Articles.

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16	Records

16.1	The Company shall keep the following documents at the office of its registered agent:

(a)	the Memorandum and the Articles;

(b)	the Register of Members, or a copy of the Register of Members;

(c)	the register of directors, or a copy of the register of directors;

(d)	copies of all annual returns filed by the Company with its registered agent, for a period of 5 years; and

(e)	copies of all notices and other documents filed by the Company with the Registrar in the previous 10 years.

16.2	If the Company maintains only a copy of the Register of Members or a copy of the register of directors at the office of its registered agent, it shall:

(a)	within 15 calendar days of any change in either register, notify the registered agent in writing of the change; and

(b)	provide the registered agent with a written record of the physical address of the place or places at which the original Register of Members or the original register of directors is kept.

16.3	The Company shall keep the following records at the office of its registered agent or at such other place or places, within or outside the British Virgin Islands, as the Directors may determine:

(a)	minutes of meetings and Resolutions of Members and classes of Members;

(b)	minutes of meetings and Resolutions of Directors and committees of Directors; and

(c)	an impression of the Seal, if any.

16.4	Where any original records referred to in this Regulation are maintained other than at the office of the registered agent of the Company, and the place at which the original records is changed, the Company shall provide the registered agent with the physical address of the new location of the records of the Company within 14 calendar days of the change of location.

16.5	The records kept by the Company under this Regulation shall be in written form or either wholly or partly as electronic records complying with the requirements of the Electronic Transactions Act.

17	Registers of charges

17.1	The Company shall maintain at the office of its registered agent a register of charges in which there shall be entered the following particulars regarding each mortgage, charge and other encumbrance created by the Company:

(a)	the date of creation of the charge;

(b)	a short description of the liability secured by the charge;

(c)	a short description of the property charged;

(d)	the name and address of the trustee for the security or, if there is no such trustee, the name and address of the chargee;

(e)	unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)	details of any prohibition or restriction contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

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18	Continuation

The Company may by Resolution of Members or by a Resolution of Directors continue as a company incorporated under the laws of a jurisdiction outside the British Virgin Islands in the manner provided under those laws.

19	Seal

The Company may have more than one Seal and references herein to the Seal shall be references to every Seal which shall have been duly adopted by Resolution of Directors. The Directors shall provide for the safe custody of the Seal and for an imprint thereof to be kept at the registered office. Except as otherwise expressly provided herein the Seal when affixed to any written instrument shall be witnessed and attested to by the signature of any one Director or other person so authorised from time to time by Resolution of Directors. Such authorisation may be before or after the Seal is affixed, may be general or specific and may refer to any number of sealings. The Directors may provide for a facsimile of the Seal and of the signature of any Director or authorised person which may be reproduced by printing or other means on any instrument and it shall have the same force and validity as if the Seal had been affixed to such instrument and the same had been attested to as hereinbefore described.

20	Accounts and audit

20.1	The Company shall keep records that are sufficient to show and explain the Company’s transactions and that will, at any time, enable the financial position of the Company to be determined with reasonable accuracy.

20.2	The Company may by Resolution of Members call for the Directors to prepare periodically and make available a profit and loss account and a balance sheet. The profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit and loss of the Company for a financial period and a true and fair view of the assets and liabilities of the Company as at the end of a financial period.

20.3	Notwithstanding Regulation 20.2, the Company shall, within 9 months after the end of each year, file an annual return with its registered agent in the prescribed statutory form, provided that, if the Company has a financial year that is not a calendar year, then the return shall be filed instead within 9 months of the end of that financial year.

20.4	The Company may by Resolution of Directors or Resolution of Members call for the accounts to be examined by auditors.

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20.5	The first auditors shall be appointed by Resolution of Directors and subsequent auditors shall be appointed by a Resolution of Members or a Resolution of Directors.

20.6	The auditors may be Members, but no Director or other officer shall be eligible to be an auditor of the Company during their continuance in office.

20.7	The remuneration of the auditors of the Company:

(a)	in the case of auditors appointed by the Directors, may be fixed by Resolution of Directors; and

(b)	subject to the foregoing, shall be fixed by Resolution of Members or in such manner as the Company may by Resolution of Members determine.

20.8

The auditors shall examine each profit and loss account and balance sheet required to be laid before a meeting of the Members or otherwise given to Members and shall state in a written report whether or not:

(a)

in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the assets and liabilities of the Company at the end of that period; and

(b)	all the information and explanations required by the auditors have been obtained.

20.9	The report of the auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be otherwise given to the Members.

20.10	Every auditor of the Company shall have a right of access at all times to the books of account and vouchers of the Company, and shall be entitled to require from the Directors and officers of the Company such information and explanations as he thinks necessary for the performance of the duties of the auditors.

20.11	The auditors of the Company shall be entitled to receive notice of, and to attend any meetings of Members at which the Company’s profit and loss account and balance sheet are to be presented.

20.12	For so long as the Shares are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange,

(a)

the Directors shall establish and maintain an audit committee as a committee of the Board of Directors, the composition and responsibilities of which shall comply with the rules and regulations of the SEC and the Designated Stock Exchange subject to any available exemptions therefrom and the operation of the Act. In such case, the Directors shall adopt a formal written audit committee charter and review and assess the adequacy of the formal written charter on an annual basis;

(b)	the audit committee (once established) shall meet at least once every financial quarter, or more frequently as circumstances dictate; and

(c)

the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and, if required, shall utilise the audit committee for the review and approval of potential conflicts of interest.

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21	Notices

21.1	Any notice, information or written statement to be given by the Company to Members may be given by personal service, mail, facsimile or other similar means of Electronic Communication, addressed to each Member at the address shown in the Register of Members.

21.2	Any summons, notice, order, document, process, information or written statement to be served on the Company may be served by leaving it, or by sending it by registered mail addressed to the Company, at its registered office, or by leaving it with, or by sending it by registered mail to, the registered agent of the Company.

21.3	Service of any summons, notice, order, document, process, information or written statement to be served on the Company may be proved by showing that the summons, notice, order, document, process, information or written statement was delivered to the registered office or the registered agent of the Company or that it was mailed in such time as to admit to its being delivered to the registered office or the registered agent of the Company in the normal course of delivery within the period prescribed for service and was correctly addressed and the postage was prepaid.

22	Voluntary winding up

The Company may by a Resolution of Members or by a Resolution of Directors appoint a voluntary liquidator.

We, Vistra (BVI) Limited of Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign these Articles of Association the 3rd day of October, 2023.

Incorporator

(Sd.) Rexella D. Hodge Authorised Signatory Vistra (BVI) Limited

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ANNEX D

Helport AI Limited

2024 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supersede the definition contained in this Section 2.

(a) “Administrator” shall refer to the Board or the Committee, as applicable. The Administrator may delegate its duties and powers under this Plan in whole or in part to a person or a board committee designated by it in accordance with Applicable Laws and the M&A.

(b) “Affiliate” means (i) with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; and (ii) in the case of an individual, shall include his/her parents, spouse, children (and their spouses, if any), siblings (and their spouses, if any), and other immediate family members, or any Person Controlled by any of the aforesaid individuals.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable laws, regulations, rules, federal securities laws, state corporate and securities laws, the rules of any applicable stock exchange or national market system, the U.S. Code, and the laws, regulations, orders or rules of any jurisdiction applicable to the Awards granted to residents therein or the Grantees receiving such Awards, including but not limited to the respective applicable laws of Singapore and of the British Virgin Islands.

(d) “Award” means, individually or collectively, the grant of an Option, SAR, Dividend Equivalent Right, Restricted Share, Restricted Share Unit or other right or benefit under the Plan.

(e) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(f) “Board” means the board of directors of the Company.

(g) “Business Combination Agreement” means the Business Combination Agreement dated November 12, 2023, by and among the Company, Tristar Acquisition I Corp, Merger I Limited, Merger II Limited, Helport Limited, Navy Sail International Limited and Extra Technology Limited, as amended, restated and/or supplemented from time to time.

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(h) “Cause” means, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity (economical or reputational), (ii) commitment in an act of theft, embezzlement, fraud, or a breach of trust, (iii) breach of a fiduciary duty, or commission of a crime (other than minor traffic violations or similar offenses), (iv) material violation of any Applicable Laws or securities laws, (v) any intentional act in a manner detrimental to the reputation, business operation, assets, or market image of the Company or any Related Entity, (vi) negligence in performing, or refusal to perform, any major duties to the Company or a Related Entity, or material violation of any code of conduct, rules, regulations, or policies of the Company or a Related Entity, or (vii) any intentional misconduct or any breach of any labor contract (employment agreement), non-disclosure obligation, non-competition obligation, non-solicitation obligation or other agreement between the Grantee and the Company or a Related Entity.

(i) “Committee” shall mean a compensation committee of the Board or another board committee designated by the Board to administer this Plan.

(j) “Company” means Helport AI Limited, a business company incorporated under the laws of the British Virgin Islands or any successor thereto.

(k) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as an Employee or Director) who provides bona fide services to the Company, its Parent, or any Subsidiary as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the U.S. Securities Act of 1933.

(l) “Continuous Service” means that the provision of services to the Company, its Parent, or any Subsidiary in any capacity of an Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company, its Parent, or any Subsidiary notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Parent or Subsidiary. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, its Parent, any Subsidiary, or any successor thereto, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company, its Parent, or any Subsidiary in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement); provided that, in case any approved leave of absence is of a period longer than thirty (30) days or a longer period set forth under the Award Agreement (the “Long Leave”), the Administrator may at its sole discretion determine that the vesting schedule with respect to the Award granted to such Employee, Director or Consultant shall suspend during such Long Leave and resume upon the termination of the Long Leave, and shall be extended by the length of the suspension. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. In the event of any dispute over whether and when Continuous Service has terminated, the Administrator shall have sole discretion to determine whether such termination has occurred and the effective date of such termination.

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(m) “Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

(n) “Director” means a member of the Board or the board of directors of any Parent or Subsidiary.

(o) “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(p) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Ordinary Shares.

(q) “Employee” means any person, including a Director, who is in the employment of the Company, its Parent, or any Subsidiary, subject to the control and direction of the Company, its Parent, or any Subsidiary as to both the work to be performed and the manner and method of performance. The payment of a Director’s fee to a Director or consulting fee to a Consultant by the Company, its Parent, or any Subsidiary shall not be sufficient to constitute “employment” by the Company, Parent, or Subsidiary.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Fair Market Value” means, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Administrator; provided, however,

(i) If the Shares of the Company are listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sale price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator;

(ii) If the Shares of the Company are regularly quoted by a recognized securities dealer but selling prices are not reported, or if the Shares are quoted on the Over-the-Counter (OTC) market, be that the OTCQB, OTCBB or Pink Sheets, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Shares on the day of determination, as reported in The Wall Street Journal, the OTC, or such other source as the Administrator deems reliable. If the determination date for the Fair Market Value occurs on a non-Trading Day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding Trading Day, unless otherwise determined by the Administrator; or

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(iii) If the Shares are not readily tradable on an established securities market, the Fair Market Value will be determined in good faith by the Administrator.

(t) “Grantee” means an Employee, Director, or Consultant who receives an Award under the Plan.

(u) “M&A” means the currently effective memorandum and articles of association of the Company, as amended from time to time.

(v) “Ordinary Share” means the Company’s shares of a single class each with a par value of US$0.0001 each.

(w) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(x) “Parent” means any company (other than the Company) in an unbroken chain of companies ending with the Company, if each of the companies (other than the Company) owns or Controls stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain. A company that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(y) “Person” means any individual, corporation, partnership, limited partnership, limited liability company, firm, joint venture, estate, trust, unincorporated organization, association, enterprise, institution, public benefit corporation, entity or governmental or regulatory authority or other entity of any kind or nature.

(z) “Plan” means this 2024 Equity Incentive Plan.

(aa) “Related Entity” means any Parent or Subsidiary or Affiliate of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary or an Affiliate of the Company holds a substantial ownership interest, directly or indirectly.

(bb) “Restricted Share” means a Share issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator. Restricted Shares may be awarded in consideration for (i) cash, check, bank draft or money order payable to the Company, (ii) past services to the Company, its Parent, or any Subsidiary, or (iii) any other form of legal consideration (including future services) that may be acceptable to the Administrator, in its sole discretion, and permissible under Applicable Laws.

(cc) “Restricted Share Units” means an Award which is an unfunded and unsecured promise to deliver cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator that may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator.

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(dd) “SAR” means a share appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Ordinary Shares.

(ee) “Share” means an Ordinary Share of the Company.

(ff) “Spin-off Transaction” means a distribution by the Company to its shareholders of all or any portion of the securities of any Subsidiary of the Company.

(gg) “Subsidiary” means with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) interests in whose profits or capital, are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; or (ii) any entity whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with U.S. GAAP.

(hh) “Trading Day” means a day that the primary stock exchange (or share exchange), national market system, or other trading platform, as applicable, upon which the Shares are listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion) is open for trading.

(ii) “U.S. Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the U.S. Code herein will be a reference to any successor or amended section of the U.S. Code and shall include any Treasury regulations or other guidance thereunder.

3. Shares Subject to the Plan.

(a) The Shares to be issued pursuant to the Awards under this Plan shall be authorized, but unissued Ordinary Shares.

(b) Subject to adjustment upon changes in capitalization of the Company as provided in Section 10 and the automatic increase set forth in Section 3(d), the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan shall be 【】, which shall be equal to fifteen percent (15%) of the aggregate number of Ordinary Shares issued and outstanding immediately after the Closing (as defined in the Business Combination Agreement).

(c) Any Shares covered by an Award (or portion of an Award) which are forfeited, canceled or expire (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited or repurchased by the Company, such Shares shall again become available for future grant under the Plan. To the extent not prohibited by the Applicable Laws and the listing requirements of the applicable stock exchange or national market system on which the Ordinary Shares are traded, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise or settlement of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

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(d) Subject to adjustment upon changes in capitalization of the Company as provided in Section 10, the number of Shares available for issuance under this Plan will be increased automatically on the first day of each Fiscal Year beginning with the Fiscal Year ending June 30, 2025 and continuing until (and including) the Fiscal Year ending June 30, 2034, in an amount equal to the lesser of (i) one point five percent (1.5%) of the aggregate number of Ordinary Shares issued and outstanding on the last day of the immediately preceding Fiscal Year and (ii) a number of Shares determined by the Administrator.

4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration. The Plan shall be administered by the Administrator.

(ii) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws and approved by the Administrator.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the type and the number of Awards to be granted, the number of Shares and the amount of consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan, to amend terms of the Award Agreements;

(v) to determine or alter the terms and conditions of any Award granted hereunder (including without limitation the vesting schedule and exercise price set forth in the Award Agreements);

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Grantee’s rights under an outstanding Award in material aspects shall not be made without the Grantee’s written consent;

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(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to establish, prescribe, amend and rescind rules and terms of or relating to the Plan, including rules and terms relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(ix) to determine the Fair Market Value;

(x) to execute on behalf of the Company any instrument required to effect the grant of an Award;

(xi) to require a Grantee to provide representations or evidence that any currency used to pay the exercise or purchase price of any Award was legally acquired and taken out of the jurisdiction in which the Grantee resides in accordance with the Applicable Laws;

(xii) to correct any defect, omission or inconsistency in the Plan or any Award Agreement; and

(xiii) to take such other action, not inconsistent with the terms of the Plan and the Applicable Laws, as the Administrator deems appropriate.

(c) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all persons, including each Grantee and any other holders of an Award.

(d) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or Employees of the Company or a Related Entity, members of the Board and any Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by Applicable Laws and in the manner approved by the Administrator, on an after-tax basis, against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such Person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such Person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

5. Eligibility. Awards may be granted to Employees, Directors and Consultants. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards.

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6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to grant an Award to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR or similar right with a fixed or variable price which may be related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. An Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the number of Shares to be covered by such Award, the identities of Grantees, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. Each Award shall be subject to the terms of an Award Agreement approved by the Administrator. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total shareholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added and (xvii) market share. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified performance criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company, its Parent, or any Subsidiary acquiring another entity, an interest in another entity or an additional interest in any Subsidiary whether by merger, share purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award (subject to compliance with Section 409A of the U.S. Code for an Award held by a U.S. taxpayer), satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

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(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award, subject to compliance with the Applicable Laws and approval by the Administrator (an “Early Exercise”). Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction or forfeiture provisions the Administrator determines to be appropriate. If the Grantee who Early Exercises an Option is a U.S. taxpayer, the Administrator may require the Grantee to make an election under Section 83(b) of the U.S. Code (the “Section 83(b) Election”) within 30 days following the date of Early Exercise, and the Grantee shall provide to the Company a copy of the timely filed Section 83(b) Election.

(h) Term of Award. The term of each Award shall be the term stated in the Award Agreement, not to exceed ten (10) years from the date of grant. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(i) Post-Termination Exercises. The Administrator shall establish and set forth in each Award Agreement whether an Award shall continue to be exercisable, and the terms and conditions of such exercise, after the Grantee’s Continuous Service is terminated, any of which provisions may be waived or modified by the Administrator at any time.

(j) Transferability of Awards. Subject to the Applicable Laws, Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, only to the extent and in the manner approved by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be determined by the Administrator. Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d) above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

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(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following:

(i) cash;

(ii) check;

(iii) to the extent permitted by the Administrator, surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise or purchase price of the Shares as to which said Award shall be exercised or purchased;

(iv) to the extent permitted by the Administrator, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver any certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other Person until such Grantee or other Person has made arrangements acceptable to the Administrator for the satisfaction of any income and employment tax withholding obligations under any Applicable Laws. The Grantee shall be responsible for all taxes associated with the receipt, vest, exercise, transfer and disposal of the Awards and the Shares. Upon exercise of an Award, the Company and/or the Related Entity which is an employer of the Grantee shall have the right to withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

8. Exercise of Award.

(a) Procedure for Exercise.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the Person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, as provided in Section 7(b)(iv).

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(b) No Exercise in Violation of Applicable Laws. Notwithstanding the foregoing, regardless of whether an Award has otherwise become exercisable, the Award shall not be exercised if the Administrator (in its sole discretion) determines that an exercise would violate any Applicable Laws. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws (including all relevant filings, approvals and registrations (if any) required under the laws of Singapore).

9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise or settlement of an Award unless the exercise of such Award and the issuance and delivery of Shares pursuant thereto shall comply with all Applicable Laws, the M&A and the relevant Award Agreement, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the Person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by Applicable Laws.

(c) As a condition to the exercise of an Award, the Grantee shall grant a power of attorney to the Administrator or any Person designated by the Administrator to exercise the voting rights with respect to the Shares and the Company may require the Person exercising such Award to acknowledge and agree to be bound by the provisions of the then effective M&A and other documents of the Company in relation to the Shares (if any), as if the Grantee is a holder of Ordinary Shares thereunder.

10. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of Shares covered by each outstanding Award, the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any Fiscal Year, and the exercise or purchase price of each such outstanding Award, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (a) any increase or decrease in the number of issued Shares resulting from a share split, reverse share split, share dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (b) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (c) as the Administrator may determine in its discretion, any other transaction with respect to Ordinary Shares including a corporate merger, consolidation, acquisition of property or equity, separation (including a spin-off or other distribution of shares or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award. In the event of a Spin-off Transaction, the Administrator shall make such adjustments and take such other action as it deems appropriate, in its sole discretion, with respect to outstanding Awards under the Plan, including but not limited to: (i) adjustments to the number and kind of Shares, the exercise or purchase price per Share and the vesting periods of outstanding Awards, (ii) prohibit the exercise of Awards during certain periods of time prior to the consummation of a Spin-off Transaction, or (iii) the substitution, exchange or grant of Awards to purchase securities of the Subsidiary.

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11. Effective Date and Term of Plan. The Plan shall become effective upon the later to occur of (a) its adoption by the Board, and (b) the time as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) (the “Effective Date”). No Award shall be granted under this Plan after the tenth anniversary of the Effective Date. However, unless otherwise expressly provided in this Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend this Plan, shall extend beyond such date.

12. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend (including extend the term of the Plan), suspend or terminate the Plan; provided, however, that no such amendment, suspension or termination shall be made without the approval of the Company’s shareholders to the extent such approval is required by Applicable Laws or if such amendment would change any of the provisions of this Section 12(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) Unless otherwise determined by the Administrator in good faith, the suspension or termination of the Plan shall not materially adversely affect any rights under Awards already granted to a Grantee.

13. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

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15. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the U.S. Employee Retirement Income Security Act of 1974, as amended.

16. Vesting Schedule. The Awards to be issued to any Grantee under the Plan shall be subject to the vesting schedule as specified in the Award Agreement of such Grantee. The Administrator shall have the right to adjust the vesting schedule of the Awards granted to any Grantees.

17. Unfunded Obligation. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

18. Holding Company, Trustee, etc. Notwithstanding anything to the contrary in this Plan, any Award Agreement, any notice of award or the terms on which any Award is granted or vested, any Shares underlying an Award may, at the Administrator’s sole discretion, be held by one or more holding companies or trustees or other nominees (collectively, the “Trustees”) as designated by the Administrator for the Grantees, and the Plan may be implemented and administrated by the Administrator through the Trustees.

19. Entire Plan. This Plan and the individual Award Agreements, together with all the exhibits hereto and thereto, constitute and contain the entire stock incentive plan and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, memorandum, duties or obligations between any Grantee and the Company respecting the subject matter hereof.

20. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

D-13

21. Non‑Uniform Treatment. The Administrator’s determinations under the Plan need not be uniform and may be made by it selectively among the Grantees. Without limiting the generality of the foregoing, the Administrator will be entitled to make non‑uniform and selective determinations, amendments and adjustments and to enter into non‑uniform and selective Award Agreements.

22. No Fractional Shares. No fractional Shares will be issued or delivered pursuant to the Plan. Except as otherwise provided in the Plan or applicable Award Agreement, the Administrator will determine whether cash, additional Awards or other securities or property will be issued or paid in lieu of fractional Shares or whether any fractional Shares should be rounded, forfeited or otherwise eliminated.

23. Forfeiture Events. The Administrator may specify in an Award Agreement that the Grantee’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of such Grantee’s status as an Employee, Director and/or Consultant for Cause or any specified action or inaction by the Grantee, whether before or after such termination of employment and/or other service, that would constitute Cause for termination of such Grantee’s status as an Employee, Director and/or Consultant. Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy adopted by the Company and in effect as of the date of grant or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws or the M&A (the “Clawback Policy”). The Administrator may require the Grantee to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws and the M&A, including without limitation any reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 23 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of the Grantee to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Related Entity.

24. Choice of Law. The Plan will be governed by and construed in accordance with the internal laws of _____________, without reference to any choice of law principles.

D-14

ANNEX E

FAIRNESS OPINION

RELATED TO THE PURCHASE
OF HELPORT LIMITED BY
TRISTAR ACQUISITION I CORPORATION

REPORT DATE:  DECEMBER 14, 2023

Prepared for:

Board of Directors

Tristar Acquisition I Corporation

E-1

December 14, 2023

Board of Directors

c/o Mr. Xiaoma (Sherman) Lu, CEO

Tristar Acquisition I Corporation

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

Dear Mr. Lu:

ValueScope, Inc. was engaged to advise the Board of Directors of Tristar Acquisition I Corporation (“TRIS”) as to the fairness of a potential business combination (the “Subject Transaction”) pursuant to a business combination agreement to be entered into by Helport AI Limited (“Helport”), Merger I Limited, Merger II Limited, TRIS and other parties thereto.  Our analysis is based on Helport’s financial information available as of June 30, 2023 and guideline public company financial information available as of November 3December 12, 2023.

Our opinion is based on a review of publicly available business and financial information relating to TRIS and Helport.  We have also reviewed internal financial and operating information related to TRIS and Helport.  In addition, we have interviewed members of TRIS’s management (“Management”).

This opinion is based on financial analyses prepared in accordance with generally accepted valuation standards.  These procedures included substantive valuation tests that we considered necessary and appropriate under the circumstances.

Our analyses relied upon, but were not necessarily limited to, the following procedures:

·

A review of the executed Business Combination Agreement by and among Tristar Acquisition I Corp., as Purchaser, Helport AI Limited, as Pubco, Merger I Limited, as First Merger Sub, Merger II Limited, as Second Merger Sub, and Helport Limited, as the Company dated as of November 12, 2023.

·

A review of the draft First Amendment to Business Combination Agreement by and among Tristar Acquisition I Corp., as Purchaser, Helport AI Limited, as Pubco, Merger I Limited, as First Merger Sub, Merger II Limited, as Second Merger Sub, and Helport Limited, as the Company dated December 12, 2023.

·	A review of Helport’s unaudited financial statements for the years ended June 30, 2022 and June 30, 2023.

·	A review of information relating to Helport’s industry and similar companies.

·	A review of pricing data of comparable guideline companies and industry transactions existing as of December 12, 2023.[1]

1 As instructed by Management, we utilized the most current guideline public company data available.

950 E. State Highway 114 • Suite 120 • Southlake • Texas • 76092 • Tel: 817.481.4901 • Fax:  817.481.4905

www.valuescopeinc.com

Mr. Sherman Lu

We have not independently verified any of the foregoing information and have relied upon its completeness and accuracy in all material aspects.  We have not made an independent evaluation or appraisal of the assets of Helport.

We are not acting as the financial advisor to TRIS or its shareholders in connection with this acquisition.  It is understood that this letter is for the use of the Board of Directors and shareholders of TRIS.  This letter is not to be used with any other document in connection with the Subject Transaction, without the express written consent of ValueScope, Inc.

Our estimate of the fair market value of Helport indicated that the total consideration paid for Helport is FAIR to the public shareholders of TRIS from a financial point of view.

We are independent of and have no current or prospective economic interests in TRIS and Helport.  Our fee for the development of this fairness opinion was in no way influenced by our conclusion.

Respectfully submitted,

DRAFT

ValueScope, Inc.

DRAFT

Steven C. Hastings, Principal, CPA/ABV/CFF/CGMA, ASA, CVA

VALUESCOPE

TABLE OF APPENDICES

VALUESCOPE

Appendix A: Background of Transaction2

Per the Business Combination Agreement as amended by the draft First Amendment to Business Combination Agreement (“BCA”) provided, Tristar Acquisition I Corporation (“TRIS”), as purchaser, outlines the terms by which it intends to purchase Helport Limited (“Helport” or the “Company”).  Per the BCA, TRIS intends to acquire 100% of the outstanding equity and equity equivalents of Helport (including options, warrants or other securities that have the right to acquire or convert into equity securities of the Company), or all of the Company’s business, in exchange for consideration consisting of $335 million (the “Transaction Consideration”) minus (b) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero) minus (b) if Closing Net Debt is a positive number, the amount of Closing Net Debt, plus (c) if Closing Net Debt is a negative number, the absolute value of the amount of Closing Net Debt, minus (d) the amount of any unpaid Transaction Expenses”).3

[2]	Information in this section was obtained from the BCA dated December 12, 2023.
[3]

ValueScope assumed the value of the Transaction Consideration stated in the BCA to be accurate. We performed no analyses or tests of the value of the Transaction Consideration and are not opining on the Transaction Consideration.

VALUESCOPE	Appendix A | Page 1

Appendix B: Economic and Industry Overview

Global Economic Outlook4

Executive Summary

The global recovery from the COVID-19 pandemic and Russia’s invasion of Ukraine is slowing amid widening divergences among economic sectors and regions.

The World Health Organization (WHO) announced in May that it no longer considers COVID-19 to be a “global health emergency.” Supply chains have largely recovered, and shipping costs and suppliers’ delivery times are back to pre-pandemic levels. But forces that hindered growth in 2022 persist. Inflation remains high and continues to erode household purchasing power. Policy tightening by central banks in response to inflation has raised the cost of borrowing, constraining economic activity. Immediate concerns about the health of the banking sector have subsided, but high interest rates are filtering through the financial system, and banks in advanced economies have significantly tightened lending standards, curtailing the supply of credit. The impact of higher interest rates extends to public finances, especially in poorer countries grappling with elevated debt costs, constraining room for priority investments. As a result, output losses compared with pre-pandemic forecasts remain large, especially for the world’s poorest nations.

Despite these headwinds, global economic activity was resilient in the first quarter of 2023, with that resilience driven mainly by the services sector. The post-pandemic rotation of consumption back toward services is approaching completion in advanced economies (including in tourism-dependent economies of southern Europe), and it accelerated in a number of emerging market and developing economies in the first quarter. However, as mobility returns to pre-pandemic levels, the scope for further acceleration appears more limited.

At the same time, nonservices sectors, including manufacturing, have shown weakness, and high-frequency indicators for the second quarter point to a broader slowdown in activity. Amid softening consumption of goods, heightened uncertainties regarding the future geoeconomic landscape, weak productivity growth, and a more challenging financial environment, firms have scaled back investment in productive capacity. Gross fixed capital formation and industrial production have slowed sharply or contracted in major advanced economies, dragging international trade and manufacturing in emerging markets with them. International trade and indicators of demand and production in manufacturing all point to further weakness. Excess savings built up during the pandemic are declining in advanced economies, especially in the United States, implying a slimmer buffer to protect against shocks, including those to the cost of living and those from more restricted credit availability.

[4]	International Monetary Fund, World Economic Outlook, Near-Term Resilience, Persistent Challenges, July 2023.

VALUESCOPE	Appendix B | Page 2

The fight against inflation continues. Inflation is easing in most countries but remains high, with divergences across economies and inflation measures. Following the buildup of gas inventories in Europe and weaker-than-expected demand in China, energy and food prices have dropped substantially from their 2022 peaks, although food prices remain elevated. Together with the normalization of supply chains, these developments have contributed to a rapid decline in headline inflation in most countries. Core inflation, however, has on average declined more gradually and remains well above most central banks’ targets. Its persistence reflects, depending on the particular economy considered, pass-through of past shocks to headline inflation into core inflation, corporate profits remaining high, and tight labor markets with strong wage growth, especially in the context of weak productivity growth that lifts unit labor costs. However, to date, wage-price spirals—wherein prices and wages accelerate together for a sustained period—do not appear to have taken hold in the average advanced economy, and longer-term inflation expectations remain anchored. In response to the persistence of core inflation, major central banks have communicated that they will need to tighten monetary policy further. The Federal Reserve paused rate hikes at its June meeting but signaled further ones ahead, and the Reserve Bank of Australia, Bank of Canada, Bank of England, and European Central Bank have continued to raise rates. At the same time, in some other economies, particularly in East Asia, where mobility curbs during the pandemic restricted demand for services longer than elsewhere, core inflation has remained low. In China, where inflation is well below target, the central bank recently cut policy interest rates. The Bank of Japan has kept interest rates near zero under the quantitative and qualitative monetary easing with yield curve control policy.

Growth

Global growth is projected to fall from 3.5 percent in 2022 to 3.0 percent in both 2023 and 2024 on an annual average basis (Table 1). Compared with projections in the April 2023 WEO, growth has been upgraded by 0.2 percentage point for 2023, with no change for 2024. The forecast for 2023–24 remains well below the historical (2000–19) annual average of 3.8 percent. It is also below the historical average across broad income groups, in overall GDP as well as per capita GDP terms. Advanced economies continue to drive the decline in growth from 2022 to 2023, with weaker manufacturing, as well as idiosyncratic factors, offsetting stronger services activity. In emerging market and developing economies, the growth outlook is broadly stable for 2023 and 2024, although with notable shifts across regions. On a year-over-year basis, global growth bottomed out in the fourth quarter of 2022. However, in some major economies, it is not expected to bottom out before the second half of 2023.

VALUESCOPE	Appendix B | Page 3

World trade growth is expected to decline from 5.2 percent in 2022 to 2.0 percent in 2023, before rising to 3.7 percent in 2024, well below the 2000–19 average of 4.9 percent. The decline in 2023 reflects not only the path of global demand, but also shifts in its composition toward domestic services, lagged effects of US dollar appreciation—which slows trade owing to the widespread invoicing of products in US dollars—and rising trade barriers.

These forecasts are based on a number of assumptions, including those regarding fuel and nonfuel commodity prices and interest rates. Oil prices rose by 39 percent in 2022 and are projected to fall by about 21 percent in 2023, reflecting the slowdown in global economic activity. Assumptions regarding global interest rates have been revised upward, reflecting actual and signaled policy tightening by major central banks since April. The Federal Reserve and Bank of England are now expected to raise rates by more than assumed in the April 2023 WEO––to a peak of about 5.6 percent in the case of the Federal Reserve—before reducing them in 2024. The European Central Bank is assumed to raise its policy rate to a peak of 3¾ percent in 2023 and to ease gradually in 2024. Moreover, with near-term inflation expectations falling, real interest rates are likely to stay up even after nominal rates start to fall.

Inflation

Global headline inflation is set to fall from an annual average of 8.7 percent in 2022 to 6.8 percent in 2023 and 5.2 percent in 2024, broadly as projected in April, but above pre-pandemic (2017–19) levels of about 3.5 percent. About three-quarters of the world’s economies are expected to see lower annual average headline inflation in 2023. Monetary policy tightening is expected to gradually dampen inflation, but a central driver of the disinflation projected for 2023 is declining international commodity prices. Differences in the pace of disinflation across countries reflect such factors as different exposures to movements in commodity prices and currencies and different degrees of economic overheating. The forecast for 2023 is revised down by 0.2 percentage point, largely on account of subdued inflation in China. The forecast for 2024 has been revised upward by 0.3 percentage point, with the upgrade reflecting higher-than-expected core inflation.

Core inflation is generally declining more gradually. Globally, it is set to decline from an annual average of 6.5 percent in 2022 to 6.0 percent in 2023 and 4.7 percent in 2024. It is proving more persistent than projected, mainly for advanced economies, for which forecasts have been revised upward by 0.3 percentage point for 2023 and by 0.4 percentage point for 2024 compared with the April 2023 WEO. Global core inflation is revised down by 0.2 percentage point in 2023, reflecting lower-than-expected core inflation in China, and up by 0.4 percentage point in 2024. On an annual average basis, about half of economies are expected to see no decline in core inflation in 2023, although on a fourth-quarter-over-fourth-quarter basis, about 88 percent of economies for which quarterly data are available are projected to see a decline. Overall, inflation is projected to remain above target in 2023 in 96 percent of economies with inflation targets and in 89 percent of those economies in 2024.

VALUESCOPE	Appendix B | Page 4

Generative AI Industry Outlook5

Executive Summary

Generative AI is poised to be a $1.3 trillion market by 2032 as it boosts sales for the tech industry’s hardware, software, services, ads and gaming segments, growing at a compound annual rate of roughly 42%, according to our analysis. Meta, Nvidia, Microsoft, Alphabet and Amazon.com stand to be at the center of training for large language models (LLMs).

Growth Opportunity

The generative AI market is poised to grow 42% over the next 10 years, our scenario analysis suggests, driven by training infrastructure in the near term and gradually shifting to inference devices for large language models, digital ads, specialized software, and services in the medium to long term. Training, inference and LLMs make up about half of the $1.3 trillion opportunity. (Corrects value of market opportunity.)

Generative AI may expand to about 10-12% of the total IT hardware, software, services, ad spending and gaming markets by 2032 from less than 1%, based on our calculations. The largest addition to generative AI revenue will likely come from infrastructure-as-a-service (about $247 billion by 2032) used for training LLMs, followed by digital advertisements ($192 billion) and specialized assistant software ($89 billion). Other contributors in hardware include servers ($134 billion), storage ($93 billion), computer-vision products ($61 billion) and conversational devices ($108 billion).

Training is likely to be the main driver of the generative AI market as demand for accelerators that include server and storage units at datacenters rises. Though an arm’s race around servers has made these the fastest growing categories in hardware, we believe generative AI as a service will likely be much bigger over time as enterprises leverage public cloud for deploying LLMs and other forms of advanced artificial intelligence.  Generative AI as a service may have compound annual growth of 60%, albeit from a smaller base, compared with high-teens expectations for servers and storage. The trend will likely aid expansion prospects of hyperscale-cloud vendors over smaller infrastructure-software peers.

[5]	Bloomberg Intelligence, BI Global Generative AI Theme Topic Primer, September 2023

VALUESCOPE	Appendix B | Page 5

Demand for inference is expected to ramp up as more applications are developed on top of foundational models such as OpenAI’s ChatGPT, Google’s PaLM2 and Meta’s LLaMA. We think the mainstream adoption of generative AI could drive a faster refresh cycle for personal computers and smartphones. The current version of these edge devices may not be optimized to run generative AI apps, given the large processing, memory, and storage requirements for LLMs.

Apple’s use of its own chips for its smartphones has aided the company’s competitive advantage over rivals that rely on semiconductor vendors for power and performance improvements related to the mainstream deployment of LLMs for inference.

The shift from linear-TV to digital advertisements could accelerate as content becomes personalized through artificial intelligence and machine learning. Generative AI can also help curate new content for social media and search platforms, while the use of LLMs may improve ad targeting for scale players with rich first-party data. Multimodal search could add to a new user experience compared with text-based searches, which currently dominate the market. We believe the conversational nature of ChatGPT might reduce ad loads in the near term with more summarized responses that reduce the need to click on links to find information.

Early applications of ChatGPT suggest that generative AI could significantly expand the vertical software market, which is currently a fraction of the larger software segments such as enterprise resource planning, customer relationship management and databases. Life sciences and education are two areas that might have rapid growth and emerge as pure-play vendors that benefit from the use of LLMs in software, driving productivity. This is in addition to specialized AI-based software assistants that may be transformative for search and other use cases around summarizing information.

Generative AI will likely aid growth across the technology spectrum. Semiconductor, hardware, cloud software, IT services and advertising companies will be at the forefront of this new wave of change, which could displace a number of incumbents. Though hyperscale-cloud players will probably be among the main beneficiaries of demand for training LLMs, there might be novel form factors on the inference side beyond personal computers and smartphones, such as conversational artificial intelligence and computer-vision products.

Conversational AI to Expand Voice Assistants

The advancements in generative AI and higher accuracy of responses for recently trained large language models could lead to conversational AI-based voice assistants as a new category. These products could grow at a compound annual rate of around 43%, in line with the overall generative AI market, with gains probably weighted toward the back half of the period as the product category becomes established. Most of the major tech vendors including Apple (HomePod), Google (Home) and Amazon.com (Echo) will likely enhance their device speakers with assistants, while auto makers such as BMW, Ford, Tesla, and Volkswagen may incorporate them for better user engagement.

VALUESCOPE	Appendix B | Page 6

The chart below depicts the market size (in billions USD) for conversation AI.

VALUESCOPE	Appendix B | Page 7

Appendix C: Company Overview

Tristar Acquisition I Corporation

Company Background6

Tristar Acquisition I Corporation (“TRIS”) is a blank check company incorporated in the Cayman Islands on March 5, 2021.  TRIS was formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

TRIS is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. TRIS is an early stage and emerging growth company and, as such, TRIS is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023 and December 31, 2022, TRIS had not yet commenced any operations. All activity through June 30, 2023 relates to TRIS’s formation and the initial public offering (“IPO” or “Initial Public Offering”) described below and since completion of the IPO, searching for a target with which to consummate a Business Combination. TRIS will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. TRIS will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO. TRIS has selected December 31st as its fiscal year end.

TRIS’s prior sponsor was Tristar Holdings I LLC, a Delaware limited liability company (the “Prior Sponsor”). On July 18, 2023, upon the consummation of the Sponsor Handover (as defined below), Navy Sail International Limited, a British Virgin Islands company (the “Sponsor”), became the new sponsor of TRIS.

Helport Limited

Company Background7

Helport Limited (“Helport” or the “Company”) provides intelligent tools, solutions, and data platforms to the global contact center market.  Helport offers two core products.  Helport AI Assist provides AI-enhanced guidance and oversight for superior contact center interactions and customer experience.  Helphub Crowdsourcing Platform provides an AI-powered digital platform connecting businesses to optimal business process outsourcing (BPO) providers.  Helport’s products are offered to its customers as a software as a service model (SaaS).

_________________

[6]	Business description obtained from Tristar Acquisition I Corp. Form 10-Q filed on Aug-14-2023.
[7]	Business description based on information from Helport Investment Memorandum, dated September 2023

VALUESCOPE	Appendix C | Page 8

Historical Financial Review

We reviewed Helport’s financial statements for the years ended June 30, 2022 and June 30, 2023 (collectively, the “Review Period”).

Historical Income Statements

Helport generated revenue of $2.7 million in 2022 and $12.7 million in 2023.  The growth rate from 2022 to 2023 was 377%.  In 2022, Helport had cost of sales of $1.2 million and gross profit of $1.4 million (a gross margin of 53.3%).  In 2023, Helport’s cost of sales was $4.9 million, and its gross profit was $7.8 million (a gross margin of 61.7%).  Total operating expenses were $180.3 thousand in 2022 and $828.6 thousand in 2023.  The Company generated earnings before interest, taxes, depreciation & amortization (EBITDA) of $1.2 million in 2022 and $7.0 million in 2023.

Historical Balance Sheets

As of June 30, 2023, Helport reported $18.8 million in total assets, $13.1 million in total liabilities, and $5.6 million in total equity.  Helport’s current assets consisted of $142 thousand of cash and $14.5 million of accounts receivable.  Helport had intangible assets of $4.1 million as of June 30, 2023.  Current liabilities consisted of $10.2 million of accounts payable, $1.8 million of accrued expenses, and $1.1 million of income tax payable.  There were no long-term liabilities as of June 30, 2023.

VALUESCOPE	Appendix C | Page 9

Appendix D: Valuation Methodology

There are three conceptually distinct methodologies that can be applied to determine the fair market value of a business or asset: (a) the income approach, (b) the market approach and (c) the cost approach.  Each of these generally accepted valuation methodologies is considered in the appraisal process and are more or less relevant given the nature of the business and the observable data used to apply the method.

Valuation Approaches

Income Approach

The income approach quantifies the present value of anticipated future income generated by a business or an asset.  Forecasts of future income require analyses of variables that influence income, such as revenues, expenses, and taxes.  One form of the income approach, the discounted cash flow (DCF) analysis, defines future economic income as net cash flow and takes into account not only the profit-generating abilities of a business but also the investment in capital equipment and working capital required to sustain the projected net cash flow.  The forecasted net cash flow is then discounted to present value using an appropriate rate of return or discount rate.  The income approach is unique in its ability to account for the specific contribution to the overall value of various factors of production.

Market Approach

The market approach considers the implied pricing in third-party transactions of comparable businesses or assets.  Transactions are analyzed in order to identify pricing patterns or trends that can be used to infer value on the subject business or asset.  Adjustments are made to the transaction data to account for relative differences between the subject and the comparable transactions.  The primary strength of the market approach is that it offers relatively objective pricing evidence from the market at large and, aside from certain adjustments to the transaction data, requires few assumptions to be made.  The market approach is most applicable to highly homogeneous assets or businesses for which a ready market exists.

Cost Approach

The cost approach considers replacement cost as the primary indicator of value.  The cost approach is based on the reasoning that a prudent investor would not pay more for the subject business or an asset than the cost to the investor to replace or re-create it.  Historical cost data is often used to indicate the current cost of replacement or re-creation, with certain adjustments made for physical deterioration or obsolescence.  Like the market approach, the cost approach makes few assumptions compared to the income approach, but the primary limitation inherent in the cost approach is its inability to capture the value of many categories of intangible assets.

Conclusion

The income and market approaches were utilized to arrive at a conclusion of value for Helport’s equity.  The income approach directly measures the value of a company by estimating the expected cash flows derived from the business.  The market approach provides an indication of value of a company’s shares by observing the market value of guideline companies based on various pricing measures or transactions.  We utilized the guideline public company method under the market approach.  We did not utilize the transaction approach as forward multiples were not readily available.  The cost approach was considered and rejected for the valuation of the companies because this approach tends to misstate the fundamental economic value of an ongoing business enterprise.

VALUESCOPE	Appendix D | Page 10

Appendix E: Helport Limited Valuation

Income Approach – Discounted Cash Flow Method

We developed a DCF model to arrive at Helport’s market value of invested capital (MVIC) as of June 30, 2023.  The DCF method first projects the cash flow the business is expected to produce over a discrete period.  Then, each discrete cash flow is discounted to present value at a rate that reflects the risk of receiving that amount at the time anticipated in the projection.  To better reflect these projections, items such as revenue, operating costs, capital expenses, and working capital were forecasted.  These projections were used to determine the net cash flow generated by the business, which was then discounted to the present value, using an appropriate discount rate.  Total outstanding debt, if any, was then subtracted from the MVIC to arrive at the value of equity.

Projected Income Statements

In order to determine financial projections for Helport, we reviewed the historical financial performance of the Company, the historical and projected financial performance of the guideline companies, and the historical and projected market for AI.

In developing Helport’s projected revenue, we analyzed the projected market growth for the conversational AI industry per Bloomberg Intelligence.  As shown in Schedule B.2, Bloomberg projects that the market for conversational AI would grow from $4 billion in 2023 to $61 billion in 2027, a 97.6% compound annual growth rate.  We assume that Helport’s revenue growth would approximate the market over the four-year period but with growth in individual years, differing due to the timing of capital infusions following the Subject Transaction.  As shown in Schedule C.1, we assume that the Company’s revenue growth rates would be 120.0% in 2024, 150.0% in 2025, 75.0% in 2026, and 58.4% in 2027.

We assume that the Company’s cost of sales would be stable at 30.0% (a 70.0% gross margin) for 2024 through 2027.  This assumption is supported by the gross margins of the guideline public companies.  The average of the gross margins for contact center guideline public companies (as shown in Schedule D.1) was 68.6%.  The average of the gross margins for SaaS guideline public companies (as shown in Schedule D.2) was 72.5%.

Operating expenses as a percentage of revenue were expected to be significantly higher in 2024 than historically due to heavy investments in research & development and marketing required to support the Company’s growth.  We projected operating expenses as a percentage of revenue to be 34.0% in 2024, 29.0% in 2025, 24.0% in 2026, and 20.0% in 2027.  This results in operating expenses of $9.5 million in 2024 growing to $38.8 million in 2027.

VALUESCOPE	Appendix E | Page 11

Based on these expense projections, the Company’s EBITDA margin was expected to be 36.0% in 2024, growing to 50.0% in 2027.  This is supported by the historical EBITDA margins of 46.5% in 2022 and 55.1% in 2023.  Projected EBITDA and EBITDA margins are presented in the following chart.

Helport’s projected income statement inputs are presented in Schedule C.1 and Helport’s projected income statements are presented in Schedule C.2.

Projected Balance Sheets

Capital expenditures were expected to be minimal, ranging from 0.2% to 0.5% of revenue throughout the forecast.  Working capital was projected based on a review of industry ratios.  Working capital was projected to grow to 21.9% of revenue in 2027.

Helport’s projected capital expenditures are presented in Schedule C.5.  Helport’s projected working capital inputs are presented in Schedule C.3 and Helport’s projected balance sheets are presented in Schedule C.4.

VALUESCOPE	Appendix E | Page 12

Tax Rate

We utilized the Singapore corporate income tax rate of 17.0% for Helport.

Weighted Average Cost of Capital

In determining an indication of value utilizing the discounted cash flow model, we derived a weighted average cost of capital (WACC) for Helport.  The WACC is intended to approximate the required rate of return of Helport’s operating assets.  Two components of the WACC calculation are the firm’s cost of equity capital and the firm’s cost of debt.

Cost of Equity

A firm’s cost of equity capital, Ke, is the expected, or required, rate of return on the firm’s common stock.  We reviewed the 2022 Pepperdine Private Capital Markets Report to determine the cost of equity.  The Pepperdine Report surveys investors on their required rates of return for varying investment types and company stages.  Based on Helport’s condition and prospects as of June 30, 2023, as well as the projected financial statements, we selected a rate of 25.0%, the median required rate of return for a private equity investment with $10M EBITDA.

Cost of Debt

We determined the cost of debt based on the Moody’s Baa rate as of June 30, 2023 plus 250 basis points, or 8.2%.

Conclusion – Weighted Average Cost of Capital

The WACC calculation is a function of the cost of capital components and the capital structure of Helport and its industry.  The equation used for the calculation of the WACC is presented as follows:

	Ko	=	We * Ke + Wd * Kd * (1-Tm)
where
	Ko	=	the weighted average cost of capital
	We	=	the proportion of equity in the capital structure
	Ke	=	the cost of equity
	Wd	=	the proportion of debt in the capital structure
	Kd	=	the pretax cost of debt
	Tm	=	the marginal tax rate for a C corporation

We based the capital structure estimates on median of the guideline companies’ debt to capital ratio.

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Based on these determinations, the weighted average cost of capital was determined as:

 [100.0% × 25.0%] + [0.0% × 8.2% × (1- 17.0%)] = 25.0% (rounded)

Schedule C.6 shows the details of the WACC calculation and Schedule C.7 presents the discounted cash flow calculations.

Conclusion – Income Approach Analysis

Based on the forecasts and methodologies presented in this analysis, the income approach indicated an enterprise value of $382.2 million for Helport as of June 30, 2023.

Market Approach - Guideline Public Company Method

The first step in performing the guideline public company analysis was the identification and selection of comparable companies.  To be included in our guideline sample, companies had to be engaged in the same or similar line of business as Helport.  The second criterion was that the comparable companies face similar industry and economic risks.  Due to Helport’s unique nature, we performed two separate searches: (1) software-as-a-service (SAAS) companies primarily located in Asia and (2) SAAS companies primarily located in the US.

Based on our examination of the industry, our discussions with Management, and our search from the S&P Capital IQ database, we identified the following companies under the Asian SAAS criteria:

1.	CloudWalk Technology Co., Ltd.
2.	International Business Digital Technology Limited
3.	TRS Information Technology Co., Ltd.
4.	Hangzhou Raycloud Technology Co.,Ltd
5.	SALTLUX.inc
6.	VAIV company Inc.
7.	Yunnan Nantian Electronics Information Co.,Ltd.
8.	Sinohealth Holdings Limited
9.	Shanghai Newtouch Software Co., Ltd.
10.	Tansun Technology Co., Ltd.
11.	iSoftStone Information Technology (Group) Co., Ltd.

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Based on our examination of the industry, our discussions with Management, and our search from the S&P Capital IQ database, we identified the following companies under the US SAAS criteria:

1.	Adobe Inc.
2.	AudioEye, Inc.
3.	BlackLine, Inc.
4.	Paylocity Holding Corporation
5.	PTC Inc.
6.	Q2 Holdings, Inc.
7.	Smartsheet Inc.
8.	SPS Commerce, Inc.
9.	Upland Software, Inc.
10.	Workiva Inc.
11.	Yext, Inc.

Using the most recently filed financial statements of the selected guideline companies as of November 3, 2023, we calculated their historical profitability and the following multiples:

·	EV to: Sales (S), 2023 Sales (‘23 S), 2024 Sales (‘24 S), and 2025 Sales (‘25 S)

These calculations are presented in Schedule D.1 and D.2.

Based on this analysis, we established a relative basis for comparison between the guideline public companies and Helport.  We determined the low and high end of the range and calculated the mean and median of the pricing multiples of each set of comparable companies.  Due to Helport’s current stage, we determined that the EV/’25 S multiples were appropriate to conclude a value of Helport.  Additionally, the EV/’25 S multiples had the lowest coefficient of variation for both sets of guideline public companies, implying that it was the best indicator of value.

Based on a review of the multiple ranges from each guideline company set, we applied an EV/’25 S multiple of 5.0x to the Company, which resulted in an enterprise value of $350.0 million. The determination of value via the guideline public company method is presented in Schedule D.3.

Conclusion – Guideline Public Company Method

Based on the forecasts and methodologies presented in this analysis, the market approach indicated an enterprise value of $350.0 million for Helport.

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Conclusion of Value

We utilized the discounted cash flow method under the income approach and the guideline company method under the market approach to derive conclusions of the enterprise value for Helport on a control, marketable interest basis.  We weighed each method equally.  The conclusion of enterprise value is presented in the following table and in Schedule E.

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Appendix F: Assumptions and Limiting Conditions

This Fairness Opinion prepared by ValueScope, Inc. (“ValueScope”) is subject to and governed by the following Assumptions and Limiting Conditions and other terms, assumptions and conditions contained in the engagement letter.

Limitation on Distribution and Use

The Fairness Opinion, the conclusion of fairness, and the prospective financial analyses included therein are intended solely for the information of the person or persons to whom they are addressed and solely for the purposes stated, they should not be relied upon for any other purpose, and no party other than the Partnership may rely on them for any purpose whatsoever.  Neither the Fairness Opinion, nor its contents, nor any reference to the appraiser or ValueScope, may be referred to or quoted in any registration statement, prospectus, offering memorandum, sales brochure, other appraisal, loan or other agreement or document given to third parties without our prior written consent.  In addition, except as set forth in the Fairness Opinion, our analysis and Fairness Opinion are not intended for general circulation or publication, nor are they to be reproduced or distributed to third parties without our prior written consent; provided, however, that if ValueScope fails to inform the Company whether ValueScope will provide such consent within five (5) business days after receiving the Company’s request thereof, then ValueScope’s consent shall be deemed conclusively to have been provided without any further action by the Partnership or ValueScope.

No change of any item in this Fairness Opinion shall be made by anyone other than ValueScope, and we shall have no responsibility for any such unauthorized change.

The Fairness Opinion may not be used in conjunction with any other appraisal or study.  The conclusion(s) stated in this appraisal is based on the program of utilization described in the Fairness Opinion and may not be separated into parts. The Fairness Opinion was prepared solely for the purpose, function and party so identified in the Fairness Opinion.  The Fairness Opinion may not be reproduced, in whole or in part, and the conclusions may not be utilized by a third party for any purpose, without the express written consent of ValueScope.

As required by new U.S. Treasury rules, we inform you that, unless expressly stated otherwise, any U.S. federal tax advice contained in this Fairness Opinion, including attachments, is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding any penalties that may be imposed by the Internal Revenue Service.

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Purpose of Fairness Opinion

This Fairness Opinion was prepared for the sole purpose of reviewing the Transaction.  Our conclusion of fairness does not extend to any managerial decisions which occurred pre- or post-transaction.

Operational Assumptions

Unless stated otherwise, our analysis (i) assumes that, as of the valuation date, the Company and its assets will continue to operate as configured as a going concern, (ii) is based on the past, present and future projected financial condition of the Partnership and its assets as of the valuation date, and (iii) assumes that the Company has no undisclosed real or contingent assets or liabilities, other than in the ordinary course of business, that would have a material effect on our analysis.

We did not make an onsite visit to the Company’s facilities.

Competent Management Assumed

It should be specifically noted that the Fairness Opinion assumes the Company will be competently managed and maintained over the expected period of ownership.  This Fairness Opinion does not entail an evaluation of management’s effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

No Obligation to Provide Services after Completion

Valuation assignments are accepted with the understanding that there is no obligation to furnish services after completion of this engagement.  If the need for subsequent services related to a valuation assignment (e.g., including testimony, preparation for testimony, other activity compelled by legal process, updates, conferences, reprint or copy services, document production or interrogatory response preparation, whether by request of the Company or by subpoena or other legal process initiated by a party other than the Company) arises, special arrangements for such services acceptable to ValueScope must be made in advance. ValueScope reserves the right to make adjustments to the analysis, opinion and conclusion set forth in the Fairness Opinion as we deem reasonably necessary based upon consideration of additional or more reliable data that may become available.

In all matters that may be potentially challenged by a Court or other party, we do not take responsibility for the degree of reasonableness of contrary positions that others may choose to take, nor for the costs or fees that may be incurred in the defense of our recommendations against challenge(s). We will, however, retain our supporting work papers for your matter(s), and will be available to assist in defending our professional positions taken, at our then current rates, plus direct expenses at actual, and according to our then current Standard Professional Agreement.

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No Opinion is Rendered as to Legal Fee or Property Title

No opinion is rendered as to legal fee or property title. No opinion is intended in matters that require legal, engineering, or other professional advice that has been or will be obtained from professional sources.

Liens and Encumbrances

ValueScope will give no consideration to liens or encumbrances except as specifically stated.  We will assume that all required licenses and permits are in full force and effect, and we make no independent on-site tests to identify the presence of any potential environmental risks. We assume no responsibility for the acceptability of the valuation approaches used in our Fairness Opinion as legal evidence in any particular court or jurisdiction.

Information Provided by Others

Information furnished by others is presumed to be reliable; no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain.  All financial data, operating histories and other data relating to income and expenses attributed to the business have been provided by management or its representatives and have been accepted without further verification except as specifically stated in the Fairness Opinion.

Prospective Financial Information

Fairness opinions may contain prospective financial information, estimates or opinions that represent reasonable expectations at a particular point in time, but such information, estimates or opinions are not offered as forecasts, prospective financial statements or opinions, predictions or as assurances that a particular level of income or profit will be achieved, that events will occur or that a particular price will be offered or accepted. Actual results achieved during the period covered by our prospective financial analysis will vary from those described in our Fairness Opinion, and the variations may be material.

Any use of Management’s projections or forecasts in our analysis will not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA).  We will not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines.

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Regulatory and Environmental Considerations

The Fairness Opinion assumes all required licenses, certificates of occupancy, consents, or legislative or administrative authority from any local, state, or national government, or private entity or organization have been or can be obtained or reviewed for any use on which the opinion contained in the Fairness Opinion are based.

ValueScope is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Fairness Opinion, wishing to know whether such liabilities exist, or the scope and their effect on the value of the property, is encouraged to obtain a professional environmental assessment. ValueScope does not conduct or provide environmental assessments and has not performed one for the subject property.

ValueScope has not determined independently whether the Partnership is subject to any present or future liability relating to environmental matters (including, but not limited to CERCLA/Superfund liability) or the scope of any such liabilities. ValueScope’s valuation takes no such liabilities into account, except as they have been reported to ValueScope by the Company or by an environmental consultant working for the Company, and then only to the extent that the liability was reported to us in an actual or estimated dollar amount. Such matters, if any, are noted in the Fairness Opinion.  To the extent such information has been reported to us, ValueScope has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

Unless otherwise stated, no effort has been made to determine the possible effect, if any, on the subject business due to future federal, state, or local legislation, including any environmental or ecological matters or interpretations thereof.

ValueScope has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to, or in compliance with, the American Disabilities Act of 1990, and this valuation does not consider the effect, if any, of noncompliance.

ValueScope expresses no opinion for matters that require legal or other specialized expertise, investigation, or knowledge beyond that customarily employed by business appraisers.

Indemnification by the Company

The following indemnifications apply only to the extent that any losses, claims, damages, judgments, or liabilities are not caused by fraud, bad faith, gross negligence, or willful malfeasance on the part of ValueScope.

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The Company agrees to indemnify and hold harmless ValueScope, and its respective principals, affiliates, agents, and employees (“Indemnified Party”) against any losses, claims, damages, judgments, or liabilities arising out of or based upon any professional advisory services rendered pursuant to this agreement.  Furthermore, the Company agrees to indemnify ValueScope and any Indemnified Party against any losses, claims, damages, judgments, or liabilities incurred as a result of a third party initiating a lawsuit against any Indemnified Party based upon any consulting services rendered to the Partnership pursuant to this agreement.  In consideration for this indemnification agreement, ValueScope will provide professional advisory services.

The Company agrees to reimburse ValueScope and any Indemnified Party for any necessary and reasonable expenses, attorneys’ fees or costs incurred in the enforcement of any part of the indemnity agreement 30 days after receiving written notice from ValueScope.

The obligations of ValueScope under this agreement are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person in ValueScope shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

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